As filed with the Securities and Exchange Commission on June 27, 2022
Registration No: 333-261483

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUDDELL STREET ACQUISITION CORP.*
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8/F Printing House
6 Duddell Street
Hong Kong
+852 3468 6200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Manoj Jain
8/F Printing House
6 Duddell Street
Hong Kong
+852 3468 6200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
James C. Lin Miranda So Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300	Brandon J. Bortner Steve L. Camahort Paul Hastings LLP 2050 M Street NW Washington, D.C. 20036 (202) 551-1720
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

*
Prior to the consummation of the Business Combination described in the proxy statement/prospectus, DSAC intends to effect the Domestication, consisting of a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which DSAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by New DSAC, the continuing entity following the Domestication, or New FiscalNote, the continuing entity following the Business Combination described in this proxy statement/prospectus, which will thereafter be renamed “FiscalNote Holdings, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION DATED JUNE 27, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
DUDDELL STREET ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
149,063,848 SHARES OF CLASS A COMMON STOCK, 8,179,624 SHARES OF CLASS B COMMON
STOCK, 13,750,000 REDEEMABLE WARRANTS AND
13,750,000 SHARES OF CLASS A COMMON STOCK UNDERLYING REDEEMABLE WARRANTS
OF
DUDDELL STREET ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF
DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH
WILL BE RENAMED “FISCALNOTE HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS
COMBINATION DESCRIBED HEREIN
On November 7, 2021, the board of directors of Duddell Street Acquisition Corp. (the “DSAC Board”), a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (“DSAC,” “we,” “us” or “our”), approved an Agreement and Plan of Merger, dated November 7, 2021, by and among DSAC, Grassroots Merger Sub, Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Holdings, Inc. (“FiscalNote”) (as it may be amended and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated May 9, 2022 (the “First Amendment”), the “Business Combination Agreement”), copies of which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. If the Business Combination Agreement is approved and adopted by DSAC’s shareholders and other closing conditions contemplated by the Business Combination Agreement are satisfied, DSAC intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which DSAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the DGCL, Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiary of DSAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, DSAC will be renamed “FiscalNote Holdings, Inc.” As used herein, “New DSAC” refers to DSAC after the Domestication but prior to consummation of the Business Combination and “New FiscalNote” refers to DSAC after consummation of the Business Combination.
In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “DSAC Class A ordinary share”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “DSAC Class B ordinary share”), of DSAC will be converted into one share of Class A common stock, par value $0.0001 per share, of New DSAC (the “New DSAC Class A Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of DSAC will automatically represent the right to purchase one share of New DSAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated October 28, 2020, between DSAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Warrant Agreement”); and (iii) the governing documents of DSAC will be amended and restated and become the certificate of incorporation and the bylaws of New DSAC, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of DSAC that has not been previously separated into the underlying Class A ordinary shares of DSAC and the underlying warrants of DSAC prior to the Domestication will be canceled and will entitle the holder thereof to one share of New DSAC Class A Common Stock and one-half of one warrant representing the right to purchase one share of New DSAC Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.
At the closing of the Business Combination (the “Closing”), at least one day following the consummation of the Domestication, Merger Sub will merge with and into FiscalNote (the “Merger”), with FiscalNote as the surviving company in the Merger and, after giving effect to the Merger, FiscalNote will be a wholly owned direct subsidiary of New FiscalNote (the time at which the Merger becomes effective being referred to as the “Effective Time”). The principal executive offices of the post-Business Combination company will be located in Washington, D.C. We are not, and will not, undertake an initial business combination with any entity with principal business operations in mainland China, Hong Kong, or Macau. DSAC’s IPO proceeds are in a trust account located in the United States.
Under the Business Combination Agreement, DSAC has agreed to acquire all of the issued and outstanding shares of FiscalNote, other than dissenting shares, in exchange for Per Share Merger Consideration (as defined below) in the form of common stock of New FiscalNote (“New FiscalNote common stock”), plus Per Share Earnout Consideration (as defined below) subject to each Triggering Event (as defined below). FiscalNote stockholders will receive consideration in the form of shares of Class A common stock of New FiscalNote (“New FiscalNote Class A common stock”) and/or Class B common stock of New FiscalNote (“New FiscalNote Class B common stock”), as determined in accordance with the Business Combination Agreement. Following the Domestication and immediately prior to the consummation of the Business Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will receive a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock received in the Domestication (the “Bonus Shares”). In addition, unlike other business combinations in which issuances of bonus shares are contemplated, certain affiliates of the Sponsor will also receive an issuance of 0.57 Bonus Shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock they subscribe for pursuant to the Backstop Agreement described herein. Given that the Sponsor has agreed not to redeem DSAC ordinary shares held by it pursuant to that certain letter agreement executed in connection with DSAC’s IPO, the receipt of the Bonus Shares by affiliates of the Sponsor, including the Backstop Parties, will not incentivize the Sponsor or its affiliates, including the Backstop Parties, not to redeem.
DSAC and FiscalNote currently do not have any operations in mainland China. Accordingly, notwithstanding that the Sponsor is located in Hong Kong and a majority of DSAC’s executive officers are located in or have significant ties to Hong Kong prior to the completion of the Business Combination, the laws and regulations of the People’s Republic of China (‘‘PRC’’) do not currently have any impact on DSAC’s business, financial condition and results of operations because, pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC are not applied in Hong Kong, except for those listed in Annex III of the Basic Law, which are confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong.
If certain PRC laws and regulations were to become applicable to a company such as us in the future, the application of such laws and regulations may have a material adverse impact on us, including our ability to continue our Business Combination or seek another target company, any of which may cause the value of our securities to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to us, we could become subject to data security and privacy obligations, including the need to conduct a national security review of data activities that may affect the national security of the PRC. Similarly, if the Measures for Cybersecurity Review issued by 13 Chinese governmental authorities lead by the Cyberspace Administration of China (the “Cybersecurity Review Measures”) on December 28, 2021, which relates to data security and overseas listing of mainland Chinese businesses, were to apply to us because we have Hong Kong exposure, we may be required to apply for a cybersecurity review by the Cybersecurity Review Office of the PRC prior to completing our Business Combination. As DSAC, FiscalNote and their affiliated entities do not have any operations in mainland China and have not been engaged in any data activities that affect or may affect the national security of the PRC, we believe, based on our inquiries with Fangda Partners, our PRC legal advisor, none of DSAC, FiscalNote, or any of their affiliated entities is required to obtain any approval or permission from the China Securities Regulatory Commission (CSRC), the Cyberspace Administration of China (CAC) or any other PRC governmental authority as of the date of this proxy statement/prospectus to consummate the Business Combination or issue the securities being registered to investors outside of the PRC pursuant to this proxy statement/prospectus. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approvals or permissions of the CSRC, the CAC or any other government authorities are required for consummation of the Business Combination, and we or New FiscalNote do not receive or maintain such approval, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we or New FiscalNote may face sanctions by the CSRC, the CAC or other PRC government authorities. These government authorities may impose fines and penalties on us, limit our operations in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to suspend or terminate the Business Combination before the Closing. Consequently, if you engage in market trading or other activities in anticipation of and prior to the Closing, you do so at the risk that the Business Combination may not occur.
In addition, while we believe that the recent statements or regulatory actions by the relevant agencies of the PRC government, including those in relation to the PRC Data Security Law, the Cybersecurity Review Measures, the PRC Personal Information Protection Law and variable interest entities, and the anti-monopoly enforcement actions taken by relevant PRC government authorities, should not have any material adverse impact on us, FiscalNote’s post-Business Combination operations, the value of our securities, or our ability to offer or continue to offer securities to investors, there is no guarantee that will continue to be the case or that the PRC government will not seek to intervene or influence our operations at any time. Should such statements or regulatory actions apply to a company such as us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, our ability to accept foreign investments and our ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may cause the value of our securities, including our units, shares and warrants, to significantly decline or become worthless. We cannot predict the extent of such impact if such events were to occur. See “Risk Factors  —  Risks Related to DSAC — Risks Related to DSAC’s Location in Hong Kong.”
“Per Share Merger Consideration” means: (i) with respect to shares of Class A common stock of FiscalNote (“FiscalNote Class A common stock”) and shares of preferred stock of FiscalNote (“FiscalNote preferred stock”) immediately prior to the Effective Time, a number of shares of New FiscalNote Class A common stock equal to the Exchange Ratio (as hereinafter defined) and (ii) with respect to shares of Class B common stock of FiscalNote (“FiscalNote Class B common stock” and, together with the FiscalNote Class A common stock, “FiscalNote common stock”) immediately prior to the Effective Time, a number of shares of New FiscalNote Class B common stock equal to the Exchange Ratio. “Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) $10.00 per share. “Per Share Equity Value” means the quotient obtained by dividing (i) the Company Value (as defined in the Business Combination Agreement), by (ii) the Company Shares Outstanding (as defined in the Business Combination Agreement).
At the Effective Time, all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock that are outstanding and unexercised immediately prior to the Effective Time (“FiscalNote Warrants”) will be deemed automatically exercised and converted into the right to receive (such right, a “New FiscalNote Warrant”) (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying the vested portion of the FiscalNote Warrant, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such FiscalNote Warrant, minus (C) the applicable withholding taxes relating to the deemed exercise of such FiscalNote Warrant (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement, in each case without interest.
At the Effective Time, all of the subordinated convertible promissory notes issued by FiscalNote that have not converted by their own terms in connection with the transaction and are outstanding and unexercised immediately prior to the Effective Time (“FiscalNote Convertible Notes”) will be automatically assumed and converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock.
At the Effective Time, all of the options exercisable for FiscalNote Class A common stock (each, a “FiscalNote Option”) that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a stock option (each, a “Converted Option”) to purchase shares of New FiscalNote Class A common stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FiscalNote Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for (I) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote Class A common stock subject to such FiscalNote

Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; provided that the exercise price and the number of shares of FiscalNote Class A common stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of applicable laws and regulations.
At the Effective Time, all of the vested restricted stock units to acquire shares of FiscalNote Class A common stock (“Vested FiscalNote RSUs”) outstanding immediately prior to the Effective Time will be automatically deemed settled and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying such Vested FiscalNote RSU, multiplied by (B) the Per Share Equity Value, minus (C) the applicable withholding taxes relating to the deemed settlement of such Vested FiscalNote RSU (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement.
At the Effective Time, all of the unvested restricted stock units to acquire shares of FiscalNote Class A common stock (“Unvested FiscalNote RSUs”) outstanding immediately prior to the Effective Time will be automatically assumed and converted into a restricted stock unit (each, a “Converted RSU”) of shares of New FiscalNote Class A common stock. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested FiscalNote RSU immediately before the Effective Time (including vesting (if applicable) and payment provisions), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall be settled for (i) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote common stock subject to such Unvested FiscalNote RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares and (ii) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement.
As described above, the Business Combination Agreement contemplates that (i) (a) the holders of FiscalNote common stock, FiscalNote Warrants and Vested FiscalNote RSUs outstanding immediately prior to the Effective Time and (b) holders of FiscalNote Options that are vested (“Vested FiscalNote Options”) and unexercised immediately before the Effective Time, holders of FiscalNote Options that are unvested (“Unvested FiscalNote Options”) and that hold related Converted Options that are vested as of such Triggering Event and holders of Unvested FiscalNote RSUs that hold related Converted RSUs that are vested as of such Triggering Event, will collectively be entitled to receive the Per Share Earnout Consideration, and (ii) holders of Unvested FiscalNote Options that are unexercised, issued and outstanding and holders of Unvested FiscalNote RSUs outstanding, in each case as of immediately prior to the Effective Time, shall be issued restricted stock units in respect of one share of New FiscalNote Class A common stock (“Earnout RSUs”) upon the occurrence of a Trigging Event to the extent the Converted Option related to such Unvested FiscalNote Option or the Converted RSU related to such Unvested FiscalNote RSU is outstanding and unvested as of the occurrence of a Triggering Event, in each case during the five years after the closing date of the Business Combination (the “Earnout Period”) and based on the conditions below (collectively, the “Triggering Events”):
•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq (as defined below) is greater than or equal to $10.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $12.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $15.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $20.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period; and

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $25.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period.

For illustrative purposes, up to 95,931,668 shares of New FiscalNote capital stock are estimated to be issued in connection with the Business Combination, consisting of (a) 87,752,044 shares of New FiscalNote Class A common stock and (b) 8,179,624 shares of New FiscalNote Class B common stock. Up to 10,265,804 shares of New FiscalNote Class A common stock are estimated to be reserved for issuance upon exercise or settlement of options and RSUs of New FiscalNote issued and outstanding immediately following the consummation of the Business Combination. Additionally, up to 19,171,000 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon settlement of Earnout RSUs) are estimated to be issued as earnout consideration pursuant to the Business Combination upon occurrence of the Triggering Events.
The foregoing numbers of New FiscalNote securities to be issued in connection with the Business Combination were based on an Exchange Ratio calculated as the quotient of (A) the sum of $1 billion (the Company Value as defined in the Business Combination Agreement) plus the aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants (assumed to be approximately 11.0 million), divided by (B) the total number of issued and outstanding FiscalNote shares (assumed to be 85,918,941), taking into account the total number of shares issued or issuable as a result of any exercise or conversion of all FiscalNote equity securities outstanding immediately prior to Closing, divided by $10.00. As of April 27, 2022, the Exchange Ratio is expected to be approximately 1.17.
If the Converted Option or Converted RSU related to such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, no Earnout RSUs will be issued for such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro rata to the other holders of Converted Options and Converted RSUs then outstanding with holders of vested Converted Options and Converted RSUs receiving Earnout RSU Shares and holders of unvested Converted Options and Converted RSUs receiving Earnout RSUs that vest pro rata in accordance with the remaining vesting schedule of the underlying unvested Converted Option or Converted RSU.
“Per Share Earnout Consideration” means, with respect to each Triggering Event, a number of shares of New FiscalNote common stock equal to (i) the number of shares of New FiscalNote Class A common stock equal to 3% of the number of shares of New FiscalNote common stock outstanding immediately after Closing, divided by (ii) the sum of (A) the Company Shares Outstanding, plus (B) the number of shares of FiscalNote common stock issued or exercisable upon the exercise of all Unvested FiscalNote Options and settlement of Unvested FiscalNote RSUs as of immediately prior to the Closing (excluding any such Unvested FiscalNote Options and Unvested FiscalNote RSUs to the extent the applicable Earnout RSUs issued with respect to such Unvested FiscalNote Option or Unvested FiscalNote RSU has been forfeited prior to such Triggering Event).
The number of Earnout RSUs issued with respect to each Unvested FiscalNote Option shall be equal to (i) Per Share Earnout Consideration, multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote Option (assuming payment in cash of the exercise price of such Unvested FiscalNote Option), multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted Option that are unvested as of the Triggering Event. The number of Earnout RSUs issued with respect to each Unvested FiscalNote RSU shall be equal to the (i) Per Share Earnout Consideration, multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote RSU, multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted RSU that are unvested as of the Triggering Event.
Shares of New FiscalNote Class B common stock will have the same economic terms as shares of New FiscalNote Class A common stock, except that shares of New FiscalNote Class A common stock will have one vote per share and shares of New FiscalNote Class B common stock will have twenty-five (25) votes per share. FiscalNote stockholders, which will be FiscalNote Co-Founders Timothy (Tim) Hwang and Gerald Yao, holding New FiscalNote Class B common stock will hold approximately 6.4% of the common stock of New FiscalNote outstanding immediately following the consummation of the Business Combination, representing approximately 63.1% of the voting power in New FiscalNote. Each share of New FiscalNote Class B common stock will convert into one share of New FiscalNote Class A common stock (i) at the election of the holder or (ii) (a) by virtue of the transfer of such share of New FiscalNote Class B common stock to a person other than a Permitted Transferee (as defined in the proposed certificate of incorporation of New DSAC), (b) upon the death or permanent disability of holders of such share of New FiscalNote Class B common stock, (c) upon the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then-outstanding shares of New FiscalNote Class B common stock, voting as a separate class, and (d) upon the date that is seven (7) years from the effective time of the Proposed Charter.
The total number of shares of New FiscalNote Class A common stock expected to be issued at the Closing is approximately 119.6 million. The total number of shares of New FiscalNote Class B common stock expected to be issued at the Closing is approximately 8.2 million. Holders of shares of FiscalNote capital stock will hold approximately 75.1% of the issued and outstanding shares of New FiscalNote common stock immediately following the Closing.
The issuances of the Bonus Shares at the Closing will trigger adjustments to the outstanding warrants pursuant to Section 4.1.1 of the Warrant Agreement. Each warrant (including warrants held by the Sponsor and its affiliates) will be adjusted to 1.571 warrants in proportion to the 10,000,000 increase in the outstanding shares of New FiscalNote Class A common stock as a result of the issuances of the Bonus Shares and the exercise price of each warrant will be adjusted to $7.32 per share.
Immediately following the Closing, assuming a 50% redemption level, the exercise of all currently outstanding DSAC warrants, and all Vested FiscalNote Options and Unvested FiscalNote Options at Closing, (i) holders of New FiscalNote Class A common stock unaffiliated with the Sponsor are expected to hold approximately 73.0% of the common stock of New FiscalNote in the aggregate (including approximately 10.3 million Vested FiscalNote Options and Unvested FiscalNote Options outstanding as of the Closing), representing approximately 33.1% of the total voting power in New FiscalNote, (ii) DSAC’s current public shareholders are expected to hold approximately 13.0% of the common stock of New FiscalNote in the aggregate (including approximately 3,857,000 Bonus Shares), representing approximately 5.9% of the total voting power in New FiscalNote, (iii) holders of shares of New FiscalNote Class B common stock, which will be held by FiscalNote Co-Founders, Tim Hwang and Gerald Yao, are expected to hold approximately 5.0% of the common stock of New FiscalNote in the aggregate, representing approximately 56.9% of the total voting power in New FiscalNote, and (iv) the Sponsor and its affiliates, including Maso Capital Investments Limited and Blackwell Partners LLC — Series A and Star V Partners LLC and their permitted assigns (collectively, the “Backstop Parties”), are expected to hold approximately 22.0% of the common stock of New FiscalNote in the aggregate (including approximately 6,143,000 Bonus Shares), representing approximately 10.0% of the total voting power in New FiscalNote.
Accordingly, immediately following the consummation of the Business Combination, where a majority or plurality vote is required, as applicable, Tim Hwang and Gerald Yao, as holders of shares of New FiscalNote Class B common stock, will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors (which requires only a plurality vote), the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. See “Risk Factors —  Risks Related to the Ownership of New FiscalNote’s Class A Common Stock — Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”
The level of redemptions and potential exercise of outstanding DSAC warrants by the Sponsor and its affiliates, including the Backstop Parties, and DSAC’s public shareholders will also impact the percentage stock ownership and voting power in New FiscalNote of the Sponsor and its affiliates on the one hand and the other holders of New FiscalNote Class A common stock on the other hand. For example, depending on the level of redemptions, whether the Sponsor and its affiliates or DSAC’s public shareholders exercise any of their outstanding DSAC warrants and whether FiscalNote option holders exercise any of their Vested FiscalNote Options or Unvested FiscalNote Options, (i) the Sponsor and its affiliates, including the Backstop Parties, could hold between 7.4% and 30.5% of New FiscalNote’s outstanding common stock immediately following consummation of the Business Combination, or between 3.2% and 13.3%, respectively, of the voting power in New FiscalNote and (ii) holders of New FiscalNote Class A common stock unaffiliated with the

Sponsor could hold between 64.1% and 87.1% of New FiscalNote’s outstanding common stock immediately following consummation of the Business Combination, or between 28.0% and 37.5%, respectively, of the voting power in New FiscalNote.
DSAC’s units, Class A ordinary shares and public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “DSACU,” “DSAC” and “DSACW,” respectively. DSAC intends to list the New FiscalNote Class A common stock and warrants on the New York Stock Exchange (the “NYSE”) under the symbol ‘‘NOTE’’ and ‘‘NOTEW,’’ respectively, upon the Closing. New FiscalNote will not have units traded following the Closing.
DSAC will hold an extraordinary general meeting of shareholders (the “Special Meeting”) to consider and vote upon matters relating to the Business Combination. DSAC cannot complete the Business Combination unless DSAC’s shareholders consent to the Business Combination Agreement and the transactions contemplated thereby. DSAC is sending you this proxy statement/prospectus to ask you to vote in favor of the Business Combination Agreement and the other matters described in this proxy statement/prospectus.
Unless adjourned, the Special Meeting will be held at       , New York City time, on             , 2022. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of DSAC, the physical location of the Special Meeting shall be at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, or you or your proxyholder will be able to attend and vote at the Special Meeting online by visiting www.cstproxy.com/dsac/2022 and using a control number assigned by Continental. To register and receive access to the Special Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. It also contains or references information about DSAC and New FiscalNote and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 57 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling 800-662-5200, or banks and brokers can call collect at 203-658-9400, or by emailing DSAC.info@investor.morrowsodali.com. This notice of extraordinary general meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at www.cstproxy.com/dsac/2022.
Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated                   and is first being mailed to shareholders of DSAC on or about                      , 2022.

DUDDELL STREET ACQUISITION CORP.
8/F Printing House
6 Duddell Street
Hong Kong
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON        , 2022
TO THE SHAREHOLDERS OF DUDDELL STREET ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC,” “we,” “us” or “our”), will be held at       , New York City time, on       , 2022 at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, NY 10017, or virtually via live webcast at www.cstproxy.com/dsac/2022. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal (conditioned on the approval and adoption of the other condition precedent proposals) — to consider and vote upon a proposal to approve and adopt, by way of ordinary resolution, the Agreement and Plan of Merger, dated as of November 7, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, including by the First Amendment to Agreement and Plan of Merger, dated May 9, 2022, the “Business Combination Agreement”), copies of which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, by and among DSAC, Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”), pursuant to which, among other things, DSAC will be domesticated as a Delaware corporation and, promptly thereafter, Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiary of DSAC (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)
Proposal No. 2 — The Domestication Proposal (conditioned on the approval and adoption of the other condition precedent proposals) — to consider and vote upon a proposal to approve, by way of special resolution in accordance with Article 185 of DSAC’s amended and restated articles of association, assuming the Business Combination Proposal is approved and adopted, the transfer of DSAC by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and, immediately upon being de-registered in the Cayman Islands, continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to such proposal as the “Domestication Proposal”);

(c)
Proposal No. 3 — The Governing Documents Proposal (conditioned on the approval of the other Condition Precedent Proposals) — to consider and vote upon a proposal to approve and adopt, by way of special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed certificate of incorporation of DSAC (the “Proposed Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, and the proposed bylaws of DSAC (the “Proposed Bylaws”), a copy of which is attached to this proxy statement/prospectus as Annex C, which together will replace DSAC’s amended and restated memorandum and articles of association, dated October 22, 2020 (the “Current Charter”), and will become effective upon the completion of the Domestication in connection with the closing of the Business Combination (the “Closing”) (we refer to such proposal as the “Governing Documents Proposal”);

(d)
Proposal No. 4 — The Advisory Governing Documents Proposals (not conditioned on the approval and adoption of any of the condition precedent proposals) — to consider and vote upon separate proposals to approve by way of a special resolution, on a nonbinding advisory basis, the following material differences between the Proposed Charter and Proposed Bylaws and the Current Charter, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (we refer to such proposals as the “Advisory Governing Documents Proposals”);
(i)
Advisory Governing Documents Proposal A — Under the Proposed Charter, New FiscalNote will be authorized to issue 1,809,000,000 shares of capital stock, consisting of (i) 1,709,000,000 shares of common stock, including 1,700,000,000 shares of New FiscalNote Class A common stock, par value $0.0001 per share (“New FiscalNote Class A common stock”), 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share (“New FiscalNote Class B common stock”), and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes DSAC to issue 201,000,000 capital shares, consisting of (i) 200,000,000 ordinary shares, including 180,000,000 DSAC Class A ordinary shares, par value $0.0001 per share, and 20,000,000 DSAC Class B ordinary shares, par value $0.0001 per share, and (ii) 1,000,000 preference shares, par value $0.0001 per share;

(ii)
Advisory Governing Documents Proposal B — Holders of shares of New FiscalNote Class A common stock will be entitled to cast one vote per share of New FiscalNote Class A common stock on each matter properly submitted to New FiscalNote’s stockholders entitled to vote, and holders of shares of New FiscalNote Class B common stock will be entitled to cast twenty-five (25) votes per share of New FiscalNote Class B common stock on each matter properly submitted to New FiscalNote’s stockholders entitled to vote, except as otherwise expressly provided in the Proposed Charter or required by applicable law, as opposed to each DSAC Class A ordinary share and DSAC Class B ordinary share being entitled to one vote per share on each matter properly submitted to DSAC’s shareholders entitled to vote;

(iii)
Advisory Governing Documents Proposal C — Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors constituting the New FiscalNote board of directors (the “New FiscalNote Board”) shall be fixed from time to time by the New FiscalNote Board; provided, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall be no less than five (5) and shall not exceed twelve (12). “Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the consent of the holders of a majority in voting power of the shares of capital stock of New FiscalNote entitled to vote, and (ii) on and after the Voting Threshold Date, the consent of the holders of two-thirds (2/3) of the voting power of the shares of capital stock of New FiscalNote then entitled to vote. “Voting Threshold Date” means the first date on which the issued and outstanding shares of New FiscalNote Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New FiscalNote entitled to vote;

(iv)
Advisory Governing Documents Proposal D — (i) The number of authorized shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock may be increased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New FiscalNote entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), (ii) the number of authorized shares of New FiscalNote Class A common stock or New FiscalNote preferred stock may be decreased (but not below the number of shares thereof then outstanding or, in the case of the New FiscalNote Class A common stock, the number of shares of New FiscalNote Class A common stock reserved for issuance upon the conversion of shares of New FiscalNote Class B common stock) by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New FiscalNote entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and (iii) the number of authorized shares of New FiscalNote Class B common stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all of the outstanding shares of New FiscalNote Class B common stock, as opposed to DSAC requiring an increase in share capital by ordinary resolution;

(v)
Advisory Governing Documents Proposal E — Authorization of all other changes in the Proposed Charter and the Proposed Bylaws, including (1) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation, in each case unless New FiscalNote expressly consents in writing to the selection of an alternative forum and (2) removing certain provisions related to DSAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination; and

(vi)
Advisory Governing Documents Proposal F — Authorization of an amendment to the Proposed Charter in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.” in connection with the consummation of the Business Combination.

(e)
Proposal No. 5 — The Director Election Proposal (conditioned on the approval and adoption of the other condition precedent proposals) —  to consider and vote upon a proposal to approve, by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal are approved and adopted, the election of 10 out of a board of 11 directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of New FiscalNote, each to serve for a term as set forth under the Proposed Charter or until such director’s earlier death, resignation, retirement, or removal (we refer to such proposal as the “Director Election Proposal”);

(f)
Proposal No. 6 — The Stock Issuance Proposal (conditioned on the approval and adoption of the other condition precedent proposals) — to consider and vote upon a proposal to approve, by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the election of each director nominee pursuant to the Director Election Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New FiscalNote Class A common stock pursuant to the terms of the Business Combination Agreement, and (y) shares of New DSAC Class A Common Stock to be issued pursuant to the Backstop Agreement (as defined herein), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to such proposal as the “Stock Issuance Proposal”);

(g)
Proposal No. 7 — The Long-Term Incentive Plan Proposal (conditioned on the approval and adoption of the other condition precedent proposals) — to consider and vote upon a proposal to approve by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of each director nominee pursuant to the Director Election Proposal and the Stock Issuance Proposal are approved and adopted, the 2022 Long-Term Incentive Plan (the “2022 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the 2022 Plan (we refer to such proposal as the “Incentive Plan Proposal”);

(h)
Proposal No. 8 — The ESPP Proposal (conditioned on the approval and adoption of the other condition precedent proposals) — to consider and vote upon a proposal to approve by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Stock Issuance Proposal and the Long-Term Incentive Plan Proposal are approved and adopted, the Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the ESPP (we refer to such proposal as the “ESPP Proposal”); and

(i)
Proposal No. 9 — The Adjournment Proposal (not conditioned on the approval of any other proposal) — to consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of any director nominee pursuant to the Director Election Proposal, the

Stock Issuance Proposal, the Long-Term Incentive Plan Proposal and the ESPP Proposal (together, the “Condition Precedent Proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to such proposal as the “Adjournment Proposal”).
Only holders of record of DSAC Class A ordinary shares and DSAC Class B ordinary shares (collectively, “DSAC ordinary shares”) at the close of business on       , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting (and only such holders of DSAC Class B ordinary shares are entitled to vote on the election of each director nominee pursuant to the Director Election Proposal).
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, DSAC’s board of directors (the “DSAC Board”) has determined that each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, election of each director nominee pursuant to the Director Election Proposal, the Stock Issuance Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of DSAC and its shareholders and unanimously recommends that you, and in the case of the Director Election Proposal, the holders of DSAC Class B ordinary shares, vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of DSAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” in the proxy statement/prospectus for further discussion.
Under the Business Combination Agreement, the approval of the Condition Precedent Proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The approval of each condition precedent proposal is conditioned on the approval of all of the other Condition Precedent Proposals. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. The Advisory Governing Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal.
In connection with DSAC’s initial public offering (the “IPO”), Duddell Street Holdings Limited, a Delaware limited liability company (our “Sponsor”), and DSAC’s officers and directors at the time of the IPO entered into a letter agreement (the “DSAC Letter Agreement”) to vote their DSAC Class B ordinary shares purchased prior to the IPO (the “Founder Shares”), as well as DSAC Class A ordinary shares sold as part of the units by us in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our Sponsor and other initial shareholders own approximately 38% of our total outstanding shares.

Pursuant to the Current Charter, a holder of public shares (a “public shareholder”) may request that DSAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public shareholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to       , New York City time, on       , 2022, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental, DSAC’s transfer agent (the “transfer agent”), that DSAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Pursuant to the terms of the Business Combination Agreement, in connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock. In addition, following the Domestication and immediately prior to the consummation of the Business Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will receive a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock received in the Domestication.
As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of their public shares whether or not they vote for the Business Combination Proposal. If the Business Combination is not consummated, public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If the Business Combination is consummated and a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with the IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of December 31, 2021, this would have amounted to approximately $10.00 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DSAC instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting—Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. In addition, we have entered into a Backstop Agreement, dated as of November 7, 2021, with certain affiliates of the Sponsor in connection with the signing of the Business Combination Agreement, pursuant to which certain affiliates of the Sponsor have agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount of up to $175,000,000 and such Sponsor affiliates will also receive a bonus issuance of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock they subscribe for pursuant to the Backstop Agreement. Accordingly, the Business Combination may be consummated and the amount of funds in the Trust Account will remain unchanged due to commitment of the Sponsor and its affiliates under the Backstop Agreement even though the number of public shares and public shareholders are reduced as a result of redemptions by public shareholders.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Subject to approval by DSAC shareholders of the Business Combination Proposal, the Domestication Proposal, and the Governing Documents Proposal, at the Closing, we will adopt a dual-class stock structure, composed of New FiscalNote Class A common stock, which will carry one vote per share and New FiscalNote Class B common stock, which will carry twenty-five (25) votes per share. The New FiscalNote Class B common stock will have the same economic terms as the New FiscalNote Class A common stock. Upon the Closing, all stockholders of New FiscalNote will hold only shares of New FiscalNote Class A common stock, except for Tim Hwang and Gerald Yao, who will hold shares of New FiscalNote Class B common stock. Immediately following the Closing and assuming no exercise of currently outstanding DSAC warrants, by virtue of their holdings of New FiscalNote Class B common stock, the FiscalNote Co-Founders, Tim Hwang and Gerald Yao, are expected to hold approximately 6.4% of the issued and outstanding common stock of New FiscalNote in the aggregate, representing approximately 63.1% of the total voting power in New FiscalNote. Accordingly, where a majority or plurality vote is required, as applicable, Tim Hwang and Gerald Yao, as holders of shares of New FiscalNote Class B common stock, will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors, (which requires only a plurality vote) the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. See “Risk Factors — Risks Related to the Ownership of New FiscalNote’s Class A Common Stock — Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”
The issuances of the Bonus Shares at the Closing will trigger adjustments to the outstanding warrants pursuant to Section 4.1.1 of the Warrant Agreement. Each warrant (including warrants held by the Sponsor and its affiliates) will be adjusted to 1.571 warrants in proportion to the 10,000,000 increase in the outstanding shares of New FiscalNote Class A common stock as a result of the issuances of the Bonus Shares and the exercise price of each warrant will be adjusted to $7.32 per share.
Immediately following the Closing, assuming a 50% redemption level, the exercise of all currently outstanding DSAC warrants and all Vested FiscalNote Options and Unvested FiscalNote Options at Closing, (i) holders of New FiscalNote Class A common stock unaffiliated with the Sponsor are expected to hold approximately 73.0% of the common stock of New FiscalNote in the aggregate (including approximately 10.3 million Vested FiscalNote Options and Unvested FiscalNote Options outstanding as of the Closing), representing approximately 33.1% of the total voting power in New FiscalNote, (ii) DSAC’s current public shareholders are expected to hold approximately 13.0% of the common stock of New FiscalNote in the aggregate (including approximately 3,857,000 Bonus Shares), representing approximately 5.9% of the total voting power in New FiscalNote, (iii) holders of shares of New FiscalNote Class B common stock, which will be held by FiscalNote Co-Founders, Tim Hwang and Gerald Yao, are expected to hold approximately 5.0% of the common stock of New FiscalNote in the aggregate, representing approximately

56.9% of the total voting power in New FiscalNote, and (iv) the Sponsor and its affiliates, including the Backstop Parties, are expected to hold approximately 22.0% of the common stock of New FiscalNote in the aggregate (including approximately 6,143,000 Bonus Shares), representing approximately 10.0% of the total voting power in New FiscalNote.
The level of redemptions and potential exercise of outstanding DSAC warrants by the Sponsor and its affiliates, including the Backstop Parties, and DSAC’s public shareholders will also impact the percentage stock ownership and voting power in New FiscalNote of the Sponsor and its affiliates on the one hand and the other holders of New FiscalNote Class A common stock on the other hand. For example, depending on the level of redemptions, whether the Sponsor and its affiliates or DSAC’s public shareholders exercise any of their outstanding DSAC warrants and whether FiscalNote option holders exercise any of their Vested FiscalNote Options or Unvested FiscalNote Options, (i) the Sponsor and its affiliates, including the Backstop Parties, could hold between 7.4% and 30.5% of New FiscalNote’s outstanding common stock immediately following consummation of the Business Combination, or between 3.2% and 13.3%, respectively, of the voting power in New FiscalNote and (ii) holders of New FiscalNote Class A common stock unaffiliated with the Sponsor could hold between 64.1% and 87.1% of New FiscalNote’s outstanding common stock immediately following consummation of the Business Combination, or between 28.0% and 37.5%, respectively, of the voting power in New FiscalNote.
All DSAC shareholders are cordially invited to attend the Special Meeting, which will be held in person at the offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, NY 10017 and in virtual format via live webcast at www.cstproxy.com/dsac/2022. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding DSAC ordinary shares, you may also cast your vote at the Special Meeting electronically by visiting www.cstproxy.com/dsac/2022. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Domestication Proposal, Governing Documents Proposal and Advisory Governing Documents Proposal require the affirmative vote of holders of a majority of at least two-thirds of the DSAC Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Business Combination Proposal, election of director nominees pursuant to the Director Election Proposal, Stock Issuance Proposal, Long-Term Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal require the affirmative vote of holders of at least a majority of the DSAC Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting (and only such holders of DSAC Class B ordinary shares are entitled to vote on the election of each director nominee pursuant to the Director Election Proposal).
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your DSAC shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling 800-662-5200 or banks and brokers can call collect at 203-658-9400, or by emailing DSAC.info@investor.morrowsodali.com. This notice of extraordinary general meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at www.cstproxy.com/dsac/2022.
Thank you for your participation. We look forward to your continued support.
By Order of the DSAC Board of Directors
Manoj Jain Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD DSAC CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING DSAC CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR DSAC CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH, EVEN IF THEIR HOLDERS HAVE PROPERLY EXERCISED REDEMPTION RIGHTS WITH RESPECT TO SUCH PUBLIC SHARES. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 (File No. 333-261483) filed with the SEC by DSAC, constitutes a prospectus of DSAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New FiscalNote common stock and redeemable warrants of New FiscalNote to be issued to FiscalNote’s stockholders under the Business Combination Agreement. This document also constitutes a proxy statement of DSAC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to DSAC shareholders nor the issuance by New FiscalNote of its common stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding DSAC has been provided by DSAC and information contained in this proxy statement/prospectus regarding FiscalNote has been provided by FiscalNote.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which FiscalNote conducts its business. FiscalNote operates in an industry in which it is difficult to obtain precise industry and market information. FiscalNote has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable.

i

v

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about DSAC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Duddell Street Acquisition Corp.
8/F Printing House
6 Duddell Street
Hong Kong
+852 3468 6200
or
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
+1 (800) 662-5200
(Banks and brokers can call: +1 (203) 658-9400)
Email: DSAC.info@investor.morrowsodali.com
To obtain timely delivery, DSAC shareholders must request the materials no later than five business days prior to the Special Meeting, or by             , 2022.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company,” and “DSAC” refer to Duddell Street Acquisition Corp., the term “New DSAC” refers to Duddell Street Acquisition Corp. following the Domestication and the terms “New FiscalNote,” “combined company” and “post-combination company” refer to FiscalNote Holdings, Inc. and its subsidiaries following the consummation of the Business Combination.
In this document:
“Backstop Agreement” means the Backstop Agreement, dated as of November 7, 2021, as amended by the First Amendment to the Backstop Agreement, by and among DSAC and certain affiliates of the Sponsor in connection with the signing of the Business Combination Agreement, whereby certain affiliates of the Sponsor have agreed, subject to the other terms and conditions included therein, at the Closing (as defined in the Backstop Agreement), to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount of up to $175,000,000.
“Backstop Parties” means, collectively, Maso Capital Investments Limited, Blackwell Partners LLC — Series A and Star V Partners LLC as parties to the Backstop Agreement and their permitted assignees.
“Business Combination” means the Domestication together with the Merger.
“Business Combination Agreement” means that Agreement and Plan of Merger, dated as of November 7, 2021 (as it may be amended and/or restated from time to time, including by the First Amendment), by and among DSAC, Merger Sub and FiscalNote, a copy of which is attached as Annex A-1 to this proxy statement/prospectus.
“Cayman Constitutional Documents” and “Current Charter” each means DSAC’s amended and restated memorandum and articles of association.
“CFIUS” or the “Committee” means the Committee on Foreign Investment in the United States or each member agency thereof acting in such capacity.
“CFIUS Approval” shall be deemed to have been obtained if: (a) CFIUS determines in writing that none of the transactions contemplated by the Business Combination Agreement singularly or collectively constitutes a “covered transaction” as defined under Section 721 of the Defense Production Act of 1950, as amended the DPA, and therefore none of them is subject to review under the DPA; (b) the parties receive written notice from CFIUS stating that CFIUS has concluded all action under the DPA with respect to the transactions contemplated by the Business Combination Agreement and has determined that there are no unresolved national security concerns or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit or place any limitation on the transactions contemplated by the Business Combination Agreement, or the time permitted by law for such action shall have lapsed.
“Closing” means the closing of the Business Combination.
“Closing Date” means the closing date of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Continental” means Continental Stock Transfer & Trust Company.
“DGCL” means the General Corporation Law of the State of Delaware.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations issued and effective thereunder.
“DSAC” means Duddell Street Acquisition Corp., a Cayman Islands exempted company, prior to the Domestication as a corporation in the state of Delaware.
“DSAC Board” means the board of directors of DSAC.

“DSAC Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of DSAC.
“DSAC Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of DSAC.
“DSAC ordinary shares” means, collectively, the DSAC Class A ordinary shares and DSAC Class B ordinary shares.
“DSAC warrants” means collectively the public warrants and the private placement warrants.
“DTC” means The Depository Trust Company.
“Effective Time” means the time at which the Merger becomes effective.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FASB” means the Financial Accounting Standards Board.
“First Amendment to the Backstop Agreement” means that First Amendment to the Backstop Agreement, dated as of May 9, 2022, by and among DSAC, Maso Capital Investments Limited, Blackwell Partners LLC — Series A and Star V Partners LLC.
“First Amendment” means that First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, by and among DSAC, Merger Sub and FiscalNote, a copy of which is attached as Annex A-2 to this proxy statement/prospectus.
“FiscalNote” means FiscalNote Holdings, Inc., a Delaware corporation.
“FiscalNote Board” means the board of directors of FiscalNote.
“FiscalNote capital stock” means the FiscalNote Class A common stock, the FiscalNote Class B common stock and each other class or series of capital stock of FiscalNote (including preferred stock).
“FiscalNote Class A common stock” means the Class A common stock, par value $0.0001 per share, of FiscalNote.
“FiscalNote Class B common stock” means the Class B common stock, par value $0.0001 per share, of FiscalNote.
“FiscalNote Co-Founder” and “Co-Founder” means any of Tim Hwang and Gerald Yao.
“FiscalNote option” means each option to purchase shares of FiscalNote common stock.
“FiscalNote stockholder” means each holder of FiscalNote capital stock.
“FiscalNote warrant” means each warrant to purchase shares of FiscalNote capital stock.
“Founder Holder” means any Founder or any legal entity or trust through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any Founder exercises exclusive voting control with respect to the shares of capital stock of New FiscalNote owned by such legal entity or trust.
“Founder Shares” means the DSAC Class B ordinary shares sold prior to DSAC’s initial public offering.
“GAAP” means generally accepted accounting principles in the United States.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“initial shareholders” means the holders of Founder Shares.
“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means DSAC’s initial public offering, consummated on November 2, 2020, through the sale of 17,500,000 units at $10.00 per unit.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Merger Sub” means Grassroots Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DSAC.
“Minimum Proceeds Condition” means the condition to Closing in favor of FiscalNote set forth in Section 10.03(e) of the Business Combination Agreement, which requires DSAC to have at the Closing at least $190,000,000 of available cash, consisting of the (i) cash held in the Trust Account after giving effect to the Shareholder Redemption (as defined herein), and cash received in the Private Placements and in certain other investments, if any, arranged by DSAC in accordance with the Business Combination Agreement, the Backstop Agreement and the Sponsor Agreement, plus (ii) the amount (if any) by which the aggregate proceeds actually received by FiscalNote or any if its subsdiaries pursuant to the Debt Financing exceeds $75,000,000 minus (iii) the lesser of FiscalNote’s aggregate transaction expenses and $5,000,000, minus (iv) the lesser of DSAC’s transaction expenses and $30,000,000.
“Nasdaq” means the Nasdaq Stock Market.
“New DSAC” means Duddell Street Acquisition Corp., a Delaware corporation, following the Domestication.
“New FiscalNote” means FiscalNote Holdings, Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Duddell Street Acquisition Corp. or DSAC).
“New FiscalNote Board” means the board of directors of New FiscalNote.
“New FiscalNote Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New FiscalNote, which shares have the same economic terms as the shares of New FiscalNote Class B common stock, however they are only entitled to one vote per share.
“New FiscalNote Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New FiscalNote, which shares have the same economic terms as the shares of New FiscalNote Class A common stock, but are entitled to twenty-five (25) votes per share.
“New FiscalNote common stock” means, collectively, the New FiscalNote Class A common stock and the New FiscalNote Class B common stock.
“Private Placements” means the private placements by DSAC of 5,500,000 and 1,500,000 warrants, simultaneously with the closing of the IPO and in October 2021, respectively, at a price of $1.00 per private placement warrant with the Sponsor and its affiliates, generating gross proceeds of $7.0 million.
“NYSE” means the New York Stock Exchange.
“private placement warrants” means the 7,000,000 warrants issued to our Sponsor, each of which is exercisable for one DSAC Class A ordinary share.
“Proposed Governing Documents” means the proposed certificate of incorporation and bylaws to be adopted by DSAC pursuant to the Governing Documents Proposal and the Advisory Governing Documents Proposals immediately prior to the Closing (and which at and after the Closing will operate as the certificate of incorporation and bylaws of New FiscalNote), a copy of each of which is attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.
“public shares” means DSAC Class A ordinary shares included in the units issued in the IPO.
“public shareholders” means holders of public shares (other than Sponsor and its affiliates).
“public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for DSAC Class A ordinary share, in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the Closing Date and effective at (but subject to) the Closing, by and among DSAC, Sponsor, certain FiscalNote stockholders and certain DSAC shareholders.
“Sponsor” means Duddell Street Holdings Limited, a Cayman Islands limited liability company.
“Sponsor Agreement” means the sponsor letter agreement, dated November 7, 2021, as amended on May 9, 2022, by and among DSAC, the Sponsor, FiscalNote and certain other persons party thereto, in connection with the signing of the Business Combination Agreement, whereby the Sponsor has agreed to, among other things, subject to the terms and conditions included therein, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor.
“Sponsor Shares” means the aggregate of 4,000,000 DSAC Class A ordinary shares and 4,325,000 DSAC Class B ordinary shares held by the Sponsor.
“Transfer Agent” means Continental.
“Trust Account” means the Trust Account of DSAC that holds the proceeds from DSAC’s IPO and the Private Placement of the private placement warrants.
“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of October 28, 2020, between DSAC and the Trustee.
“Trustee” means Continental.
“Units” means the units of DSAC, each consisting of one DSAC Class A ordinary share and one-half of one public warrant of DSAC.
“Unvested FiscalNote Options” means FiscalNote Options that are unvested.
“Unvested FiscalNote RSUs” means unvested restricted stock units to acquire shares of FiscalNote Class A common stock.
“Vested FiscalNote Options” means FiscalNote Options that are vested.
“Vested FiscalNote RSUs” means vested restricted stock units to acquire shares of FiscalNote Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of DSAC, FiscalNote and New FiscalNote. These statements are based on the beliefs and assumptions of the management of DSAC and FiscalNote. Although DSAC and FiscalNote believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither DSAC nor FiscalNote can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, FiscalNote’s management. RSM US LLP, FiscalNote’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The audited financial statements of FiscalNote for the years ended December 31, 2021 and 2020 and the unaudited financial statements of FiscalNote as of March 31, 2022 and the three months ended March 31, 2022 and 2021, included in this proxy statement/prospectus, relate only to the historical financial information of FiscalNote. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:
•
the ability of DSAC and FiscalNote to meet the Closing conditions to the Business Combination, including, but not limited to the approval by shareholders of DSAC;

•
the ability of New FiscalNote, following the Business Combination, to realize the benefits expected from the Business Combination;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the ability to obtain and/or maintain the listing of New FiscalNote Class A common stock on the NYSE following the Business Combination;

•
New FiscalNote’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•
New FiscalNote’s ability to retain or recruit, or adapt to changes required in, its Co-Founders, senior executives, key personnel or directors following the Business Combination;

•
any information concerning possible or assumed future results of operations or financial performance of New FiscalNote after the consummation of the Business Combination;

•
factors relating to the business, operations and financial performance of FiscalNote, including:

•
FiscalNote’s ability to effectively manage its growth;

•
changes in FiscalNote’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•
FiscalNote’s future capital requirements;

•
demand for FiscalNote’s services and the drivers of that demand;

•
FiscalNote’s ability to provide highly useful, reliable, secure and innovative products and services to its customers;

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FiscalNote’s ability to attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth;

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the exposure of FiscalNote’s CQ Roll Call business to low or declining demand for advertising, events, and similar sponsorships;

•
FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services;

•
FiscalNote’s ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses;

•
FiscalNote’s estimated total addressable market and other industry and performance projections;

•
FiscalNote’s reliance on third-party systems that it does not control to integrate with its systems and its potential inability to continue to support integration;

•
potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers;

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FiscalNote’s ability to obtain and maintain accurate, comprehensive, or reliable data to support its products and services;

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FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services;

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FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services;

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competition and competitive pressures in the markets in which FiscalNote operates;

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larger well-funded companies shifting their existing business models to become more competitive with FiscalNote;

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FiscalNote’s ability to protect and maintain its brands;

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FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;

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FiscalNote’s ability to retain or recruit key personnel;

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FiscalNote’s ability to effectively maintain and grow its research and development team and conduct research and development;

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FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

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FiscalNote’s ability to adequately protect its proprietary and intellectual property rights;

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the impact of the COVID-19 pandemic and other similar disruptions in the future;

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adverse general economic and market conditions reducing spending on our products and services;

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the outcome of any known and unknown litigation and regulatory proceedings;

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FiscalNote’s ability to successfully establish and maintain public company-quality internal control over financial reporting;

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intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

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litigation and the ability to adequately protect New FiscalNote’s intellectual property rights; and

•
other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk

Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of DSAC and FiscalNote prior to the Business Combination, and New FiscalNote following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can DSAC or FiscalNote assess the impact of all such risk factors on the business of DSAC and FiscalNote prior to the Business Combination, and New FiscalNote following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to DSAC or FiscalNote or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. DSAC and FiscalNote prior to the Business Combination, and New FiscalNote following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. DSAC urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus?

A:
DSAC is proposing to consummate the Business Combination with FiscalNote pursuant to the Business Combination Agreement. DSAC, Merger Sub and FiscalNote have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Business Combination Agreement, including the First Amendment is attached hereto as Annex A-1 and Annex A-2. DSAC urges its shareholders to read the Business Combination Agreement in its entirety.

The Business Combination Agreement must be adopted by the DSAC shareholders in accordance with Cayman Islands law and DSAC’s Current Charter. DSAC is holding the Special Meeting to obtain that approval. DSAC shareholders will also be asked to vote on certain other matters related to the Business Combination, which are described in this proxy statement/prospectus, at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Business Combination Agreement and approve the Business Combination and the other proposals described in this proxy statement/prospectus.
THE VOTE OF DSAC SHAREHOLDERS IS IMPORTANT. DSAC SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is DSAC proposing the Business Combination?

A:
DSAC was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of FiscalNote and the industry in which it operates, including the financial and other information provided by FiscalNote in the course of DSAC’s due diligence investigations, the DSAC Board believes that the Business Combination with FiscalNote is in the best interests of DSAC and its shareholders and presents an opportunity to increase shareholder value.
Although the DSAC Board believes that the Business Combination with FiscalNote presents a unique business combination opportunity and is in the best interests of DSAC and its shareholders, the DSAC Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal—DSAC Board’s Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the DSAC Board in making its decision.
Q:
When and where will the Special Meeting take place?

A:
The Special Meeting will be held on            , 2022 at            , New York City time, at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, and virtually via live webcast at www.cstproxy.com/dsac/2022.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the DSAC Board determined that the Special Meeting will be held both physically and also virtually via live webcast. The DSAC Board believes that this is the right choice for DSAC and its shareholders at this time, as it permits shareholders to attend and participate in the extraordinary general meeting while safeguarding the health and safety of DSAC’s shareholders, directors and management team. You will be able to attend the extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting www.cstproxy.com/dsac/2022. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental. The meeting webcast will begin promptly at          , New York City time. We encourage you to access the meeting prior to the start time, and you should allow ample time for the check-in procedures.
Q:
What matters will be considered at the Special Meeting?

A:
The DSAC shareholders will be asked to consider and vote on the following proposals:

•
a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination (the “Business Combination Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the transfer of DSAC by way of continuation to Delaware and, immediately upon being de-registered in the Cayman Islands, continuing and domesticating as a corporation incorporated under the laws of the state of Delaware (the “Domestication Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the Proposed Charter and the Proposed Bylaws, which together will replace DSAC’s Current Charter and will be in effect upon the Closing (the “Governing Documents Proposal”);

•
a proposal to approve, on an advisory basis and as required by applicable SEC guidance, certain material differences between the Proposed Charter and Proposed Bylaws and the Current Charter (the “Advisory Governing Documents Proposals”);

•
a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal are approved and adopted, the election of 10 out of the 11 directors to the New FiscalNote Board (the “Director Election Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the election of each director nominee pursuant to the Director Election Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New FiscalNote Class A common stock pursuant to the terms of the Business Combination Agreement and (y) shares of New DSAC Class A Common Stock to be issued pursuant to the Backstop Agreement (as defined herein) plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (the “Stock Issuance Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of each director nominee pursuant to the Director Election Proposal, and the Stock Issuance Proposal are approved and adopted, the 2022 Plan, including the authorization of the initial share reserve under the 2022 Plan (the “Long-Term Incentive Plan Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Stock Issuance Proposal and the Long-Term Incentive Plan Proposal are approved and adopted, the ESPP, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”); and

•
a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Under the Business Combination Agreement, the approval of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. If our public shareholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.
In addition, as required by applicable SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, DSAC is requesting that our shareholders vote upon, on a nonbinding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect shareholder rights, which are amendments that will be made to the Existing Charter as reflected in the Proposed Charter if the Governing Documents Proposal is approved. See “The Governing Documents Proposal.” This separate vote is not otherwise required by Cayman Islands law separate and apart from the Governing Documents Proposal, but pursuant to SEC guidance, DSAC is required to submit these provisions to our shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on DSAC or the DSAC Board (separate and apart from the approval of the Governing Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal).
Q:
Are any of the proposals conditioned on one another?

A:
Yes. Each of the Condition Precedent Proposals (including the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Long-Term Incentive Plan Proposal and the ESPP Proposal) is conditioned on the approval and adoption of the other Condition Precedent Proposals. The Advisory Governing Documents Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Business Combination Agreement is adopted by the DSAC shareholders holding a majority of the votes cast on such proposal and the other Condition Precedent Proposals achieve the necessary vote outlined below. Only DSAC shareholders as of the close of business on        , 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. After careful consideration, the DSAC Board unanimously recommends that such DSAC shareholders, and in the case of the Director Election Proposal, the holders of DSAC Class B ordinary shares, vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the election of each director nominee pursuant to the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Long-Term Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For details on the required votes to approve each proposal, see “What DSAC shareholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?”

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
What DSAC shareholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal. Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal. Our Sponsor, directors and executive officers have agreed to vote their shares in favor of the Business Combination. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 12% of the outstanding public shares in order to approve the Business Combination. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding DSAC ordinary shares as of the record date are present, the Business Combination could be approved by the affirmative vote of shares representing as little as 25% of the outstanding DSAC ordinary shares, or approximately 6% of the DSAC Class A ordinary shares outstanding.

The Domestication Proposal.   Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The Governing Documents Proposal.   Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.
The Advisory Governing Documents Proposals.   Approval of each of the Advisory Governing Documents Proposals, each of which is a nonbinding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposals.
The Director Election Proposal.   Approval of the election of each director nominee pursuant to the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the DSAC Class B ordinary shares are entitled to vote on the election of directors to the DSAC Board. Therefore, only holders of the DSAC Class B ordinary shares will vote on the election of directors at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The Stock Issuance Proposal.   Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The Long-Term Incentive Plan Proposal.   Approval of the Long-Term Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The Adjournment Proposal.   Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
Q:
What will New FiscalNote’s equity holders receive in connection with the Business Combination?

A:
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time:

(i)
each share of FiscalNote common stock (other than dissenting shares) will be canceled and converted into the right to receive the Per Share Merger Consideration in the form of New FiscalNote common stock, plus Per Share Earnout Consideration subject to each Triggering Event;

(ii)
all of the FiscalNote Warrants will be deemed automatically exercised and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying the vested portion of the FiscalNote Warrant, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such FiscalNote Warrant, minus (C) the applicable withholding taxes relating to the deemed exercise of such FiscalNote Warrant (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement, in each case without interest;

(iii)
all of the FiscalNote Options that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a Converted Option to purchase shares of New FiscalNote Class A common stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FiscalNote Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for (I) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote Class A common stock subject to such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares at a per share exercise price determined by dividing the per share exercise price of such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; provided, that the exercise price and the number of shares of FiscalNote Class A common stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of applicable laws and regulations.

(iv)
all of the FiscalNote Convertible Notes, if any, will be automatically assumed and converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock;

(v)
all of the Vested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically deemed settled and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying such Vested FiscalNote RSU, multiplied by (B) the Per Share Equity Value, minus (C) the applicable withholding taxes relating to the deemed settlement of such Vested FiscalNote RSU (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; and
(vi)
all of the Unvested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically assumed and converted into Converted RSUs relating to shares of New FiscalNote Class A common stock. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested FiscalNote RSU immediately before the Effective Time (including vesting (if applicable) and payment provisions), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall be settled for (i) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote common stock subject to such Unvested FiscalNote RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares and (ii) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement.

For illustrative purposes, up to 95,931,668 shares of New FiscalNote capital stock are estimated to be issued in connection with the Business Combination, consisting of (a) 87,752,044 shares of New FiscalNote Class A common stock and (b) 8,179,624 shares of New FiscalNote Class B common stock. Up to 10,265,804 shares of New FiscalNote Class A common stock are estimated to be reserved for issuance upon exercise or settlement of options and RSUs of New FiscalNote issued and outstanding immediately following the consummation of the Business Combination. Additionally, up to 19,171,000 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon settlement of Earnout RSUs) are estimated to be issued as earnout consideration pursuant to the Business Combination upon occurrence of the Triggering Events.
The foregoing numbers of New FiscalNote securities to be issued in connection with the Business Combination were based an Exchange Ratio calculated by dividing the sum of (i) $1 billion (Company Value as defined in the Business Combination Agreement) and (ii) $11 million (the assumed aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants) by 85,918,941 (the assumed FiscalNote shares issued and outstanding when taking the sum of: (x) the number of issued and outstanding FiscalNote shares (taking into account the FiscalNote shares issued or issuable immediately prior to Closing as a result of any exercise or conversion of FiscalNote Equity Securities contingent upon the Closing); and (y) the number of shares of FiscalNote Common Stock issued or issuable upon the exercise of all Vested FiscalNote Options and FiscalNote Warrants and settlement of Vested FiscalNote RSUs and conversion of FiscalNote Convertible Notes, if any, that have not, and will not immediately prior to Closing, be converted); and dividing the result of the foregoing by $10.00. As of April 27, 2022, the Exchange Ratio is expected to be approximately 1.17.
As described above, the Business Combination Agreement contemplates that (i) (a) the holders of FiscalNote common stock, FiscalNote Warrants and Vested FiscalNote RSUs outstanding immediately prior to the Effective Time and (b) holders of Vested FiscalNote Options and unexercised immediately before the Effective Time, holders of Unvested FiscalNote Options that hold related Converted Options that are vested as of such Triggering Event and holders of Unvested FiscalNote RSUs that hold related Converted RSUs that are vested as of such Triggering Event, will collectively be entitled to receive the Per Share Earnout Consideration, and (ii) holders of Unvested FiscalNote Options that are unexercised, issued and outstanding and holders of Unvested FiscalNote RSUs outstanding, in each case as of immediately prior to the Effective Time shall be issued Earnout RSUs upon the occurrence of a Trigging Event to the extent the Converted Option related to such Unvested FiscalNote Option or the Converted RSU related to such Unvested FiscalNote RSU is outstanding and unvested as of the occurrence of a Triggering Event, in each case during the Earnout Period and based on the conditions below:
•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $10.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $12.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $15.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $20.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period; and

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $25.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period.

If the Converted Option or Converted RSU related to such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, no Earnout RSUs will be issued for such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro rata to the other holders of Converted Options and Converted RSUs then outstanding with holders of vested Converted Options and Converted RSUs receiving Earnout RSU Shares and holders of unvested Converted Options and Converted RSUs receiving Earnout RSUs that vest pro-rata in accordance with the remaining vesting schedule of the underlying unvested Converted Option or Converted RSU.
The number of Earnout RSUs issued with respect to each Unvested FiscalNote Option shall be equal to (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote Option (assuming payment in cash of the exercise price of such Unvested FiscalNote Option) multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted Option are unvested as of the Triggering Event. The number of Earnout RSUs issued with respect to each Unvested FiscalNote RSU shall be equal to the (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote RSU multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted RSU that are unvested as of the Triggering Event.
Q:
What equity stake will current DSAC shareholders and FiscalNote stockholders hold in New FiscalNote immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the ownership of New FiscalNote common stock outstanding will be as set forth in the table below:

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Public shares held by public shareholders	13,500,000	9.1%	6,750,000	4.1%	—	—
Bonus Shares held by public shareholders(1)	7,714,000	5.2%	3,857,000	2.4%
Public warrants held by public shareholders(2)	10,607,143	7.1%	10,607,143	6.5%	—	—
DSAC Shareholders	31,821,143	21.4%	21,214,143	13.0%	—	—
DSAC redemptions by the Sponsor(3)	—	—	6,750,000	4.1%	13,500,000	8.9%
Public shares held by the Sponsor and its affiliates(4)	4,000,000	2.7%	4,000,000	2.5%	4,000,000	2.6%
Bonus Shares held by the Sponsor and its affiliates(5)	2,286,000	1.5%	6,143,000	3.8%	10,000,000	6.6%
Public warrants held by the Sponsor and its affiliates(6)	—	—	3,142,857	1.9%	3,142,857	2.1
Founder Shares	4,375,000	2.9%	4,375,000	2.7%	4,375,000	2.9%
Private warrants held by the Sponsor and its affiliates(6)	—	—	11,000,000	6.8%	11,000,000	7.2%
Convertible notes held by affiliates of the Sponsor(7)	375,656	0.3%	375,656	0.2%	375,656	0.2%
Sponsor and Its Affiliates	11,036,656	7.4%	35,786,513	22.0%	46,393,513	30.5%
FiscalNote Class A Shares	87,376,388	58.8%	87,376,388	53.7%	87,376,388	57.4%
FiscalNote Options(8)	10,265,804	6.9%	10,265,804	6.3%	10,265,804	6.7%
FiscalNote Class B Shares(9)	8,179,624	5.5%	8,179,624	5.0%	8,179,624	5.4%
FiscalNote Stockholders	105,821,816	71.2%	105,821,816	65.0%	105,821,816	69.5%
Total	148,679,615	100.0%	162,822,472	100.0%	152,215,329	100.0%

(1)
Amounts reflect Bonus Shares issued to non-redeeming DSAC public shareholders following the Domestication and immediately prior to the Closing.

(2)
Amounts reflect outstanding DSAC warrants held by DSAC’s public shareholders that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing and 12 months from the closing of the IPO). Assumes full exercise of outstanding DSAC warrants held by DSAC’s public shareholders at the Closing under the “Assuming No Redemptions” scenario and the “Assuming 50% Redemptions” scenario and assumes no exercise of outstanding DSAC warrants held by DSAC’s public shareholders at the Closing under the “Assuming Maximum Redemptions” scenario. Amounts also take into consideration the Warrant Adjustment.

(3)
Under the “Assuming 50% Redemptions” and “Assuming Maximum Redemptions” scenarios, reflects 6,750,000 and 13,500,000 shares of New DSAC Class A Common Stock, respectively, purchased at the Closing (as defined in the Backstop Agreement) to backstop redemptions.

(4)
Amounts include 4,000,000 DSAC Class A ordinary shares the holders of which have agreed to waive their redemption rights thereto.

(5)
Amounts reflect Bonus Shares issued to the Sponsor and its affiliates, including the Backstop Parties, following the Domestication and immediately prior to the Closing.

(6)
Amounts reflect outstanding DSAC warrants held by the Sponsor and its affiliates that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing and 12 months from the closing of the IPO). Assumes no exercise of outstanding DSAC warrants held by the Sponsor and its affiliates at the Closing under the “Assuming No Redemptions” scenario and assumes full exercise of outstanding DSAC warrants held by the Sponsor and its affiliates at the Closing under the “Assuming 50% Redemptions” scenario and the “Assuming Maximum Redemption” scenario. Amounts also take into consideration the Warrant Adjustment.

(7)
Funds affiliated with the Sponsor hold convertible notes in FiscalNote that will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to the Closing and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with the Closing.

(8)
Amounts consist of (i) 4,685,080 shares of FiscalNote Class A common stock underlying Vested FiscalNote Options and (ii) 5,580,724 FiscalNote Class A common stock underlying Unvested FiscalNote Options expected to be outstanding as of the Closing Date. The actual number of outstanding shares of New FiscalNote common stock held by former FiscalNote equity holders at Closing will vary depending on the number of FiscalNote options that remain unexercised prior to Closing.

(9)
Percentage ownership reflects percentage of issued and outstanding common stock, not voting power. The New FiscalNote Class B common stock to be issued to Tim Hwang and Gerald Yao will entitle the holders to twenty-five (25) votes per share until the earlier of (a) transfer by the New FiscalNote Class B Holders to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the New FiscalNote Class B Holders, (b) the death or incapacity of the New FiscalNote Class B Holder, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.
If the Sponsor and its affiliates exercise their outstanding DSAC warrants in full, but the DSAC public shareholders exercise none of their outstanding DSAC warrants, immediately after Closing they would hold 25,179,513 shares, 35,786,513 shares and 46,393,513 shares of New FiscalNote Class A common stock assuming no redemption, 50% redemption and maximum redemption, respectively. Similarly, if the DSAC public shareholders exercise their outstanding DSAC warrants in full, but the Sponsor and its affiliates exercise none of their outstanding DSAC warrants, they would hold 31,821,143 shares, 21,214,143 shares and 10,607,143 shares of New FiscalNote Class A common stock assuming no redemption, 50% redemption and maximum redemption, respectively. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.
For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
In addition, as illustrated above there are currently outstanding 15,750,000 warrants to acquire DSAC Class A ordinary shares in the aggregate, consisting of 9,000,000 warrants held by the Sponsor and its affiliates and 6,750,000 warrants held by DSAC’s public shareholders. The outstanding whole warrants are each exercisable commencing 30 days following the Closing for one share of New FiscalNote Class A common stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New FiscalNote Class A common stock is issued as a result of such exercise, with payment to New FiscalNote of the exercise price of $11.50 per whole warrant for one whole share, our fully diluted share capital would increase by a total of 15,750,000 shares, with approximately $181,125,000 paid to exercise the warrants.
Furthermore, subject to approval by DSAC shareholders of the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal, in connection with the Closing, we will adopt a dual-class stock structure and Tim Hwang and Gerald Yao, the FiscalNote Co-Founders, will receive shares of New FiscalNote Class B common stock, which will carry twenty-five (25) votes per share (as compared to New FiscalNote Class A common stock, which will carry one vote per share), such that as of immediately following the consummation of the Business Combination, the FiscalNote Co-Founders are currently expected to hold in the aggregate approximately 63.1% of the voting power of the issued and outstanding capital stock of New FiscalNote. Accordingly, where a majority or plurality vote is required, as applicable, Tim Hwang and Gerald Yao, as holders of shares of New FiscalNote Class B common stock, will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors (which requires only a plurality vote), the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. See “Risk Factors—Risks Related to the Ownership of New FiscalNote’s Class A Common Stock—Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

Q:
What voting power will current DSAC shareholders, FiscalNote employees and directors and other FiscalNote Stockholders hold in New FiscalNote immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the voting power in New FiscalNote will be as set forth in the table below (which was, except as noted below, prepared using the same assumptions as the immediately preceding table):

	Assuming No Redemptions of Public Shares	Maximum Redemptions of Public Shares(1)
FiscalNote Class B Shares	59.3%	58.7%
FiscalNote Class A Shares	28.3%	28.0%
DSAC Shareholders	9.2%(2)	0.0%
Sponsor and Affiliates(3)	3.2%	13.3%(1)
Total	100.0%	100.0%

(1)
Pursuant to the Backstop Agreement, certain affiliates of the Sponsor, or the Backstop Parties, have agreed, subject to the other terms and conditions included therein, at the Closing (as defined in the Backstop Agreement), to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount of up to $175,000,000.

(2)
Includes 7,714,000 Bonus Shares.

(3)
Includes 2,286,000 Bonus Shares under the “Assuming No Redemptions of Public Shares” scenario and 10,000,000 Bonus Shares under the “Maximum Redemptions of Public Shares” Scenario held by the Sponsor and its affiliates, including the Backstop Parties.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of $175,000,000, including $6,125,000 of underwriters’ deferred discount and $5,500,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account maintained by Continental, acting as trustee. As of March 31, 2022, there were investments and cash held in the Trust Account of $175,124,335. These funds will not be released until the earlier of the Closing or the redemption of our public shares if we are unable to complete an initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders pursuant to the Current Charter, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
DSAC shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated and the amount of funds in the Trust Account will remain unchanged due to commitment of the Sponsor and its affiliates under the Backstop Agreement even though the number of public shares and public shareholders are reduced as a result of redemptions by public shareholders. In addition, in the event that there are fewer public shares and public shareholders, the trading market for New FiscalNote Class A common stock may be less liquid than the market for DSAC Class A ordinary shares was prior to consummation of the Business Combination and New FiscalNote may not be able to meet the listing standards for the NYSE or another national securities exchange.

Pursuant to the terms of the Business Combination Agreement, in connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock. In addition, following the Domestication and immediately prior to the consummation of the Business

Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will receive a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock received in the Domestication (the “Bonus Shares”). The issuances of the Bonus Shares at the Closing will trigger adjustments to the outstanding warrants pursuant to Section 4.1.1 of the Warrant Agreement. See “Description Of New FiscalNote Securities — Warrants.” Each warrant (including warrants held by the Sponsor and its affiliates) will be adjusted to 1.571 warrants in proportion to the 10,000,000 shares increase in the outstanding shares of New FiscalNote Class A common stock as a result of the issuances of the Bonus Shares and the exercise price of each warrant will be adjusted to $7.32 per share (the “Warrant Adjustment”).
Q:
What amendments will be made to the Current Charter?

A:
We are asking DSAC shareholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the DSAC Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the increase of the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 201,000,000 shares to 1,809,000,000 shares, consisting of 1,709,000,000 shares of common stock, including 1,700,000,000 shares of New FiscalNote Class A common stock, par value $0.0001 per share, 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share; (ii) the establishment of a dual-class stock structure pursuant to which New FiscalNote Class A common stock will carry one vote per share, and New FiscalNote Class B common stock will carry twenty-five (25) votes per share, as described herein and in the Proposed Charter; (iii) changes to the required vote to amend the charter and bylaws; (iv) adoption of Delaware as the exclusive forum for certain stockholder litigation and (v) the elimination of certain provisions specific to DSAC’s status as a blank check company. In connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.”

Pursuant to Cayman law and the Current Charter, DSAC is required to submit the Governing Documents Proposal to DSAC’s shareholders for approval. For additional information, see the section entitled “The Governing Documents Proposal.”
Q:
What material negative factors did the DSAC Board consider in connection with the Business Combination?

A:
The DSAC Board considered certain potentially material negative factors or material risk factors in connection with the Business Combination, including: (i) FiscalNote has recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast its revenue and evaluate its business and prospects; (ii) FiscalNote has a history of net losses, anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability; (iii) FiscalNote generates a significant percentage of its revenues from recurring subscription-based arrangements, and if it is unable to maintain a high renewal rate, its business, financial condition, results of operations and prospects could be materially and adversely affected; and (iv) FiscalNote has a significant portion of its sales to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal—DSAC Board’s Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors—Risks Related to FiscalNote’s Business.”

Q:
Do I have redemption rights?

A:
If you are a public shareholder, you have the right to request that DSAC redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting—Redemption Rights.” The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Our Sponsor and our officers and directors at the time of the IPO entered into the DSAC Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares of DSAC ordinary shares in connection with the completion of a business combination.
Pursuant to the terms of the Business Combination Agreement, in connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock. In addition, following the Domestication and immediately prior to the consummation of the Business Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will receive the Bonus Shares. The issuances of the Bonus Shares at the Closing will also trigger the Warrant Adjustment.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to            , New York City time, on            , 2022, (a) submit a written request to Continental that DSAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. Any public shareholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or not and whether such public shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is             , 2022 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that DSAC instruct Continental to return the shares to you (physically or electronically). You may also directly make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by DSAC’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s share has been delivered (either physically or electronically) to Continental prior to            , New York City time, on             , 2022.
If you are a holder of public shares and you exercise your redemption rights, it will not affect your right to vote at the Special Meeting or result in the loss of any DSAC warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, DSAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. If you fail to cause your units to be separated and delivered to Continental, DSAC’s transfer agent, prior to        , New York City time, on        , 2022, you will not be able to exercise your redemption rights with respect to your public shares.

Q.
If I am a holder of public warrants, can I exercise redemption rights with respect to my warrants?

A.
No. Holders of public warrants have no redemption rights with respect to the public warrants. However, if any such holders choose to redeem their public shares, those holders may still exercise their public warrants if the Business Combination is consummated.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
A U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below) of DSAC Class A ordinary shares (if the Domestication does not occur) or New FiscalNote Class A common stock (if the Domestication occurs) whose shares are redeemed and who receives cash from the Trust Account in exchange for such shares may be treated as selling such ordinary shares or common stock, resulting in the recognition of capital gain or capital loss (subject to the application of the PFIC rules). There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants) before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — Tax Consequences of the Ownership and Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants if the Domestication Does Not Occur — U.S. Holders — Redemption of DSAC Class A Ordinary Shares” and “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication — Tax Consequences of a Redemption of New FiscalNote Class A Common Stock.”
Additionally, because the Domestication will occur (if it is approved) prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Internal Revenue Code of 1986, as amended (the “Code”) and the PFIC rules as a result of the Domestication. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
If the Domestication occurs, a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below) of New FiscalNote Class A common stock that exercises its redemption rights to receive cash from the Trust Account in exchange for such common stock, like a U.S. Holder, will also generally be treated as selling such common stock. Gain recognized by a Non-U.S. Holder in connection with a redemption generally will not be subject to U.S. federal income tax unless certain exceptions apply. However, as with U.S. Holders, a redemption by a Non-U.S. Holder may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of shares that a Non-U.S. Holder owns or is deemed to own (including through the ownership of warrants) before and after the redemption. Any portion of such distribution that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless such Non-U.S. Holder establishes eligibility for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply).
Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of such Non-U.S. Holders’ shares of New FiscalNote Class A common stock. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New FiscalNote Class A common stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the Code Section 302 tests (as described below). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a Non-U.S. Holder, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication — Tax Consequences of a Redemption of New FiscalNote Class A Common Stock.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
How does the DSAC Board recommend that I vote?

A:
The DSAC Board recommends that the DSAC shareholders, and in the case of the Director Election Proposal, the holders of DSAC Class B ordinary shares, vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the election of each director nominee pursuant to the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Long-Term Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the DSAC Board recommends that DSAC shareholders vote, see the section entitled “The Business Combination Proposal—DSAC Board’s Reasons for the Approval of the Business Combination.”

Q:
How does our Sponsor intend to vote its shares?

A:
In connection with the IPO, DSAC’s Sponsor, directors and executive officers at the time of the IPO entered into the DSAC Letter Agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. Our Sponsor and other initial shareholders own approximately 38% of our issued and outstanding ordinary shares. Accordingly, if all of DSAC’s outstanding shares were to be voted, we would need the affirmative vote of approximately 12% of the remaining shares to approve the Business Combination.

Q:
Who is entitled to vote at the Special Meeting?

A:
The DSAC Board has fixed         , 2022 as the record date for the Special Meeting. All holders of record of DSAC ordinary shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that the Director Election Proposal is required to be voted on only by the holders of DSAC Class B ordinary shares, and provided further that those DSAC Class B ordinary shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting—How can I vote my shares without attending the Special Meeting?” on page 27 for instructions on how to vote your DSAC ordinary shares without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each DSAC shareholder of record is entitled to one vote for each DSAC ordinary share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were            outstanding DSAC ordinary shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding DSAC ordinary shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the record date for the Special Meeting, 10,937,501 ordinary shares would be required to achieve a quorum.

Q:
Why is DSAC proposing the Domestication?

A:
The DSAC Board believes that there are significant advantages to us that will arise as a result of a change of DSAC’s domicile to Delaware. Further, the DSAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The DSAC Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of DSAC and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the potentially superior ability of Delaware corporations versus Cayman Islands companies to attract and retain qualified directors.

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. When we use the term “New DSAC,” we refer to Duddell Street Acquisition Corp. following the Domestication.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.
Q:
What are the U.S. federal income tax consequences of the Domestication Proposal?

A:
The Domestication should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, the following summarizes certain consequences to U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below) of the Domestication:

•
Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who does not own actually and/or constructively 10% or more of the total combined voting power of all classes of DSAC shares entitled to vote or 10% or more of the total value of all classes of DSAC shares (that is, who is not a “10% shareholder”) will not recognize any gain or loss and will not be required to include any part of DSAC’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New FiscalNote Class A common stock in the Domestication. As an alternative to recognizing gain as a result of the Domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the regulations promulgated under the Code (the “Treasury Regulations”) under Section 367 of the Code) attributable to its DSAC Class A ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares, provided certain other requirements are satisfied.

•
As discussed further under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below, DSAC believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. If DSAC is a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear whether and how any such regulations would apply to the DSAC public warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders.” Each U.S. Holder of DSAC Class A ordinary shares or DSAC public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of DSAC Class A ordinary shares for New FiscalNote Class A common stock and DSAC public warrants for New FiscalNote warrants pursuant to the Domestication.
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s New FiscalNote Class A common stock subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders.”
Q:
What are the U.S. federal income tax consequences if I receive Bonus Shares in connection with not exercising my redemption right?

A:
As described in “The Domestication Proposal,” holders of DSAC Class A ordinary shares that do not exercise their redemption rights are entitled to receive Bonus Shares. The receipt of Bonus Shares by these shareholders should be treated as a nontaxable stock distribution. Accordingly, shareholders should not be subject to U.S. federal income tax on the receipt of the Bonus Shares, and the distribution of the Bonus Shares to non-U.S. shareholders should not be subject to U.S. federal income tax withholding. However, because there are no authorities that directly address the treatment of the receipt of Bonus Shares, no assurance can be given that the IRS, a court or any withholding agent will agree with our treatment. If our treatment is not respected, shareholders that receive Bonus Shares may be required to include their fair market value in income, and distributions to non-U.S. shareholders could be subject to U.S. withholding at a rate of 30% unless a non-U.S. shareholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any shareholder if any tax is imposed with respect to the receipt of the Bonus Shares. U.S. and non-U.S. shareholders of DSAC Class A ordinary shares should consult their tax advisors regarding the tax consequences of the receipt of Bonus Shares (including their ability to obtain a refund of any withholding taxes, if applicable). See “U.S. Federal Income Tax Considerations — Tax Consequences of the Receipt of Bonus Shares by Non-Redeeming Shareholders of DSAC Class A Ordinary Shares.”

Q:
What is FiscalNote?

A:
FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence (“AI”),

machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of its products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
Q:
Did the board of directors of DSAC obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The DSAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The DSAC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The DSAC Board also determined, without seeking a valuation from a financial advisor, that FiscalNote’s fair market value was at least 80% of DSAC’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the DSAC Board as described above in valuing FiscalNote’s business and assuming the risk that the DSAC Board may not have properly valued such business.

Q:
What will happen to my DSAC Shares as a result of the Business Combination?

A:
If the Business Combination is completed, (i) each DSAC Class A ordinary share will remain outstanding and automatically become a share of New FiscalNote Class A common stock, and (ii) each DSAC Class B ordinary share will be converted into one share of New FiscalNote Class A common stock.

Q:
Where will the New FiscalNote Class A common stock that DSAC shareholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New FiscalNote Class A common stock and warrants of New FiscalNote are anticipated to be listed and traded on the NYSE under the ticker symbol “NOTE” and “NOTEW,” respectively.

Q:
What happens if the Business Combination is not completed?

A:
If the Business Combination Agreement is not adopted by DSAC shareholders or if the Business Combination is not completed for any other reason by     , 2022, then we will seek to consummate an alternative initial business combination prior to November 2, 2022. If we do not consummate an initial business combination by November 2, 2022 (or a later date approved by our shareholders pursuant to the Current Charter), we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
How can I attend and vote my shares at the Special Meeting?

A:
DSAC ordinary shares held directly in your name as the shareholder of record of such DSAC ordinary shares as of the close of business on      , 2022, the record date, may be voted at the Special Meeting. If you choose to attend the Special Meeting electronically, you will need to visit www.cstproxy.com/dsac/2022, and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.
Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a shareholder of record of DSAC ordinary shares as of the close of business on the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the shares you own. If you are a shareholder of record of DSAC ordinary shares as of the close of business on the record date, and you vote by phone, by internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of DSAC’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Manoj Jain and Allan Finnerty.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your DSAC ordinary shares are registered directly in your name with Continental, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Direct holders (shareholders of record).   For DSAC ordinary shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your DSAC ordinary shares are voted.
Beneficial owners (Shares in “street name”).   For DSAC ordinary shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.
Q:
If a DSAC shareholder gives a proxy, how will the DSAC ordinary shares covered by the proxy be voted?

A:
If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your DSAC ordinary shares in the way that you indicate when providing your proxy in respect of the DSAC ordinary shares you hold. When completing the proxy card, you may specify whether your DSAC ordinary shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my DSAC ordinary shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your DSAC ordinary shares to be voted, then your DSAC ordinary shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the election of each director nominee pursuant to the Director Election Proposal, “FOR” the approval of the Stock Issuance

Proposal, “FOR” the approval of the Long-Term Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.
Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a shareholder of record of DSAC ordinary shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
give written notice of your revocation to DSAC’s Corporate Secretary, which notice must be received by DSAC’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote at the Special Meeting in person or electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following the Special Meeting, DSAC will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:
Are DSAC shareholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the extraordinary general meeting?

A:
DSAC’s shareholders, warrant holders and unit holders will not have dissenters’ rights appraisal rights in connection with the Business Combination or the domestication under Cayman Islands law or under the DGCL.

Q:
Are there any risks that I should consider as a DSAC shareholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 57. You also should read and carefully consider the risk factors of DSAC and FiscalNote contained in the documents that are incorporated by reference herein.

Q:
What happens if I sell my DSAC ordinary shares before the Special Meeting?

A:
The record date for DSAC shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your DSAC ordinary shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your DSAC ordinary shares after the record date but before the Special Meeting, you will, unless the transferee obtains from you a proxy to vote those shares, retain your right to vote at the Special Meeting but will transfer the right to hold New FiscalNote shares to the person to whom you transfer your shares.

Q:
What interests do the Sponsor and DSAC’s current officers and directors have in the Business Combination?

A:
The Sponsor and DSAC’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of DSAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
If we are unable to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our private placement warrants, which will expire worthless if we fail to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders.
•
The Sponsor purchased 5,031,250 Founder Shares prior to the IPO for an aggregate purchase price of $25,000 or approximately $0.005 per share, and subsequently forfeited 656,250 Founder Shares for no consideration upon the expiration of the underwriters’ over-allotment option. The Sponsor, its affiliates and certain of our directors currently hold an aggregate of 4,375,000 Founder Shares and 4,000,000 DSAC Class A ordinary shares, which collectively accounted for approximately 38% of our outstanding shares after the consummation of the initial public offering. As of        , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $      , based upon a closing price of $       per DSAC Class A ordinary share on Nasdaq. Upon the Closing, the Founder Shares will be converted into 4,375,000 shares of New FiscalNote Class A common stock. The Founder Shares are expected to be worthless if the Business Combination or another business combination is not completed by November 2, 2022 or a later date approved by our shareholders because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares.

•
Simultaneously with the closing of the IPO and in October 2021, we consummated the sale of 5,500,000 and 1,500,000 private placement warrants, respectively, at a price of $1.00 per warrant in a Private Placement to our Sponsor and its affiliates. As a result of the Warrant Adjustment, the Sponsor and its affiliates would own an aggregate of 11,000,000 private warrants, each exercisable commencing 30 days following the Closing Date for one share of New FiscalNote Class A common stock at an exercise price of $7.32 per share. The private placement warrants are identical to the public warrants sold as part of the Units issued in the IPO except that, so long as they are held by our Sponsor and its affiliates or their permitted transferees: (i) the private warrants will not be redeemable by us; (ii) the private placement warrants (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor and its affiliates until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. If we do not consummate a business combination transaction by November 2, 2022 or a later date approved by our shareholders, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our Sponsor and its affiliates will be worthless. As of     , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of the private warrants held by our Sponsor and its affiliates, if unrestricted and freely tradable, would be $    , based upon a closing price of $    DSAC public warrants value on Nasdaq.

•
Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.005 prior to the consummation of the IPO. As a result of the significantly lower investment per share of our Sponsor as compared to the investment per share of our public shareholders (which was $10.00 per unit), a transaction that results in an increase in the value of the investment of our Sponsor in the Founder Shares may result in a decrease in the value of the investment of our public shareholders. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the Public Shares and public warrants and the substantial number of New FiscalNote Class A common stock that the Sponsor and the DSAC directors currently holding Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and these directors can earn a positive return on their investment, even if other DSAC shareholders have a negative return on their investment in New FiscalNote.
•
Our Sponsor, officers and directors will lose their entire investment of $7,025,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,000,000 private placement warrant purchase price, if we do not complete a business combination by November 2, 2022 or a later date approved by our shareholders.

•
Certain of our current officers will serve as directors of New FiscalNote after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New FiscalNote Board determines to pay to its directors.

•
Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if DSAC fails to complete a business combination by November 2, 2022 or a later date approved by our shareholders.

•
Funds affiliated with the Sponsor hold convertible notes in FiscalNote with an aggregate principal of $3 million, which will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to the Business Combination and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DSAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, New FiscalNote will indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DSAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. To date, we have incurred no such out-of-pocket expenses.

•
DSAC’s Current Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with DSAC but not offered due to a DSAC director’s duties to another entity. DSAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its Current Charter impacted its search for an acquisition target and DSAC was not prevented from reviewing any opportunities as a result of such waiver.

Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Business Combination Agreement—Conditions to Closing,” including the adoption of the Business Combination Agreement by the DSAC shareholders at the Special Meeting, the Business Combination is expected to close in the second quarter of 2022. However, it is possible that factors outside the control of both DSAC and FiscalNote could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
DSAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. DSAC has agreed to pay Morrow a fee of $30,000, plus disbursements. DSAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DSAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of DSAC ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares, and in obtaining voting instructions from those owners. DSAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What are the conditions to completion of the Business Combination?

A:
The Closing is subject to certain conditions, including, among other things, (i) approval by DSAC’s shareholders and FiscalNote’s stockholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the absence of a material adverse event with respect to FiscalNote, the material adverse effects of which are continuing, (iv) the Minimum Proceeds Condition and (v) the listing of the shares of New FiscalNote Class A common stock on the NYSE. If any of these conditions (or any of the other conditions to the Closing set forth in the Business Combination Agreement) are not satisfied, the Business Combination will not be consummated, unless the unsatisfied condition is permitted by applicable law to be waived, and is waived, by the party entitled to the benefit of such condition. For example, the condition in the foregoing clause (iv) may be waived only by FiscalNote, whereas the condition set forth in the foregoing clause (ii) may not be waived by either FiscalNote or DSAC. DSAC intends to resolicit shareholder approval if the Minimum Proceeds Condition is waived. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “The Business Combination Proposal.”

Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the internet as soon as possible so that your DSAC ordinary shares will be voted in accordance with your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your DSAC ordinary shares.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: DSAC.info@investor.morrowsodali.com
You also may obtain additional information about DSAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental, DSAC’s transfer agent, at the address below prior to      , New York City time, on      , 2022. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
Duddell Street Acquisition Corp.
8/F Printing House
6 Duddell Street
Hong Kong
+852 3468 6200
Duddell Street Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.
FiscalNote Holdings, Inc.
1201 Pennsylvania Avenue NW, 6th Floor
Washington, D.C. 20004
(202) 793-5300
FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence (“AI”), machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of its products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
For more information, see “Risk Factors — Risks Related to FiscalNote’s Business — We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.”
Grassroots Merger Sub Inc.
c/o Duddell Street Acquisition Corp.
8/F Printing House
6 Duddell Street
Hong Kong
+852 3468 6200
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Duddell Street Acquisition Corp. that was formed for the purpose of effecting a merger with FiscalNote. Merger Sub does not own any material assets or conduct any business activities other than activities incidental to effectuating the Business Combination.
The Business Combination and the Business Combination Agreement
The terms and conditions of the Business Combination are contained in the Business Combination Agreement and the First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, respectively. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
If the Business Combination Agreement is approved and adopted and the Business Combination is consummated, DSAC will be domesticated as a Delaware corporation and, promptly thereafter, Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiary of DSAC. In addition, in connection with the consummation of the Business Combination, DSAC will be renamed “FiscalNote Holdings, Inc.” and is referred to herein as “New FiscalNote” after the consummation of the Business Combination.
Structure of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiary of New FiscalNote. Upon consummation of the foregoing transactions, FiscalNote will be a wholly owned subsidiary of New FiscalNote (formerly DSAC). In addition, immediately prior to the consummation of the Business Combination, New FiscalNote will amend and restate its charter to be the Proposed Charter and adopt a dual-class stock structure, each as described in the section of this proxy statement/prospectus titled “Description of New FiscalNote Securities.” Shares of New FiscalNote Class B common stock will have the same economic terms as shares of New FiscalNote Class A common stock, except that shares of New FiscalNote Class A common stock will have one vote per share and shares of New FiscalNote Class B common stock will have twenty-five (25) votes per share.
The following diagrams illustrate in simplified terms the current structure of DSAC and FiscalNote and the expected structure of New FiscalNote (formerly DSAC) upon the Closing.
Simplified Pre-Combination Structure

Sponsor and other initial shareholders
Public shareholders
FiscalNote stockholders
Duddell Street Acquisition Corp.
(“DSAC”), a Cayman Islands exempted company limited by shares
Grassroots Merger Sub, Inc.
(“Merger Sub”), a wholly owned subsidiary of DSAC and a Delaware corporation
(1)
FiscalNote Holdings, Inc.
(“Legacy FiscalNote”)
a Delaware corporation
FiscalNote Holdings II, Inc.
a Delaware corporation
FiscalNote, Inc.
a Delaware corporation

Simplified Post-Combination Structure*

*
Assumes a 50% redemption scenario, 3,857,000 Bonus Shares issued to non-redeeming DSAC public shareholders, 6,143,000 Bonus Shares issued to the Sponsor and its affiliates, including the Backstop Parties, and no outstanding DSAC warrants or other derivative securities are exercised at Closing.

(1)
Merger Sub will merge with and into FiscalNote with FiscalNote surviving as a wholly-owned subsidiary of DSAC.

(2)
The Sponsor and its affiliates, including the Backstop Parties, will hold approximately 16.9% of the outstanding shares of New FiscalNote common stock immediately following consummation of the Business Combination, constituting 6.7% of the voting rights of New FiscalNote.

(3)
The DSAC public shareholders will hold approximately 8.3% of the outstanding shares of New FiscalNote common stock immediately following consummation of the Business Combination, constituting 3.3% of the voting rights of New FiscalNote.

(4)
FiscalNote stockholders (unaffiliated with the Sponsor) holding New FiscalNote Class A common stock and new FiscalNote Class B common stock will hold approximately 68.4% and 6.4%, respectively, of the outstanding shares of New FiscalNote common stock immediately following consummation of the Business Combination, constituting 27.0% and 63.1%, respectively, of the voting rights of New FiscalNote.

See “Ownership Summary” for illustrative scenarios assuming (i) no redemption, (ii) 50% redemption and (iii) maximum redemption.
Merger Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time:
(i)
each share of FiscalNote common stock (other than dissenting shares) will be canceled and converted into the right to receive the Per Share Merger Consideration in the form of New FiscalNote common stock, plus Per Share Earnout Consideration subject to each Triggering Event;

(ii)
all of the FiscalNote Warrants will be deemed automatically exercised and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying the vested portion of the FiscalNote Warrant, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such FiscalNote Warrant, minus (C) the applicable withholding taxes relating to the deemed exercise of such FiscalNote Warrant (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement, in each case without interest;
(iii)
all of the FiscalNote Options that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a Converted Option to purchase shares of New FiscalNote Class A common stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FiscalNote Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for (I) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote Class A common stock subject to such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares at a per share exercise price determined by dividing the per share exercise price of such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; provided, that the exercise price and the number of shares of FiscalNote Class A common stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of applicable laws and regulations.

(iv)
all of the FiscalNote Convertible Notes, if any, will be automatically assumed and converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock;

(v)
all of the Vested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically deemed settled and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying such Vested FiscalNote RSU, multiplied by (B) the Per Share Equity Value, minus (C) the applicable withholding taxes relating to the deemed settlement of such Vested FiscalNote RSU (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; and

(vi)
all of the Unvested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically assumed and converted into Converted RSUs relating to shares of New FiscalNote Class A common stock. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested FiscalNote RSU immediately before the Effective Time (including vesting (if applicable) and payment provisions), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall be settled for (i) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote common stock subject to such Unvested FiscalNote RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares and (ii) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement.

For illustrative purposes, up to 95,931,668 shares of New FiscalNote capital stock are estimated to be issued in connection with the Business Combination, consisting of (a) 87,752,044 shares of New FiscalNote Class A common stock and (b) 8,179,624 shares of New FiscalNote Class B common stock. Up to 10,265,804 shares of New FiscalNote Class A common stock are estimated to be reserved for issuance upon exercise or settlement of options and RSUs of New FiscalNote issued and outstanding immediately following the consummation of the Business Combination. Additionally, up to 19,171,000 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon settlement of Earnout RSUs) are estimated to be issued as earnout consideration pursuant to the Business Combination upon occurrence of the Triggering Events.
The foregoing numbers of New FiscalNote securities to be issued in connection with the Business Combination were based an Exchange Ratio calculated by dividing the sum of (i) $1 billion (Company Value as defined in the Business Combination Agreement) and (ii) $11.0 million (the assumed aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants) by 85,918,941 (the assumed FiscalNote shares issued and outstanding when taking the sum of: (x) the number of issued and outstanding FiscalNote shares (taking into account the FiscalNote shares issued or issuable immediately prior to Closing as a result of any exercise or conversion of FiscalNote Equity Securities contingent upon the Closing); and (y) the number of shares of FiscalNote Common Stock issued or issuable upon the exercise of all Vested FiscalNote Options and FiscalNote Warrants and settlement of Vested FiscalNote RSUs and conversion of FiscalNote Convertible Notes, if any, that have not, and will not immediately prior to Closing, be converted); and dividing the result of the foregoing by $10.00. As of April 27, 2022, the Exchange Ratio is expected to be approximately 1.17.
As described above, the Business Combination Agreement contemplates that (i) (a) the holders of FiscalNote common stock, FiscalNote Warrants and Vested FiscalNote RSUs outstanding immediately prior to the Effective Time and (b) holders of Vested FiscalNote Options and unexercised immediately before the Effective Time, holders of Unvested FiscalNote Options and hold related Converted Options that are vested as of such Triggering Event and holders of Unvested FiscalNote RSUs that hold related Converted RSUs that are vested as of such Triggering Event, will collectively be entitled to receive the Per Share Earnout Consideration, and (ii) holders of Unvested FiscalNote Options that are unexercised, issued and outstanding and holders of Unvested FiscalNote RSUs outstanding, in each case as of immediately prior to the Effective Time shall be issued Earnout RSUs upon the occurrence of a Trigging Event to the extent the Converted Option related to such Unvested FiscalNote Option or the Converted RSU related to such Unvested FiscalNote RSU is outstanding and unvested as of the occurrence of a Triggering Event, in each case during the Earnout Period and based on the conditions below:
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the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $10.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

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the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $12.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

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the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $15.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

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the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $20.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period; and

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the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $25.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period.

If the Converted Option or Converted RSU related to such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, no Earnout RSUs will be issued for such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro rata to the other holders of Converted Options and Converted RSUs then outstanding with holders of vested Converted Options and Converted RSUs receiving Earnout RSU Shares and holders of unvested Converted Options and Converted RSUs receiving Earnout RSUs that vest pro-rata in accordance with the remaining vesting schedule of the underlying unvested Converted Option or Converted RSU.

The number of Earnout RSUs issued with respect to each Unvested FiscalNote Option shall be equal to (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote Option (assuming payment in cash of the exercise price of such Unvested FiscalNote Option) multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted Option are unvested as of the Triggering Event. The number of Earnout RSUs issued with respect to each Unvested FiscalNote RSU shall be equal to the (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote RSU multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted RSU that are unvested as of the Triggering Event.
Debt Commitment Letter
FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote, has entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with Closing, to FiscalNote, Inc., which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate (as referenced in the Debt Committment Letter) plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter and a requirement for unrestricted cash on the balance sheet of New FiscalNote on a consolidated basis (after giving effect to the Business Combination and the other transactions contemplated thereby) to be no less than $100 million (the “Minimum Liquidity Condition”). The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without the use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
Special Meeting of DSAC Shareholders and the Proposals
The Special Meeting will convene on         , 2022 at            New York City time, at the offices of Davis Polk & Wardwell LLP, at 450 Lexington Avenue, New York, NY 10017, or virtually via live webcast at www.cstproxy.com/dsac/2022. Shareholders may attend, vote and examine the list of DSAC shareholders entitled to vote at the Special Meeting by visiting www.cstproxy.com/dsac/2022 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
Approval of the Condition Precedent Proposals is a condition to the obligation of both DSAC and FiscalNote to complete the Business Combination.
Only holders of record of issued and outstanding DSAC ordinary shares as of the close of business on       , 2022, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of DSAC ordinary shares that you owned as of the close of business on the record date.
A quorum of shareholders is necessary to hold a valid shareholder meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding DSAC ordinary shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the date hereof, the Sponsor and other initial shareholders of DSAC own approximately 38% of DSAC’s total outstanding shares.
Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.
Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
Approval of each of the Advisory Governing Documents Proposals, each of which is a nonbinding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposal.
Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the DSAC Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Therefore, only holders of the DSAC Class B ordinary shares will vote on the election of directors at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposal.
Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
Approval of the Long-Term Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposal.
Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.
Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposal.
Recommendation of the DSAC Board
The DSAC Board has determined that the Business Combination is advisable and in the best interests of the DSAC shareholders and recommends that the DSAC shareholders adopt the Business Combination

Agreement and approve the Business Combination. The DSAC Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors, as described in “The Business Combination Proposal — DSAC Board’s Reasons for the Approval of the Business Combination” beginning on page 133.
The DSAC Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Governing Documents Proposals, “FOR” the approval of the election of each director nominee pursuant to the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Long-Term Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.
For more information about the DSAC Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and DSAC Board Recommendation” and “The Business Combination Proposal — DSAC Board’s Reasons for the Approval of the Business Combination.”
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on January 31, 2022 at 11:59 pm New York City time.
In addition, while the Business Combination as a whole is not subject to a mandatory CFIUS filing requirement and review as more fully discussed under “The Business Combination Agreement — CFIUS Approval” included elsewhere in this proxy statement/prospectus, DSAC, Merger Sub and FiscalNote elected to file with CFIUS on a voluntary basis and have conditioned the Sponsor’s board nomination rights on CFIUS Approval. The parties obtained CFIUS Approval on June 6, 2022 for the Business Combination, including both the equity investments reflected in the Business Combination as a whole and the Sponsor’s rights to name two directors to the New FiscalNote Board. The CFIUS Approval was provided without conditions, and neither the process of obtaining, nor the receipt of, the CFIUS Approval had or is expected to have any material effect on the business of DSAC or New FiscalNote. See “The Business Combination Agreement — CFIUS Approval” and “Business of FiscalNote — Regulatory Environment” included elsewhere in this proxy statement/prospectus for more information.
Conditions to the Completion of the Business Combination
The Business Combination is subject to customary closing conditions, including, among others, (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (ii) DSAC having, and having not redeemed, DSAC Class A ordinary shares or made payments in connection with the Private Placements in an amount that would cause DSAC not to have, at least $5,000,001 of net tangible assets, (iii) the required approval of DSAC shareholders having been obtained for the Business Combination, (iv) the required approval of FiscalNote stockholders having been obtained for the Business Combination, and (v) the New FiscalNote Class A Common stock to be issued in connection with the Business Combination having been approved for listing on the NYSE. The obligations of DSAC to complete the Business Combination are further conditioned on other closing conditions, including (i) no material adverse effect with respect to FiscalNote having occurred after the date of the Business Combination Agreement, the material adverse effects of which are continuing, (ii) the representations and warranties of FiscalNote being true as of the Closing (subject to customary materiality qualifications) and (iii) FiscalNote having complied with its agreements and covenants in the Business Combination Agreement in all material respects. The obligations of FiscalNote to complete the Business Combination are further conditioned on other closing conditions, including the Minimum Proceeds Condition being satisfied.
Termination
Mutual Termination Rights
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

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by mutual written consent of DSAC and FiscalNote;

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by either FiscalNote or DSAC if the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable governmental order;

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by either FiscalNote or DSAC if the Closing has not occurred before August 7, 2022 (the “Termination Date”); provided that the right to terminate the Business Combination Agreement pursuant to this bullet shall not be available to FiscalNote or DSAC if such party’s breach of any of its obligations under the Business Combination Agreement is the primary cause of the failure of the Closing to have occurred before the Termination Date; or

•
by either FiscalNote or DSAC if the required approval of DSAC shareholders is not obtained at the Special Meeting (subject to any permitted adjournment or postponement of the Special Meeting in accordance with the Business Combination Agreement).

Termination Rights of FiscalNote
The Business Combination Agreement may be terminated by FiscalNote and the transactions contemplated thereby abandoned if any of DSAC’s or Merger Sub’s representations or warranties has failed to be true and correct or if DSAC or Merger Sub has failed to perform or comply with any covenant or agreements set forth in the Business Combination Agreement such that the conditions described in “The Business Combination Agreement — Conditions to Closing — Additional Conditions to the Obligations of FiscalNote — Representations and Warranties” and “— Agreements and Covenants” would not be satisfied at the Closing, and (A) such failure, by its nature, could not be cured prior to the Termination Date through DSAC’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is thirty (30) days after the date on which FiscalNote has first notified DSAC in writing of such failure (or such earlier time after DSAC’s receipt of such notice as DSAC has ceased to use reasonable best efforts to cure such failure) and (y) the Termination Date; provided that the right to terminate the Business Combination Agreement under this bullet will not be available to FiscalNote at any time at which DSAC would have the ability to terminate the Business Combination Agreement pursuant to its corresponding termination right described below.
Termination Rights of DSAC
The Business Combination Agreement may be terminated by DSAC and the transactions contemplated thereby abandoned if any of FiscalNote’s representations or warranties has failed to be true and correct or if FiscalNote has failed to perform or comply with any covenant or agreements set forth in the Business Combination Agreement such that the conditions described in “The Business Combination Agreement — Conditions to Closing — Additional Conditions to the Obligations of DSAC and Merger Sub — Representations and Warranties” and “— Agreements and Covenants” would not be satisfied at the Closing, and such failure (A) has not been cured by the earlier of (x) the date that is thirty (30) days after the date on which FiscalNote has first notified DSAC in writing of such failure and (y) the Termination Date or (B) by its nature cannot be cured prior to the Termination Date through exercise of its reasonable efforts; provided that the right to terminate this Agreement under this bullet will not be available to DSAC at any time at which FiscalNote would have the ability to terminate the Business Combination Agreement pursuant to its corresponding termination right described above.
Redemption Rights
Pursuant to the Current Charter, a public shareholder may request that DSAC redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

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prior to        , New York City time, on         , 2022, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that DSAC redeem your public shares for cash and (b) deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to the transfer agent, physically or electronically through DTC.
As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, DSAC’s transfer agent, DSAC will redeem such public shares upon or promptly after the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. In addition, we have entered into a Backstop Agreement, dated as of November 7, 2021, with certain affiliates of the Sponsor in connection with the signing of the Business Combination Agreement, pursuant to which certain affiliates of the Sponsor have agreed, subject to the other terms and conditions included therein, to subscribe for New DSAC Class A Common Stock at the Closing in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount of up to $175,000,000. Accordingly, the Business Combination may be consummated and the amount of funds in the Trust Account will remain unchanged due to commitment of the Sponsor and its affiliates under the Backstop Agreement even though the number of public shares and public shareholders are reduced as a result of redemptions by public shareholders.
Pursuant to the terms of the Business Combination Agreement, in connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock. In addition, following the Domestication and immediately prior to the consummation of the Business Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will, following the Domestication, receive a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock received in the Domestication.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Holders of our warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
DSAC shareholders, DSAC warrant holders and unit holders do not have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. DSAC has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting—Revoking Your Proxy.”
Interests of DSAC’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the DSAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that DSAC’s Sponsor and its directors and officers have interests in the Business Combination that are different from, or in addition to, those of DSAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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If we are unable to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our private placement warrants, which will expire worthless if we fail to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders.

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The Sponsor purchased 5,031,250 Founder Shares prior to the IPO for an aggregate purchase price of $25,000 or approximately $0.005 per share, subsequently forfeited 656,250 Founder Shares for no consideration upon the expiration of the underwriters’ over-allotment option. The Sponsor, its affiliates and certain of our directors currently hold an aggregate of 4,375,000 Founder Shares and 4,000,000 DSAC Class A ordinary shares, which collectively accounted for approximately 38% of our outstanding shares after the consummation of the initial public offering. As of        , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $      , based upon a closing price of $       per DSAC Class A ordinary share on Nasdaq. Upon the Closing, the Founder Shares will be converted into 4,375,000 shares of New FiscalNote Class A common stock. The Founder Shares are expected to be worthless if the Business Combination or another business combination is not completed by November 2, 2022 or a later date approved by our shareholders because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares.

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Simultaneously with the closing of the IPO and in October 2021, we consummated the sale of 5,500,000 and 1,500,000 private placement warrants, respectively, at a price of $1.00 per warrant in a Private Placement to our Sponsor and its affiliates. As a result of the Warrant Adjustment, the Sponsor and its affiliates would own an aggregate of 11,000,000 private warrants, each exercisable commencing 30 days following the Closing Date for one share of New FiscalNote Class A common stock at an exercise price of $7.32 per share. The private placement warrants are identical to the public warrants sold as part of the Units issued in the IPO except that, so long as they are held by our Sponsor and its affiliates or their permitted transferees: (i) the private warrants will not be redeemable by us; (ii) the private placement warrants (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor and its affiliates until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. If we do not consummate a business combination transaction by November 2, 2022 or a later date approved by our shareholders, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our Sponsor and its affiliates will be worthless. As of     , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of the private warrants held

by our Sponsor and its affiliates, if unrestricted and freely tradable, would be $    , based upon a closing price of $    per DSAC public warrant on Nasdaq.
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Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.005 prior to the consummation of the IPO. As a result, even if the trading price of the New FiscalNote Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the Public Shares and public warrants and the substantial number of New FiscalNote Class A common stock that the Sponsor and the DSAC directors currently holding Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and these directors can earn a positive return on their investment, even if other DSAC shareholders have a negative return on their investment in New FiscalNote.

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Our Sponsor, officers and directors will lose their entire investment of $7,025,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,000,000 private placement warrant purchase price, if we do not complete a business combination by November 2, 2022 or a later date approved by our shareholders.

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In connection with the signing of the Business Combination Agreement, DSAC and the Backstop Parties entered into certain Backstop Agreement whereby the Backstop Parties have agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC, if any, in connection with the Business Combination, in an amount of up to $175,000,000. The Backstop Agreement was executed by DSAC and the Backstop Parties primarily to ensure the satisfaction of the minimum cash proceeds condition set forth under the Business Combination Agreement, reduce redemption related risks and facilitate the successful consummation of the Business Combination. In addition, funds received from the backstop transactions will be deposited into the Trust Account and utilized by New FiscalNote subsequent to the Closing for its working capital and other purposes, which will improve the financial condition of New FiscalNote. The Backstop Parties and the Sponsor will benefit from the backstop transactions and the consummation of the Business Combination, which benefits (i) include increasing certainty for the Sponsor and its affiliates, including the Backstop Parties, that the Business Combination will be successfully consummated and fulfilling the Sponsor’s investment objectives in connection with DSAC, (ii) include the issuance of Bonus Shares to non-redeeming DSAC shareholders (including the Sponsor and its affiliates and the Backstop Parties) following the Domestication and immediately prior to the consummation of the Business Combination thereby incentivizing DSAC shareholders to not elect to redeem their shares thus reducing the obligations of the Backstop Parties under the Backstop Agreement and resulting in additional benefits to the Sponsor and its affiliates despite their contractual obligations to not redeem in the case of the 4,000,000 DSAC Class A ordinary shares held by the Sponsor and its affiliates, (iii) include the issuance of up to 10,000,000 Bonus Shares in a maximum redemption scenario (or up to 2,286,000 Bonus Shares in a minimum redemption scenario) to the Backstop Parties in the same ratio as the non-redeeming DSAC shareholders and the increase of the Sponsor’s ownership percentage in the common stock of New FiscalNote upon Closing as a result thereof, and (iv) are different from, or in addition to, those available to DSAC shareholders and warrant holders generally as a result of the consummation of the Business Combination as fully described under the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination.”

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Mr. Jain will serve as a director of New FiscalNote after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New FiscalNote Board determines to pay to its directors.

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Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if DSAC fails to complete a business combination by November 2, 2022 or a later date approved by our shareholders.

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Funds affiliated with the Sponsor hold convertible notes in FiscalNote with an aggregate principal of $3 million, which will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to, and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with, the Closing.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DSAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, New FiscalNote will indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DSAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. To date, we have not incurred any such out-of-pocket expenses.

•
DSAC’s Current Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with DSAC but not offered due to a DSAC director’s duties to another entity. DSAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its Current Charter impacted its search for an acquisition target and DSAC was not prevented from reviewing any opportunities as a result of such waiver.

The foregoing interests present a risk that the Sponsor, DSAC’s officers and directors and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the public shareholders. As such, the Sponsor and DSAC’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to public shareholders rather than liquidate.
The existence of financial and personal interests of the DSAC directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for DSAC and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors — Risks Related to DSAC and the Business Combination — Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus” and “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” for further discussion of this and other risks.
Stock Exchange Listing
DSAC’s units, Class A ordinary shares and public warrants are publicly traded on Nasdaq under the symbols “DSACU,” “DSAC” and “DSACW”, respectively. DSAC has applied to list the New FiscalNote Class A common stock and warrants on the NYSE under the symbols “NOTE” and “NOTEW,” respectively, upon the Closing. New FiscalNote will not have units traded following the Closing.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent FiscalNote’s good faith estimate of such amounts assuming a Closing as of           , 2022.
(in millions)	Assuming No Redemptions	Assuming Maximum Redemptions
Sources
Proceeds from Trust Account(1)	$175	$175
Debt Financing(2)	75	75
Sponsor Equity	44	44
FiscalNote Shareholder Rollover(5)	1,000	1,000
Total Sources	$1,294	$1,294
Uses
FiscalNote Shareholder Rollover(5)	$1,000	$1,000
Debt Paydown(3)	102	102
Sponsor Equity Rollover	44	44
Cash to Balance Sheet(3)	113	113
Estimated Fees & Expenses(4)	35	35
Total Uses	$1,294	$1,294

(1)
As of March 31, 2022 and taking into account transactions contemplated by the Backstop Agreement.

(2)
Reflects expected incremental principal amount of senior secured credit facility issued in connection with the Debt Financing. The total principal amount is expected to be $150.0 million, inclusive of the First Out Term Loans under the existing senior facility, which will be refinanced on amended terms.

(3)
Reflects assumed amount of cash that will be used to repay a certain amount of our debt outstanding at Closing. In the event that the actual amount of our debt repaid at Closing is greater than (or less than, as the case may be), there will be a corresponding decrease in the amount of cash (or increase in, as the case may be) to our balance sheet at Closing.

(4)
Includes deferred underwriting commission of $6.1 million and represents maximum reduction of Available Cash (as defined in the Business Combination Agreement) related to DSAC Transaction Expenses and FiscalNote Transaction Expenses (the aggregate amount of which are currently expected to equal approximately $45.0 million). In the event that the actual amount of our fees and expenses at Closing is greater than (or less than, as the case may be), there will be a corresponding decrease in (or increase in, as the case may be) the amount of cash on our balance sheet at Closing.

(5)
Excludes aggregate exercise price payable with respect to each Vested Company Option and Company Warrant estimated to be $11.0 million.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and the exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
FiscalNote has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
FiscalNote’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with approximately over 85% of the voting interest in each scenario;

•
the largest individual minority stockholder of the combined entity is an existing stockholder of FiscalNote;

•
FiscalNote’s directors will represent a majority of the New FiscalNote Board;

•
FiscalNote’s senior management will be the senior management of New FiscalNote; and

•
FiscalNote is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that FiscalNote is the accounting acquirer in the Business Combination.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of DSAC shareholders who become New FiscalNote stockholders in the Business Combination will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter and the Proposed Bylaws. See “Comparison of Stockholders’ Rights.”
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New FiscalNote’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of DSAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.
PRC Regulatory Matters
Based on our inquiries with Fangda Partners, our PRC legal advisor, we believe currently we are not required to obtain pre-approval or permission from PRC government authorities, including the CSRC or the CAC, to consummate the Business Combination or issue securities to investors outside of the PRC. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that the Business Combination will not be subject to such requirements, approvals or permissions in the future. See “Risk Factors — Risks Related to DSAC and the Business Combination — The PRC governmental authorities may take the view now or in the future that an approval from them is required for an overseas offering by a company affiliated with Chinese businesses or persons or a business combination with a target business based in and primarily operating in China.” Based on our inquiries with Fangda Partners, our PRC legal advisor, as of the date of this proxy statement/prospectus, we do not anticipate any PRC regulatory matters to affect DSAC or the Sponsor prior to Domestication, and separately, prior to the Business Combination.

Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. However, we do not believe that such risks would continue to apply towards New FiscalNote as the post-Business Combination company, as it will be headquartered in Washington, D.C. without any operations in mainland China.
Neither of DSAC’s auditor nor FiscalNote’s auditor (which is also anticipated to be New FiscalNote’s auditor subsequent to Closing) is subject to the determinations announced by the PCAOB on December 16, 2021. Both auditors are PCAOB-registered firms and subject to all respective inspections of PCAOB; thus, we do not expect the Holding Foreign Companies Accountable Act and related regulations will affect us.
SUMMARY RISK FACTORS
In evaluating the proposals to be presented at the Special Meeting, DSAC shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
Some of the risks related FiscalNote’s business and industry are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to FiscalNote in the present tense or New FiscalNote from and after the Business Combination.
•
Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

•
Funds affiliated with the Sponsor have agreed to backstop the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of public shareholders exercise their redemption rights, though the public float of New FiscalNote may also be reduced. However, if the conditions for the funding of the Debt Financing are not satisfied, or if funds affiliated with the Sponsor are unable to provide the funding pursuant to the Backstop Agreement or are otherwise in breach of such agreement, then it is possible that the Business Combination may not be consummated.

•
Neither the DSAC Board nor any committee thereof obtained a fairness opinion or a third-party valuation in determining whether or not to pursue the Business Combination.

•
The Sponsor and DSAC’s directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how DSAC’s public shareholders vote.

•
Warrants will become exercisable for New FiscalNote Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to DSAC’s shareholders.

•
DSAC shareholders may be held liable for claims by third parties against DSAC to the extent of distributions received by them upon redemption of their shares.

•
There can be no assurance that New FiscalNote Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

•
DSAC’s directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

•
If third parties bring claims against DSAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by DSAC shareholders may be less than $10.00 per share.

•
DSAC’s location in Hong Kong poses risks to investors who will hold shares in New FiscalNote. To the extent any PRC laws and regulations become applicable to us, it may subject us to the risks and uncertainties associated with China, including with respect to significant regulatory, liquidity and enforcement risks.

•
Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

•
China’s economic, political and social conditions, as well as sudden or unexpected changes in any government policies, laws and regulations, could have a material adverse effect on the Business Combination. For example, if we are required by any new regulation to obtain prior approval to close the Business Combination, our Business Combination progress could be significantly delayed, and we cannot guarantee you that we will eventually be able to obtain such approval. We believe such risks will be remote following the Business Combination, as we will then be headquartered in Washington D.C. without any operations in mainland China.

•
Implementation of the National Security Law in Hong Kong involves uncertainty, and the recent policy pronouncements by the PRC government regarding business activities of U.S.-listed Chinese businesses may negatively impact DSAC and the Business Combination progress.

•
Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could impair our ability to complete the proposed Business Combination or result in a material change in the value of our common stock.

•
FiscalNote has recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast its revenue and evaluate its business and prospects.

•
FiscalNote has a history of net losses, anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.

•
If FiscalNote is unable to attract new customers, retain existing customers, expand its products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, its revenue growth and profitability will be harmed.

•
A principal focus of FiscalNote’s business strategy is to grow and expand its business through acquisitions. FiscalNote may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to it from a commercial perspective.

•
FiscalNote relies on third parties, including public sources, for data, information and other products and services, and FiscalNote’s relationships with such third parties may not be successful or may change, which could adversely affect its results of operations.

•
If FiscalNote fails to maintain and improve its methods and technologies, or anticipate new methods or technologies, for data collection, organization, and analysis, as well as search and other product features that facilitate the customer’s ability to derive relevant insights from our products, competing products and services could surpass those of FiscalNote in depth, breadth, or accuracy of its data or other features.

•
FiscalNote’s business is subject to numerous legal and regulatory risks that could have an adverse impact on its business.

•
FiscalNote’s projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, FiscalNote’s financial and operating results may differ materially from its expectations.

•
FiscalNote may not be able to adequately obtain, maintain, protect and enforce its proprietary and intellectual property rights in its data or technology.

•
FiscalNote has entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and FiscalNote may not be successful in entering into other similar agreements and relationships. If FiscalNote fails to maintain its current licensing agreements or establish new relationships, it could result in loss of revenue and harm FiscalNote’s business and financial condition or inability for FiscalNote to use the intellectual property licensed to it by the applicable third party.

•
FiscalNote has identified material weaknesses in its internal control over financial reporting, and its management has concluded that its disclosure controls and procedures are not effective. While FiscalNote is working to remediate any material weakness in its internal controls over financial reporting, FiscalNote cannot assure you that additional material weaknesses will not occur in the future. If FiscalNote’s internal control over financial reporting or our disclosure controls and procedures are not effective, FiscalNote may not be able to accurately report its financial results or prevent fraud, which may cause investors to lose confidence in its reported financial information and may lead to a decline in New FiscalNote’s stock price.

•
Cyberattacks, security, privacy, or data breaches or other security incidents that affect FiscalNote’s networks or systems, or those of its service providers, involving sensitive, personal, classified or confidential information of FiscalNote or its customers could expose FiscalNote to liability under various laws and regulations across jurisdictions, decrease trust in FiscalNote and its products and services, increase the risk of litigation and governmental investigation, and harm FiscalNote’s reputation, business, and financial condition.

•
FiscalNote depends on third parties for data, information and other services, and FiscalNote’s ability to serve its customers could be adversely impacted if such third parties fail to fulfill their obligations, if FiscalNote is unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties, or if FiscalNote’s arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

•
Following the consummation of the Business Combination, only FiscalNote’s Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of New FiscalNote’s assets, or other major corporate transaction requiring stockholder approval.

•
New FiscalNote will be a “controlled company” under NYSE rules, and as a result, its stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.

•
Sales of a substantial number of New FiscalNote’s Class A common stock in the public market by our existing shareholders could cause New FiscalNote’s share price to decline.

•
FiscalNote’s management team has limited experience managing a public company.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DSAC
DSAC is providing the following selected historical financial information to assist the analysis of the financial aspects of the Business Combination.
DSAC’s statement of operations data for the three months ended March 31, 2022 and 2021 and balance sheet data as of March 31, 2022 are derived from DSAC’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. DSAC’s statement of operations data for the years ended December 31, 2021 and 2020 and balance sheet data as of December 31, 2021 are derived from DSAC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with DSAC’s consolidated financial statements and related notes and “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Duddell Street Acquisition Corp.
(In thousands, except shares and per share data)	Three months ended March 31, 2022	Three months ended March 31, 2021	Year ended December 31, 2021	Year ended December 31, 2020
Income Statement Data:
Loss from operations	$(1,922)	$(250)	$(5,940)	$(672)
Net income (loss)	$7,236	$3,500	$(3,656)	$(9,091)
Weighted average Class A ordinary shares outstanding, basic and diluted	17,500,000	17,500,000	17,500,000	8,536,585
Basic and diluted net income (loss) per share, Class A ordinary shares subject to redemption	$0.33	$0.16	$(0.17)	$(0.70)
Weighted average Class B ordinary shares outstanding, basic and diluted	4,375,000	4,375,000	4,375,000	4,375,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.33	$0.16	$(0.17)	$(0.70)
	March 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Investments held in Trust Account	$175,124	$175,102	$175,031
Total assets	$175,691	$176,182	$176,232
Total liabilities	$22,764	$30,491	$27,290
Class A ordinary shares subject to possible redemption	$175,000	$175,000	$175,000
Total shareholders’ deficit	$(22,073)	$(29,309)	$(26,058)

SELECTED HISTORICAL FINANCIAL INFORMATION OF FISCALNOTE
The following table shows the selected historical financial information of FiscalNote for the periods and as of the dates indicated.
The selected statement of operations data of FiscalNote for the years ended December 31, 2021 and 2020, were derived from the audited historical consolidated financial statements of FiscalNote. The selected statement of operations data of FiscalNote for the three months ended March 31, 2022 and 2021 and the balance sheet data as of March 31, 2022 was derived from the unaudited interim consolidated financial statements of FiscalNote.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace FiscalNote’s consolidated financial statements and the related notes. FiscalNote’s historical results are not necessarily indicative of FiscalNote’s future results, and FiscalNote’ results as of and for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to FiscalNote, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New FiscalNote going forward. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — FiscalNote” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	Three months ended March 31,		Year ended December 31,
(In thousands, except shares and per share data)	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Income Statement Data:
Revenue	$26,071	$17,349	$82,912	$65,157
Operating loss	$(12,410)	$(10,058)	$(55,582)	$(28,966)
Net loss	$(28,351)	$(26,426)	$(109,421)	$(51,272)
Loss per share – basic and diluted	$(1.26)	$(2.95)	$(23.50)	$(8.74)
	March 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Total assets	$415,343	$378,493	$280,106
Long-term debt	$347,654	$299,318	$211,968
Total liabilities	$475,963	$411,327	$272,373
Temporary equity	$440,821	$449,211	$238,963
Total stockholders’ deficit	$(501,441)	$(482,045)	$(231,230)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the reverse acquisition of FiscalNote by DSAC as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the sellers issuing shares for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2022 gives effect to the Business Combination as if it had occurred on March 31, 2022. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2022 and the year ended December 31, 2021 give effect to the Business Combination as if it had occurred on January 1, 2021.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of DSAC appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The selected pro forma data has been presented for informational purposes only and are not necessarily indicative of what the combined financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. The unaudited pro forma condensed combined financial information do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. In addition, the unaudited pro forma data does not purport to project the future financial position or operating results of DSAC and FiscalNote subsequent to the close of the Business Combination.
Pro Forma Combined (Assuming No Redemptions and Maximum Redemptions)
(In thousands, except shares and per share data)	As of March 31, 2022
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data
Total assets	$487,962
Long-term debt	$150,333
Total liabilities	$277,214
Total stockholders’ equity	$210,748
	Pro Forma Combined (Assuming No Redemptions and Maximum Redemptions)
	For the three months ended March 31, 2022	For the year ended December 31, 2021
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Revenue	$26,071	$82,912
Operating loss	$(14,919)	$(69,554)
Net loss	$(1,614)	$(125,422)
Loss per share – basic and diluted	$(0.01)	$(0.98)
Weighted-average shares outstanding – basic and diluted	127,806,668	127,806,668

COMPARATIVE PER SHARE INFORMATION
The following table sets forth:
•
historical per share information of DSAC for the three months ended March 31, 2022 and the year ended December 31, 2021;

•
historical per share information of FiscalNote for the three months ended March 31, 2022 and the year ended December 31, 2021; and

•
unaudited pro forma per share information of the combined company for the three months ended March 31, 2022 and the year ended December 31, 2021 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
Assuming No Redemptions:   This presentation assumes that no DSAC shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions Subject to Backstop:   This scenario assumes that DSAC shareholders unaffiliated with the Sponsor will redeem approximately 13.5 million shares of their DSAC Class A ordinary shares for an aggregate redemption payment of $135 million. In a Backstop Agreement, DSAC has negotiated that the total number of shares redeemed by DSAC Class A shareholders will be purchased by affiliates of its Sponsor. As such, the pro forma combined balance sheet and income statement under the maximum redemptions scenario is not materially different from the no redemptions scenario. The only difference between the maximum redemptions scenario and the no redemptions scenario is the ownership the Sponsor has in New FiscalNote’s common stock. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

If the actual facts are different than these assumptions, the below numbers will be different. These numbers also do not take into account the public and private warrants to purchase shares of New FiscalNote common stock that will be outstanding immediately following the completion of the Business Combination.
The historical information should be read in conjunction with “Selected Historical Financial Information of FiscalNote,” “Selected Historical Financial Information of DSAC,” “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of FiscalNote and DSAC contained elsewhere in this proxy statement/prospectus.
The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent the actual results of operations that New FiscalNote would achieved if the Business Combination been completed as of the dates set forth below or to project the results of operations that New FiscalNote may achieve after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent either the book value of New FiscalNote had the Business Combination been completed as of the dates set forth below or the book value per share for any future date or period.

			Combined Pro Forma	FiscalNote Pro forma per share data(2)
(in thousands, except shares and per share data)	Duddell (Historical)	FiscalNote (Historical)	Assuming No Redemptions and Maximum Redemptions	Assuming No Redemptions and Maximum Redemptions
As of and for the three months ended March 31, 2022 (unaudited)
Book value per share(1)(2)	$(5.05)	$(31.73)	$1.65	$1.93
Weighted average shares outstanding of DSAC ordinary shares subject to redemption, basic and diluted	17,500,000	N/A	N/A	N/A
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	15,802,078	N/A	N/A
Weighted average shares of New FiscalNote Class A and Class B common stock outstanding – basic and diluted	N/A	N/A	127,806,668	N/A
Basic and diluted net income (loss) per share, DSAC ordinary shares subject to redemption	$0.33	N/A	N/A	N/A
Basic and diluted net income (loss) per share, ordinary shares	$0.33	$(1.26)	N/A	$(0.01)
Net income (loss) per share, New FiscalNote Class A and B – basic and diluted	N/A	N/A	$(0.01)	N/A
As of and for the year ended December 31, 2021 (Unaudited)
Book value per share(1)(2)	$(6.70)	$(36.91)	N/A	N/A
Weighted average shares outstanding of DSAC ordinary shares subject to redemption, basic and diluted	17,500,000	N/A	N/A	N/A
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	13,061,380	N/A	N/A
Weighted average shares of New FiscalNote Class A and Class B common stock outstanding – basic and diluted	N/A	N/A	127,806,668	N/A
Basic and diluted net income (loss) per share, DSAC ordinary shares subject to redemption	$(0.17)	N/A	N/A	N/A
Basic and diluted net income (loss) per share, ordinary shares	$(0.17)	$(23.50)	N/A	$(1.15)
Net income (loss) per share, New FiscalNote Class A and B – basic and diluted	N/A	N/A	$(0.98)	N/A

(1)
Book value per share is calculated as total equity divided by pro forma outstanding shares

(2)
The equivalent pro forma basic and diluted per share data for FiscalNote is calculated by multiplying the combined pro forma per share data by the Exchange Ratio of approximately 1.17. The weighted average shares outstanding includes FiscalNote common stock, preferred stock and debt which will convert to common stock of New FiscalNote.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
DSAC
Market Price and Ticker Symbol
DSAC’s units, Class A ordinary shares and public warrants are currently listed on Nasdaq under the symbols “DSACU,” “DSAC,” and “DSACW,” respectively. The closing prices of DSAC’s units, Class A ordinary shares and public warrants on November 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, were $10.30, $9.91 and $0.81, respectively. As of   , 2022, the record date for the Special Meeting, the closing prices for each unit, Class A ordinary share and public warrant were $         , $          and $          , respectively.
Holders
As of           , 2022, there were holders of record of our units, holders of record of DSAC Class A ordinary shares, holders of record of DSAC Class B ordinary shares and holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, DSAC Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
DSAC has not paid any cash dividends on DSAC ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New FiscalNote’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New FiscalNote Board at such time.
FiscalNote
There is no public market for shares of FiscalNote’s common stock.

RISK FACTORS
DSAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their votes to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Risks Related to DSAC and the Business Combination
In this section, references to “we,” “us,” and “our” are intended to refer to DSAC prior to the consummation of the Business Combination and to New FiscalNote after the consummation of the Business Combination, unless the context clearly indicates otherwise.
Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering the DSAC Board’s recommendation that its shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus, DSAC shareholders should be aware that initial shareholders, directors and officers of DSAC have interests in the Business Combination that may be different from, or in addition to, the interests of DSAC shareholders. These interests include:
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If DSAC is unable to complete its initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders, DSAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DSAC to pay taxes, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DSAC’s remaining shareholders and the DSAC Board, liquidate and dissolve, subject in each case to DSAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to DSAC’s warrants, which will expire worthless if DSAC fails to complete its initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders.

•
The Sponsor purchased 5,031,250 Founder Shares prior to the IPO for an aggregate purchase price of $25,000 or approximately $0.005 per share, subsequently forfeited 656,250 Founder Shares for no consideration upon the expiration of the underwriters’ over-allotment option. The Sponsor, its affiliates and certain of our directors currently hold an aggregate of 4,375,000 Founder Shares and 4,000,000 DSAC Class A ordinary shares, which accounted for approximately 38% of our outstanding shares after the consummation of the initial public offering. As of        , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $      , based upon a closing price of $       per DSAC Class A ordinary share on Nasdaq. Upon the Closing, the Founder Shares will be converted into 4,375,000 shares of New FiscalNote Class A common stock. The Founder Shares are expected to be worthless if the Business Combination or another business combination is not completed by November 2, 2022 or a later date approved by our shareholders because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares.

•
Simultaneously with the closing of DSAC’s IPO and in October 2021, DSAC consummated the sale of 5,500,000 and 1,500,000 private placement warrants, respectively, at a price of $1.00 per warrant in a Private Placement to the Sponsor. As a result of the Warrant Adjustment, the Sponsor would own an aggregate of 11,000,000 private warrants, each exercisable commencing 30 days following the Closing Date for one share of New FiscalNote Class A common stock at an exercise price of $7.32 per share. The private placement warrants are identical to the public warrants sold as part of the Units issued in the IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) the private warrants will not be redeemable by us; (ii) the private placement warrants (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. If DSAC does not consummate a business combination transaction by November 2, 2022 or a later date approved by DSAC’s shareholders, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by the Sponsor will be worthless. As of        , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of the private warrants held by our Sponsor, if unrestricted and freely tradable, would be $      , based upon a closing price of $       per DSAC public warrant on Nasdaq.
•
Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.005 prior to the consummation of the IPO. As a result, even if the trading price of the New FiscalNote Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the price the Sponsor paid for the private placement warrants as compared to the price of the Public Shares and public warrants and the substantial number of New FiscalNote Class A common stock that the Sponsor and the DSAC directors currently holding Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and these directors can earn a positive return on their investment even if other DSAC shareholders have a negative return on their investment in New FiscalNote.

•
The Sponsor, officers and directors will lose their entire investment of $7,025,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,000,000 private placement warrant purchase price, if DSAC does not complete a business combination by November 2, 2022 or a later date approved by DSAC’s shareholders.

•
In connection with the signing of the Business Combination Agreement, DSAC and the Backstop Parties entered into certain Backstop Agreement whereby the Backstop Parties have agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC, if any, in connection with the Business Combination, in an amount of up to $175,000,000. The Backstop Agreement was executed by DSAC and the Backstop Parties primarily to ensure the satisfaction of the minimum cash proceeds condition set forth under the Business Combination Agreement, reduce redemption related risks and facilitate the successful consummation of the Business Combination. In addition, funds received from the backstop transactions will be deposited into the Trust Account and utilized by New FiscalNote subsequent to the Closing for its working capital and other purposes, which will improve the financial condition of New FiscalNote. The Backstop Parties and the Sponsor will benefit from the backstop transactions and the consummation of the Business Combination, which benefits (i) include increasing certainty for the Sponsor and its affiliates, including the Backstop Parties, that the Business Combination will be successfully consummated and fulfilling the Sponsor’s investment objectives in connection with DSAC, (ii) include the issuance of Bonus Shares to non-redeeming DSAC shareholders (including the Sponsor and its affiliates and the Backstop Parties) following the Domestication and immediately prior to the consummation of the Business Combination thereby incentivizing DSAC shareholders to not elect to redeem their shares thus reducing the obligations of the Backstop Parties under the Backstop Agreement and resulting in additional benefits to the Sponsor and its affiliates despite their contractual obligations to not redeem in the case of the 4,000,000 DSAC Class A ordinary shares held by the Sponsor and its affiliates, (iii) include the issuance of up to 10,000,000 Bonus Shares in a maximum redemption scenario (or up to 2,286,000 Bonus Shares in a minimum redemption scenario) to the Backstop Parties in the same ratio as the non-redeeming DSAC shareholders and the increase of the Sponsor’s ownership percentage in the common stock of New FiscalNote upon Closing as a result thereof, and (iv) are different from, or in addition to, those available to DSAC shareholders and warrant holders generally as a result of the consummation of the Business Combination as fully described under the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination.”
•
Mr. Jain will serve as a director of New FiscalNote after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New FiscalNote Board determines to pay to its directors.

•
The Sponsor and DSAC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if DSAC fails to complete a business combination by November 2, 2022 or a later date approved by DSAC’s shareholders.

•
Funds affiliated with the Sponsor hold convertible notes in FiscalNote with an aggregate principal of $3 million, which will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to, and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with, the Closing.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DSAC if and to the extent any claims by a vendor for services rendered or products sold to DSAC, or a prospective target business with which DSAC has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under DSAC’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, DSAC’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DSAC and remain outstanding. As of the date of this proxy statement/prospectus, DSAC’s Sponsor has not made any advances to DSAC for working capital expenses. If DSAC does not complete an initial business combination within the required period, DSAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, New FiscalNote will indemnify DSAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, DSAC’s Sponsor, its officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DSAC from time to time, made by DSAC’s Sponsor or certain of its officers and directors to finance transaction costs in connection with an intended initial business combination. To date, DSAC has not incurred any such out-of-pocket expenses.

•
DSAC’s Current Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with DSAC but not offered due to a DSAC director’s duties to another entity. DSAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its Current Charter impacted its search for an acquisition target and DSAC was not prevented from reviewing any opportunities as a result of such waiver.

The foregoing interests present a risk that the Sponsor, DSAC’s officers and directors and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the public shareholders. As such, the Sponsor and DSAC’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to public shareholders rather than liquidate.
These financial interests of the initial shareholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the DSAC Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the DSAC shareholders.

The Sponsor and DSAC’s directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how DSAC’s public shareholders vote.
The Sponsor and DSAC’s directors and executive officers have agreed to vote their shares in favor of the Business Combination. The Sponsor and DSAC directors own approximately 38% of DSAC’s shares prior to the Business Combination. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if the Sponsor and DSAC directors had agreed to vote their shares in accordance with the majority of the votes cast by DSAC’s public shareholders.
Funds affiliated with the Sponsor have agreed to backstop the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of public shareholders exercise their redemption rights, though the public float of New FiscalNote may also be reduced. However, if the conditions for the funding of the Debt Financing are not satisfied, or if funds affiliated with the Sponsor are unable to provide the funding pursuant to the Backstop Agreement or are otherwise in breach of such agreement, then it is possible that the Business Combination may not be consummated.
Pursuant to the Backstop Agreement, certain funds affiliated with our Sponsor have agreed to subscribe for New DSAC Class A Common Stock in order to fund redemptions by public shareholders of DSAC, if any, in connection with the Business Combination, in an amount of up to $175 million. As a result of the transactions contemplated by the Backstop Agreement, there will be approximately $175 million that remain in the Trust Account (before payment of transaction expenses of the parties to the Business Combination Agreement) at Closing regardless of the level of redemptions. Separately, the funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including the Minimum Liquidity Condition. As a result, even if there are a significant amount of redemptions by public shareholders, and if the Minimum Proceeds Condition is satisfied or waived, then, subject to other closing conditions, the Business Combination may still be consummated. If there are a significant amount of redemptions by public shareholders and the conditions for the funding of the Debt Financing are not satisfied, or if funds affiliated with the Sponsor are unable to provide the funding pursuant to the Backstop Agreement or are otherwise in breach of such agreement, which, as a result the Minimum Proceeds Condition is neither satisfied nor waived, then it is possible that the Business Combination may not be consummated. If the Minimum Proceeds Condition under the Business Combination Agreement could not be satisfied and were to be waived and the Business Combination is consummated, New FiscalNote may have less funding available to it, and it may be required to significantly curtail, delay one or more of its research or development programs or the marketing of any products or services or to otherwise reduce its operations. In general, New FiscalNote may be unable to expand its operations or otherwise capitalize on business opportunities, which could materially affect its business, financial condition and results of operations. DSAC intends to resolicit shareholder approval if the Minimum Proceeds Condition is waived.
In addition, purchases pursuant to the Backstop Agreement may reduce the public “float” of New FiscalNote’s common stock and the number of beneficial holders of New FiscalNote securities, possibly making it difficult to obtain or maintain the quotation, listing or trading of New FiscalNote’s securities on a national securities exchange.
Neither the DSAC Board nor any committee thereof obtained a fairness opinion or a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the DSAC Board nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that DSAC is paying for FiscalNote is fair to DSAC from a financial point of view. Nor did the DSAC Board or any committee thereof obtain a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the DSAC Board and management conducted due diligence on FiscalNote. The DSAC Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data and information on selected comparable companies, valuation of FiscalNote in its prior financings and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of DSAC shareholders. Accordingly, investors will be relying solely on the judgment of the DSAC Board and management in valuing FiscalNote, and the DSAC Board and management may not have properly valued FiscalNote’s business. The lack of a fairness opinion or third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially adversely impact DSAC’s ability to consummate the Business Combination.
DSAC public shareholders who do not redeem their public shares will experience immediate dilution as a result of the issuance of New FiscalNote common stock as consideration in connection with the Business Combination. Having a minority share position may reduce the influence that the public shareholders have on the management of New FiscalNote.
The issuance of additional shares of New FiscalNote common stock in the Business Combination will dilute the equity interests of the public shareholders and may adversely affect prevailing market prices for the public shares and/or the public warrants upon Closing. The public shareholders who do not redeem their public shares may experience dilution from several sources to varying degrees in connection with and after the Business Combination. The impact of dilution from the issuance of shares of New FiscalNote in the Business Combination in connection therewith is as follows:
•
Approximately 87,752,044 shares of New FiscalNote common stock are anticipated to be issued to holders of FiscalNote Class A common stock as consideration in the Business Combination, valued at $10.00 per share. This issuance represents approximately (a) 68.7% of the number of shares of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, under both the no redemption scenario and the maximum redemption scenario, and (b) 27.1% of the total voting power of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario.

•
Approximately 8,179,624 shares of New FiscalNote common stock are anticipated to be issued to holders of FiscalNote Class B common stock as consideration in the Business Combination, valued at $10.00 per share. This issuance represents approximately (a) 6.4% of the number of shares of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, under both the no redemption scenario and the maximum redemption scenario, and (b) 63.1% of the total voting power of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, under the no redemption scenario and the maximum redemption scenario.

•
4,375,000 Founder Shares currently held by the Sponsor and certain DSAC directors and 6,286,000 DSAC Class A ordinary shares, which includes 2,286,000 Bonus Shares (under the no redemption scenario), and 27,500,000 DSAC Class A ordinary shares, which includes 10,000,000 Bonus Shares (under the maximum redemption scenario), held by affiliates of the Sponsor, including the Backstop Parties will be converted into shares of New FiscalNote Class A common stock in the Business Combination, valued at $10.00 per share. These shares represent approximately (a) 8.3% and 24.9% of the number of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, under the no redemption scenario and the maximum redemption scenario, and (b) 3.3% and 9.8% of the total voting power of New FiscalNote common stock that will be outstanding immediately following the consummation of the Business Combination, under the no redemption scenario and the maximum redemption scenario.

Taking into consideration the foregoing sources of dilution and the transactions contemplated by the Backstop Agreement, immediately after the consummation of the Business Combination, DSAC’s public shareholders will hold (a) 21,214,000 shares of New FiscalNote Class A common stock, including 7,714,000 Bonus Shares, or 16.6% of the outstanding New FiscalNote common stock assuming no public shareholders exercise their redemption rights immediately after the consummation of the Business Combination, and (b) no shares of New FiscalNote Class A common stock assuming that public shareholders exercise their redemption rights with respect to 13,500,000 public shares (the maximum amount of redemption) immediately after the consummation of the Business Combination. If all public shareholders exercise their redemption rights, affiliates of the Sponsor, including the Backstop Parties, will purchase the full amount of redeemed shares which could increase the ownership of the Sponsor and affiliates of the Sponsor from 8.3% to 24.9%, respectively, under the no redemption and the maximum redemption scenario. Following the consummation of the Business Combination, public shareholders will have approximately 6.5% and 0% of the voting power under the no redemption scenario and the maximum redemption scenario, respectively. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
In addition to the foregoing sources of dilution, the public shareholders who do not redeem their public shares may experience dilution from a number of additional sources to varying degrees in connection with and after the Business Combination. These potential issuances of New FiscalNote securities with such diluting impact include the following:
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Up to 18,093,000 shares of New FiscalNote common stock and 1,078,000 New FiscalNote RSUs may be issuable to holders of FiscalNote capital stock as earnout consideration pursuant to the Business Combination Agreement and the issuance of such additional securities will be subject to certain conditions set forth under the Business Combination Agreement, including the occurrence of the Triggering Events.

•
New FiscalNote will reserve approximately 9% and 2% of the number of outstanding shares of New FiscalNote common stock, on a fully diluted, as converted and as-exercised basis (with such total pool of awards to be inclusive of shares reserved for issuance upon the exercise of options to purchase shares of New FiscalNote common stock issued in the Business Combination in respect of vested Converted Options), immediately following the Business Combination pursuant to the 2022 Plan and the ESPP and expects to grant equity awards under each of the 2022 Plan and the ESPP. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the 2022 Plan and the ESPP, respectively. Further, the 2022 Plan and ESPP provide for an annual “evergreen” increase not more than 3% of the outstanding shares of New FiscalNote Common Stock for a period of five years following the closing of the Business Combination.

•
There are currently outstanding an aggregate of 15,750,000 warrants to acquire DSAC Class A ordinary shares, which comprise 7,000,000 private placement warrants held by the Sponsor and 8,750,000 public warrants. Each of DSAC’s outstanding whole warrants will be converted into warrants of New FiscalNote in connection with the Business Combination and such warrant will be exercisable commencing 30 days following the Closing Date for one share of New FiscalNote Class A common stock in accordance with its terms. Further, the issuances of the Bonus Shares to the non-redeeming DSAC shareholders and the Backstop Parties will trigger adjustments to the warrants outstanding at the Closing pursuant to the Warrant Agreement, resulting in an additional up to 9,856,500 shares of New FiscalNote Class A common stock (based upon an exchange ratio of 1.571) issuable upon exercise of such warrants at a lower exercise price of $7.32 per share. Upon Closing and taking into consideration the Warrant Adjustment and any potential conversion of working capital loans into warrants, there will be an aggregate of up to 27,106,500 warrants outstanding upon Closing, each exercisable at an exercise price of $7.32 per share. Therefore, assuming that each outstanding whole warrant is exercised upon the consummation of the Business Combination and one share of New FiscalNote Class A common stock is issued as a result of such exercise, with payment of the exercise price of $7.32 per share, New FiscalNote’s fully diluted share capital would increase by a total of up to 27,106,500 shares, with approximately $198 million paid to New FiscalNote to exercise the warrants.

•
As discussed more fully under the heading “Certain Relationships and Related Party Transactions  —  FiscalNote  —  Subordinated Convertible Promissory Notes”, on May 13, 2022, FiscalNote received a letter from GPO FN Noteholder LLC (the “Disputing Lender”) disputing its pro forma beneficial ownership set forth in Amendment No. 4 to this registration statement. The Disputing Lender currently claims that as a result of the partial conversion of the indebtedness in connection with the Closing, it would be owed additional shares of New FiscalNote Class A common stock (the “Disputed Shares”), representing an approximate 4.3% economic and 1.9% voting additional interest in New FiscalNote. Dilution from shares issued upon conversion of the indebtedness prior to the Business Combination will be borne exclusively by holders of FiscalNote’s equity securities. However, to the extent any Disputed Shares are issued following the Business Combination, related dilution will be borne by all holders of New FiscalNote equity securities. Because discussions are in the preliminary stages, the ultimate resolution as to whether none, a portion or all of the Disputed Shares will be issued is not determinable at this time. To the extent additional shares of New FiscalNote Class A common stock are to be issued, it will result in dilution to the holders of New FiscalNote Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New FiscalNote Class A common stock, the impact of which is increased as the value of DSAC’s (or upon Closing, New FiscalNote’s) stock price increases. The outcome of the matter is inherently unpredictable and could have an adverse effect on New FiscalNote’s business, financial condition, results of operations and prospects. See “Risks Related to FiscalNote’s Business  —  FiscalNote is involved in legal actions and claims arising in the ordinary course of business from time to time. Adverse litigation judgments or settlements resulting from legal proceedings in which FiscalNote may be involved could expose FiscalNote to monetary damages or limit the ability to operate its business.”
The issuance of additional shares of New FiscalNote common stock, including through any of the potential dilution sources, could have the following effects for holders of public shares who elect not to redeem their shares:
•
your proportionate ownership interest in New FiscalNote will decrease;

•
the relative voting strength of each previously outstanding share of New FiscalNote common stock will be diminished; and

•
the market price of New FiscalNote common stock and the public warrants may decline.

Warrants will become exercisable for New FiscalNote Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to DSAC’s shareholders.
Following the Business Combination, there will be 13,750,000 outstanding public warrants to purchase 13,750,000 shares of New FiscalNote Class A common stock at an exercise price of $7.32 per share, which warrants will become exercisable commencing 30 days following the Closing Date. In addition, there will be 11,000,000 outstanding private placement warrants to purchase 11,000,000 shares of New FiscalNote Class A common stock at an exercise price of $7.32 per share, which warrants will become exercisable commencing 30 days following the Closing. To the extent such warrants are exercised, additional shares of New FiscalNote Class A common stock will be issued, which will result in dilution to the holders of New FiscalNote Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New FiscalNote Class A common stock, the impact of which is increased as the value of DSAC’s (or upon Closing, New FiscalNote’s) stock price increases.
New FiscalNote may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Pursuant to the terms of the Warrant Agreement, the warrants can be redeemable only after they become exercisable. Since the warrants will become exercisable on the later of 30 days after the completion of DSAC’s initial business combination or 12 months from the IPO, such warrants will not be redeemable prior to DSAC’s initial business combination. In addition, holders of warrants will not be entitled to redemption rights in connection with the Business Combination.
Upon consummation of the Business Combination, New FiscalNote will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New FiscalNote Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New FiscalNote gives notice of redemption. If and when the warrants become redeemable by New FiscalNote, New FiscalNote may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable federal and state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by New FiscalNote so long as they are held by their initial purchasers or their permitted transferees. Additionally, if a significant number of public warrant holders exercise their public warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of New FiscalNote Class A common stock. As of the date of this proxy statement/prospectus, DSAC’s Class A ordinary shares have never traded above $18.00 per share.
In addition, New FiscalNote may redeem public warrants after they become exercisable for cash at a price of $0.01 per warrant or for a number of New FiscalNote Class A common stock determined based on the redemption date and the fair market value of New FiscalNote Class A common stock, starting at a trading price of $10.00. Any such redemption may have similar consequences to a redemption described above. In addition, such redemption may occur at a time when the public warrants are “out-of-the-money,” in which case holders of public warrants would lose any potential embedded value from a subsequent increase in the value of the New FiscalNote Class A common stock had such holders’ public warrants remained outstanding. None of the private placement warrants will be redeemable by New FiscalNote so long as they are held by the Sponsor or their permitted transferees. In March 2021, the DSAC Class A ordinary shares briefly traded above $10.00; however, trading prior to the warrants becoming exercisable is not relevant to New FiscalNote’s ability to redeem the public warrants.
In the event New FiscalNote elects to redeem the outstanding public warrants, New FiscalNote will fix a date for the redemption (the “Warrant Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by New FiscalNote not less than thirty days prior to the Warrant Redemption Date to the registered holders of the public warrants (who will, in turn, notify the beneficial holders thereof). A holder of a warrant may notify New FiscalNote in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New FiscalNote Class A common stock issued and outstanding immediately after giving effect to such exercise.
Even if DSAC consummates the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $7.32 (taking into account the Warrant Adjustment) per share of New FiscalNote Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
Public shareholders who redeem their DSAC Class A ordinary shares may continue to hold any public warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the public warrants.
Public shareholders who redeem their DSAC Class A ordinary shares may continue to hold any public warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming public shareholders acquired Units in the IPO and continue to hold the public warrants that were included in the Units, and (ii) illustrative maximum redemption of the DSAC Class A ordinary shares held by the redeeming public shareholders, 13,746,250 public warrants would be retained by redeeming public shareholders with a value of $       million, based on the market price of $       of the public warrants as of       , 2022, the Record Date. As a result, the redeeming public shareholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $       million, while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest of New FiscalNote upon exercise of the public warrants held by redeeming public shareholders.
The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve such amendment.
The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, DSAC (or upon Closing, New FiscalNote) may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve such amendment. Although DSAC’s (or upon Closing, New FiscalNote’s) ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period, or decrease the number of shares of New FiscalNote Class A common stock purchasable upon exercise of a warrant.
The warrants are accounted for as liabilities and the changes in value of the warrants could have a material effect on our financial results.
On April 12, 2021, the SEC issued a statement (the “SEC Staff Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In light of the SEC Staff Statement and guidance in ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, DSAC’s management evaluated the terms of the Warrant Agreement entered into in connection with the IPO and concluded that the warrants include provisions that, based on the SEC Staff Statement, preclude the warrants from being classified as components of equity. As a result, DSAC has classified the warrants as liabilities. Under this accounting treatment, DSAC is required to measure the fair value of the warrants at the end of each reporting period and recognize the non-cash changes in the fair value from the prior period in its operating results for the current period. As a result of the recurring fair value measurement, DSAC’s (and upon Closing, New FiscalNote’s) financial statements and results of operations may fluctuate quarterly based on factors that are outside its control. DSAC (and, upon Closing, New FiscalNote) expects that it will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.
DSAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”
As of March 31, 2022, DSAC had cash of approximately $213,000 and a working capital deficit of approximately $5.5 million. Further, DSAC expects to incur finance transaction costs in connection with the consummation of a business combination. DSAC’s Management’s plans to address this need are discussed under “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such plan and DSAC’s plan to consummate a business combination may not be successful.
If DSAC does not consummate a business combination by November 2, 2022 (or a later date approved by DSAC’s shareholders), there will be a mandatory liquidation and subsequent dissolution of DSAC. DSAC’s management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about DSAC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should DSAC be required to liquidate after November 2, 2022 (or a later date approved by DSAC’s shareholders).
DSAC identified a material weakness in its internal control over financial reporting for the years ended December 31, 2020 and December 31, 2021, and for the first and second quarters of 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Since their issuances on November 2, 2020, until the restatement of DSAC’s financial statements as described herein, the DSAC warrants were accounted for as equity within DSAC’s balance sheet. Following the issuance of the SEC Staff Statement on April 12, 2021, after consultation with DSAC’s independent registered public accounting firm, DSAC’s management and audit committee concluded that, in light of the SEC Staff Statement, the DSAC warrants should be presented as liabilities with subsequent fair value re-measurement. In addition, in preparation of DSAC’s unaudited condensed financial statements as of and for quarterly period ended September 30, 2021, DSAC concluded it should restate its financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity in accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99. Accordingly, DSAC restated its previously issued and audited financial statements as of and for the year ended December 31, 2020 as well as financial statements reported in its Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Quarterly Periods”). As part of such process, in light of the prior reclassification of warrants from equity to liability, as well as the reclassification of our redeemable Class A ordinary shares as temporary equity, DSAC identified a material weakness in its internal controls over financial reporting relating to the accounting for complex financial instruments. Accordingly, the DSAC Board concluded that its internal control over financial reporting was not effective as of December 31, 2021 and March 31, 2022.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
In light of the SEC Staff Statement and the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, DSAC’s management and audit committee determined to restate DSAC’s previously issued audited financial statements as of December 31, 2020 and for the period ended December 31, 2020 as well as financial statements reported in its Quarterly Reports on Form 10-Q for the Affected Quarterly Periods. In connection with such restatement, we identified a material weakness in our internal controls over financial reporting.
As a result of material weakness in our internal controls over financial reporting, the restatement described above, the change in accounting for the DSAC Class A ordinary shares subject to possible redemption and the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes, which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, DSAC has no knowledge of any such litigation or dispute arising due to any restatement of its financial statements or any material weakness in its internal controls over financial reporting. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our financial condition or our ability to complete a business combination.
DSAC shareholders may be held liable for claims by third parties against DSAC to the extent of distributions received by them upon redemption of their shares.
If DSAC is forced to enter into an insolvent liquidation, any distributions received by DSAC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, DSAC was unable to pay DSAC’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by DSAC shareholders. Furthermore, DSAC directors may be viewed as having breached their fiduciary duties to

DSAC or DSAC’s creditors and/or to have acted in bad faith, and thereby exposing themselves and DSAC to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
DSAC is and, upon Closing, New FiscalNote will be, an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if, upon the consummation of the Business Combination, New FiscalNote takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make New FiscalNote’s securities less attractive to investors and may make it more difficult to compare New FiscalNote’s performance with other public companies.
DSAC is and, upon Closing, New FiscalNote will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and New FiscalNote may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in DSAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, stockholders of New FiscalNote may not have access to certain information they may deem important. DSAC (and, upon Closing, New FiscalNote) could be an emerging growth company for up to five years from the closing of DSAC’s IPO on November 2, 2020, although circumstances could cause DSAC and New FiscalNote to lose that status earlier, including if the market value of DSAC Class A ordinary shares or, after the Business Combination, the New FiscalNote Class A common stock held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case DSAC (or, upon Closing, New FiscalNote) would no longer be an emerging growth company as of the following December 31st. Following the Business Combination, DSAC expects that New FiscalNote will remain an emerging growth company until November 2, 2025. DSAC cannot predict whether investors will find DSAC’s (or, upon Closing, New FiscalNote’s) securities less attractive because DSAC (or, upon Closing, New FiscalNote) will rely on these exemptions. If some investors find DSAC’s (or, upon Closing, New FiscalNote’s) securities less attractive as a result of DSAC’s (or, upon Closing, New FiscalNote’s) reliance on these exemptions, the trading prices of DSAC’s (or, upon Closing, New FiscalNote’s) securities may be lower than they otherwise would be, there maybe a less active trading market for DSAC’s (or, upon Closing, New FiscalNote’s) securities and the trading prices of DSAC’s (or, upon Closing, New FiscalNote’s) securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. DSAC has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies are required to adopt the new and/or revised standard(s). Additionally, DSAC is, and New FiscalNote upon consummation of the Business Combination will be, a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. This may make comparison of DSAC’s (or New FiscalNote’s) financial statements with another public company, which is neither an emerging growth company, an emerging growth company that has opted out of using the extended transition period nor smaller reporting company difficult or impossible because of the potential differences in accounting standards used.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although DSAC has conducted due diligence on FiscalNote, DSAC cannot assure you that its diligence revealed all material issues that may be present in FiscalNote’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DSAC’s or New FiscalNote’s control will not later arise. As a result, New FiscalNote may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with DSAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New FiscalNote reports charges of this nature could contribute to negative market perceptions about New FiscalNote or its securities. In addition, charges of this nature may cause New FiscalNote to violate net worth or other covenants to which it may be subject. Accordingly, any DSAC shareholder who chooses to remain a stockholder of New FiscalNote following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DSAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
As with most special purpose acquisition company (“SPAC”) initial public offerings in recent years, DSAC issued shares for $10.00 per share upon the closing of the IPO. As with other SPACs, the $10.00 per share price of DSAC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, and if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New FiscalNote’s securities subsequent to the Closing may decline which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share. The market values of DSAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which DSAC shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of DSAC Class A ordinary shares, the market value of New FiscalNote Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New FiscalNote’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of FiscalNote and trading in DSAC’s Class A ordinary shares has not been active. Accordingly, the valuation ascribed to New FiscalNote in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New FiscalNote securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment in our securities and New FiscalNote securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Beginning in January 2022, subsequent to the announcement of the Business Combination and the attempted financing through private investment in public equity (commonly referred to as “PIPE” financing) throughout the period, there has been a precipitous drop in the market values of growth-oriented companies like DSAC. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, DSAC securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are a significant amount of redemptions by public shareholders of DSAC, there may be a reduced public float of New FiscalNote’s securities, which may exacerbate volatility in the price of New FiscalNote’s securities and adversely impact our ability to secure financing following the consummation of the Business Combination. The stock market in general, and price of securities trading on the NYSE specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New FiscalNote could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
There can be no assurance that New FiscalNote Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.
New FiscalNote Class A common stock and New FiscalNote warrants are expected to be listed on the NYSE following the Closing. If, after the Business Combination, the NYSE delists New FiscalNote Class A common stock and New FiscalNote warrants from trading for failure to meet the listing standards, we and our shareholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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a determination that New FiscalNote Class A common stock is a “penny stock,” which will require brokers trading in New FiscalNote Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New FiscalNote Class A common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, purchases pursuant to the Backstop Agreement may reduce the public “float” of New FiscalNote’s common stock and the number of beneficial holders of New FiscalNote securities, possibly making it difficult to obtain or maintain the quotation, listing or trading of New FiscalNote’s securities on the NYSE.
If third parties bring claims against DSAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by DSAC shareholders may be less than $10.00 per share.
DSAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against DSAC. Although DSAC will seek to have all vendors, service providers (other than DSAC’s independent registered public accounting firm), prospective target businesses, or other entities with which DSAC does business execute agreements with DSAC waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against DSAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DSAC’s management will consider whether competitive alternatives are reasonably available to DSAC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.
Examples of possible instances where DSAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with DSAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if DSAC is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, DSAC will be required to provide for payment of claims of creditors that were not waived that may be brought against DSAC within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DSAC if and to the extent any claims by a third party for services rendered or products sold to DSAC, or a prospective target business with which DSAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable. However, such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under DSAC’s indemnity of the underwriters of DSAC’s IPO against certain liabilities, including liabilities under the Securities Act. While DSAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to DSAC, it is possible that DSAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If DSAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to DSAC’s public shareholders may be reduced to below $10.00 per share due to third-party claims. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. DSAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DSAC has not asked the Sponsor to reserve for such indemnification obligations. Therefore, DSAC cannot assure you that the Sponsor would be able to satisfy those obligations.
If, before distributing the proceeds in the Trust Account to DSAC’s public shareholders, DSAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against DSAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of DSAC’s shareholders and the per-share amount that would otherwise be received by DSAC’s shareholders in connection with DSAC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to DSAC’s public shareholders, DSAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against DSAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DSAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DSAC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by DSAC’s shareholders in connection with DSAC’s liquidation may be reduced.

If a public shareholder fails to receive notice of DSAC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
In order to exercise their redemption rights, they are required to submit a request in writing and deliver their share certificates (if any) and other redemption forms (as applicable) to our transfer agent prior to       , New York City time, on        , 2022. Shareholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DSAC to pay taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
If, despite DSAC’s compliance with the proxy rules, a public shareholder fails to receive DSAC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that DSAC is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “The Special Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.
The completion of the Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by DSAC shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If DSAC does not complete the Business Combination, DSAC could be subject to various risks, including:
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the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of our Class A ordinary shares due to the fact that then current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Delaware law and provisions in the Proposed Charter and the Proposed Bylaws could make a takeover proposal more difficult.
If the Business Combination is consummated, New FiscalNote’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of the Proposed Charter and the Proposed Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New FiscalNote Class A common stock held by New FiscalNote’s stockholders. These provisions provide for, among other things:
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the ability of the New FiscalNote Board to issue additional shares of New FiscalNote Class B common stock (including potentially to persons other than employees and directors) and one or more series of preferred stock;

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certain limitations on convening special stockholder meetings;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New FiscalNote’s annual meetings;

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the division of the New FiscalNote Board into three classes;

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amendment of certain provisions of the organizational documents or approval of a change of control transaction only by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of all of the outstanding shares of capital stock of New FiscalNote and, in certain circumstances, amendment of certain provisions of New FiscalNote’s organizational documents only with the affirmative vote of the holders of at least two-thirds of the outstanding shares of New FiscalNote Class A common stock or New FiscalNote Class B common stock, as applicable, voting as a separate class; and

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a dual-class common stock structure with one vote per share of New FiscalNote Class A common stock and twenty-five (25) votes per share of New FiscalNote Class B common stock (except as otherwise expressly provided in the Proposed Charter or required by applicable law).

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New FiscalNote, even if the third party’s offer may be considered beneficial by many of New FiscalNote’s stockholders. As a result, New FiscalNote’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New FiscalNote may experience negative reactions from the financial markets, including negative impacts on the price of New FiscalNote common stock. These provisions could also discourage proxy contests and make it more difficult for New FiscalNote’s stockholders to elect directors of their choosing and to cause New FiscalNote to take other corporate actions that New FiscalNote’s stockholders desire. See “Description of New FiscalNote Securities.” For details on the comparison between the material differences between the rights of DSAC shareholders and the rights of New FiscalNote’s stockholders, see “Comparison of Stockholder Rights.”
The PRC governmental authorities may take the view now or in the future that an approval from them is required for an overseas offering by a company affiliated with Chinese businesses or persons or a business combination with a target business based in and primarily operating in China.
On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law (“Opinions”). These Opinions have laid the groundwork for strengthening the Chinese government’s monitoring of illegal securities activities in China and the supervision of overseas listings by China-based companies. The Opinions generally provide that existing laws and regulations regarding data security, cross-border data transmission, and the protection of classified information should be further supplemented, and that the PRC government will seek to deepen its cross-border audit supervision cooperation with regulatory bodies in other countries in law-based and reciprocal manner.
Based on our understanding of the current PRC laws and regulations, no prior permission is required under the Opinions from any PRC governmental authorities (including the China Securities Regulatory Commission) for consummating this Business Combination by our company or FiscalNote, given that: (a) FiscalNote is not controlled by PRC companies or individuals nor formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies; and (b) DSAC has no operations or assets in mainland China and its only nexus to China is the fact it has its executive offices and certain executives based in Hong Kong.
On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Measures”), which are now open for public comment. The Administration Provisions provide for a general filing regulatory framework, and the Measures set out more detailed terms and procedures of the filing requirements. Pursuant to the Administration Provisions and the Measures, domestic companies that apply for offerings and listings in an overseas market in the name of an offshore entity are required to, among others, file and report to the CSRC, provided that: (i) the total assets, net assets, revenues or profits of the PRC operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period and (ii) the senior managers in charge of business operation and management of the issuer are mostly

PRC citizens or have habitual residence in the PRC, and its main places of business are located in the PRC or main business activities are conducted in the PRC. According to questions and answers published by the CSRC on December 24, 2021, the new rules, as drafted, would not be applied retrospectively, and would only be applied to new listings and refinancing by existing overseas-listed Chinese companies. Consummation of the business combination contemplated under this proxy statement/prospectus has not been affected by the draft new rules, as the Administration Provisions and the Measures have not yet come into effect. We understand that even if the Administration Provisions and the Measures take effect as currently drafted, the CSRC’s filing requirements would not be required for the Business Combination and trading of the securities on the NYSE in the context of this Business Combination, given that while FiscalNote’s business activities generate an immaterial amount of revenue from engagements with clients based in mainland China, FiscalNote itself does not maintain a physical presence nor does it conduct physical operations within mainland China, and its presence in Hong Kong is insignificant. FiscalNote’s senior managers in charge of business operations and management are neither PRC citizens nor are they habitually domiciled in the PRC, and neither FiscalNote’s main places of business nor its main business activities are conducted in the PRC. However, uncertainties exist regarding the interpretation of the draft regulations, as well as interpretation of the final form of these regulations and implementation thereof after promulgation.
However, we cannot assure you that our ability to continue or complete a business combination in the prescribed time period will not be adversely impacted should the PRC government take a different view, which, for example, could be through promulgating enforcement guidelines of Opinions, or any other new regulations including the Administration Provisions and the Measures. There is also no guarantee that such no requirement for prior permission will continue to be the case in relation to the continued listing of New FiscalNote’s securities on a securities exchange outside of the PRC, or even if such permission is required and obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas (including those by special purpose acquisition companies like DSAC whose office and/or management are in Hong Kong) could significantly limit or completely hinder New FiscalNote’s ability to offer or continue to offer securities to investors and cause the value of FiscalNote’s securities to significantly decline or be worthless.
Becoming a public company through a business combination rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, New FiscalNote may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New FiscalNote Securities, which could cause New FiscalNote shareholders to lose some or all of their investment.
A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omissions in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a SPAC does not involve any underwritten offering and may therefore result in less extensive vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company, the SPAC and, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a SPAC business combination may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.
In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for New FiscalNote’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of New FiscalNote’s securities.
Becoming a public company through a business combination rather than an underwritten offering, as FiscalNote is seeking to do, presents risks to unaffiliated investors as described above. As a result, New FiscalNote, as the post-Business Combination company, may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on New FiscalNote’s liquidity, the fact that New FiscalNote reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause New FiscalNote to be unable to obtain future financing on favorable terms or at all.
Certain investors may be required to recognize gain for U.S. federal income tax purposes as a result of the Domestication.
As discussed more fully under the section “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders,” DSAC expects that the Domestication will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of DSAC Class A ordinary shares will be subject to Section 367(b) of the Code and, as a result:
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Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who is not a 10% shareholder (as defined above) will not recognize any gain or loss and will not be required to include any part of DSAC’s earnings in income.

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Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New FiscalNote Class A common stock in the Domestication. As an alternative to recognizing gain as a result of the Domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its DSAC Class A ordinary shares provided certain other requirements are satisfied.

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Subject to the discussion below concerning PFICs, a U.S. Holder of DSAC Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its DSAC shares provided certain other requirements are satisfied.

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As discussed further under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below, DSAC believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. If DSAC is a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear whether and how any such regulations would apply to the DSAC public warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax

Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders.” Each U.S. Holder of DSAC Class A ordinary shares or DSAC public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of DSAC Class A ordinary shares for New FiscalNote Class A common stock and DSAC public warrants for New FiscalNote warrants pursuant to the Domestication.
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s New FiscalNote Class A common stock subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders.”
DSAC’s non-U.S. shareholders exercising their redemption rights should expect that brokers will likely withhold on the payment of gross proceeds to them.
As more fully described under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication — Tax Consequences of a Redemption of New FiscalNote Class A Common Stock,” Non-U.S. Holders exercising their redemption rights should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to them at a rate of 30% unless the relevant Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each Non-U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New FiscalNote Class A common stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that such Non-U.S. Holder is not treated as receiving a dividend under the tests prescribed in Section 302 of the Code (as described below). For further information, see “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to DSAC Security Holders — The Domestication — Tax Consequences of a Redemption of New FiscalNote Class A Common Stock.”
The receipt of Bonus Shares should not be subject to U.S. federal income taxation, but there can be no assurance in this regard.
As described in “The Domestication Proposal,” holders of DSAC Class A ordinary shares that do not exercise their redemption rights are entitled to receive Bonus Shares. The receipt of Bonus Shares by these shareholders should be treated as a nontaxable stock distribution. Accordingly, shareholders should not be subject to U.S. federal income tax on the receipt of the Bonus Shares, and the distribution of the Bonus Shares to non-U.S. shareholders should not be subject to U.S. federal income tax withholding. However, because there are no authorities that directly address the treatment of the receipt of Bonus Shares, no assurance can be given that the IRS, a court or any withholding agent will agree with our treatment. If our treatment is not respected, shareholders that receive Bonus Shares may be required to include their fair market value in income, and distributions to non-U.S. shareholders could be subject to U.S. withholding at a rate of 30% unless a non-U.S. shareholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any shareholder if any tax is imposed with respect to the receipt of the Bonus Shares. U.S. and non-U.S. shareholders of DSAC Class A ordinary shares should consult their tax advisors regarding the tax consequences of the receipt of Bonus Shares (including their ability to obtain a refund of any withholding taxes, if applicable). See “U.S. Federal Income Tax Considerations — Tax Consequences of the Receipt of Bonus Shares by Non-Redeeming Shareholders of DSAC Class A Ordinary Shares.”

If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368 of the Code, the Business Combination may be a taxable event, which would be taxable to holders of FiscalNote capital stock.
The U.S. federal income tax consequences of the Business Combination will depend primarily upon whether it qualifies as a “reorganization” within the meaning of Section 368 of the Code. Each of FiscalNote and DSAC intends that the Business Combination qualify as a “reorganization” for U.S. federal income tax purposes. Further, in the Business Combination Agreement, each of FiscalNote, Merger Sub, and DSAC agrees not to take any action that could reasonably be expected to prevent, impair or impede such qualification. Based on customary assumptions and representations from DSAC, FiscalNote and Merger Sub, as well as certain covenants, undertakings and statements of intention (which we assume will be realized) by DSAC, FiscalNote, and Merger Sub (collectively, the “tax opinion representations and assumptions”) set forth or referred to in the section entitled “U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders of FiscalNote Capital Stock” and in the opinion included as Exhibit 8.2 hereto, it is the opinion of Paul Hastings LLP that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither FiscalNote nor DSAC intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated or not fulfilled, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. We also note that “reorganization” treatment depends on all New FiscalNote stock delivered to holders of FiscalNote capital stock in the Business Combination being voting stock, and guidance regarding the qualification of stock as voting stock in dual class structures is limited. Further, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in such opinion or that a court would not sustain such a challenge. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax treatment of the Business Combination. If the Business Combination were determined not to qualify as a “reorganization” within the meaning of Section 368 of the Code, then, for U.S. federal income tax purposes, the Business Combination would produce taxable income for holders of FiscalNote capital stock who exchange such stock for New FiscalNote stock in the Business Combination. You are urged to consult your tax advisor regarding the tax consequences of the Business Combination to you. See the section titled “U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders of FiscalNote Capital Stock” for more information.
Risks Related to DSAC’s Location in Hong Kong
China’s economic, political and social conditions, as well as sudden or unexpected changes in any government policies, laws and regulations, could have a material adverse effect on the Business Combination.
China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.
The PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.
The PRC government has significant oversight and discretion over the conduct of a PRC company’s business and may intervene with or influence its operations, with limited notice, as the government deems appropriate to further regulatory, political and societal goals. Any such action, once taken by the PRC government towards a company with Hong Kong nexus as DSAC is located in Hong Kong, even if FiscalNote does not have any substantive operations in Hong Kong or mainland China, could significantly limit or completely hinder our ability to consummate the Business Combination or New FiscalNote’s ability to offer or continue to offer securities to investors, such as requiring us to complete a regulatory review or obtaining prior consent of relevant industry authorities before certain transaction, and cause the value of such securities to significantly decline or become worthless. For example, if we are required by any new regulation to obtain prior approval to complete the Domestication and/or to close the Business Combination, our Domestication and/or Business Combination progress could be significantly delayed, and we cannot guarantee you that we will eventually be able to obtain such approval.
Moreover, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, it may subject us to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice or intervening in our business at any time.
Implementation of the National Security Law in Hong Kong involves uncertainty, and the recent policy pronouncements by the PRC government regarding business activities of U.S.-listed Chinese businesses may negatively impact DSAC and the Business Combination progress.
On June 30, 2020, China’s top legislature unanimously passed a new National Security Law for Hong Kong. Similar to other PRC’s laws and regulations, the interpretation of the National Security Law involves a degree of uncertainty. Recently, the PRC government announced that it would step up supervision of overseas listed Chinese businesses. Under the new measures, China will enhance regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. Currently these laws (other than the National Security Law) are expected to apply to mainland Chinese businesses, rather than businesses in Hong Kong which operate under a different set of laws from mainland China. However, there can be no assurance that the government of Hong Kong will not enact similar laws and regulations applicable to companies with nexus in Hong Kong. For example, if the PRC government or Hong Kong government requires us to undergo a cybersecurity review before being allowed to complete the Business Combination, our ability to successfully complete the Business Combination may be materially and adversely affected.
FiscalNote is a Delaware incorporated leading AI-driven enterprise SaaS company that delivers legal and regulatory data and insights. Although none of its business activities appears to be within the current targeted areas of concern by the PRC government, given the PRC government’s significant oversight over the conduct of business operations in mainland China and in Hong Kong, and in light of China’s recent extension of authority not only in mainland China but into Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. We cannot assure you that the Chinese government will not intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in Hong Kong-based issuers such as DSAC prior to the Business Combination, which could result in a material change in our operations and/or the value of our securities.
If any or all of the foregoing were to occur, it could lead to a material adverse change in our operations and limit or hinder our ability to offer securities to overseas investors or remain listed in the U.S., which could cause the value of our shares to significantly decline or become worthless. Following the consummation of the Business Combination, we do not believe that New FiscalNote will remain subject to such risks, as it will be headquartered in Washington, D.C. without any operations in mainland China. The Chinese government does not have any existing ties, affiliations, investments or control over FiscalNote.
The value of DSAC securities or DSAC’s ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to DSAC. In that case, DSAC may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, including the Measures for Cybersecurity Review, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.
DSAC and FiscalNote currently do not have any operations in mainland China. Accordingly, notwithstanding the Sponsor is located in Hong Kong and a majority of DSAC’s executive officers are located in or have significant ties to Hong Kong prior to the completion of the Business Combination, the laws and regulations of the PRC do not currently have any impact on DSAC’s business, financial condition and results of operations are because, pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC are not applied in Hong Kong, except for those listed in Annex III of the Basic Law. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law are confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the enacted version of PRC Data Security Law, the Cybersecurity Review Measures issued by thirteen Chinese governmental authorities lead by the CAC, and the PRC Personal Information Protection Law, do not apply in Hong Kong.
If certain PRC laws and regulations were to become applicable in Hong Kong in the future, the application of such laws and regulations may have a material adverse impact on us, including our ability to continue our Business Combination or seek another target company, any of which may cause the value of our securities to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to us, we could become subject to data security and privacy obligations, including the need to potentially conduct a national security review of data activities that may affect the national security of the PRC. Similarly, if the Cybersecurity Review Measures which relates to data security and overseas listing of mainland Chinese businesses, were to apply to us because we have Hong Kong exposure, we may be required to apply for a cybersecurity review by the Cybersecurity Review Office of the PRC prior to completing our Business Combination.
Risks Related to FiscalNote’s Business
The value of your investment in New FiscalNote following consummation of the Business Combination will be subject to the significant risks affecting FiscalNote and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to FiscalNote unless the context clearly indicates otherwise.
FiscalNote has recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast its revenue and evaluate its business and prospects.
FiscalNote has experienced substantial growth in our business, including through acquisitions, since inception. FiscalNote has also experienced significant growth in headcount, number of customers, usage and amount of data delivered across its products and services. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of future performance. Even if FiscalNote’s revenue continues to increase, our revenue growth rate may decline in the future as a result of a variety of factors, including the maturation of our business, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. Overall growth of our revenue depends on a number of factors, including our ability to:
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attract new customers, retain and expand sales to our existing customers, and price our products and services effectively;

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expand the functionality of our products and services, and continue to generate content and other insights that our customers value;

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maintain and expand the rates at which customers use our products and services and the prices at which we deliver our products and services;

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provide our customers with support that meets their needs;

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maintain or increase customer satisfaction with our products and services;

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competing effectively against other businesses offering or purporting to offer similar products or services, as well as new entrants into the markets in which we compete;

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continue to introduce and sell our products and services to new markets and industry verticals;

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continue to develop new products and services, and maintain, enhance, develop, and integrate the functionality of our existing platforms, products and services, including continued innovation of our artificial intelligence and data science technologies;

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successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our products and services;

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recruit, hire, train and manage additional qualified developers, professionals and sales and marketing personnel; and

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increase awareness of our brands on a global basis and successfully compete with other companies.

FiscalNote may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations.
In addition, we expect to continue to expend substantial financial and other resources on:
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our technology infrastructure, including systems architecture, scalability, availability, performance and security;

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sales and marketing, including a significant expansion of our sales organization to engage existing and prospective customers, increase brand awareness and drive adoption of our products and services;

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product development, including investments in our development team and the development of new applications of our products and services and new functionality for our existing applications and in the protection of our intellectual property (“IP”) rights related to our product development;

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acquisitions or strategic investments;

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international expansion; and

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general administration, including legal and accounting expenses associated with being a public company.

These investments may not be successful on the timeline we anticipate or at all and may not result in increased revenue growth. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed and we may not be able to achieve or maintain profitability over the long term. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our business, financial position and results of operations may be harmed and we may not achieve or maintain profitability in the future.
If FiscalNote fails to manage its growth effectively, its business, financial condition, results of operations and prospects could be materially and adversely affected.
The rapid growth we have experienced in our business, both organically and inorganically, places significant demands on our operational infrastructure. As usage of our products and services grows, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications, including open source software. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base. In addition, we will need to focus significant resources on integrating acquired businesses and leveraging acquired products, services, content and analysis across the entire organization. Any failure of or delay in these efforts could lead to impaired system performance and reduced customer satisfaction, resulting in decreased sales to customers, lower dollar-based net retention rates, the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.
FiscalNote has a history of net losses, anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
We have incurred significant net losses in each year since our inception, including net losses of $109.4 million in 2021 and $51.3 million in 2020. We may not achieve or maintain profitability in the future. Because the market for our products and services is rapidly evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses to significantly increase over the next several years as we hire additional personnel, expand our partnerships, operations and infrastructure, both domestically and internationally, and continue to enhance our products and services and develop and expand their features, integrations, and capabilities. We also intend to continue to build and enhance our platforms through both internal research and development and selectively pursuing acquisitions that can contribute to the capabilities of our platforms. In addition, as we become a public company and grow, we will incur additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset the expected increases in our operating expenses, we may not be profitable in future periods. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including any failure to increase the number of organizations using our products or grow the size of our engagements with existing customers, a decrease in the growth of our overall market, our failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for our products, additional regulatory burdens, or increasing competition. As a result, our past financial performance may not be indicative of our future performance. Any failure by us to achieve or sustain profitability on a consistent basis could cause the value of our stock to decline.
FiscalNote generates a significant percentage of its revenues from recurring subscription-based arrangements, and if it is unable to maintain a high renewal rate, its business, financial condition, results of operations and prospects could be materially and adversely affected.
Approximately 90% of our revenues are subscription-based. In order to maintain existing revenues and to generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice some of these arrangements are cancellable and some of our customers have no obligation to renew their subscriptions after the expiration of their initial subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels, and general economic conditions. Our revenues could also decline if a significant number of our customers continued their arrangements with us, but reduced the amount of their spending.
The introduction of competitors’ offerings with lower prices for consumers, a lack of customer satisfaction with our products, fluctuations in prices customers are willing to pay for our products, changes in customers’ government affairs, policy and political strategies, including an increase in the use of competitors’ products or offerings, and other factors could result in declines in our subscriptions. Because we derive a substantial majority of our revenue from customers who purchase these subscription plans, any material decline in demand for these offerings could have a material adverse impact on our future revenue and results of operations. In addition, if we are unable to successfully introduce new products, features, and enhancements, our revenue growth may decline, which could have a material adverse effect on our business, financial condition, and results of operations.
In addition, because most of the revenues we will report each quarter will be the result of subscription agreements entered into or renewed in previous quarters, a decline in subscriptions in any one quarter may not become apparent until future quarters. We may not be able to adjust our cost structure in response to sustained or significant downturns in revenues.

If FiscalNote is unable to attract new customers, retain existing customers, expand its products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, its revenue growth and profitability will be harmed.
Our success depends on our ability to acquire new customers, retain existing customers, expand our engagements with existing customers through cross-selling and upselling efforts, expand into new geographic markets and identify areas of higher growth, and to do so in a cost-effective manner. We have made significant investments related to customer acquisition and retention, expect to continue to spend significant amounts on these efforts in future periods, and cannot guarantee that the revenue from new or existing customers will ultimately exceed the costs of these investments.
Additionally, if we fail to deliver a quality user experience, or if customers do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain customers. Additionally, if we are unable to acquire or retain customers above our lowest price tier in volumes sufficient to grow our business, we may be unable to achieve our operational objectives. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customers interest, our revenue may decrease, our margins may decline, and we may not achieve or maintain profitability. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
FiscalNote’s efforts to expand its service offerings and to develop and integrate its existing services in order to keep pace with policy, regulatory, political and technological developments may not succeed.
Our efforts to expand our current service offerings may not succeed and, as a result, we may not achieve profitability or the revenue growth rate we expect. In addition, the markets for certain of our offerings remain relatively new and it is uncertain whether our efforts, and related investments, will ever result in significant revenue for us. We may be required to continuously enhance our technology platforms, including AI and machine learning capabilities and algorithms, to maintain and improve the quality of our products and services in order to remain competitive with alternatives. Further, the introduction of significant platform changes and upgrades, may not succeed and early stage interest and adoption of such new services may not result in long term success or significant revenue for us. Additionally, if we fail to anticipate or identify significant technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.
If we are unable to develop or acquire enhancements to, and new features for, our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements and new or acquired products and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. We may not be successful in either developing or acquiring these enhancements and new products and services or in effectively bringing them to market. Additionally, changes to our work environment and workforce as a result of the COVID-19 pandemic could adversely affect our ability to timely develop enhancements to and new features for existing or new services. See “— The COVID-19 pandemic has materially impacted FiscalNote’s operations, is still ongoing, and it or other pandemics or public health threats could adversely affect FiscalNote’s business, financial condition, results of operations and prospects.”
Furthermore, uncertainties about the timing and nature of new services or technologies, or modifications to existing services or technologies, or changes in customer usage patterns thereof, could increase our research and development or service delivery expenses or lead to our increased reliance on certain vendors. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.
A principal focus of FiscalNote’s business strategy is to grow and expand its business through acquisitions. FiscalNote may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to it from a commercial perspective.
A principal focus of our business strategy is to grow and expand our business, acquire technologies and new data sets, and enhance our product and service offerings through acquisitions. Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

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We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy;

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We may not successfully acquire companies if we fail to obtain financing, fail to negotiate the acquisition on acceptable terms, the potential acquisition target is acquired by a competitor or other bidder, or other related reasons.

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We may incur acquisition-related expenses, including legal, accounting, consulting, and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed, and would increase the aggregate cost of any acquisition.

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We may become exposed to the acquired company’s liabilities and to risks, and we may not be able to ascertain or assess all of the significant risks.

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We may require additional financing in connection with any future acquisition, and such financing may adversely impact, or be restricted by, our capital structure.

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The process of selecting suitable acquisition targets, we may make mistaken assumptions about potential benefits, including volumes, cash flows, net sales, costs, synergies and more.

If we are not able to execute this strategy of pursuing strategic acquisitions, it could have a material adverse effect on the growth of our business and on our financial condition, operating results, cash flows and prospects, and we may not be able to realize FiscalNote’s projections.
FiscalNote may not realize expected business or financial benefits from acquisitions or integrate acquired businesses in an efficient and effective manner, or such acquisitions could divert management’s attention, increase capital requirements or dilute stockholder value and materially and adversely affect FiscalNote’s business, financial condition, results of operations and prospects.
Our ability to achieve the anticipated potential benefits of a strategic acquisition will be subject to a number of risks or uncertainties. Acquired assets, data, or businesses may not be successfully integrated into our operations, costs in connection with acquisitions and integrations may be higher than expected and we may also incur unanticipated acquisition-related costs. These costs could adversely affect our financial condition, results of operations, or prospects. Any acquisition we complete could be viewed negatively by customers, users, developers, partners, or investors, and could have adverse effects on our existing business relationships.
Acquisitions and other transactions, arrangements, and investments involve numerous risks and could create unforeseen operating difficulties and expenditures, including, but not limited to:
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difficulties in, and the cost of, integrating operations, administrative infrastructures, sales and marketing teams and strategies, personnel, technologies, data sets, services, and platforms;

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diversion of financial and managerial resources from existing operations;

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the potential entry into new markets in which we have little or no experience or where competitors may have stronger market positions;

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potential write-offs of acquired assets or investments, impairments of goodwill or intangible assets, or potential financial and credit risks associated with acquired customers;

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difficulties in, or inability to, successfully sell any acquired services or products;

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differences between our values and those of our acquired companies;

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failures to identify material liabilities or risk in pre-acquisition due diligence;

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difficulties in retaining and re-training key employees of acquired companies and integrating them into our organizational structure and corporate culture;

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difficulties in, and financial costs of, addressing acquired compensation structures inconsistent with our compensation structure;

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inability to realize any anticipated synergies or cost savings;

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inability to generate sufficient revenue to offset acquisition or investment costs;

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inability to maintain, or changes in, relationships with key customers and partners of the acquired business;

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challenges converting and forecasting the acquired company’s revenue recognition policies including subscription-based revenue and revenue based on the transfer of control as well as appropriate allocation of the customer consideration to the individual deliverables;

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difficulty with, and costs related to, transitioning the acquired technology onto our existing platforms and customer acceptance of multiple platforms on a temporary or permanent basis;

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augmenting the acquired technologies and platforms to the levels that are consistent with our brands and reputation;

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potential for acquired products to impact the profitability of existing products;

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increasing or maintaining the security standards for acquired technology consistent with our other services;

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potential unknown liabilities associated with the acquired businesses, including risks associated with acquired intellectual property and/or technologies;

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challenges relating to the structure of an investment, such as governance, accountability, and decision-making conflicts that may arise in the context of a joint venture or other majority ownership investments;

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negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets, and deferred compensation;

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to the extent we use cash to pay for acquisitions, the commensurate limitation of other potential uses for our cash;

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to the extent we incur debt to fund any acquisitions, such debt may subject us to material restrictions on our ability to conduct our business financial maintenance covenants;

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additional stock-based compensation;

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the loss of acquired unearned revenue and unbilled unearned revenue;

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delays in customer purchases due to uncertainty related to any acquisition;

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ineffective or inadequate controls, procedures, and policies at the acquired company;

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to the extent we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease;

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in the case of foreign acquisitions, challenges caused by integrating operations over distance, and across different languages, cultures, and political environments;

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currency and regulatory risks associated with foreign countries and potential additional cybersecurity and compliance risks resulting from entry into new markets;

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tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on our ability to realize our future tax assets or liabilities; and

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potential challenges by governmental authorities, including the U.S. Department of Justice (the “DOJ”), for anti-competitive or other reasons.

Any of these risks could harm our business. In addition, to facilitate these acquisitions or investments, we may seek additional equity or debt financing, which may not be available on terms favorable to us or at all, may affect our ability to complete subsequent acquisitions or investments and may affect the risks of owning our Class A common stock. For example, if we finance acquisitions by issuing equity or convertible debt securities or loans, our existing stockholders may be diluted, or we could face constraints related to the terms of, and repayment obligation related to, the incurrence of indebtedness that could affect the market price of our Class A common stock.

We may also decide to restructure, divest or sell businesses, products or technologies that we have acquired or invested in. The occurrence of any of these risks could have an adverse effect on our business, results of operations, financial condition and future prospects and could adversely affect the market price of our Class A common stock.
FiscalNote recognizes revenues over the term of the agreements for its subscriptions and, as a result, there is often a lag in realizing the impact of current sales or cancellations in reported revenues, and a significant downturn in FiscalNote’s business may not be reflected immediately in its operating results.
We generally recognize revenues ratably over the duration of the contract, which typically range from one to three years. As a result, a substantial majority of our quarterly revenues are generated from contracts entered into during prior periods. There is often a lag in realizing the impact of current sales or cancellations in our reported revenues, as we recognize revenues over the term of the arrangement. Because of this lag effect, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenues in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a contract late in a quarter will have minimal impact on revenues for that quarter but will reduce such revenues in future quarters. Accordingly, the effect of significant declines in sales of our products and services may not be reflected in our short-term results of operations, which would make these reported results less indicative of our future financial results. In contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenues for that quarter and we may not be able to offset a decline in such revenues with revenues from new contracts entered into in the same quarter. In addition, we may be unable to adjust our costs in response to reduced revenues. These factors may cause significant fluctuations in our results of operations and cash flows, may make it challenging for an investor to predict our performance and may prevent us from meeting or exceeding the expectations of research analysts or investors, which in turn may cause our stock price to decline.
FiscalNote’s sales cycles are variable, depend upon factors outside its control, and could cause it to expend significant time and resources prior to generating revenues.
The typical sales cycle for our products and services is lengthy and unpredictable and often requires pre-purchase evaluation by a significant number of employees in our clients’ organizations. Our sales efforts involve educating our clients about the use and benefits of our products and services. Potential clients typically undertake a rigorous pre-purchase decision-making and evaluation process, and sales to new clients involve extensive client due diligence and reference checks. We invest a substantial amount of time and resources on our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size of an initial subscription arrangement until very late in the sales cycle.
Furthermore, our sales cycles could be disrupted by factors outside of our control. We continue to closely monitor the COVID-19 pandemic and the public health measures undertaken to contain the spread and its impacts on our business. We have implemented formal restrictions on travel in accordance with recommendations by the U.S. federal government and the Centers for Disease Control and Prevention. Our clients, partners, and prospective clients have enacted their own preventative policies and travel restrictions and may be adversely impacted by the COVID-19 pandemic. Continued widespread restrictions on travel and in-person meetings could affect and interrupt sales activity. We are unable to predict the impact that COVID-19 may have going forward on our business, results of operations, or financial position. See “— The COVID-19 pandemic has materially impacted FiscalNote’s operations, is still ongoing, and it or other pandemics or public health threats could adversely affect FiscalNote’s business, financial condition, results of operations and prospects.”
FiscalNote may experience fluctuations in its quarterly and annual operating results.
We experience fluctuations in our quarterly and annual operating results due to a number of factors, including a change in the number of our customers, the level of our expenses, the degree to which we encounter competition in our markets, political conditions, general economic conditions, legal or regulatory developments, legislative or policy changes and the ongoing impact of the COVID-19 pandemic. In light of these and other external factors beyond our control, results for any period should not be relied upon as being indicative of performance in future period.
If FiscalNote has overestimated the size of its total addressable market, FiscalNote’s future growth rate may be limited.
It is difficult to accurately estimate the size of the enterprise information services and legal and regulatory information markets and predict with certainty the rate at which the market for our services will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.
FiscalNote relies on third parties, including public sources, for data, information and other products and services, and FiscalNote’s relationships with such third parties may not be successful or may change, which could adversely affect its results of operations.
Our products and services rely upon data, information and services obtained from third-party providers and public sources. Such data, information and services are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by us and third-party service providers. We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredicted price increases, unfavorable licensing terms and other adverse circumstances. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions, which could impact or eliminate our customers’ use of the content. In addition, as the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe on such party’s IP rights. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.
If FiscalNote is not able to obtain and maintain accurate, comprehensive, or reliable data, or if the expert analysis it produces contains any material errors or omissions, it could experience reduced demand for its products and services.
Our success depends on our customers’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, structuring, and analytics are not current, accurate, comprehensive, or reliable, or if any expert analysis we produce contains material errors or omissions, customers could have negative experiences, which in turn would reduce the likelihood of customers renewing or upgrading their subscriptions and our reputation could be harmed, making it more difficult to obtain new customers.
FiscalNote’s Roll Call business generates a portion of its revenue from advertising and events, which have been, and likely will continue to be, negatively affected by industry trends.
The increased popularity of digital media has shifted demand from print advertising to digital advertising. Large digital platforms, such as Facebook and Google, which have extensive audience reach, data and targeting capabilities, command a significant share of the digital advertising market. Further, media companies generally charge much lower rates for digital advertising than for print advertising due to the range of advertising choices across digital products and the large inventory of available digital advertising space, and mobile advertising rates typically are even lower than desktop digital rates. The Roll Call print business is exposed to these trends. If Roll Call’s print subscriber volumes and print advertising revenues continue to decline, and we are unsuccessful in increasing our digital subscriber volumes or digital advertising revenues, this business may experience persistent declines in revenue, which could adversely affect our financial condition and results of operations.
In addition, FiscalNote generates a small portion of its revenue through event sponsorships. This business has been challenged since the onset of the COVID-19 pandemic in early 2020. If the popularity of in-person events does not return to pre-pandemic levels, that would have a negative impact. In addition, advertising and events typically are sold on short term contracts and advertisers often have termination rights built into their contracts. As a result, the business is subject to short term changes based on outside occurrences, and disruptive impacts in the marketplace (such as the COVID-19 pandemic, protests, and other unrest) can have a negative impact if such matters cause advertisers and sponsors to cancel existing contracts or refrain from entering into new ones.
FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If FiscalNote does not adequately fund its research and development efforts, or if its research and development investments do not translate into material enhancements to its products and services, FiscalNote may not be able to compete effectively, and its business, financial condition, results of operations and prospects may be adversely affected.
To remain competitive, we must continue to develop new features, integrations, and capabilities to our products and services. This is particularly true as we further expand and diversify our capabilities to address additional applications and markets. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we are unable to develop features, integrations, and capabilities internally due to certain constraints, such as employee turnover, lack of management ability, or a lack of other research and development resources, our business may be harmed.
Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities, and enhancements and generate revenue, if any, from such investment. Anticipated demand for a feature, integration, capability, or enhancement we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability, or enhancement. Additionally, we may experience difficulties with software development, design, or marketing that could affect the length of these research and development cycles that could further delay or prevent our development, introduction, or implementation of features, integrations, capabilities, and enhancements. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of features, integrations, and capabilities that are competitive, our business, results of operations, and financial condition could be adversely affected.
Further, our competitors may expend more on their respective research and development programs or may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs or our competitors may be more efficient or effective in their research and development activities. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and may harm our business, results of operations, and financial condition.
FiscalNote’s pricing and product bundling strategy may not meet customers’ price expectations or may adversely affect FiscalNote’s revenues.
Demand for our products and services is generally sensitive to price. Our approach to pricing and bundling our products and services has had, and may continue to have, a significant impact on our revenues and profit margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and could significantly affect the results of our pricing strategies. If we fail to meet our customers’ price expectations or develop attractive and easily marketable product bundles, or if we are unable to compete effectively with our competitors when they engage in aggressive pricing strategies or other competitive activities, it could have a material adverse effect on our business.
Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for FiscalNote’s products and services.
In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example, the US Congress, state legislatures, the European Union and other federal, state, local and foreign government and regulatory agencies have increased the amount of information they make publicly available at no cost. Public sources of free or relatively inexpensive information may reduce demand for our products and services if such information sources become more easily searchable, digestible and actionable without structuring by technology such as ours. Our results of operations would be adversely affected if our customers choose to use these public sources as a substitute for our products or services.
If FiscalNote fails to maintain and improve its methods and technologies, or anticipate new methods or technologies, for data collection, organization, and analysis, as well as search and other product features that facilitate the customer’s ability to derive relevant insights from our products, competing products and services could surpass those of FiscalNote in depth, breadth, or accuracy of its data or other features.
Current or future competitors may seek to develop new methods and technologies for more efficiently gathering, cataloging, or updating business information, which could allow a competitor to create a product comparable or superior to ours, or that takes substantial market share from us, or that creates or maintains databases at a lower cost that we experience. We can expect continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering, data predicting, and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data. Our future success will depend, in part, upon our ability to:
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internally develop or acquire and implement new and competitive technologies;

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use leading third-party technologies effectively; and

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respond to advances in data collection, cataloging, and updating.

If we fail to respond to changes in data technology, competitors may be able to develop products and services that will take market share from us, and the demand for our products and services, the delivery of our products and services, or our market reputation could be adversely affected.
Larger and more well-funded companies with access to significant resources, large amounts of data or data collection methods, and sophisticated technologies may shift their business model to become direct competitors to FiscalNote.
Companies in related industries, such as Bloomberg, Thomson Reuters, RELX, MSCI, Gartner, and S&P, may choose to compete with us and would immediately have access to greater resources and brand recognition. We cannot anticipate how rapidly such a potential competitor could create products or services that would take significant market share from us or even surpass our products or services in quality. The entry of a large, well-funded competitor in our space could reduce demand for our products and services or reduce the price we can demand from new customers or for subscription renewals or upgrades from existing customers, negatively affecting our revenue and profitability.
If FiscalNote fails to protect and maintain its brands, its ability to attract and retain customers will be impaired, its reputation may be harmed, and its business, financial condition, results of operations and prospects may suffer.
We have developed or acquired a family of brands, which have contributed significantly to the success of our businesses. We believe that maintaining and promoting our brands in a cost-effective manner is critical to expanding our base of customers and retaining our existing customers. Maintaining, promoting and positioning our brands and the reputation of our businesses will depend on our ability to provide useful, reliable, secure, and innovative products and services, to maintain trust, and to provide a consistent, high-quality customer experience.
We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect one or more of our brands. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our businesses could be materially and adversely harmed.
Harm to our brands can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of information with respect to customers’ government affairs’ strategies, personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance (“ESG”) expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of customers.
Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain strong and trusted brands, our business, financial condition, and results of operations could be materially and adversely affected.
FiscalNote has a significant portion of its sales to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks.
We derive a portion of our revenue from contracts with government organizations (primarily but not solely U.S. -based), and we believe the success and growth of our business will in part depend on adding additional public sector customers. However, demand from government organizations is often unpredictable, and we cannot guarantee that we will be able to maintain or grow our revenue from the public sector. Sales to government entities are subject to substantial additional risks that are not present in sales to other customers, including:
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selling to government agencies can be more highly competitive, expensive, and time-consuming than sales to other customers, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

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U.S., European, or other government certification and audit requirements potentially applicable to our network, including the Federal Risk and Authorization Management Program (FedRAMP) in the U.S., are often difficult and costly to obtain and maintain, and failure to do so will restrict our ability to sell to government customers;

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government demand and payment for our products may be impacted by public sector budgetary cycles, funding authorizations, changes in administration, shifts in government agency spending patterns, delays in the government appropriations or other administrative processes, or government shutdowns or other considerations, such as favoring domestic suppliers over those with significant foreign minority investment, such as ours, especially in the case of notable levels of redemption;

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governments routinely investigate and audit government contractors’ administrative processes and any unfavorable audit could result in fines, civil or criminal liability, further investigations, damage to our reputation, and debarment from further government business;

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governments often require contract terms that differ from our standard customer arrangements, including terms that can lead to those customers obtaining broader rights in our products than would be expected under a standard commercial contract and terms that can allow for early termination; and

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governments may demand better pricing terms and public disclosure of such pricing terms, which may harm our ability to negotiate pricing terms with our non-government customers.

The loss or significant curtailment of any government contracts or subcontracts, whether due to our performance or due to interruptions or changes in governmental funding or administrative processes, could have a material adverse effect on our business, results of operations and financial condition.
In addition, we must comply with laws and regulations relating to the formation, administration, and performance of contracts with the public sector, including U.S. federal, state, and local governmental organizations, which affect how we and our channel partners do business with governmental agencies. Selling our products to the U.S. government, whether directly or through channel partners, also subjects us to certain regulatory and contractual requirements. Failure to comply with these requirements by either us or our channel partners could subject us to investigations, fines, and other penalties, which could have an adverse effect on our business, results of operations, and financial condition. For example, the DOJ and the General Services Administration (the “GSA”) have in the past pursued claims against and financial settlements with vendors under the False Claims Act and other statutes related to pricing and discount practices and compliance with certain provisions of GSA contracts for sales to the federal government. The DOJ and GSA continue to actively pursue such claims. Violations of certain regulatory and contractual requirements could also result in us being suspended or debarred from future government contracting. Any of these outcomes could have a material adverse effect on our revenue, results of operations, and financial condition. Any inability to address these risks and challenges could reduce the commercial benefit to us or otherwise preclude us from selling subscriptions to our products to government organizations.
FiscalNote assists customers in certain legislative and other governmental relations matters, which activities may be deemed to be lobbying efforts.
To the extent that our services may be activities that constitute “lobbying” under federal, state, local or foreign laws, we or some of our subsidiaries may have to register under such applicable laws. In addition, some states have so-called procurement lobbying rules that require sales personnel who interact with governmental officials in certain sales activities to register as lobbyists as well. Lobbying laws typically require periodic financial and other reports to be timely made and prohibit some types of contributions, gifts and other expenditures by lobbyists and their affiliates. Any failure to register or to comply with the applicable regulations could subject us, our employees and officers and directors to civil or criminal penalties. We intend to comply with any such applicable laws.
Our international operations subject us to additional risks that can adversely affect our business, results of operations and financial condition.
We sell our products and services to clients located outside the United States, and we are continuing to expand our international operations as part of our growth strategy. For the three months ended March 31, 2022 and 2021 and for the years ended December 31, 2021 and 2020, approximately 11%, 9%, 10%, and 3%, respectively, of our revenues were derived from outside of the United States, respectively. Revenues by geography are determined based on the region of the FiscalNote selling entity, which may be different than the region of the customer. Our current international operations and our plans to expand our international operations could subject us to a number of risks, including:
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increased management, travel, infrastructure, and legal compliance costs associated with having multiple international operations;

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unique terms and conditions in contract negotiations imposed by clients in foreign countries;

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longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

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the need to localize our products and services for international clients;

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changes in foreign regulatory requirements;

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increased exposure to fluctuations in currency exchange rates;

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highly inflationary international economies;

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the burdens and costs of complying with a wide variety of foreign laws and legal standards relating to data security and protection of personal information, including the General Data Protection Regulation (“GDPR”) in the European Union and similar privacy regulations in the U.K. and the Asia-Pacific region;

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compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and other anti-corruption regulations, particularly in emerging market countries;

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compliance by international staff with accounting practices generally accepted in the United States, including adherence to our accounting policies and internal controls;

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trade agreements, taxes, and other trade barriers;

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increased financial accounting and reporting burdens and complexities;

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weaker protection of intellectual property rights in some countries;

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multiple and possibly overlapping tax regimes;

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the application of the respective local laws and regulations to our business in each of the jurisdictions in which we operate;

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government sanctions that may interfere with our ability to sell into particular countries;

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disruption to our operations caused by epidemics or pandemics, such as COVID-19; and

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political, social and economic instability abroad, terrorist attacks and security concerns in general.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, results of operations, financial condition, and growth prospects.
We have significant international operations and assets, including in the U.K., Belgium, and Australia and, as a result, will be subject to risks inherent in doing business in those jurisdictions, which may adversely affect our financial performance and operating results.
We have significant international operations , including in the U.K., Belgium, and Australia. Our ability to operate in these countries may be adversely affected by changes in those jurisdictions’ laws and regulations, including those relating to taxation, lobbying, cybersecurity, privacy and other matters. In addition, our operating results and financial performance are subject to the local economic and political situations. We believe that our operations are in compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.
Changes in the political environment or government policies in those jurisdictions could result in revisions to laws or regulations or their interpretation and enforcement, increased taxation, restrictions on imports, import duties or currency revaluations. In addition, a significant destabilization of relations between the U.S. and any other jurisdiction in which we operate could result in restrictions or prohibitions on our operations or the sale of our products and services, the loss of our customers or the forfeiture of our assets in these jurisdictions. There can be no certainty as to the application of the laws and regulations of these jurisdictions in particular instances. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Moreover, there is a high degree of fragmentation among regulatory authorities, resulting in uncertainties as to which authorities have jurisdiction over particular parties or transactions. The possibility of political conflict between these countries or with the U.S. could have an adverse impact upon our ability to transact business in these jurisdictions and to generate profits.
FiscalNote’s company culture has contributed to its success and if FiscalNote cannot maintain and evolve its culture as it grows, including through acquisition, its business could be materially and adversely affected.
We believe our culture has been a key contributor to our success to date and that the critical nature of the products and services that we provide promotes a sense of greater purpose and fulfillment in our employees.

We have invested in building a strong corporate culture and believe it is one of our most important and sustainable sources of competitive advantage. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the systems and processes associated with being a public company, we may find it difficult to maintain these important aspects of our culture. In addition, as we grow and our resources become more globally dispersed, we may find it increasingly difficult to maintain these beneficial aspects of our corporate culture. If we fail to maintain our corporate culture, or if we are unable to retain or hire key personnel, our business and competitive position may be harmed.
FiscalNote relies on the performance of highly skilled personnel, including its management and other key employees, and the loss of one or more of such personnel, or of a significant number of team members, could harm its business.
We believe our success has depended, and continues to depend, on the efforts and talents of senior management and key personnel, including Tim Hwang, our Co-Founder and Chief Executive Officer, and Gerald Yao, our Co-Founder, Chief Strategy Officer and Global Head of ESG. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We cannot ensure that we will be able to retain the services of any member of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. The loss of one or more of our senior management or other key employees could harm our business.
If FiscalNote does not effectively maintain and grow its research and development team with top talent, including employees who are trained in artificial intelligence, machine learning and advanced algorithms, FiscalNote may be unable to continue to improve its artificial intelligence capabilities, and its revenues and other results of operations could be adversely affected.
Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in AI, machine learning and advanced algorithms that will enable us to deliver effective products and services. Competition for highly skilled employees in our industry is intense, in particular in the fields of artificial intelligence and data science, and larger companies with access to more substantial resources pursue such top talent aggressively.
We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key customer relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.
Regulators in the U.S. and other jurisdictions where FiscalNote operates may limit FiscalNote’s ability to develop or implement its proprietary technology and/or may eliminate or restrict the confidentiality of its proprietary technology, which could have a material adverse effect on FiscalNote’s financial condition and results of operations.
Our future success depends on our ability to continue to develop and implement our proprietary technology, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations, including in connection with obtaining and extracting data from third parties, could impede our use of this technology, or require that we disclose our proprietary technology to others, including our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.
Issues in the use of artificial intelligence (including machine learning) in FiscalNote’s platforms may result in reputational harm or liability.
AI is enabled by or integrated into some of our platforms and is a significant and potentially growing element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Further, there is a risk that

AI algorithms may be flawed and datasets may be insufficient, of poor quality, or contain biased information. In addition, inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Further, some AI scenarios may present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.
Failure to effectively develop and expand FiscalNote’s marketing and sales capabilities could harm its ability to increase its customer base, expand its engagements with existing customers, and achieve broader market acceptance of its products and services.
Our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services will significantly depend on our ability to expand and optimize our marketing and sales operations. We plan to continue expanding our sales force both domestically and internationally. We also plan to dedicate significant resources to sales, marketing and demand-generation programs, including various online marketing activities as well as targeted account-based advertising. We also intend to focus on cross-selling and upselling efforts to grow our engagements at existing clients. The effectiveness of these efforts has varied over time and may vary in the future. All of these efforts will require us to invest significant financial and other resources and if they fail to attract additional customers, our business will be harmed. If our lead generation methods do not result in broader market acceptance of our products and services, we will not realize the intended benefits of this strategy and our business will be harmed.
We believe that there is significant competition for sales personnel, including sales representatives, sales managers and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend in large part on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our products and services and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.
Any failure to offer high-quality support, professional services and information and analysis for FiscalNote’s customers may harm its relationships with its customers and, consequently, FiscalNote’s business.
Once our products and services are deployed, our customers sometimes request consulting and training to assist them in integrating our products and services into their business and rely on our customer support personnel to resolve issues and realize the full benefits that our products and services provide. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers with a cloud solution such as ours and maintaining the same. The number of our customers has grown significantly, which is likely to increase demand for training, support and maintenance related to our products and services and place additional pressure on our customer support teams. If we are unable to provide sufficient high-quality training, integration and maintenance resources, our customers may not effectively integrate our products and services into their business or realize sufficient business value from our products and services to justify further usage, which could impact our future financial performance. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support or maintenance assistance. We also may be unable to modify the future, scope and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors.
Increased customer demand for support and professional services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meets our customers’ needs globally at scale. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality support services, or a market perception that we do not maintain high-quality support services for our customers, would harm our business.
Certain of FiscalNote’s customers rely on high quality information in the form of research, news and analysis. Our ability to provide these services at the levels our clients expect is dependent on our ability to attract, train and retain qualified personnel. In addition, for certain of these services, our personnel get special access to the U.S. Congress through the Periodical Press Galleries and Daily Press Galleries. If such access were to be limited or restricted for any reason, FiscalNote’s ability to obtain certain information would be hindered, and such event could have a negative impact on our customers’ perception of the value of our services, thus potentially impacting revenue.
FiscalNote’s business is subject to numerous legal and regulatory risks that could have an adverse impact on its business.
FiscalNote is subject to differing, and sometimes conflicting, laws and regulations in the various jurisdictions in which it operates. In certain jurisdictions, we could be a subject to national, state, local, or municipal laws and regulations that are ambiguous in their application or enforcement or that FiscalNote believes are invalid or inapplicable. This could significantly and materially harm FiscalNote’s business, financial condition, and operating results by restricting or limiting how FiscalNote operates its business, increasing its operating costs, and decreasing its number of customers.
Further, existing or new laws and regulations could expose FiscalNote to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could adversely impact FiscalNote’s business, financial condition, results of operations and prospects.
FiscalNote has incurred a significant amount of debt, some of which is secured by substantially all of FiscalNote’s assets, and may in the future incur additional indebtedness. FiscalNote’s payment obligations under such indebtedness may limit the funds available to FiscalNote, and the terms of FiscalNote’s debt agreements may restrict its flexibility in operating its business.
As of March 31, 2022, FiscalNote had $398.8 million in aggregate principal amount of indebtedness, of which $222.3 million is secured by substantially all of FiscalNote’s assets and $176.5 million is unsecured.
FiscalNote estimates that as of March 31, 2022, approximately 55% of the gross proceeds it will receive in connection with the Business Combination will be used to repay approximately $132.0 million of outstanding debt, consisting of outstanding principal, accrued interest, and prepayment fees (as applicable) related to the Last Out Term Loan, and Seller Term Loans, and 8090 Note, as well as $50 million related to the senior secured promissory note with GPO FN Noteholder LLC on the Closing Date of the Business Combination. FiscalNote does not anticipate repaying the First Out Term Loan at the closing of the Business Combination. Concurrent with the Closing, FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote will enter into a new senior secured term loan facility in an aggregate principal amount of up to $150.0 million, inclusive of the First Out Term Loans under FiscalNote’s existing senior credit facility, which will be refinanced under the new facility on amended terms (the “Debt Financing”). Immediately following the Debt Financing and the consummation of the Business Combination, New FiscalNote expects to have approximately $150.0 million of senior secured indebtedness.
Depending upon the terms of our debt arrangements following the Business Combination, FiscalNote may be required to use a portion of its cash flows from operations to pay interest and principal on its indebtedness. Such payments will reduce the funds available to FiscalNote for working capital, capital expenditures, and other corporate purposes and limit its ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit its ability to implement FiscalNote’s business strategy, heighten its vulnerability to downturns in its business, the industry, or in the general economy, limit its flexibility in planning for, or reacting to, changes in its business and the industry, and prevent FiscalNote from taking advantage of business opportunities as they arise. FiscalNote cannot guarantee that its business will generate sufficient cash flow from operations or that future financing will be available to FiscalNote in amounts sufficient to enable it to make required and timely payments on its indebtedness, or to fund its operations.
Under our Senior Credit Agreement and subordinated promissory note with GPO FN Noteholder LLC, FiscalNote and certain of FiscalNote’s subsidiaries are subject to financial maintenance covenants and restrictive covenants limiting our business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing secured by FiscalNote in the future could involve additional restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for FiscalNote to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under FiscalNote’s debt arrangements could require that FiscalNote repay or refinance such indebtedness immediately. In such event, FiscalNote may be unable to repay its indebtedness or refinance such indebtedness on reasonable terms, if at all, which would have a material adverse effect on FiscalNote’s business, financial condition, results of operations and prospects.
FiscalNote is involved in legal actions and claims arising in the ordinary course of business from time to time. Adverse litigation judgments or settlements resulting from legal proceedings in which FiscalNote may be involved could expose FiscalNote to monetary damages or limit the ability to operate its business.
FiscalNote has in the past been, is currently, and may in the future be, involved in private actions, investigations, and various other legal proceedings by customers, employees, lenders, commercial partners, competitors, or government agencies, among others, relating to, for example, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, assisting in, inducement of or involvement in breach of restrictive covenants, non-disclosure or confidentiality obligations by its employees, consumer complaints, contractual disputes with customers or suppliers, disputes with third parties and regulatory inquiries. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. Any claims against FiscalNote, whether meritorious or not, could be time consuming, costly, and harmful to FiscalNote’s reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to FiscalNote, or FiscalNote were to enter into any settlement arrangement, FiscalNote could be exposed to monetary damages or be forced to change the way in which it operates its business or restricts its solicitation with potential customers or employees, which could have an adverse effect on FiscalNote’s business, financial condition, results of operations and prospects.
FiscalNote’s projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, FiscalNote’s financial and operating results may differ materially from its expectations.
FiscalNote operates in a rapidly changing and competitive industry, and its projections and calculations of key operating metrics are subject to the risks and assumptions made by its management with respect to FiscalNote’s industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition FiscalNote faces, as well as its ability to attract and retain customers while generating sustained revenues through product and service offerings. Additionally, FiscalNote’s business and its ability to generate revenue may be affected by reductions in customer spending and investing from time to time as a result of a number of factors, which may be difficult to predict. FiscalNote may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause FiscalNote’s operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, FiscalNote may fall materially short of its forecasts and expectations, including with respect to its key operating metrics, which could cause FiscalNote’s stock price to decline and investors to lose confidence in FiscalNote, and its business, financial condition, and results of operations could be materially and adversely affected.
Market opportunity estimates and growth forecasts included herein are based on data published by third parties and on internally generated data and assumptions, which are subject to significant uncertainty and limitations and are based on assumptions and estimates that may not prove to be accurate, reliable or complete. FiscalNote has not independently verified any third-party information and cannot guarantee its accuracy or completeness. While FiscalNote believes its market size estimates are reasonable, such information is inherently imprecise. Even if the market in which FiscalNote competes meets the size estimates and growth forecasted herein, FiscalNote’s business could fail to grow for a variety of reasons, which would adversely affect its business, results of operations, financial condition and future prospects.
FiscalNote’s use of any “open source” software under restrictive licenses could: (i) adversely affect FiscalNote’s ability to license and commercialize certain elements of its proprietary code base on the commercial terms of its choosing; (ii) result in a loss of FiscalNote’s trade secrets or other intellectual property rights with respect to certain portions of its proprietary code; and (iii) subject FiscalNote to litigation and other disputes.
FiscalNote has incorporated certain third-party “open source” software (“OSS”) or modified OSS into elements of its proprietary code base in connection with the development of its products and services. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with FiscalNote’s use and commercialization of its own proprietary code base. However, FiscalNote has also incorporated and uses some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, FiscalNote could be required to release to the public the source code of certain elements of its proprietary software that: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or with which the public interacts. Although FiscalNote monitors its use of OSS, in addition to the use of OSS that FiscalNote is aware of, there is a risk that OSS will be inadvertently or impermissibly incorporated into FiscalNote’s software, including by FiscalNote’s developers or service providers. In some cases, FiscalNote may be required to ensure that elements of its proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of FiscalNote’s proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open source licensors generally do not provide warranties for their open source software, and the open source software may contain security vulnerabilities that FiscalNote must actively manage or patch. It may be necessary for FiscalNote to commit substantial resources to remediate its use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.
There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on FiscalNote’s business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on FiscalNote’s ability to commercialize its own proprietary code (and in particular the elements of its proprietary code which incorporates OSS or modified OSS). Furthermore, FiscalNote could become subject to lawsuits or claims challenging its use of open source software or compliance with open source license terms. If unsuccessful in these lawsuits or claims, FiscalNote could face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of its proprietary code base (e.g., for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of its proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of its proprietary code. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and FiscalNote may not be able to successfully complete any such re-engineering or other remedial efforts.
More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS, which would ordinarily be provided in the context of commercially acquired software.
Any of the foregoing could adversely impact the value of certain elements of FiscalNote’s proprietary code base, and its ability to enforce its intellectual property rights in such code base against third parties. In turn, this could materially adversely affect FiscalNote’s business, financial condition, results of operations and prospects.
FiscalNote may not be able to adequately obtain, maintain, protect and enforce its proprietary and intellectual property rights in its data or technology.
FiscalNote’s success depends in part on its and its licensors’ success in obtaining and maintaining effective intellectual property protection. FiscalNote may be unsuccessful in adequately protecting its intellectual property. FiscalNote may not be able to file, prosecute, maintain, enforce or license all necessary or desirable intellectual property applications at a reasonable cost or in a timely manner, or in all jurisdictions. Any failure to obtain or maintain patent and other intellectual property protection may harm its business, financial condition and results of operations.
FiscalNote depends on its proprietary technology, intellectual property and services for its success and ability to compete. FiscalNote relies and expects to continue to rely on a combination of non-disclosure and confidentiality agreements with FiscalNote’s employees, consultants and other parties with whom FiscalNote has relationships and who may have access to confidential or other protectable aspects of FiscalNote’s research and development outputs, as well as trademark, copyright, patent and trade secret protection laws, to protect FiscalNote’s proprietary rights. We cannot guarantee employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of FiscalNote’s products and services, or certain aspects of its products and services, and proprietary information. Additionally, FiscalNote may be subject to claims from third parties challenging its ownership interest in or inventorship of intellectual property it regards as its own, for example, based on claims that its agreements with employees or consultants obligating them to assign intellectual property to FiscalNote are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Further, these agreements do not prevent FiscalNote’s competitors from independently developing products and services that are substantially equivalent or superior to FiscalNote’s products and services. Additionally, certain unauthorized use of FiscalNote’s intellectual property may go undetected, or FiscalNote may face legal or practical barriers to enforcing its legal rights even where unauthorized use is detected.
There can be no assurance that FiscalNote’s applications for registration of patents, trademarks and other intellectual property rights will be approved. Although FiscalNote enters into non-disclosure and confidentiality agreements, any of these parties may breach the agreements and disclose such outputs before a patent application is filed, thereby jeopardizing FiscalNote’s ability to seek and obtain patent protection. FiscalNote may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that FiscalNote will fail to identify patentable aspects of its developments before it is too late to obtain patent protection. In addition, FiscalNote’s ability to obtain and maintain valid and enforceable patents depends in part on whether the differences between its inventions and the prior art allow its inventions to be patentable over the prior art.
In addition, FiscalNote relies substantially upon trademarks to build and maintain the integrity of its brands. Its trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. FiscalNote may not be able to sufficiently protect or successfully enforce its rights to these trademarks and trade names.
Current law may not provide for adequate protection of FiscalNote’s data or technology. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of FiscalNote’s proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of FiscalNote’s technology, or certain aspects of FiscalNote’s technology, or its data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent FiscalNote expands its international activities, its exposure to unauthorized copying and use of its data or technology, or certain aspects of its data or technology, may increase. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to FiscalNote’s data and technology. Accordingly, despite its efforts, FiscalNote may be unable to prevent third parties from infringing upon or misappropriating its intellectual property.
To protect its intellectual property rights, FiscalNote may be required to spend significant resources to monitor and protect these rights, and FiscalNote may or may not be able to detect infringement by its customers or third parties. Litigation has been and may be necessary in the future to enforce FiscalNote’s intellectual property rights. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of FiscalNote’s intellectual property. Furthermore, FiscalNote’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of its intellectual property rights. FiscalNote’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of its management’s attention and resources, could delay further sales or the implementation of its products and services, impair the functionality of its products and services, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies, or injure FiscalNote’s reputation. In addition, FiscalNote may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and FiscalNote cannot be certain that it could license that technology on commercially reasonable terms or at all, and its inability to license this technology could harm its ability to compete.
FiscalNote may in the future be sued by third parties for various claims including alleged infringement, misappropriation or other violation of proprietary intellectual property rights.
FiscalNote’s success will depend, in part, on its ability to operate without infringing, misappropriating or otherwise violating the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate.” Because FiscalNote has only conducted routine searches related to third party patent filings and publications and has not conducted an in-depth freedom to operate search, which is time consuming and costly, FiscalNote may not be aware of issued patents that a third party might assert are infringed by its current products and services, which could materially impair its ability to commercialize its current or any future products and services. Even if FiscalNote diligently searches third-party intellectual property for potential infringement by its current or any future products and services, FiscalNote may not successfully find intellectual property that its current or any future products and services may infringe. If FiscalNote is unable to secure and maintain the freedom to operate, third parties could preclude FiscalNote from commercializing its current or future products and services. There is considerable patent and other intellectual property development activity in FiscalNote’s market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in internet-based industries. FiscalNote may receive communications from third parties, including practicing entities and non-practicing entities, claiming that it has infringed their intellectual property rights.
In addition, FiscalNote may be sued by third parties for breach of contract, defamation, negligence, unfair competition, or patent, copyright, trademark or other intellectual property infringement, misappropriation or other violation, or claims based on other theories, which may or may not be brought without merit. FiscalNote could also be subject to claims based upon the content that is accessible from its website and other outlets through links to other websites or information on its website or other outlets supplied by third parties or claims that FiscalNote’s alleged collection of information from third-party sites without a license violates certain federal or state laws or website terms of use. FiscalNote could also be subject to claims that the collection or provision of certain information breached laws or regulations relating to privacy or data protection. The defense and prosecution of intellectual property claims, interference proceedings and related legal and administrative proceedings, both in the United States and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming, and their outcome is highly uncertain. FiscalNote may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether FiscalNote has the freedom to operate with respect to the intellectual property rights of others.
If FiscalNote is found to infringe a third-party’s intellectual property rights, FiscalNote could be required to obtain a license from such third-party to continue developing and marketing its current and any future products or services. FiscalNote may also elect to enter into such a license to settle pending or threatened litigation. However, FiscalNote may not be able to obtain any required license on commercially reasonable terms, or at all. Even if FiscalNote was able to obtain a license, it could be non-exclusive, thereby giving its competitors access to the same technologies licensed to it and could require FiscalNote to pay significant royalties and other fees. FiscalNote could be forced, including by court order, to cease commercializing the infringing products or services. In addition, FiscalNote could be found liable for monetary damages, which may be significant. If FiscalNote is found to have willfully infringed a third-party patent, FiscalNote could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent FiscalNote from commercializing its planned products or services in commercially important jurisdictions, or force FiscalNote to cease some of its business operations, which could harm its business. Even if FiscalNote is successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause FiscalNote to incur significant expenses and could distract its technical and management personnel from their normal responsibilities.
Furthermore, FiscalNote’s agreements with some of its customers, suppliers or other entities with whom FiscalNote does business may require FiscalNote to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. FiscalNote could also voluntarily agree to defend or indemnify third parties in instances where FiscalNote is not obligated to do so if FiscalNote determines it would be beneficial to FiscalNote’s business relationships. If any of these claims succeed or settle, FiscalNote may be forced to pay damages or settlement payments on behalf of its customers, suppliers or other entities, or may be required to obtain licenses. If FiscalNote cannot obtain all necessary licenses on commercially reasonable terms, its customers may be forced to stop using its products or services. If FiscalNote is required or agree to defend or indemnify third parties in connection with any infringement claims, FiscalNote could incur significant costs and expenses that could adversely affect FiscalNote’s business, operating results or financial condition.
Additionally, there are potential issues around possible ownership rights in personal data, which is subject to evolving regulatory oversight. As a result of any claims against FiscalNote regarding suspected infringement, FiscalNote’s technologies may be subject to injunction, it may be required to pay damages, or it may have to seek a license to continue certain practices (which may not be available on reasonable terms, if at all), all of which may significantly increase FiscalNote’s operating expenses or may require it to restrict its business activities and limit its ability to deliver its products and services and/or certain features, integrations, and capabilities of its products and services. As a result, FiscalNote may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause it to alter our products or services, which could negatively affect its business. Further, many of FiscalNote’s subscription agreements require it to indemnify our customers for third-party intellectual property infringement claims, so any alleged infringement by it resulting in claims against such customers would increase our liability.
FiscalNote’s exposure to risks associated with various claims, including the use of intellectual property, may increase due to acquisitions of other companies. For example, FiscalNote may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement and similar or related claims after FiscalNote has acquired technology that had not been asserted prior to such acquisition.
The FiscalNote Projections and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by FiscalNote. If these assumptions or analyses prove to be incorrect, the actual operating results of FiscalNote and/or New FiscalNote may be materially different from the forecasted results.
The projected financial and operating information (including the Projections and Updated Projections, or “FiscalNote Projections”) appearing elsewhere in this proxy statement/prospectus reflect estimates of the future performance of FiscalNote and/or New FiscalNote based on the reasonable beliefs and assumptions of the management of FiscalNote at the relevant time when such projections were prepared and/or presented. In particular, the FiscalNote Projections and the Updated Projections were prepared by FiscalNote’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of FiscalNote on November 3, 2021 and March 7, 2022, respectively, the date on which the FiscalNote Projections and Updated Projections were presented, and do not take into account any circumstances or events occurring after November 3, 2021 and March 7, 2022, as the case may be. The FiscalNote Projections incorporate certain financial and operational assumptions, including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of FiscalNote.

The assumptions that underlie the FiscalNote Projections are preliminary and there can be no assurance that our actual results will be in line with our expectations. The FiscalNote Projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on various factors, many of which are outside our control, including but not limited to those stated elsewhere in this “Risk Factors” section and the following:
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our ability to effectively manage growth;

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changes in our strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

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our ability to satisfy future capital requirements;

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changes in demand for our services and the drivers of that demand

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our ability to provide highly useful, reliable, secure and innovative products and services to our customers;

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our ability to attract new customers, retain existing customers, expand products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth;

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our ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses;

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our ability to adapt our products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts

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our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

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regulatory, legislative and political changes; and

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customer preferences and spending habits.

There can be no assurance that the actual results of FiscalNote and/or New FiscalNote will be in line with the Projections and/or Updated Projections. Unfavorable changes in any of these or other factors, most of which are beyond the control of FiscalNote and/or New FiscalNote, could adversely affect business, financial condition and results of operations of FiscalNote and/or New FiscalNote and cause the actual results of FiscalNote and/or New FiscalNote to differ materially from the FiscalNote Projections contained in this proxy statement/prospectus.
FiscalNote is subject to sanctions, anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject FiscalNote to criminal penalties or significant fines and harm its business and reputation.
FiscalNote is subject to the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. domestic bribery laws, the United Kingdom Bribery Act and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Due to the international scope of our operations, we must comply with these laws in each jurisdiction where we operate. Additionally, many anti-bribery and anti-corruption laws, including the FCPA, have long-arm statutes that can expand the applicability of these laws to our operations worldwide. Accordingly, we must incur significant operational costs to support our ongoing compliance with anti-bribery and anti-corruption laws at all levels of our business. If we fail to comply with these laws, we may be subject to significant penalties. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international and public sector sales and businesses, we may engage with business partners and third-party intermediaries to market our products and services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries and our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, we cannot guarantee that all of our employees and agents will comply with our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
The COVID-19 pandemic has materially impacted FiscalNote’s operations, is still ongoing, and it or other pandemics or public health threats could adversely affect FiscalNote’s business, financial condition, results of operations and prospects.
FiscalNote’s business could be materially adversely affected by the outbreak of a widespread health epidemic or pandemic, including the recent outbreak of the COVID-19, which has been declared a “pandemic” by the World Health Organization. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans intended to control the spread of the virus. Government authorities, including those in Washington, D.C., where our headquarters is located, instituted policies that required most of our employees in that area to work remotely. These policies have, and are expected to continue to have, an impact on our business and the business of our customers. This impact could increase if further actions that alter our operations are required by applicable government authorities or if we determine further actions are in the best interests of our customers’ or of our employees.
To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there potentially could be an adverse impact on global economic conditions, which could materially and adversely impact our customers through reduced consumer demand for their products and services, which could in turn negatively impact our customers’ willingness or ability to enter into or renew contracts with us. While we continually work to manage and mitigate potential disruptions to our operations, the fluid nature of the pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which may harm our business, results of operations and financial condition. We cannot predict how the COVID-19 pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether or to what extent the COVID-19 pandemic or the effects thereof may have longer-term unanticipated impacts on our business.
The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, it may materially adversely affect our business, financial condition, results of operations and prospects.
We may be exposed to fluctuations in foreign currency exchange rates that could adversely impact our results of operations.
Our international sales are generally denominated in foreign currencies, and these revenues could be materially affected by currency fluctuations as we expand our international operations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our results of operations may be impacted by transaction gains or losses related to revaluing certain monetary asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenues and operating income, which could have an adverse effect on our stock price. We will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenues or results of operations as we expand our international operations.
FiscalNote has entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and FiscalNote may not be successful in entering into other similar agreements and relationships. If FiscalNote fails to maintain its current licensing agreements or establish new relationships, it could result in loss of revenue and harm FiscalNote’s business and financial condition or inability for FiscalNote to use the intellectual property licensed to it by the applicable third party.
FiscalNote has licensed certain components of its technologies from third parties and relies upon such licenses, in part, for the successful development and commercialization of certain technologies, products services. The success of certain of FiscalNote’s products and services may depend on maintaining successful relationships with its third-party license partners. If such license agreements were to terminate prematurely or if it breaches the terms of any licenses or otherwise fails to maintain such licenses, FiscalNote may lose the ability to offer certain products and services that use such licenses. If there are no active statements of work, counterparties may have the right to terminate such license agreements for its convenience. In addition, FiscalNote may need to obtain licenses to additional technologies in the future in order to keep its products and services competitive. If it fails to license or otherwise acquire and maintain necessary technologies, FiscalNote may not be able to develop new products and services necessary to remain competitive.
FiscalNote also licenses its intellectual property for use by third party partners in exchange for payment obligations to FiscalNote. If any of these license agreements expire or terminate prematurely, FiscalNote would lose the revenue it receives in connection with such payment obligation. Further, FiscalNote may, from time to time, elect to enter into exclusive licensing arrangements of portions of its content, which may limit FiscalNote’s ability to enter into alternative licensing arrangements that may be more advantageous to FiscalNote in the future.
We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. While we are working to remediate any material weakness in our internal controls over financial reporting, we cannot assure you that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.
We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting, including material weaknesses identified in connection with the audit of our financial statements for the years ended December 31, 2021 and 2020. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audits of our financial statements for the years ended December 31, 2021 and 2020, our management team identified the following material weaknesses:
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We did not design and maintain formal accounting policies, processes, and controls to analyze, account for and disclose certain complex transactions, including the fair valuation of convertible notes and fair valuation of seller notes issued in business combinations, fair valuation of, and accounting for, convertible promissory notes and other debt, fair valuation and accounting for derivatives and substantial premiums, accounting for related party transactions, the implementation of new revenue accounting standard ASC 606, accounting for contract costs, accretion of redeemable, convertible preferred stock, right to offset accounting, and accounting for contingent consideration.

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We did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over administrative access to our accounting and finance systems and system change management.

We are committed to remediating the material weaknesses described above and commenced remediation efforts in 2021. We initiated and implemented several remediation measures including, but not limited to: hiring a CPA licensed Chief Accounting Officer and additional accounting staff with requisite background and knowledge, engaging third parties to assist us in complying with the accounting and financial reporting requirements related to significant and complex transactions, and assist us with formalizing our business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our management, and evaluating the effectiveness of our internal controls in accordance with the framework established by Internal Control – Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. While our efforts are ongoing, we plan to continue to take additional steps to remediate the material weaknesses, improve our financial reporting systems, and implement new policies, procedures, and controls; however, we cannot guarantee those measures will prevent or detect material weaknesses in the future.
Although we have initiated our remediation efforts, all identified material weaknesses continue to exist as of the date of this filing. Further, we cannot provide any assurance that we, or our independent registered accounting firm, will not identify new material weaknesses in our internal controls over financial reporting in the future.
As a private company, FiscalNote has not endeavored to establish and/or maintain public company-quality internal control over financial reporting. If it fails to establish and maintain proper and effective internal control over financial reporting as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.
Pursuant to Section 404, following consummation of the Business Combination, management will be required to report New FiscalNote’s internal control over financial reporting, and if and when FiscalNote becomes an accelerated filer or large accelerated filer (and ceases to be an emerging growth company), an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, New FiscalNote may need to upgrade its legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff or retain additional outside consultants.
FiscalNote has historically identified material weaknesses in its internal control over financial reporting and cannot guarantee that there will be none in the future. Any failure to maintain internal control over financial reporting could severely inhibit FiscalNote’s ability to accurately report its financial condition, results of operations or cash flows. If New FiscalNote is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that New FiscalNote has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in New FiscalNote’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.
FiscalNote’s risk management processes and procedures may not be effective.
We have not formally adopted comprehensive risk management processes and procedures. While we have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If FiscalNote’s risk management framework does not effectively identify and control its risks, it could suffer unexpected losses or be adversely affected, which could have a material adverse effect on FiscalNote’s business, financial condition, and results of operations.
FiscalNote operates in competitive markets and may be adversely affected by this competition.
The markets for our products and services are competitive and are subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of the insights that our products and services deliver, the quality of our competitors’ solutions, customers’ perception of our products and services relative to the value that they deliver, and the quality of our user interfaces and the overall customer experience.
Some of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors may have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from enterprise information services and legal and regulatory information companies.
Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. In order to better serve the needs of our existing customers and to attract new customers, we must continue to:
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enhance and improve our existing products and services (such as by adding new content);

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develop new products and services;

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invest in technology; and

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strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

Our ability to compete successfully is also impacted by the growing availability of information from government information systems and other free sources, as well as competitors who aggressively market their products as a lower cost alternative. See “— Increased accessibility to free or relatively inexpensive information sources may reduce demand for FiscalNote’s products and services.” Because some of our competitors may be able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products with complementary products as packaged solutions, which could preempt use of our products or services. Competition from such free or lower cost sources may require us to reduce the price of some of our products and services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.

Changes in tax laws or regulations in the various tax jurisdictions to which FiscalNote is subject that are applied adversely to FiscalNote or its customers could increase the costs of FiscalNote’s products and services and harm its business.
New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, results of operations, and financial condition. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future paying customers may elect not to purchase our products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating, and other costs, as well as the costs of our products and services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could harm our business, results of operations and financial condition.
The application of U.S. federal, state, local, and international tax laws to services provided electronically is continually evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our paying customers to pay additional tax amounts, as well as require us or our paying customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our paying customers, we could be held liable for such costs, thereby adversely affecting our results of operations and harming our business.
As a company with international operations, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could harm our liquidity and results of operations. In addition, authorities in these jurisdictions could review our tax returns and impose additional tax, interest, and penalties, and they could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which could harm us and our results of operations.
Information Technology and Data Risks
Cyberattacks, security, privacy, or data breaches or other security incidents that affect FiscalNote’s networks or systems, or those of its service providers, involving sensitive, personal, classified or confidential information of FiscalNote or its customers could expose FiscalNote to liability under various laws and regulations across jurisdictions, decrease trust in FiscalNote and its products and services, increase the risk of litigation and governmental investigation, and harm to FiscalNote’s reputation, business, and financial condition.
Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. FiscalNote’s products and services, as well as its servers and computer systems and those of third parties that it relies on in its operations could be vulnerable to cybersecurity risks. As such, FiscalNote may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.
FiscalNote implements measures to protect sensitive and personal data in accordance with its contracts, data protection laws and consumer laws. However, FiscalNote may be subject to data breaches involving factors beyond its control, including data breach incidents suffered by third parties with which FiscalNote contracts or interacts. Any technical problems that may arise in connection with FiscalNote’s data and systems, including those that are hosted by third-party providers, could result in interruptions to its business and operations or exposure to security vulnerabilities. These types of problems may be caused by a variety of factors, including infrastructure changes, intentional or accidental human actions or omissions, software errors, malware, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. From time to time, large third-party web hosting providers may experience outages or other problems that would result in their systems being offline and inaccessible, which could materially impact FiscalNote’s business and operations.
The secure processing, storage, maintenance and transmission of critical customer and business information are vital to FiscalNote’s operations and its business strategy, and although FiscalNote devotes significant resources to protecting such information and takes what it believes to be reasonable and appropriate measures to protect sensitive information from compromises such as unauthorized access, disclosure, or modification or lack of availability, its information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. Although FiscalNote maintains, and is in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of FiscalNote’s sensitive, business, personal, financial or confidential information by anyone including its employees, contractors and consultants, these mechanisms may not be entirely effective or fully complied with internally. FiscalNote may in the future identify data protection issues requiring remediation and updates to FiscalNote’s data security measures and compliance functions. Any misappropriation of sensitive information could harm FiscalNote’s relationship with customers and cause FiscalNote to incur financial liability and reputational harm. If any person, including any of FiscalNote’s employees, improperly breaches FiscalNote’s network security or otherwise mismanages or misappropriates sensitive data, FiscalNote could be subject to regulatory actions and significant fines or lawsuits for breaching contractual confidentiality or data protection provisions, which could result in negative publicity, legal liability, loss of customers and damage to its reputation.
Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, FiscalNote may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent FiscalNote’s security measures (including, but not limited to, through the deployment of harmful phishing attacks, malware infection, ransomware, system intrusion, misuse of systems, website defacement, social engineering and denial of service attacks) and may improperly access or misappropriate confidential, proprietary, or sensitive information held by or on behalf of FiscalNote, disrupt FiscalNote’s operations, damage FiscalNote’s computers, or otherwise damage FiscalNote’s business. Although FiscalNote has developed or deployed systems and processes that are designed to protect its servers, platform and data, including sensitive data, FiscalNote cannot guarantee that such measures will be effective at all times. FiscalNote’s efforts may be hindered due to, for example:
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government surveillance, regulatory requirements or other external events;

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software bugs or other technical errors or issues;

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errors or misconduct of employees, contractors or others;

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the rapidly evolving threat landscape; and

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inadequate or failed internal processes or business practice.

While FiscalNote is investing significant resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, it may still be subject to potential liability in connection therewith. Actual or perceived breaches of FiscalNote’s security could subject it to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage FiscalNote’s reputation and harm its business, results of operations and financial condition. FiscalNote maintains errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, FiscalNote cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to it on economically reasonable terms, or at all. Any of the foregoing could subject FiscalNote to fines, scrutiny and legal actions, which could materially and adversely affect FiscalNote’s business, financial condition, results of operations and prospects.

FiscalNote depends on third parties for data, information and other services, and FiscalNote’s ability to serve its customers could be adversely impacted if such third parties fail to fulfill their obligations, if FiscalNote is unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties or if FiscalNote’s arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.
Interruptions or delays in services from third parties, including data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or FiscalNote’s inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of FiscalNote’s services and harm its business.
FiscalNote currently serves its customers through the use of third-party data center hosting facilities and cloud computing platform providers. Damage to, or failure of, these systems, or systems upon which they depend such as internet infrastructure, could cause interruptions in FiscalNote’s services. FiscalNote has occasionally experienced interruptions in its services and such interruptions may occur in the future. Such interruptions may cause customers to terminate their subscriptions, and adversely affect FiscalNote’s customer renewal and upgrade performance and its ability to attract new customers, all of which would reduce FiscalNote’s revenue. FiscalNote’s business would also be harmed if its customers and potential customers believe its services are unreliable.
FiscalNote does not control the operation of third-party facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements, and litigation to stop, limit, or delay operation. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in FiscalNote’s services.
These hardware, software, data, and cloud computing systems may not continue to be available at reasonable prices, on commercially reasonable terms, or at all. Any loss of the right to use any of these hardware, software, or cloud computing systems could significantly increase FiscalNote’s expenses and otherwise result in delays in the provisioning of FiscalNote’s services until equivalent technology is either developed by FiscalNote, or, if available, is identified, obtained through purchase or license, and integrated into its services.
Technical problems or disruptions affecting customers’ access to FiscalNote’s services, or the software, internal applications, databases, and network systems underlying its services, could damage FiscalNote’s reputation and brands and lead to reduced demand for its products and services, lower revenues, and increased costs.
FiscalNote’s business, brands, reputation, and ability to attract and retain users and customers depend upon the satisfactory performance, reliability, and availability of its products and services, which in turn depend upon the availability of the internet and FiscalNote’s service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break-ins, or malicious hacks or attacks on FiscalNote’s systems (such as denial of service attacks), could affect the security and availability of FiscalNote’s products and services on its websites and prevent or inhibit the ability of users to access FiscalNote’s products and services. In addition, the software, internal applications, and systems underlying FiscalNote’s products and services are complex and may not be error-free. FiscalNote may encounter technical problems when it attempts to enhance its products, services and systems. Any inefficiencies, errors, or technical problems with FiscalNote’s systems could reduce the quality of its products and services or interfere with its customers’ use of its products and services, which could reduce demand, lower FiscalNote’s revenues, and increase its costs.
FiscalNote’s systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, computer viruses, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, earthquakes, and similar events. The occurrence of any of the foregoing events could result in damage to or failure of FiscalNote’s systems. These risks may be heightened for operations at facilities outside of FiscalNote’s direct control, and the majority of the communications, network, and computer hardware used to operate the cloud for our platforms are located at facilities maintained by Amazon, Google and Salesforce, among others, which FiscalNote does not own or control.
Risks Related to the Ownership of New FiscalNote’s Class A Common Stock
Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Our Class B common stock will have twenty-five (25) votes per share, and our Class A common stock will have one vote per share. Mr. Tim Hwang, our Co-Founder and Chief Executive Officer, and Mr. Gerald Yao, our Co-Founder, Chief Strategy Officer and Global Head of ESG (together with Mr. Hwang, our “Co-Founders”), together will initially hold all of the issued and outstanding shares of our Class B common stock, which will represent approximately 6.4% of the common stock of New FiscalNote following the consummation of the Business Combination. Any future issuance of Class B common stock may be dilutive to holders of Class A common stock. Accordingly, where a majority or plurality vote is required, as applicable, Mr. Hwang will hold approximately 54.1% of the voting power of our outstanding common stock and Mr. Yao will hold approximately 9.0% of the voting power of our outstanding common stock. Therefore, our Co-Founders will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors, (which requires only a plurality vote) amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. After the Business Combination and the expiration of applicable lock-up requirements, our Co-Founders would cease to hold a majority of the voting power of our outstanding common stock if they disposed of shares of Class B Common Stock representing approximately 2.5% of our outstanding common stock, in transactions other than Permitted Transfers as defined in New FiscalNote’s certificate of incorporation, assuming no other issuances of either Class A or Class B common stock have occurred after closing and prior to such dispositions. Our Co-Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock. For information about New FiscalNote’s dual-class structure, see the section titled “Description of New FiscalNote Securities.”
We cannot predict the impact New FiscalNote’s dual-class structure may have on the stock price of New FiscalNote’s Class A common stock.
Our dual-class structure may result in a lower or more volatile market price of New FiscalNote’s Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the foregoing policies, New FiscalNote’s dual-class capital structure would make it ineligible for inclusion in those indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in New FiscalNote’s stock. These policies are subject to change and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New FiscalNote’s dual-class structure, New FiscalNote will likely be excluded from certain of these indexes and we cannot guarantee that certain other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make New

FiscalNote’s Class A common stock less attractive to other investors. Additionally, the holding of low-voting stock, such as New FiscalNote’s Class A common stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. As a result, the market price or liquidity of New FiscalNote’s Class A common stock could be adversely affected.
New FiscalNote will be a “controlled company” under NYSE rules, and as a result, its stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.
Following the consummation of the Business Combination, as a result of New FiscalNote’s dual-class structure, the FiscalNote Co-Founders will control a majority of the voting power of New FiscalNote’s outstanding capital stock. As a result, New FiscalNote will be a controlled company under NYSE rules. As a controlled company, New FiscalNote will be exempt from certain corporate governance requirements, including those that would otherwise require the New FiscalNote Board to have a majority of independent directors and its compensation and nominating and governance committees to be comprised entirely of independent directors, have written charters addressing such committee’s purpose and responsibilities and perform an annual evaluation of such committee. While we do not presently intend to rely on these exemptions, New FiscalNote may opt to utilize these exemptions in the future as long as it remains a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
There may not be an active trading market for shares of New FiscalNote’s Class A common stock, which may cause shares of New FiscalNote’s Class A common stock to trade at a discount from their initial trading price and make it difficult to sell the shares of Class A common stock you purchase.
There has not previously been a public trading market for shares of New FiscalNote’s Class A common stock. The initial trading price per share of Class A common stock upon the consummation of the Business Combination may not be indicative of the price at which shares of New FiscalNote’s Class A common stock will trade in the public market thereafter. We cannot predict the extent to which investor interest in New FiscalNote’s Class A common stock will lead to the development of an active trading market on the NYSE or how liquid that market might become. An active public market for New FiscalNote’s Class A common stock may not develop or be sustained after the consummation of the Business Combination. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at a price that is attractive to you, or at all. The market price of New FiscalNote’s Class A common stock may decline below the initial public trading price, and you may not be able to sell your shares of New FiscalNote’s Class A common stock at a gain or at all.
Sales of a substantial number of New FiscalNote’s Class A common stock in the public market by our existing shareholders could cause New FiscalNote’s share price to decline.
Sales of a substantial number of shares of New FiscalNote’s Class A common stock in the public market following the consummation of the Business Combination, or the perception that these sales might occur, could depress the market price of New FiscalNote’s Class A common stock and could impair New FiscalNote’s ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the anticipated price per share of New FiscalNote at the time of listing and therefore they may take steps to sell their New FiscalNote’s Class A common stock or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of New FiscalNote’s Class A common stock.
All of our directors and officers and their affiliates are subject to lock-up agreements that restrict their ability to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of New FiscalNote’s Class A common stock, any options or warrants to purchase any shares of New FiscalNote’s Class A common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of New FiscalNote’s Class A common stock for 180 days from the Effective Time (or 12 months, in the case of the Co-Founders), subject to certain exceptions. All of the shares of Class A common stock sold in this offering will become eligible for sale upon expiration of the applicable lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.
In addition, there were approximately 7.7 million shares of FiscalNote’s common stock issuable upon the exercise of options or settlement of restricted stock units outstanding as of March 31, 2022. We intend to register all of the shares of New FiscalNote’s Class A common stock issuable upon the exercise of such outstanding options or settlement of other equity awards, for public resale under the Securities Act. The shares of New FiscalNote’s Class A common stock will become eligible for sale in the public market to the extent such options are exercised or awards vest and settle, subject to the lock-up agreements described above and compliance with applicable securities laws.
Further, based on FiscalNote’s shares outstanding as of April 27, 2022, holders of an aggregate of 87,752,044 shares of New FiscalNote’s Class A common stock will have rights, subject to some conditions, to require New FiscalNote to file registration statements covering the resale of their shares or to include their shares in registration statements that New FiscalNote may file for itself or other stockholders.
FiscalNote’s management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
We will be a public company following the consummation of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that FiscalNote did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to FiscalNote as a private company.
We will need to hire additional accounting and financial staff or engage outside consultants with appropriate public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs if we decide to pay cash compensation comparable to other publicly-listed companies, which would increase our general and administrative expenses and could adversely affect our profitability. We are evaluating these rules and regulations and related matters, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding New FiscalNote’s Class A common stock, New FiscalNote’s stock price and trading volume could decline.
The trading market for New FiscalNote’s Class A common stock will be influenced by the research and reports that industry or securities analysts publish about it or its business. We do not control these analysts. If any of the analysts who cover New FiscalNote downgrade New FiscalNote’s Class A common stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of New FiscalNote Class A common stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of New FiscalNote’s Class A common stock to decline and New FiscalNote’s Class A common stock to be less liquid.
New FiscalNote may issue preferred stock, the terms of which could adversely affect the voting power or value of New FiscalNote’s Class A common stock
New FiscalNote’s certificate of incorporation will authorize it to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over its Class A common stock respecting dividends and distributions, as its board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of New FiscalNote’s Class A common stock. For example, New FiscalNote might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences New FiscalNote might assign to holders of preferred stock could affect the residual value of New FiscalNote’s Class A common stock.
It is not expected that New FiscalNote will pay dividends in the foreseeable future after the Business Combination.
It is expected that New FiscalNote will continue to operate at a loss in the foreseeable future, and will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that New FiscalNote will pay any cash dividends in the foreseeable future.
Following the consummation of the Business Combination, New FiscalNote’s Board will have discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New FiscalNote from subsidiaries, New FiscalNote’s financial condition, contractual restrictions and other factors deemed relevant by New FiscalNote’s board of directors. Accordingly, you may need to rely on sales of New FiscalNote Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that the New FiscalNote Class A common stock will appreciate in value after the Business Combination or that the market price of the New FiscalNote Class A common stock will not decline.
New FiscalNote’s certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit New FiscalNote’s stockholders’ ability to obtain a favorable judicial forum for disputes with New FiscalNote or its directors, officers, employees, or other stockholders.
New FiscalNote’s certificate of incorporation will provide that, unless New FiscalNote consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New FiscalNote, (iii) action asserting a claim against FiscalNote arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws, or (v) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction thereof, the federal district court or other state courts of the State of Delaware. Notwithstanding the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and the foregoing exclusive forum provisions of the Proposed Charter will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of New FiscalNote’s capital stock shall be deemed to have notice of and to have consented to the forum provision in New FiscalNote’s certificate of incorporation.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with New FiscalNote or its directors, officers, other stockholders, or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of New FiscalNote’s certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New FiscalNote may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition, and results of operations and result in a diversion of the time and resources of its management and board of directors.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
DSAC
DSAC is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information regarding DSAC, see the section entitled “Other Information Related to DSAC.”
Merger Sub
Merger Sub is a wholly owned subsidiary of DSAC formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on October 27, 2021. Merger Sub does not own any material assets or conduct any business activities other than activities incidental to effectuating the Business Combination.
FiscalNote
FiscalNote Holding, Inc. is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of its products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to DSAC shareholders as part of a solicitation of proxies by the DSAC Board for use at the Special Meeting to be convened on            , 2022 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to DSAC shareholders on or about            , 2022. In addition, this proxy statement/prospectus constitutes a prospectus for New FiscalNote in connection with the issuance by New FiscalNote of common stock and other securities to be delivered to FiscalNote’s stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will take place at the offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, NY 10017 and will also be conducted via live webcast starting at        , New York City time, on            , 2022 or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Shareholders may attend the extraordinary general meeting in person or online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting www.cstproxy.com/dsac/2022 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental.
Proposals
At the Special Meeting, DSAC shareholders will vote upon:
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the Business Combination Proposal;

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the Domestication Proposal;

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the Governing Documents Proposal;

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the Advisory Governing Documents Proposals;

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the Director Election Proposal;

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the Stock Issuance Proposal;

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the Long-Term Incentive Plan Proposal;

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the ESPP Proposal; and

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the Adjournment Proposal.

      THE DSAC BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE ADVISABLE AND IN THE BEST INTERESTS OF THE DSAC SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote
DSAC has fixed the close of business on            , 2022 as the “record date” for determining DSAC shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on            , 2022, there were       DSAC ordinary shares outstanding and entitled to vote. Each DSAC ordinary share is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of DSAC shareholders is necessary to hold a valid shareholder meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of DSAC ordinary shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Vote Required and DSAC Board Recommendation
The Business Combination Proposal
DSAC shareholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, including the First Amendment, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus.
Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal. The Sponsor and DSAC’s directors and executive officers have agreed to vote their shares in favor of the Business Combination pursuant to the DSAC Letter Agreement that was executed at the time of the IPO. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Holders of DSAC Class A ordinary shares and DSAC Class B ordinary shares will vote together as a single class on all matters submitted to a vote of DSAC shareholders, except as otherwise required by DSAC’s Current Charter or by law.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Domestication Proposal
Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE DSAC’S BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DOMESTICATION PROPOSAL.
The Governing Documents Proposal
Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE GOVERNING DOCUMENTS PROPOSAL.
The Advisory Governing Documents Proposals
Approval of each of the Advisory Governing Documents Proposals, each of which is a nonbinding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposals.

THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.
The Director Election Proposal
The election of each director nominee pursuant to the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the DSAC Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Therefore, only holders of the DSAC Class B ordinary shares will vote on the election of directors at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE PURSUANT TO THE DIRECTOR ELECTION PROPOSAL.
The Stock Issuance Proposal
Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The Long-Term Incentive Plan Proposal
Approval of the Long-Term Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE LONG-TERM INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.
The Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, then, DSAC shareholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, and/or (iii) to solicit additional proxies if DSAC reasonably determines that it is advisable or necessary to do so in order to obtain DSAC shareholder approval required to consummate the Business Combination pursuant to the Business Combination Agreement.
Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.

THE DSAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
DSAC shareholders may vote electronically at the Special Meeting by visiting www.cstproxy.com/dsac/2022 or by proxy. DSAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later-dated proxy before the deadline or by voting electronically at the Special Meeting.
If your DSAC ordinary shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”
If you are a DSAC shareholder of record, you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the Business Combination Proposal and the other proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:
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by submitting a properly executed proxy card or voting instruction form by mail; or

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electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Shares Held in Street Name
If your DSAC ordinary shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus.
Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your DSAC ordinary shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals to be voted on at the Special Meeting.
Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of DSAC ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.
Revoking Your Proxy
If you are a DSAC shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•
timely delivering a written revocation letter to the Corporate Secretary of DSAC;

•
signing and returning by mail a proxy card with a later date and make sure that it is received prior to the Special Meeting; or

•
attending the Special Meeting and voting or electronically by visiting the website established for that purpose at www.cstproxy.com/dsac/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) DSAC shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Share Ownership and Voting by DSAC’s Officers and Directors
As of the record date, the DSAC directors and officers and their affiliates had the right to vote       DSAC Shares, representing approximately 38% of the DSAC ordinary shares then outstanding and entitled to vote at the meeting. The Sponsor and DSAC’s directors and executive officers at the time of the IPO have entered into the DSAC Letter Agreement with us to vote “FOR” the approval of the Business Combination Proposal, and DSAC expects them to vote and “FOR” the approval of the Domestication Proposal, “FOR” the approval of Governing Documents Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Governing Documents Proposals, “FOR” the election of each director nominee pursuant to the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Long-Term Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.
Redemption Rights
Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination and regardless of whether they vote at the Special Meeting. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 31, 2022, this would have amounted to approximately $10.00 per public share. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Pursuant to the terms of the Business Combination Agreement, in connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into shares of New DSAC Class A Common Stock. In addition, following the Domestication and immediately prior to the consummation of the Business Combination, the holders of DSAC Class A ordinary shares that do not elect to redeem their shares will, following the Domestication, receive a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A Common Stock received in the Domestication.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares outstanding at the time of the redemption request, then any such shares in excess of that 20% limit would not be redeemed for cash.
Pursuant to the DSAC Letter Agreement, DSAC’s Sponsor, officers and directors will not have redemption rights with respect to any DSAC ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to       , New York City time, on            , 2022, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that DSAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their public shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with DSAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DSAC instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, DSAC will promptly return any public shares previously delivered by public holders.
For illustrative purposes, the cash held in the Trust Account on March 31, 2022 was $175,124,335 or approximately $10.00 per public share. Prior to exercising redemption rights, public shareholders should verify the market price of DSAC ordinary shares as they may receive higher proceeds from the sale of their DSAC ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. DSAC cannot assure its shareholders that they will be able to sell their DSAC ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your share certificates (if any) along with the redemption forms (as applicable) (either physically or electronically) to the transfer agent, in each case prior to       , New York City time, on            , 2022, the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New FiscalNote will pay public shareholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights
DSAC shareholders, DSAC warrant holders and unit holders do not have appraisal rights in connection with the Business Combination under Cayman Islands law.
Costs of Solicitation
DSAC will bear the cost of soliciting proxies from DSAC shareholders.
DSAC will solicit proxies by mail. In addition, the directors, officers and employees of DSAC may solicit proxies from DSAC shareholders by telephone, electronic communication or in person, but will not receive any additional compensation for their services. DSAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of DSAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
DSAC has engaged Morrow, a professional proxy solicitation firm, to assist in soliciting proxies for the Special Meeting. DSAC has agreed to pay Morrow a fee of $ 30,000, plus disbursements. DSAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DSAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. DSAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
DSAC is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the DSAC Board may recommend.
Attendance
Only DSAC shareholders on the record date or persons holding a written proxy for any shareholder or account of DSAC as of the record date may attend the Special Meeting. The Special Meeting will be held at the offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, NY 10017 and in a virtual format at www.cstproxy.com/dsac/2022. If you hold your DSAC Shares in your name as a shareholder of record and you wish to attend the Special Meeting virtually, please visit www.cstproxy.com/dsac/2022 and enter the control number found on your proxy card. If your DSAC ordinary shares are held in “street name” in a brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.
Marcum LLP has served as the independent registered public accounting firm auditing and reporting on DSAC’s financial statements for the year ended December 31, 2021. DSAC expects that representatives of Marcum LLP will not be present at the Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for DSAC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DSAC.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL
The DSAC shareholders are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. All DSAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, including the First Amendment, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Business Combination Proposal.
DSAC may consummate the Business Combination only if all of the Condition Precedent Proposals are approved by the DSAC shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Structure of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub, a wholly owned subsidiary of DSAC, will merge with and into FiscalNote, with FiscalNote surviving the Business Combination. Upon consummation of the foregoing transactions, FiscalNote will be the wholly owned subsidiary of New FiscalNote (formerly DSAC). In addition, New FiscalNote (formerly DSAC) will amend and restate its charter to be the Proposed Charter and adopt the dual-class stock structure, each as described in the section of this proxy statement/prospectus titled “Description of New FiscalNote Securities.”
Consideration to FiscalNote Equity Holders
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time:
(i)
each share of FiscalNote common stock (other than dissenting shares) will be canceled and converted into the right to receive the Per Share Merger Consideration in the form of New FiscalNote common stock, plus Per Share Earnout Consideration subject to each Triggering Event;

(ii)
all of the FiscalNote Warrants will be deemed automatically exercised and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying the vested portion of the FiscalNote Warrant, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such FiscalNote Warrant, minus (C) the applicable withholding taxes relating to the deemed exercise of such FiscalNote Warrant (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement, in each case without interest;

(iii)
all of the FiscalNote Options that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a Converted Option to purchase shares of New FiscalNote Class A common stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FiscalNote Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for (I) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote Class A common stock subject to such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares at a per share exercise price determined by dividing the per share exercise price of such FiscalNote Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; provided that the exercise price and the number of shares of FiscalNote Class A common stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of applicable laws and regulations.

(iv)
all of the FiscalNote Convertible Notes, if any, will be automatically assumed and converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock;

(v)
all of the Vested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically deemed settled and converted into the right to receive (I) that number of shares of New FiscalNote Class A common stock determined by finding the quotient of (i) (A) the number of shares of FiscalNote Class A common stock underlying such Vested FiscalNote RSU, multiplied by (B) the Per Share Equity Value, minus (C) the applicable withholding taxes relating to the deemed settlement of such Vested FiscalNote RSU (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) $10.00 per share and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement; and

(vi)
all of the Unvested FiscalNote RSUs outstanding immediately prior to the Effective Time will be automatically assumed and converted into Converted RSUs relating to shares of New FiscalNote Class A common stock. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested FiscalNote RSU immediately before the Effective Time (including vesting (if applicable) and payment provisions), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall be settled for (i) that number of shares of New FiscalNote Class A common stock determined by multiplying the number of FiscalNote common stock subject to such Unvested FiscalNote RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares and (ii) upon a Triggering Event, the applicable Per Share Earnout Consideration in accordance with the Business Combination Agreement.

For illustrative purposes, up to 95,931,668 shares of New FiscalNote capital stock are estimated to be issued in connection with the Business Combination, consisting of (a) 87,752,044 shares of New FiscalNote Class A common stock and (b) 8,179,624 shares of New FiscalNote Class B common stock. Up to 10,265,804 shares of New FiscalNote Class A common stock are estimated to be reserved for issuance upon exercise or settlement of options and RSUs of New FiscalNote issued and outstanding immediately following the consummation of the Business Combination. Additionally, up to 19,171,000 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon settlement of Earnout RSUs) are estimated to be issued as earnout consideration pursuant to the Business Combination upon occurrence of the Triggering Events.
The foregoing numbers of New FiscalNote securities to be issued in connection with the Business Combination were based an Exchange Ratio calculated by dividing the sum of (i) $1 billion (Company Value as defined in the Business Combination Agreement) and (ii) $11.0 million (the assumed aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants) by 85,918,941 (the assumed FiscalNote shares issued and outstanding when taking the sum of: (x) the number of issued and outstanding FiscalNote shares (taking into account the FiscalNote shares issued or issuable immediately prior to Closing as a result of any exercise or conversion of FiscalNote Equity Securities contingent upon the Closing); and (y) the number of shares of FiscalNote Common Stock issued or issuable upon the exercise of all Vested FiscalNote Options and FiscalNote Warrants and settlement of Vested FiscalNote RSUs and conversion of FiscalNote Convertible Notes, if any, that have not, and will not immediately prior to Closing, be converted); and dividing the result of the foregoing by $10.00. As of April 27, 2022, the Exchange Ratio is expected to be approximately 1.17.
As described above, the Business Combination Agreement contemplates that (i) (a) the holders of FiscalNote common stock, FiscalNote Warrants and Vested FiscalNote RSUs outstanding immediately prior to the Effective Time and (b) holders of Vested FiscalNote Options and unexercised immediately before the Effective Time, holders of Unvested FiscalNote Options and that hold related Converted Options that are vested as of such Triggering Event and holders of Unvested FiscalNote RSUs that hold related Converted RSUs that are vested as of such Triggering Event, will collectively be entitled to receive the Per Share Earnout Consideration, and (ii) holders of Unvested FiscalNote Options that are unexercised, issued and outstanding and holders of Unvested FiscalNote RSUs outstanding, in each case as of immediately prior to the Effective Time shall be issued Earnout RSUs upon the occurrence of a Trigging Event to the extent the

Converted Option related to such Unvested FiscalNote Option or the Converted RSU related to such Unvested FiscalNote RSU is outstanding and unvested as of the occurrence of a Triggering Event, in each case during the Earnout Period and based on the conditions below:
•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $10.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $12.50 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $15.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period;

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $20.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period; and

•
the dollar volume-weighted average price of one share of New FiscalNote Class A common stock on the NYSE or Nasdaq is greater than or equal to $25.00 for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period.

If the Converted Option or Converted RSU related to such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, no Earnout RSUs will be issued for such Unvested FiscalNote Option or Unvested FiscalNote RSU, as applicable. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro rata to the other holders of Converted Options and Converted RSUs then outstanding with holders of vested Converted Options and Converted RSUs receiving Earnout RSU Shares and holders of unvested Converted Options and Converted RSUs receiving Earnout RSUs that vest pro rata in accordance with the remaining vesting schedule of the underlying unvested Converted Option or Converted RSU.
The number of Earnout RSUs issued with respect to each Unvested FiscalNote Option shall be equal to (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote Option (assuming payment in cash of the exercise price of such Unvested FiscalNote Option) multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted Option are unvested as of the Triggering Event. The number of Earnout RSUs issued with respect to each Unvested FiscalNote RSU shall be equal to the (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of FiscalNote Class A common stock underlying the applicable Unvested FiscalNote RSU multiplied by (iii) the percentage of the shares of New FiscalNote Class A common stock subject to the related Converted RSU that are unvested as of the Triggering Event.
Debt Commitment Letter
FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote has entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with Closing, to FiscalNote, Inc., which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter. The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without the use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
Background of the Business Combination
DSAC is a blank check, Nasdaq-listed Cayman Islands exempted company incorporated in Cayman Islands on August 28, 2020 and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. DSAC’s intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses in the telecom, media and technology, healthcare, fintech and consumer sectors.
On November 2, 2020, DSAC consummated its initial public offering (“IPO”) of 17,500,000 units, with each unit consisting of one DSAC ordinary share and one-half of one warrant, generating total gross proceeds of $175,000,000. Prior to the consummation of the IPO, the Sponsor purchased an aggregate of 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. The Sponsor subsequently forfeited 656,250 founder shares for no consideration upon the expiration of the underwriters’ over-allotment option and also transferred an aggregate of 350,000 founder shares to DSAC’s independent directors. On May 24, 2021, Mr. Peter Lee Coker Jr. resigned and as a result forfeited all of his 300,000 founder shares that the Sponsor had previously transferred to him and assigned and transferred such founder shares to the Sponsor for no consideration in connection with his resignation. Simultaneously with the consummation of the IPO, DSAC consummated the private sale of 5,500,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, each of which entitles the holder thereof to purchase one DSAC Class A ordinary share at an exercise price of $11.50 per share, generating gross proceeds of approximately $5,500,000. On October 18, 2021, DSAC entered into a warrant purchase agreement with the Sponsor, pursuant to which, our Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price of $1.5 million, with each warrant entitling the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. As of the date hereof, the Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,325,000 DSAC Class B Ordinary Shares and 7,000,000 DSAC warrants, and three entities affiliated with the Sponsor are the record owner of an aggregate of 4,000,000 DSAC Class A Ordinary Shares.
Prior to the consummation of the IPO, neither DSAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with DSAC.
After DSAC’s IPO through the signing of the letter of intent with FiscalNote in July 2021 (the “LOI”), DSAC’s officers and directors commenced an active search for prospective businesses or assets to acquire for its initial business combination. Representatives of DSAC contacted and were contacted by a significant number of individuals, financial advisors and other entities who offered to present business combination opportunities. DSAC’s officers and directors also introduced target business candidates to DSAC.
During this search process, DSAC reviewed approximately 100 business combination opportunities and entered into substantive discussions with approximately 25 potential target companies other than FiscalNote. These potential targets were in the TMT, fintech, logistics, solar, biotech, consumer and e-commerce industries. The discussions covered various aspects of potential business combinations such as target business operations, potential deal structures and considerations. Discussions with potential targets did not progress substantially due to one or more of the following reasons:
•
Due to the changing market dynamics, the business model was less attractive compared to other opportunities.

•
During DSAC’s initial discussions, the target communicated a valuation expectation that DSAC management believed to be excessive.

•
DSAC’s due diligence based upon publicly available information led DSAC to conclude that the potential target company was experiencing a decline in profitability such that the ultimate value of the business would be insufficient to make a business combination compelling for DSAC and its shareholders.

Of those companies, DSAC executed a Non-Disclosure Agreement (“NDA”) with approximately 20 businesses in order for DSAC to receive and evaluate these companies’ financial information, access data rooms containing these companies’ materials and review other confidential information.
Upon further discussions and consideration of suitability of each of these potential targets along with consideration of their willingness to transact with DSAC, DSAC executed letters of intent with two companies, including FiscalNote and one other company.
In December 2020, Maso Capital, the owner of the Sponsor, was approached by a broker-dealer working on a private financing for FiscalNote. Maso Capital participated in the financing and invested $3 million in FiscalNote in the form of a convertible note. The note accrues at an interest rate of 10% per annum and will be due and payable at the earlier of July 31, 2025 or the occurrence of an event of default set forth thereunder. Upon the occurrence of certain events, including but not limited to the closing of a firm commitment underwritten public offering of FiscalNote, the note will be automatically converted into preferred shares issued in such conversion event. The note is also convertible at the option of the noteholder into preferred shares of the then outstanding most senior class and capital stock of FiscalNote at a conversion price set forth thereunder. Subsequent to such investment, Maso Capital continued to follow developments in FiscalNote’s business operations.
In January 2021, DSAC entered into a letter of intent with a fintech company with primary operations in India. DSAC negotiated a potential business combination with this potential target during the period from January 2021 to April 2021. DSAC did not proceed to enter into a business combination with this company primarily because of transaction structuring issues.
On May 13, 2021, Manoj Jain, a member of the DSAC Board and management team was contacted by J.P. Morgan Securities LLC’s (“J.P. Morgan”) M&A Advisory Group, in its capacity as the M&A advisor to FiscalNote. J.P. Morgan’s M&A Advisory Group indicated to Mr. Jain that FiscalNote was considering a possible business combination with a SPAC. J.P. Morgan’s M&A Advisory Group sent a teaser for FiscalNote to Mr. Jain and Jason Ng, a member of Maso Capital’s investment team.
On May 24, 2021, DSAC executed a NDA with FiscalNote governing the sharing of certain confidential information. Upon the execution of the NDA, FiscalNote provided DSAC with a management presentation.
During May and June 2021, DSAC’s management team reviewed FiscalNote’s management presentation and corresponded with J.P. Morgan’s M&A Advisory Group via email to discuss DSAC’s follow-up questions regarding FiscalNote’s business and strategy.
Beginning on June 9, 2021, DSAC was given access to a Virtual Data Room (“VDR”) maintained by FiscalNote, which included financial information for DSAC to use in its financial analysis of FiscalNote. DSAC’s management team reviewed certain key information included in the VDR, including FiscalNote’s capitalization structure, financial projections and key personnel information.
DSAC’s management team gathered and analyzed financial data of certain public companies within the vertical software, information services, enterprise SaaS and other related sectors in connection with its evaluation of a potential business combination with FiscalNote.
On June 16, 2021, at DSAC’s request, J.P. Morgan’s M&A Advisory Group arranged a virtual meeting among Tim Hwang, CEO and Co-Founder of FiscalNote, Jon Slabaugh, CFO and Senior VP of Corporate Development of FiscalNote and Josh Resnik, then serving as Senior VP, General Counsel and Chief Content Officer of FiscalNote, and Mr. Jain and Mr. Ng representing DSAC, along with representatives of J.P. Morgan’s M&A Advisory Group. Mr. Hwang gave a high-level presentation to the DSAC team, which was followed by a discussion about FiscalNote’s business, capitalization structure, financial projections, M&A strategies, corporate governance and key management personnel (each consistent with the disclosure in this proxy statement/prospectus) as well as FiscalNote’s interest in pursuing a SPAC transaction and becoming a public company. During the meeting, DSAC management also expressed its preference for a post-business combination company with an optimal capital structure (e.g., reduction of subordinated indebtedness, including convertible notes) and discussed with FiscalNote a desire to eliminate higher cost of capital indebtedness upon becoming a public company, with future consideration given to the then-applicable coupon rates, pre-payment penalties and the various types of instruments then available to FiscalNote to refinance debt. DSAC’s management noted the large amount of debt outstanding as of December 2020 with an aggregate face value of $258 million that included term loans, PIK convertible notes and Series F-1 convertible notes and also noted FiscalNote’s preference to reduce the debt burden and minimize the amount of debt outstanding given the high interest cost associated with the instruments. FiscalNote agreed that all convertible notes could be converted to common equity and all term loans could be repaid. In consideration of the best mix of debt and equity financing to maximize FiscalNote’s market value whilst balancing the weighted average cost of capital against the lower interest cost burden to ensure sufficient cashflow and the reduced risk of default and agency costs, FiscalNote and DSAC agreed that one tranche of its senior term loan could remain outstanding post-business combination. DSAC noted this would allow New FiscalNote to have more flexibility in its capital structure and drive both organic growth and M&A opportunities while also providing the opportunity to put in place new credit facilities at a lower cost of capital when listed as a public company. DSAC and FiscalNote agreed that as a public company, New FiscalNote could benefit from a lower cost of capital and additional financing alternatives. FiscalNote presented an overview of the assumptions underlying its financial projections, in particular FiscalNote’s management explained the assumptions included in this proxy statement/prospectus under the heading “The Business Combination Proposal—Certain Projected Financial Information” related to acquisitions, margin and guidance scale. The management of DSAC and FiscalNote discussed the nature of customer contracts and the associated terms, conditions, pricing power and onboarding process. DSAC’s management also learned about customer retention and the ability and success of the FiscalNote sales force to upsell and cross sell to the existing customer base. FiscalNote also discussed the performance of its subscription-based recurring revenue business during the COVID-19 period. The management of DSAC and FiscalNote then discussed the composition of the public company board, a potential dual-class share structure, and incentive structures upon closing of the Business Combination (each consistent with the disclosure in this proxy statement/prospectus). DSAC expressed its desire that the post-Business Combination public company board be composed of 10 directors consisting of two directors of which should be designated by the Sponsor, Mr. Hwang and the remainder of directors designated by FiscalNote, and FiscalNote and DSAC discussed the potential number of independent directors. DSAC expressed agreement in principle with FiscalNote’s proposal for a dual-class share structure that would give the Co-Founders effective voting control over the post-Business Combination public company, subject to approval by FiscalNote’s governance committee, the relevant stock exchange and DSAC’s public shareholders. FiscalNote and DSAC discussed new post-closing equity incentive and employee stock purchase plans to be agreed based on customary market terms for such plans for comparable public companies, and FiscalNote informed DSAC that the compensation committee of its board of directors had engaged Mercer, an independent executive compensation consultant, to assist in the design and establishment of these plans. Attendees from both FiscalNote and DSAC agreed that it would be desirable to explore a potential business combination.
On June 18, 2021, DSAC submitted a draft Letter of Intent (“LOI”) to FiscalNote through J.P. Morgan’s M&A Advisory Group, which included a pre-money enterprise value range of $1.2 billion to $1.4 billion on a cash and debt-free basis.
On June 21, 2021, members of the DSAC management attended a video conference with representatives from J.P. Morgan’s M&A Advisory Group to discuss key terms of the LOI. Key items discussed included the timeline and scope of DSAC’s expected diligence during the exclusivity period, the PIPE marketing process, restrictions on FiscalNote financing activities during the exclusivity period mechanism for pre-closing acquisitions, optimal amount of debt to paydown, earnout structure and basis, details relating to timing and sequencing of the Sponsor backstop agreement and Sponsor lock-up periods and conditions.
On June 22, 2021, representatives from J.P. Morgan’s M&A Advisory Group attended a video conference with FiscalNote’s Board of Directors to discuss the LOI. Participants of the meeting discussed the valuation of FiscalNote as proposed by DSAC and structural elements of the proposed business combination that would minimize redemption-related risks, including a potential backstop and capital commitment by the Sponsor.

In the following weeks, DSAC and FiscalNote, together with their respective legal counsel, discussed the terms of the LOI, including timeline and scope of due diligence during the exclusivity period. The principal terms discussed included FiscalNote’s pre-money valuation, any potential purchase price adjustments, the minimum cash closing condition, the earn-out consideration structure, DSAC’s board representation and the mutual exclusive negotiation period. Mr. Jain and Mr. Ng, together with DPW, DSAC’s legal advisor, led the negotiation of the LOI on behalf of DSAC. DSAC and FiscalNote and their respective representatives held telephone conferences and virtual meetings to discuss additional important structural elements of a potential business combination transaction, including a backstop mechanism for the Trust Account, a commitment from the Sponsor to anchor the PIPE, repayment of certain of its debt to optimize the capital structure, considerations for providing for high-vote shares to be held by the co-founders of FiscalNote and various organizational structures that DSAC and FiscalNote believed would facilitate New FiscalNote’s ability to focus on generating long-term value for New FiscalNote and its stockholders. Among other topics, DSAC and FiscalNote discussed the amount of secondary sale cash consideration to be paid to existing FiscalNote security holders. The Sponsor’s initial assessment of the secondary sale component for the transaction was up to $50 million. After further discussion of market conditions, liquidity impact, and broader use of proceeds, DSAC and FiscalNote agreed that a 100% rollover of existing FiscalNote security holders would be possible. DSAC, FiscalNote and their respective legal advisors also discussed the terms and conditions of the exclusivity period and the scope of the restrictions applicable during that period, such as the execution of additional M&A transactions and financing arrangements by FiscalNote. DSAC originally proposed an exclusivity period of 60 days while FiscalNote proposed 45 days. DSAC and FiscalNote agreed to settle on 45 days considering that such proposed period should give DSAC sufficient time to conduct preliminary due diligence and that it would be in the best interests of both parties for FiscalNote to have the flexibility to continue executing on its M&A strategy. DSAC, FiscalNote and their respective legal advisors also discussed the post-closing lock-up conditions and duration for existing FiscalNote shareholders, FiscalNote’s management and the Sponsor. After balancing the need to improve liquidity and the free float over time, DSAC and FiscalNote agreed on a 180-day lock up period for existing FiscalNote shareholders and the Sponsor and a 12-month lock up period for the Co-Founders. DSAC, FiscalNote and their respective legal advisors discussed structure of the proposed business combination taking into account the business, legal, tax and accounting considerations and agreed on Delaware being the most appropriate incorporation jurisdiction of the post-combination company and DSAC’s domestication from the Cayman Islands to Delaware. Considering that it would be important for FiscalNote’s Co-Founders to maintain their control over FiscalNote, DSAC and FiscalNote agreed that a dual-class stock structure should be adopted by the post-combination company with the appropriate protections and conditions for the Co-Founders.
Following a series of discussions between DSAC and FiscalNote, the parties agreed on a pre-money enterprise valuation of FiscalNote of $1.35 billion (on a cash and debt free basis) plus the earn-out consideration of up to 9% of the outstanding New FiscalNote shares immediately post-closing. The valuation was based on a number of factors, including fundamental analysis by DSAC, a mutual desire to raise a successful PIPE financing and minimize redemptions prior to closing. DSAC also initially proposed that the pre-money equity valuation of FiscalNote be subject to adjustment on a “debt free, cash free” basis. After discussion, the parties agreed that any adjustment would not be material in the context of the agreed pre-money valuation of FiscalNote while introducing additional complexity to the transaction, and therefore no adjustment would be applicable.
On July 4, 2021, DSAC and FiscalNote entered into the LOI setting forth the principal terms of the Business Combination. Among other provisions, the LOI contained FiscalNote pre-money enterprise valuation of $1.35 billion (on a cash and debt free basis), earn-out consideration of up to 9% of the New FiscalNote shares outstanding immediately post-closing to pre-closing FiscalNote’s equity holders (payable in three equal tranches based on New FiscalNote’s volume-weighted average stock price exceeding $15.00, $20.00 and $25.00, respectively), a commitment by the Sponsor and affiliates of the Sponsor to invest in the PIPE financing and a backstop of redemptions of DSAC’s Trust Account of up to $175 million, a minimum cash closing condition of $275 million, a multi-class capital stock structure for New FiscalNote and certain customary closing conditions. The parties agreed to use a higher than the midpoint of $1.2 billion and $1.4 billion as the underlying basis in determining an enterprise valuation of $1.35 billion, noting it would be subject to further due diligence and adjustment if necessary. The earnout structure provided additional 3% of shares at each trigger point of $15.00, $20.00 and $25.00 to better align the post-combination company and its shareholders with performance incentives to reach key milestones and additionally provide a mechanism to bridge any gap in valuation expectations between DSAC management and the FiscalNote shareholders. The earnout consideration of up to 9% of outstanding shares was based on an analysis of 183 comparable precedent transactions between 2018 and March 2021 from sectors including Information Technology, Communication Services, Financials, and Industrials. Seventy-one or 39% of these precedent transactions included earnout considerations. The average and median deal size of these transactions based on total equity value was $2.1 billion and $1.5 billion, respectively, with an average earnout as a percentage of equity value of 9%. Stock trigger points of earnout considerations in these transactions ranged from $12 to $35 per share.
In July 2021, DSAC engaged Grant Thornton LLP (“GT”) to perform financial, tax, information technology and human resources due diligence on FiscalNote. DSAC also engaged Blackpeak (Hong Kong) Limited (“Blackpeak”) to conduct background checks of certain key management members of FiscalNote.
On July 7, 2021, GT and Davis Polk & Wardwell LLP (“DPW”), legal counsel to DSAC received access to the VDR and started their respective due diligence reviews of FiscalNote.
On July 9, 2021, representatives from Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan’s M&A Advisory Group had a teleconference call to discuss the proposed timeline and process for the transaction.
On July 12, 2021, and July 15, 2021, DSAC and its advisors submitted lists of business, financial, intellectual property and human resources questions to J.P. Morgan’s M&A Advisory Group, on behalf of FiscalNote. FiscalNote and DSAC focused on the revenue and cost structure reflected in FiscalNote’s projected financial information and its underlying drivers as well as updates of the business performance. Further, FiscalNote and DSAC discussed the near and long-term plans of FiscalNote’s management, including plans on how the proceeds from the business combination will be employed for both organic and inorganic growth.
On July 19, 2021, DSAC and FiscalNote had a virtual meeting to discuss financial due diligence. FiscalNote’s management addressed a list of financial diligence questions relating to revenue, cost structure and uses of proceeds from the proposed business combination.
On the same date, DSAC and Citi had a virtual meeting to discuss PIPE drafting outline, logistics and arrangements. The participants also discussed PIPE marketing document drafting sessions, workplan, timeline, coordination between the two PIPE placement agents, and granting access to virtual data room for the appropriate parties.
On July 20, 2021, DSAC and its respective advisors had a virtual meeting with an advisor to FiscalNote to discuss its work on public company readiness.
On July 21, 2021, representatives from FiscalNote held a product demo presentation via video conference with representatives from DSAC and Citi.
On July 25, 2021, Mr. Jain had a telephone conference with representatives at one of the subsidiaries of FiscalNote, and gathered information relating to its M&A integration experience.
On July 29, 2021, DPW’s CFIUS team and Paul Hastings, LLP's (“PH”) CFIUS team had a telephone conference to discuss whether the parties would be required to submit a mandatory CFIUS filing, as required in 31 C.F.R. § 800.401, due to the structure of the proposed Business Combination, including both the equity investments resulting from the Business Combination and the Sponsor’s acquisition of a right to name two directors to the post-Business Combination company board and whether receipt of CFIUS Approval should be a condition precedent to the consummation of the Business Combination.
On August 4, 2021, representatives from J.P. Morgan’s M&A Advisory Group attended a video conference with FiscalNote’s Board of Directors to discuss the status of the business combination.
On August 10, 2021, Citi entered into an engagement letter with DSAC to serve as DSAC’s capital markets advisor in connection with the Business Combination. In addition, BTIG LLC (“BTIG”) served as one of the underwriters in the IPO and DSAC’s management selected BTIG as one of its capital market advisors for the Business Combination. BTIG will be entitled to the deferred compensation for its underwriting services in the IPO in the amount of $612,500, conditioned and payable upon closing of the Business Combination or an alternative business combination.
In the following weeks until the announcement of the Business Combination, DSAC continued its due diligence of FiscalNote, along with its advisors including GT, DPW and Blackpeak. DSAC and its advisors had several calls with FiscalNote’s management team, which covered topics relating to general corporate matters, audit and internal control, material contracts, intellectual property, employees and benefits, tax, IT, HR matters and other customary areas of focus during due diligence.
On August 15, 2021, DSAC and FiscalNote entered into a letter agreement to extend the exclusivity period set forth in the LOI through October 2, 2021.
On August 19, 2021, DPW received an initial draft of the Business Combination Agreement from PH, legal counsel to FiscalNote, which contained principal transaction terms generally consistent with the LOI.
On August 27, 2021, DPW’s CFIUS team and PH’s CFIUS team had a telephone conference to discuss CFIUS Approval. The parties to the Business Combination (the “Parties”) determined that the Business Combination itself is not a “covered control transaction” because no foreign person will acquire control over the post-Business Combination public company as a result of the transaction. The Sponsor will control DSAC until the Business Combination is consummated. Following completion of the Business Combination, FiscalNote’s founders will retain control over the post-Business Combination public company through their ownership of New FiscalNote Class B common stock. However, the Parties determined that FiscalNote is likely a “TID U.S. business,” as defined at 31 C.F.R. § 800.248, because FiscalNote holds certain non-public communications data. The Sponsor is a “foreign person,” as defined in 31 C.F.R. § 800.224, because it is controlled by foreign nationals. As a result, the Parties concluded that the Sponsor’s right to name two directors to the post-Business Combination public company board, when combined with its non-controlling equity interest, is a “covered investment,” as defined in 31 C.F.R. § 800.211(b)(2), and is therefore subject to CFIUS’s jurisdiction.
The foregoing analysis informed the Parties’ decision not to make CFIUS Approval a condition precedent to the consummation of the Business Combination. Because the Sponsor’s acquisition of the right to name two directors to the post-Business Combination public company board rendered the transaction a “covered investment” subject to CFIUS’s jurisdiction, but the Business Combination did not otherwise result in an acquisition of control or any rights constituting a “covered investment” by a foreign person, the Parties made the Sponsor’s acquisition of that right contingent on CFIUS Approval, as reflected in Section 9.06 of the Business Combination Agreement. However, the proposed Business Combination itself was not made subject to CFIUS Approval, because the Parties concluded that absent the Sponsor’s right to appoint directors, the Business Combination would no longer constitute a “covered investment,” and therefore the condition requiring CFIUS Approval prior to the appointment of directors provided adequate assurances.
On August 30, 2021, DSAC entered into an engagement letter with Citi and J.P. Morgan as joint placement agents for the PIPE financing, the term of which was effective as of July 23, 2021.
On August 30, 2021, Citi and J.P. Morgan’s Equity Capital Markets Group commenced their outreach to potential investors in the PIPE financing, with meetings with investors beginning on September 2, 2021.
On August 31, 2021, DPW sent a revised draft Business Combination Agreement to PH reflecting discussion with DSAC’s management team and other advisors and their respective preliminary due diligence findings.
On September 6, 2021, DPW sent an initial draft of the PIPE Subscription Agreement to PH and Shearman & Sterling LLP, legal counsel to Citi and J.P. Morgan’s Equity Capital Markets Group in the PIPE financing. The legal counsels subsequently exchanged revised drafts and finalized this document in mid-October, and it was made available for review by the potential investors in the PIPE financing.
On September 9, 2021, DPW received a revised draft of the Business Combination Agreement from PH, followed by a further revised draft sent by PH on September 14, 2021, both of which included, among other things, certain adjustments in provisions related to the earnout consideration mechanism in the Business Combination Agreement.
On September 14, 2021, after a telephone conference with DSAC, DPW circulated drafts of the voting and support agreement, Sponsor Agreement and Backstop Agreement to PH.
On September 16, 2021, after a telephone conference with DSAC, DPW circulated a revised draft of the Business Combination Agreement, which included representations and covenants in relation to the backstop agreement as contemplated by the LOI, and revisions to the calculation of available cash and company transaction expenses and the treatment of unvested restricted stock units of FiscalNote.
On September 18, 2021, PH sent initial drafts of the incentive equity plan and employee stock purchase plan to DPW.
On September 20, 2021, PH sent a revised draft of the Business Combination Agreement to DPW, with among other things, revisions to the treatment of vested and unvested options of FiscalNote.
On September 23, 2021, DPW sent a revised draft of the Business Combination Agreement to PH.
On September 28, 2021, PH sent initial drafts of the bylaws and certificate of incorporation of New FiscalNote and the amended and restated registration rights agreement.
On September 29, 2021, DSAC and FiscalNote entered into a letter agreement to extend the exclusivity period set forth in the LOI through October 23, 2021.
On September 29, 2021, PH sent a revised draft of the Business Combination Agreement to DPW, reflecting the mechanism for adoption of the dual-class stock structure to be adopted by DSAC after its domestication and recapitalization of FiscalNote’s authorized capital stock to consist solely of class A common stock and class B common stock, and treatment of outstanding and unexercised convertible notes issued by FiscalNote, and revised provisions regarding applicable equity holders receiving earnout consideration in the form of RSU in lieu of earnout shares.
On October 6, 2021, DPW sent a revised draft of the Business Combination Agreement to PH, along with revised drafts of the ancillary agreements.
In parallel with DSAC’s continuing due diligence efforts and negotiation of the Business Combination Agreement and ancillary agreements, DSAC and FiscalNote management held virtual meetings with a select group of potential investors in the PIPE financing (including funds with pre-existing relationships with the Sponsor and contacts of the placement agents), which had been wall-crossed by representatives of J.P. Morgan’s Equity Capital Markets Group and Citi, acting as placement agents for the PIPE. As discussed with potential investors during those meetings and separately between DSAC and FiscalNote and their advisors, DSAC and FiscalNote became aware that a significant de-rating had occurred in the SPAC PIPE financing market generally commencing in around August and September of 2021, resulting in increasing discounts being required from comparable SPAC issuers in order to consummate a successful financing for a business combination.
On October 7, 2021, Mr. Jain and Mr. Hwang held a virtual meeting to discuss the status of negotiations with potential PIPE investors and the valuation of FiscalNote. After a number of subsequent video and telephone conferences and discussions between DSAC and FiscalNote and their advisors, on October 11, 2021, DSAC and FiscalNote agreed to adjust the valuation of New FiscalNote to reflect a fully diluted pro forma enterprise valuation of $1.2 billion and an implied equity value of FiscalNote of $1.0 billion. DSAC and FiscalNote further agreed on an additional tranche of earnout consideration of 3% of the New FiscalNote shares outstanding immediately post-closing payable to pre-closing FiscalNote’s equity holders (based on New FiscalNote’s volume-weighted average stock price exceeding $12.50) and a reduction in the gross proceeds to be raised in the PIPE to $100 million. Sponsor and/or its affiliates agreed to continue to backstop redemptions of DSAC’s Trust Account of up to $175 million. The updated valuation and other terms were then communicated to potential investors in the PIPE financing.
On October 7, 2021, representatives from J.P. Morgan’s M&A Advisory Group attended a video conference with FiscalNote’s Board of Directors to discuss the status of the transaction.

On October 14, 2021, PH sent a revised draft of the Business Combination Agreement to DPW, which contained the updated valuation and earnout consideration terms, revised treatment of company convertible notes and proposed a long stop date on the eight-month anniversary of the date of the Business Combination Agreement.
On October 15, 2021, Mr. Jain and Mr. Hwang held a telephone conference in which they discussed a reduction in the minimum cash closing condition from $275 million to $190 million, which was mutually agreed by DSAC and FiscalNote on October 20, 2021, and reflected in a revised draft Business Combination Agreement sent by DPW to PH.
On October 21, 2021, DSAC entered into an engagement letter with Revere Securities LLC to act as a placement agent for the PIPE financing. Between October 21, 2021 and May 31, 2022, DSAC entered into engagement letters with each of Revere Securities LLC; Northland Securities, Inc.; D.A. Davidson & Co.; EF Hutton, a division of Benchmark Investments, LLC; BTIG; Commenda Securities, LLC; and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, respectively, to serve as DSAC’s capital markets advisor in connection with the Business Combination. The aggregate amount of fees payable by DSAC to all placement agents and capital markets advisors engaged by DSAC on closing of the Business Combination is approximately $6.45 million.
On October 22, 2021, DSAC and FiscalNote entered into a letter agreement to extend the exclusivity period set forth in the LOI through November 13, 2021.
From October 26, 2021, though November 7, 2021, DPW and PH exchanged various drafts of the Business Combination Agreement and the ancillary agreements.
On November 3, 2021, the DSAC Board held a special board meeting via telephone conference to discuss the Business Combination, private placement commitments and the terms of the definitive agreements. Presentation materials were made available to the board members ahead of the meeting. A presentation deck that included information related to market conditions update of the deSPAC market and information related to the timeline and process of the proposed Business Combination and related PIPE financing was presented by DSAC's management to the DSAC Board. No report, opinion or appraisal from an outside party that is materially related to the transaction referred to in Regulation M-A 1015(a) was provided to the DSAC Board. Mr. Jain updated the DSAC Board on the material transaction terms, the variations from the terms set forth in the LOI previously distributed to the DSAC Board, and discussed the status of the private placement, DSAC’s final due diligence findings, the management’s rationale for the Business Combination and a review of FiscalNote’s business and opportunities for future growth. Following Mr. Jain’s presentation, a representative from GT presented to the DSAC Board the findings of GT’s due diligence review of FiscalNote. Representatives from Walkers, DSAC’s Cayman Islands legal counsel, then reviewed with the DSAC Board its fiduciary duties in connection with the Business Combination. DPW prepared a set of materials that included the latest drafts of the Business Combination Agreement and related agreements. Representatives of DPW then provided the DSAC Board with a summary of the key terms of the Business Combination Agreement, the PIPE subscription agreements and the ancillary agreements and its legal due diligence findings. DSAC’s management also pointed out to the DSAC Board that the key terms of the PIPE subscription agreement (primarily the $10 per share purchase price) were based upon recent comparable transactions in the market and agreed upon by the parties thereto.
On November 7, 2021, the DSAC Board held a special board meeting via telephone conference to discuss the Business Combination, private placement commitments and the terms of the definitive agreements. DPW prepared a set of materials that included the latest drafts of the Business Combination Agreement and related agreements. Mr. Jain updated the DSAC Board on the finalization of all material transaction terms, and discussed the status of the private placement. Representatives of DPW presented to the DSAC Board a summary of the key terms of the Business Combination Agreement, the PIPE subscription agreement and the ancillary agreements and the proposed resolutions to be submitted to the DSAC Board for approval. DSAC’s management also briefed the DSAC Board on certain key aspects of FiscalNote’s business operations such as its market status in the global legal and policy and market intelligence sector, its highly loyal customer base and high customer satisfaction rate, economies of scale in its editorial and licensing business, high incremental margins, and the high percentage of recurring revenue from its subscription-based business model. The DSAC Board considered the strategic advantages of FiscalNote’s international expansions and global footprint, with 13 geographic locations and data coverage across 46 countries in regions including Europe, Asia Pacific, Latin America, its headquarters in the United States, worldwide staff support and key international office locations in Brussels, Seoul and Singapore. The DSAC Board also discussed FiscalNote’s diverse customer base covering more than 3,000 subscription customers, a majority of which are located in the United States, spanning across government agencies, corporates, and nonprofit organizations, which indicated broad use of its products and services and reliance across major public and private sector customers. The DSAC Board considered these factors in light of DSAC’s criteria for searching target businesses and also weighted these factors against the potential risks discovered during DSAC’s diligence process. Following these presentations and deliberation among the board members, all board members of DSAC voted in favor of approving the Business Combination, including the Business Combination Agreement, the subscription agreements and the transactions contemplated in the Business Combination. In approving the transactions, the DSAC Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account.
On November 7, 2021, the parties entered into the Business Combination Agreement and DSAC entered into subscription agreements for the private placement with the applicable investors, including affiliates of the Sponsor. On November 8, 2021, after the execution of the Business Combination Agreement and related documents, DSAC and FiscalNote issued a joint press release announcing the Business Combination. In connection with the signing of the Business Combination Agreement, DSAC and certain affiliates of the Sponsor entered into the Backstop Agreement.
Beginning February 5, 2022 and prior to April 26, 2022, representatives of FiscalNote, DSAC, J.P. Morgan’s Equity Capital Markets Group and Citi had a series of discussions regarding the PIPE process and finalized presentation materials for the PIPE financing, presented to potential third-party institutional PIPE investors during a series of meetings in March and April 2022 (prior to April 26, 2022).
On March 1, 2022, Merger Sub and FiscalNote (together, the “Filing Parties”) submitted a joint voluntary notice (the “Notice”) to CFIUS with respect to Merger Sub’s proposed merger with and into FiscalNote, with FiscalNote remaining as the surviving entity. In the Notice, the Filing Parties disclosed the proposed Business Combination to CFIUS. The disclosures broadly covered the Business Combination, including both the equity investments reflected in the Business Combination as a whole and the Sponsor’s acquisition of the right to name two directors to the post-Business Combination public company board (Mr. Manoj Jain and the second director to be named), contingent upon CFIUS Approval.
Between March 1, 2022 through June 3, 2022, the Filing Parties provided, in response to written questions issued by CFIUS, additional information regarding the Filing Parties and their respective investors, including various policies and governing documents; the basis for the calculations of ultimate ownership and voting percentages of the Sponsor and its affiliates in the post-Business Combination company in various scenarios; the Sponsor and its affiliates’ investments; and the business operations of certain FiscalNote subsidiaries. The information that CFIUS reviewed included the details of the Business Combination, including the Sponsor’s proposed acquisition of a minority of the outstanding equity of and voting interests in the post-Business Combination public company, and the Sponsor’s intention to appoint Manoj Jain and a second, unidentified individual to the post-Business Combination public company board.
On March 7, 2022, representatives of FiscalNote sent representatives of DSAC, via e-mail, an updated draft of the financial projections to be included in the PIPE presentation. FiscalNote shared preliminary drafts of the financial projections with DSAC before finalizing the projections.
On March 11, 2022, the PIPE presentation containing the updated projections was made available to potential third-party institutional PIPE investors via an electronic dataroom, which were also made available to potential third-party institutional PIPE investors during a series of meetings from March 14, 2022 and prior to April 26, 2022.
On April 26, 2022, FiscalNote and DSAC decided not to proceed with the PIPE financing and instead replace the PIPE with the Debt Financing after determining that the Debt Financing reduced execution risk and could be obtained on more suitable terms than the PIPE financing.
On April 26, the FiscalNote Board held a board meeting to discuss the replacement of the PIPE with the Debt Financing.

On April 27, 2022, PH, on behalf of FiscalNote, sent DPW an e-mail to propose a potential amendment to the Business Combination Agreement (the “First Amendment”) to reflect the Debt Financing replacing the PIPE and various other proposed terms (including with respect to certain ancillary agreements).
Between April 27, 2022 and May 9, 2022 FiscalNote and DSAC and their respective counsel at PH and DPW discussed the proposed First Amendment and the related amendments to certain ancillary agreements.
On May 4, 2022, the FiscalNote Board held a board meeting to discuss the proposed terms of the First Amendment.
On May 6, 2022, after considering the float decrease of 10,000,000 shares as a result of termination of the PIPE Investment, DSAC’s management proposed the concept of a bonus pool consisting of 10,000,000 shares of New FiscalNote Class A common stock to be issued pro rata to non-redeeming DSAC public shareholders and the Backstop Parties (who would subscribe for shares of New DSAC at $10.00 per share). DSAC proposed the Bonus Shares provision as an incentive to the DSAC public shareholders not to redeem with the potential benefits to New FiscalNote of maintaining a diversified investor base, increasing the free float and improving the trading liquidity of the New FiscalNote Class A common stock. DSAC’s management indicated that it considered the Bonus Shares (which would represent approximately 7% of New FiscalNote’s pro forma fully diluted common stock outstanding after the Business Combination) advisable as a trading stabilization mechanism in light of then-prevailing, short-term market conditions. DSAC’s management reaffirmed its prior assessment of FiscalNote’s long-term valuation and business plan.
On May 6, 2022, the FiscalNote Board held a board call to discuss the bonus pool proposal. It also considered the addition of a further earnout tranche to benefit existing FiscalNote stockholders and other benefits of the transaction as a whole, including transaction certainty and public float.
On May 7, 2022, after further discussion between representatives of DSAC and FiscalNote, the parties agreed to implement the Bonus Shares provision, together with the expansion of the earnout structure to provide existing FiscalNote equity holders the opportunity to receive additional shares of New FiscalNote Class A common stock if a volume weighted average price target of $10.50 is achieved, and the extension of the Termination Date to August 7, 2022 to provide an additional four weeks to consummate the Merger beyond the previous Termination Date of July 7, 2022. When reviewing the additional earnout tranche proposed by FiscalNote, DSAC management determined that a lower tier earnout triggering price at $10.50 was fair to the existing FiscalNote equity holders given the dilution otherwise resulting from the bonus pool.
Between May 7 and May 9, 2022, FiscalNote’s and DSAC's respective counsel at PH and DPW exchanged revised drafts of the First Amendment and the First Amendment to the Backstop Agreement, reflecting these agreed terms.
On May 9, 2022, the DSAC Board held a special board meeting via telephone conference to consider the First Amendment and First Amendment to the Backstop Agreement. During the meeting, Mr. Jain presented the Bonus Shares provision, the additional earn-out tranche and the other revised terms and also explained to the DSAC Board the rationale for each key revised term as summarized above. DSAC’s management also noted that it had reviewed the Updated Projections with the DSAC Board previously, in connection with their preparation and inclusion in the PIPE presentation used in the PIPE financing process conducted in March and April 2022 (but prior to April 26, 2022). Upon its review of the revised terms and the rationale therefor, the DSAC Board unanimously approved the First Amendment and the First Amendment to the Backstop Agreement, termination of the Subscription Agreements and the related amendments to certain ancillary agreements. Taking into consideration the revised terms, the rationale therefor and the other developments described herein, the DSAC Board reaffirmed its decision to approve the Business Combination and its recommendation of the Business Combination to DSAC’s shareholders for approval.
Later on May 9, 2022, DSAC, FiscalNote and Grassroots Merger Sub Inc. entered into the First Amendment, pursuant to which, among other matters, the Bonus Shares provision was added, an additional earnout tranche with a $10.50 per share Triggering Event was added, the earnout structure was expanded and the Termination Date was extended to August 7, 2022. The respective parties to the Sponsor Agreement, the Backstop Agreement and the Subscription Agreements also entered into amendments thereto (or, in the case of the Subscription Agreements, Termination Agreements with respect thereto, which Termination Agreements FiscalNote also signed in its capacity as third party beneficiary thereof). The First Amendment to the Backstop Agreement provided for the issuance of Bonus Shares to each of the Backstop Parties for each share of New DSAC common stock which it purchases to fund the aggregate amount of all DSAC Class A Ordinary Share redemptions under the Backstop Agreement. The amendments to the Sponsor Agreement removed references to the PIPE from those agreements.
On June 6, 2022, the Filing Parties obtained an unconditional CFIUS Approval covering both the Business Combination as a whole and the Sponsor’s acquisition of a right to name two directors to the post-Business Combination public company board. That clearance was based on the information in the Notice of March 1, 2022, and all subsequent information provided to CFIUS as discussed above. As a result of the unconditional CFIUS Approval, neither the Company nor the Business Combination nor the Sponsor’s right to appoint two directors to the post-Business Combination public company board is subject to continuing oversight by or compliance with CFIUS as of June 6, 2022.
DSAC Board’s Reasons for the Approval of the Business Combination
On November 7, 2021, the DSAC Board (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to DSAC shareholders for approval and adoption, and recommended that DSAC shareholders approve and adopt the Business Combination Agreement, related transaction documentation and such other proposals in connection with the Business Combination. Before reaching its decision, the DSAC Board reviewed the results of the due diligence performed on FiscalNote, which included:
•
Research on the growth of the information services industry;

•
Extensive virtual meetings and calls with the FiscalNote management team and representatives regarding operations, company products, major customers, financial prospects and possible acquisitions, intellectual property, IT, human resources and public company preparedness, among other customary due diligence matters;

•
Legal and commercial review of FiscalNote’s material business contracts and certain other legal and commercial due diligence;

•
Legal review of FiscalNote’s intellectual property rights; and

•
Financial and accounting due diligence.

Based on its review of the results of the foregoing diligence efforts, the DSAC Board conducted analysis primarily in the following aspects: (i) review of factors relating to FiscalNote’s business operations, financial condition and management and the proposed Business Combination based on DSAC’s target company search criteria and guidelines, (ii) financial analysis of the fair value of FiscalNote and (iii) material risks associated with FiscalNote’s business operations and financial conditions and the proposed Business Combination.
In March 2022, DSAC’s management received and discussed with FiscalNote the Updated Projections included in the PIPE presentation used in the PIPE financing process conducted during March and April 2022 (but prior to April 26, 2022). DSAC’s management and the DSAC Board determined at such time that the Updated Projections required no modification to their assessment of FiscalNote’s long-term value, business plans or prospects.
In May 2022, in connection with its review of the First Amendment, the DSAC Board reviewed developments subsequent to its approval of the Business Combination Agreement, including, among other aspects, transitory broad-based market performance generally and the post-closing trading levels reflected in DSAC management’s research of recent precedent de-SPAC transactions as well as DSAC’s contractual obligations under the Business Combination Agreement. For full descriptions of these developments, please see “Background of the Business Combination.” Upon its review of the First Amendment, and these developments, the DSAC Board has reaffirmed its decision to approve the Business Combination and its recommendation of the Business Combination and each of the Proposals to DSAC’s shareholders for approval.

•
Factors Relating to FiscalNote and Compatibility with DSAC Search Criteria

In the prospectus for its IPO, DSAC identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although DSAC indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines:
•
Benefits from Access to Public Equity Markets.   DSAC seeks to acquire a target with an experienced operating management team that may lack experience with the capital markets but that has the ambition to take advantage of the improved liquidity and additional capital that can come from a successful listing in the United States. The access to the capital markets could allow such a target business to accelerate its growth, enhancing its ability to pursue accretive acquisitions, high-return capital projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly traded equity compensation.

•
Niche Market Position.   DSAC seeks target businesses with niche positions across an industry or businesses that have leading competitive technology, distinctive brand equity and/or product competencies. In particular, DSAC seeks businesses that may be at a point of achieving high growth and require additional expertise or capital to help drive their further expansion.

•
Operated by a Talented and Incentivized Management Team.   DSAC focuses on companies with strong and experienced management teams that desire a significant equity stake in the post-business combination company. DSAC seeks to partner with a management team and/or seller who is well-incentivized and aligned in an effort to create shareholder value.

•
Benefits from DSAC’s Ability to Creatively Structure Transaction to Unlock and Maximize Value.   DSAC looks for situations where its management’s extensive experience and creativity can create a win-win solution for both sides of the transaction.

•
Established Targets with Strong Existing Links with Asian Markets.   DSAC targets one or more businesses that have significant synergies with Asian markets.

•
Fundamentally Sound Companies with the Potential to Further Improve under DSAC Shareholders’ Ownership.   DSAC believes that its management team’s experience in DSAC’s target sectors and its network of industry contacts have the potential to generate opportunities to enhance the financial and operational efficiencies of the target business, and potentially offer attractive returns for DSAC’s shareholders.

•
Companies That Are at an Inflection Point Where DSAC Believes It Can Drive Improved Financial Performance.   DSAC offers opportunities to enhance financial performance through organic initiatives and/or inorganic growth opportunities that DSAC identifies in its analysis and due diligence.

These illustrative criteria were not intended to be exhaustive. DSAC stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that DSAC management may deem relevant. In the event that it decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, DSAC indicated that it would disclose that the target business does not meet the above criteria in DSAC’s shareholder communications related to its initial business combination.
In considering the Business Combination, the DSAC Board concluded that FiscalNote met all the above criteria. In particular, the DSAC Board considered the following positive factors, although not weighted or in any order of significance:
•
Benefits from Access to Public Equity Markets.   FiscalNote has an experienced operating management team that has the ambition to take advantage of the improved liquidity and additional capital following a successful listing in the United States. The access to the capital markets could allow FiscalNote to accelerate its growth, enhance its ability to pursue accretive acquisitions, take on high-return capital projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly traded equity compensation.

•
Niche Market Position.   There are a limited number of participants at scale in the global legal and policy and market intelligence sector. FiscalNote is also at a point of achieving high growth and requiring additional expertise and capital to help drive their further expansion.

•
Operated by a Talented and Incentivized Management Team.   FiscalNote is led by a team of experienced and dedicated executives who are driven and proven to be able to expand FiscalNote’s position as a market leader. FiscalNote’s management team is led by Tim Hwang, Chairman, Chief Executive Officer and Co-Founder, who brings to FiscalNote his vision, values and commitment to our founding mission — to connect people and organizations to government through the use of technology and empower them to better understand and act on the issues that matter to them. Tim leads a talented management team with many years of collective experience and deep expertise in, among other matters, operating businesses at scale, executing a strategic acquisition and consolidation strategy, data science, corporate finance and capital allocation.

•
Benefits from DSAC’s Ability to Creatively Structure Transaction to Unlock and Maximize Value.   The Business Combination is expected to provide additional capital to FiscalNote. In particular, DSAC’s related entities have committed to backstop any redemptions from the Trust Account and also anchor the PIPE financing. These proceeds can be used to reduce indebtedness and support the continuous growth of FiscalNote upon closing of the Business Combination.

•
Established Targets with Strong Existing Links with Asian Markets.   FiscalNote is a global company with existing strong ties to the Asia Pacific region. Headquartered in Washington, D.C., FiscalNote maintains offices in New York City, Baton Rouge, the United Kingdom, Belgium, Australia, India, South Korea, Singapore and Hong Kong.

•
Fundamentally Sound Companies with the Potential to Further Improve under DSAC’s Ownership.   FiscalNote generates recurring revenues through its subscription-based model, which accounted for over 90% of its consolidated revenue for the fiscal years ended December 31, 2020 and 2019. Its customer base includes businesses (including half of the Fortune 100), government agencies (including all the major U.S. federal agencies), law firms, professional services organizations, trade groups and nonprofit organizations around the world.

•
Companies That Are at an Inflection Point Where DSAC Believes It Can Drive Improved Financial Performance.   FiscalNote has reached a revenue scale at a point of which it will likely face the limitations of being a private company. The Business Combination offers FiscalNote an opportunity to access the public capital markets, overcome certain limitation of being a private business and continue its growth.

The DSAC Board also considered FiscalNote’s global footprint with 13 geographic locations and data coverage across 46 countries in regions including Europe, the Asia Pacific, and Latin America. While headquartered in Washington, D.C., the United States would provide a strong base presence for FiscalNote to expand its business and customer base as regulatory and policy issues and risks are increasingly global. FiscalNote’s operations are well supported and of sufficient scale with approximately 720 personnel globally. Its key international office locations in Brussels, Seoul and Singapore would be important onramps to increasing customer penetration and product capabilities globally.
The DSAC Board also noted that FiscalNote’s diverse customer base covers more than 3,000 subscription customers, a majority of which are located in the United States, spanning across government agencies, corporates, and nonprofit organizations and includes more than 50 of the Fortune 100, many of which are well-known blue-chip corporations, and 100% coverage of the United States House and Senate. The diverse and broad coverage of FiscalNote’s customer base exhibited broad use of its products and services and reliance across major public and private sector customers.
Financial Analysis
In addition to the factors described above, the DSAC Board also reviewed the analysis of FiscalNote’s enterprise value conducted by the DSAC management team before approving the Business Combination. Given DSAC’s experience in investing, the DSAC Board did not seek a third-party valuation, and did not receive any valuation report or opinion from a third-party in connection with the Business Combination.

Instead, the DSAC Board relied on, among other things, the following analysis of the Business Combination performed by the DSAC management team: (i) due diligence on FiscalNote’s business operations; (ii) research reports and data related to the legal and regulatory information technology in the United States and internationally; and (iii) the collective experience of DSAC’s management in public markets transactions in constructing and evaluating financial models and projections and conducting valuations of businesses.
In particular, DSAC’s management conducted a due diligence review of FiscalNote that included an analysis of FiscalNote’s existing business model, historical and projected financial results and a valuation analysis in order to enable DSAC Board and DSAC shareholders to ascertain the reasonableness of the consideration being paid. In order to arrive at a recommended valuation for launch, the DSAC’s management team conducted the Selected Public Company Analysis (as described below). Based on those analyses and given the growth prospects of FiscalNote, other compelling aspects of the Business Combination and the validation of such valuation in the PIPE Financing process involving a number of well-respected institutional investors, the DSAC Board and the DSAC management team determined that the $1.2 billion fully diluted pro forma enterprise valuation of FiscalNote reflects the fair market value. Based on such valuation analysis, the DSAC Board believed that the consideration being paid in the Business Combination, which is derived from an enterprise valuation of $1.2 billion, is fair and reasonable to DSAC and its shareholders.
Selected Public Company Analysis
DSAC reviewed certain trading data for several selected public companies (the “Selected Public Company Analysis”) in three sectors broadly, including vertical software, horizontal software and information services. This methodology does not account for any potential future downstream value, but instead focuses solely on the more visible, near-term revenues associated with FiscalNote’s existing business.
Although FiscalNote does not have a direct operating comparable as a provider of legal and policy data insights and analytics, DSAC’s management determined that three groups were most analogous: certain companies in the Legaltech sector (“Legaltech Companies”), certain companies in the information services sector (“Information Services Companies”) and certain companies in the vertical apps sector (“Vertical Apps Companies”).
In selecting the most analogous public companies, DSAC’s management noted that FiscalNote’s business model is analogous to the selected comparable companies in a number of aspects, including (i) disrupting or rapid penetrating target markets, (ii) differentiated technology platform at crossroads of data, analytics and workflows, (iii) differentiated business model and highly durable growth, (iv) similar projected growth rate and (v) examples of successful rollup and M&A strategies. Therefore, DSAC’s management identified these three sets of comparable companies for purposes of the Selected Public Company Analysis.
Legaltech Companies selected included the following:
•
CS Disco

•
LegalZoom

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Intapp

Information Services Companies selected included the following:
•
MSCI

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CoStar Group

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Zoominfo

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Tyler Technologies

Vertical Apps Companies selected included the following:
•
Palantir

•
Veeva

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Avalara

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Procore

•
Guidewire

•
nCino

•
Duck Creek

•
Alkami

The following is the trading data (as of November 3, 2021) of those selected public companies, based on publicly available information, considered by DSAC and the DSAC Board:
CY 2022E TEV / Revenue
Legal Tech Companies (Median)	8.8 x
Information Services Companies (Median)	19.5x
Vertical Software Companies (Median)	19.2x
The total enterprise value and projected revenue of each of these selected public companies are set forth in the table below:
As of November 3, 2021
(in USD million)
Company Ticker	Company Name	Equity Value	Total Enterprise Value	Revenue Estimates
				2021	2022	2023
Core Comps
LZ-US	LegalZoom	$5,338	$5,685	$571	$691	$853
LAW-US	CS Disco	3,250	3,204	104	137	182
INTA-US	Intapp	1,755	2,137	215	244	288
Info Services
MSCI-US	MSCI	53,230	55,201	1,977	2,184	2,414
CSGP-US	CoStar	33,342	30,798	1,947	2,266	2,716
ZI-US	ZoomInfo	27,362	28,150	674	868	1,133
TYL-US	Tyler	22,256	23,569	1,529	1,823	2,040
Vertical Software
PLTR-US	Palantir	51,016	48,887	1,480	1,904	2,446
VEEV-US	Veeva	48,811	46,721	1,793	2,135	2,537
AVLR-US	Avalara	15,914	15,300	652	805	998
PCOR-US	Procore	12,545	11,576	489	600	737
GWRE-US	Guidewire	10,221	9,603	743	786	869
NCNO-US	nCino	7,320	6,970	255	314	398
DCT-US	Duck Creek	4,070	3,720	268	314	373
ALKT-US	Alkami	2,678	2,365	146	184	230
Median		12,545	11,576	652	786	869
Average		19,940	19,592	856	1,017	1,214
Based on how these selected companies trade and FiscalNote’s projected 2022 revenue of $173 million as presented in the section titled “Certain Projected Financial Information” below, DSAC used an average multiple of 15.6x (with a range from 8x to 20x) derived from trading data of these selected companies (the

“2022E TEV/Revenue Multiples”) and applying a discount of 40% to 50% to the median multiple of the three comparable groups. The rationale for a discount of 40% to 50% to the median multiple of the three comparable groups primarily include the following: (i) the fact that the target is a relatively smaller scale company with a short track record; (ii) the target’s lack of profitability at this stage; (iii) the fact that such discount provides attractive opportunity for investors relative to existing peers; (iv) weak equity market conditions, volatile market for technology stocks from rising interest rates at the time of the discount; (v) precedent discounts in SPAC business combinations; (vi) execution risks of M&A and (vii) a significant de-rating that had occurred in the SPAC PIPE financing market, which substantially required a discount rate of 40% to 50%. The discount rates were also in line with a 6-8x forward revenue multiple. The projected revenue included both organic and inorganic revenue, which includes M&A under letter of intent and incremental revenue from the M&A pipeline. The Revenue Estimates were based on broker consensus estimates as of November 3, 2021 from Factset Research Systems and calculated based on the mean of broker estimates, and calendarized on a time-weighted annual rolling basis.
Based on the above-described analysis, DSAC derived an implied value reference range for FiscalNote of approximately $1.3 billion to $1.6 billion.
In order to cross check the implied value range derived from the Selected Public Company Analysis, DSAC also considered the valuation given by investors in FiscalNote’s prior financing, which was approximately $1.0 billion.
In addition, DSAC also performed sensitivity tests in connection with which DSAC adjusted FiscalNote’s estimate revenue from operations to be acquired from the M&A transactions. Based on the analysis of these scenarios, the adjusted implied pre-money enterprise value range was approximately $1.1 billion to $1.5 billion.
Certain Projected Financial Information
In connection with its consideration of the Business Combination, the DSAC Board was provided with the projections prepared by the management of FiscalNote (the “Initial Projections”).
The key elements of the Initial Projections provided to DSAC and relied upon by DSAC in its valuation analysis are set forth in the table below:
($mm, except where noted)	FY19A	FY20A	FY21E	FY22E	FY23E	FY24E
Revenue
Organic
Current Organic(1)	66	65	71	81	93	112
Completed Deals in 2021(2)	—	—	26	33	44	59
Under LOI(3)	—	—	11	14	17	22
Total adjusted revenues(4)	$66	$65	$108	$128	$154	$193
% growth		(1)%	66%	19%	21%	25%
Future Acquisitions(5)	—	—	—	45	102	172
Total Pro Forma Revenue (inclusive of Acquisitions)	$66	$65	$108	$173	$256	$365
% growth		(1)%	66%	61%	48%	42%
Cost of Sales(6)	$13	$13	$22	$31	$40	$53
Total Pro Forma Gross Profit (inclusive of Acquisitions)(6)	$53	$53	$86	$143	$216	$312
% margin	80%	81%	79%	82%	84%	85%
Adjusted EBITDA (Organic only)(7)	$(13)	$(14)	$(20)	$(9)	$12	$38
% margin	(19)%	(22%)	(21)%	(7)%	9%	22%

(1)
Current Organic does not include any acquisitions in the projected periods.

(2)
Completed Deals through August 2021, including seven acquisitions for a total of $26 million.

(3)
Includes run-rate revenue of Forge which closed in September 2021, FrontierView which was closed in November 2021 and Aicel signed in December 2021 and pending closing.

(4)
Subject to adjustment based on rounding. Reflects run-rate revenue, which is defined as ARR at the end of the period presented plus non-subscription revenue earned during the last twelve months.

(5)
Assumption for run-rate revenues acquired assumes a total pipeline of four to eleven acquisitions per year of various revenue scale (approximately $150 million to $180 million) that are signed and closed throughout the respective year of the projected periods, and the probability weighting of 30% applied is a conservative assumption compared to the company’s historical track record of closing deals, based on management assessment where FiscalNote's management referenced its current pipeline of potential targets against its internal available resources and track record of converting pipeline opportunities into completed acquisitions.

(6)
Inclusive of completed deals in 2021, targets under LOI and in pipeline on a run-rate basis.

(7)
Only includes acquisitions completed through August 2021 (Oxford Analytica, Fireside, Timebase, Equilibrium, Predata, Board.org and Curate); does not include transactions closed thereafter or M&A targets under LOI / in pipeline.

In addition to the above projections, DSAC was also provided with the expected long-term scale of margin profiles of FiscalNote and expected long-term organic revenue growth rate of 10% to 15%. The comparison between the estimated 2021 and the expected long-term scale of margin profiles are set forth in the table below:
	FY21E	Long-term scale (expected)
Gross Margin	82%	~88%
Sales & Marketing Expenses	31%	~20%
Research & Development Expenses	25%	~13%
Editorial Expenses	20%	~12%
General & Administrative Expenses	27%	~12%
EBITDA Margin	(21)%	~30%
After assessing its results for the year ended December 31, 2021, including increases in operating expenses related to the ten acquisitions completed since December 31, 2020 and costs associated with the public company process, FiscalNote determined to update its projections (the “Updated Projections”) for the years ending December 31, 2022, 2023 and 2024 (the “Updated Projection Period”) in connection with preparing an updated PIPE presentation used in the PIPE financing process conducted in March and April 2022 (but prior to April 26, 2022). The Updated Projections primarily reflected anticipated increases in public company costs, including those related to increased headcount and systems necessary to operate as a public company, as well as research and development and sales and marketing expenses from continued investment in FiscalNote’s business. The Updated Projections also reflect anticipated increases in labor, research and development and sales and marketing expenses associated with the integration of the recently completed acquisitions during the Updated Projection Period.
The Initial Projections included “Total Pro Forma Revenue (inclusive of Acquisitions)” and “Total Pro Forma Gross Profit (inclusive of Acquisitions)”, which were included solely to model FiscalNote’s acquisition strategy on future revenue growth by assuming a certain number of completed future acquisitions annually. While FiscalNote has not changed its strategy with regard to future acquisitions, given the speculative nature of the assumed future acquisitions, New FiscalNote does not intend to include these line items in public disclosure on a go-forward basis. Accordingly, the Updated Projections do not include “Total Pro Forma Revenue (inclusive of Acquisitions)” and “Total Pro Forma Gross Profit (inclusive of Acquisitions)”.
The Updated Projections set forth herein includes Non-GAAP financial measures. FiscalNote and DSAC believe that due to the forward-looking nature of the following projections, a quantitative reconciliation of non-GAAP measures to GAAP measures cannot be made available without unreasonable effort due to the nature and complexity of the reconciling items. Forward looking projections are not prepared in accordance with accounting standards. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.
($mm, except where noted)	FY22E	FY23E	FY24E
Adjusted Revenues
Subscription revenue	$110	$138	$172
Deferred revenues adjustment	3	0	0
Adjusted subscription revenue	$113	$138	$172
Advisory, advertising, and other revenues	14	17	21
Total adjusted revenues(1)	$127	$155	$193
Adjusted Gross Profit and Adjusted Gross Profit Margin
Total adjusted revenues	$127	$155	$193
Costs of revenue(1)(2)	(32)	(37)	(42)
Amortization of intangible assets	5	5	5
Adjusted Gross Profit	$101	$123	$156
Adjusted Gross Profit margin	79%	80%	81%
EBITDA	$(92)	$(13)	$11
Deferred revenue	3	0	0
Stock-based compensation	5	5	5
Change in fair value of warrant and derivative liabilities	0	0	0
Non-cash charges	5	0	0
Transaction costs	1	1	1
Other infrequent	1	0	0
IPO costs	54	0	0
Adjusted EBITDA	$(23)	$(7)	$17
Adjusted EBITDA margin	(18)%	(5)%	9%

(1)
Projected adjusted revenue in the Updated Projections corresponds to the projected revenue included in the Initial Projections. Projected adjusted revenue includes revenue for all completed acquisitions through December 31, 2021 and assumes closing the acquisition of Aicel concurrent with consummating the Business Combination during the second quarter of 2022 (but excludes any run-rate revenue for potential future acquisitions) and, together with revenue from acquisitions completed during 2021, includes projected revenue from acquisitions of $47.0 million, $61.0 million and $81.0 million for FY22E, FY23E and FY24E, respectively.

(2)
Projected cost of revenue is based on the anticipated increases in (i) public company costs, including those related to increased headcount and systems necessary to operate as a public company, as well as research and development and sales and marketing expenses from continued investment in FiscalNote’s business, and (ii) labor, research and development and sales and marketing expenses associated with the integration of the recently completed acquisitions during the Updated Projection Period.

The Updated Projections were prepared based on FiscalNote management’s assessment of projected sales transactions and projected costs as follows:
Projected revenue was based on the following assumptions.
•
Increased sales and marketing spend of approximately $46 million, $50 million, and $53 million for FY22E, FY23E and FY24E, respectively, as compared to $30 million in FY21.

•
Full integration of acquisitions completed in 2021 providing cross-sell and up-sell opportunities.

Projected expenses were based on the following assumptions.
•
Increased investment in research and development and sales and marketing to support the growth of acquisitions completed in 2021.

•
Increased costs associated with certain public company functions such as accounting, finance, legal, and investor relations.

•
Increased technology infrastructure costs increase to support growing customer needs and global security requirements.

As set forth above, as compared to the Initial Projections, the Updated Projections reflect FiscalNote’s anticipation of relatively consistent revenue during the Updated Projection Period, but an increase in (i) public company costs, (ii) research and development and sales and marketing expenses from continued investment in FiscalNote’s business and (iii) labor, research and development and sales and marketing expenses associated with the integration of the ten acquisitions completed since December 31, 2020, which collectively result in an anticipated corresponding reduction to Adjusted EBITDA.
The Initial Projections and the Updated Projections (together, the "FiscalNote Projections") are included in this proxy statement/prospectus solely to provide DSAC’s shareholders access to information made available in connection with the DSAC Board’s consideration of the Business Combination. The FiscalNote Projections should not be viewed as public guidance. You are cautioned to consider that the FiscalNote Projections may be materially different than actual results when relying on the FiscalNote Projections in making a decision regarding the transaction. Furthermore, the Initial Projections do not take into account any circumstances or events occurring after November 3, 2021, the date on which the Initial Projections were presented, and the Updated Projections do not take into account any circumstances or events occurring after March 7, 2022, the date on which the Updated Projections were presented.
The FiscalNote Projections were not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The FiscalNote Projections have not been audited. Neither the independent registered public accounting firms of FiscalNote nor DSAC or any other independent accountants, have compiled, examined or performed any procedures with respect to the FiscalNote Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of FiscalNote and DSAC assume no responsibility for, and disclaim any association with, the FiscalNote Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 6.
The FiscalNote Projections were prepared in good faith by FiscalNote management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of FiscalNote at the time the FiscalNote Projections were prepared and speak only as of that time.
While presented with numerical specificity, the FiscalNote Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of FiscalNote, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The FiscalNote Projections are not fact nor a guarantee of actual future performance. The future financial results of FiscalNote may differ materially from those reflected in the FiscalNote Projections due to factors beyond FiscalNote’s or DSAC’s ability to control or predict.
The FiscalNote Projections are not included in this proxy statement/prospectus in order to induce any DSAC shareholders to vote in favor of any of the proposals at the special meeting.
We encourage you to review the financial statements of FiscalNote included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.
None of DSAC, FiscalNote and any of their respective affiliates intends to, and, except to the extent required by applicable law, each expressly disclaims any obligation to, update, revise or correct the FiscalNote

Projections to reflect circumstances existing or arising after the date such FiscalNote Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the FiscalNote Projections are shown to be inappropriate or any of the FiscalNote Projections otherwise would not be realized.
Significant Risks Related to DSAC and the Proposed Business Combination Considered by the DSAC Board
The DSAC Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
•
Risks Relating to Voting and Redemption Rights of DSAC’s Public Shareholders

The DSAC Board considered the risk that some of DSAC’s current public shareholders would vote against the Business Combination or decide to exercise their redemption rights. The DSAC Board concluded, however, that this risk was substantially mitigated because entities affiliated with DSAC have agreed to backstop the Trust Account. Further, the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates against any incentive a public shareholder might have to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.
•
Risks Relating to Conflicts of Interest

The DSAC Board also considered the fact that members of DSAC’s management and the DSAC Board may have interests that are different from the interests of DSAC’s shareholders generally, including the matters described under “Interests of DSAC’s Directors and Officers and Others in the Business Combination” below. However, the DSAC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in DSAC’s IPO prospectus, and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.
•
Risks Related to FiscalNote’s Business

With respect to FiscalNote’s business, DSAC’s management and the DSAC Board considered several potential risk factors, including (i) FiscalNote has recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast its revenue and evaluate its business and prospects; (ii) FiscalNote has a history of net losses, anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability; (iii) FiscalNote generates a significant percentage of its revenues from recurring subscription-based arrangements, and if it is unable to maintain a high renewal rate, its business, financial condition, results of operations and prospects could be materially and adversely affected; and (iv) FiscalNote has a significant portion of its sales to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks.
•
Risks Related to the Multi-Class Share Structure

The DSAC Board also considered the risks of concentrating voting power in the employees and directors of FiscalNote pursuant to the contemplated multi-class share structure (pursuant to which current and future employees and certain directors of FiscalNote will be entitled to hold high-vote (25:1) shares of New FiscalNote Class B common stock), but determined that such risks were outweighed by the benefits that this structure would provide for the long-term value of the company and its shareholders.
In light of the complexity of the foregoing factors considered, the DSAC Board did not believe that it was practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the DSAC Board may have given different weight to different factors in their evaluation of the Business Combination.
After considering the foregoing potentially negative and potentially positive reasons, the DSAC Board concluded, in its business judgment, that the potential benefits that the DSAC Board expected DSAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the DSAC Board determined that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement, were in the best interests of DSAC and DSAC’s shareholders.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — DSAC Board’s Reasons for the Approval of the Business Combination,” the DSAC Board concluded that the Business Combination met all of the requirements disclosed in the IPO prospectus with respect to DSAC’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.
Interests of DSAC’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the DSAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that DSAC’s Sponsor and its directors and officers have interests in the Business Combination that are different from, or in addition to, those of DSAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we are unable to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our private placement warrants, which will expire worthless if we fail to complete our initial business combination by November 2, 2022 or a later date approved by our shareholders.

•
The Sponsor purchased 5,031,250 Founder Shares prior to the IPO for an aggregate purchase price of $25,000 or approximately $0.005 per share, subsequently forfeited 656,250 founder shares for no consideration upon the expiration of the underwriters’ over-allotment option. The Sponsor, its affiliates and certain of our directors currently hold an aggregate of 4,375,000 Founder Shares and 4,000,000 DSAC Class A ordinary shares, which accounted for approximately 38% of our outstanding shares after the consummation of the initial public offering. As of            , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $     , based upon a closing price of $     per DSAC Class A ordinary share on Nasdaq. Upon the Closing, the Founder Shares will be converted into 4,375,000 shares of New FiscalNote Class A common stock. The Founder Shares are expected to be worthless if the Business Combination or another business combination is not completed by November 2, 2022 or a later date approved by our shareholders because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares.

•
Simultaneously with the closing of the IPO and in October 2021, we consummated the sale of 5,500,000 and 1,500,000 private placement warrants, respectively, at a price of $1.00 per warrant in a private placement to our Sponsor and its affiliates. As a result of the Warrant Adjustment, the Sponsor and its affiliates would own an aggregate of 11,000,000 private warrants, each exercisable commencing 30 days following the Closing Date for one share of New FiscalNote Class A common stock at an exercise price of $7.32 per share. The private placement warrants are identical to the public warrants sold as part of the Units issued in the IPO except that, so long as they are held by our Sponsor and its affiliates or their permitted transferees: (i) the private warrants will not be redeemable by us; (ii) the private placement warrants (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor and its affiliates until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. If we do not consummate a business combination transaction by November 2, 2022 or a later date approved by our shareholders, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our Sponsor and its affiliates will be worthless. As of            , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of the private warrants held by our Sponsor and its affiliates, if unrestricted and freely tradable, would be $     , based upon a closing price of $     per DSAC public warrant on Nasdaq.
•
Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.005 prior to the consummation of the IPO. As a result of the significantly lower investment per share of our Sponsor as compared to the investment per share of our public shareholders (which was $10.00 per unit), a transaction that results in an increase in the value of the investment of our Sponsor in the Founder Shares may result in a decrease in the value of the investment of our public shareholders. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the Public Shares and public warrants and the substantial number of New FiscalNote Class A common stock that the Sponsor and the DSAC directors currently holding Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and these directors can earn a positive return on their investment, even if other DSAC shareholders have a negative return on their investment in New FiscalNote.

•
Our Sponsor, officers and directors will lose their entire investment of $7,025,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,000,000 private placement warrant purchase price, if we do not complete a business combination by November 2, 2022 or a later date approved by our shareholders.

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In connection with the signing of the Business Combination Agreement, DSAC and the Backstop Parties entered into certain Backstop Agreement whereby the Backstop Parties have agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC, if any, in connection with the Business Combination, in an amount of up to $175,000,000. The Backstop Agreement was executed by DSAC and the Backstop Parties primarily to ensure the satisfaction of the minimum cash proceeds condition set forth under the Business Combination Agreement, reduce redemption related risks and facilitate the successful consummation of the Business Combination. In addition, funds received from the backstop transactions will be deposited into the Trust Account and utilized by New FiscalNote subsequent to the Closing for its working capital and other purposes, which will improve the financial condition of New FiscalNote. The Backstop Parties and the Sponsor will benefit from the backstop transactions and the consummation of the Business Combination, which benefits (i) include increasing certainty for the Sponsor and its affiliates, including the Backstop Parties, that the Business Combination will be successfully consummated and fulfilling the Sponsor’s investment objectives in connection with DSAC, (ii) include the issuance of Bonus Shares to non-redeeming DSAC shareholders (including the Sponsor and its affiliates and the Backstop Parties) following the Domestication and immediately prior to the consummation of the Business Combination thereby incentivizing DSAC shareholders to not elect to redeem their shares thus reducing the obligations of the Backstop Parties under the Backstop Agreement and resulting in additional benefits to the Sponsor and its affiliates despite their contractual obligations to not redeem in the case of the 4,000,000 DSAC Class A ordinary shares held by the Sponsor and its affiliates, (iii) include the issuance of up to 10,000,000 Bonus Shares in a maximum redemption scenario (or up to 2,286,000 Bonus Shares in a minimum redemption scenario) to the Backstop Parties in the same ratio as the non-redeeming DSAC shareholders and the increase of the Sponsor’s ownership percentage in the common stock of New FiscalNote upon Closing as a result thereof, and (iv) are different from, or in addition to, those available to DSAC shareholders and warrant holders generally as a result of the consummation of the Business Combination as fully described under this section.

•
Mr. Jain will serve as a director of New FiscalNote after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New FiscalNote Board determines to pay to its directors.

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Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if DSAC fails to complete a business combination by November 2, 2022 or a later date approved by our shareholders.

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Funds affiliated with the Sponsor hold convertible notes in FiscalNote with a principal of $3 million, which will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to, and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with, the Closing.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

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Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DSAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any working capital loan or advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

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Following the consummation of the Business Combination, New FiscalNote will indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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In connection with the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DSAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. To date, we have not incurred any such out-of-pocket expenses.

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DSAC’s Current Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with DSAC but not offered due to a DSAC director’s duties to another entity. DSAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its Current Charter impacted its search for an acquisition target and DSAC was not prevented from reviewing any opportunities as a result of such waiver.

The foregoing interests present a risk that the Sponsor, DSAC’s officers and directors and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the public shareholders. As such, the Sponsor and DSAC’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent FiscalNote’s good faith estimate of such amounts assuming a Closing as of            , 2022.
(in millions)	Assuming No Redemptions	Assuming Maximum Redemptions
Sources
Proceeds from Trust Account(1)	$175	$175
Debt Financing(2)	75	75
Sponsor Equity	44	44
FiscalNote Shareholder Rollover(5)	1,000	1,000
Total Sources	$1,294	$1,294
Uses
FiscalNote Shareholder Rollover(5)	$1,000	$1,000
Debt Paydown(3)	102	102
Sponsor Equity Rollover	44	44
Cash to Balance Sheet(3)	113	113
Estimted Fees & Expenses(4)	35	35
Total Uses	$1,294	$1,294

(1)
As of December 31, 2021 and taking into account transactions contemplated by the Backstop Agreement.

(2)
Reflects expected incremental principal amount of senior secured credit facility issued in connection with the Debt Financing. The total principal amount is expected to be $150.0 million, inclusive of the First Out Term Loans under the existing senior facility, which will be refinanced on amended terms.

(3)
Reflects assumed amount of cash that will be used to repay a certain amount of our debt outstanding at Closing. In the event that the actual amount of our debt repaid at Closing is greater than (or less than, as the case may be), there will be a corresponding decrease in the amount of cash (or increase in, as the case may be) to our balance sheet at Closing.

(4)
Includes deferred underwriting commission of $6.1 million and represents maximum reduction of Available Cash (as defined in the Business Combination Agreement) related to DSAC Transaction Expenses and FiscalNote Transaction Expenses (the aggregate amount of which are currently expected to equal approximately $45.0 million). In the event that the actual amount of our fees and expenses at Closing is greater than (or less than, as the case may be), there will be a corresponding decrease (or increase in, as the case may be) in the amount of cash on our balance sheet at Closing.

(5)
Excludes aggregate exercise price payable with respect to each Vested Company Option and Company Warrant estimated to be $11.0 million.

Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (vi) duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Each of DSAC officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of DSAC officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.
DSAC’s Current Charter contains a waiver of the corporate opportunity doctrine as it provides that DSAC renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that DSAC is able to complete on a reasonable basis. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with DSAC but not offered due to a DSAC director’s duties to another entity. DSAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its Current Charter impacted its search for an acquisition target and DSAC was not prevented from reviewing any opportunities as a result of such waiver.
Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Manoj Jain	Maso Capital Partners Ltd	Financial Services	Co-Chief Investment Officer and Co-Founder
Sohit Khurana	Maso Capital Partners Ltd	Financial Services	Co-Chief Investment Officer and Co-Founder
Allan Finnerty	Maso Capital Partners Ltd	Financial Services	Chief Operating Officer and Co-Founder
Marc Holtzman	Bank of Kigali CBZ Holdings TTEC Astana Financial Services Authority	Financial Services Financial Services Technology Financial Services	Chairman Chairman Non-executive Director Non-executive Director
Bradford Allen	VAUNT Clean Earth Acquisition Corp.	Entertainment Special Purpose Acquisition Company	Chairman Director
Potential investors should also be aware of the following other potential conflicts of interest:
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Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our process of Business Combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our Business Combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•
Our Sponsor purchased DSAC Class B ordinary shares prior to the date of this proxy/registration statement and purchased private placement warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their DSAC Class B ordinary shares and DSAC Class A ordinary shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their DSAC Class B ordinary shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their DSAC Class B ordinary shares and any DSAC Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of DSAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, DSAC Class B ordinary shares will be released from the lockup. The Private placement warrants (including the New FiscalNote Class A common stock issuable upon exercise of the Private placement warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

The DSAC Board also considered the fact that members of DSAC’s management and the DSAC Board may have interests that are different from the interests of DSAC’s shareholders generally, including the matters described under “Interests of DSAC’s Directors and Officers and Others in the Business Combination.” Among other aspects, funds affiliated with the Sponsor hold convertible notes in FiscalNote with an aggregate principal of $3 million, which will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to the Business Combination and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with the Business Combination. In addition, the Sponsor and its affiliates own an aggregate of 4,375,000 DSAC Class B ordinary shares and 4,000,000 DSAC Class A ordinary shares, which are convertible to 4,375,000 shares and 4,000,000 shares, respectively, of New FiscalNote Class A common stock. The dollar value of such DSAC Class B ordinary shares is approximately         million assuming such shares have the same value of DSAC Class A ordinary shares, based upon the closing price of         per DSAC Class A ordinary share on Nasdaq on            , 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. Taking into consideration the foregoing interest in New FiscalNote, the Sponsor and its affiliates, including the Backstop Parties, are anticipated to own 8.3% and 24.9% (under the no redemption scenario and the maximum redemption scenario, respectively) of the outstanding shares of New FiscalNote common stock (including the Bonus Shares) and 4.5% and 9.8% (under the no redemption scenario and the maximum redemption scenario, respectively) of the voting power of New FiscalNote upon consummation of the Business Combination. Despite such interests, the DSAC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in DSAC’s IPO prospectus and also in this proxy statement/prospectus; and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.
Directors and Executive Officers of New FiscalNote After the Business Combination
Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of the NYSE, effective as of the Closing, DSAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New FiscalNote Board to consist of the persons designated by FiscalNote in writing prior to Closing. On the Closing Date, DSAC shall enter into customary indemnification agreements reasonably satisfactory to FiscalNote with the individuals to be elected as members of the New FiscalNote Board, which indemnification agreements shall continue to be effective immediately following the Closing.
Except as otherwise directed in writing by FiscalNote, and conditioned upon the occurrence of the Closing, DSAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of FiscalNote prior to the effective time of the Business Combination to be the officers of New FiscalNote (and holding the same titles as held at FiscalNote) until the earlier of their resignation or removal or until their respective successors are duly appointed.
FiscalNote will take all necessary action prior to the effective time of the Business Combination such that (a) each director of FiscalNote in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of FiscalNote, determined by FiscalNote and communicated to DSAC in writing prior to the Closing Date, shall be appointed to the New FiscalNote Board, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only directors of New FiscalNote (including by causing the FiscalNote board of directors to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the FiscalNote board of directors, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the FiscalNote board of directors). Each person appointed as a director of New FiscalNote pursuant to the preceding sentence shall remain in office as a director of New FiscalNote until his or her successor is elected and qualified or until his or her earlier resignation or removal.
Except as otherwise directed in writing by FiscalNote, the persons constituting the officers of FiscalNote prior to the effective time of the Business Combination will continue to be the officers of New FiscalNote (and will hold the same titles as held at FiscalNote) until the earlier of their resignation or removal or until their respective successors are duly appointed.
Stock Exchange Listing
DSAC’s units, Class A ordinary shares and public warrants are publicly traded on the Nasdaq Capital Market under the symbols “DSACU,” “DSAC” and “DSACW,” respectively. DSAC has applied to list the New FiscalNote Class A common stock and warrants on the NYSE Stock Market under the symbols “NOTE” and “NOTEW,” respectively, upon the Closing. New FiscalNote will not have units traded following the Closing.
Anticipated Accounting Treatment
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
FiscalNote is expected to be the accounting acquirer based on evaluation of the following facts and circumstances:
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FiscalNote’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with greater than 60% of the voting interest in each scenario;

•
The largest individual minority stockholder of the combined entity is an existing stockholder of FiscalNote;

•
FiscalNote’s directors will represent the majority of the New FiscalNote Board;

•
FiscalNote’s senior management will be the senior management of New FiscalNote; and

•
FiscalNote is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that FiscalNote is the accounting acquirer in the Business Combination.

Vote Required for Approval
This Business Combination Proposal (and consequently, the Business Combination Agreement, the First Amendment, and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by DSAC shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions have no effect on the outcome of the proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal and the other Condition Precedent Proposals at the Special Meeting, subject to the terms of the Business Combination Agreement and the First Amendment. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.
DSAC’s Sponsor along with DSAC’s directors and officers have agreed to vote the Founder Shares and any public shares owned by them in favor of the Business Combination Proposal. See “Ancillary Agreements Related to the Business Combination” for more information.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Agreement and Plan of Merger, dated as of November 7, 2021 (the “Business Combination Agreement”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022 (the “First Amendment”), by and among DSAC, Grassroots Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”) (copies of which are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2, respectively), pursuant to which, among other things, following the Domestication of DSAC to Delaware as described below, Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiary of DSAC, in accordance with the terms and subject to the conditions of the Business Combination Agreement and the First Amendment, be approved, ratified and confirmed in all respects.”
Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT THE DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of DSAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections entitled “— Interests of DSAC’s Directors and Officers and Others in the Business Combination” and “Risk Factors — Risks Related to DSAC and the Business Combination — Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus” for further discussion.

THE BUSINESS COMBINATION AGREEMENT
The following describes certain aspects of the Business Combination, including the material provisions of the Business Combination Agreement, the First Amendment. The following description of the Business Combination Agreement, the First Amendment is subject to, and qualified in its entirety by reference to, the Business Combination Agreement and the First Amendment, which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and are incorporated by reference into this proxy statement /prospectus. We urge you to read the Business Combination Agreement and the First Amendment carefully and in their entirety, as it is the legal document governing the Business Combination.
On November 7, 2021, Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, including by the First Amendment to the Agreement and Plan of Merger, dated May 9, 2022 (the “First Amendment”), the “Business Combination Agreement”), by and among DSAC, Grassroots Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”).
The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of DSAC, Merger Sub and FiscalNote.
The Business Combination
The Business Combination Agreement provides for, among other things, the following transactions on the Closing Date: (i) DSAC will domesticate as a Delaware corporation (“New DSAC,” such transaction, the “Domestication”) and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share of DSAC will convert automatically into one share of Class A common stock of New DSAC (the “New DSAC Class A Common Stock”), (B) each then issued and outstanding Class B ordinary share of DSAC will convert automatically into one share of New DSAC Class A Common Stock, and (C) each then issued and outstanding common warrant of DSAC will convert automatically into one warrant to purchase one share of New DSAC Class A Common Stock; and (ii) at least one day after the Domestication, Merger Sub will merge with and into FiscalNote, with FiscalNote as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of DSAC (the “Merger”).
The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” The time at which the Merger becomes effective are hereinafter referred to as the “Effective Time.”
In connection with the Business Combination, DSAC will adopt a dual-class stock structure pursuant to which (i) all stockholders of New FiscalNote, other than the existing holders of FiscalNote Class B common stock, will hold shares of New FiscalNote Class A common stock, which will have one vote per share, and (ii) the existing holders of FiscalNote Class B common stock will hold shares of New FiscalNote Class B common stock, which will have twenty-five (25) votes per share. The New FiscalNote Class B common stock will be subject to conversion to New FiscalNote Class A common stock upon any transfers of New FiscalNote Class B common stock (except for certain permitted transfers) and subject to certain other customary terms and conditions.
The Business Combination is expected to close in the second quarter of 2022, following the receipt of the required approval by DSAC’s shareholders and the fulfillment of other customary closing conditions.
Merger Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement (i) each share of FiscalNote Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration composed of New FiscalNote Class A common stock, as determined in the Business Combination Agreement (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration composed of New FiscalNote Class B common stock, as determined pursuant to the Exchange Ratio, (iii) all of the subordinated convertible promissory notes issued by FiscalNote that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a convertible note issued by New FiscalNote with a right of conversion into shares of New FiscalNote Class A common stock, (iv) all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised immediately prior to the Effective Time will be deemed automatically exercised and converted into the right to receive that number of shares of New FiscalNote Class A common stock determined in the Business Combination Agreement, (v) all options to purchase FiscalNote Class A common stock, vested or unvested, will convert into a stock option to purchase shares of New FiscalNote Class A common stock determined in accordance with the Exchange Ratio, (vi) vested restricted stock units to acquire shares of FiscalNote Class A common stock will be automatically deemed settled and converted into the right to receive that number of shares of New FiscalNote Class A common stock determined in the Business Combination Agreement, and (vii) all of the unvested restricted stock units to acquire shares of FiscalNote Class A common stock outstanding immediately prior to the Effective Time will be automatically assumed and converted into a restricted stock unit of shares of New FiscalNote Class A common stock, subject to substantially the same terms and conditions as were applicable immediately before the Effective Time.
In addition, the Business Combination Agreement contemplates that the holders of common stock, warrants, options and RSUs of FiscalNote outstanding immediately prior to the Effective Time will be entitled to receive earnout consideration in the form of shares of New FiscalNote Class A common stock and/or restricted stock units of New FiscalNote upon occurrence of certain triggering events after the Effective Time as determined in the Business Combination Agreement.
Representations and Warranties; Covenants
The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. DSAC and FiscalNote have also agreed to take all necessary action such that, effective immediately after the Closing, the New FiscalNote board of directors (the “Board”) shall consist of 11 directors, of whom one shall be the Chief Executive Officer of FiscalNote, two shall be designated by Duddell Street Holdings Limited (the “Sponsor”), subject to CFIUS Approval which was obtained on June 6, 2022, with the remaining eight individuals designated by FiscalNote. In addition, DSAC has agreed to adopt an incentive equity plan for New FiscalNote in an amount not to exceed 9% of New FiscalNote’s equity interests on a fully diluted basis with an annual evergreen provision in an amount not to exceed 3% on a fully diluted basis and an employee stock purchase plan in an amount not to exceed 2% of New FiscalNote’s equity interests on a fully diluted basis with an annual evergreen provision in an amount not to exceed 1% on a fully diluted basis.
Conditions to Each Party’s Obligations
The obligations of DSAC and FiscalNote to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the approval of DSAC’s and FiscalNote’s shareholders, (iii) the approval for listing of New FiscalNote Class A common stock to be issued in connection with the Business Combination on the NYSE, and (iv) DSAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) remaining after the Closing.
In addition, the obligation of FiscalNote to consummate the Business Combination is subject to the fulfilment of other closing conditions, including, but not limited to, the aggregate cash proceeds from DSAC’s Trust Account (after deducting any amounts paid to DSAC shareholders that exercise their redemption rights in connection with the Business Combination), together with the proceeds from the Debt Financing and the net amount of proceeds actually received by DSAC pursuant to the Backstop Agreement, if any, minus the transaction expenses incurred by FiscalNote and DSAC, respectively, capped at $5,000,000 and $30,000,000, as determined in the Business Combination Agreement, equaling no less than $190,000,000.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of DSAC and FiscalNote, (ii) by either party if the consummation of the Business Combination is permanently enjoined, prohibited, deemed illegal or prevented by the terms of final, non-appealable Governmental Order (as defined in the Business Combination Agreement), (iii) by DSAC if there is any breach of any representation, warrant, covenant or agreement on the part of FiscalNote set forth in the Business Combination Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by FiscalNote if there is any breach of any representation, warrant, covenant or agreement on the part of DSAC or Merger Sub set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (v) subject to certain limited exceptions, by either DSAC or FiscalNote if the Business Combination is not consummated by August 7, 2022, and (vi) by either DSAC or FiscalNote if certain required approvals are not obtained by DSAC shareholders after the conclusion of a meeting of DSAC’s shareholders held for such purpose at which such shareholders voted on such approvals (subject to any permitted adjournment or postponement of such meeting).
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, other than liability of any of the parties for (i) willful and material breach of the Business Combination Agreement or (ii) fraud.
The foregoing description of the Business Combination Agreement is subject to and qualified in its entirety by reference to the full text of the Business Combination Agreement, including the First Amendment, a copy of which is included as Annex A-1 and Annex A-2 hereto. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement will be filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders and reports and documents filed with the SEC. Investors and security holders are not third-party beneficiaries under Business Combination Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in DSAC’s public disclosures.
CFIUS Approval
As discussed under the heading “The Business Combination Proposal — Background of the Business Combination” included elsewhere in this proxy statement/prospectus, the parties determined that the proposed Business Combination itself is not a “covered control transaction” because no foreign person will acquire control over post-Business Combination public company as a result of the transaction. The parties further determined that while the Sponsor will control DSAC until the proposed Business Combination is consummated, following consummation of the Business Combination, FiscalNote’s co-founders will retain control over New FiscalNote through their ownership of New FiscalNote Class B common stock. However, the parties also determined that (i) FiscalNote is likely a “TID U.S. business,” as defined at 31 C.F.R. § 800.248, because FiscalNote holds certain non-public communications data; and (ii) the Sponsor is a “foreign person,” as defined in 31 C.F.R. § 800.224, because it is controlled by foreign nationals. As such, the parties concluded that the Sponsor’s acquisition of the right to name two directors to the New FiscalNote Board, when combined with its non-controlling equity interest, is likely a “covered investment,” as defined in 31 C.F.R. § 800.211(b)(2), and therefore subject to CFIUS’s jurisdiction. As a result, the parties determined not to make receipt of CFIUS Approval a condition precedent to the consummation of the Business Combination as a whole, and instead conditioned only the Sponsor’s acquisition of the right to name two directors to the post-Business Combination public company board on CFIUS Approval, as reflected in Section 9.06 of the Business Combination Agreement. If the Sponsor had not acquired the right to appoint directors, the parties believe that the transaction would not have constituted a “covered investment” subject to CFIUS’s jurisdiction.
On March 1, 2022, Merger Sub and FiscalNote (together, the “Filing Parties”) submitted a joint voluntary notice (the “Notice”) to the Committee on Foreign Investment in the United States (“CFIUS” or the “Committee”) with respect to Merger Sub’s proposed merger with and into FiscalNote, with FiscalNote remaining as the surviving entity. In the Notice, the Filing Parties disclosed the proposed Business Combination broadly to CFIUS, which, collectively, covered the Business Combination, including both the equity investments reflected in the Business Combination as a whole and the Sponsor’s acquisition of the right to name two directors to the post-Business Combination public company board, (i.e., Mr. Manoj Jain and the second director to be named) (together with the Business Combination, the “Proposed Transaction”) contingent upon CFIUS Approval. The Filing Parties received an acknowledgement letter from CFIUS on March 7, 2022, notifying the Filing Parties that CFIUS would initiate its review of the Proposed Transaction pursuant to Section 721 of the Defense Production Act, as amended (“Section 721”) on March 8, 2022. On April 21, 2022, CFIUS notified the Filing Parties that CFIUS was undertaking an investigation of the Proposed Transaction pursuant to Section 721(b)(2).
On June 6, 2022, the Filing Parties obtained an unconditional CFIUS Approval (the “June 6, 2022, Clearance Letter”) covering both the Business Combination as a whole and the Sponsor’s acquisition of a right to name two directors to the post-Business Combination public company board. That clearance was based on the information in the Notice of March 1, 2022, and all subsequent information provided to the Committee. Specifically, after the submission of the Notice on March 1, 2022, the Filing Parties provided, in response to written questions issued by the Committee, additional information regarding the Filing Parties and their respective investors, including various policies and governing documents; the basis for the calculations of ultimate ownership and voting percentages in various scenarios; the Sponsor and its Affiliates’ investments; and the business operations of certain FiscalNote subsidiaries. As explained in the June 6, 2022 Clearance Letter, and pursuant to CFIUS’s regulations at 31 C.F.R. § 800.508(d), the Committee advised the parties that “[b]ased upon its review and investigation, and after full consideration of all relevant national security factors, including the factors enumerated in subsection (f) of Section 721 [of Title VII of the Defense Production Act, as amended], CFIUS has determined that there are no unresolved national security concerns. Action under Section 721 with respect to this transaction is concluded.”
CFIUS did not condition its clearance of the Proposed Transaction upon the Filing Parties’ acceptance of any mitigating conditions. Absent CFIUS’s acceptance, review, and clearance of the Filing Parties’ voluntary notice, CFIUS would have retained the right subsequently to review and potentially impose restrictions on the transaction. However, CFIUS’s review and resultant clearance on June 6, 2022, effectively bars such subsequent review. Under the “Finality of Actions” provisions of 31 C.F.R. § 800.701(b)(2), June 6, 2022 Clearance Letter precludes the President of the United States and CFIUS from exercising any further authority under Section 721(d) with respect to the Proposed Transaction, unless a party to the transaction “submitted false or misleading material information to the Committee in connection with the Committee’s consideration of such transaction or omitted material information, including material documents, from information submitted to the Committee[.]” 31 C.F.R. § 800.501(c)(1)(ii)(B)(1). As a result of the unconditional CFIUS Approval, neither the Company nor the Business Combination nor the Sponsor’s right to appoint two directors to the post-Business Combination public company board is subject to continuing oversight by or compliance with CFIUS as of June 6, 2022.

The information that CFIUS reviewed included the details of the Business Combination, including the Sponsor’s proposed acquisition of a minority of the outstanding equity of and voting interests in the post-Business Combination public company, and the Sponsor’s intention to appoint Manoj Jain and a second, unidentified individual to the post-Business Combination public company board.
Accordingly, because CFIUS has concluded all action regarding the transaction and, absent a determination that a party submitted false or misleading material information to, or omitted material information or documents from information submitted to, the Committee during its review, CFIUS cannot revoke its clearance and is precluded from having any further involvement in any aspect of the Business Combination, including the Sponsor’s appointment of Manoj Jain and the unidentified individual to the post-combination FiscalNote board, nor can it impose post-closing conditions on the Sponsor or FiscalNote as a result of the Business Combination.
CFIUS could exercise further authority, including conducting a subsequent review, in the event of a new “covered transaction” involving a further equity investment in New FiscalNote by a foreign person. This could include a circumstance in which the Sponsor acquires a controlling interest in New FiscalNote. The Sponsor, however, is subject to a standstill such that following the Closing and at any time during which the Sponsor’s designees is on the New FiscalNote Board, and for a subsequent period expiring on the earlier of (i) one year thereafter or (ii) the Sponsor and its affiliates own less than 2% of the then outstanding shares of New FiscalNote Class A Common Stock, the Sponsor is barred from acquiring additional equity that would give it a controlling interest in New FiscalNote.
Under CFIUS’s “incremental acquisitions” provisions in 31 C.F.R.§ 800.305(a), “[a]ny transaction in which a foreign person acquires an additional interest in, or for which a change in rights of the foreign person occurs with respect to, a U.S. business over which the same foreign person, or any entity that it wholly owns directly or indirectly, previously acquired direct control as a result of a covered control transaction for which the Committee concluded all action under Section 721 shall be deemed not to be a covered transaction. If, however, a foreign person that did not acquire control of the U.S. business in the prior transaction is a party to the later transaction, the later transaction may be a covered transaction.” The parties believe, and the CFIUS Approval indicates, that the Business Combination was a “covered investment” rather than a “covered control transaction.” Accordingly, if the Sponsor or any of its affiliates were to seek to acquire an additional interest in, or a change in its rights with respect to, FiscalNote, CFIUS could exercise jurisdiction to the extent that any such acquisition resulted in a new “covered investment” or “covered control transaction.” If CFIUS were to review a subsequent transaction within its jurisdiction, it would have full authority to prohibit or impose conditions upon that transaction.
On June 6, 2022, the Filing Parties obtained approval from CFIUS regarding the Proposed Transaction, without conditions. That clearance was based on the information in the parties’ notice of March 1, 2022 and all subsequent information provided to the Committee during the process.
CFIUS informed the Parties that it had no unresolved national security concerns regarding the Proposed Transaction and that all action under Section 721 with respect to the Proposed Transaction was concluded. CFIUS did not condition its clearance of the Proposed Transaction upon the Filing Parties’ acceptance of any mitigating conditions. Absent CFIUS’s acceptance, review, and clearance of the parties’ voluntary notice, CFIUS would have retained the right subsequently to review and potentially impose restrictions on the transaction. However, CFIUS’s review and resultant June 6, 2022 clearance effectively bars such subsequent review. Under the “Finality of Actions” provisions of CFIUS’s regulations, 31 C.F.R. § 800.701(b)(2), the June 6, 2022 clearance letter precludes the President of the United States or CFIUS from exercising any further authority under Section 721(d) with respect to the Proposed Transaction, unless a party to the transaction “submitted false or misleading material information to the Committee in connection with the Committee’s consideration of such transaction or omitted material information, including material documents, from information submitted to the Committee[.]” 31 C.F.R. § 800.501(c)(1)(ii).

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, DSAC, the Sponsor, FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that (i) all equity interests of DSAC held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
Debt Commitment Letter
FiscalNote, Inc. has entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with Closing, to FiscalNote, Inc., which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote, Inc. and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter. The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without the use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
Voting and Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain stockholders of FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Support Agreements”) with DSAC and FiscalNote, pursuant to which the Voting Stockholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of New FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Co-Founders) and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders hold sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of FiscalNote.
Registration Rights Agreement
At the Closing, New DSAC, the Sponsor and certain other holders of New DSAC Class A Common Stock will enter into an amended and restated registration rights agreement (the “Amended and Restated

Registration Rights Agreement”) pursuant to which, among other matters, certain stockholders of DSAC and FiscalNote will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of New DSAC Class A Common Stock.
Backstop Agreement
In connection with the signing of the Business Combination Agreement, DSAC and the Backstop Parties entered into that certain Backstop Agreement whereby the Backstop Parties have agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for shares of New DSAC Class A Common Stock in order to fund redemptions by shareholders of DSAC, if any, in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account to honor duly exercised redemption rights of up to $175,000,000. Holders of public shares are not required to affirmatively vote for or against or vote at all on the Business Combination Proposal or any other Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account, which holds the proceeds of DSAC's IPO, calculated as of two business days prior the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to DSAC to pay taxes. See “The Special Meeting — Redemption Rights.”
The Backstop Agreement was executed by DSAC and the Backstop Parties primarily to ensure the satisfaction of the minimum cash proceeds condition set forth under the Business Combination Agreement, reduce redemption-related risks and facilitate the successful consummation of the Business Combination. In addition, funds received from the backstop transactions will be deposited into the Trust Account and utilized by New FiscalNote subsequent to the Closing for its working capital and other purposes, which will improve the financial condition of New FiscalNote. The Backstop Parties and the Sponsor will benefit from the backstop transactions and the consummation of the Business Combination, which benefits (i) include increasing certainty for the Sponsor and its affiliates, including the Backstop Parties, that the Business Combination will be successfully consummated and fulfilling the Sponsor’s investment objectives in connection with DSAC, (ii) include the issuance of Bonus Shares to non-redeeming DSAC shareholders (including the Sponsor and its affiliates and the Backstop Parties) following the Domestication and immediately prior to the consummation of the Business Combination thereby incentivizing DSAC shareholders to not elect to redeem their shares thus reducing the obligations of the Backstop Parties under the Backstop Agreement and resulting in additional benefits to the Sponsor and its affiliates despite their contractual obligations to not redeem in the case of the 4,000,000 DSAC Class A ordinary shares held by the Sponsor and its affiliates, (iii) include the issuance of up to 10,000,000 Bonus Shares in a maximum redemption scenario (or up to 2,286,000 Bonus Shares in a minimum redemption scenario) to the Backstop Parties in the same ratio as the non-redeeming DSAC shareholders and the increase of the Sponsor’s ownership percentage in the common stock of New FiscalNote upon Closing as a result thereof, and (iv) are different from, or in addition to, those available to DSAC shareholders and warrant holders generally as a result of the consummation of the Business Combination as fully described under the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination.”

THE DOMESTICATION PROPOSAL
Overview
In connection with the Business Combination, DSAC is asking its holders of ordinary shares to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation to the Business Combination.
As a condition to closing the Business Combination, the DSAC Board has unanimously approved, and the holders of ordinary shares are being asked to consider and vote upon a proposal to approve, a change of DSAC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, DSAC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which DSAC will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding DSAC Class A ordinary share will be converted, on a one-for-one basis, into a share of New DSAC Class A Common Stock and each issued and outstanding DSAC Class B ordinary share will be converted, on a one-for-one basis, into a share of New DSAC Class A common stock. In addition, following the Domestication and immediately prior to the consummation of the Business Combination, each holder of such shares of New DSAC Class A Common Stock will receive a distribution of 0.57 shares of New FiscalNote Class A common stock as Bonus Shares for each share of New DSAC Class A Common Stock received in the Domestication.
The Domestication Proposal, if approved, will approve a change of DSAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while DSAC is currently governed by the Cayman Islands Companies Act, upon the Domestication and consummation of the Business Combination, New FiscalNote will be governed by the DGCL. Additionally, if the Domestication Proposal is approved, then DSAC will also ask its shareholders to approve the Governing Documents Proposal (discussed below), which, if approved, will replace DSAC’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation (in the form of the Proposed Charter) and new bylaws (in the form of the Proposed Bylaws) of New FiscalNote under the DGCL. The DSAC Board encourages shareholders to carefully consult the information on the Proposed Charter and the Proposed Bylaws set out below under “Comparison of Corporate Stockholder Rights.” The Proposed Charter and the Proposed Bylaws differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Current Charter of DSAC, attached hereto as Annex G, the Proposed Charter of New FiscalNote, attached hereto as Annex B, and the Proposed Bylaws of New FiscalNote, attached hereto as Annex C.
Reasons for the Domestication
The DSAC Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the DSAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The DSAC Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of DSAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New FiscalNote and its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to companies organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New FiscalNote’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New FiscalNote’s incorporation in Delaware may make New FiscalNote more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The DSAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable New FiscalNote to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, DSAC believes that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, DSAC believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of DSAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New DSAC immediately following the Domestication will be the same as those of DSAC immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that DSAC be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being deregistered in the Cayman Islands, DSAC be continued and domesticated as a corporation under the laws of the state of Delaware.”
Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” for further discussion.

THE GOVERNING DOCUMENTS PROPOSAL
Overview
In connection with the Business Combination, DSAC is asking its shareholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Governing Documents Proposal are approved, the Proposed Charter would replace the Current Charter.
The Governing Documents Proposal is conditioned on the approval of the Business Combination Proposal and the other Condition Precedent Proposals. Therefore, if the Business Combination Proposal is not approved, the Governing Documents Proposal will have no effect, even if approved by the DSAC shareholders.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:
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increase the total number of authorized shares of all classes of capital stock, consisting of (i) 1,709,000,000 shares of common stock, including 1,700,000,000 shares of New FiscalNote Class A common stock, par value $0.0001 per share and 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter authorizing DSAC to issue 201,000,000 capital shares, consisting of (i) 200,000,000 ordinary shares, including 180,000,000 DSAC Class A ordinary shares, par value $0.0001 per share, and 20,000,000 DSAC Class B ordinary shares, par value $0.0001 per share, and (ii) 1,000,000 preference shares, par value $0.0001 per share;

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amend the terms of the shares, in particular to provide that each share of New FiscalNote Class A common stock has one vote and each share of New FiscalNote Class B common stock has twenty-five (25) votes;

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amend the terms for the authorizations of shares of New FiscalNote; and

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eliminate certain provisions specific to DSAC’s status as a blank check company.

In addition, in connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.”
Reasons for the Approval of the Governing Documents Proposal
In the judgment of the DSAC Board, the Proposed Charter and the Proposed Bylaws are necessary to address the needs of the post Business Combination company. In particular:
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the greater number of authorized shares of capital stock is desirable for New FiscalNote to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits, which provides flexibility for future issuances of shares of New FiscalNote stock if determined by the New FiscalNote Board to be in the best interest of New FiscalNote after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

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the dual-class stock structure will preserve FiscalNote’s existing founder-led governance structure, facilitate continued innovation and risk-taking it requires and increase the likelihood of continued stability in the composition of New FiscalNote’s board of directors; and

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the provisions that relate to the operation of DSAC as a blank check company prior to the consummation of its initial business combination will not be applicable to New FiscalNote (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval
Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions will have any effect on the outcome of the proposal.
The Governing Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows
“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of DSAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter (a copy of which is attached to this proxy statement/prospectus as Annex B and the Proposed Bylaws (a copy of which is attached to this proxy statement/prospectus as Annex C), with such principal changes as described in Advisory Governing Documents Proposals A through E, with effect from the registration of DSAC in the State of Delaware as a corporation governed by the laws of the State of Delaware.”
Recommendation of the DSAC Board
THE DSAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” for further discussion.

THE ADVISORY GOVERNING DOCUMENTS PROPOSALS
Overview
In connection with the Business Combination, DSAC is asking its shareholders to vote, on a nonbinding advisory basis, upon proposals to approve certain governance provisions contained in the Proposed Charter and the Proposed Bylaws. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Governing Documents Proposal but, pursuant to SEC guidance, DSAC is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on DSAC or the DSAC Board (separate and apart from the approval of the Governing Documents Proposal). In the judgment of the DSAC Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal).
Advisory Governing Documents Proposals
Advisory Governing Documents Proposal	DSAC Current Charter	Proposed Charter
Advisory Proposal A — Changes in Share Capital	Under the Current Charter, the capital of DSAC is 201,000,000, divided into (a) 180,000,000 Class A Ordinary Shares, par value $0.0001 per share, and 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and (b) 1,000,000 Preference Shares, par value $0.0001 per share.	Under the Proposed Charter, New FiscalNote will be authorized to issue 1,809,000,000 shares of capital stock, consisting of (a) 1,700,000,000 shares of New FiscalNote Class A common stock, par value $0.0001 per share and 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share.
Advisory Proposal B — Voting Rights of Common Stock	Under the Current Charter, the holders of DSAC Class A Ordinary Shares, DSAC Class B Ordinary Shares, and DSAC Preference Shares are entitled to cast one (1) vote for each such share.
Under the Proposed Charter, (i) at all meetings of stockholders and on all matters properly submitted to a vote of stockholders of New FiscalNote generally, (A) holders of New FiscalNote Class A common stock will be entitled to cast one (1) vote per share of New FiscalNote Class A common stock and (B) holders of New FiscalNote Class B common stock will be entitled to cast twenty-five (25) votes per share of New FiscalNote Class B common stock.
(ii) to amend the Proposed Charter or approve any change of control transaction, an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class A common stock and Class B

Advisory Governing Documents Proposal	DSAC Current Charter	Proposed Charter
common stock, voting together as a single class
Advisory Proposal C — Required Vote to Change Number of Directors	The Current Charter provides that the number of directors on the DSAC Board shall be fixed from time to time by Ordinary Resolution (as defined in the Current Charter), and unless such numbers are fixed as aforesaid, shall be no less than one (1) and the maximum shall be unlimited.	Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors constituting the New FiscalNote Board shall be fixed from time to time by the New FiscalNote Board; provided, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall be no less than five (5) and shall not exceed twelve (12).
Advisory Proposal D — Share Authorization	Under the Current Charter, DSAC’s share capital may be increased by Ordinary Resolution, to be divided into shares of such classes and amount, as the resolution shall prescribe	Under the Proposed Charter, the number of authorized shares of New FiscalNote Class A common stock, New FiscalNote Class B common stock and New FiscalNote preferred stock may be increased or decreased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New FiscalNote entitled to vote thereon, except the number of authorized shares may not be decreased below the number of shares thereof then outstanding or, in the case of the New FiscalNote Class A common stock, the number of shares of New FiscalNote Class A common stock reserved for issuance upon conversion of all outstanding shares of New FiscalNote Class B common stock
Advisory Proposal E — Other Changes in Connection with Adoption of Proposed Charter	The current charter includes various provisions relating to DSAC’s status as a blank check company prior to the consummation of a business combination.	Under the Proposed Charter, New FiscalNote (i) will adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation, in each case unless New FiscalNote expressly consents in writing to the selection of an alternative forum, and (ii) remove certain provisions related to DSAC’s status as a blank check company

Advisory Governing Documents Proposal	DSAC Current Charter	Proposed Charter
that will no longer be applicable upon consummation of the Business Combination.
Advisory Governing Documents Proposal F — Authorization of an amendment to the Proposed Charter in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.”	The current charter designates the corporate name of DSAC as “Duddell Street Acquisition Corp.”	Change name to “FiscalNote Holdings, Inc.” upon consummation of the Business Combination.
Reasons for Approval of the Advisory Governing Documents Proposals
Advisory Governing Documents Proposal A — Changes in Authorized Share Capital
The principal purpose of this proposal is to provide for an authorized capital structure of New FiscalNote that will enable it to continue as an operating company governed by the DGCL and provide adequate authorized share capital to, among other things, (i) accommodate the issuance of shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock as stock consideration in the Business Combination, (ii) accommodate the issuance of shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock under the Long-Term Incentive Plan Proposal and the ESPP (which authorize the issuance of shares of New FiscalNote Class A common stock, shares of New FiscalNote Class B common stock, or a combination thereof) as we determine from time to time is necessary to attract and retain talented employees, (iii) accommodate the issuance of shares of New FiscalNote Class A common stock upon optional or mandatory conversion of shares of New FiscalNote Class B common stock and (iv) provide flexibility for future issuances of shares of New FiscalNote stock if determined by the New FiscalNote Board to be in the best interests of New FiscalNote after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval to increase the authorized share capital.
The DSAC Board believes that it is important for New FiscalNote to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, for employee compensation, financings and/or acquisitions).
Advisory Governing Documents Proposal B — Voting Rights of Common Stock
The Proposed Charter provides that holders of shares of New FiscalNote Class B common stock will have twenty-five (25) votes per share on each matter properly submitted to the stockholders entitled to vote and holders of shares of New FiscalNote Class A common stock will have one vote on each matter properly submitted to the stockholders entitled to vote. New FiscalNote Class B common stock will be permitted to be held only by New FiscalNote’s directors and employees (or by trusts or legal entities through which the right to vote the shares of New FiscalNote Class B common stock held thereby is exercised exclusively by one or more of New FiscalNote’s directors or employees). Immediately following the consummation of the Business Combination, the FiscalNote Co-Founders and their affiliated trusts will hold in the aggregate approximately 63.1% of the total voting power of outstanding New FiscalNote capital stock.
Accordingly, where a majority or plurality vote is required, as applicable, the FiscalNote Co-Founders, will be able to determine the outcome of matters submitted to New FiscalNote’s stockholders for approval, including the election of directors (which requires only a plurality vote), the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. See “Risk Factors — Risks Related to the Ownership of New FiscalNote’s Class A Common Stock — Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-give (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”
The DSAC Board believes that our proposed dual-class stock structure will preserve FiscalNote’s existing founder-led governance structure, facilitate continued innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of our company, all of which we believe is essential to the long-term success of our company and to long-term stockholder value.
Advisory Governing Documents Proposal C — Election of Directors
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors constituting the New FiscalNote Board shall be fixed from time to time by the New FiscalNote Board; provided, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall be no less than five (5) and shall not exceed twelve (12). “Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the consent of the holders of a majority in voting power of the shares of capital stock of New FiscalNote entitled to vote, and (ii) on and after the Voting Threshold Date, the consent of the holders of two-thirds (2/3) of the voting power of the shares of capital stock of New FiscalNote then entitled to vote. “Voting Threshold Date” means the first date on which the issued and outstanding shares of New FiscalNote Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New FiscalNote entitled to vote.
Advisory Governing Documents Proposal D — Vote Required to Change Authorized Share Capital
The principal purpose of this proposal is to provide for the holders of shares representing a majority of the voting power of all of the outstanding shares of New FiscalNote capital stock entitled to vote thereon to generally have the right to increase or decrease the authorized number of shares of New FiscalNote Class A common stock, New FiscalNote Class B common stock or New FiscalNote preferred stock, without a separate vote of the affected class of shares, which the DSAC Board believes is important to effectively manage future changes to the authorized share capital of New FiscalNote. Additionally, the DSAC Board believes that it is important to require that decreases in the authorized number of shares of New FiscalNote Class B common stock be approved by a majority of the voting power of all of the outstanding shares of New FiscalNote Class B common stock in order to preserve the benefits that we believe result from our proposed dual-class stock structure, as described above under “— Advisory Governing Documents Proposal B — Voting Rights of Common Stock.”
Advisory Governing Documents Proposal E — Authorization of Other Changes in the Governing Documents
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New FiscalNote in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The DSAC Board believes that the Delaware courts are best suited to address disputes involving such matters, given that, after the Domestication, New FiscalNote will be incorporated in Delaware, Delaware law generally will apply to such matters and the Delaware courts have developed considerable expertise with respect to such matters, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. Delaware also offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. This provides stockholders and the post-Business Combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state and federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. Notwithstanding the foregoing, the exclusive forum provisions of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
In addition, this provisions would promote judicial fairness, avoid conflicting results, and make New FiscalNote’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the federal district courts of the United States as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist New FiscalNote in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to ensure consistent consideration of the issues and consistent application of a relatively known body of case law and perceived level of expertise. The DSAC Board believes that the federal district courts of the United States are best suited to address disputes involving actions arising under the Securities Act, given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.
Provisions Related to Status as a Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the consummation of the Business Combination.
For example, the Proposed Charter does not include the requirement to dissolve New FiscalNote in the event that an initial business combination has not been completed within the time frame specified in DSAC’s memorandum and articles of association and instead allows New FiscalNote to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and we believe it is the most appropriate period of existence for New FiscalNote following the Business Combination. In addition, certain other provisions in our current articles require that proceeds from DSAC’s initial public offering be held in the Trust Account until a business combination or liquidation of DSAC has occurred. These provisions cease to apply when the Business Combination is consummated and therefore are not included in the Proposed Charter or the Proposed Bylaws.
Advisory Governing Documents Proposal F — Authorization of Corporate Name Change
Corporate Name
The DSAC Board believes that changing DSAC’s corporate name from “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.” is desirable to reflect the Business Combination with FiscalNote and to clearly identify New FiscalNote as the publicly traded entity. In connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.”
Vote Required for Approval
Approval of each of the Advisory Governing Documents Proposals, each of which is a nonbinding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposals.
As discussed above, the Advisory Governing Documents Proposals are advisory votes and therefore are not binding on DSAC or the DSAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the nonbinding advisory vote on these Proposals, DSAC intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Governing Documents Proposal).The Advisory Governing Documents Proposals are not conditioned on the approval and adoption of any of the other proposals.
Resolutions to be Voted Upon
The full text of the resolutions to be passed is as follows
“RESOLVED, as a special resolution, that each of the following material differences between the Current Charter and the Proposed Charter and the Proposed Bylaws be approved on a nonbinding advisory basis:
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to authorize the change in the authorized capital stock of DSAC from 180,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 20,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 1,000,000 Preference Shares of a nominal or par value of US$0.0001 to 1,809,000,000 shares of capital stock of New FiscalNote (the “New FiscalNote capital stock”), consisting of 1,700,000,000 shares of Class A common stock, par value $0.0001 per share, of New FiscalNote (the “New FiscalNote Class A common stock”), 9,000,000 shares of Class B common stock, par value $0.0001 per share, of New FiscalNote (the “New FiscalNote Class B common stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New FiscalNote (the “New FiscalNote preferred stock”);

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to approve the provisions authorizing holders of shares of (i) New FiscalNote Class A common stock to cast one vote per share of New FiscalNote Class A common stock and holders of shares of New FiscalNote Class B common stock to cast twenty-five (25) votes per share of New FiscalNote Class B common stock on each matter properly submitted to New FiscalNote’s stockholders entitled to vote;

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to authorize the provisions permitting that the number of New FiscalNote Board be fixed from time to time by resolution of the New FiscalNote Board, and unless otherwise approved by the Requisite Stockholder Consent (as defined in the Proposed Charter) shall be no less than five (5) and shall not exceed twelve (12);

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to authorize provisions providing for the increase and decrease of the New FiscalNote capital stock;

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to provide for certain additional changes, including, among other things, (i) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation in each case unless New FiscalNote expressly consents in writing to the selection of an alternative forum and (ii) removing certain provisions related to DSAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the DSAC Board believes are necessary to adequately address the needs of New FiscalNote after the Business Combination.

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to amend the Proposed Charter in connection with the consummation of the Business Combination in order to change the corporate name of “Duddell Street Acquisition Corp.” to “FiscalNote Holdings, Inc.”

Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” and “Risk Factors — Risks Related to DSAC and the Business Combination — Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus” for further discussion.

THE DIRECTOR ELECTION PROPOSAL
Overview
The DSAC Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to DSAC’s first annual meeting of shareholders) serving a three-year term.
Following the adoption of the Proposed Charter in connection with the Business Combination, the New FiscalNote Board will also be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New FiscalNote, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the Condition Precedent Proposals are approved, DSAC’s Board will nominate each of Tim Hwang, Gerald Yao, Michael J. Callahan, Key Compton, Stanley McChrystal, Keith Nilsson, Anna Sedgley, Brandon Sweeney, Conrad Yiu and Manoj Jain to serve on the New FiscalNote Board, effective upon Closing; provided, however, that the election of Manoj Jain is subject to CFIUS Approval, which was obtained on June 6, 2022.
Director Nominees
If the Condition Precedent Proposals are approved, DSAC shareholders are being asked to consider and vote upon a proposal to elect 10 out of the 11 directors to serve, effective at the Closing, on the New FiscalNote Board, for a term as set forth under the Proposed Charter or until such director’s earlier death, resignation, retirement, or removal. The directors of New FiscalNote shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire at the first annual meeting of stockholders following the Business Combination, the initial term of office of the Class II directors shall expire at the second annual meeting of stockholders following the Business Combination, and the initial term of office of the Class III directors shall expire at the third annual meeting of stockholders following the Business Combination. At each annual meeting of stockholders following the Business Combination, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
Upon completion of the Business Combination, the Board of Directors of New FiscalNote shall be designated to classes as follows: Key Compton, Timothy Hwang and Stanley McChrystal will serve as Class I directors; Michael J. Callahan, Manoj Jain, Keith Nilsson and Gerald Yao to serve as Class II directors; and Anna Sedgley, Brandon Sweeney and Conrad Yiu to serve as Class III directors in each case, in accordance with the Proposed Charter. The following nominees will only be elected if the Condition Precedent Proposals are approved by the shareholders at the Special Meeting: Tim Hwang, Gerald Yao, Michael J. Callahan, Key Compton, Stanley McChrystal, Keith Nilsson, Anna Sedgley, Brandon Sweeney, Conrad Yiu and Manoj Jain.
For more information on the experience of each of these director nominees, please see the section entitled, “New FiscalNote Management after the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the DSAC Class B Shares are entitled to vote on the election of directors to DSAC’s board of directors. Therefore, only holders of the DSAC Class B ordinary shares will vote on the election of directors at the Special Meeting. Neither the failure to vote nor abstentions has any effect on the outcome of the proposal.
The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved at the Special Meeting, the Director Election Proposal will have no effect, even if approved by the DSAC shareholders.
Resolution to Be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on New FiscalNote’s board of directors following the Closing:
Name of Director
“Tim Hwang
Gerald Yao
Michael J. Callahan
Key Compton
Stanley McChrystal
Keith Nilsson
Anna Sedgley
Brandon Sweeney
Conrad Yiu
Manoj Jain”
Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF EACH DIRECTOR NOMINEE PURSUANT TO THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” and “Risk Factors — Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus” for further discussion.

THE STOCK ISSUANCE PROPOSAL
In connection with the Business Combination, we intend to effect the issuance of shares of New FiscalNote Class A common stock to the stockholders of FiscalNote and shares of New FiscalNote Class B common stock to the FiscalNote Co-Founders pursuant to the Business Combination Agreement. In addition, pursuant to the Backstop Agreement, we may issue up to 17,500,000 shares of New DSAC Class A Common Stock to affiliates of the Sponsor.
Why DSAC Needs Shareholder Approval
We are seeking shareholder approval in order to comply with The Nasdaq Stock Market Listing Rules 5635(a) and (b). Under The Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New FiscalNote may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination.
Under The Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Upon the consummation of the Business Combination, DSAC expects to issue up to an estimated (i) 8,179,624 shares of New FiscalNote Class B common stock to FiscalNote Co-Founders, (ii) 87,752,000 shares of New FiscalNote Class A common stock to other holders of FiscalNote’s common stock, (iii) 19,171,000 shares of New FiscalNote Class A common stock (including shares reserved for issuances upon settlement of Earnout RSUs) as earnout consideration pursuant to the Business Combination upon occurrence of the Triggering Events and (iv) 10,000,000 Bonus Shares of New FiscalNote Class A common stock to be issued to the holders of DSAC Class A ordinary shares that do not elect to redeem their shares pursuant to the Business Combination Agreement, as amended. For further details, see “Ownership Summary.” In addition, up to 17,500,000 shares of New DSAC Class A Common Stock may also be issued pursuant to the Backstop Agreement.
Accordingly, the aggregate number of shares of New DSAC common stock that New DSAC will issue in connection with the Business Combination and the transactions contemplated by the Backstop Agreement will exceed 20% of both the voting power and the shares of New DSAC common stock outstanding before such issuance and may result in a change of control of the registrant. For these reasons, DSAC is seeking the approval of DSAC shareholders for the issuance of shares of New DSAC common stock pursuant in connection with the Business Combination.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the DSAC shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting.
Failure to submit a proxy at the Special Meeting or a broker non-vote will have no effect on the Stock Issuance Proposal.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Business Combination Agreement. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by DSAC’s public shareholders. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.
DSAC’s Sponsor has agreed to vote the Founder Shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “Ancillary Agreements Related to the Business Combination — Sponsor Agreement” for more information.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of the Nasdaq Stock Market Listing Rules, the issuance of shares of New FiscalNote common stock pursuant to the Business Combination Agreement, including to the Sellers, be approved in all respects.”
Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” and “Risk Factors — Risks Related to DSAC and the Business Combination — Directors, officers and initial shareholders of DSAC have potential conflicts of interest in recommending that DSAC’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus” for further discussion.

THE LONG-TERM INCENTIVE PLAN PROPOSAL
Overview
The Long-Term Incentive Plan Proposal — DSAC is asking its shareholders to approve the 2022 Long-Term Incentive Plan (the “2022 Plan”). The DSAC board of directors adopted the 2022 Plan on             , 2022, subject to shareholder approval at the extraordinary general meeting. If our shareholders approve the 2022 Plan, the 2022 Plan will become effective on Closing Date. If our shareholders do not approve the 2022 Plan, it will not become effective and no Stock Awards (as defined below) will be granted thereunder. The 2022 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2022 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.
The 2022 Plan is intended to replace the 2013 Plan. The 2013 Plan will terminate as of immediately prior to the Effective Time. Following the Closing, no additional awards will be granted under the 2013 Plan, although all outstanding option and RSU awards granted under the 2013 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such awards and the terms of the 2013 Plan (and subject to adjustment for the exchange ratio set forth in the Business Combination Agreement), except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement.
Reasons to Approve the 2022 Plan
The purpose of the 2022 Plan is to encourage and enable officers, employees, non-employee directors and consultants of DSAC, upon whose judgment, initiative and efforts DSAC depends for the successful conduct of the business, to acquire a proprietary interest in DSAC. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant Stock Awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the 2022 Plan is critical in enabling us to grant Stock Awards as an incentive and retention tool as we continue to compete for talent.
Approval of the 2022 Plan by our shareholders is required, among other things, to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2022 Plan.
Description of the 2022 Plan
Set forth below is a summary of the material features of the 2022 Plan. The 2022 Plan is set forth in its entirety as Annex L to this proxy statement/prospectus, and all descriptions of the 2022 Plan contained in this Long-Term Incentive Plan Proposal are qualified by reference to Annex L.
Purpose
The 2022 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.
Types of Stock Awards
The 2022 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), dividend equivalent rights, other stock-based awards and cash-based awards (all such types of awards, collectively, “Stock Awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2022 Plan, the maximum aggregate number of shares of DSAC Common Stock that may be issued under the 2022 Plan will be 20,285,600 shares. Of the 20,285,660 shares of DSAC Common Stock, approximately 4.4 million shares will be used to satisfy vested Converted Options and approximately 5.6 million shares will be used to satisfy unvested Converted Options and Converted RSUs. Additionally, the number of common shares of DSAC reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by the lesser of (i) 3% the total number of shares of DSAC capital stock (e.g., each and every class of common stock of DSAC) outstanding on the immediately preceding December or (ii) 13,523,734 shares of DSAC capital stock; provided, however, that DSAC’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of DSAC Common Stock (the “Share Reserve”). The shares may be authorized, but unissued, or reacquired DSAC Common Stock or from DSAC’s treasury shares. Furthermore, subject to adjustments as set forth in the 2022 Plan, in no event will the maximum aggregate number of shares that may be available for delivery under the 2022 Plan pursuant to incentive stock options exceed the Share Reserve.
Lapsed Awards
The shares underlying any awards under the 2022 Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2022 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2022 Plan. Incentive stock options only may be granted to employees.
Administration
The 2022 Plan will be administered by our board of directors or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Committee”). The Committee may, in its sole discretion, delegate all or part of the Committee’s authority and duties to accommodate any changes in applicable law.
Subject to the terms of the 2022 Plan, the Committee has the authority, in its discretion, to (i) designate participants; (ii) determine the type or types of Stock Awards to be granted to each participant under the 2022 Plan; (iii) determine the number of shares of common stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) awards under the 2022 Plan; (iv) determine the terms and conditions of any Stock Award under the 2022 Plan; (v) determine whether, to what extent, and under what circumstances Stock Awards under the 2022 Plan may be settled or exercised in cash, shares of common stock, other securities, or other Stock Awards under the 2022 Plan, or terminated, forfeited, canceled or suspended, and the method or methods by which Stock Awards under the 2022 Plan may be settled, exercised, terminated, forfeited, canceled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the 2022 Plan and other amounts payable with respect to an award under the 2022 Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the 2022 Plan and any instrument or agreement relating to, or Stock Awards made under, the 2022 Plan; (viii) establish, amend, suspend or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the 2022 Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the 2022 Plan or any Stock Award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the 2022 Plan or Stock Award agreements.
Stock Options
Each stock option will be designated in the Stock Award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for the option holder) or a nonstatutory stock option.

However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The Stock Award agreement will state the term of each stock option. The term will be 10 years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In determining the vesting schedule for an option award, the Committee may impose whatever vesting conditions it determines to be appropriate.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Committee, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
At the time a stock option is granted, the Committee will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Committee will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Committee will determine the acceptable form of consideration at the time of grant.
If a participant ceases to be a service provider other than for “Cause” (as defined in the Stock Award agreement), the participant may exercise his or her stock option within such period of time as is specified in the Stock Award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the Stock Award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her stock option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the 10-day period before an option expires, the option exercise period shall be extended until 10 days beyond the end of the blackout period (but no later than the maximum term of the option.
Stock Appreciation Rights (SARs)
The Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be no less than 100% of the fair market value of the underlying shares of DSAC common stock on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or such other form as the Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Committee. The term of each SAR shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of SARs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of DSAC common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of DSAC common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Committee in the form of cash or shares.
In determining the vesting schedule for restricted stock or RSUs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Shares of restricted stock and RSUs shall be subject to such restrictions as the Committee may establish in the applicable Stock Award agreement (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Prior to the issuance of shares of DSAC common stock or restricted stock pursuant to an Stock Award under the 2022 Plan, a participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the shares of DSAC common stock underlying the Stock Award (unless otherwise provided in the Stock Award agreement for restricted shares).
Other Stock-Based Awards
The Committee is authorized to grant to participants such other Stock Awards under the 2022 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, DSAC shares (including, without limitation, securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the 2022 Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the 2022 Plan and any applicable Stock Award agreement, the Committee shall determine the terms and conditions of such Stock Awards under the 2022 Plan. In determining the vesting schedule for other stock-based awards, the Committee may impose whatever vesting conditions it determines to be appropriate.
Leaves of Absence/Transfer Between Locations
A participant will not cease to be an employee or consultant in the case of  (i) any company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the company, provided that, if an employee is holding an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically become a non-qualified stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy. Also, a participant’s continuous service as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the company or between the company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or director or from a consultant or director to an employee.
Nontransferability of Stock Awards
Unless determined otherwise by the Committee, a Stock Award and rights under a Stock Award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Committee may determine that a participant may, in a manner established by the

Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any Stock Award on the death of the participant.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the 2022 Plan, a Stock Award granted under the 2022 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of DSAC, the outstanding shares of stock are converted into or exchanged for securities of DSAC or any successor entity (or a parent or subsidiary thereof), the Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Plan, the number, class, kind and price of securities covered by each outstanding Stock Award, the repurchase or exercise prices (as applicable) of such Stock Awards, and other value determinations applicable to outstanding Stock Awards.
Corporate Transaction
In the event of  (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger or consolidation of DSAC with any other entity unless: (a) the voting securities of DSAC outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of DSAC or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner (as defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the DSAC representing 50% or more of the combined voting power of the Company’s then outstanding securities, (iii) a transaction pursuant to which any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, or (iv) the stockholders of DSAC approving a plan or proposal for liquidation or dissolution of DSAC, each outstanding Stock Award (vested or unvested) may be assumed or a substantially equivalent Stock Award may be substituted by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority to, among other actions, accelerate vesting of some or all Stock Awards and/or provide that repurchase rights of the company with respect to shares issued pursuant to an Stock Award shall lapse; arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding Stock Awards; terminate all or some Stock Awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements; or make such other modifications, adjustments or amendments to outstanding Stock Awards or the 2022 Plan as the Committee deems necessary or appropriate.
Amendment, Termination and Duration of the 2022 Plan
If approved by our shareholders, the 2022 Plan will continue in effect for a term of 10 years measured from the date of its approval by the board of directors, unless terminated earlier under the terms of the 2022 Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate the 2022 Plan.

U.S. Federal Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences to participants and DSAC with respect to participation in the 2022 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common shares of DSAC acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if the participant does not make such election. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether participant holds the shares for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of the Stock Award; instead, the participant will be taxed upon settlement of the Stock Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant.
Section 409A imposes certain restrictions on deferred compensation arrangements. Stock Awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of Section 409A.
Prior to the delivery of any shares or cash pursuant to a Stock Award (or exercise thereof) or prior to any time the Stock Award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted with respect to such Stock Award.
The Committee may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant.

We will be entitled to a tax deduction in connection with a Stock Award under the 2022 Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to Stock Award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The 2022 Plan does not provide for set benefits or amounts of Stock Awards, and we have not approved any Stock Awards that are conditioned on shareholder approval of the 2022 Plan.
Anticipated Stock Awards to certain of our executive officers to be granted as of the Closing have not been finalized. All other future Stock Awards to executive officers, employees and consultants under the 2022 Plan are discretionary and cannot be determined at this time. Because anticipated Stock Awards to certain of our executive officers to be granted as of the Closing are not calculable as of the date hereof, we have not included them in this proxy statement/prospectus.
Equity Compensation Plan Information
As of December 31, 2021, DSAC did not maintain any equity compensation plans.
Vote Required for Approval
The approval of the Long-Term Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Long-Term Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the Condition Precent Proposals is not approved, the Long-Term Incentive Plan Proposal will have no effect, even if approved by DSAC’s public shareholders.
Registration with the SEC
If the 2022 Plan is approved by our stockholders and becomes effective, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2022 Plan as soon as reasonably practicable thereafter.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the DSAC Merger Corp. 2022 Long-Term Incentive Plan and any form Stock Award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of DSAC’s Board of Directors
THE DSAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2022 PLAN AND LONG-TERM INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DSAC and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, DSAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of DSAC’s Directors and Executive Officers in the Business Combination” for further discussion of these considerations.

THE ESPP PROPOSAL
Overview
In this Proposal No. 8, DSAC is asking its shareholders to approve the Employee Stock Purchase Plan (the “ESPP”). DSAC’s board of directors approved the ESPP on              , 2022, subject to shareholder approval at the special meeting of shareholders. If shareholders approve the ESPP Proposal, the ESPP will become effective upon the consummation of the Business Combination. If the ESPP Proposal is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby DSAC can align the long-term financial interests of its employees with the financial interests of its shareholders by providing the opportunity to purchase shares of DSAC Common Stock. In addition, DSAC’s board of directors believes that the ability to allow its employees to purchase shares of Common Stock of DSAC on favorable terms will help DSAC attract, retain and motivate employees and encourages them to devote their best efforts to DSAC’s business and financial success. Approval of the ESPP by DSAC shareholders will allow DSAC to provide its employees with the opportunity to acquire an ownership interest in DSAC through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of DSAC’s shareholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F. DSAC shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose
The purpose of the ESPP is to provide a means by which eligible employees of DSAC and certain designated companies may be given an opportunity to purchase shares of Common Stock of DSAC following the closing of the Business Combination, to assist DSAC in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for DSAC’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. DSAC intends that options issued under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
The maximum number of shares of Common Stock of DSAC that initially may be issued under the ESPP is 3,267,760 shares. Additionally, the number of shares of Common Stock of DSAC reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including September 1, 2027, by lesser of (i) 1% of the total number of shares of DSAC capital stock (e.g., each and every class of common stock of DSAC) outstanding on the immediately preceding December 31, or (ii) 3,267,760 shares of DSAC Common Stock. provided, however, that DSAC’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of DSAC Common Stock. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP.
The discussion in this section does not give effect to the Exchange Ratio, and shares of Common Stock shall be subject to adjustment in connection with the consummation of the Business Combination.

Administration
The board of directors of DSAC, or a duly authorized committee thereof, will administer the ESPP.
Limitations
DSAC employees, and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided that they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with DSAC or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with DSAC or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the DSAC Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If the ESPP Proposal is approved by the shareholders, and assuming the DSAC board does not adopt any restrictions, all of the U.S. employees (within the meaning of Section 3401(c) of the Code) of FiscalNote (without respect to any waiting periods) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of DSAC stock or (b) to the extent that such rights would accrue at a rate that, when aggregated, exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.
The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock of DSAC will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a common share of DSAC on the first trading day of a new purchase period is less than or equal to the fair market value of a share of Common Stock of DSAC on the first day of the offering period, then that offering will terminate immediately as of the first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately on the first trading day of such new purchase period.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP (e.g., if permitted by DSAC, a beneficiary designation).
Payroll Deductions; Purchase Price
The ESPP permits participants to purchase shares of Common Stock of DSAC through payroll deductions of up to 15% of their compensation (or such lesser percentage determined by the Board prior to the commencement of an offering). Unless otherwise determined by the administrator, the purchase price per share will be at least 85% of the lower of the fair market value of a common share of DSAC on the first day of an offering or on the date of purchase.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to DSAC and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, DSAC will distribute to the employee such employee’s accumulated but unused contributions without interest or earnings (unless otherwise required by applicable law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by DSAC or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, DSAC will distribute to the participant such participant’s accumulated but unused contributions, without interest or earnings (unless required by applicable law).
Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Common Stock of DSAC (rounded down to the nearest whole share) within 10 business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ purchase rights will terminate immediately thereafter.
Amendment and Termination
The board of directors of DSAC has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of DSAC’s shareholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and DSAC with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of shares of Common Stock of DSAC acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Common Stock of DSAC as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short term or long term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of Common Stock of DSAC as if such amounts were actually received. Under the Non-423 Component, a participant will not be taxed at grant and will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by DSAC or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.
Tax Treatment with Respect to DSAC
There are no U.S. federal income tax consequences to DSAC by reason of the grant or exercise of rights under the 423 Component of the ESPP. DSAC is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations). With respect to the grant or exercise of rights under the Non-423 Component, DSAC is entitled to a deduction equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price.
Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, DSAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Required Vote of DSAC Shareholders
The ESPP Proposal requires the affirmative vote of a majority of the issued and outstanding DSAC ordinary shares represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon and who vote at the Special Meeting. Failure to vote by proxy or at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.
The ESPP Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by our public stockholders.
Each of the Sponsor Supporting Shareholders has agreed to vote its shares of DSAC ordinary shares in favor of the ESPP Proposal. See the section titled “Ancillary Agreements Related to the Business Combination Agreement — Sponsor Agreement” for more information.

DSAC’s Board of Directors’ Recommendation
DSAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DSAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the DSAC Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the election of director nominees pursuant to the Director Election Proposal, the Stock Issuance Proposal or the Long-Term Incentive Plan Proposal, or holders of DSAC Class A ordinary shares have elected to redeem an amount of DSAC Class A ordinary shares such that DSAC would have less than $5,000,001 of net tangible assets. Pursuant to the Business Combination Agreement, DSAC has agreed not to adjourn the Special Meeting to a date that is more than 30 days after the originally scheduled date of the Special Meeting (except as otherwise required by applicable law) or later than three business days prior to the date on which the Termination Date occurs. In no event will the DSAC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under DSAC’s existing charter and Cayman Islands law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by DSAC’s shareholders, the DSAC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the election of director nominees pursuant to the Director Election Proposal, the Stock Issuance Proposal or the Long-Term Incentive Plan Proposal, or holders of DSAC Class A ordinary shares have elected to redeem an amount of DSAC Class A ordinary shares such that DSAC would have less than $5,000,001 of net tangible assets. If we do not consummate the Business Combination and fail to complete an initial business combination by November 2, 2022 or a later date approved by our shareholders (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.
Vote Required for Approval
Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor has agreed to vote the Founder Shares and any public shares owned by it in favor of the Adjournment Proposal (if necessary). See “Ancillary Agreements Related to the Business Combination — Sponsor Agreement” for more information.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the DSAC Board
THE DSAC BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of DSAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of

DSAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DSAC’s Directors and Officers and Others in the Business Combination” for further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 present the combination of the financial information of DSAC and FiscalNote after giving effect to the Business Combination, Debt Financing and related adjustments described in the accompanying notes. DSAC and FiscalNote are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the Debt Financing, are referred to herein as “New FiscalNote.”
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination and Debt Financing as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination and Debt Financing as if they were completed on March 31, 2022.
The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of each of DSAC and FiscalNote and the notes thereto, as well as the disclosures contained in the sections titled “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what New FiscalNote’s financial condition or results of operations would have been had the Business Combination and Debt Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New FiscalNote. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed.
The following describes the above entities:
FiscalNote
FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
Duddell
Duddell Street Acquisition Corp. (“DSAC”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. DSAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
As of March 31, 2022, DSAC had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through March 31, 2022 relates to DSAC’s formation and the initial public offering (the “Initial Public Offering”) and its search for an initial business combination, which is described below.

Description of the Business Combination
On November 7, 2021, DSAC entered into the Business Combination Agreement with FiscalNote, as amended by the First Amendment on May 9, 2022. DSAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware. Immediately prior to the Closing, each share of FiscalNote preferred stock outstanding immediately prior to Recapitalization shall be converted into, exchanged for or otherwise replaced with a number of shares of FiscalNote Class A common stock equal to the number of shares of FiscalNote common stock into which such shares of FiscalNote Preferred Stock would have been convertible immediately prior to the Recapitalization. Further, all of the FiscalNote Convertible Notes outstanding and unexercised immediately prior to the Effective Time will, at the option of the Company Noteholder, automatically will be assumed by DSAC and shall be converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock. FiscalNote anticipates that all FiscalNote Convertible Notes will convert immediately prior to the Closing. On the Closing Date, (i) DSAC will acquire all of the issued and outstanding shares of FiscalNote common stock by effecting a merger of a wholly owned subsidiary with and into FiscalNote; (ii) the shareholders of FiscalNote will be entitled to receive, in exchange for each share of FiscalNote common stock, an aggregate of (a) 96.0 million shares of New FiscalNote common stock and (b) the FiscalNote Earnout Shares dependent upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote Common Stock after the Closing Date; (iii) the holders of unexercised FiscalNote options will be entitled to receive (a) 10.3 million options to acquire New FiscalNote common stock and (b) either FiscalNote Earnout RSUs for unvested options or Earnout Shares for vested options, which will be subject to forfeiture and settle upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote common stock (such FiscalNote Earnout RSUs to be subject to the same vesting criteria as the underlying options); and (iv) Merger Sub will merge with and into FiscalNote, whereupon the separate existence of Merger Sub will cease and FiscalNote will be the surviving corporation and a wholly owned subsidiary of DSAC.
Pursuant to the terms of the Business Combination Agreement, DSAC has agreed to acquire all of the equity interests from FiscalNote for $1.0 billion plus the aggregate exercise price payable with respect to each Vested Company Option and Company Warrant estimated to be $11.0 million. Consideration shall consist of 87.8 million shares of Class A Common Stock, 8.2 million shares of Class B Common Stock and 10.3 million shares reserved for vested and unvested options. Each share of Class A Common stock will carry one vote per share while the Class B Common Stock issued to FiscalNote Co-Founders Timothy Hwang and Gerald Yao will carry twenty-five (25) votes per share, giving them approximately 63.1% of the outstanding voting power of New FiscalNote. See “Risk Factors — Risks Related to the Ownership of New FiscalNote’s Class A Common Stock — Immediately following the consummation of the Business Combination, only our Co-Founders will be entitled to hold shares of New FiscalNote Class B common stock, which shares will have twenty-give (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.” The Class A and Class B Common Stock have identical economic rights to earnings. FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote, has entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with Closing, to FiscalNote, Inc., which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote, Inc. and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The unaudited pro forma condensed combined financial information contained herein assumes that DSAC’s shareholders approve the Business Combination. DSAC’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. DSAC cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. While the DSAC shareholders currently have the right to redeem their shares for cash, DSAC has entered into an agreement to backstop up to $175.0 million in proceeds from the sale of up to 17.5 million shares of Class A Common Stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing (the “Backstop Agreement”). As a result, there will be no material differences to the unaudited pro forma condensed combined financial information regardless of the extent to which DSAC’s shareholders exercise their redemption rights. The unaudited pro forma condensed combined balance sheet and statements of operations have, therefore, been presented under a combined “no redemption” and a “maximum redemption” scenario. The no redemption and maximum redemption scenarios, as described in further detail below, will produce different shareholder capitalizations of New FiscalNote equity. Under both scenarios, FiscalNote is considered the accounting acquirer, as further discussed in Note 1, Basis of Pro Forma Presentation, of the unaudited pro forma condensed combined financial statements.
The historical financial information of DSAC and FiscalNote have been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the Debt Financing and (2) factually supportable. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the Debt Financing and certain other transaction adjustments such as the uses of proceeds.
The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP because FiscalNote has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and the maximum redemption scenarios:
•
the pre-combination equity holders of FiscalNote will hold the majority of voting rights in New FiscalNote;

•
the pre-combination equity holders of FiscalNote will have the right to appoint the majority of the directors on the New FiscalNote Board;

•
FiscalNote management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations of New FiscalNote;

•
the post-combination company assuming the FiscalNote name;

•
New FiscalNote maintaining the pre-existing FiscalNote headquarters; and

•
the operations of FiscalNote will comprise the ongoing operations of New FiscalNote.

Under the reverse recapitalization model, for accounting purposes the Business Combination will be treated as FiscalNote issuing equity for the net assets of DSAC, accompanied by a recapitalization with no goodwill or intangible assets recorded and the financial statements of New FiscalNote will represent a continuation of the financial statements of FiscalNote.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of DSAC’s Class A Ordinary Shares into cash:
•
Assuming No Redemptions:   This presentation assumes that no DSAC shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions Subject to Backstop:   This scenario assumes that DSAC shareholders unaffiliated with the Sponsor will redeem approximately 13.5 million shares of their DSAC Class A Ordinary Shares for an aggregate redemption payment of $135 million. In the Backstop Agreement, DSAC has negotiated that the total number of shares redeemed by DSAC Class A shareholders will be purchased by its current sponsors. As such, the pro forma combined balance sheet and income statement under the maximum redemption’s scenario is not materially different from the no redemption scenario. The only difference between the maximum redemptions scenario and the no redemptions scenario is the ownership the initial shareholders have in New FiscalNote’s common stock. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
For an illustrative example assuming a 50% redemption scenario, see “Ownership Summary.”
The following summarizes the pro forma New FiscalNote Common Shares outstanding under the no redemption and maximum redemption scenarios:
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
DSAC Shareholders
Public shares owned by public shareholders	13,500,000	10.6%	—	—
Bonus Shares owned by public shareholders(1)	7,714,000	6.1%	—	—
Public shares owned by the Sponsor(2)	4,000,000	3.1%	17,500,000	13.7%
Bonus Shares owned by the Sponsor(3)	2,286,000	1.8%	10,000,000	7.8%
Initial shares	4,375,000	3.4%	4,375,000	3.4%
FiscalNote Stockholders
Class A Shares(4)(5)	87,752,044	68.7%	87,752,044	68.7%
Class B Shares(6)	8,179,624	6.4%	8,179,624	6.4%
Total	127,806,668	100.0%	127,806,668	100.0%

(1)
Under the “Assuming No Redemptions” scenario, includes 7,714,000 Bonus Shares.

(2)
Under the “Assuming No Redemptions” scenario, includes 4,000,000 DSAC Class A ordinary shares the holders of which have agreed to waive their redemption rights thereto.

(3)
Under the "Assuming No Redemptions" scenario, includes 2,286,000 Bonus Shares held by the Sponsor and its affiliates, including the Backstop Parties. Under the “Assuming Maximum Redemptions” scenario, reflects New DSAC Class A Common Stock shares purchased at the Closing (as defined in the Backstop Agreement) to backstop redemptions and 10,000,000 Bonus Shares held by the Sponsor and its affiliates, including the Backstop Parties.

(4)
Amount excludes approximately 10.3 million of Vested FiscalNote Options and Unvested FiscalNote Options expected to be outstanding as of the Closing Date. The actual number of outstanding shares of New FiscalNote common stock held by former FiscalNote equity holders at Closing will vary depending on the number of FiscalNote options that remain unexercised prior to Closing. Below is a summary of the estimated New FiscalNote Shares that are expected to be outstanding at Closing:

	Shares of FiscalNote	Exchange Ratio	Shares of New FiscalNote*
FiscalNote common stock converted to New FiscalNote Class A Shares	8,563,050	1.17	10,027,897
FiscalNote preferred shares	40,096,889	1.17	46,956,104
FiscalNote options and RSUs	4,000,699	1.17	4,685,083
FiscalNote warrants	482,504	1.17	565,044
FiscalNote shares from convertible debt(a)	25,791,031	1.17	30,203,000
Fully diluted Class A FiscalNote shares outstanding at Closing	78,934,173	1.17	92,437,127
Less: FiscalNote options and RSUs outstanding	(4,000,699)	1.17	(4,685,083)
Class A Common Stock of New FiscalNote issued to FiscalNote Stockholders	74,933,474	1.17	87,752,044
Class B Common Stock of New FiscalNote issued to FiscalNote	6,984,768	1.17	8,179,624

*
Share amounts may not sum due to rounding.

(a)
consists of approximately 17.1 million FiscalNote common shares issued to holders of convertible notes, 6.5 million FiscalNote common shares issued to the holder of the unpaid promissory note and 2.0 million FiscalNote common shares issued to the holders of convertible notes related to acquisitions as discussed in Notes 3g, 3h and 3j to the pro forma information below.

(5)
Funds affiliated with the Sponsor hold convertible notes in FiscalNote that will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to the Closing and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with the Closing.

(6)
The New FiscalNote Class B common stock to be issued to Tim Hwang and Gerald Yao will entitle the holders to twenty‑five (25) votes per share until the earlier of (a) transfer by the New FiscalNote Class B Holders to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the New FiscalNote Class B Holders, (b) the death or incapacity of the New FiscalNote Class B Holder, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.

The figures in the table above are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are derived from, and should be read in conjunction with, the following historical financial statements of DSAC and FiscalNote and the accompanying notes thereof, which are included elsewhere in this proxy statement/prospectus:
•
DSAC’s unaudited financial statements and related notes as of and for the three months ended March 31, 2022.

•
DSAC’s audited financial statements and related notes for the year ended December 31, 2021.

•
FiscalNote’s audited consolidated financial statements and related notes for the year ended December 31, 2021.

•
FiscalNote’s unaudited consolidated financial statements and related notes as of and for the three months ended March 31, 2022.

•
DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•
FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments do not consider borrowings and financings that may occur subsequent to March 31, 2022, nor do they reflect anticipated financings that may occur in the normal course of business. Actual financings subsequent to March 31, 2022 and anticipated financings in the normal course of business may be reflected in the uses within the “Sources and Uses” section included elsewhere in this proxy statement/prospectus or within other marketing materials. Refer to the “Sources and Uses” section for more information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2022
(Amounts in thousands of U.S. dollars, except per share data)
	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption and Maximum Redemptions)	Note	Combined Pro Forma (Assuming No Redemptions and Maximum Redemptions)
Current Assets
Cash and cash equivalents	$213	$39,684	$175,124	3a	$113,127
			75,000	3b
			(50,000)	3h
			(55,420)	3i
			(7,410)	3k
			(15,000)	3o
			(33,897)	3l
			(15,167)	3n
Restricted cash	—	840	—		840
Accounts receivable, net	—	14,818	—		14,818
Costs capitalized to obtain revenue contracts, net	—	2,262	—		2,262
Deferred costs	—	4,067	—		4,067
Prepaid expenses and other current assets	354	6,705	(1,178)	3l	5,881
Total current assets	567	68,376	72,052		140,995
Property and equipment, net	—	7,462	—		7,462
Capitalized software costs, net	—	8,841	—		8,841
Noncurrent costs capitalized to obtain revenue contracts, net	—	3,814	—		3,814
Operating lease assets	—	24,155	—		24,155
Goodwill	—	188,707	—		188,707
Customer relationships, net	—	59,939	—		59,939
Database, net	—	21,838	—		21,838
Intangible assets, net	—	32,211	—		32,211
Investments and cash held in Trust Account	175,124	—	(175,124)	3a	—
Total assets	$175,691	$415,343	$(103,072)		$487,962
Liabilities, temporary equity and stockholders’ equity (deficit)
Short-term debt and current maturities of long-term debt	$—	$18,067	$(18,067)	3b	$—
Accounts payable	1,811	1,970	—		3,781
Accrued payroll	—	4,860	—		4,860
Accrued expenses	3,973	6,886	—		10,859
Deferred revenue, current portion	—	40,700	—		40,700
Customer deposits	—	1,720	—		1,720
Contingent liabilities from acquisitions, current portion	—	1,118	—		1,118
Operating lease liabilities, current portion	—	10,455	—		10,455
Other current liabilities	302	4,297	—		4,599
Total current liabilities	6,086	90,073	(18,067)		78,092
Long-term debt	—	328,709	(100,507)	3g	150,333
			(85,587)	3h
			(55,324)	3i
			(9,450)	3j
			(5,732)	3k
			(14,173)	3o
			(57,603)	3b
			150,000	3b
Convertible notes – related parties	—	18,945	(18,945)	3p	—
Deferred tax liabilities	—	3,118	—		3,118
Deferred revenue, net of current portion	—	902	—		902

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption and Maximum Redemptions)	Note	Combined Pro Forma (Assuming No Redemptions and Maximum Redemptions)
Deferred rent	—	—	—		—
Contingent liabilities from acquisitions, net of current portion	—	2,666	—		2,666
Sublease loss liability, noncurrent portion	—	—	—		—
Lease incentive liability, net of current portion	—	—	—		—
Operating lease liabilities, net of current portion	—	30,101	—		30,101
Deferred underwriting commissions	6,125	—	(6,125)	3l	—
Derivative warrant liabilities	10,553	—	—		10,553
Other noncurrent liabilities	—	1,449	—		1,449
Total liabilities	22,764	475,963	(221,513)		277,214
Commitments and Contingencies
Class A ordinary shares; 17,500,000 shares subject to possible redemption at $10.00 per share at September 30, 2021	175,000	—	(175,000)	3d	—
Redeemable, convertible preferred stock	—	440,821	(440,821)	3f	—
Stockholders’ equity (deficit)
Common stock	—	—	—		—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2021	—	—	—		—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; none issued and outstanding at September 30, 2021	—	—	—	3b	12
			—	3c
			3	3d
			9	3m
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at September 30, 2021	—	—	—	3c	1
			1	3m
Additional paid-in capital	—	—	174,997	3d	763,313
			(22,073)	3e
			440,821	3f
			127,653	3g
			41,899	3h
			9,531	3j
			18,945	3p
			(28,450)	3l
			(10)	3m
Accumulated other comprehensive loss	—	(546)	—		(546)
Accumulated deficit	(22,073)	(500,895)	22,073	3e	(552,032)
			(27,146)	3g
			(6,312)	3h
			(96)	3i
			(81)	3j
			(1,678)	3k
			(827)	3o
			670	3b
			(500)	3l
			(15,167)	3n
Total Stockholders’ equity (deficit)	(22,073)	(501,441)	734,262		210,748
Liabilities, temporary equity and stockholders’ equity (deficit)	$175,691	$415,343	$(103,072)		$487,962

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2022
(Amounts in thousands of U.S. dollars, except per share data)
	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Adjustments (Assuming No Redemption and Maximum Redemptions)	Note	Combined Pro Forma (Assuming No Redemptions and Maximum Redemptions)
Revenues
Subscription	$—	$22,779	$—		$22,779
Advisory, advertising, and other	—	3,292	—		3,292
Total revenues	—	26,071	—		26,071
Operating expenses:
Cost of revenues	—	7,170	—		7,170
Research and development	—	6,018	—		6,018
Sales and marketing	—	9,497	—		9,497
Editorial	—	3,676	—		3,676
General and administrative	1,922	10,557	587	4d	13,066
Amortization of intangible assets	—	2,608	—		2,608
Transaction gains	—	(1,045)	—		(1,045)
Total operating expenses	1,922	38,481	587		40,990
Operating loss	(1,922)	(12,410)	(587)		(14,919)
Interest expense, net	—	(22,523)	22,523	4b	(3,750)
			(3,750)	4i	—
Change in fair value of warrant and derivative liabilities	9,135	(1,338)	1,338	4c	9,135
Gain on PPP loan upon extinguishment	—	7,667	—		7,667
Other expense	—	(121)	—		(121)
Interest earned on investments held in Trust Account	23	—	(23)	4a	—
Net loss before income taxes and loss on equity method investment	7,236	(28,725)	19,501		(1,988)
Benefit for income taxes	—	374	—	4h	374
Net loss	7,236	(28,351)	19,501		(1,614)
Other comprehensive loss, net of tax	—	85	—		85
Total comprehensive loss	$7,236	$(28,266)	$19,501		$(1,529)
Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$0.33
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	15,802,078			127,806,668
Basic and diluted net loss per share, ordinary shares	$0.33	$(1.26)			$(0.01)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2021
(Amounts in thousands of U.S. dollars, except per share data)
	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Adjustments (Assuming No Redemption and Maximum Redemptions)	Note	Combined Pro Forma (Assuming No Redemptions and Maximum Redemptions)
Revenues:
Subscription	$—	$74,002	$—		$74,002
Advisory, advertising, and other	—	8,910	—		8,910
Total revenues	—	82,912	—		82,912
Operating expenses:
Cost of revenues	—	21,802	—		21,802
Research and development	—	24,017	—		24,017
Sales and marketing	—	29,676	—		29,676
Editorial	—	14,634	—		14,634
General and administrative	5,940	32,491	7,532	4d	46,463
			500	4g
Amortization of intangible assets	—	9,359	—		9,359
Loss on sublease	—	1,817	—		1,817
Transaction costs	—	4,698	—		4,698
Total operating expenses	5,940	138,494	8,032		152,466
Operating loss	(5,940)	(55,582)	(8,032)		(69,554)
Interest expense, net	—	(64,800)	64,800	4b	(65,637)
			(35,470)	4e
			(15,167)	4f
			(15,000)	4i
Change in fair value of warrant and derivative liabilities	2,213	3,405	(3,405)	4c	2,213
Financing cost – derivative warrant liabilities	—	—	—		—
Other expense, net	—	(333)	—		(333)
Interest earned on investments held in Trust Account	71	—	(71)	4a	—
Net loss before income taxes	(3,656)	(117,310)	(12,345)		(133,311)
Benefit for income taxes	—	(7,889)	—	4h	(7,889)
Net loss	(3,656)	(109,421)	(12,345)		(125,422)
Other comprehensive loss, net of tax	—	(568)	—		(568)
Total comprehensive loss	$(3,656)	$(109,989)	$(12,345)		$(125,990)
Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$(0.17)
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	13,061,380			127,806,668
Basic and diluted net loss per share, ordinary shares	$(0.17)	$(23.50)			$(0.98)

Note 1.   Basis of Pro Forma Presentation
The business combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under the guidance in ASC 805, DSAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of New FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of FiscalNote.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the business combination and related transactions occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 reflects the pro forma effect of the business combination and related transactions as if they had been completed on January 1, 2021. These periods are presented on the basis of FiscalNote as the accounting acquirer.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that DSAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DSAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited consolidated financial statements and notes thereto of each of DSAC and FiscalNote as of and for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DSAC has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information.
There were no intercompany balances or transactions between DSAC and FiscalNote as of the date and for the periods of these unaudited pro forma condensed combined financial statements.
Note 2.   Accounting Policies
Upon consummation of the business combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified differences that would have an impact on the unaudited pro forma condensed combined financial information.
The income tax effects of any pro forma adjustments do not appear within the unaudited pro forma condensed combined financial statements as any change in the tax benefit would have a corresponding impact on the deferred tax balance, which would be offset by an increase in the valuation allowance given that FiscalNote incurred significant losses during the historical periods presented.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of DSAC’s ordinary shares outstanding, assuming the Business Combination, and related transactions occurred on January 1, 2021.
Note 3.   Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:
a)
Reflects the reclassification of cash and cash equivalents held in DSAC’s Trust Account that becomes available for transaction expenses, redemption of public shares, and the operating activities following the Business Combination.

b)
Reflects net proceeds from the Debt Financing (based on debt outstanding as of March 31, 2022 under the First Out Term Loan) of $75.0 million as well as the corresponding modification of the existing $75.7 million of current notes held by FiscalNote. $18.1 million of short-term debt and $57.6 million of long-term debt were treated as extinguished with $0.7 million of deferred financing costs being expensed.

c)
Represents the conversion of DSAC Class B ordinary shares to DSAC Class A ordinary shares immediately prior to the Business Combination.

d)
Represents the reclassification of DSAC Class A ordinary shares subject to possible redemption and presented as temporary equity to permanent equity assuming no redemptions (and maximum redemptions due to the backstop by the Sponsors).

e)
Reflects the elimination of DSAC’s accumulated deficit.

f)
Reflects the conversion of $440.8 million of FiscalNote redeemable, convertible preferred stock (Classes A through Class G) into approximately 46.9 million shares of FiscalNote Class A common stock immediately prior to the Business Combination.

g)
Reflects the conversion of $127.7 million in aggregate outstanding principal amount of FiscalNote convertible notes into approximately 17.1 million shares of FiscalNote Class A common stock immediately prior to the Business Combination as well as the settlement of the related embedded derivatives and discounts in the amount of $27.1 million. This assumes that all convertible noteholders convert their notes into shares of New FiscalNote Class A common stock, as expected. 95% of the outstanding convertible notes, representing approximately 88% of the aggregate principal balance of the outstanding convertible notes, have executed agreements confirming, among other matters, that the closing of the Business Combination will constitute an automatic conversion event under such notes. For the remaining 5% of outstanding convertible notes not covered by such an agreement, we have assumed for pro forma purposes that the holders thereof either will execute such an agreement or exercise their optional conversion right prior to the closing of the Business Combination, as such holders have no economic incentive to allow the notes to continue as outstanding debt or to exercise their optional conversion right after the closing of the Business Combination. Any convertible notes not converted to shares of New FiscalNote

Class A common stock will be converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock.
h)
Reflects $50.0 million payment to the holder of FiscalNote’s senior secured promissory note with the remaining $41.9 million of principal being converted into approximately 6.5 million shares of FiscalNote Class A common stock immediately prior to the Business Combination and further convert into approximately 7.6 million shares of New FiscalNote Class A common stock in connection with the Closing, as well as the elimination of the related embedded derivatives and discounts.

i)
Reflects the full paydown of $55.4 million of FiscalNote’s Last out term loan immediately prior to the Business Combination. FiscalNote’s First Out Term Loan will not be repaid at the closing date of the Business Combination.

j)
Reflects the conversion of $9.5 million in aggregate outstanding principal amount of convertible notes related to acquisitions made by FiscalNote during 2021 into approximately 2.0 million shares of FiscalNote Class A common stock immediately prior to the Business Combination as well as the elimination of the related embedded derivatives and premiums.

k)
Reflects paydown of $7.4 million of FiscalNote’s term loans related to acquisitions made during 2021.

l)
Reflects the payment and reclassification of DSAC and FiscalNote transaction costs of approximately $35.1 million, expected to be incurred related to the closing of the Business Combination. Of that amount, $6.1 million relates to the cash settlement of deferred underwriter compensation incurred as part of DSAC’s IPO to be paid upon the consummation of a Business Combination. The remaining transaction costs of $27.8 million include direct and incremental costs, such as legal, third party advisory, investment banking and other miscellaneous fees. Also includes $1.2 million of costs capitalized by FiscalNote within its historical financial statements. Transaction costs not determined to be direct and incremental have been recorded through Accumulated Deficit and will be expensed as incurred.

m)
Reflects the issuance of 87.8 million shares of New FiscalNote Class A common stock, $0.0001 par value, to FiscalNote shareholders and 8.2 million shares of New FiscalNote Class B common stock to FiscalNote Co-Founders Timothy Hwang and Gerald Yao as consideration for the Business Combination. The New FiscalNote Class B common stock will be entitled to twenty‑five (25) votes per share and will allow the holders to exercise control over New FiscalNote with approximately 63.1% of the outstanding voting power.

n)
Reflects the payment of prepayment fees required to be paid in connection with the senior term loan paydown discussed in Note 4i.

o)
Reflects the paydown of $15.0 million of FiscalNote’s subordinated promissory notes.

p)
Reflects the conversion of $18.9 million in aggregate outstanding principal amount of convertible notes — related party into 2.7 million shares of FiscalNote Class A common stock as well as the elimination of the related embedded derivatives and premiums. Pursuant to the terms of the convertible notes this conversion will occur immediately subsequent to the closing of the Transactions.

Note 4.   Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021, are as follows:
a)
Represents the elimination of interest income on DSAC’s Trust Account for the three months ended March 31, 2022 and the year ended December 31, 2021.

b)
Represents the elimination of the historical interest expense associated with FiscalNote’s convertible notes, senior secured notes, and certain term loans which will either convert to FiscalNote

Class A Common Stock or be paid down immediately prior to the closing of the Business Combination. Refer to Notes 3f through 3l for more information.
c)
Represents the elimination of the income statement impact of the change in the fair value of the embedded derivatives related to the FiscalNote convertible notes and senior secured promissory note as discussed further in Notes 3g and 3h.

d)
Reflects $0.6 and $7.5 million of compensation cost related to certain performance-based stock options that will vest immediately upon a successful listing of FiscalNote shares as well as compensation expense associated with the Earnout RSUs that could be earned by unvested FiscalNote stock option holders as of the date of the Business Combination for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively. The Earnout RSUs will be treated as new market-based stock option awards that are based upon the Triggering Event prices and will be accounted for under ASC 718 — Share Based Payments. These awards result in an expense as the vesting conditions will require future service through the Triggering Event for all unvested options and the later of the Triggering Event or the service vesting requirements of the underlying unvested options for issuance of the Earnout RSUs.

e)
Reflects the immediate expense of FiscalNote’s deferred financing costs and premium/discount related to debt that was paid down and/or converted to FiscalNote Class A Common Stock. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

f)
Reflects prepayment fees required to be paid in connection with the senior term loan paydown discussed in Note 3i. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

g)
Reflects estimated transaction costs that will be expensed on the Closing Date as they are not considered to be direct and incremental to the Transaction. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

h)
Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as FiscalNote has historically been in a net loss position. Any tax benefit in the period would have a corresponding deferred tax impact to the period which would offset and therefore has recorded no net income tax expense.

i)
Reflects the incremental expense from the aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote’s existing senior credit facility, which will be refinanced under the new facility on amended terms) from the Debt Financing referenced in Note 3b. The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. A one-eighth percent change in the assumed interest rate associated with the Debt Financing would result in additional annual interest expense (if the interest rate increases) or a reduction (if the interest rate decreases) to annual interest expense of approximately $0.6 million or a quarterly interest expense of approximately $0.2 million.

Note 5.   Loss Per Share
Pro Forma Weighted Average Shares (Basic and Diluted)
The following pro forma weighted average share calculation has been prepared for the three months ended March 31, 2022 and the year ended December 31, 2021. The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.
Prior to the Business Combination, DSAC had two classes of shares: Class A Ordinary Shares and Class B Ordinary Shares. The Class B Ordinary Shares are held by the Sponsor and directors. Prior to the closing of the Business Combination and in connection of the redomestication of DSAC, DSAC will adopt a new charter whereby, each currently issued and outstanding DSAC Class B Ordinary Share will automatically convert on a one-for-one basis into DSAC Class A Ordinary Shares. Each currently issued and outstanding DSAC Class A ordinary share will thereafter be renamed, and will have the same rights and restrictions attached to the New FiscalNote Class A common stock. New FiscalNote will also issue Class B common stock to Messrs. Hwang and Yao in exchange for their current FiscalNote Class A common stock, which will carry a 25:1 voting right. Both classes of New FiscalNote common stock have the same interest in the earnings of New FiscalNote. As such, they have been considered together for purposes of the per share calculations below.
As of March 31, 2022, DSAC has 8.8 million outstanding public warrants sold during its initial public offering and 7.0 million warrants sold in two private placements, resulting in warrants to purchase an aggregate of 15.8 million DSAC Class A Ordinary Shares following the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of DSAC’s Class A Ordinary Shares. These warrants are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period. Additionally, FiscalNote will have potentially dilutive securities in the form of options, earnout shares and RSUs which will all be considered antidilutive due to losses of FiscalNote. As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.
	For the three months ended March 31, 2022	For the year ended December 31, 2021
	Pro Forma Combined (Assuming No Redemption and Maximum Redemption)	Pro Forma Combined (Assuming No Redemption and Maximum Redemption)
Pro forma net loss attributable to common shareholders – basic and diluted	$(1,614)	$(125,422)
Weighted average shares outstanding – basic and diluted	$127,806,668	127,806,668
Pro Forma Loss Per Share – basic and diluted	$(0.01)	$(0.98)
Pro Forma Weighted Average Shares – Basic and Diluted
Public shares	27,500,000	27,500,000
Initial shares	4,375,000	4,375,000
Class A Shares	87,752,044	87,752,044
Class B Shares	8,179,624	8,179,624
Total Pro Forma Weighted Average Shares – basic and diluted	127,806,668	127,806,668

OTHER INFORMATION RELATED TO DSAC
Introduction
DSAC is a blank check company incorporated on August 28, 2020 as a Cayman Islands exempted company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement, DSAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.
IPO
DSAC has neither engaged in any operations nor generated any revenue to date. Based on DSAC’s business activities, DSAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On November 2, 2020, DSAC completed the IPO of 17,500,000 units at a price of $10.00 per unit, with each unit consisting of one Class A Ordinary Share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50, raising total gross proceeds of approximately $175,000,000. Since the IPO, DSAC’s activity has been limited to the search and evaluation of business combination candidates. Substantially concurrently with the completion of the IPO, DSAC consummated the sale of 5,500,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $5,500,000. The private placement warrants are identical to the warrants included in the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by DSAC, (ii) they (including the shares of Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after DSAC completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.
Upon the closing of the IPO and the private placement warrants, $175,000,000 was placed in a Trust Account maintained by Continental, acting as trustee. Except for the withdrawal of interest to pay taxes, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the Class A Ordinary Shares included in the units sold in the IPO (the “public shares”) properly submitted in connection with a shareholder vote to amend the Company’s Amended Charter (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if it does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) the redemption of the Company’s public shares if it is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of March 31, 2022, there was $175,124,335 in investments and cash held in the Trust Account.
Fair Market Value of FiscalNote’s Business
DSAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. DSAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The DSAC Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, DSAC must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to redeem their public shares, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the DSAC shareholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Arrangements in Connection with Shareholder Meeting
In connection with the IPO, DSAC’s Sponsor, directors and executive officers at the time of its IPO entered into the DSAC Letter Agreement to vote their shares in favor of the Business Combination Proposal and DSAC also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, DSAC’s Sponsor and directors own approximately 38% of the total outstanding DSAC Shares.
Liquidation if No Business Combination
DSAC has until November 2, 2022 to complete an initial business combination unless an extension if approved by DSAC’s shareholders pursuant to the Current Charter. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Current Charter), DSAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DSAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if DSAC fails to complete its initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders pursuant to the Current Charter.
The Sponsor, officers and directors have entered into the DSAC Letter Agreement with DSAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if DSAC fails to complete its initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders pursuant to the Current Charter. However, if the Sponsor or management team acquires public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if DSAC fails to complete its initial business combination by November 2, 2022 or a later date approved by DSAC’s shareholders pursuant to the Current Charter.
The Sponsor, officers and directors have agreed, pursuant to the DSAC Letter Agreement, that they will not propose any amendment to the Current Charter (A) to modify the substance or timing of DSAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if DSAC does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless DSAC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account less taxes payable, divided by the number of then outstanding public shares. However, DSAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after the redemption. If this optional redemption right is exercised with respect to an excessive number of public shares such that DSAC cannot satisfy the net tangible asset requirement, DSAC would not proceed with the amendment or the related redemption of its public shares at such time.

DSAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account, although DSAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, DSAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If DSAC was to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of DSAC’s creditors which would have higher priority than the claims of its public shareholders. DSAC cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While DSAC intends to pay such amounts, if any, DSAC cannot assure you that DSAC will have funds sufficient to pay or provide for all creditors’ claims.
Although DSAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with DSAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DSAC management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of DSAC under the circumstances. Examples of possible instances where DSAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, DSAC’s independent registered public accounting firm, and the underwriters of the IPO have not executed agreements with DSAC waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DSAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DSAC if and to the extent any claims by a third party for services rendered or products sold to DSAC, or a prospective target business with which DSAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, DSAC has not asked its sponsor to reserve for such indemnification obligations, nor has it independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations, and DSAC believes that its sponsor’s only assets are securities of DSAC. Therefore, DSAC cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for DSAC’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, DSAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of DSAC’s officers or directors will indemnify DSAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DSAC’s independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While DSAC currently expect that our independent directors would take legal action on its behalf against DSAC’s sponsor to enforce the Sponsor’s indemnification obligations to DSAC, it is possible that DSAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, DSAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share. DSAC will seek to reduce the possibility the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which DSAC does business execute agreements with DSAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
If DSAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against DSAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of DSAC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, DSAC cannot assure you it will be able to return $10.00 per share to its public shareholders. Additionally, if DSAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against DSAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by DSAC’s shareholders. Furthermore, DSAC directors may be viewed as having breached their fiduciary duties to DSAC or DSAC’s creditors and/or may have acted in bad faith, and thereby exposing themselves and DSAC to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
DSAC’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if DSAC does not complete its initial business combination within the completion window set forth under the Current Charter or as otherwise approved by its shareholders, (ii) in connection with a shareholder vote to amend the Current Charter (A) to modify the substance or timing of DSAC’s obligation to allow redemption in connection with DSAC’s initial business combination or to redeem 100% of DSAC’s public shares if it does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of its initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event DSAC seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to DSAC for an applicable pro rata share of the Trust Account, which holds the proceeds of DSAC’s IPO, calculated as of two business days prior the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to DSAC to pay taxes. Such shareholder must have also exercised its redemption rights described above. These provisions of DSAC’s Current Charter, like all provisions of DSAC’s Current Charter, may be amended with a shareholder vote.
Properties
DSAC currently utilizes office space at 8/F Printing House, 6 Duddell Street, Hong Kong as DSAC’s executive offices, which are provided by the Sponsor and the members of DSAC’s management team at no costs. DSAC considers its current office space adequate for its current operations.

Employees
DSAC has three executive officers. These individuals are not obligated to devote any specific number of hours to DSAC’s matters but they intend to devote as much of their time as they deem necessary to DSAC’s affairs until we have completed DSAC’s initial business combination. DSAC does not intend to have any full-time employees prior to the completion of the initial business combination.
Directors and Executive Officers
DSAC’s directors and executive officers are as follows:
Name	Age	Position
Manoj Jain	43	Chief Executive Officer, Co-Chief Investment Officer and Chairman of the Board of Directors
Sohit Khurana	49	President, Chief Risk Officer and Director
Allan Finnerty	49	Chief Financial Officer
Marc Holtzman	62	Director
Bradford Allen	65	Director
Manoj Jain, DSAC’s co-chief investment officer, chief executive officer and chairman of DSAC’s board of directors, is the co-chief investment officer and co-founder of Maso Capital. Prior to founding Maso Capital in 2013, Mr. Jain spent nine years at Och-Ziff Capital Management Limited, a leading multi-strategy investment firm, where he was a Managing Director in the Hong Kong office. At Och-Ziff, Mr. Jain was focused on Asia merger arbitrage, event driven and capital markets. Prior to moving to Hong Kong, Mr. Jain was a generalist analyst focused on event driven and arbitrage at Och-Ziff in New York. Prior to Och-Ziff, Mr. Jain was an analyst in Mergers & Acquisitions at Credit Suisse First Boston in New York. Mr. Jain holds a M.A. in Management Studies from Cambridge University, U.K. DSAC believes that Mr. Jain is well qualified to serve on the DSAC Board because of his experience with Maso Capital.
Sohit Khurana, DSAC’s co-chief investment officer, president, chief risk officer and a member of DSAC’s board of directors, is the co-chief investment officer and co-founder of Maso Capital. Prior to founding Maso Capital in 2013, Mr. Khurana spent five years at Och-Ziff Capital Management Limited, a leading multi-strategy investment firm, where he was a Managing Director in the Hong Kong office. At Och-Ziff, Mr. Khurana was co-portfolio manager of the Asian convertible bond portfolio. He managed the Asia flow credit business and was responsible for macro hedging in Asia. Prior to Och-Ziff, Mr. Khurana spent five years trading European Asset and Mortgage Backed Securities on both the sell side (Deutsche Bank) and buy side (Cambridge Place Investment Management). Prior experience includes derivative structuring at Merrill Lynch and Deutsche Bank. Mr. Khurana holds a B.Sc.(Econ.) in Economics from London School of Economics and an M.B.A. from Duke University. DSAC believes that Mr. Khurana is well qualified to serve on the DSAC Board because of his prior leadership and officer positions.
Allan Finnerty, DSAC’s chief financial officer, is the chief operating officer and co-founder of Maso Capital. Prior to founding Maso Capital in 2013, Mr. Finnerty was Chief Financial Officer (Asia) of Mount Kellett Capital Management responsible for all financial and operational functions in Asia. Prior to Mount Kellett Capital Management, Mr. Finnerty spent a total of 11 years at Morgan Stanley and Goldman Sachs in finance and operational roles in Europe and Asia. Mr. Finnerty holds a BComm from the National University of Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland. DSAC believes that Mr. Finnerty is well qualified to serve on the DSAC Board because of his prior leadership and officer positions.
Marc Holtzman has served as a member of DSAC’s board of directors since the IPO. Mr. Holtzman currently serves as the Chairman of Bank of Kigali, Rwanda’s largest financial institution, and the Chairman of CBZ holdings, Zimbabwe’s largest financial institution. Additionally, he currently serves as a member of the Board of Directors of TTEC, a leading provider of analytics-driven technology-enabled services, and the Kazakhstan Direct Investment Fund. Mr. Holtzman previously served as the Chairman of KazKommertsBank in 2015 and subsequently served as its Chief Executive Officer until 2017, Vice

Chairman of Barclays Capital and Vice Chairman of ABN Amro Bank, the co-founder and President of MeesPierson EurAmerica, Senior Adviser to Salomon Brothers, the President of the University of Denver, the Secretary of Technology of the State of Colorado and Chairman of Colorado’s Information Management Commission and Co-Chairman of the Governor’s Commission on Science and Technology. Additionally, from 2012 through 2015, Mr. Holtzman served on the Board of Directors of FTI Consulting, Inc., a global financial and strategic consulting firm, and Sistema, Russia’s largest listed private company. Mr. Holtzman holds a bachelor’s degree in Economics from Lehigh University. DSAC believes that Mr. Holtzman is well qualified to serve on the DSAC Board because of his prior leadership and officer positions.
Bradford Allen has served as a member of DSAC’s board of directors since the IPO. Mr. Allen is a seasoned entrepreneur, financier, and business executive with 35 years of experience in senior roles in the private banking, investment banking and venture capital industries. Mr. Allen currently serves as the Executive Chairman of Vaunt, a sports and entertainment IP development company. Before assuming the role of Executive Chairman, Mr. Allen served as the CEO and Chairman of Vaunt from 2016 to 2020. Prior to joining Vaunt, he successfully founded, funded and exited three start-up companies, including most recently, NextVR, which was acquired by Apple. Mr. Allen holds a bachelor’s degree in Business Administration from Villanova University. DSAC believes that Mr. Allen is well qualified to serve on the DSAC Board because of his prior leadership and officer positions.
Executive Compensation and Director Compensation
None of DSAC’s officers or directors have received any cash compensation for services rendered to DSAC. In addition, the Sponsor, DSAC officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on DSAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DSAC’s audit committee reviews on a quarterly basis all payments that are made to the Sponsor, DSAC’s officers or directors, or any of their respective affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, DSAC does not expect to have any additional controls in place governing DSAC’s reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with DSAC’s activities on DSAC’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by DSAC to the Sponsor, DSAC’s officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.
Number and Terms of Office of Officers and Directors
The DSAC Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to DSAC’s first annual general meeting of shareholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, DSAC is not required to hold an annual general meeting until one year after DSAC’s first fiscal year end following its listing on Nasdaq. The term of office of the first class of director, consisting of Bradford Allen, will expire at DSAC’s first annual general meeting of shareholders. The term of office of the second class of directors, consisting of Marc Holtzman, will expire at the second annual general meeting of shareholders. The term of office of the third class of directors, consisting of Manoj Jain, Sohit Khurana and Allan Finnerty, will expire at the third annual general meeting of shareholders.
DSAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The DSAC Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.
Director Independence
The rules of Nasdaq require that a majority of the DSAC Board be independent within one year of its IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The DSAC Board of directors has determined that Messrs. Holtzman and Allen are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. DSAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Compensation Committee Interlocks and Insider Participation
None of DSAC’s officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on the DSAC Board.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires DSAC’s officers, directors and persons who beneficially own more than 10% of the DSAC ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, DSAC believes that during the year ended December 31, 2021, there were no delinquent filers.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against DSAC or any members of its management team in their capacity as such, and DSAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
DSAC has registered its securities under the Exchange Act and has reporting obligations thereunder, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, DSAC’s annual reports contain consolidated financial statements audited and reported on by DSAC’s independent registered public accounting firm.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF DSAC
Unless the context otherwise requires, all references in this section to the “Company,” “DSAC,” “we,” “us,” or “our” refer to the business of Duddell Street Acquisition Corp. and its subsidiaries prior to the consummation of the Business Combination.
The following tables present DSAC’s summary consolidated financial data. We present our consolidated financial statements in accordance with U.S. GAAP. The summary historical consolidated statements of comprehensive income for the three months ended March 31, 2022 and 2021 and the summary consolidated statement of financial position as of March 31, 2022 have been derived from our unaudited condensed consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The summary historical consolidated statements of comprehensive income for the years ended December 31, 2021 and 2020 and the summary consolidated statements of financial position as of December 31, 2021 and 2020 have been derived from our consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
(In thousands, except shares and per share data)	Three months ended March 31, 2022	Three months ended March 31, 2021	Year ended December 31, 2021	Year ended December 31, 2020
Income Statement Data:
Loss from operations	$(1,922)	$(250)	$(5,940)	$(672)
Net income (loss)	$7,236	$3,500	$(3,656)	$(9,091)
Weighted average Class A ordinary shares outstanding, basic and diluted	17,500,000	17,500,000	17,500,000	8,536,585
Basic and diluted net income (loss) per share, Class A ordinary shares subject to redemption	$0.33	$0.16	$(0.17)	$(0.70)
Weighted average Class B ordinary shares outstanding, basic and diluted	4,375,000	4,375,000	4,375,000	4,375,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.33	$0.16	$(0.17)	$(0.70)
	March 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Investments held in Trust Account	$175,124	$175,102	$175,031
Total assets	$175,691	$176,182	$176,232
Total liabilities	$22,764	$30,491	$27,290
Class A ordinary shares subject to possible redemption	$175,000	$175,000	$175,000
Total shareholders’ deficit	$(22,073)	$(29,309)	$(26,058)

DSAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Duddell Street Acquisition Corp. (for the purposes of this section, “DSAC,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of DSAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020 and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of the IPO and in October 2021, we consummated the private sale of an aggregate of 5,500,000 and 1,500,000 warrants, respectively, each exercisable to purchase one Class A ordinary share, par value $0.0001 per share at $11.50 per share, to Duddell Street Holdings Limited at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $7,000,000. We intend to consummate an initial business combination using cash from the proceeds of the IPO that closed on November 2, 2020 and the Private Placements, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.
Business Combination Agreement
On November 7, 2021, we entered into the Business Combination Agreement with Merger Sub and FiscalNote. If the Business Combination Agreement is adopted by DSAC’s shareholders, and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into FiscalNote with FiscalNote surviving the merger as a wholly owned subsidiary of DSAC. In addition, in connection with and following the consummation of the Business Combination, DSAC will be renamed “FiscalNote Holdings, Inc.” and is referred to herein as “New FiscalNote” as of the time following such change of name.
For details of the Business Combination Agreement, see “The Business Combination Proposal — The Business Combination Agreement.”
Results of Operations and Known Trends or Future Events
We have neither engaged in any significant operations nor generated any revenues to date. Our only activities since inception have been organizational activities, activities relating to the IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering.
For the three months ended March 31, 2022, we had net income of approximately $7.2 million, which consisted of non-operating gain of approximately $9.1 million for the fair value of derivative warrant liabilities and approximately $22,530 in interest income earned on investments held in the Trust Account, partially offset by approximately $1.9 million in general and administrative expenses.
For the year ended December 31, 2021, we had a net loss of approximately $3.7 million, which consisted of approximately $6.0 million in general and administrative expenses, partially offset by a non-operating gain of approximately $2.2 million for the fair value of derivative warrant liabilities and approximately $71,000 in interest income earned on investments held in the Trust Account.

For the period from August 28, 2020 (inception) through December 31, 2020, we had a net loss of approximately $9.1 million, which consisted of a non-operating loss of approximately $8.0 million from changes in the fair value of derivative warrant liabilities, financing costs incurred for derivative warrant liabilities of approximately $469,000, and approximately $672,000 in general and administrative expenses, partially offset by approximately $31,000 in interest income earned on the Trust Account.
Liquidity and Capital Resources
On November 2, 2020, we consummated the IPO of 17,500,000 units, at $10.00 per unit, generating gross proceeds of $175.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 2,625,000 additional units to cover over-allotments, if any, at $10.00 per unit. In addition, the Sponsor agreed to surrender for no consideration up to 656,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On November 30, 2020, the Sponsor surrendered for no consideration 656,250 Class B Ordinary Shares.
Simultaneously with the closing of the IPO and in October 2021, we consummated the private placements (the “Private Placements”) of 5,500,000 and 1,500,000 warrants, respectively, at a price of $1.00 per private placement warrant with the Sponsor and its affiliates, generating gross proceeds of $7.0 million.
Following the IPO and the sale of the private placement warrants, a total of $175.0 million ($10.00 per unit) of the net proceeds of the sale of the units in the IPO and the Private Placement were placed in the Trust Account. We incurred offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions.
Our liquidity needs to date have been satisfied through a payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the founder shares, the loan under the Note of approximately $176,000 to us, and the net proceeds from the consummation of the IPO and the Private Placement of $2.0 million held in the bank account of an affiliate of our Sponsor. Subsequent to November 2, 2020, the affiliate of our Sponsor continued to pay an aggregate of approximately $1.6 million for expenses on our behalf. We repaid the Note, the amount due to related party and the advance from related party following the opening of the Company’s bank account in 2021. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, provide us Working Capital Loans. On October 18, 2021, DSAC entered into a warrant purchase agreement with the Sponsor, pursuant to which, our Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price $1.5 million, with each warrant entitling the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.
As of March 31, 2022 and December 31, 2021, we had cash of approximately $213,287 and $618,000, respectively, and a working capital deficit of approximately $5.5 million and $3.6 million, respectively.
In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” we have until November 2, 2022 (unless such deadline is extended upon approval by our shareholders) to consummate a business combination. It is uncertain that we will be able to consummate the proposed Business Combination or an alternative business combination can be consummated by this time. If a business combination is not consummated by this time, there will be a mandatory liquidation and subsequent dissolution of DSAC. Our management has determined that the liquidity condition and the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after November 2, 2022 (or a later date approved by our shareholders).
Prior to the completion of our initial business combination, we will be using funds held outside the Trust Account to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. The terms of such loans, if any, have not been determined, and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results
As of March 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this proxy statement/prospectus as we have not conducted any operations to date.
Contractual Obligations
As of March 31, 2022, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.
The underwriters are entitled to deferred underwriting commissions of $0.35 per unit, or approximately $6.1 million in the aggregate, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies and Estimates
Investments Held in Trust Account
Our portfolio of investments is composed of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the Trust Account are composed of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are composed of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the IPO (the “public warrants”) and the private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statements of operations. The fair value of the public warrants issued in connection with the IPO and private placement warrants were initially measured at fair value using a Monte Carlo simulation model or based on the public warrant trading price taking into account certain provisions in the Warrant Agreement .
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, all of our Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheets.
Under ASC 480, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income Per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net loss per ordinary shares does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 15,750,000 ordinary shares in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the three months ended March 31, 2022 and 2021, and diluted net loss per share is the same as basic net loss per share for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF FISCALNOTE
In this section “we,” “us,” “our” and “our company” refer to FiscalNote prior to the Business Combination and to New FiscalNote following the Business Combination.
Overview
We are a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, including the FiscalNote core product, CQ Federal, EU Issue Tracker and Curate. Our products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy and market intelligence seamlessly into their daily activities. In addition, we offer our customers expert and customized analysis through our geopolitical and market intelligence businesses, including FrontierView, a market intelligence advisory firm for global business professionals and Oxford Analytica, which provides strategic geopolitical intelligence analysis of world events.
We serve a global, diverse customer base that includes businesses (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profits in over 45 countries. We generated total revenues of $26.1 million and $17.3 million for the three months ended March 31, 2022 and 2021, and $82.9 million and $65.2 million for the years ended December 31, 2021 and 2020, respectively. We generate recurring revenues through our subscription-based model, which accounts for approximately 90% of our total revenues. As of March 31, 2022, we served over 4,000 subscription-based customers. We believe that the compelling value proposition of the insights delivered by our platform, combined with the expert analysis and workflow tools we offer, has driven substantial customer loyalty. In each quarter of the past two fiscal years, we have achieved quarterly net revenue retention rates in excess of 95%.
Our History
While working in government after having been elected to office at the age of 17, Tim Hwang (our Chairman, CEO and Co-Founder) quickly observed that obtaining easily consumable information on legislative and regulatory activities — whether at the local, state, or federal level — was challenging. Tim believes that technology, including machine learning and natural language processing, can be used to bring clarity to these unstructured and disparate government data sources and empower organizations to better understand and act on the issues that matter to them. On that premise, Tim and our other co-founders, Gerald Yao and Jonathan Chen, founded FiscalNote in June 2013. We remain committed to the principle of leveraging technology to provide transparency into the policy, people, and politics shaping the world.
Since 2017, we have closed a number of strategic acquisitions to increase our scale and enhance our portfolio of products and services with complementary offerings. In July 2017, we completed the acquisition of VoterVoice LLC (“VoterVoice”), a Baton Rouge, Louisiana-based digital advocacy solutions business founded in 2000. In January 2018, we acquired Shungham Information SPRL (“Shungham”), whose product, EU Issue Tracker, is a provider of European Union regulatory and legislative intelligence. Shungham was originally founded in 2010 and is based in Brussels, Belgium. We acquired CQ Roll Call, Inc. (“CQ Roll Call”) and Capitol Advantage LLC (“Capitol Advantage”) in August 2018, which significantly increased our scale and customer base. CQ and Roll Call, which were founded in 1945 and 1955, respectively, are two premier media brands reporting on the U.S. government, with established reputations for non-partisan journalism. Capitol Advantage is the largest publisher of congressional directories in the United States. In December 2020, we acquired FactSquared, Inc., an AI-enabled transcription and alternative data firm. In February 2021, we acquired Oxford Analytica, a London-based analysis firm founded in 1975 that provides geopolitical intelligence and advisory services to clients around the world. FiscalNote continues to execute on its acquisition strategy, having added nine complementary or adjacent businesses to the FiscalNote family of brands in 2021, including the acquisition of FrontierView, a global market intelligence advisory firm, in November 2021. The unaudited 2020 annual revenues of the 2021 Acquisitions, including the acquisition of FactSquared on December 31, 2020, were approximately $30 million, representing acquired revenue of approximately 46% when compared to our 2020 total revenues of $65.2 million. The unaudited pre-acquisition revenues of these same businesses during the three months ended March 31, 2021 was approximately $7.3 million. The 2021 Acquisitions introduced us to new geographic territories in the U.K., Australia and Singapore, respectively, as well as increased our presence within certain states in the United States. The 2021 Acquisitions also increased our employee headcount by approximately 256 (when compared to our headcount immediately prior to the closing of each of the 2021 Acquisitions) and increased our customer base by approximately 25%, respectively. See “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Transactions Impacting the Comparability of Our Operating Results.”
We have grown, both organically and through acquisitions, into a global company with approximately 790 employees as of March 31, 2022. Our headquarters are located in Washington, D.C., and we maintain offices in New York, NY, Baton Rouge, LA, Austin, TX, Madison, WI, the United Kingdom, Belgium, Australia, India, South Korea, Singapore, Taiwan, and Hong Kong.
Industry Trends
Expanding Core Market and New Adjacent Opportunities
In recent years, data analytics have moved from simply legal and regulatory information to a wider mix of content, software, and data for many industries. The availability of technology has accelerated the shift in focus from content creation and production to development of tools, data analysis, and unique insights. Digital and online native providers with predictive and prescriptive decision-making tools are expanding beyond legal and compliance. They benefit from increased demand from a range of other adjacent markets that generate significant volumes of data such as finance, healthcare, and pharmaceuticals. By supporting new use-cases, providers with advanced analytics products, can capture a large share in a new, growing segment that is currently underserved.
Increasing Government Policy Uncertainty and Complexity Worldwide
As businesses and organizations expand their operations into more jurisdictions, they may become exposed to additional laws and regulations, which generally are growing in complexity. For example, a rideshare company operating in both the United States and Europe is subject to different sets of labor regulations. Within those individual countries, the company must also comply with diverging laws in various states or other localities, as well as monitor policymaking that could result in new regulations. Changes in the laws and regulations applicable to the rideshare business could create risks or opportunities impacting the company’s strategy, affect the company’s financial results, or expose the company to greater scrutiny or legal risk. In PwC’s 23rd Annual Global CEO Survey, “Navigating the rising tide of uncertainty,” more than a third of surveyed global CEOs reported that regulatory and policy issues are the biggest threats to their businesses. Without a platform to efficiently manage and monitor legislation and regulations, businesses and organizations may become exposed to potential damage to their brands, reputations, or financial performance.
Organizations Struggle to Manage Information Throughout the Lifecycle of a Law or Regulation
Although legal and policy matters continue to grow in importance, we believe that existing platforms have failed to modernize their solutions to address the related needs of organizations of all sizes and sectors. We believe that current information and software providers are unable to support complex processes across multiple jurisdictions such as advocacy, constituent action, legislation, regulations, statutes, case law, and compliance. Legacy solutions also do little to structure the variable data and disparate information on legal and policy matters, making it difficult to search, identify patterns or derive insights from the abundance of information. In addition, they lack the technology and functionality required to navigate the complexity and nuances of cross-border laws and regulations. The growing volume of data makes it challenging for teams to not only quickly identify relevant policy and regulatory information that will impact their organizations, but also efficiently track, collaborate, assess, and report the critical risks and opportunities. Without an integrated platform, businesses and organizations are forced to engage with multiple different point solutions, which creates additional cost burdens and reduces productivity and efficiency.
Our Strategy
The proliferation of complex laws, regulations and policies is increasingly a source of risk and opportunity for all types of organizations — from small businesses to Fortune 100 companies to government agencies and non-profit, operating in virtually any sector of the economy. Accordingly, we believe that organizations increasingly require efficient and highly automated solutions that aggregate, structure and provide actionable insights into the activities of disparate legislative, regulatory, and geopolitical actors, together with workflow tools that drive efficiency and automation in these areas. We believe that FiscalNote is a market leader for data-driven, actionable insights on legal, political, regulatory and policy matters, and our continued growth is expected to be driven by several strategic initiatives.
Our solution is centered on our suite of offerings and features that combine data, analytics, and workflows to drive actionable insights. Through our platforms and products, we deliver structured, relevant and actionable information to customers that enables them to achieve mission-critical results, such as securing government funding, generating incremental revenue, minimizing costs, and mitigating legal, regulatory, reputational or other risks.
Sales Optimization Strategy
We believe a significant opportunity exists for us to accelerate revenue growth by optimizing our sales organization and strategy. First, we intend to increase our sales capacity and focus on larger enterprise and government accounts. We already enjoy a diverse “blue chip” client base across major public and private sectors, including over half of the Fortune 100. However, we believe there is significant room for growth in our base of larger enterprise and government accounts, and increasing our sales capacity will support pursuing those opportunities. In addition, after an initial sale to a new client, we have often successfully expanded the size and duration of the client engagement through cross-selling and upselling, as well as optimizing product pricing and packaging based on customer needs. Through this “land and expand” strategy, we have increased average account values year over year across government, enterprise, mid-market and small and medium-sized clients. In addition, our clients have been increasingly willing to commit to multi-year contracts with us, driving higher and more stable annual recurring revenue year over year.
Research & Development
We continue to invest in improvements to our products and services to enhance the value of the data and insights they provide as well as improve our customer experience. Our efforts in this regard include expanding our data assets, developing new proprietary technology (including additional products and enhancements to existing products), building cross-product integrations where they compound the value of our portfolio of newly developed and acquired products, and offering additional human and machine-driven data augmentations and analytics that enhance existing products and services. In late 2020, we commenced a technology transformation, which we expect will establish more advanced core infrastructure and processes for better scaling cross-product data integration, as well as easier deployment of data science and AI capabilities across products. For more information about these investments, please refer to the section titled “FiscalNote’s Management’s Discussion & Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus. We believe these investments will promote customer retention, facilitate cross-selling to existing customers and enable us to market to potential new customers.
Adjacent Market Opportunities
We intend to leverage our core technology and scalable platform to expand into adjacent markets. First, our platform can ingest and process a high volume of data sets, from activity at the hyper-local municipal level to international, to provide clients with greater functionality. In addition, insights generated through our technology can be packaged for various client use-cases, from traditional government affairs and advocacy activities to geopolitical risk research to corporate compliance with the growing body of ESG ratings and reporting regimes. We also believe there are significant opportunities to leverage our existing strengths in structuring data, providing actionable insights and workflow tools to develop vertically integrated solutions for regulated sectors of the future, including autonomous driving vehicles, cybersecurity, telehealth, the gig economy, crypto-currency, online sports betting, the cannabis industry and more. Finally, we continue to assess opportunities for international expansion, both to grow our customer footprint and expand our product offerings to provide insights into regulatory activities in additional jurisdictions.
Acquisition Opportunities
The legal and policy information and technology industry is highly fragmented, and we believe we are well positioned to act as a consolidator in this area. We have a consistent track record of acquiring and successfully integrating complementary businesses that enhance our portfolio of products, services, and data sets. Since 2017, we completed 14 acquisitions, increasing our scale, adding expert analysis and advocacy tools to our portfolio of products and services, and enabling us to provide additional data sets and services for our customers. We plan to evaluate additional acquisition opportunities to supplement our existing platform, enter new markets and ensure we are well positioned to provide critical insights to the regulated sectors of the future. We intend to focus on acquisitions that leverage our core strengths and enhance our current product, market, geographic and customer strategies. We currently have a robust pipeline of potential opportunities in various stages of negotiation. We are actively monitoring and assessing over 80 companies as potential acquisition candidates, and as of March 31, 2022 we are currently in various stages of discussions with 19 of these potential candidates. We have not incurred any material costs related to our potential acquisition pipeline. At this time, we cannot estimate whether we will be successful in the acquisition of these, or any other, companies. We believe the combination of our successful acquisition track record, scale and reputation uniquely position us to create value through additional acquisitions.
Our Competitive Strengths
Category Creator in a Large and Expanding Market Opportunity
As a legal technology company focused on global policy and market intelligence, we believe we are a category creator in a large and expanding market. Based on industry research, we believe the total addressable market for legal and regulatory information services was approximately $37 billion in 2020 according to Outsell and, due to several factors, will continue to expand in the coming years. First, organizations of all kinds — from business enterprises to government entities — are subject to proliferating laws, regulations and policies of increasing complexity, and therefore increasingly require a better understanding of the associated impacts on their operations. In addition, available data on legal and regulatory activities is disparate and unstructured, driving a need to aggregate and meaningfully standardize, analyze and curate that data into relevant insights that facilitate key operational and strategic decisions. Further, analytical capabilities in law are democratizing, as organizations increasingly rely on internal teams, tools and workflows to evaluate and take action on legal and regulatory risks. We believe we are well positioned to capture a significant portion of this growing opportunity due to our reputation, scalable platform and AI capabilities, strong management team and successful acquisition strategy.
Scalable Proprietary AI-Driven Technology
Our core technology is built upon our proprietary data collection, ingestion, processing, monitoring and refinement capabilities that serve certain of our different product and service offerings. We collect and process structured and unstructured data related to global legislative and regulatory activities from disparate sources, including expansive coverage of news, social, and world events. Throughout the pipelines we combine automated processes built using AI, supplemented with human-in-the-loop augmentation (i.e., human interaction in reviewing, validating, labeling or generating data as part of an automated processing pipeline to improve results and speed up the machine learning process) to derive structured metadata and generate trustworthy and actionable information at scale that powers multiple customer-facing applications. We believe our focus on configurable and maintainable ingestion and refinement technology can scale with the development and acquisition of new data sets and products, reducing our time to market and enabling us to differentiate ourselves from competitors and expand into adjacent markets and client verticals. From this information, our refinement and analysis capabilities deliver actionable insights for clients, including individualized alerts, activity-driven recommendations and event-based predictions. These insights are incorporated into workflow tools that support policy monitoring, automated reporting, stakeholder management and collaboration, revenue and funding generation, research and analytics, and streamlined compliance. Our proprietary technology delivers superior outcomes for our customers through a focus on combining deep product development expertise with subject matter expertise navigating technical complexities in the policy and legal domain. The value of our technology is highlighted by its ability to utilize machine learning to automatically learn and apply extractions, classifications, recommendations and connections between disparate data sources as more data is ingested, thereby providing increased customer value per dataset and data-driven insights over time.
Blue Chip Diverse Client Base
Our diverse customer base includes large multinational corporations as well as startups and other enterprises. We also support all three branches of the U.S. federal government, along with dozens of other national, state, and local government entities. In addition, we provide solutions to non-government organizations, nonprofits and advocacy groups. Thousands of enterprises, entities, and organizations rely on FiscalNote to improve the way they build and manage their relationships with all levels of government, enabling them to have maximum impact on legislation and regulation. We believe our large enterprise and government clients offer significant opportunities for growth in the client engagement, while our diverse client base provides stability and mitigates risk to our business as a whole.
Multiple Growth Vectors
Our business benefits from a comprehensive platform that pairs together organic and inorganic growth opportunities. By combining our existing solutions with complementary acquired assets, we continue to enhance the value proposition of our offerings to clients, grow our client engagements and expand our existing engagements through cross-sell and upsell successes. We embrace our “land and expand” strategy, which is supported by our simplified content and usage-based pricing model. In addition, we increase customer lifetime value through multi-year contract penetration, as well as retention through our usage analytics and AI-powered technology. We aim to continue deploying our offerings across the globe and supporting more jurisdictions to accelerate and diversify our growth.
Prolific Acquisition Strategy and Proven Execution
Our consolidation strategy enables us to enhance our existing businesses, expand our use cases, increase our market-leading position, and generate value for our shareholders. Our playbook focuses on complementary assets with significant strategic and value accretion potential. Driven by our integration model, we benefit from increasing our user base via new customers, increased customer stickiness and sales volume via bundles, and unified data and analytics engines to deliver increasingly larger quantities of data with higher-quality information. We focus on opportunities with high market share and high subscription revenue streams, which drives back-office synergies. For example, our previous acquisitions, Shungham and VoterVoice, experienced approximately 14% and 23% compound annual growth rate in annual recurring revenue (“ARR”) within two years of their dates of acquisition. In addition, we have deployed our AI-powered technology to reduce integration time and create significant cost savings for our acquisitions such as FactSquared and Oxford Analytica. Further enabled by a public currency (i.e., New FiscalNote Class A common stock), we intend to continue our prolific pace to buy, build, and grow as we create a disruptive global data company in a new era of technology.
Founder-Led Management Team and Experienced Leadership
Our management team is led by Tim Hwang, our Chairman, Chief Executive Officer and Co-Founder, who brings to FiscalNote his vision, values, and commitment to our founding mission — to connect people and organizations to government through the use of technology and empower them to better understand and act on the issues that matter to them. Tim leads a talented management team with many years of collective experience and deep expertise in, among other matters, operating businesses at scale, executing a strategic acquisition and consolidation strategy, data science, corporate finance and capital allocation.

Our high-profile Board of Directors brings decades of collective knowledge and expertise relevant to our industry, strategic plan, financial matters, legal compliance, governance and leadership. For more information about FiscalNote’s management team and Board of Directors, please refer to the section titled New FiscalNote Management After the Business Combination.
Our Products and Services
Public Policy and Issues Management
Using artificial intelligence and data analytics, the FiscalNote core platform provides policy monitoring capabilities at various jurisdictional levels both domestically and globally to enable clients to identify opportunity and manage risk associated with legislative and regulatory change. The robust platform reliably tracks U.S. Congressional and federal agency activity — from committee markups and amendments to introductions of proposed legislation to rulemaking and the regulatory comment process — as well as activities across state and local governments, further augmented by our Curate product, which we acquired in 2021. Additionally, customers are able to integrate custom policy, stakeholder, and other data and analysis surrounding the policy ecosystem into the platform to manage their policy, market, and stakeholder information in one place. Through CQ, we also offer deep and comprehensive news and analysis covering the politics, process, and impact of both lawmaking and rulemaking. Further, by leveraging our EU Issue Tracker, clients can take advantage of deeper policy monitoring capabilities and insights in the European Union. By harnessing workflow tools that help organizations manage their issues with insights provided by these products, stakeholders and teams are empowered to collaborate and drive more effective cross departmental knowledge management and coordination and communication on legal and regulatory issues.
Example Use Cases
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Enterprise clients use our technology to in-source their government affairs function, enabling them to reduce contractual commitments to trade organizations and achieve significant cost savings.

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Public sector clients leverage our technology to track the federal procurement process, enabling them to secure government funding in support of their mission.

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Industry associations leverage our technology to strategically allow their employees from different teams to work off the same information within the business, efficiently preparing for new business initiatives or quickly responding to questions from one place, reducing and consolidating different information channels, all fed by automatically sourced and updating information.

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A lobbying firm reviews CQ Federal’s news and analysis as part of their morning routine, providing early notice that Congress approved a rescue package for one of their clients during the pandemic.

Advocacy & Constituent Services
Our advocacy tools, including VoterVoice and CQ Advocacy, empower citizens and organizations to connect with their governments. We provide solutions that enable organizations — from corporations to nonprofits to trade associations — to build campaigns, engage with advocates and educate lawmakers through multiple channels. Our tools also enable customers to track campaign performance with real-time, actionable reports, and insights with data-driven recommendations for improved performance based on industry-specific historical benchmarking analysis. Conversely, our Fireside product, which we acquired in 2021, supports legislators in their constituent engagement efforts by simplifying daily constituent communications, automating tasks, maintaining online and social media presence, and applying data to guide outreach efforts.
Example Use Cases
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A national trade association uses VoterVoice to revitalize its advocacy work through a digital strategy and mobile action after decades of trying to keep up in the industry.

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A congressional office uses Fireside’s powerful outreach tools to engage in a meaningful and coordinated fashion with constituents through surveys, newsletters, and mailing tools, and then further refine those engagement efforts through the collection and analysis of data regarding the congressional district.
Geopolitical and Market Intelligence
Our geopolitical and market intelligence services include FrontierView, which we acquired in November 2021, and Oxford Analytica, which we acquired in February 2021. FrontierView provides strategic planning, market monitoring and intelligence to global business professionals in support of companies’ international growth initiatives. Oxford Analytica provides strategic geopolitical intelligence analysis of world events through its full-time staff and a global network of confirmed subject matter experts (now numbering over 1,500). We believe that, by combining expert analysis with our core AI-driven analytics, our clients gain access to the full array of insights they need to understand how government actions and policies impact their organizations, businesses and industries.
Example Use Cases
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A multinational corporation engages FrontierView for customized research and analysis to adapt its pricing strategy to volatile emerging markets in which it seeks to expand.

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Through Oxford Analytica’s Daily Briefs, senior decision-makers at a technology company were presented with timely, impartial, and relevant analyses that helped them navigate through current events surrounding cybersecurity.

Customers
We serve a large, diverse customer base that includes small and mid-sized businesses, large enterprises (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profit around the world. As of March 31, 2022, we serve more than 4,000 subscription clients (i.e., clients with active revenue-generating subscriptions to one or more products). We believe that the strong value proposition of the insights delivered by our platform, combined with expert analysis and workflow tools, leads to our substantial customer loyalty as evidenced by their high propensity to renew their subscriptions with us. As of March 31, 2022, our run-rate revenue (a key measure of our future revenue opportunity defined as annual recurring revenue at a point in time plus non-subscription revenue during the last twelve months) was $112.0 million. In addition, our net revenue retention (“NRR”) rate (for businesses we owned for at least twelve months at any point in time) on subscription customers was approximately 98% during the three months ended March 31, 2022 compared to approximately 96% during the three months ended March 31, 2021. Retention rates typically are higher for engagements with higher account values, which tend to involve more products with more complex and broader usage within a client organization.
We believe that our business is not substantially dependent on any particular end market, customer or group of significant customers. For more information about our customer base, please refer to the section titled “FiscalNote’s Management’s Discussion & Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus.
Technology
Our information technology systems are fundamental to our success. We guide users across a complex information ecosystem, presenting acquired and generated content, with machine-derived metadata, in tailored client workflows. Our technology stack includes technologies for the storage, processing, access and delivery of the data that forms the foundation of our business. We generally own or have secured ongoing rights to use all the applications material to our operations. Our patented AI-enabled core technologies are built and operated on top of modern cloud infrastructure, providing a reliable and distributed computing infrastructure platform for business operations.
Our AI-driven analytical solutions empower our clients to track the pulse of legal and regulatory developments via:
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Descriptive analytics: vast database enabling trend identification, discovery and alerting, and analysis across jurisdictions, people, and documents.

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Predictive analytics: actionable insights such as legislative forecasts, automatic regulatory comment sentiment analysis, AI-driven personalized content and data recommendations to help clients make informed decisions.

We build state-of-the-art data collection and ingestion, processing and augmentation, and storage automation capabilities including:
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Data ingestion: bespoke high-speed intelligent data sourcing and collection with custom scraping and monitoring frameworks from web sources, APIs, and data partnerships collecting unstructured text documents in multiple languages and multimedia audio, video, and image files.

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Data processing: augments raw source data by inferring and deriving metadata via natural language processing, including categorization, entity extraction, linking, and summarization, creating standardized and useable structured data formats.

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Data storage and management: structure, standardize, and automate synchronous and asynchronous data processing pipelines to validate, normalize and index primary data along with metadata to enable enhanced data retrieval and alerting across languages and jurisdictions.

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Data analytics: proprietary algorithms to drive custom natural language processes that enable predictions and analysis.

Our products are accessible through multiple delivery channels, including desktop and mobile applications, and data feeds and APIs, enabling our clients to work from anywhere at any time.
We continually evaluate the technology we use in support of our products, services and company to better meet our customers’ needs, including further enhancing security programs to protect the integrity of our systems and secure our customer data. We invested $6.0 million and $5.3 million in research and development during the three months ended March 31, 2022 and 2021, respectively.
Competitive Environment
We believe the principal competitive factors in our business are the quality of insights that our customers can derive from our products and services, including their relevance to the policy and regulatory issues of greatest impact to their organizations, as well as the ease with which customers can act on those insights and integrate them into workflows that drive results. We believe we currently compete favorably with respect to each of these factors.
We consider ourselves a category creator in the technology-enabled global policy and market intelligence services sector. We believe that no single competitor currently offers the same scope of services and market coverage we provide, nor do we provide the same scope of services and market coverage as our competitors. The data and information analytics sector is highly fragmented, and we may encounter a variety of competitors depending upon the relevant market or product offering. Our competitors may include traditional information services companies such as Thomson Reuters, Bloomberg, and S&P, LexisNexis, legal advisors such as traditional law firms, as well as consultancies and traditional and digital media organizations that compete primarily with our Roll Call business. In addition, we may face competition from start-up and mid-sized companies, who may develop products or services that compete with our core AI-enabled and other offerings. Over time, we believe that new businesses will increasingly enter the global policy and market intelligence information services sector and seek to develop technologies that may compete with our products and services. See the section titled “Risk Factors — Risks Related to FiscalNote’s Business” of this proxy statement/prospectus for information about our competitive risks.
Intellectual Property
As of March 31, 2022, we owned 104 registered trademarks, five trademark applications, 526 domain names, eight patents, ten patents pending, and one patent allowed. We also own certain proprietary software. We consider our trademarks, service marks, databases, software and other IP to be proprietary, and rely on a combination of statutory (e.g., copyright, trademark, trade secret and patent), contractual and technical safeguards to protect our intellectual property rights. We believe that the intellectual property that we own and license is sufficient to permit us to carry on our business as presently conducted.

Our agreements with our customers and business partners place certain restrictions on the use of our intellectual property. As a general practice, employees, contractors and other parties with access to our proprietary information sign agreements that prohibit the unauthorized use or disclosure of our intellectual property and confidential information.
New Product Development
We believe that innovation is essential to our success and one of our primary drivers of competitive advantage. We believe we are in a unique position to help shape how organizations find, evaluate, interact with, consume and act upon global policy and market information. Our current focus includes redevelopment of our platform to better support integration of newly developed and acquired products and services while also providing enhanced user interfaces, analytical tools, and capabilities. Adding new data sets, products and services through acquisitions is also a significant component of our strategy. In 2021, we completed nine acquisitions intended to augment our technology platform, add new products and services, and provide additional data sets for our customers, including Oxford Analytica, Fireside21, Timebase, Board.org, Equilibrium, Predata, Curate, Forge.ai, and FrontierView. These acquired firms are being integrated into our platform and product portfolio, and we believe they have already provided additional value to our customers. For example, Curate’s products were cross-sold to existing FiscalNote clients within days of the acquisition closing; Oxford Analytica’s content has been included in legacy product renewal and upsell contracts; Forge’s technology is being developed and leveraged to serve multiple product lines; and Fireside’s technology will be critical to the penetration of a new sales vertical we hope to enter in the future.
Sales and Marketing
We have a dedicated global sales force, which, as of March 31, 2022, consisted of approximately 170 employees. As of March 31, 2022, our marketing team consisted of approximately 30 employees.
We generally develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis, including products and services obtained via acquisitions. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services. When we obtain a new product or service through an acquisition, we assess on a case-by-case basis whether to integrate it into our existing product portfolio or maintain it as a standalone offering in light of its existing brand recognition, distinctive customer base and other factors.
Our sales teams participate in both sales and service activities, interacting frequently with assigned customers to ensure a positive experience using our products and services. Our sales force primarily seeks revenue through new sales, existing customer retention, upselling and cross-selling, working with the sales team members to coordinate activity and provide the best solutions for our customers.
Our marketing team seeks to position FiscalNote as the most trusted brand for insights and analysis on political, regulatory and policy matters. It promotes awareness of our brands through several channels, including segmented marketing campaigns and content (e.g., topical webinars), events (e.g., the CQRC 75th Anniversary Event held in 2020), the FiscalNote Executive Institute (a thought leadership community that advances conversation and collaboration among senior leaders), and digital marketing.
Employees
As of March 31, 2022, approximately 790 full-time and approximately seven part-time employees support our business operations. None of our employees are represented by unions. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.
Regulatory Environment
Our products, services and operations are subject to privacy and consumer information laws and regulations, including regulations in the U.S. (federal and state), U.K., EU (as well as individual member states) and various jurisdictions in Asia. Our compliance obligations vary from regulator to regulator, and may include, among other things, strict data security programs, submissions of regulatory reports, providing consumers with certain notices and correcting inaccuracies in applicable reports. In addition, we are subject to regulatory requirements ordinarily associated with international operations, including various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business, as well as export controls, customs, economic sanctions laws, and embargoes imposed by the U.S. government. Violations of the Foreign Corrupt Practices Act, the U.K. Bribery Act or other anti-corruption laws or export control, customs, or economic sanctions laws may result in severe criminal or civil sanctions and penalties. Many of these laws and regulations are complex, and their application to us, our customers or the specific services and relationships we have with our customers are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or any failure to comply, could create liability for us, result in adverse publicity and otherwise negatively affect our business. See the section titled “Risk Factors” of this proxy statement/prospectus for more information about the impact of government regulation on our company.
In addition, as described more fully under the heading “The Business Combination Agreement — CFIUS Approval” included elsewhere in this proxy statement/prospectus, in connection with the Business Combination, we and Merger Sub submitted a joint voluntary notice to CFIUS disclosing the proposed Business Combination broadly, which, collectively, covered the Business Combination, including both the equity investments reflected in the Business Combination as a whole and the Sponsor’s acquisition of the right to name two directors to the New FiscalNote Board (i.e., Mr. Manoj Jain and the second director to be named) (together with the Business Combination, the “Proposed Transaction”).
On June 6, 2022, we and Merger Sub obtained CFIUS Approval regarding the Proposed Transaction, without conditions. CFIUS informed us that it had no unresolved national security concerns regarding the Proposed Transaction and that all action under Section 721 of the Defense Production Act, as amended (“Section 721”) with respect to the Proposed Transaction was concluded. CFIUS did not condition its clearance of the Proposed Transaction upon the Filing Parties’ acceptance of any mitigating conditions. Absent CFIUS’s acceptance, review, and clearance of the Filing Parties’ voluntary notice, CFIUS would have retained the right to subsequently review and potentially impose restrictions on the Proposed Transaction. However, under the “Finality of Actions” provisions of CFIUS’s regulations, CFIUS’s review and resultant clearance on June 6, 2022 effectively bar such subsequent review.
The CFIUS Approval was provided without conditions, and neither the process of obtaining, nor the receipt of, the CFIUS Approval had or is expected to have any material effect on the business of DSAC or New FiscalNote.
Properties
The Company’s principal executive offices and global headquarters are located in Washington, D.C., and consist of approximately 65,000 square feet of space under a lease that expires on May 31, 2031. We also maintain a presence in a number of other jurisdictions within the United States and internationally, including: New York, NY; Baton Rouge, LA; Madison, WI; Austin, TX; Oxford, United Kingdom; Brussels, Belgium; Gurugram, India; Seoul, South Korea; Hong Kong; Singapore; and Sydney, Australia. We use these facilities for research and development, product engineering, sales and marketing, communications, finance, information technology and security, legal, human resources, and other administrative functions. We believe that our existing properties are suitable and adequate for our current needs, and we will continue to assess our facilities requirements as our business grows and operations evolve, including as a result of remote or flexible work arrangements adopted in connection with the COVID-19 pandemic.
Legal Proceedings
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FISCALNOTE
The following table shows the selected historical financial information of FiscalNote for the periods and as of the dates indicated.
The selected statement of operations data of FiscalNote for the years ended December 31, 2021 and 2020, were derived from the audited historical consolidated financial statements of FiscalNote. The selected statement of operations data of FiscalNote for the three months ended March 31, 2022 and 2021 and the balance sheet data as of March 31, 2022 was derived from the unaudited interim consolidated financial statements of FiscalNote.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace FiscalNote’s consolidated financial statements and the related notes. FiscalNote’s historical results are not necessarily indicative of FiscalNote’s future results, and FiscalNote’ results as of and for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to FiscalNote, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New FiscalNote going forward. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — FiscalNote” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	Three months ended March 31,		Year ended December 31,
(In thousands, except shares and per share data)	2022	2021	2021	2020
Income Statement Data:
Subscription revenue	$22,779	$15,532	$74,002	$60,002
Advisory, advertising, and other revenue	$3,292	$1,817	$8,910	$5,155
Total revenue	$26,071	$17,349	$82,912	$65,157
Operating loss	$(12,410)	$(10,058)	$(55,582)	$(28,966)
Net loss	$(28,351)	$(26,426)	$(109,421)	$(51,272)
Loss per share – basic and diluted	$(1.26)	$(2.95)	$(23.50)	$(8.74)
	March 31, 2022	December 31, 2021	December 31, 2022
Balance Sheet Data:
Total assets	$415,343	$378,493	$280,106
Long-term debt	$347,654	$299,318	$211,968
Total liabilities	$475,963	$411,327	$272,373
Temporary equity	$440,821	$449,211	$238,963
Total stockholders’ deficit	$(501,441)	$(482,045)	$(231,230)

FISCALNOTE’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Financial Information” and our audited and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” “We,” “us,” and “our” as used herein refer to FiscalNote Holdings, Inc. and its subsidiaries prior to the consummation of the business combination.
Certain monetary amounts, percentages and other figures included below have been subject to rounding adjustments as amounts are presented in thousands. Percentage amounts included in this proxy statement/prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this proxy statement/prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere herein. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.
Overview
FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
Factors Impacting the Comparability of Our Operating Results
During the year ended December 31, 2021, we completed the following nine acquisitions: Oxford Analytica on February 12, 2021 for $6.5 million, consisting of cash and stock; Fireside on April 30, 2021 for $17.5 million, consisting of cash, seller notes and convertible notes; Timebase on May 7, 2021 for $4.3 million, consisting of cash and convertible notes; Board.org on June 3, 2021 for $19.2 million, consisting of cash and convertible notes; Equilibrium on June 25, 2021 for $9.4 million, consisting of cash and stock; Predata on June 30, 2021 for $8.6 million, consisting of cash and stock, Curate on August 27, 2021 for $8.4 million, consisting of cash and stock, Forge.ai on September 9, 2021 for $11.8 million, consisting of cash and stock, and Frontier Strategy Group on November 19, 2021 for $18.1 million cash. In addition, we acquired FactSquared on December 31, 2020 for $4.3 million consisting of cash and stock. Unless noted otherwise, we refer to the acquisition of FactSquared and the acquisitions in calendar year 2021 as the “2021 Acquisitions.” During 2021, we incurred approximately $1.4 million of acquisition related costs associated with the 2021 Acquisitions. The 2021 Acquisitions contributed approximately $6.3 million, $0.7 million, and $12.1 million of subscription revenue during the three months ended March 31, 2022 and 2021, and the year ended December 31, 2021 (net of a deferred revenue adjustment of approximately $1.0 million and $2. 8 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively). The 2021 Acquisitions contributed approximately $2.0 million, $0.3 million, and $3.6 million of Advisory, advertising and other revenue during the three months ended March 31, 2022 and 2021, and the year ended December 31, 2021.

The consideration transferred in exchange for the 2021 Acquisitions included a combination of cash, stock, seller notes, and contingent payments that may be settled in cash, stock, or a combination of both cash and stock. We account for contingent payments in accordance with ASC 805 which requires us to determine whether the contingent payment is considered a component of the fair value of the consideration paid to the seller (e.g., “purchase price”) or as post-combination compensation expense, generally due to employee conditions associated with the contingent payments. In either case, the use of contingent payments may introduce future non-cash earnings volatility due to the requirement to fair value the contingent payments each balance sheet date until the contingent payment has either been earned, or the earnout period expires. During the three months ended March 31, 2022, we recognized non-cash gains associated with our contingent payments totaling $1.4 million, primarily related to a reversal of previously recognized contingent liabilities that expired unearned during the period. During the year ended December 31, 2021, we incurred non-cash fair value charges associated with our contingent payments totaling $2.2 million. We believe that the use of contingent payments has benefits to both our Company and to our sellers as we believe the contingent payments allow both parties to benefit from the achievement of the acquired businesses potentially meeting the contingent payment requirements. We will continue to evaluate the consideration we transfer, in exchange for the acquisition of future companies, to achieve the best possible return for the Company.
As a result of our 2021 Acquisitions, we have, and will continue to incur, significant non-cash amortization expense related to the amortization of purchased intangibles, which have reduced our operating income by approximately $1.7 million and $0.5 million for the three months ended March 31, 2022 and 2021, respectively, and $4.2 million during the year ended December 31, 2021.
From time to time, management reviews revenue by product and in 2020 and 2021 management decided to no longer sell certain non-core subscription products representing subscription revenue of approximately $0.3 million and $0.5 million during the three months ended March 31, 2022 and 2021, and $2.1 million and $4.2 million for the years ended December 31, 2021 and 2020, respectively.
We continue to invest for future growth. We are focused on several key growth levers, including cross-selling and upselling opportunities at existing clients, expanding our client base with a focus on enterprise and government customers, expansion into adjacent markets and deepening our offerings for regulated industries or sectors, and continuing to execute on our acquisition strategy. Several of these growth drivers require investment in and refinement of our go-to-market approach and, as a result, we may continue to incur additional costs upfront to obtain new customers and expand our relationships with existing customers, including additional sales and marketing expenses specific to subscription revenue.
We plan to invest a significant portion of the net proceeds from the business combination with Duddell Street Acquisition Corp. (“DSAC”) (the “Business Combination”) to consider building innovative products, acquire complementary businesses, attract new customers and expand our leadership role in the legal and regulatory information market. We drive growth both organically and through acquisitions. We regularly evaluate acquisitions and investment opportunities in complementary businesses to supplement our existing platform, enable us to enter new markets and ensure that we are well positioned to provide critical insights to the regulated sectors of the future. Past acquisitions have enabled us to deliver innovative solutions in new categories — such as global risk analysis and ESG automation software, analytics and integration — and new data sets to enhance the functionality of our existing products. Strategic acquisitions will remain a core component of our strategy in the future.
Impact of the COVID-19 Pandemic
In March 2020, the World Health Organization declared the novel coronavirus and resulting disease (“COVID-19”) a pandemic. This pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business and results of operations and could further impact our results of operations and our cash flows in the future.
As the administration of the vaccine program increases and cases decline in the area in which we have physical operations, we continue to evaluate and refine our return-to-work strategy. Specifically, we continue to evaluate our office space needs, our investments in our go-to-market and product efforts, and our plans for business travel for our employees. We may make additional investments and engage in further redirection efforts as we refine our strategy in the future, which may include incremental costs to improve employees’ ability to work from home as well as further enhancements to our information technology and security infrastructure.
The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our long-term revenue growth and profitability, is uncertain and depends on factors, including the duration of the pandemic and any resurgences or new variants (such as the recent surge of the Delta and Omicron variants), the severity of the disease, responsive actions taken by public health officials or by us, the development, distribution and public acceptance of treatments and vaccines, the impacts on our customers and our sales cycles, our ability to generate new business leads, the impacts on our customers, employee and industry events, and the effects on our vendors, all of which are uncertain and currently cannot be predicted with any degree of certainty. Due to our primarily subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations until future periods. If the COVID-19 pandemic has a substantial impact on our employees’, business partners’ or customers’ productivity, our results of operations and overall financial performance may be harmed. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.
See “Risk Factors” for further discussion of the impact and possible future impacts of the COVID-19 pandemic on our business.
Key Performance Indicators
In addition to our GAAP results further described and discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.
Annual Recurring Revenue (“ARR”)
Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases.
The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies. Our ARR at March 31, 2022 and December 31, 2021, including our 2021 Acquisitions, was $100 million and $97 million, respectively. Our ARR at March 31, 2022 and 2021, excluding the 2021 Acquisitions, was $68 million and $60 million, respectively. Our ARR, excluding the 2021 Acquisitions, was $66 million and $59 million as of December 31, 2021 and 2020, respectively. ARR of the 2021 Acquisitions was $31 million as of December 31, 2021. ARR of the 2021 Acquisitions was approximately $26 million as of March 31, 2021, including pre-acquisition ARR performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.
Run-Rate Revenue
Management also monitors Run-Rate Revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe Run-Rate Revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from Run-Rate Revenue at the beginning of that period, sometimes significantly. Our Run-Rate Revenue at March 31, 2022 and December 31, 2021, including our 2021 Acquisitions, was approximately $112 million and $109 million, respecively. Our Run-Rate Revenue at March 31, 2022 and 2021, excluding the 2021 Acquisitions, was approximately $72 million and $65 million, respectively. Run-Rate Revenue, excluding the 2021 Acquisitions, was $71 million and $65 million as of December 31, 2021 and 2020, respectively. Run-Rate Revenue of the 2021 Acquisitions was $38 million as of December 31, 2021. Run-Rate Revenue of the 2021 Acquisitions was approximately $32 million as of March 31, 2021, including pre-acquisition Run-Rate Revenue performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.
Net Revenue Retention (“NRR”)
Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions after our acquisition of CQ Roll Call in fiscal year 2018 are not included in NRR until they have been part of our consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.
The following table presents NRR for the periods presented:
	Three months ended March 31,		Years ended December 31,
	2022	2021	2021	2020
Net Revenue Retention	98%	96%	94%	90%
The following table presents NRR for the quarterly periods presented:
For the Three Months Ended
Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
98%	99%	101%	96%	97%	99%	98%	95%
Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.
Adjusted Revenue
Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with the 2021 Acquisitions. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.
Adjusted Gross Profit and Adjusted Gross Profit Margin
We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.
We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.
Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.
We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in this proxy statement/prospectus because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted

EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.
Key Components of Results of Operations
Revenues
We derive our revenues from subscription revenue arrangements and advisory, advertising and other revenues. Subscription revenues account for approximately 90% of our total revenues. No single customer accounted for more than 5% of revenues during the three months ended March 31, 2022 and 2021 and for years ended December 31, 2021 and 2020, and our 10 largest customers represented less than 10% of our total revenues for the for the same periods. In calculating the aforementioned revenue concentration, (i) for our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be separate customers; and (ii) for our commercial clients, we consider subdivisions of the same legal entity as separate customers.
Subscription Revenue
Subscription revenues are comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenues are driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenues by licensing to customers its digital content, including transcripts, news and analysis, images, video and podcast data.
Our subscription arrangements generally have contractual terms of 12 months or more and are non-refundable regardless of the actual use of the service. Subscription revenues are recognized ratably over the non-cancellable contract terms beginning on the commencement date of each contract, which is the date our service is first made available to customers.
Advisory, Advertising, and Other Revenue
Advisory revenue is typically earned under contracts for specific deliverables and are non-recurring in nature, although we regularly sell different advisory services to repeat customers. One-time advisory revenues are invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenues are recognized.
Advertising revenue is primarily generated by delivering advertising in our own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product transfers to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting our service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are our costs related to the preparation of contracted advisory deliverables, as well as costs to develop, publish, print and deliver our publications underlying our books revenue.
Research and Development
Research and development expenses include the costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with the creation and testing of the products we offer, related software subscriptions, consulting and contractor fees and allocated overhead.

Sales and Marketing
Sales and marketing expenses consist primarily of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for our sales and marketing staff, including commissions, related software subscriptions, consulting fees, marketing programs and allocated overhead. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities.
Editorial
Editorial expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for the editorial team involved in acquiring, creating, and distributing content and allocated overhead.
General and Administrative
General and administrative expenses are primarily related to our executive offices, finance and accounting, human resources, legal, internal operations and other corporate functions. These expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses, along with professional fees, depreciation and other allocated overhead.
Amortization of intangibles
Amortization expense relates to our finite-lived intangible assets, including developed technology, customer relationship, databases and tradenames. These assets are amortized over periods of between three and 20 years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value. No impairment of intangible assets has been identified during any financial period included in our accompanying audited consolidated financial statements.
Transaction costs
Transaction costs consist of acquisition related costs (including due diligence, accounting, legal, and other professional fees, incurred from acquisition activity), fair value adjustments to contingent consideration due to sellers, and non-capitalizable costs incurred associated with the contemplated business acquisition with DSAC.
Interest expense, net
Interest expense, net consists of expense related to interest on our borrowings, the amortization and write off of debt issuance costs and original discount, and interest related to certain derivative instruments.
Fair value of warrant and derivative liabilities
The fair value of warrant and derivative liabilities are accounted for in accordance with ASC 815 and ASC 480. The warrant and derivative liabilities are marked to market each reporting period in accordance with ASC 820 with all gains and losses being recorded within the statement of operations.
Income Taxes
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence.
Results of Operations
The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. We have derived this data from annual consolidated financial statements and the following discussion should be read in conjunction with those consolidated financial statements and related notes included elsewhere in this proxy/registration statement.

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021
The following table presents our results of operations for the periods indicated:
	Three Months Ended March 31,		Change Q1 2022 vs. Q1 2021
(In thousands)	2022	2021	$	%
Revenues:
Subscription	$22,779	$15,532	$7,247	46.7%
Advisory, advertising, and other	3,292	1,817	1,475	81.2%
Total revenues	26,071	17,349	8,722	50.3%
Operating expenses:
Cost of revenues	7,170	4,198	2,972	70.8%
Research and development	6,018	5,255	763	14.5%
Sales and marketing	9,497	6,839	2,658	38.9%
Editorial	3,676	3,446	230	6.7%
General and administrative	10,557	5,276	5,281	100.1%
Amortization of intangible assets	2,608	2,141	467	21.8%
Transaction (gains) costs	(1,045)	252	(1,297)	(NM)%
Total operating expenses	38,481	27,407	11,074	40.4%
Loss from operations	(12,410)	(10,058)	(2,352)	23.4%
Interest expense, net	22,523	14,280	8,243	57.7%
Change in fair value of warrant and derivative liabilities	1,338	5,243	(3,905)	(74.5)%
Gain on PPP loan upon extinguishment	(7,667)	—	(7,667)	(100.0)%
Other expense, net	121	34	87	(NM)%
Net loss before income taxes	(28,725)	(29,615)	890	(3.0)%
Benefit from income taxes	(374)	(3,189)	2,815	(88.3)%
Net loss	(28,351)	(26,426)	(1,925)	7.3%
Revenue:
Subscription Revenue
Subscription revenue of $22.8 million for the three months ended March 31, 2022 increased $7.3 million, or 47%, from $15.5 million for the three months ended March 31, 2021.
The comparability of our Revenues between periods was impacted by the 2021 Acquisitions described under “Factors Affecting the Comparability of Our Results of Operations” above. The table below presents the items that impacted the change in our Subscription Revenues between periods.
	Change
	Q1 2022 vs Q1 2021
(In thousands)	$	%
Revenue change driver:
Increase from 2021 Acquisitions	$6,623	1158%
Impact of 2021 Acquisitions deferred revenues adjustment	(993)	(100)%
Decrease from discontinued products	(311)	(49)%
Increase from organic business	1,928	13%
Revenues, net (total change)	$7,247	47%

Our organic growth is primarily due to the result of an increase in new revenue bookings we experienced in 2021 becoming realized in 2022 as well as our continued focus on increasing our NRR. Historically, our first quarter NRR is our lowest as many of our customers have January start dates. Our focus on improving NRR is evident as our NRR for the three months ended March 31, 2022 exceeded our NRR for the three months ended December 31, 2021 for the first time. Revenue during the three months ended March 31, 2022 reflect a full three-months of revenue from all of our 2021 Acquisitions while the three months ended March 31, 2021 only reflect a partial quarter of revenue as we acquired Oxford Analytica on February 12, 2021. The remaining 2021 Acquisitions were acquired in the second, third, and fourth quarters of 2021.
Advisory, Advertising, and Other Revenue
Advisory, advertising, and other revenue was $3.3 million for the three months ended March 31, 2022, as compared to $1.8 million for the three months ended March 31, 2021. The increase of $1.5 million, or 81%, was due to $1.7 million of incremental revenue from our 2021 Acquisitions as well as an increase in events revenue of $0.2 million, offset by a decrease in our books revenue of $0.2 million and other one-time revenue of $0.2 million.
Revenue by Geography
The below tables present our revenues split by geographic region:
	Three Months Ended March 31,		Change Q1 2022 vs. Q1 2021
(In thousands)	2022	2021	$	%
North America	$23,199	$15,746	$7,453	47.3%
Europe	2,499	1,347	1,152	85.5%
Australia	258	—	258	100.0%
Asia	115	256	(141)	(55.1)%
Total revenues	$26,071	17,349	$8,722	50.3%
Revenues by geography are determined based on the region of the FiscalNote contracting entity, which may be different than the region of the customer. North America revenues increased primarily due to our acquisitions of FactSquared, Fireside, Board.org, Predata, Curate, Forge, and FrontierView. Revenues outside of North America increased primarily due to our acquisitions of Oxford Analytica (included in Europe) and Timebase (included in Australia).
Cost of revenues
Cost of revenues was $7.2 million for the three months ended March 31, 2022, as compared to $4.2 million for the three months ended March 31, 2021. The increase of $3.0 million, or 71%, was primarily attributable to $2.3 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, an increase in amortization expense of approximately $0.6 million related to capitalized software development costs and developed technology from our 2021 Acquisitions.
Research and development
Research and development expense was $6.0 million for the three months ended March 31, 2022 as compared to $5.3 million for the three months ended March 31, 2021. The increase of $0.7 million, or 15%, was primarily attributable to $1.2 million of research and development costs incurred by our 2021 Acquisitions, offset by a decrease in research in development costs, net of capitalized software development costs, of $0.4 million primarily related to compensation and benefits.
Sales and marketing
Sales and marketing expense was $9.5 million for the three months ended March 31, 2022 as compared to $6.8 million for the three months ended March 31, 2021. The increase of $2.7 million, or 39% was primarily attributable to increased sales and marketing costs incurred by our 2021 Acquisitions.

Editorial expense
Editorial expense was $3.7 million for the three months ended March 31, 2022 as compared to $3.4 million for the three months ended March 31, 2021. The increase of $0.3 million, or 7%, was primarily attributable to an increase in editorial costs incurred by our 2021 Acquisitions.
General and administrative
General and administrative expense was $10.6 million for the three months ended March 31, 2022 as compared to $5.3 million for the three months ended March 31, 2021. The increase of $5.3 million, or 100%, was partially attributable to $2.6 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general and administrative expenses is primarily related to $1.9 million of incremental salary, benefits and bonus expense we incurred as we increased our headcount in preparation of becoming a public company, $0.4 million of non-cash impairment charges, and $0.4 million of costs incurred related to our $20 million increase in our Senior Term Loan that was accounted for as a debt modification.
Amortization of intangibles
Amortization of intangibles was $2.6 million for the three months ended March 31, 2022 as compared to $2.1 million for the three months ended March 31, 2021. The increase of $0.5 million, or 22%, is due to the increase in amortizable intangible assets from the 2021 Acquisitions totaling $0.9 million offset by a $0.4 million reduction in amortization expense related to intangible assets from our VoterVoice and Shungham acquisitions becoming fully amortized in 2021.
Transaction (gains) costs
Transaction gains were $1.0 million for the three months ended March 31, 2022, as compared to transaction costs of $0.3 million for the three months ended March 31, 2021. The decrease of $1.3 million is primarily due to changes to our earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisition. Transaction costs unrelated to our earnout liabilities remained relatively flat in the first quarter of 2022 as compared to the first quarter of 2021.
Interest expense, net
Interest expense was $22.5 million for the three months ended March 31, 2022 as compared to $14.3 million for the three months ended March 31, 2021. The increase of $8.2 million, or 58%, was partially related to $1.5 million of incremental interest expense incurred related to the convertible notes we issued during the first and second quarters of 2021 totaling $37.3 million. The remaining increase in interest expense is primarily related to the our Last Out Term Loan and Senior Secured Subordinated Promissory Note that accrues PIK interest on a monthly basis.
Change in fair value of warrant and derivative liabilities
The change in fair value of warrant and derivative liabilities is related to the mark to market adjustment from our outstanding warrant liabilities to acquire Series B Preferred Shares and common shares as well as certain redemption features embedded within our convertible notes that are required to be bifurcated from the associated convertible notes and recognized as a liability. The change in fair value of warrant and derivative liabilities resulted in a charge of $1.3 million for the three months ended March 31, 2022 compared to $5.2 million for the three months ended March 31, 2021. The fluctuations were primarily driven by the change in valuation assumptions and inputs including the fair value of our common stock under the probability-weighted expected return method of accounting during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.
Income tax benefit
Income tax benefit was $0.4 million for the three months ended March 31, 2022 as compared to $3.2 million for the three months ended March 31, 2021. The decrease of $2.8 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
The following table presents our results of operations for the periods indicated:
	Year ended December 31,		Change 2021 vs. 2020
(in thousands)	2021	2020	$	%
Revenues:
Subscription	$74,002	$60,002	$14,000	23%
Advisory, advertising, and other	8,910	5,155	3,755	73%
Total revenues	82,912	65,157	17,755	27%
Operating expenses:
Costs of revenues	21,802	12,621	9,181	73%
Research and development	24,017	15,122	8,895	59%
Sales and marketing	29,676	21,559	8,117	38%
Editorial	14,634	14,303	331	2%
General and administrative	32,491	20,517	11,974	58%
Amortization of intangibles	9,359	7,345	2,014	27%
Loss on sublease	1,817	—	1,817	100%
Loss on debt extinguishment	—	2,433	(2,433)	(100)%
Transaction costs	4,698	223	4,475	nm
Total operating expenses	138,494	94,123	44,371	47%
Loss from operations	(55,582)	(28,966)	(26,616)	92%
Interest expense, net	64,800	31,829	32,971	104%
Change in fair value of warrant and derivative liabilities	(3,405)	(8,346)	4,941	(59)%
Other expense	333	177	156	88%
Net loss before income taxes and loss on equity method investment	(117,310)	(52,626)	(64,684)	123%
Benefit for income taxes	(7,889)	(1,435)	(6,454)	454%
Net loss before loss on equity method investment	(109,421)	(51,191)	(58,230)	114%
Loss on equity method investment	—	(81)	81	(100)%
Net loss	$(109,421	$(51,272)	$(58,149)	113%
Revenue
Subscription Revenue
Subscription revenue was $74.0 million for the year ended December 31, 2021, as compared to $60.0 million for the year ended December 31, 2020. The increase of $14.0 million, or 23%, was primarily attributable to $12.1 million of revenue earned from our 2021 Acquisitions (net of a deferred revenue adjustment of approximately $2.8 million). In 2020, management decided to no longer sell certain non-core subscription products which we began to phase out in 2020 and 2021. Those products management decided to phase out generated approximately $4.2 million and $2.1 million of subscription revenue during the years ended December 31, 2020 and 2021, respectively. After excluding revenues contributed by acquired businesses and revenues contributed by products phased out during the relevant periods, our organic revenue growth year over year was approximately $4.0 million or seven percent. This organic growth is primarily due to an increase in new revenue bookings we experienced throughout 2021 when compared to 2020 as well as our continued focus on increasing our NRR. New subscription revenue bookings during the year ended December 31, 2021 were approximately $16.0 million, as compared to approximately $10.4 million for the year ended December 31, 2020. The recognition of revenue underlying new bookings is based on contract start date, which results in a timing difference between the date of new bookings and the recognition of revenue from new bookings.
Advisory, Advertising and Other Revenue
Advisory, advertising and other revenue was $8.9 million for the year ended December 31, 2021, as compared to $5.2 million for the year ended December 31, 2020. The increase of $3.8 million, or 73%, was primarily attributable to $3.6 million of incremental revenue from our 2021 Acquisitions. Our advertising, events and books revenue increased by approximately $0.7 million, offset by a reduction in our advocacy acquisition program revenue of approximately $0.7 million due to our decision in 2020 to phase out this offering.
Revenue by Geography
The below tables present our revenues split by geographic region:
	Year ended December 31,		Change 2021 vs. 2020
(in thousands)	2021	2020	$	%
North America	$74,040	$63,356	$10,684	17%
Europe	7,601	1,574	6,027	383%
Asia	487	227	260	115%
Australia	784	—	784	100%
Total revenues	$82,912	$65,157	$17,755	27%
Revenues by geography are determined based on the region of the FiscalNote selling entity, which may be different than the region of the customer. North America revenues increased primarily due to our acquisitions of FactSquared, Fireside, Board.org, Predata, Curate, Forge and FronterView. Revenues outside North America increased primarily due to our acquisitions of Oxford Analytica (included in Europe) and Timebase (included in Australia).
Cost of revenues
Cost of revenues was $21.8 million for the year ended December 31, 2021, as compared to $12.6 million for the year ended December 31, 2020. The increase of $9.2 million, or 73%, was primarily attributable to $6.6 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, as well as an increase in amortization expense of approximately $2.0 million related to developed technology from our 2021 Acquisitions.
Research and development
Research and development expense was $24.0 million for the year ended December 31, 2021, as compared to $15.1 million for the year ended December 31, 2020. The increase of $8.9 million, or 59%, was partially attributable to $3.4 million of research and development costs incurred by our 2021 Acquisitions. Contributing to the remaining increase, in late 2020 we commenced a next generation technology transformation which we expect will establish more advanced core infrastructure and processes for better scaling cross-product data integration, as well as easier deployment of data science and artificial intelligence capabilities across products. Accordingly, our research and development costs increased from the associated increase in salaries, benefits and consultant and contractor costs related to our next generation technology transformation.
Sales and marketing
Sales and marketing expense was $29.7 million for the year ended December 31, 2021, as compared to $21.6 million for the year ended December 31, 2020. The increase of $8.1 million, or 38%, was partially attributable to $4.1 million of sales and marketing costs incurred by our 2021 Acquisitions. The remaining increase is related to an increase in salary and benefit expenses of approximately $2.7 million and a $0.9 million increase in commission expense due to increased bookings during the period as compared to the prior year.
Editorial expense
Editorial expense was $14.6 million for the year ended December 31, 2021, as compared to $14.3 million for the year ended December 31, 2020. Editorial expenses reflect the net impact from the reduction in salaries and benefits related to a headcount reduction we completed in April 2020 of approximately $0.7 million offset by an increase in editorial costs incurred at certain of our 2021 Acquisitions.
General and administrative
General and administrative expense was $32.5 million for the year ended December 31, 2021, as compared to $20.5 million for the year ended December 31, 2020. The increase of $12.0 million, or 58%, was partially attributable to $6.1 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general administrative expenses is primarily related to $2.2 million of incremental salary and bonus expense we incurred as we increased our headcount in preparation of becoming a public company, $1.7 million of incremental legal costs $0.4 million of increased contractor costs, and $0.5 million of costs incurred related to our $10 million increase in our Senior Term Loan that was accounted for as a debt modification.
Amortization of intangibles
Amortization of intangibles was $9.4 million for the year ended December 31, 2021 as compared to $7.3 million for the year ended December 31, 2020. The increase of $2.1 million, or 27%, is due to the increase in amortizable intangible assets from the 2021 Acquisitions.
Loss on sublease
Loss on sublease increased $1.8 million during the year ended December 31, 2021. In May 2019, we exited one of our leases and subleased the location to an unrelated third party for an initial term of three years, with an option to extend one additional year. In April 2021 we agreed to reduce the monthly sublease cash flows for the renewal period from May 1, 2022 to April 30, 2023. Accordingly, in April 2021 we recorded a non-cash charge of $1.4 million related to the modification of our original sublease loss liability. In November 2021 we exited one of our leases with a term of two years. Accordingly, we recorded a non-cash charge of $0.4 million related to the sublease loss liability.
Loss on debt extinguishment
In October 2020, we refinanced our existing long-term debt agreement with Apollo (the “Existing Credit Agreement”) through a series of transactions whereby Apollo sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of our Series F Preferred Stock owned by Apollo, to Arrowroot Capital IV, L.P. (“Arrowroot”) in a loan assignment agreement. Additionally, on December 29, 2020, we entered into various agreements to effect The Economist Group’s divestiture of its financial holdings in FiscalNote (the “TEG Transactions”), including the transfer of its seller note (the “Original TEG Seller Note”) to a third party. As part of the TEG Transactions, we amended the Original TEG Seller Note to provide for various conversion options, among other matters. For accounting purposes, we treated both the refinancing of our Existing Credit Agreement and the TEG Transactions as a debt extinguishment. We recognized debt extinguishment losses of $1.9 million and $0.5 million related to our refinancing of the Existing Credit Agreement and the TEG Transactions, respectively. No such debt modifications and/or losses were incurred during the year ended December 31, 2021.
Transaction costs
Transaction costs were $4.7 million for the year ended December 31, 2021, as compared to $0.2 million for the year ended December 31, 2020. The increase of $4.5 million is due to an increase of $1.4 million in acquisition-related activity in 2021 as compared to 2020, $1.1 million of costs incurred in preparation for our transaction with DSAC, as well as an increase of $2.1 million in non-cash earnout expenses resulting from our 2021 Acquisitions.
Interest expense, net
Interest expense was $64.8 million for the year ended December 31, 2021, as compared to $31.8 million for the year ended December 31, 2020. The increase of $33.0 million, or 104%, was attributable to several factors. During the year ended December 31, 2021, we incurred a full twelve months of interest expense related to $8.2 million of incremental senior term loans borrowed in May 2020 and $47.2 million in initial aggregate principal amount of convertible notes issued throughout the year ended December 31, 2020, as well as incremental interest expense from $23.8 million in convertible notes issued throughout the year ended December 31, 2021. In addition, we incurred incremental interest expense from the $16.7 million of seller notes and convertible notes issued as part of our acquisitions of Fireside, Timebase and Board.org, respectively.
Change in fair value of warrant and derivative liabilities
The change in fair value of warrant and derivative liabilities is related to the mark to market adjustment from our outstanding warrant liabilities to acquire Series B Preferred Shares and common shares as well as certain redemption features embedded within our convertible notes that are required to be bifurcated from the associated convertible notes and recognized as a liability. The change in fair value of warrant and derivative liabilities resulted in a gain of $3.4 million for the year ended December 31, 2021, as compared to a gain of $8.3 million for the year ended December 31, 2020. The fluctuations were primarily driven by the change in valuation assumptions under the probability-weighted expected return method of accounting during the year ended December 31, 2021, as compared to the year ended December 31, 2020.
Income tax benefit
Income tax benefit was $7.9 million for the year ended December 31, 2021, as compared to $1.4 million for the year ended December 31, 2020. The increase of $6.5 million in income tax benefit was primarily driven by unfavorable adjustments relating to the acquired deferred tax liabilities recorded in purchase accounting, the amortization of intangibles, the disallowance of interest expense under the section 163(j) and OID provisions, fair value adjustments on embedded derivatives and revised state filings including return to provision adjustments and the related impacts on the Company’s valuation allowance.
Certain Non-GAAP Measures
We present certain non-GAAP financial measures in this proxy statement/prospectus, including Adjusted Revenues, Adjusted Gross Profit, Adjusted Gross Profit Margin and Adjusted EBITDA. Our management team assesses our performance based on these non-GAAP measures because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance. We believe these measures are useful for investors for the same reasons. Investors should be aware that these measures are not a substitute for GAAP financial measures or disclosures. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure.

Adjusted Revenues
The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:
	Three Months Ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Subscription revenue	$22,779	$15,532	$74,002	$60,002
Deferred revenue adjustment	993	—	2,758	—
Adjusted subscription revenue	23,772	15,532	76,760	60,002
Advisory, advertising and other revenue	3,292	1,817	8,910	5,155
Adjusted Revenues	$27,064	$17,349	$85,670	$65,157
Adjusted Gross Profit and Adjusted Gross Profit Margin
The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:
	Three Months Ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Adjusted Revenues	$27,064	$17,349	$85,670	$65,157
Costs of revenue	(7,170)	(4,198)	(21,802)	(12,621)
Amortization of intangible assets	1,823	1,209	5,844	2,862
Adjusted Gross Profit	$21,717	$14,360	$69,712	$55,398
Adjusted Gross Profit Margin	80%	83%	81%	85%
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
The following table presents our calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods presented:
	Three Months Ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Net loss	$(28,351)	$(26,426)	$(109,421)	$(51,272)
Benefit from income taxes	(374)	(3,189)	(7,889)	(1,435)
Depreciation and amortization	4,717	3,428	16,380	11,509
Interest expense, net	22,523	14,280	64,800	31,829
EBITDA	(1,485)	(11,907)	(36,130)	(9,369)
Deferred revenue adjustment(a)	993	—	2,758	—
Stock-based compensation	260	(34)	1,010	1,004
Change in fair value of warrant and derivative liabilities(b)	1,338	5,243	(3,405)	(8,346)
Other non-cash charges(c)	(8,609)	—	3,969	2,483
Acquisition related costs(d)	72	64	1,418	148
Other infrequent costs(e)	423	692	2,884	834
Costs incurred related to the transaction(f)	203	188	1,128	—
Adjusted EBITDA	$(6,805)	$(5,754)	$(26,368)	$(13,246)
Adjusted EBITDA Margin	(25)%	(33)%	(31)%	(20)%

a.
Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.

b.
Reflects the non-cash impact from the mark to market adjustments on our warrant and derivative liabilities.

c.
Reflects the non-cash impact of the following charges: (i) gain of $1,320 from the change in fair value related to the contingent consideration and accrual of contingent compensation related to the 2021 Acquisitions during the first quarter of 2022, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, (iii) $378 non-cash impairment charge related to the abandonment of one of our leases subsequent to our adoption of ASC 842 on January 1, 2022,(iv) loss from modification to a sub-lease in April 2021 for $1,362 and a loss from a lease abandonment in the fourth quarter of fiscal year 2021 for $455, (v) non-cash charges from the change in fair value related to the contingent consideration from the 2021 Acquisitions totaling $2,152 during the year ended December 31, 2021, (vi) bargain purchase gain of $25 from the acquisition of Sandhill Strategies on May 1, 2020, (vii) loss on debt extinguishments related to modifications to our Existing Credit Agreement and Original TEG Seller Note during the fourth quarter of fiscal year 2020 totaling $2,433, and (viii) non-cash gains and losses from the change in fair value related to the Shungham contingent consideration totaling $75 during the year ended December 31, 2020.

d.
Reflects the costs incurred to identify, consider, and complete business combination transactions comprised of advisory, legal, and other professional and consulting costs.

e.
Reflects the following infrequent charges: (i) costs incurred related to potential acquisitions and other capital markets related activities totaling $302, $636, and $124 during the three months ended March 31, 2021, the year ended December 31, 2021, and the year ended December 31, 2020, respectively, (ii) costs incurred related to litigation we believe to be outside of our normal course of business totaling $20, $246, $898, and $486 during the three months ended March 31, 2022, the three months ended March 31, 2021, the year ended December 31, 2021, and the year ended December 31, 2020, respectively, (iii) non-capitalizable debt raising costs totaling $403, $64, $584, and $160 during the three months ended March 31, 2022, the three months ended March 31, 2021, the year ended December 31, 2021, and the year ended December 31, 2020, respectively, (iv) employee severance costs of $180 during the second half of December 31, 2021, (v) costs to satisfy sales tax remittances incurred during the second quarter of 2021 totaling $506, and (vi) costs incurred related to our adoption of ASC 606 totaling $80 and $64 during the three months ended March 31, 2021 and the year ended December 31, 2020.

f.
Includes non-capitalizable transaction costs associated with the Business Combination and related transactions.

Quarterly Results of Operations
The following table sets forth our unaudited quarterly consolidated results of operations data, our Adjusted Revenues, Adjusted Gross Profit and Adjusted Gross Profit Margin, EBITDA, and Adjusted EBITDA for each of the eight quarters in the period ended December 31, 2021. These unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, the financial information reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results in any futureperiod and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year.
	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021				2020
Revenues:
Subscription	$15,532	$17,427	$20,139	$20,904	$14,842	$14,773	$15,102	$15,285
Advisory, advertising, and other	1,817	1,900	1,635	3,558	1,882	1,046	865	1,362
Total revenues	17,349	19,327	21,774	24,462	16,724	15,819	15,967	16,647
Operating expenses:
Costs of revenues	4,198	5,054	5,412	7,138	3,645	3,209	2,957	2,810
Research and development	5,255	5,983	6,433	6,346	4,201	3,544	3,559	3,818
Sales and marketing	6,839	6,965	7,454	8,418	5,259	5,160	5,193	5,947
Editorial	3,446	3,735	3,786	3,667	3,911	3,590	3,428	3,374
General and administrative	5,276	7,586	9,337	10,292	4,938	4,586	5,355	5,638
Amortization of intangibles	2,141	1,998	2,512	2,708	1,833	1,835	1,839	1,838

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021				2020
Loss on sublease	—	1,362	—	455	—	—	—	—
Loss on debt extinguishment	—	—	—	—	—	—	—	2,433
Transaction costs	252	606	2,127	1,713	—	51	14	158
Total operating expenses	27,407	33,289	37,061	40,737	23,787	21,975	22,345	26,016
Loss from operations	(10,058)	(13,962)	(15,287)	(16,275)	(7,063)	(6,156)	(6,378)	(9,369)
Interest expense, net	14,280	15,561	16,261	18,698	7,423	7,767	7,293	9,346
Change in fair value of warrant and derivative liabilities	5,243	7,002	(2,839)	(12,811)	(2,963)	(1,759)	563	(4,187)
Other (income) expense, net	34	109	241	(51)	189	(29)	(8)	25
Net loss before income taxes and loss on equity method investment	(29,615)	(36,634)	(28,950)	(22,111)	(11,712)	(12,135)	(14,226)	(14,553)
Income taxes, net	(3,189)	(2,556)	(992)	(1,152)	(272)	25	65	(1,253)
Net loss before loss on equity method investment	(26,426)	(34,078)	(27,958)	(20,959)	(11,440)	(12,160)	(14,291)	(13,300)
Loss on equity method investment	—	—	—	—	—	(81)	—	—
Net loss	(26,426)	(34,078)	(27,958)	(20,959)	(11,440)	(12,241)	(14,291)	(13,300)
Other comprehensive (loss) gain	52	(230)	(368)	(22)	(27)	26	49	43
Total comprehensive loss	$(26,374)	$(34,308)	$(28,326)	$(20,981)	$(11,467)	$(12,215)	$(14,242)	$(13,257)

Adjusted Revenues
The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:
	For the Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021				2020
Subscription revenue	$15,532	$17,427	$20,139	$20,904	$14,842	$14,773	$15,102	$15,285
Deferred revenue adjustment	—	372	1,160	1,225	—	—	—	—
Adjusted subscription revenue	15,532	17,799	21,299	22,129	14,842	14,773	15,102	15,285
Advisory, advertising, and other revenue	1,817	1,900	1,635	3,558	1,882	1,046	865	1,362
Adjusted Revenues	$17,349	$19,699	$22,934	$25,687	$16,724	$15,819	$15,967	$16,647

Adjusted Gross Profit and Adjusted Gross Profit Margin
The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:
	For the Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021				2020
Adjusted Revenues	$17,349	$19,699	$22,934	$25,687	$16,724	$15,819	$15,967	$16,647
Costs of revenue	(4,198)	(5,054)	(5,412)	(7,138)	(3,645)	(3,209)	(2,957)	(2,810)
Amortization of intangible assets	1,209	1,298	1,569	1,767	1,210	470	684	498
Adjusted Gross Profit	14,360	15,943	19,091	20,316	14,289	13,080	13,694	14,335
Adjusted Gross Profit Margin	83%	81%	83%	79%	85%	83%	86%	86%
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin
The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin for the periods presented:
	For the Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021				2020
Net loss	$(26,426)	$(34,078)	$(27,958)	$(20,959)	$(11,440)	$(12,241)	$(14,291)	$(13,300)
Interest expense, net	14,280	15,561	16,261	18,698	7,423	7,767	7,293	9,346
Income taxes, net	(3,189)	(2,556)	(992)	(1,152)	(272)	25	65	(1,253)
Depreciation	310	263	297	307	260	282	284	278
Amortization – cost of revenue	1,210	1,298	1,569	1,767	1,210	470	684	498
Amortization – operating expense	1,908	2,231	2,512	2,708	1,931	1,737	1,839	2,036
EBITDA	(11,907)	(17,281)	(8,311)	1,369	(888)	(1,960)	(4,126)	(2,395)
Deferred revenue adjustment	—	372	1,161	1,225	—	—	—	—
Stock-based compensation	(34)	394	187	463	141	112	559	192
Change in fair value of warrant and derivative liabilities	5,243	7,002	(2,839)	(12,811)	(2,963)	(1,759)	563	(4,187)
Other non-cash charges	—	1,362	1,045	1,562	—	25	15	2,443
Acquisition related costs	64	426	561	367	—	—	—	148
Other infrequent charges	692	995	1,049	149	68	247	147	372
Costs incurred related to the transaction	188	180	521	239	—	—	—	—
Adjusted EBITDA	$(5,754)	$(6,550)	$(6,626)	$(7,437)	$(3,642)	$(3,335)	$(2,842)	$(3,427)
Adjusted EBITDA Margin	(33)%	(33)%	(29)%	(29)%	(22)%	(21)%	(18)%	(21)%
Liquidity and Capital Resources
Our capital requirements depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and execution on our acquisition strategy.
The Company’s cash and cash equivalents was $39.7 million at March 31, 2022 as compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $62.2 million at March 31, 2022 and had an accumulated deficit of $500.9 million and $481.4 million as of March 31, 2022 and December 31, 2021, respectively, and has incurred net losses of $28.4 million for the three months ended March 31, 2022 and $109.4 million for the year ended December 31, 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On November 7, 2021, the Company signed the Business Combination Agreement with DSAC (amended on May 9, 2022) whereby through a series of transactions the Company will become a public company and expects to receive more than $100.0 million of net cash proceeds. The Company expects to consummate the merger transaction as contemplated by the Business Combination Agreement with DSAC in the second quarter of 2022. In the event the merger transaction does not close, management would need to take significant actions to restructure the business and there can be no guarantees those actions would be successful.
Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we expect to rely on funds raised from the closing of the Business Combination Agreement with DSAC and our recent debt and equity issuances to fund current cash needs. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities will have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.
As of March 31, 2022, we had cash and cash equivalents, excluding restricted cash, totaling $39.7 million. To date, our principal sources of liquidity have been proceeds received from issuances of debt and equity. The gross proceeds from our debt and equity issuances are summarized for the periods presented as follows:
	Three Months Ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Convertible Notes	—	12,571	$23,481	$59,680
Convertible Notes – related parties	—	—	18,000	—
8090 FV Subordinated Promissory Note	—	—	10,000	—
Senior Term Loan	20,000	—	10,000	8,234
Series G Preferred Stock	—	5,439	12,827	—
PPP Loan	—	—	—	8,000
Total gross proceeds	$20,000	$18,010	$74,308	$75,917
We have not generated positive cash flows from operating activities and have incurred significant losses from operations in the past as reflected in our accumulated deficit of $500.9 million as of March 31, 2022. We expect to continue to incur operating losses for the foreseeable future due to continued R&D investments that we intend to make in our business, expansion in our sales and marketing activities, and other operational costs we expect to incur as we grow and expand in domestic and international markets.
With the cash on hand at March 31, 2022, $8.0 million available to draw upon related to the 8090 Promissory Note, and the anticipated consummation of the Business Combination Agreement with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company's ability to continue as a going concern.

Cash Flow Summary
The following tables summarizes our cash flows for the periods presented:
	Three Months Ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Net loss	$(28,351)	$(26,426)	$(109,421)	$(51,272)
Net cash provided by (used in):
Operating activities	$(10,203)	$(5,495)	$(37,046)	$(17,167)
Investing activities	$(2,128)	$(4,854)	$(49,196)	$(5,490)
Financing activities	$19,693	$17,527	$74,307	$60,682
Operating activities
Net cash used in operating activities was $10.2 million during the three months ended March 31, 2022. The primary factors affecting our operating cash flows during this period was our net loss of $28.4 million adjusted for non-cash items of $20.2 million, primarily consisting of $4.7 million of depreciation and amortization, $0.3 million of stock-based compensation, $20.8 million of non-cash interest expense, $1.6 million of non-cash operating lease expense, $0.6 million of amortization of deferred costs to obtain contracts, non-cash charge of $1.3 million resulting from the change in fair value of warrant liabilities, offset by $7.7 million gain on PPP Loan forgiveness, non-cash gain of $1.4 million resulting from the change of fair value of contingent consideration, and $0.4 million of deferred income tax benefit.
Net cash used in operating activities was $5.5 million during the three months ended March 31, 2021. The primary factors affecting our operating cash flows during this period was our net loss of $26.4 million adjusted for non-cash items of $18.9 million, primarily consisting of $3.4 million of depreciation and amortization, $0.6 million of amortization of deferred costs to obtain contracts, non-cash charge of $5.2 million resulting from the change in fair value of warrant liabilities, $12.6 million of non-cash interest expense, $0.4 million impairment charge related to an unoccupied office space, $0.2 million of loss on equity method investment, offset by non-cash gain of $0.2 million from the disposal of fixed assets, and $2.9 million of deferred income tax benefit.
Net cash used in operating activities was $37.0 million during the year ended December 31, 2021. The primary factors affecting our operating cash flows during this period was our net loss of $109.4 million adjusted for non-cash items of $73.2 million, primarily consisting of $16.4 million of depreciation and amortization, $1.0 million of stock-based compensation, $59.0 million of non-cash interest expense, $1.8 million of loss on sublease, $2.6 million of amortization of deferred costs to obtain contracts, non-cash gain of $3.4 million resulting from the change in fair value of warrant liabilities, non-cash charge of $1.7 from our earnout liabilities, and $6.6 million of deferred income tax benefit.
Net cash used in operating activities was $17.2 million during the year ended December 31, 2020. The primary factors affecting our operating cash flows during this period was our net loss of $51.3 million adjusted for non-cash items of $30.9 million, primarily consisting of $11.5 million of depreciation and amortization, $1.0 million of stock-based compensation, $24.5 million of non-cash interest expense, $2.4 million of loss on extinguishment of debt, non-cash gain of $8.3 million resulting from the change in fair value of warrant liabilities and $2.3 million of deferred income tax benefit. Net changes in operating assets and liabilities had a positive impact on operating cash flows of $3.2 million due primarily to the timing of cash receipts from customers, partially offset by an increase in costs capitalized to obtain revenue contracts as we adopted ASC 606 on January 1, 2020.
Investing activities
Net cash used in investing activities in the three months ended March 31, 2022 was $2.1 million compared to $4.9 million in the three months ended March 31, 2021. Net cash used in investing activities in the three months ended March 31, 2022 primarily consisted of $2.1 million of capital expenditures. Net cash used in investing activities in the three months ended March 31, 2021 primarily consisted of $3.6 million of cash paid for the acquisition of Oxford Analytica, and $1.2 million of capital expenditures.

Net cash used in investing activities in 2021 was $49.3 million, as compared to $5.5 million in 2020. Net cash used in investing activities in 2021 primarily consisted of $43.7 million of cash paid for the 2021 Acquisitions and $5.6 million of capital expenditures. Net cash used in investing activities in 2020 primarily consisted of $4.2 million of capital expenditures and $1.3 million of purchases of intangibles assets from our acquisition of FactSquared.
Financing activities
Net cash provided by financing activities in the three months ended March 31, 2022 was $19.7 million, compared to $17.5 million for the three months ended March 31, 2021. Net cash provided by our financing activities during the three months ended March 31, 2022 consisted of net receipts from $19.5 million increase in our Senior Term Loan, and $0.2 million from exercise of stock options. Net cash provided by financing activities in the three months ended March 31, 2021 primarily related to $12.1 million of net cash received from our 2021 Convertible Notes issuance, and $5.4 million from our Series G preferred share issuance.
Net cash provided by financing activities in the year ended December 31, 2021 was $74.3 million, as compared to $60.7 million for the year ended December 31, 2020. Net cash provided by financing activities during the year ended December 31, 2021 consisted of gross receipts from the issuance of $23.5 million of convertible notes, $18.0 million of convertible debt raised from two related parties used to fund the acquisition of FrontierView, $10.0 million from an increase in our Senior Term Loan, $10.0 million of subordinated promissory notes, and $12.8 million from our Series G preferred share issuance. Net cash provided by financing activities in the year ended December 31, 2020 primarily related to $70.9 million of net cash received from our debt issuances, offset by $10.4 million of debt repayments.
Commitments and Contingencies
Our principal commitments consist of obligations under leases for office space. For more information regarding our lease obligations, see Note 4 “Leases” to the condensed consolidated financial statements as of March 31, 2022 and Note 14 “Commitments and Contingencies” to the consolidated financial statements as of December 31, 2021 included elsewhere in this proxy statement/prospectus. For more information regarding our debt service obligations, see Note 7 “Debt” to the condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
During the periods presented, we did not engage in any off-balance sheet financing activities or other arrangements that have or are reasonably likely to have a current or future material effect on our financial condition or results of operations.
Recently Issued Accounting Pronouncements
For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 1 to our condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021, included elsewhere in this proxy statement/prospectus.
Critical Accounting Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.
Critical Accounting Policies
We believe that of our significant accounting policies, which are described in Note 1 “Summary of Business and Significant Accounting Policies” to our consolidated financial statements, the following accounting policies and specific estimates involve a greater degree of judgment and complexity.

Revenue Recognition
Subscription revenues are recurring in nature and include subscription fees from customers accessing our company’s cloud-based infrastructure, digital content, transcripts, news and analysis, images, video and podcast data. Advisory, advertising and other revenue includes revenues derived from non-recurring activities where we deliver specific deliverables for clients as well as where we provide advertising in our own publications (Roll Call and CQ) in both print and digital formats, the sale of various publications, and sponsorship revenue for events organized by the Company. Our company’s subscription arrangements are generally non-cancelable and do not contain refund-type provisions. Our company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.
Our company’s contracts with customers may include promises to transfer multiple services. For these contracts, our company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when our company does not sell the services separately, our company determines the SSP using available information, including market conditions and other observable inputs.
Costs Capitalized to Obtain Revenue Contracts
Costs capitalized related to new revenue contracts are amortized on a straight-line basis over four years, which, although longer than the typical initial contract period, reflects the average period of benefit, including expected contract renewals. Significant judgment is required in arriving at this average period of benefit. Therefore, we evaluate both qualitative and quantitative factors, including the estimated life cycles of our offerings and our customer attrition.
Fair Value of Common Stock
The fair value of our stock-based compensation, warrants, and redeemable securities are based on the estimated fair value of our underlying common stock. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs).
Based on our stage of development and other relevant factors, we determined that a probability weighted excepted return method (“PWERM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the PWERM involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Specifically, we have historically used the PWERM as it explicitly considers the various terms of the shareholder agreements and transaction agreements, including various rights of each share class, at the date of the liquidity event when those rights will either be executed or abandoned. Under this method, the value of each class of stock is estimated using a probability-weighted analysis of the present value of the returns afforded to shareholders under each possible future exit scenario for the Company.
Upon the consummation of the Business Combination, the fair value of our Class A common stock will be determined based on the quoted market price on the NYSE.
Business Combinations
Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. We use our best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.
Critical estimates in valuing certain of the intangible assets and goodwill we have acquired are:
•
future expected cash flows from subscription and content contracts, other customer contracts and acquired developed technologies, and trade names;

•
historical and expected customer attrition rates and anticipated growth in revenue from acquired customers;

•
assumptions about the period of time the acquired trade name will continue to be used in our offerings;

•
discount rates;

•
uncertain tax positions and tax-related valuation allowances assumed; and

•
fair value of earnout consideration.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.
Useful Lives of Intangible Assets
Amortization of acquired intangible assets is dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
Valuation of Financial Instruments
Certain of our debt agreements contain embedded redemption features that are required to be accounted for at fair value and are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the consolidated statements of operations. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. We use a Monte Carlo simulation for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, fair value of our common stock, and probability and timing of possible exit scenarios.
Deferred Taxes and Valuation Allowance
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
Incremental Borrowing Rate Used to Calculate Lease Balances
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate as the discount rate to measure the operating lease assets and liabilities. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease and includes considerations of both the market, our current capital structure and exiting debt borrowings. We perform an incremental borrowing rate analysis on a quarterly basis, or upon execution of any individually material agreement, to ensure that the rates being applied to newly acquired leases are still accurate.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents and/or our marketable investments.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound Sterling and Australian Dollar. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States as well as Europe, Great Britain, Australia, South Korea, Hong Kong and India. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of our international entities and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.
Market Risk and Market Interest Risk
In April 2021, we issued to the sellers of Fireside: (a) $7.4 million aggregate principal amount of convertible notes and (b) $2.9 million aggregate principal amount of subordinated convertible promissory notes (collectively, the “Fireside Seller Notes”). In May 2021, we issued to the sellers of Timebase sellers AUD 2.8 million (USD equivalent of $2.2 million on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”). In June 2021, we issued to the seller of Board.org a $4.3 million aggregate principal amount of subordinated convertible promissory notes (the “Board.org Seller Notes”).
The Fireside Seller Notes, Timebase Seller Notes and the Board.org Seller Notes accrue payment-in-kind (“PIK”) interest at the annual mid-term Applicable Federal Rate (“AFR”). A hypothetical 100 basis points increase in the AFR would not have a material impact on our PIK interest expense. Our remaining debt is fixed rate debt and not subject to fluctuations in interest rates.

OWNERSHIP SUMMARY
The following table sets forth the ownership summary of New FiscalNote on a pro forma basis as of December 31, 2021, after giving effect to the Business Combination and assuming (i) that no public shares are redeemed, (ii) that 6.75 million public shares, 50% of the total, are redeemed and (iii) that 17.5 million public shares, the maximum number, are redeemed.
Please refer to the historical financial statements of DSAC and FiscalNote included in this proxy statement/prospectus as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Public shares held by public shareholders	13,500,000	9.1%	6,750,000	4.1%	—	—
Bonus Shares held by public shareholders(1)	7,714,000	5.2%	3,857,000	2.4%
Public warrants held by public shareholders(2)	10,607,143	7.1%	10,607,143	6.5%	—	—
DSAC Shareholders	31,821,143	21.4%	21,214,143	13.0%	—	—
DSAC redemptions by the Sponsor(3)	—	—	6,750,000	4.1%	13,500,000	8.9%
Public shares held by the Sponsor and its affiliates(4)	4,000,000	2.7%	4,000,000	2.5%	4,000,000	2.6%
Bonus Shares held by the Sponsor and its affiliates(5)	2,286,000	1.5%	6,143,000	3.8%	10,000,000	6.6%
Public warrants held by the Sponsor and its affiliates(6)	—	—	3,142,857	1.9%	3,142,857	2.1
Founder Shares	4,375,000	2.9%	4,375,000	2.7%	4,375,000	2.9%
Private warrants held by the Sponsor and its affiliates(6)	—	—	11,000,000	6.8%	11,000,000	7.2%
Convertible notes held by affiliates of the Sponsor(7)	375,656	0.3%	375,656	0.2%	375,656	0.2%
Sponsor and Its Affiliates	11,036,656	7.4%	35,786,513	22.0%	46,393,513	30.5%
FiscalNote Class A Shares	87,376,388	58.8%	87,376,388	53.7%	87,376,388	57.4%
FiscalNote Options(8)	10,265,804	6.9%	10,265,804	6.3%	10,265,804	6.7%
FiscalNote Class B Shares(9)	8,179,624	5.5%	8,179,624	5.0%	8,179,624	5.4%
FiscalNote Stockholders	105,821,816	71.2%	105,821,816	65.0%	105,821,816	69.5%
Total	148,679,615	100.0%	162,822,472	100.0%	152,215,329	100.0%

(1)
Amounts reflect Bonus Shares issued to non-redeeming DSAC’s public shareholders following the Domestication and immediately prior to the Closing.

(2)
Amounts reflect outstanding DSAC warrants held by DSAC’s public shareholders that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing and 12 months from the closing of the IPO). Assumes full exercise of outstanding DSAC warrants held by DSAC’s public shareholders at the Closing under the “Assuming No Redemptions” scenario and the “Assuming 50% Redemptions” scenario and assumes no exercise of outstanding DSAC warrants held by DSAC’s public shareholders at the Closing under the “Assuming Maximum Redemptions” scenario. Amounts also take into account the Warrant Adjustment.

(3)
Under the “Assuming 50% Redemptions” and “Assuming Maximum Redemptions” scenarios, reflects 6,750,000 and 13,500,000 shares of New DSAC Class A Common Stock, respectively, purchased at the Closing (as defined in the Backstop Agreement) to backstop redemptions.

(4)
Amounts include 4,000,000 DSAC Class A ordinary shares the holders of which have agreed to waive their redemption rights thereto.

(5)
Amounts reflect Bonus Shares issued to the Sponsor and its affiliates, including the Backstop Parties, following the Domestication and immediately prior to the Closing.

(6)
Amounts reflect outstanding DSAC warrants held by the Sponsor and its affiliates that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing and 12 months from the closing of the IPO). Assumes no exercise of outstanding DSAC warrants held by the Sponsor and its affiliates at the Closing under the “Assuming No Redemptions” scenario and assumes full exercise of outstanding

DSAC warrants held by the Sponsor and its affiliates at the Closing under the “Assuming 50% Redemptions” scenario and the “Assuming Maximum Redemption” scenario. Amounts also take into account the Warrant Adjustment.
(7)
Funds affiliated with the Sponsor hold convertible notes in FiscalNote that will convert into approximately 0.3 million shares of FiscalNote Class A common stock immediately prior to the Closing and further convert into approximately 0.4 million shares of New FiscalNote Class A common stock in connection with the Closing.

(8)
Amounts consist of (i) 4,685,080 shares of FiscalNote Class A common stock underlying Vested FiscalNote Options and (ii) 5,580,724 FiscalNote Class A common stock underlying Unvested FiscalNote Options expected to be outstanding as of the Closing Date. The actual number of outstanding shares of New FiscalNote common stock held by former FiscalNote equity holders at Closing will vary depending on the number of FiscalNote options that remain unexercised prior to Closing.

(9)
Percentage ownership reflects percentage of issued and outstanding common stock, not voting power. The New FiscalNote Class B common stock to be issued to Tim Hwang and Gerald Yao will entitle the holders to twenty-five (25) votes per share until the earlier of (a) transfer by the New FiscalNote Class B Holders to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the New FiscalNote Class B Holders, (b) the death or incapacity of the New FiscalNote Class B Holder, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.

If the Sponsor and its affiliates exercise their outstanding DSAC warrants in full, but the DSAC public shareholders exercise none of their outstanding DSAC warrants, immediately after Closing they would hold 25,179,513 shares, 35,786,513 shares and 46,393,513 shares of New FiscalNote Class A common stock assuming no redemption, 50% redemption and maximum redemption, respectively. Similarly, if the DSAC public shareholders exercise their outstanding DSAC warrants in full, but the Sponsor and its affiliates exercise none of their outstanding DSAC warrants, they would hold 31,821,143 shares, 21,214,143 shares and 10,607,143 shares of New FiscalNote Class A common stock assuming no redemption, 50% redemption and maximum redemption, respectively. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.
In addition, as illustrated above, there are currently outstanding 15,750,000 warrants to acquire DSAC Class A ordinary shares in the aggregate, which consist of 9,000,000 warrants held by the Sponsor and its affiliates and 6,750,000 warrants held by DSAC’s public shareholders. The outstanding whole warrants are each exercisable commencing 30 days following the Closing for one share of New FiscalNote Class A common stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New FiscalNote Class A common stock is issued as a result of such exercise, with payment to New FiscalNote of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 15,750,000 shares, with approximately $181,125,000 paid to exercise the warrants.

DESCRIPTION OF NEW FISCALNOTE SECURITIES
As a result of the Business Combination, DSAC shareholders who receive shares of New FiscalNote Class A common stock in the transactions will become New FiscalNote stockholders. Your rights as New FiscalNote stockholders will be governed by Delaware law and by New FiscalNote’s Proposed Charter and Proposed Bylaws. The following description of the material terms of New FiscalNote’s securities, including the New FiscalNote common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and Proposed Bylaws (which are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus) carefully and in their entirety because they describe your rights as a holder of shares of New FiscalNote Class A common stock.
Authorized and Outstanding Capital Stock
New FiscalNote’s Proposed Charter will authorize the issuance of 1,809,000,000 shares of all classes of New FiscalNote’s capital stock, consisting of:
•
1,700,000,000 shares of Class A common stock, par value $0.0001 per share;

•
9,000,000 shares of Class B common stock, par value $0.0001 per share; and

•
100,000,000 shares of preferred stock, par value $0.0001 per share.

As of            , 2022, the record date, DSAC had outstanding 17,500,000 DSAC Class A ordinary shares, 4,375,000 DSAC Class B ordinary shares and 15,750,000 warrants, consisting of 8,750,000 public warrants and 7,000,000 private placement warrants.
Assuming that none of DSAC’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and the respective numbers of DSAC shares and DSAC warrants outstanding immediately prior to the consummation of the Business Combination are the same as they were on the record date, we expect that, immediately after the consummation of the Business Combination, there will be outstanding approximately 119,627,044 shares of New FiscalNote Class A common stock, approximately 8,179,624 shares of New FiscalNote Class B common stock, and approximately 8,750,000 warrants to purchase shares of New FiscalNote Class A common stock. Assuming that 17,500,000 of DSAC’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and the respective numbers of DSAC shares and DSAC warrants outstanding immediately prior to the consummation of the Business Combination are the same as they were on the record date, we expect that, immediately after the consummation of the Business Combination, there will be outstanding approximately 119,627,044 shares of New FiscalNote Class A common stock, approximately 8,179,624 shares of New FiscalNote Class B common stock, and approximately 8,750,000 warrants to purchase shares of New FiscalNote Class A common stock.
Common Stock
New FiscalNote will have two classes of authorized common stock: New FiscalNote Class A common stock and New FiscalNote Class B common stock. Holders of New FiscalNote Class A common stock and New FiscalNote Class B common stock will generally have the same rights except for voting and conversion.
Voting Rights
New FiscalNote Class A Common Stock
Holders of New FiscalNote Class A common stock will be entitled to one (1) vote for each share of New FiscalNote Class A common stock held of record by such holder at all meetings of New FiscalNote stockholders and on all matters properly submitted to a vote of FiscalNote stockholders generally.
New FiscalNote Class B Common Stock
Holders of New FiscalNote Class B common stock will be entitled to twenty-five (25) votes for each share of New FiscalNote Class B common stock held of record by such holder at all meetings of New FiscalNote stockholders and on all matters properly submitted to a vote of FiscalNote stockholders generally.

Stockholder Votes
Holders of New FiscalNote common stock generally will vote together as a single class on all matters submitted to a vote of New FiscalNote stockholders (including the election and removal of directors), unless otherwise provided in the Proposed Charter or required by applicable law. Any action or matter submitted to a vote of the New FiscalNote stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that New FiscalNote’s directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, voting together as a single class, is required to amend the Proposed Charter or approve any change of control transaction. Stockholders of New FiscalNote will not be entitled to cumulate their votes in the election of New FiscalNote’s directors.
Delaware law could require holders of a class of New FiscalNote’s capital stock to vote separately as a class on any proposed amendment of New FiscalNote’s Proposed Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.
Holders of New FiscalNote common stock will not be entitled to vote on any amendment to New FiscalNote’s Proposed Charter that relates solely to the terms of one or more series of New FiscalNote’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of New FiscalNote’s preferred stock, pursuant to New FiscalNote’s Proposed Charter or by applicable law.
Conversion
Optional Conversion
Each Share of New FiscalNote Class B common stock is convertible on a one-to-one basis at the option of the holder into a share of New FiscalNote Class A common stock upon written notice to New FiscalNote.
Automatic Conversion
Each share of New FiscalNote Class B common stock will automatically convert on a one-to-one basis into a share of New FiscalNote Class A common stock upon any of the following:
•
transfer by the holder, other than a Permitted Transfer;

•
the death or permanent disability of the holder;

•
the first date on which the number of outstanding shares of New FiscalNote Class B common stock represents less than fifty percent (50%) of the number of shares of New FiscalNote Class B common stock that were outstanding as of the consummation of the Business Combination;

•
the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of New FiscalNote Class B common stock, voting as a separate class; and

•
the date that is seven (7) years from the consummation of the Business Combination.

Economic Rights
Except as otherwise expressly provided in New FiscalNote’s Proposed Charter or required by applicable law, shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock will have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:
Dividends and Distributions; Rights upon Liquidation
Shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets or funds of New FiscalNote legally available therefor; provided, however, that, if a dividend is paid in the form of shares (or options, warrants or other rights to acquire shares) of New FiscalNote common stock, then holders of New FiscalNote Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of New FiscalNote Class A common stock and holders of New FiscalNote Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of New FiscalNote Class B common stock. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of New FiscalNote Class A common stock or New FiscalNote Class B common stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, each voting separately as a class.
Upon the dissolution, distribution of assets, liquidation or winding up of New FiscalNote, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New FiscalNote, holders of New FiscalNote Class A common stock and New FiscalNote Class B common stock will be entitled to receive ratably all assets of New FiscalNote available for distribution to its stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, each voting separately as a class.
Subdivisions, Combinations and Reclassifications
If New FiscalNote subdivides or combines any class of New FiscalNote common stock with any other class of New FiscalNote common stock, then each class of New FiscalNote common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of New FiscalNote Class A common stock, and the outstanding shares of New FiscalNote Class B common stock, each voting separately as a class.
Mergers and Other Extraordinary Transactions
The Proposed Charter provides that, in the case of any distribution or payment in respect of the shares of New FiscalNote Class A common stock or New FiscalNote Class B common stock, or any consideration into which such shares are converted, upon the consolidation or merger of New FiscalNote with or into any other entity, such distribution, payment or consideration that the holders of shares of New FiscalNote Class A common stock or Class B common stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the New FiscalNote Class A common stock and New FiscalNote Class B common stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of New FiscalNote Class B common stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the New FiscalNote Class B common stock relative to the holders of the New FiscalNote Class A common stock than those contained in the Proposed Charter.
Additionally, the Proposed Charter prohibits New FiscalNote from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, New FiscalNote stockholders in the manner provided in the paragraph immediately above.
Transfer Restrictions
Lock-up
The Proposed Bylaws provide that, subject to the exceptions described therein, holders of common stock of New FiscalNote received by the stockholders of New FiscalNote after the date of the adoption of the Proposed Bylaws as consideration in the Business Combination (including, shares underlying any options, warrants, convertible securities or any other equity-linked instrument), and any transferee of any of the foregoing, will be unable to transfer their shares of New FiscalNote Class A common stock or New FiscalNote Class B common stock received as consideration in the Business Combination (including upon the settlement of any equity award of New FiscalNote into which any equity award of FiscalNote was converted in the merger) for a period of six (6) months following the closing of the Business Combination. The transfer restrictions described in the foregoing sentence will not apply to shares of common stock issued in connection with the Domestication.
Registration Rights
Certain New FiscalNote stockholders will be parties to a registration rights agreement with New FiscalNote that will be effective upon the consummation of the Business Combination. The registration rights agreement will grant certain New FiscalNote stockholders the right to require, subject to certain conditions and limitations, that New FiscalNote register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by New FiscalNote. The registration of shares of New FiscalNote Class A common stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable New FiscalNote stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. New FiscalNote will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.
Other Rights
The Proposed Charter and the Proposed Bylaws do not provide for any preemptive or subscription rights with respect to the New FiscalNote common stock, and there are no redemption or sinking fund provisions applicable to the New FiscalNote common stock. Upon completion of the Business Combination, all the outstanding shares of New FiscalNote common stock will be validly issued, fully paid and non-assessable.
Preferred Stock
The Proposed Charter authorizes the New FiscalNote Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of New FiscalNote preferred stock in one or more series from time to time by resolution, without further action by New FiscalNote’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of New FiscalNote common stock) and any qualifications, limitations or restrictions thereof. The issuance of New FiscalNote preferred stock could adversely affect the voting power of holders of New FiscalNote common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are expected to be outstanding immediately following the consummation of the Business Combination, and there is no present plan to issue any shares of preferred stock.
Election, Appointment and Removal of Directors
The Proposed Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors of New FiscalNote shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent, the number of directors shall be no less than five (5) and not exceed twelve (12).
Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.
The Proposed Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the New FiscalNote Board, may be filled (i) prior to the Voting

Threshold Date, solely by the stockholders of FiscalNote with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
Committees of the Board of Directors
Pursuant to the Proposed Bylaws of New FiscalNote, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. It is currently anticipated that the New FiscalNote Board will establish and maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time. See “New FiscalNote Management after the Business Combination.”
Anti-Takeover Effects of the Proposed Charter and the Proposed Bylaws
The Proposed Charter and Proposed Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of New FiscalNote. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the New FiscalNote Board, which we believe may result in improvement of the terms of any such acquisition in favor of New FiscalNote’s stockholders. However, these provisions also give the New FiscalNote Board the power to discourage acquisitions that some stockholders may favor.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of New FiscalNote or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the New FiscalNote Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of New FiscalNote and to reduce New FiscalNote’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New FiscalNote’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Authorized but Unissued Capital Stock
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which New FiscalNote’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions and issuances under our Incentive Plan Proposal and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of New FiscalNote by means of a proxy contest, tender offer, merger or otherwise.
Amendment of Proposed Charter or Proposed Bylaws
The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.
The Proposed Charter provides that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, voting together as a single class, is required to amend the Proposed Charter or approve any change of control transaction.

Dual-Class Structure
As described above, the Proposed Charter provides for a dual-class stock structure, which will give Tim Hwang and Gerald Yao and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New FiscalNote, significant influence over all matters requiring stockholder approval, including the election of New FiscalNote’s directors and significant corporate transactions, such as a merger or other sale of New FiscalNote or all or substantially all of its assets. See “— Common Stock — Voting Rights.”
Classified Board
The New FiscalNote Board will be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New FiscalNotes’ securities.
Special Meetings of Stockholders
The Proposed Charter permits special meetings of New FiscalNote’s stockholders to be called only by the New FiscalNote Board, the chairman of the New FiscalNote Board, New FiscalNote’s chief executive officer, or, at any time at the request of stockholders of New FiscalNote Board collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of New FiscalNote’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of New FiscalNote’s directors from office.
Advance Notice Requirement for Stockholder Proposals and Director Nominations
The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the New FiscalNote Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide New FiscalNote with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New FiscalNote Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Proposed Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude New FiscalNote’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the New FiscalNote Board, or might discourage or impede an attempt by a potential acquirer of New FiscalNote to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of New FiscalNote.
Warrants
FiscalNote Warrants
At the effective time of the Business Combination, each warrant to purchase shares of FiscalNote capital stock (each, a “FiscalNote Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination will be assumed by New FiscalNote and converted into a warrant to purchase shares of New FiscalNote Class A common stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as are in effect with respect to such FiscalNote Warrants immediately prior to the effective time, with appropriate adjustments to the number of shares of New

FiscalNote Class A common stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.
FiscalNote expects to have outstanding at the effective time of the Business Combination warrants to acquire up to an aggregate of 100,000 FiscalNote Class A common stock.
DSAC Warrants
At the effective time of the Domestication, each warrant to purchase DSAC ordinary shares (each, a “DSAC warrant”) that is issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms will be converted into a warrant to purchase shares of New FiscalNote common stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such DSAC warrant immediately prior to the effective time.
There are currently outstanding an aggregate of 15,750,000 warrants to acquire DSAC Class A ordinary shares, which comprise 7,000,000 private placement warrants held by DSAC’s Sponsor and 8,750,000 public warrants.
Public Stockholders’ Warrants
There are currently outstanding an aggregate of 15,750,000 public stockholder warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New FiscalNote Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New FiscalNote Class A common stock at a price of $7.32 (taking into account the Warrant Adjustment) per share, subject to further adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that New FiscalNote has an effective registration statement under the Securities Act covering the New FiscalNote Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such New FiscalNote Class A common stock is available (or New FiscalNote permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement a holder may exercise its warrants only for a whole number of shares of New FiscalNote Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of Warrants for Cash
Once the warrants become exercisable, New FiscalNote may call the warrants for redemption for cash:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported closing price of the New FiscalNote Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New FiscalNote sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New FiscalNote, New FiscalNote may exercise its redemption right even if New FiscalNote is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
New FiscalNote has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New FiscalNote issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New FiscalNote Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $7.32 (taking into account the Warrant Adjustment) warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If New FiscalNote calls the warrants for redemption as described above, New FiscalNote’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New FiscalNote’s management will consider, among other factors, New FiscalNote’s cash position, the number of warrants that are outstanding and the dilutive effect on New FiscalNote’s stockholders of issuing the maximum number of shares of New FiscalNote Class A common stock issuable upon the exercise of its warrants. If New FiscalNote management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New FiscalNote Class A common stock equal to the quotient obtained by dividing (x) the product of the number of New FiscalNote Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the New FiscalNote Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New FiscalNote Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the New FiscalNote management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New FiscalNote Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
New FiscalNote believes this feature is an attractive option to New FiscalNote if New FiscalNote does not need the cash from the exercise of the warrants after the Business Combination. If New FiscalNote calls the New FiscalNote warrants for redemption and New FiscalNote’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New FiscalNote in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New FiscalNote Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New FiscalNote Class A common stock is increased by a share capitalization payable in shares of New FiscalNote Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New FiscalNote Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New FiscalNote common stock. A rights offering to holders of common stock entitling holders to purchase New FiscalNote Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New FiscalNote Class A common stock equal to the product of (i) the number of shares of New FiscalNote Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New FiscalNote Class A common stock) and (ii) the quotient of (x) the price per share of New FiscalNote Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New FiscalNote Class A common stock, in determining the price payable for New FiscalNote Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New FiscalNote Class A common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the New FiscalNote Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New FiscalNote, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of New FiscalNote Class A common stock on account of such New FiscalNote Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, or (d) in connection with the redemption of New FiscalNote’s public shares upon New FiscalNote’s failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New FiscalNote Class A common stock in respect of such event.
If the number of outstanding shares of New FiscalNote Class A common stock is decreased by a consolidation, combination or reclassification of New FiscalNote Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New FiscalNote Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New FiscalNote Class A common stock.
Whenever the number of shares of New FiscalNote Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New FiscalNote Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New FiscalNote Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding New FiscalNote Class A common stock (other than those described above or that solely affects the par value of such New FiscalNote Class A common stock), or in the case of any merger or consolidation of New FiscalNote with or into another corporation (other than a consolidation or merger in which New FiscalNote is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding New FiscalNote Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New FiscalNote as an entirety or substantially as an entirety in connection with which New FiscalNote is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New FiscalNote Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New FiscalNote Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New FiscalNote Class A common stock in such a transaction is payable in the form of New FiscalNote Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on New FiscalNote Class A common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New FiscalNote, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New FiscalNote Class A common stock. After the issuance of New FiscalNote Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The private placement warrants (including the New FiscalNote Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by New FiscalNote for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.
The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of New FiscalNote Class A common stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by New FiscalNote and exercisable by the holders on the same basis as the warrants included in the units being sold in the Business Combination.
Exclusive Forum
The Proposed Charter provides that, unless New FiscalNote otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of New FiscalNote (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New FiscalNote, (c) any action asserting a claim against New FiscalNote arising pursuant to any provision of the DGCL, the Proposed Charter or Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.
Notwithstanding the foregoing, unless New FiscalNote otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.
This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of New FiscalNote’s directors for damages for any breach of fiduciary duty as a director.
The Proposed Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), New FiscalNote must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of New FiscalNote or, while serving as a director or officer of New FiscalNote, is or was serving at the request of New FiscalNote as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. New FiscalNote also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New FiscalNote’s directors, officers, and certain employees for some liabilities. New FiscalNote believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing lawsuits against New FiscalNote’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New FiscalNote’s directors and officers, even though such an action, if successful, might otherwise benefit New FiscalNote and its stockholders. In addition, your investment in New FiscalNote may be adversely affected to the extent that New FiscalNote pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New FiscalNote’s directors, officers, or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New FiscalNote’s stockholders will have appraisal rights in connection with a merger or consolidation of New FiscalNote. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New FiscalNote’s stockholders may bring an action in New FiscalNote’s name to procure a judgment in New FiscalNote’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New FiscalNote’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company will be the transfer agent for New FiscalNote Class A common stock and the warrant agent for New FiscalNote warrants.
Listing of New FiscalNote Class A Common Stock and New FiscalNote Warrants
Applications have been made for the shares of New FiscalNote Class A common stock and warrants to be approved for listing on the NYSE under the symbols “NOTE” and “NOTEW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New FiscalNote for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New FiscalNote at the time of, or at any time during the three months preceding, a sale and (ii) New FiscalNote is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New FiscalNote Class A common stock or warrants of New FiscalNote for at least six months but who are affiliates of New FiscalNote at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of New FiscalNote Class A common stock then outstanding; or

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the average weekly reported trading volume of New FiscalNote’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New FiscalNote under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New FiscalNote.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after DSAC has completed its initial business combination.
Following the Closing, New FiscalNote will no longer be a shell company, and as such, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS
General
DSAC is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Island Companies Act and the Current Charter (the “Cayman Constitutional Documents”) govern the rights of DSAC shareholders. As a result of the Business Combination, DSAC shareholders who receive shares of New FiscalNote Class A common stock or New FiscalNote Class B common stock will become New FiscalNote stockholders. New FiscalNote will be incorporated under the laws of the State of Delaware and the rights of New FiscalNote stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws (the “New FiscalNote Constitutional Documents”). Thus, following the Business Combination, the rights of DSAC shareholders who become New FiscalNote stockholders in the Business Combination will no longer be governed by the Cayman Islands Companies Act and the Cayman Constitutional Documents and instead will be governed by the DGCL and the New FiscalNote Constitutional Documents.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of DSAC shareholders under the Cayman Constitutional Documents (left column), and the rights of New FiscalNote’s stockholders under forms of the New FiscalNote Constitutional Documents (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter a copy of which is attached to this proxy statement/prospectus as Annex G, the Proposed Charter, a copy of which is attached as Annex B, and the New FiscalNote bylaws, a copy of which is attached as Annex C. You should also review the Cayman Islands Companies Act and the DGCL to understand how these laws apply to DSAC and New FiscalNote, respectively.
DSAC	New FiscalNote
Authorized Share Capital

Under the Cayman Constitutional Documents, DSAC is currently authorized to issue 201,000,000 shares, consisting of (a) 200,000,000 ordinary shares, including 180,000,000 DSAC Class A ordinary shares, par value $0.0001 per share, and 20,000,000 DSAC Class B ordinary shares, par value $0.0001 per share, and (b) 1,000,000 preference shares, par value $0.0001 per share.
Under the Cayman Constitutional Documents, an increase in share capital occurs by ordinary resolution.
New FiscalNote will be authorized to issue 1,809,000,000 shares, consisting of (a) 1,700,000,000 shares of New FiscalNote Class A common stock, par value $0.0001 per share, (b) 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share, and (c) 100,000,000 shares of New FiscalNote preferred stock, par value $0.0001 per share.
Rights of Preferred Stock
Subject to the Current Charter, and, where applicable, the rules of the designated stock exchange and/or any competent regulatory authority, all shares for the time being unissued shall be under the control of the directors who may: (a) issue, allot and dispose of the same to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and (b) grant options with respect to such shares and issue warrants or similar instruments with respect thereto; and, for such purposes, the directors may	The New FiscalNote Board may fix for any class or series of preferred stock such powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New FiscalNote Board providing for the issuance of such class or series. The resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law.

DSAC	New FiscalNote
reserve an appropriate number of shares for the time being unissued; provided, however, that the directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of DSAC to carry out a founder share conversion as set out in the Current Charter.
Number and Qualification of Directors
The Cayman Constitutional Documents provide that prior to the closing of a business combination the appointment of the DSAC Board is permitted by ordinary resolution of the holders of DSAC Class B ordinary shares.	Subject to the rights of holders of any series of preferred stock to elect directors, the number of the directors of New FiscalNote shall be fixed from time to time by the New FiscalNote Board. Unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall be no less than five (5) and shall not exceed twelve (12).
Classification of the Board of Directors
For so long as DSAC’s shares are traded on a designated stock exchange, the directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual general meeting of members after the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual general meeting of members after the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of members, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this article, each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.	Subject to the special rights of the holders of any series of preferred stock to elect directors, the directors of New FiscalNote shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at New FiscalNote’s first annual meeting of stockholders following the Effective Date, the initial term of office of the Class II directors shall expire at New FiscalNote’s second annual meeting of stockholders following the Effective Date, and the initial term of office of the Class III directors shall expire at New FiscalNote’s third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders following the Effective Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
Election of Directors
Prior to the closing of a business combination, DSAC may by ordinary resolution of the holders of the DSAC Class B ordinary shares increase and decrease the number of directors and appoint any	The vote required for election of a director by the stockholders at a meeting of stockholders in which a quorum is present shall be the affirmative vote of a plurality of the votes cast by stockholders entitled

DSAC	New FiscalNote

person to be a director or may by ordinary resolution of the holders of the DSAC Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of DSAC Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such director will be appointed in connection with the closing of a business combination. Therefore, only holders of the DSAC Class B ordinary shares will vote on the election of directors at the Special Meeting.
Each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

to vote in such election.
Each director shall be elected or appointed for a term of office continuing until the annual meeting of stockholders of New FiscalNote at which such director’s term expires. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

Removal of Directors
Prior to the closing of a business combination, DSAC may by ordinary resolution of the holders of the DSAC Class B ordinary shares increase and decrease the number of DSAC directors and appoint any person to be a director or may by ordinary resolution of the holders of the DSAC Class B ordinary shares remove any director. Prior to the closing of a business combination, holders of DSAC Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such director will be appointed in connection with the closing of a business combination. After the closing of a business combination, DSAC may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.	Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.
Voting
Under the Cayman Constitutional Documents, the holders of DSAC Class A ordinary shares and DSAC Class B ordinary shares are entitled to one vote for each such share on each matter properly submitted to DSAC’s shareholders entitled to vote.	Holders of New FiscalNote Class A common stock will be entitled to one (1) vote for each share of New FiscalNote Class A common stock held of record by such holder at all meetings of New FiscalNote stockholders and on all matters properly submitted to a vote of FiscalNote stockholders generally. Holders of New FiscalNote Class B common stock will be entitled to twenty-five (25) votes for each share of New FiscalNote Class B common stock held of record by such holder at all meetings of New FiscalNote stockholders and on all matters properly submitted to a vote of FiscalNote stockholders generally.

DSAC	New FiscalNote
Holders of New FiscalNote common stock generally will vote together as a single class on all matters submitted to a vote of New FiscalNote stockholders (including the election and removal of directors), unless otherwise provided in the Proposed Charter or required by applicable law. Any action or matter submitted to a vote of the New FiscalNote stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that New FiscalNote’s directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, voting together as a single class, is required to amend the Proposed Charter or approve any change of control transaction. Stockholders of New FiscalNote will not be entitled to cumulate their votes in the election of New FiscalNote’s directors.
Cumulative Voting
Cayman Islands law does not prohibit cumulative voting, and DSAC’s Current Charter does not provide for cumulative voting.	There shall be no cumulative voting.
Vacancies on the Board of Directors
Prior to the closing of a business combination, DSAC may by ordinary resolution of the holders of the DSAC Class B ordinary shares increase and decrease the number of Directors and appoint any person to be a director or may by ordinary resolution of the holders of the DSAC Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of DSAC Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such director will be appointed in connection with the closing of a business combination.	Subject to the rights of holders of any series of preferred stock and notwithstanding the requirement that the three classes shall be as nearly equal in number of directors as possible, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, solely by the stockholders of New FiscalNote with the Requisite Stockholder Consent, unless any such vacancy or newly created directorships remains unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

DSAC	New FiscalNote
Stockholder Action by Written Consent
The Current Charter permits the shareholders to approve resolutions by way of unanimous written resolution.	Action required or permitted to be taken by the stockholders of New FiscalNote must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the Voting Threshold Date, such action may be taken by written consent by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Amendment to Certificate of Incorporation
DSAC may by special resolution alter or add to the Current Charter.	An amendment to the Proposed Charter requires the prior affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class.
Amendment of the Bylaws
No similar provision.
Subject to the terms of any series of preferred stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present.
The stockholders may not adopt, amend, alter or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent.

Quorum
No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Except as otherwise provided by the Current Charter, one or more shareholders holding at least a majority of the paid up voting share capital of DSAC present in person or by proxy and entitled to vote at that meeting shall form a quorum.	At each meeting of stockholders, the holders of a majority in voting power of the shares of the capital stock of New FiscalNote issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New FiscalNote issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

DSAC	New FiscalNote
Interested Directors

A director may hold any other office or place of profit under DSAC (other than the office of auditor) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.
A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with DSAC shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
No equivalent provision regarding Interested Directors in the Proposed Charter or Proposed Bylaws.
Special Stockholder Meetings

DSAC Board may call general meetings.
General meetings may also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of DSAC holding at least 30% of the paid up voting share capital of DSAC. If at any time there are no directors, any two shareholders (or if there is only one shareholder, then that shareholder) entitled to vote at general meetings of DSAC may convene a general meeting

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by another Person or Persons; provided that, prior to the Final Conversion Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders collectively holding shares of capital stock with voting power sufficient to provide the Requisite Stockholder Consent.
Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Notice of Stockholder Meetings
At least five days’ notice in writing counting from the date service is deemed to take place as provided in the Current Charter specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by DSAC by ordinary resolution to such persons as are, under the Current Charter, entitled to receive such notices from DSAC, but with the consent of all the shareholders entitled
Notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which

DSAC	New FiscalNote
to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit.
stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting).
The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the directors or of DSAC’s auditors, and the fixing of the remuneration of DSAC’s auditors. No special business shall be transacted at any general meeting without the consent of all shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.	To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the notice requirements of the Proposed Bylaws in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act.
Stockholder Nominations of Persons for Election as Directors
No similar provision.	Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to New FiscalNote’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of New FiscalNote who (x) timely complies with the notice procedures in the Proposed Bylaws, (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.
Limitation of Liability of Directors and Officers
DSAC’s officers and directors and their respective personal representatives (each an “Indemnified Person”) shall not be liable: (i) for the acts, receipts, neglects, defaults or omissions of any other director	A director of New FiscalNote shall not be personally liable to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in the

DSAC	New FiscalNote
or officer or agent of DSAC; (ii) for any loss on account of defect of title to any property of DSAC; (iii) on account of the insufficiency of any security in or upon which any money of DSAC shall be invested; (iv) for any loss incurred through any bank, broker or other similar person; (v) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto, unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.	Proposed Charter shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to New FiscalNote or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors, Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud, willful neglect or willful default. The Current Charter provides for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default.	New FiscalNote may indemnify, and advance expenses, to the fullest extent permitted by law, to any person who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of New FiscalNote or any of its subsidiaries or, while a director or officer of the New FiscalNote or any of its subsidiaries, or is or was serving at the request of New FiscalNote as a director, officer, employee or agent of another corporation, partnership, joint venture or trust.
Dividends

Subject to any rights and restrictions for the time being attached to any shares, or as otherwise provided for in the Cayman Islands laws and the Current Charter, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of DSAC lawfully available therefor. Subject to any rights and restrictions for the time being attached to any shares, DSAC by ordinary resolution may declare dividends, but no dividend shall exceed the amount recommended by the directors.
Subject to any rights and restrictions for the time being attached to any shares, all dividends shall be declared and paid according to the amounts paid up on the shares, but if and for so long as nothing is paid up on any of the shares dividends may be

Shares of Class A common stock and Class B common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board; provided, however, that in the event a dividend is paid in the form of shares of Class A common stock or Class B common stock, then holders of Class A common stock shall be entitled to receive shares of Class A common stock, and holders of Class B common stock shall be entitled to receive shares of Class B common stock, with holders of shares of Class A common stock and Class B common stock receiving, on a per share basis, an identical number of shares of Class A common stock or Class B common stock, as applicable.
The Board may pay or make a disparate dividend or

DSAC	New FiscalNote
declared and paid according to the par value of the shares.	distribution per share of Class A common stock or Class B common stock if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Liquidation

If DSAC shall be wound up, the liquidator shall apply the assets of DSAC in such manner and order as he thinks fit in satisfaction of creditors’ claims.
If DSAC shall be wound up, the liquidator may, with the sanction of an ordinary resolution divide amongst the shareholders in specie or kind the whole or any part of the assets of DSAC (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any assets whereon there is any liability.
Subject to the preferential or other rights of any holders of preferred stock then outstanding, after payment or provision for payment of the debts and other liabilities, holders of Class A common stock and Class B common stock will be entitled to receive ratably all assets of New FiscalNote available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Supermajority Voting Provisions
Whenever the capital of DSAC is divided into different classes (and as otherwise determined by the directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of the Current Charter relating to general meetings of DSAC or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the shares of that class, every shareholder of the class
So long as any shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock remain outstanding, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, voting together as a single class, is required to amend the Proposed Charter or approve any change of control transaction.
Additionally, on and after the Voting Threshold Date, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, voting together as a single class, is required to (i) amend the Proposed Bylaws, (ii) change the number of directors from less than five (5) to more than twelve (12) and (iii) remove a director for cause.

DSAC	New FiscalNote
shall on a poll have one vote for each share of the class held by him. For the purposes of this provision, the directors may treat all the classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes. The directors may vary the rights attaching to any class without the consent or approval of shareholders provided that the rights will not, in the determination of the directors, be materially adversely varied or abrogated by such action.
Anti-Takeover Provisions and Other Stockholder Protections
The Current Charter provides for a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for DSAC’s securities.	Same.
Preemptive Rights
There are no preemptive rights relating to the DSAC ordinary shares.	Same.
Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to DSAC as a whole.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing New FiscalNote’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule
Inspection of Books and Records
The directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of DSAC or any of them shall be open to the inspection of shareholders not being directors and no shareholder (not being a director) shall have any right of inspecting any account or book or document of DSAC except as conferred by law or authorized by the directors or by ordinary resolution.	No similar provision.

DSAC	New FiscalNote
Choice of Forum
No similar provision.	Unless New FiscalNote consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New FiscalNote, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New FiscalNote, (3) any action asserting a claim against New FiscalNote arising pursuant to any provision of the DGCL, the Proposed Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or Bylaws or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.
This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to DSAC regarding (i) the beneficial ownership of DSAC ordinary shares as of March 31, 2022 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of New FiscalNote common stock (assuming a “no redemption” scenario and a “maximum redemption” scenario as described below) by:
•
each of DSAC’s current executive officers and directors, and all executive officers and directors of DSAC as a group, in each case pre-Business Combination;

•
each person who will become a named executive officer or director of New FiscalNote, and all executive officers and directors of New FiscalNote as a group, in each case post-Business Combination;

•
each person who is known to be the beneficial owner of more than 5% of a class of DSAC ordinary shares pre-Business Combination; and

•
each person who is expected to be the beneficial owner of more than 5% of a class of New FiscalNote common stock post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, DSAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
The beneficial ownership of DSAC ordinary shares pre-Business Combination is based on 21,875,000 DSAC ordinary shares (including 17,500,000 public shares and 4,375,000 Founder Shares) issued and outstanding as of March 31, 2022.
The expected beneficial ownership of New FiscalNote common stock post-Business Combination assumes two scenarios: (i) no public shares are redeemed and, (ii) the maximum number of 13,500,000 public shares are redeemed. In light of the Backstop Agreement, we have estimated that there would be 119,627,044 shares of New FiscalNote Class A common stock, including the Bonus Shares, and 8,179,624 shares of New FiscalNote Class B common stock issued and outstanding in both the “no redemption” scenario and the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
For information regarding the expected beneficial ownership of New FiscalNote common stock assuming a “50% redemption” scenario, see “Ownership Summary” in this proxy statement/prospectus.

						After the Business Combination
	Before the Business Combination					Assuming No Redemption				Assuming Maximum Redemption
	DSAC Class A ordinary shares		DSAC Class B ordinary shares		% of Total Voting Power**	New FiscalNote Class A common stock	New FiscalNote Class B common stock	% of Total common stock	% of Total Voting Power**	New FiscalNote Class A common stock	New FiscalNote Class B common stock	% of Total common stock	% of Total Voting Power**
Name and Address of Beneficial Owner	Shares	%	Shares	%		Shares	Shares			Shares	Shares
Directors and Executive Officers of DSAC
Manoj Jain(1)	4,000,000	22.86%	4,325,000	98.86%	38.14%	25,179,513(3)	—	17.74%	7.44%	46,393,513(3)	—	32.68%	13.72%
Sohit Khurana(1)	4,000,000	22.86%	4,325,000	98.86%	38.14%	25,179,513(3)	—	17.74%	7.44%	46,393,513(3)	—	32.68%	13.72%
Allan Finnerty(1)	4,000,000	22.86%	4,325,000	98.86%	38.14%	25,179,513(3)	—	17.74%	7.44%	46,393,513(3)	—	32.68%	13.72%
Marc Holtzman(1)	—	—	25,000	*	*	25,000	—	*	*	25,000	—	*	*
Bradford Allen(1)	—	—	25,000	*	*	25,000	—	*	*	25,000	—	*	*
All Directors and Executive Officers of DSAC as a Group (5 Individuals)	4,000,000	22.86%	4,375,000	100%	38.28%	25,229,513	—	17.77%	7.46%	46,443,513	—	32.72%	13.73%
Directors and Executive Officers of New FiscalNote After Consummation of the Business Combination(4)
Tim Hwang(5)	—	—	—	—	—	2,069,127	7,013,198	6.99%	54.39%	2,069,127	7,013,198	6.99%	54.39%
Gerald Yao(6)	—	—	—	—	—	35,132	1,166,426	*	9.01%	35,132	1,166,426	*	9.01%
Michael J. Callahan(7)	—	—	—	—	—	87,830	—	*	*	87,830	—	*	*
Key Compton(8)	—	—	—	—	—	787,203	—	*	*	787,203	—	*	*
Vibha Jain Miller	—	—	—	—	—	—	—	—	—	—	—	—	—
Stanley McChrystal(9)	—	—	—	—	—	128,817	—	*	*	128,817	—	*	*
Keith Nilsson(10)	—	—	—	—	—	13,993,822	—	10.94%	4.32%	13,993,822	—	10.94%	4.32%
Anna Sedgley(11)	—	—	—	—	—	24,243	—	*	*	24,243	—	*	*
Brandon Sweeney(12)	—	—	—	—	—	87,830	—	*	*	87,830	—	*	*
Conrad Yiu(13)	—	—	—	—	—	3,755,376	—	2.94%	1.16%	3,755,376	—	2.94%	1.16%
Jon Slabaugh(14)	—	—	—	—	—	61,188	—	*	*	61,188	—	*	*
Josh Resnik(15)	—	—	—	—	—	92,002	—	*	*	92,002	—	*	*
Krystal Putman-Garcia(16)	—	—	—	—	—	20,494	—	*	*	20,494	—	*	*
Reed Fawell(17)	—	—	—	—	—	96,320	—	*	*	96,320	—	*	*
Manoj Jain(1)(2)	4,000,000	22.86%	4,325,000	98.86%	38.14%	25,179,513(3)	—	17.74%	7.44%	46,393,513(3)	—	32.68%	13.72%
All Directors and Executive Officers of New FiscalNote as a Group (15 Individuals)	—	—	—	—	—	46,418,897	8,179,624	37.73%	73.58%	67,632,897	8,179,624	52.40%	79.80%
5% Beneficial Owners of New FiscalNote
Duddell Street Holdings Limited(1)(2)	4,000,000	22.86%	4,325,000	98.86%	38.14%	25,179,513(3)	—	17.74%	7.44%	46,393,513(3)	—	32.68%	13.72%
GPO FN Noteholder LLC(18)	—	—	—	—	—	7,663,901	—	6.00%	2.36%	7,663,901	—	6.00%	2.36%

*
Less than one percent.

**
Percentage of total voting power before the Business Combination represents voting power with respect to all shares of DSAC Class A ordinary shares and DSAC Class B ordinary shares, as a single class. Before the Business Combination, each share of DSAC Class A ordinary shares and DSAC Class B ordinary shares will be entitled to one vote per share. Percentage of total voting power after the Business Combination represents voting power with respect to all shares of New FiscalNote Class A common stock and New FiscalNote Class B common stock, as a single class. After the Business Combination, each share of New FiscalNote Class B common stock will be entitled to twenty-five (25) votes per share and each share of New FiscalNote Class A common stock will be entitled to one vote per share. For more information about the voting rights of New FiscalNote common stock after the Business Combination, see “Description of New FiscalNote Securities.”

(1)
The business address of each of these stockholders is 8/F Printing House, 6 Duddell Street, Hong Kong.

(2)
Duddell Street Holdings Limited (“Duddell Street”) is the beneficial owner of the shares reported herein. Maso Capital Offshore Limited is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the ordinary shares held of record by Duddell Street Holdings Limited, Maso Capital Partners Limited, Maso Capital Investments Limited, Blackwell Partners LLC — Series A and Star V Partners LLC. Maso Capital Offshore Limited is beneficially owned and controlled by Manoj Jain, Sohit Khurana and Allan Finnerty, who may be deemed to have beneficial ownership over the shares. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Accordingly, all of the shares held by our sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited.

(3)
In the Assuming No Redemption scenario, represents: (i) 11,036,656 shares, including 2,286,000 Bonus Shares, and (ii) 14,142,857 (which includes both private and public warrants) shares over which the Sponsor has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days. In the Assuming Maximum Redemption scenario, represents: (i) 32,250,656 shares, including 10,000,000 Bonus Shares, and (ii) 14,142,857 (which includes both private and public warrants) shares over which the Sponsor has the right to acquire dispositive power upon the exercise of warrants exercisable as of or within 60 days.

(4)
The business address of each of these stockholders (other than Mr. Jain) is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.

(5)
Reflects (i) 854,878 shares over which Mr. Hwang has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days; (ii) 7,013,198 shares held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 ( “Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power; and (iii) 1,214,249 shares over which the Hwang Trust has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days.

(6)
Reflects (i) 1,166,426 shares held by the Gerald Yao Revocable Trust (“Yao Trust”), over which Mr. Yao has sole voting and dispositive power; (ii) 35,132 shares over which the Yao Trust has the right to acquire dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 35,132 shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares.

(7)
Reflects (i) 58,553 shares underlying options over which Mr. Callahan has the right to acquire dispositive power upon the exercise of options and (ii) 29,277 shares underlying restricted stock units over which Mr. Callahan has the right to acquire dispositive power upon the settlement of restricted stock units, each exercisable or vesting as of or within 60 days.

(8)
Reflects (i) 24,163 shares over which Mr. Compton has the right to acquire dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) 763,040 shares beneficially owned by Global Public Offering Master Fund, L.P. (“GPO Master Fund”). Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund. The address for GPO Master Fund is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012.

(9)
Reflects (i) 70,264 shares and (ii) 58,553 shares over which Mr. McChrystal has the right to acquire dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(10)
Reflects (i) 58,553 shares over which Mr. Nilsson has the right to acquire dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; (ii) 6,260,519 shares beneficially owned by Visionnaire Ventures Fund I, LP (“Visionnaire”); (iii) 2,094,060 shares beneficially owned by Xplorer Capital Fund III L.P. (“Xplorer”); and (iv) 5,580,689 shares beneficially owned by XC FiscalNote-B, LLC (“XC”) Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire. Mr. Nilsson is managing partner of Xplorer and may be deemed to have voting and dispositive power over the shares held by Xplorer. Mr. Nilsson is managing director of XC and may be deemed to have voting and dispositive power over the shares. The address for each of these entities is 1300 El Camino Real, Suite 100, Menlo Park, California 94025.

(11)
Reflects 24,243 shares over which Ms. Sedgley has the right to acquire dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(12)
Reflects (i) 58,553 shares underlying options over which Mr. Sweeney has the right to acquire dispositive power upon the exercise of options and (ii) 29,277 shares underlying restricted stock units over which Mr. Sweeney has the right to acquire dispositive power upon settlement of restricted stock units, each exercisable or vesting as of or within 60 days.

(13)
Reflects (i) 26,349 shares over which Mr. Yiu has the right to acquire dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) 3,729,027 shares beneficially owned by SkyOne Capital Pty Ltd. (“SkyOne”). Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares. The address for SkyOne is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia

(14)
Reflects 61,188 shares over which Mr. Slabaugh has the right to acquire dispositive power upon the exercise of options as of or within 60 days.

(15)
Reflects 92,002 shares over which Mr. Resnik has the right to acquire dispositive power upon the exercise of options as of or within 60 days after.

(16)
Reflects 20,494 shares over which Ms. Putman-Garcia has the right to acquire dispositive power upon the exercise of options as of or within 60 days.

(17)
Reflects 96,320 shares over which Mr. Fawell has the right to acquire dispositive power upon the exercise of options as of or within 60 days.

(18)
GPO FN Noteholder LLC is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

NEW FISCALNOTE MANAGEMENT AFTER THE BUSINESS COMBINATION
Board of Directors and Management
The following is a list of the persons who are anticipated to be New FiscalNote’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.
Name	Age	Position
Tim Hwang	30	Chairman, Chief Executive Officer, Director and Co-Founder
Gerald Yao	30	Chief Strategy Officer, Global Head of ESG, Director, and Co-Founder
Jon Slabaugh	58	Chief Financial Officer and Senior Vice President of Corporate Development
Josh Resnik	52	President, General Counsel and Chief Operating Officer
Krystal Putman-Garcia	43	Chief Marketing Officer and General Manager of Advocacy
Reed Fawell	47	Senior Vice President and Chief Revenue Officer
Vibha Jain Miller	60	Senior Vice President of People and Diversity, Equality, Inclusion, Belonging and Accessibility
Michael J. Callahan	53	Director
Key Compton	52	Director
Manoj Jain*	43	Director
Stanley McChrystal	67	Director
Keith Nilsson	53	Director
Anna Sedgley	50	Director
Brandon Sweeney	55	Director
Conrad Yiu	47	Director

*
Subject to approval by DSAC’s shareholders at the Special Meeting, Manoj Jain will serve as a director of NewFiscalNote upon Closing. See “Director Election Proposal.”

Executive Officers
Timothy Hwang
Timothy Hwang is one of FiscalNote’s Co-Founders and has served as its Chair and Chief Executive Officer since its founding in 2013. Mr. Hwang is currently a World Economic Forum Technology Pioneer, a trustee on the Board of the Greater Washington Community Foundation (the largest funder of non-profit and philanthropic initiatives in the DC region), a Board member of The After School Alliance, and a member of the Council of Korean Americans (CKA). Tim has an A.B. from Princeton University.
Gerald Yao
Gerald Yao is one of FiscalNote’s Co-Founders and has served as a director since its founding in 2013. Mr. Yao co-founded FiscalNote after spending a decade leading operations in the non-profit public schools, and start-up sectors. He has served as Chief Strategy Officer since 2014 and Global Head of ESG since June 2022 and helped to incubate most functions within the organization. Mr. Yao is currently overseeing corporate strategy and new market growth expansion in APAC and with respect to ESG matters. Previously, he was director of finance for the National Youth Association from 2010 to 2013. He studied finance and sociology at Emory University.

Jon Slabaugh
Jon Slabaugh joined FiscalNote in November 2019 as Senior Vice President of Corporate Development and was promoted to Chief Financial Officer and Senior Vice President of Corporate Development in May 2020. Prior to FiscalNote, Mr. Slabaugh was the Managing Director of UCG, a private holding company of 10 leading business-to-business information, data and workflow SaaS companies serving the energy, healthcare, telecommunications, financial services, technology, advertising and tax preparation markets, from 2004 to 2018. Earlier in his career, Jon was a co-founder and Managing Director of MCG Capital, a senior debt, mezzanine and uni-tranche investment company backed by Goldman Sachs Capital Partners, Heller Financial, Vestar Capital Partners and Soros Private Equity Partners, from 1998 to 2004. Mr. Slabaugh originated and managed investments in information, software and media companies while at MCG. Mr. Slabaugh has also served on the boards of Miles Partnership, Johns Hopkins Suburban Hospital, and GasBuddy. He holds a B.A. from Denison University and an MBA from the University of Virginia’s Darden School of Business Administration.
Josh Resnik
Josh Resnik joined FiscalNote in October 2018 and has served as FiscalNote’s President, General Counsel and Chief Operating Officer since February 2022. From October 2018 to January 2022, Mr. Resnik served as FiscalNote’s Senior Vice President, General Counsel and Chief Content Officer. Prior to FiscalNote, Mr. Resnik was an executive and Board member of Spree Commerce starting in 2012, serving as General Counsel/Chief Operating Officer and helping lead the company to a successful acquisition by First Data Corporation (now Fiserv) in 2015. Prior to Spree Commerce, he led the Digital division of Gannett (then one of the largest media companies in the U.S.) and was a senior in-house attorney at AOL. Earlier in his career he spent several years in private law practice representing clients in the TMT sector in corporate transactions and regulatory matters. Mr. Resnik holds a B.A. from the University of Pennsylvania and a J.D. from Boston University School of Law, where he was named an Edward F. Hennessey Distinguished Scholar and G. Joseph Tauro Scholar, as well as earning the Dean’s Award in Communications Law.
Krystal Putman-Garcia
Krystal Putman-Garcia has served as FiscalNote’s Chief Marketing Officer and General Manager of Advocacy since January 2021, and served as FiscalNote’s Vice President of Marketing since 2019 and General Manager of Advocacy since 2020. Before joining FiscalNote, Ms. Putman-Garcia ran demand generation at EAB from 2017 to 2019. Prior to EAB, she served as VP of Marketing at Localist, ran marketing for PBS’s education division, and has had a variety of roles in the marketing departments of Discovery Communications, TrustArc, BearingPoint, and CEB. Ms. Putman-Garcia holds an MBA from the Ross School of Business at the University of Michigan and a B.S. from Tulane University.
Reed Fawell
Reed Fawell has served as Senior Vice President & Chief Revenue Officer since May 2018. From 2016 to 2018, Reed served as Chief Revenue Officer of Link Labs, a leading innovator in Internet of Things SaaS platforms, preceded by 14 years at CEB (now Gartner), where he led a variety of the firm’s top-performing new sales and account management teams. Earlier in his career, Mr. Fawell served as Client Services Manager for Puente Sur from 1999 to 2001, a market research and professional services firm providing a wide range of outsourced solutions to clients with interests throughout Latin America. Mr. Fawell holds a B.A. from Cornell University and an MBA from Northwestern University’s Kellogg School of Management.
Vibha Jain Miller
Vibha Jain Miller joined FiscalNote on April 30, 2022 as the Company’s Senior Vice President of People and DEIBA (Diversity, Equality, Inclusion, Belonging, and Accessibility). Prior to FiscalNote, Ms. Miller served as Vice President, Human Resources & Chief Talent Officer at Cogent Communications of Washington, D.C., a publicly traded, global internet service provider with a highly diverse team of 1,200 employees. From 2017 to 2021, Ms. Jain served as Vice President, Human Resources for the Graduate Management Admission Council (GMAC), a global, mission-driven association of leading graduate business schools, and owner and administrator of the GMAT exam, where she provided strategic oversight of all Human Resources functions. Before her time at Cogent and GMAC, Ms. Jain held executive-level

Human Resources positions at WETA, a public broadcasting station; Conservation International, a nonprofit environmental organization; Octagon, a global sports and entertainment content marketing company; and Discovery Communications, a global media company. Before then, Ms. Jain served in Human Resources roles at several companies, including The Nature Conservancy and Goldman, Sachs & Co. Ms. Jain holds a B.A. in Political Science from the University of Connecticut, and an M.B.A. in Management and International Business from the Leonard N. Stern School of Business at New York University.
Non-Employee Directors
Michael J. Callahan
Michael J. Callahan has served as a FiscalNote director since April 2017. At Stanford Law School since June 2018, Mr. Callahan is currently the Executive Director of the Rock Center for Corporate Governance and a Professor of the Practice of Law. From July 2014 to June 2018, he served as the Vice President, General Counsel and Secretary and Senior Vice President at LinkedIn Corporation, where he had global responsibility for legal, regulatory and public policy matters. Prior to LinkedIn, Mr. Callahan was the Chief Legal Officer of auction.com from January 2013 to June 2014. From December 1999 to July 2012, Mr. Callahan held various positions at Yahoo! Inc., including Senior Vice President, General Counsel and Secretary from August 2003 to 2007 and Executive Vice President, General Counsel and Secretary from 2007 to July 2012. He began his legal career as a mergers and acquisitions and corporate associate with Skadden, Arps, Slate, Meagher & Flom. Mr. Callahan currently advises a number of start-ups and other organizations, including Raftr, News Break and Boardroom Alpha. He serves or has served on the boards of the Georgetown Technology Alliance, Joint Venture Silicon Valley, and the Nasdaq Stock Market Listings and Hearings Review Counsel. Mr. Callahan has a B.S. from the Georgetown University Walsh School of Foreign Service and a J.D. from the University of Connecticut School of Law.
Key Compton
Key Compton has served as a FiscalNote director since February 2021. Mr. Compton is Co-Founder and Managing Director at Urgent International Inc., the owner and operator of the Global Public Offering Fund (also known as the GPO Fund), which he co-founded in 2017 to invest in visionary founders who are disrupting industries, expanding globally and seeking to access the international capital markets. Previously, from 2014 to 2016, he served as Senior Vice President for LivePerson, Inc., and from 2011 to 2013, he was the President of Data and Distribution for AddThis, Inc. (acquired by Oracle Corporation) where he led data strategy, sales and product development. Prior to AddThis, he co-founded and led multiple companies, including XGraph, Inc. (a data science firm) from 2008 to 2011, Solbright, Inc. (an advertising business systems firm) from 1997 to 2003, Mimeo.com, Inc. (a document technology, print distribution and services firm), and SoundSpectrum, Inc. (creator of the iTunes music visualizer). Mr. Compton also served on the board of Spire Global Inc. (including being a member of the Audit Committee) from July 2019 through August 2021 when it listed on the New York Stock Exchange. Mr. Compton earned his undergraduate degree from the University of Vermont and graduate degrees from the Columbia Business School and London Business School.
Manoj Jain
Manoj Jain serves as co-chief investment officer, chief executive officer and chairman of the board of directors of DSAC, and is the co-chief investment officer and co-founder of Maso Capital. Prior to founding Maso Capital, Mr. Jain spent nine years at Och-Ziff Capital Management Limited, a leading multi-strategy investment firm, where he was a Managing Director in the Hong Kong office. At Och-Ziff, Mr. Jain was focused on Asia merger arbitrage, event driven and capital markets. Prior to moving to Hong Kong, Mr. Jain was a generalist analyst focused on event driven and arbitrage at Och-Ziff in New York. Prior to Och-Ziff, Mr. Jain was an analyst in Mergers & Acquisitions at Credit Suisse First Boston in New York. Mr. Jain holds a M.A. in Management Studies from Cambridge University, U.K.
Stanley McChrystal
Stanley McChrystal has served as a FiscalNote director since October 2015. A retired four-star general, Gen. McChrystal is the former commander of U.S. and International Security Assistance Forces (ISAF)

Afghanistan and the former commander of the nation’s premier military counter-terrorism force, Joint Special Operations Command (JSOC). Throughout his military career, Gen. McChrystal has commanded a number of elite organizations, including the 75th Ranger Regiment. After 9/11 until his retirement in 2010, he spent more than 6 years deployed to combat in a variety of leadership positions. In June 2009, the President of the United States and the Secretary General of NATO appointed him to be the Commander of U.S. Forces Afghanistan and NATO ISAF. His command included more than 150,000 troops from 45 allied countries. On August 1, 2010, he retired from the U.S. Army. Gen. McChrystal is a senior fellow at Yale University’s Jackson Institute for Global Affairs, where he teaches a course on Leadership. He is the Founder and CEO of McChrystal Group LLC, a leadership advisory firm. He formerly sat on the boards of Navistar International Corporation, Siemens Government Technology, JetBlue Airways, and Deutsche Bank USA, and currently sits on the boards of the Far Peak Special Purpose Acquisition Corporation, Accent Technologies, Second Front, McChrystal Group, Allegiance Trucking and Integrated Energy Materials. Additionally, he serves as Chair of the Board of the Service Year Alliance. Gen. McChrystal is a graduate of the United States Military Academy at West Point and the Naval War College. He also completed year-long fellowships at Harvard’s John F. Kennedy School of Government and the Council on Foreign Relations.
Keith Nilsson
Keith Nilsson has served as a FiscalNote director since 2014. Mr. Nilsson is currently Co-Founder and Managing Partner of Xplorer Capital, an early-stage venture capital firm focused on disruptive technologies and business models, which he co-founded in 2010. Mr. Nilsson was previously a partner at TPG Growth from 2011 to 2015 and led technology investing in growth-oriented technology companies on a global basis. Prior to TPG, Mr. Nilsson held various senior executive roles at Yahoo! from Senior Vice President of Global Initiatives, Senior Vice President of Emerging Markets to Vice President of Corporate Development. Mr. Nilsson was responsible for all of the company’s investments, mergers and acquisitions, and strategic partnership activities on a global basis. During his tenure in Corporate Development, he directly led or oversaw over 40 acquisitions, investments or joint ventures worth more than $25 billion in transaction value, including Alibaba, Overture, Flickr and many others. Prior to joining Yahoo!, Mr. Nilsson worked in technology at Intel Corporation, and investment banking and equity research with Alex Brown and Bankers Trust in New York and Hong Kong. Mr. Nilsson is a member of the Council on Foreign Relations, Diabetes Youth Foundation (DYF) and also sits on various boards of start-up technology companies around the world. Mr. Nilsson holds a Bachelor of Arts from the University of California, an MBA from Columbia Business School, and a Master of International Affairs from Columbia University’s School of International Affairs.
Anna Sedgley
Anna Sedgley has served as a FiscalNote director since February 2021. Since May 2021, Ms. Sedgley has been Chief Financial Officer of Bauer Media Group, a European based company operating businesses in Publishing, Audio, Online Comparison Portals and SME services in 14 countries across Europe and North America. Prior to Bauer, Ms. Sedgley worked at News Corporation in London and New York from 2000 to 2018, ultimately holding the positions of Chief Financial Officer from 2012 to 2016 and Chief Operating Officer from 2017 to 2018 at Dow Jones, publisher of business news and information in a variety of media, including the Wall Street Journal. She has served on several boards including the American Press Institute, News Media Alliance, Dow Jones News Fund and NYC Outward Bound Schools. Ms. Sedgley holds a Bachelor of Commerce and a Bachelor of Law from the University of Adelaide and completed the Harvard Business School Advanced Management Program in 2016. She is a Fellow of the Institute of Chartered Accountants in England and Wales and qualified working for PricewaterhouseCoopers.
Brandon Sweeney
Brandon Sweeney has served as a FiscalNote director since April 2017. Since February 2020, Mr. Sweeney has been Chief Revenue Officer of HashiCorp, a company focused on cloud infrastructure. From January 2004 to January 2020, Mr. Sweeney was at VMware, where he ran several multi-billion dollar businesses and served most recently as Senior Vice President, WW Cloud Sales. Prior to VMWare, Mr. Sweeney served in various sales and investment banking roles, including as a VP at Click Commerce from 2001 to 2004, and in investment banking at Morgan Stanley from 1998 to 2000. Mr. Sweeney has a B.A. from Bowdoin College and an MBA from Northwestern University’s Kellogg School of Management.

Conrad Yiu
Conrad Yiu has served as a FiscalNote director since October 2020. Mr. Yiu is a Co-Founder and Partner of AS1 Growth Partners, a private multi-family investment office based in Sydney, Australia, and has over 25 years of commercial and advisory experience with a focus on investing in, acquiring, and building high growth businesses in the consumer and technology sectors. He co-founded investment firm ArdenPoint, as well as Temple & Webster (ASX: TPW) Australia’s largest online retailer in the homewares & furniture category, taking the business from inception to listing on the ASX, where he remains a Non-Executive Director. From 2005 to 2011, Mr. Yiu also served as Director of Corporate Development within the digital division of Newscorp Australia (formerly News Digital Media). Early in his career, he served as a Manager at Arthur Andersen. Mr. Yiu holds a Bachelor of Commerce from the University of New South Wales and an MBA from the University of Cambridge. He is a Member of the Australian Institute of Company Directors.
Corporate Governance
New FiscalNote will adopt Principles of Corporate Governance in connection with the Business Combination that structures its corporate governance in a manner that FiscalNote and DSAC believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:
•
New FiscalNote will have independent director representation on its audit, compensation and governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•
New FiscalNote will have a lead independent director due to the combination of the CEO and Chairman roles;

•
10-year term limits for non-management directors;

•
a process by which the Board shall annually evaluate the effectiveness and operations of the Board and its standing committees;

•
at least one of the directors serving in its audit committee will qualify as an “audit committee financial expert” as defined by the SEC; and

•
it will implement a range of other corporate governance best practices, including a robust director education program.

Role of Board in Risk Oversight
The New FiscalNote Board will have extensive involvement in the oversight of risk management related to New FiscalNote and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, shareholder engagement, corporate reputation, ESG matters, and ethical business practices. The board of directors will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the board regularly regarding their activities. The audit committee will represent the New FiscalNote Board by periodically reviewing New FiscalNote’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New FiscalNote’s business and summarize for the New FiscalNote Board all areas of risk and the appropriate mitigating factors The governance committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee will review the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. The M&A committee will assist the board in the discharge of its responsibilities relating to the evaluation of potential acquisitions. In addition, the New FiscalNote Board will receive periodic detailed operating performance reviews from management.

Composition of the New FiscalNote Board After the Merger
New FiscalNote’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Charter in connection with the Business Combination, the New FiscalNote Board will be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New FiscalNote, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Board Committees
After the completion of the Business Combination, the standing committees of the New FiscalNote Board will consist of an audit committee, a compensation committee, a governance committee and an M&A committee. The New FiscalNote Board may from time to time establish other committees.
New FiscalNote’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Upon the completion of the Business Combination, we expect New FiscalNote to have an audit committee, consisting of Anna Sedgley, who will be serving as the chairperson, Brandon Sweeney and Key Compton. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New FiscalNote Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The responsibilities of the audit committee will include, among other things:
•
overseeing and monitoring the quality and integrity of the financial statements;

•
appointing, compensating, retaining, evaluating, terminating and overseeing New FiscalNote’s independent registered public accounting firm;

•
reviewing with New FiscalNote’s independent registered public accounting firm the scope and results of its audit;

•
overseeing the performance of New FiscalNote’s internal audit function;

•
pre-approving all audit and permissible non-audit services to be performed by New FiscalNote’s independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and New FiscalNote’s independent registered public accounting firm the interim and annual financial statements that New FiscalNote files with the SEC;

•
reviewing and monitoring New FiscalNote’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing related party transactions;

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•
preparing the audit committee report required by the SEC to be included in New FiscalNote’s proxy statement

The New FiscalNote Board will adopt a written charter for the audit committee which will be available on New FiscalNote’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect New FiscalNote to have a compensation committee, consisting of Brandon Sweeney, who will be serving as the chairperson, Stanley McChrystal and Michael J. Callahan. Each committee member will be an Independent Director as defined under Rule 5605(a)(2).
The responsibilities of the compensation committee are:
•
to assist the board of directors in discharging its responsibilities;

•
setting and reviewing New FiscalNote’s compensation program and compensation of its executive officers and directors;

•
monitoring and reviewing New FiscalNote’s incentive and equity-based compensation plans; and

•
preparing the compensation committee report required to be included in New FiscalNote’s proxy statement under the rules and regulations of the SEC.

The New FiscalNote Board will adopt a written charter for the compensation committee which will be available on New FiscalNote’s website upon the completion of the Business Combination.
Governance Committee
Upon the completion of the Business Combination, we expect New FiscalNote to have a governance committee, consisting of Michael J. Callahan, who will be serving as the chairperson, Stanley McChrystal, Keith Nilsson and Conrad Yiu. The responsibilities of the governance committee will be:
•
assisting the board of directors in discharging its responsibilities;

•
identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors;

•
reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders;

•
identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee;

•
reviewing and recommending to the board of directors corporate governance principles applicable to New FiscalNote;

•
overseeing the evaluation of the board of directors and management; and

•
handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The New FiscalNote Board will adopt a written charter for the governance committee which will be available on New FiscalNote’s website upon completion of the Business Combination.
M&A Committee
Upon the completion of the Business Combination, we expect New FiscalNote to have an M&A committee, consisting of Keith Nilsson, who will be serving as the chairperson, Timothy Hwang, Gerald Yao, Conrad Yiu and Key Compton. The responsibilities of the M&A committee will be to:

•
assist the board of directors in discharging its responsibilities;

•
evaluate and assess potential acquisitions;

•
review and recommend for approval by the Board, proposals or indications of interest in acquiring or taking a material minority interest in other companies; and

•
work with the Company’s financial advisor(s) and/or legal counsel to evaluate potential transactions.

The New FiscalNote Board will adopt a written charter for the M&A committee which will be available on New FiscalNote’s website upon completion of the Business Combination.
Code of Ethical Business Conduct
FiscalNote has adopted a code of ethical business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be adopted by New FiscalNote at the closing and will be available on New FiscalNote’s website upon the completion of the Business Combination. New FiscalNote’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that New FiscalNote’s Internet website address is provided as an inactive textual reference only. New FiscalNote will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, New FiscalNote will be largely exempt from such requirements. However, New FiscalNote does not presently intend to rely on such exemption. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Michael J. Callahan, Key Compton, Stanley McChrystal, Keith Nilsson, Anna Sedgley, Brandon Sweeney and Conrad Yiu, representing a majority of New FiscalNote’s proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

FISCALNOTE’S EXECUTIVE AND DIRECTOR COMPENSATION
This discussion may contain forward-looking statements based on FiscalNote’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New FiscalNote adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
This section discusses the material components of the executive compensation program for FiscalNote’s principal executive officer and two most highly compensated executive officers other than the principal executive officer (the “named executive officers”) as of the year ended December 31, 2021. Our named executive officers for 2021 were:
•
Timothy Hwang, Chief Executive Officer & Co-Founder

•
Josh Resnik, Senior Vice President, General Counsel & Chief Content Officer1

•
Reed Fawell, Senior Vice President & Chief Revenue Officer

1
Mr. Resnik served as the company’s Senior Vice President, General Counsel & Chief Content Officer throughout 2021 and January 2022. He was promoted to President & Chief Operating Officer in February 2022, and continues to serve as the company’s General Counsel.

Prior to 2021, FiscalNote maintained compensation programs commensurate with its status as a fast-growing, privately held company, with several elements of compensation reflecting the company’s start-up origins. In June 2021, in anticipation of going public, the Compensation Committee of the Board of Directors engaged Mercer, an independent executive compensation consultant, to evaluate the company’s existing executive compensation arrangements and advise on the company’s post-Business Combination executive compensation program. Among other matters, Mercer supported the Compensation Committee in refining FiscalNote’s compensation philosophy, identifying a comparable peer company group, appropriately benchmarking FiscalNote’s executive compensation programs and pay levels relative to peer group data, and developing New FiscalNote’s long-term incentive plan and program design.
Both before and after Mercer’s engagement, FiscalNote implemented numerous enhancements to its compensation programs throughout 2021 in anticipation of going public, which are summarized below. We expect that New FiscalNote’s executive compensation programs will continue to evolve to reflect the company’s status as a newly publicly traded company, taking into account Mercer’s ongoing analysis and advice, competitive peer data, FiscalNote’s compensation philosophy, the company’s business and compensation objectives, and any other factors deemed relevant by the Compensation Committee.
Key compensation decisions during 2021 included:
•
CEO Compensation:   In May 2021, FiscalNote granted a one-time performance-based stock option award to Mr. Hwang, with vesting tied to the company’s achievement of a specified price per share of common stock at or after a strategic transaction, as further described under “Elements of Executive Compensation” below. Mr. Hwang was also eligible to receive short-term cash incentive compensation for 2021 of up to $100,000 based on the company’s achievement of pre-determined financial and strategic annual goals, of which he received $75,000. In addition, FiscalNote granted Mr. Hwang a one-time discretionary cash bonus of $269,500 (in respect of which $123,919 in tax gross-up also was paid) in June 2021 in recognition of his performance including, among other factors, his arrangement of significant additional capital to fund acquisitions and ongoing operations, the development and management of an experienced senior leadership team, and FiscalNote’s progress towards its strategic goals.

•
Short-Term Incentive Plan:   In the first quarter of 2021, FiscalNote adopted a performance-based short-term incentive plan for bonus-eligible team members, including members of senior leadership other than our Chief Executive Officer, with payouts tied to company-wide financial and strategic targets, as well as individual goals. Previously, team members had received bonuses on a discretionary basis, based on a holistic consideration of relevant factors including performance.

•
Senior Leadership Equity Grants:   In February 2021, our named executive officers and other senior leadership team members received performance-based stock option grants, with vesting tied to the company’s achievement of a price per share of common stock above specified levels, as further described under “Elements of Executive Compensation” below. Additionally, based on Mercer’s analysis of executives’ current equity ownership levels relative to ownership levels at comparable peer companies and guidance regarding market practice among pre-IPO peers, FiscalNote granted: (1) stock option grants to certain executives in July 2021, subject to time-based vesting provisions; and (2) one-time transaction-related grants of restricted stock units and options to executives other than the CEO in December 2021, subject to the successful completion of a going-public transaction as well as time-based vesting requirements.

Unless otherwise stated, all FiscalNote equity numbers and prices per share in this section reflect FiscalNote equity prior to the Business Combination.
Compensation Philosophy
FiscalNote’s overarching compensation philosophy aligns with and supports our founder-led company values, which include:
•
Know Your Audience:   Actively think from the other person’s perspective both to create an incredible client experience externally and to collaborate well internally to get the job done.

•
Find the Truth:   Work from data, give direct and honest feedback, seek out answers and be objective.

•
Drive Alignment:   Share information with relevant stakeholders to ensure everyone’s on the same page.

•
Own the Job:   Hold oneself accountable, strive for excellence, and make the right decision even when no one else is looking.

•
Bias for Action:   Experiment and take risks, be willing to learn from mistakes and share new ideas.

•
Level Up:   Grow professionally, seek out opportunities to learn new skills and contribute outside of one’s core competencies.

•
Support the Family:   Celebrate others’ successes, appreciate the diversity of the team, and make time to help others and cultivate trusting relationships throughout the organization.

In light of the above values, FiscalNote’s compensation programs, including its programs for senior executives, are intended to reflect a transparent, equitable and inclusive approach to total rewards that seeks to incentivize performance, reward appropriate risk taking and innovation, recognize individuals’ different responsibilities, skills and contributions, and recruit and retain key employees in support of the company’s growth and in light of the significant competition for talent in the markets in which we operate.
After the Business Combination, the Compensation Committee will assess New FiscalNote’s compensation policies and practices to determine whether any employee pay policy or practice creates risks reasonably likely to have a material adverse effect on New FiscalNote. In addition, in connection with the public listing, New FiscalNote will adopt an Insider Trading Policy that, among other matters, will prohibit directors and employees (including members of senior leadership) from hedging the economic risk of their ownership in New FiscalNote and from pledging shares as collateral for margin loans in New FiscalNote.
Elements of Executive Compensation
As a privately-held company, the compensation of FiscalNote’s executive officers has been determined by FiscalNote’s Board of Directors, based on the recommendations from the Compensation Committee and input from our Chief Executive Officer. In 2021, the compensation program for FiscalNote’s executive officers consisted of base salary, short-term incentives, sales commission (in the case of the Chief Revenue Officer), long-term equity grants, and various benefits and perquisites, each as further described below:
•
Base Salary:   Base salary is paid to attract and retain qualified talent and is set at a level commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. See the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts received by the named executive officers in 2021.
•
Short-Term Incentives:   For 2021, the Compensation Committee established a short-term incentive (“STI”) plan for Mr. Hwang, pursuant to which he was eligible to receive a payout of up to $100,000, based on the following:

•
Revenue growth goals:   15% organic growth and addition of $35 million in inorganic growth.

•
Operational goals:   Limit EBITDA losses from operations, deliver on FiscalNote’s strategic next-generation platform initiative, and implement accountability metrics and scorecards for members of senior leadership.

•
Capital-raising goals:   Secure additional capital for FiscalNote through a going-public transaction and/or other means.

For executives other than Mr. Hwang, bonuses were paid pursuant to FiscalNote’s new STI plan on a quarterly-basis to incentivize the achievement of company-wide financial and strategic goals and individual performance consistent with the company’s core values. Payouts relative to target were determined as follows:
•
In advance of each quarter, the company established “joint accountability” goals applicable to all STI-eligible team members, reflecting quantifiable financial or strategic performance targets for the company during the quarter. 45% of each quarter’s potential bonus payout was determined based on performance relative to these “joint accountability” goals.

•
In advance of each quarter, each executive developed individual performance goals related to the substantive objectives of the executive’s department or function, as well as professional development and/or diversity, equity and inclusion (“DEI”) goals. 45% of each quarter’s potential bonus payout was determined based on performance relative to the individual’s department or function goals, and 10% was based on performance relative to the professional development / DEI goals.

Our Chief Executive Officer’s performance relative to his STI goals was assessed by the Compensation Committee, and each other executive’s performance was assessed by our Chief Executive Officer. See the “Non-Equity Incentive Plan Compensation” column in the 2021 Summary Compensation Table for the amounts received by the named executive officers in 2021.
•
Sales Commission:   In addition to his participation in FiscalNote’s STI plan, Mr. Fawell participates in a separate sales commission program, which for 2021 entitled him to a variable incentive of up to $175,000 annually based on performance relative to predetermined sales targets. Specifically, Mr. Fawell is entitled to: (1) 0% of revenue earned if he achieves 0 — 59% of his sales target; (2) 0.21% of revenue earned if he achieves 60 — 99% of his sales target; and (3) 0.25% of revenue earned , if he achieves 100 — 120% of his sales target, representing the maximum possible payout.

•
Stock Option Awards:   Stock options are granted to our named executive officers under FiscalNote’s 2013 Equity Incentive Plan, as amended, to incentivize long-term value creation for shareholders and retain executives through multi-year time-based vesting provisions or performance conditions. In 2021, these grants consisted of: (1) performance-based options awarded in February 2021, which vest in three equal tranches based on FiscalNote’s achievement of a price per share of stock of $14.25, $17.75 and $21.25, respectively; and (2) options granted to certain executives in July 2021 based on Mercer’s analysis of executives’ current equity ownership levels relative to comparable companies, which are subject to time-based vesting conditions. See the “Stock Awards” column in the 2021 Summary Compensation Table for the grant date fair value of options awarded to our named executive officers in 2021, and see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table for additional information about such equity awards and the vesting provisions applicable thereto.

•
One-Time Transaction-Related Grants

•
In May 2021, the Compensation Committee recommended and the Board approved one-time performance-based stock option grants to the Chief Executive Officer that vest as follows: (a) a portion of the options vest based on the company’s achievement of a $7.26 price per share of common stock either upon the initial listing of the company’s common stock or upon a change in control transaction; and (b) the remaining options vest based on the company’s achievement of a $30.00 price per share of common stock for 90 consecutive days or upon a change in control transaction.
•
In December 2021, the Compensation Committee recommended and the Board approved one-time transaction-related equity grants to members of senior leadership other than the CEO. The grants were recommended in light of the Compensation Committee’s evaluation with Mercer of the company’s existing executive compensation arrangements, market practice among comparable pre-IPO companies, executive share ownership levels at comparable companies, and other relevant factors. The grants consisted of restricted stock units and stock options, which vest only upon both (a) the successful completion of the company’s public listing and (b) the satisfaction of subsequent time-based vesting conditions.

See the “Outstanding Equity Awards at 2021 Fiscal Year-End” table for additional information about such equity awards and the vesting provisions applicable thereto.
•
Benefits and Perquisites:   Commencing in June 2021, FiscalNote offers its Chief Executive Officer a monthly rental benefit stipend in light of his business need to maintain a presence in New York City and Washington, D.C. Otherwise, FiscalNote’s executive officers participate in the company’s benefits programs available to employees generally. FiscalNote maintains a 401(k) plan for employees to encourage employees to save some portion of their cash compensation for their retirement. In 2021, FiscalNote matched 100% of each employee’s first 3% contribution, and 50% on the next 2%. Employees are eligible to participate in FiscalNote’s 401(k) plan the first of the month following their 90th day of employment, and FiscalNote’s retirement contributions are vested immediately. FiscalNote also offers its employees a suite of medical, dental, vision, and life insurance options and similar benefits, in which its named executive officers may elect to participate on the same terms as other employees.

2021 Summary Compensation Table
The following table presents information regarding the compensation earned by FiscalNote’s named executive officers in respect of the 2021 and 2020 fiscal years.
Name and principal position	Year	Salary ($)	Bonus ($)	Equity awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Timothy Hwang	2021	$250,000	$269,500	$1,751,470	$75,000	$157,526	$2,503,496
Chief Executive Officer & Co-Founder	2020	$250,000	$66,667	$278,950	$—	$13,248	$608,865
Josh Resnik	2021	$302,250	$—	$887,682	$57,772	$40,269	$1,287,973
Senior Vice President, General Counsel & Chief Content Officer(1)	2020	$279,583	$53,891	$140,038	$—	$37,613	$511,126
Reed Fawell	2021	$251,875	$—	$677,035	$229,621	$34,640	$1,193,171
Senior Vice President & Chief Revenue Officer	2020	$235,417	$37,500	$84,023	$127,795	$34,134	$518,869

(1)
Mr. Resnik served as the company’s Senior Vice President, General Counsel & Chief Content Officer throughout 2021 and January 2022. He was promoted to President & Chief Operating Officer in February 2022, and continues to serve as the company’s General Counsel.

(2)
The amounts in this column represent the aggregate grant-date fair value of stock option and restricted stock unit awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 9 to FiscalNote’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by the company in determining the grant-date fair value of the equity awards.

(3)
The amounts reported in this column represent each officer’s short-term incentive earned in respect of the fiscal year, as well as the commission earned by Mr. Fawell under his separate sales commission arrangement.

(4)
The amounts in this column include matching contributions made to each named executive officer under the 401(k) plan and, in the case of Mr. Hwang, the payment of a $123,919 tax gross up on the discretionary bonus paid to him in June 2021.

2021 Employment Agreements
All named executive officers are employees-at-will. In connection with joining the company, FiscalNote entered into a standard offer letter with each of Messrs. Resnik and Fawell, as further described below. As a co-founder of the company, Mr. Hwang did not receive such an employee offer letter.
•
Pursuant to the terms of his offer letter dated October 6, 2018, Mr. Resnik is entitled to receive an annual base salary, is eligible for a target annual bonus paid in quarterly installments, received a new-hire grant of stock options subject to time-based vesting, and became eligible to participate in the company’s benefits programs on terms consistent with all employees generally. In October 2021, in connection with its annual review of compensation programs and pay levels, Mr. Resnik’s base salary increased from its prior-year level to $309,000. His annual bonus target of $60,000 (payable quarterly) remained the same. Mr. Resnik’s compensation for 2022 will reflect updated terms in light of his appointment as President & Chief Operating Officer in February 2022.

•
Pursuant to the terms of his offer letter dated April 12, 2018, Mr. Fawell is entitled to receive an annual base salary, is eligible for a target annual bonus paid in quarterly installments, and a discretionary year-end bonus. Upon joining the company, Mr. Fawell received a grant of stock options subject to time-based vesting and became eligible to participate in the company’s benefits programs on terms consistent with all employees generally. In addition, Mr. Fawell participates in a sales commission program as described above. In October 2021, in connection with its annual review of executive compensation programs and pay levels, Mr. Fawell’s base salary increased from its prior-year level to $257,500. His annual commission target of $175,000 (payable quarterly) remained the same. His discretionary year-end bonus of $40,000 was made subject to the terms of FiscalNote’s STI program, and was evaluated and paid out on a quarterly basis.

In addition, upon joining FiscalNote, each employee, including the company’s executive officers, executes FiscalNote’s standard form of Employee Confidentiality and Invention Assignment Agreement, which sets forth customary confidentiality, non-solicitation, and intellectual property assignment obligations of each employee. On or before the completion of the Business Combination, New FiscalNote may enter into employment agreements with certain of its key executive officers, including the named executive officers. We cannot guarantee that any such agreements with New FiscalNote will be executed, and if so, what the terms and conditions of any such agreements would be.
New Employment Agreements
Timothy Hwang
We intend to enter into a new employment agreement with Mr. Hwang that will become effective upon the Effective Time as defined in the Business Combination Agreement. The agreement will have an initial term of four years and thereafter renew automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to then scheduled expiration of the term.
The agreement will provide Mr. Hwang with an annual base salary of $425,000 and a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Compensation Committee of our Board of Directors, with such bonus targeted at 75% of Mr. Hwang’s annual base salary.

The agreement will provide that New FiscalNote will grant Mr. Hwang restricted stock units and stock options under New FiscalNote’s 2022 Long Term Incentive Plan subject to an aggregate number of shares of New FiscalNote’s common stock that would give Mr. Hwang ownership of shares of New FiscalNote’s common stock, when combined with Mr. Hwang’s existing ownership of New FiscalNote’s outstanding common stock as of the Effective Date (for purposes of the foregoing, giving effect to fully vested or unvested equity awards that are subject to time-based vesting only) and assuming issuance of all shares subject to the newly-issued restricted stock units and stock options, 10% of shares of FiscalNote’s outstanding common stock on a fully-diluted basis, measured as of the Effective Date. Twenty-five percent of the aggregate shares subject to these awards will be structured as stock options, granted as soon as administratively practicable following the Effective Date and vest 25% on each of the first four anniversaries of April 1, 2022, provided Mr. Hwang remains continuously employed by New FiscalNote on each date, except as otherwise provided in the severance provisions of his employment agreement. Seventy-five percent of the aggregate shares subject to these awards will be structured as restricted stock units and granted as two separate awards, subject to an equal number of shares for each award, with the first award being granted as soon as administratively practicable following the Effective Date and the second award being granted in January of 2023. The first award of restricted stock units will vest 1/24th on the first day of each calendar month following April 1, 2022 through April 1, 2024, provided Mr. Hwang remains continuously employed by New FiscalNote on each date, except as otherwise provided in the severance provisions of his employment agreement. The second award of restricted stock units will vest 1/24th on the first day of each calendar month following April 1, 2024 through April 26, 2026, provided Mr. Hwang remains continuously employed by New FiscalNote on each date, except as otherwise provided in the severance provisions of his employment agreement.
In the event Mr. Hwang is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of his annual base salary plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.
In lieu of the foregoing severance benefits, if Mr. Hwang is terminated without Cause or resigns for Good reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.
All severance benefits will be conditional on Mr. Hwang’s execution and non-revocation of a general release. The severance benefits under his agreement supersede and replace his entitlement to severance under any other program.
Pursuant to the agreement, Mr. Hwang will be subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.
Josh Resnik
We intend to enter into a new employment agreement with Mr. Resnik that will become effective upon the Effective Time as defined in the Business Combination Agreement. The agreement will have an initial term of four years and thereafter renew automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to then scheduled expiration of the term.
The agreement will provide Mr. Resnik with an annual base salary of $400,000 and a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Compensation Committee of the Board of Directors, with such bonus targeted at 50% of Mr. Resnik’s annual base salary.
In the event Mr. Resnik is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of his annual base salary, plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.
In lieu of the foregoing severance benefits, if Mr. Resnik is terminated without Cause or resigns for Good Reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary, plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.
All severance benefits will be conditional on Mr. Resnik’s execution and non-revocation of a general release. The severance benefits under his agreement supersede and replace his entitlement to severance under any other program.
Pursuant to the agreement, Mr. Resnik will be subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2021.
		Option Awards					Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Timothy Hwang	6/18/2018(1)	935,500	—	—	$1.77	6/17/2028	—	—
	7/29/2020(2)	62,500	187,500	—	$2.89	7/28/2030	—	—
	2/11/2021(3)	—	—	750,000	$3.22	2/10/2031	—	—
	5/31/2021(4)	—	—	730,000	$4.30	5/30/2026	—	—
	5/31/2021(5)	—	—	250,000	$4.30	5/30/2026	—	—
Josh Resnik	5/2/2019(2)	33,187	11,813	—	$2.65	5/1/2029	—	—
	7/29/2020(2)	25,000	100,000	—	$2.89	7/28/2030	—	—
	7/29/2021(2)	—	25,000	—	$7.79	7/28/2031	—	—
	2/11/2021(3)	—	—	100,000	$3.22	2/10/2031	—	—
	12/23/2021(6)	—	—	24,338	$9.96	12/22/2021	—	—
	12/23/2021(7)	—	—	—	—	—	73,013	$727,209(9)
Reed Fawell	6/18/2018(8)	40,312	4,688	—	$1.77	6/17/2028	—	—
	5/2/2019(2)	11,250	8,750	—	$2.65	5/1/2029	—	—
	7/29/2020(2)	15,000	60,000	—	$2.89	7/28/2030	—	—
	2/11/2021(3)	—	—	100,000	$3.22	2/10/2031	—	—
	12/23/2021(6)	—	—	19,800	$9.96	12/22/2021	—	—
	12/23/2021(7)	—	—	—	—	—	59,400	$591,624(9)

(1)
Options vest over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the remaining 36 months of the vesting period.

(2)
Options vest over four years, with the first 10% vesting on the first anniversary of the vesting commencement date, an additional 5% vesting in each of quarters 5-8 thereafter, and an additional 8.75% vesting in each of quarters 9-16 thereafter.

(3)
Options vest in three equal tranches upon the company’s achievement of a price per share of stock of $14.25, $17.75 and $21.25, respectively.

(4)
Options vest in connection with the company’s achievement of a $7.26 price per share of common stock either upon the initial listing of the company’s common stock or upon a change in control transaction.

(5)
Options vest in connection with the company’s achievement of a $30.00 price per share of common stock for 90 consecutive days or upon a change in control transaction.

(6)
Options vest upon satisfaction both of (a) the successful completion of the company’s public listing and (b) time-based vesting conditions, with 25% vesting on the first anniversary of the vesting commencement date and in additional 6.25% increments each quarter thereafter.

(7)
Restricted stock units vest upon satisfaction both of (a) the successful completion of the company’s public listing and (b) time-based vesting conditions, with 1/3 vesting on the first anniversary of the vesting commencement date and additional 1/36 increments each month thereafter.

(8)
Such option vests over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the following 36 months.

(9)
Calculated based on a price per share of $9.96, the latest fair value of the company’s common stock determined pursuant to Section 409A of the Internal Revenue Code prior to the grant date.

Potential Payments Upon Termination or Change of Control
All equity awards granted by FiscalNote (including to its named executive officers) have been granted under the FiscalNote 2013 Equity Incentive Plan, as amended (the “2013 Plan”), subject to an award agreement applicable thereto as approved by the Board of Directors. The 2013 Equity Incentive Plan provides that upon a merger of FiscalNote with or into another corporation or other entity or a change in control, the board of directors shall determine the treatment of any outstanding awards, including determining that awards will (1) be assumed or substituted for substantially equivalent awards by the acquiring corporation, (2) be terminated, (3) vest and become exercisable, realizable, or payable, or restrictions applicable thereto will lapse, (4) be exchanged for cash or property, or (5) any combination of the foregoing.
On February 15, 2021, FiscalNote adopted a Severance Plan (“Severance Plan”). The Severance Plan was adopted to provide FiscalNote employees with severance benefits in the event of their “involuntary termination of employment,” which is defined as any termination of employment initiated by FiscalNote as a result of an elimination of the participant’s position either permanently or as a result of a layoff expected to exceed 18 months. Employees terminated for cause are not eligible for Severance Plan benefits. Cause is defined as the employee’s (i) refusal or willful failure to substantially perform his or her duties for the FiscalNote; (ii) dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, or fraud with regard to FiscalNote; (iii) conviction of, or plea of no contest with respect to, a felony (other than a traffic violation) or any crime involving, in the sole discretion of FiscalNote, moral turpitude; (iv) improper disclosure of proprietary information or trade secrets of FiscalNote or its business; (v) falsification of any records or documents of FiscalNote; (vi) the employee’s intentional or gross misconduct that injures the business or reputation of FiscalNote; (vii) illegal possession or use of a drug or narcotic on FiscalNote property; or (viii) failure to improve work performance to an acceptable level after the employee is previously warned in writing by FiscalNote about poor performance.
For eligible employees not designated by FiscalNote as executives, Severance Plan benefits consist of cash severance equal to the sum of two weeks of base salary for each full year of employment with FiscalNote up to five years of employment, plus three weeks of base salary for each full year of employment over five years of employment, up to a maximum of 24 weeks of base salary. Eligible employees designated by FiscalNote as executives receive the same benefits, except there is a minimum benefit of 12 weeks of base salary. All Severance Plan benefits are conditioned on the execution, delivery and non-revocation of a general release in favor of FiscalNote. Severance Plan benefits are not payable for any participant who is eligible to receive severance benefits under the Change in Control Severance Plan (defined below).
On October 5, 2021, FiscalNote adopted a Change in Control Severance Plan (“Change in Control Severance Plan”). The Change in Control Severance Plan was adopted to provide select executives with severance benefits if they are terminated by FiscalNote without “cause” or resign for “good reason” (defined below) within 180 days following the occurrence of a change in control of FiscalNote. The Change in Control Severance Plan provides that the Compensation Committee, as administrator, shall designate the FiscalNote employees participating in the plan from time to time. At present, each of our named executive officers participates in the plan.
Current Change in Control Severance Plan participants are entitled to a lump-sum cash payment equal to 12 months of their base salary, subject to their execution, delivery and non-revocation of a general release in favor of FiscalNote.

The consummation of the transactions contemplated by the Business Combination Agreement is excluded from the Change in Control Severance Plan’s change in control definition. The terms “cause” and “good reason” are defined as follows:
“Cause” means a participant’s (i) conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony, (ii) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the participant’s position at FiscalNote or any of its affiliates, (iii) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the participant and FiscalNote or any of its affiliates, (iv) material violation of a written FiscalNote or and of its affiliates policy or procedure that has been provided to the participant causing substantial injury to FiscalNote or its affiliate, and/or (v) willful refusal to perform the participant’s assigned duties to FiscalNote or any of its affiliates, following written notice of such and a period of fifteen (15) days to cure. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of FiscalNote or upon the advice of counsel to FiscalNote or its affiliate.
“Good Reason” means with respect to any participant, any one of the following that occurs without the consent of the Participant: (i) a material reduction in the participant’s duties, authority, or responsibilities relative to participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction, (ii) a material reduction in the participant’s annual base salary, (iii) a relocation of the participant’s principal workplace by more than 35 miles that increases the participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least 35 miles, or (iv) FiscalNote’s material breach of any written compensatory agreement as to which both FiscalNote (or a FiscalNote affiliate) and the participant are parties; provided, however, that in each such case, the participant must provide 90 days’ notice of the participant’s intent to resign for Good Reason within 30 days after the participant learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains substantially uncured as of the specified date of resignation.
Director Compensation
FiscalNote’s Board of Directors has established a non-employee director compensation program reflective of the company’s status as a fast-growing privately held company. Under the program, a director generally receives a one-time grant of restricted stock units (“RSUs”) as follows:
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The standard director RSU grant covers 25,000 shares of FiscalNote common stock, and is subject both to (1) the director’s continuing service on the Board, with such condition lapsing as to 50% of the RSUs on the first anniversary of the director’s appointment and an additional 1/24 incrementally each month thereafter and (2) an event condition, which lapses upon the company’s successful completion of a change in control or the public listing of the company’s (or its successor’s) shares occurring within three years of the grant date.

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In lieu of the standard director RSU grant, Messrs. McChrystal and Nilsson received a grant covering 50,000 shares of common stock, subject to both (1) the director’s continuing service, with such condition lapsing as to 25% of the RSUs in November 2018 and in 1/48th increments each month thereafter and (2) an event condition, which lapses upon the company’s successful completion of a change in control or the public listing of the company’s (or its successor’s) shares occurring within three years of the grant date.

Commencing in 2020, the non-employee directors elected to suspend cash retainers, meeting fees or similar forms of cash compensation in light of the COVID-19 pandemic and associated challenges for the business, but the company continued to reimburse the directors for reasonable expenses incurred in connection with their services.
In connection with going public, the Board of New FiscalNote intends to implement a non-employee director compensation program more reflective of the company’s status as a newly publicly traded company, including:

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Equity:   Upon joining the Board, each director shall receive a grant of RSUs with an aggregate grant date value of $175,000. Thereafter, each director shall receive an annual grant of RSUs with an aggregate grant date value of $175,000 if re-elected at the New FiscalNote’s annual meeting of stockholders. The awards shall vest on the one-year anniversary of the grant date and have such other terms as shall be set forth in a form of award agreement for director restricted stock unit awards to be adopted by the Committee from time to time.

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Cash:    Each director shall receive an annual cash retainer equal to $30,000. In addition, the chair of each standing committee of the Board shall receive an annual committee chair retainer equal to: (1) Audit Committee Chair: $25,000; (2) Compensation Committee Chair: $15,000; (3) Governance Committee Chair: $10,000; and (4) M&A Committee Chair: $10,000. There shall be no committee member or meeting attendance fees.

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Expenses:   Each non-employee director also shall receive reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings.

New FiscalNote’s Board will review director compensation periodically to ensure that director compensation remains competitive such that New FiscalNote is able to recruit and retain qualified directors, taking into account analysis and advice from the Compensation Committee’s independent consultant, FiscalNote’s compensation philosophy, the company’s business and compensation objectives, and other relevant factors.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on FiscalNote’s Board of Directors in 2021. FiscalNote employees do not receive compensation for serving as directors. Accordingly, Messrs. Hwang and Yao did not receive any compensation for their service as directors. Ms. Sedgley and Mr. Compton received a one-time director RSU award in connection with joining the Board in 2021, and Mr. Yiu received such a grant in 2021 in connection with his joining the Board in 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Timothy Hwang, Chairman	—	—	—	—
Gerald Yao	—	—	—	—
Michael J. Callahan	—	—	—	—
Key Compton	—	$107,500	—	$107,500
Keith Nilsson	—	—	—	—
Stanley McChrystal	—	—	—	—
Anna Sedgley	—	$107,500	—	$107,500
Brandon Sweeney	—	—	—	—
Conrad Yiu	—	$107,500	—	$107,500

(1)
The amounts in this column represent the aggregate grant-date fair value of RSU awards granted to each director, computed in accordance with FASB ASC Topic 718. See Note 9 to FiscalNote’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by the company in determining the grant-date fair value of the equity awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DSAC
On August 31, 2020, DSAC’s Sponsor purchased an aggregate of 5,031,250 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.005 per share.
DSAC’s Sponsor purchased an aggregate of 5,500,000 private placement warrants in connection with DSAC’s initial public offering, at a price of $1.00 per warrant, or $5,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
As of March 31, 2022, DSAC had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of DSAC.
As of December 31, 2020, DSAC had $0.4 million due from an affiliate of the Sponsor, consisting of the net proceeds from the consummation of the IPO and the Private Placement held in the bank account of an affiliate of the Sponsor, that was settled with the affiliate of our sponsor in March 2021.
On August 28, 2020, the Sponsor agreed to loan DSAC up to $250,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the IPO. As of December 31, 2020, DSAC borrowed approximately $176,000 under the Note. DSAC repaid the Note on March 31, 2021.
DSAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on DSAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DSAC’s audit committee reviews on a quarterly basis all payments that were made to DSAC’s Sponsor, DSAC’s officers or directors, or its or their affiliates.
In order to finance transaction costs in connection with a business combination, our Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon the consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022, we had no borrowings under the Working Capital Loans.
On October 18, 2021, DSAC and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price of $1.5 million, with each warrant entitling the holder to purchase one DSAC Class A ordinary share at an exercise price of $11.50 per share. The proceeds of the issuance will be used for DSAC’s working capital purposes.
In connection with the execution of the Business Combination Agreement, the Sponsor and other affiliates of DSAC have entered into a number of agreements with DSAC. See “Business Combination Proposal — Ancillary Agreements Related to the Business Combination.”
DSAC Related Party Transaction Policy
The audit committee of the DSAC Board adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which DSAC was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or

1% of the average of the company’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if the DSAC audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
FiscalNote
Subordinated Convertible Promissory Notes
FiscalNote issued subordinated convertible promissory notes in private placements to accredited investors throughout 2020, including: (1) a note to Skyone Capital Pty Ltd. on February 28, 2020 with an initial principal amount of $990,450; (2) notes to Global Public Offering Master Fund LP on February 25, 2020, May 21, 2020 and August 12, 2020 with initial principal amounts of $250,000, $250,000 and $100,000, respectively, and (3) Project Moon, A Series of GPO Fund Series Select, LLC on August 12, 2020 with an initial principal amount of $150,000. Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Ltd., which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners where Mr. Yiu serves as partner. Key Compton, a director of FiscalNote, is a managing director of Urgent International Inc., which is (i) the owner and operator of the Global Public Offering Master Fund LP and its affiliated entities and (ii) the investment advisor for Project Moon, A Series of GPO Fund Series Select, LLC. The notes issued to Skyone Capital Pty Ltd., Global Public Offering Master Fund LP, and Project Moon, A Series of GPO Funds Series Select, LLC each accrue interest payable in kind at a rate of 15% per annum and are scheduled to mature on November 30, 2025. Prior to maturity, such notes are convertible at the holder’s option into shares of FiscalNote’s most senior capital stock or automatically upon certain contingent events (including certain qualified financings) into the shares of capital stock issued in such contingent event, for which the Business Combination would qualify. The holders generally have various contingent redemption rights (including upon default and changes in control), and the notes are subordinated to FiscalNote’s senior indebtedness. Each note is expected to convert automatically into shares of New FiscalNote Class A common stock in connection with the consummation of the Business Combination. Please refer to Note 8 to the Audited Consolidated Financial Statements of FiscalNote for additional information regarding the convertible notes.
On May 13, 2022, FiscalNote received a letter from GPO FN Noteholder LLC (the “Disputing Lender”) disputing such lender’s pro forma beneficial ownership set forth in Amendment No. 4 to this registration statement. The terms governing FiscalNote’s indebtedness with the Disputing Lender provide that, in connection with various qualifying transactions, including, in FiscalNote’s view, the Business Combination, and following a $50 million repayment, the remainder of such indebtedness can be converted at FiscalNote’s option into FiscalNote’s Class A common stock based upon a conversion price equal to the lower of the offering price per share in the Business Combination, or a valuation cap based price. Shares of FiscalNote Class A common stock issued in connection with such conversion would be issued prior to the Business Combination and then exchanged immediately for approximately 7,633,901 shares of New FiscalNote Class A common stock in connection with the Business Combination. In connection with such a conversion and the Business Combination, the Disputing Lender currently claims that as a result of the partial conversion of the indebtedness in connection with the Closing, it would be owed additional shares of

New FiscalNote’s Class A common stock (the “Disputed Shares”), representing an approximate 4.3% economic and 1.9% voting additional interest in New FiscalNote. Dilution from shares issued upon conversion of the indebtedness prior to the Business Combination will be borne exclusively by holders of FiscalNote’s equity securities. However, to the extent any Disputed Shares are issued following the Business Combination, related dilution will be borne by all holders of New FiscalNote equity securities. DSAC and FiscalNote have considered the Disputed Lender’s claim in the letter and do not believe the claim is supported by the terms of the indebtedness. As a result, DSAC FiscalNote and, after the Business Combination is completed, New FiscalNote, intend to vigorously defend FiscalNote’s position on the number of shares of FiscalNote’s Class A common stock issuable upon conversion. However, because discussions are in the preliminary stages, the ultimate resolution as to whether none, a portion or all of the Disputed Shares will be issued is not determinable at this time. See “Risk Factors  —  Risks Related to DSAC and the Business Combination  —  DSAC public shareholders who do not redeem their public shares will experience immediate dilution as a result of the issuance of New FiscalNote common stock as consideration in connection with the Business Combination. Having a minority share position may reduce the influence that the public shareholders haveon the management of New FiscalNote.”
Urgent International Consulting Agreement
On February 21, 2020, FiscalNote, Inc. entered into a Services Agreement with Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP and various related entities, in connection with Global Public Offering Master Fund LP’s investment in FiscalNote’s subordinated convertible promissory notes as described above. Key Compton, a director of FiscalNote, is a managing director of Urgent International, Inc. Pursuant to the Services Agreement, Urgent International Inc. agreed to provide support for FiscalNote’s evaluation of certain potential capital raising activities. FiscalNote agreed to pay a $16,000 monthly engagement fee, a mutually agreeable performance bonus based upon the achievement of milestones to be identified in 2020, and reimbursement for pre-approved out-of-pocket expenses. The Services Agreement was terminated in April 2021.
The Economist Group Seller Note & Equity Sale
On December 29, 2020, The Economist Group (“TEG”), FiscalNote, FN SPV Holdings Pty Ltd (“FN SPV”) and GPO FN Noteholder LLC entered into various agreements to effect TEG’s divestiture of its financial holdings in FiscalNote. Keith Nilsson, a director of FiscalNote, is managing director of Xplorer Capital Fund III L.P. and XC FiscalNote — A LLC, which own 12.94% and 28.03%, respectively, of the outstanding equity interests of FN SPV. Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Ltd., an affiliated entity of AS1 Growth Partners, which owns 8.63% of FN SPV. Key Compton, a director of FiscalNote, is director of Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP, which owns 5.77% of FN SPV. Mr. Compton also is a managing director of Urgent International Inc., the owner and operator of Urgent Capital LLC, which has a profits interest in GPO FN Noteholder LLC. In such transactions, FN SPV purchased 9,385,200 shares of Series E Preferred Stock of FiscalNote from TEG for approximately $23.0 million. In consideration for facilitating the transaction, FiscalNote received a right to 5% of any gains realized by FN SPV upon liquidation of such shares. In addition, GPO FN Noteholder LLC purchased a subordinated promissory note from TEG with a balance of approximately $78.4 million (including principal and accrued interest paid-in-kind) for approximately $49.0 million, and certain terms of the note were amended in connection with the sale. The Company did not receive any payment in either transaction. Please refer to Note 8 to the Audited Consolidated Financial Statements of FiscalNote for additional information regarding these transactions.
Ozmen Note
On July 3, 2019, FiscalNote issued a Subordinated Convertible Promissory note in the principal amount of $4,000,000 and bearing interest at a rate of 15% per annum over five years (the “Ozmen Note”) to Ozmen Ventures FN LLC, now known as 8090 FN LLC (“Ozmen”). Concurrently with the issuance of the Ozmen Note, Tim Hwang and the Timothy T. Hwang Revocable Trust (the “Hwang Trust”) entered into a binding term sheet (the “Term Sheet”) with Ozmen pursuant to which the Hwang Trust agreed to purchase the Ozmen Note from Ozmen on the one-year anniversary of the issuance date of the Ozmen Note in exchange for (i) $4,000,000 in immediately available funds and (ii) $4,000,000 in the form of shares of the then senior-most class and series of capital stock of FiscalNote, which would be generated from an immediate conversion of the Ozmen Note by the Hwang Trust.

On March 1, 2021, pursuant to a Letter Agreement by and among Ozmen, Mr. Hwang, the Hwang Trust and FiscalNote, the parties agreed to amend the Ozmen Note to, among other things, (i) reduce the interest rate from 15% to 1% and (ii) waive all accrued interest under the Ozmen Note through, but not including, the effective date of the Letter Agreement in exchange for the issuance to Ozmen by FiscalNote of 549,484 shares of Series F Preferred Stock of FiscalNote. In addition, pursuant to the Letter Agreement, Mr. Hwang, the Hwang Trust and Ozmen agreed to terminate the Term Sheet.
EVC1 Note
On December 6, 2019, FiscalNote issued a convertible note to EVC1 LLC (“EVC1”) for an initial purchase price of $1,700,000 (the “EVC1 Note”). Substantially contemporaneously with the EVC1 Note transaction, the Hwang Trust entered into a Letter Agreement (the “Side Letter”) with EVC1; FiscalNote is not a party to the Side Letter.
The Side Letter provides that, in addition to the parties’ rights set forth in the EVC1 Note, if the EVC1 Note is outstanding after three years and is subsequently converted in whole, then upon such conversion EVC1 shall have the option to sell the underlying preferred shares to the Hwang Trust at the greater of the “then fair value” of the underlying shares or the principal amount of the EVC 1 Note plus accrued interest. The option right to sell is a “put option” on the underlying preferred shares, issued by the Hwang Trust to EVC1. The obligations under the Side Letter are personally guaranteed by Tim Hwang. FiscalNote estimates that the value of the put option is de minimis.
FrontierView Convertible Notes
Concurrent with, and in order to finance, the acquisition of FrontierView, we entered into a $15.0 million convertible note with XC FiscalNote-B, LLC and a $3.0 million convertible note with Skyone Capital Pty Limited (collectively the “FrontierView Convertible Notes”). Keith Nilsson, a director of FiscalNote, is managing director of XC FiscalNote-B, LLC, with voting and disposition power over securities held by such entity, and Conrad Yiu, a director of FiscalNote, is a director of Skyone Capital Pty Limited, with voting and disposition power over securities held by such entity. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at 150% of the principal amount in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at 150% of the principal amount based on a $1.0 billion conversion cap, subject to potential adjustment above 150% if and to the extent necessary to take into account dilution from conversion of the GPO Note (such that the holders receive a return of no less than 150% on the conversion of the FrontierView Convertible Notes).

U.S. FEDERAL INCOME TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations to DSAC Security Holders
General
In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences of (i) the ownership and disposition of DSAC Class A ordinary shares and DSAC public warrants (together, “DSAC securities” or “our securities”) in the event that the Domestication Proposal is not approved and the Domestication does not occur, (ii) the Domestication, (iii) an exercise of redemption rights generally applicable to holders of New DSAC Class A ordinary shares or New DSAC public warrants (together, “New DSAC securities”), or shares of New FiscalNote Class A common stock or New FiscalNote warrants (together, “New FiscalNote securities”), (iv) the receipt of Bonus Shares by non-redeeming holders of DSAC Class A ordinary shares, and (v) the ownership and disposition of New FiscalNote securities following the Domestication and the Business Combination. This section applies only to beneficial owners that hold their DSAC securities, and will hold their New FiscalNote securities, as capital assets for U.S. federal income tax purposes (generally, property held for investment). The following does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner’s circumstances or status, including:
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our sponsor or any member thereof;

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financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market tax accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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expatriates or former long-term residents of the United States;

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“controlled foreign corporations,” PFICs and corporations that accumulate earnings to avoid U.S. federal income tax;

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foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

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persons that actually or constructively own 5% or more of DSAC, New DSAC or New FiscalNote shares, by vote or value;

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persons that acquired DSAC securities as compensation;

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persons that hold DSAC securities, or will hold New DSAC or New FiscalNote securities, in connection with a trade or business conducted outside the United States;

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persons that hold DSAC securities, or will hold New DSAC or New FiscalNote securities, as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or

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U.S. Holders whose functional currency is not the U.S. dollar.

The statements herein are based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The following does not address alternative minimum tax considerations, special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights or the Business Combination. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of DSAC securities (or New DSAC securities received pursuant to the Domestication or New FiscalNote securities received pursuant to the Business Combination), as the case may be, who or that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of DSAC securities (or New DSAC securities received pursuant to the Domestication or New FiscalNote securities received pursuant to the Business Combination), as the case may be, who or that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds DSAC securities, New DSAC securities or New FiscalNote securities, the tax treatment of such partnership, and of a person treated as a partner of such partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any DSAC securities, New DSAC securities or New FiscalNote securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Business Combination to them.
ALL HOLDERS OF DSAC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
Tax Consequences of the Ownership and Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants if the Domestication Does Not Occur
U.S. Holders
Taxation of Distributions
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on DSAC Class A ordinary shares to the extent the distribution is paid out of DSAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its DSAC Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such DSAC Class A ordinary shares. However, it is possible that financial intermediaries may report the entire amount of any distributions DSAC makes as dividends if they cannot determine the amount of DSAC’s earnings and profits for U.S. federal income tax purposes.
With respect to non-corporate U.S. Holders, under tax laws currently in effect but subject to the PFIC rules discussed below, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants” below) only if the DSAC Class A ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to DSAC Class A ordinary shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of DSAC Class A ordinary shares or DSAC public warrants (including on DSAC’s dissolution and liquidation if we do not consummate an initial business combination within the required time period). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such DSAC Class A ordinary shares or DSAC public warrants exceeds one year at the time of such disposition. It is unclear, however, whether certain redemption rights described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its DSAC Class A ordinary shares or DSAC public warrants so disposed of. A U.S. Holder’s adjusted tax basis in its DSAC Class A ordinary shares or DSAC public warrants generally will equal the U.S. Holder’s acquisition cost reduced (in the case of DSAC Class A ordinary shares) by any prior distributions treated as a return of capital. In the case of U.S. Holders that purchased their DSAC Class A ordinary shares and DSAC public warrants as units in DSAC’s initial public offering, the initial acquisition cost of the units must be allocated between the DSAC Class A ordinary shares and the DSAC public warrants based on their relative fair market values at the time of issuance. The amount allocated to each DSAC Class A ordinary share and DSAC public warrants should be the U.S. Holder adjusted basis in such DSAC Class A ordinary share and DSAC public warrants. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise or Lapse of a DSAC Public Warrant” below for a discussion regarding a U.S. Holder’s tax basis in a DSAC Class A ordinary share acquired pursuant to the exercise of a DSAC public warrant. The deduction of capital losses is subject to certain limitations.
Redemption of DSAC Class A Ordinary Shares
Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s DSAC Class A ordinary shares are redeemed (including pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal) or if DSAC purchases a U.S. Holder’s DSAC Class A ordinary shares in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the DSAC Class A ordinary shares under Section 302 of the Code. If the redemption or purchase by us qualifies as a sale of DSAC Class A ordinary shares, the U.S. Holder will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants” above. If the redemption or purchase by DSAC does not qualify as a sale of DSAC Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “Taxation of Distributions.” Whether a redemption or purchase by DSAC qualifies for sale treatment will depend largely on the total number of DSAC Class A ordinary shares treated as held by the U.S. Holder (including any DSAC Class A ordinary shares constructively owned by the U.S. Holder as a result of owning DSAC warrants) relative to all of the DSAC shares outstanding both before and after such redemption or purchase. The redemption or purchase by DSAC of DSAC Class A ordinary shares generally will be treated as a sale of the DSAC Class A ordinary shares (rather than as a corporate distribution) if such redemption or purchase (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in DSAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (collectively, the “Code Section 302 tests”). These tests are explained more fully below.
In determining whether any of the Code Section 302 tests is satisfied, a U.S. Holder takes into account not only DSAC shares actually owned by the U.S. Holder, but also DSAC shares that are constructively owned by such U.S. Holder under the relevant rules. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include DSAC Class A ordinary shares which could be acquired pursuant to the exercise of DSAC warrants. In order to meet the substantially disproportionate test, the percentage of DSAC outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of DSAC Class A ordinary shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the DSAC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the DSAC shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other DSAC shares. The redemption of DSAC Class A ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in DSAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in DSAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the Code Section 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed DSAC Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining DSAC shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in its warrants or other shares constructively owned by such U.S. Holder.
As mentioned above, this tax disclosure does not consider all aspects of U.S. federal income taxation that may be relevant to persons that own (actually or constructively) 5% or more of DSAC, New DSAC or New FiscalNote shares by vote or value. However, such persons should consult their tax advisers regarding any reporting requirements applicable to their redemptions of their shares.
Exercise or Lapse of a DSAC Public Warrant
The following statements are subject to the PFIC rules discussed below. A U.S. Holder will not recognize gain or loss upon the acquisition of a DSAC Class A ordinary share on the exercise of a DSAC public warrant for cash. A U.S. Holder’s tax basis in a DSAC Class A ordinary share received upon exercise of the DSAC public warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the DSAC Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a DSAC public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in its warrant.
The tax consequences of a cashless exercise of a DSAC public warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the DSAC Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the DSAC public warrants. If the cashless exercise is not a realization event, it is unclear whether a U.S. Holder’s holding period for the DSAC Class A ordinary shares will commence on the date of exercise of the warrants or the day following the date of exercise of the DSAC public warrants. If the cashless exercise is treated as a recapitalization, the holding period of the DSAC Class A ordinary shares will include the holding period of the DSAC public warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered DSAC public warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the DSAC public warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the DSAC Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the DSAC public warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the DSAC Class A ordinary shares would commence on the date of exercise of the DSAC public warrant or the day following the date of exercise of the DSAC public warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of cashless exercise of DSAC public warrants.
Possible Constructive Distributions
The terms of each DSAC public warrant provide for an adjustment to the number of DSAC Class A ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of DSAC public warrants would, however, be treated as receiving a constructive distribution from DSAC if, for example, the adjustment increases the warrant holders’ proportionate interest in DSAC’s assets or earnings and profits (e.g., through an increase in the number of DSAC Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of DSAC Class A ordinary shares. Such constructive distribution would be subject to tax as described under “Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from DSAC equal to the fair market value of the increase in the interest. For certain information reporting purposes, DSAC is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which may be relied on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Passive Foreign Investment Company Rules
A non-U.S. corporation will be a passive foreign investment company (or “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
DSAC believes that it did not qualify for the “start-up exception”. Accordingly, DSAC believes that it was a PFIC for its 2020 and 2021 taxable years and expects to be a PFIC for its current taxable year.
Although DSAC’s PFIC status is determined annually, an initial determination that DSAC is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A ordinary shares or warrants while DSAC was a PFIC, whether or not DSAC meets the test for PFIC status in those subsequent years.
The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person. Under proposed Treasury

Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. Except as otherwise provided below, the remainder of this discussion assumes that the PFIC rules will apply to the DSAC public warrants if DSAC is a PFIC. However, you should consult your tax adviser regarding the application of the PFIC rules to the DSAC public warrants in general, and prior to the finalization of the proposed Treasury Regulations in particular.
If DSAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of DSAC Class A ordinary shares or DSAC public warrants and, in the case of DSAC Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election or “mark-to-market” election for DSAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) DSAC Class A ordinary shares, in each case as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its DSAC Class A ordinary shares or DSAC public warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the DSAC Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the DSAC Class A ordinary shares). Under these rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the DSAC Class A ordinary shares or DSAC public warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of DSAC’s first taxable year in which DSAC is a PFIC, will be taxed as ordinary income; and

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder, and an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder will avoid the PFIC tax consequences described above in respect of DSAC Class A ordinary shares (but not DSAC public warrants) by making a timely and valid QEF election to include in income its pro rata share of DSAC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which DSAC’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear whether and how various aspects of the PFIC rules apply to DSAC public warrants. However, a U.S. Holder may not make a QEF election with respect to its DSAC public warrants to acquire DSAC Class A ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such DSAC public warrants (other than upon exercise of such warrants) and DSAC was a PFIC at any time during the U.S. Holder’s holding period of such warrants, the proposed Treasury Regulations mentioned above would generally treat any gain as an excess distribution, taxed as described above. If a U.S. Holder that exercises such DSAC public warrants properly makes a QEF election with respect to the newly acquired DSAC Class A ordinary shares (or has previously made a QEF election with respect to DSAC Class A ordinary shares), the QEF election will apply to the newly acquired DSAC Class A ordinary shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired DSAC Class A ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the DSAC public warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under the purging election, the U.S. Holder will be deemed to have sold such DSAC Class A ordinary shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the DSAC Class A ordinary shares acquired upon the exercise of the DSAC public warrants for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from DSAC. We have posted on our website the PFIC annual information statements for DSAC for our 2020 and 2021 taxable years. However, there is no assurance that DSAC will timely provide such required information for the past, current or future taxable years.
If a U.S. Holder has made a QEF election with respect to its DSAC Class A ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for DSAC’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of DSAC Class A ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if DSAC is a PFIC for any taxable year, a U.S. Holder of DSAC Class A ordinary shares that has made a QEF election will be currently taxed on its pro rata share of DSAC’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.
If the DSAC Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) DSAC Class A ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its DSAC Class A ordinary shares at the end of such year over its adjusted basis in its DSAC Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of the adjusted basis of its DSAC Class A ordinary shares over the fair market value of its DSAC Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its DSAC Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. A mark-to-market election may not be made with respect to warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to DSAC Class A ordinary shares under their particular circumstances.
If DSAC is a PFIC and, at any time, has a foreign subsidiary that is a PFIC, U.S. Holders generally will be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if DSAC receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that DSAC will have timely knowledge of the status of any such lower-tier PFIC. In addition, DSAC may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance DSAC will be able to cause the lower-tier PFIC to provide any required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of DSAC Class A ordinary shares and DSAC public warrants should consult their own tax advisors concerning the application of the PFIC rules to DSAC securities under their particular circumstances.
Tax Reporting
Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in DSAC constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisers regarding the foreign financial asset and other reporting obligations and their application to an investment in DSAC Class A ordinary shares and DSAC public warrants.
Non-U.S. Holders
Dividends (including constructive distributions and amounts paid in connection with a redemption that is treated as a distribution, as discussed under “U.S. Holders — Redemption of DSAC Class A Ordinary Shares” above) paid or deemed paid to a Non-U.S. Holder in respect of DSAC Class A ordinary shares if the Domestication does not occur generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of DSAC Class A ordinary shares or DSAC public warrants (including a redemption treated as a sale or exchange transaction as discussed above) unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Dividends (including constructive distributions) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a DSAC public warrant, or the lapse of a DSAC public warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a DSAC Public Warrant,” above, although a capital loss on the lapse of a warrant may not be usable to a Non-U.S. Holder not generally subject to U.S. tax and to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of DSAC Class A ordinary shares and DSAC public warrants.

Information Reporting and Backup Withholding
Dividend payments with respect to DSAC Class A ordinary shares and proceeds from the sale, exchange or redemption of DSAC Class A ordinary shares and DSAC public warrants may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
The Domestication
Effects of the Domestication
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, DSAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware and, following the Business Combination, will change its name to FiscalNote Holdings, Inc. The Domestication will qualify as an F Reorganization for U.S. federal income tax purposes. However, DSAC has not requested, and does not intend to request, a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication, and therefore there can be no assurance that the IRS or a court will not take a contrary position. The remainder of this disclosure assumes that the Domestication qualifies as an F Reorganization.
Except as provided below under “Section 367” and “PFIC Considerations”:
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U.S. Holders will not recognize taxable gain or loss as a result of the Domestication for U.S. federal income tax purposes,

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the tax basis of New DSAC securities received by a U.S. Holder in the Domestication (and the corresponding New FiscalNote securities following the Business Combination) will equal the U.S. Holder’s tax basis in the DSAC Class A ordinary share or DSAC public warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and

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the holding period for the New DSAC securities (and corresponding New FiscalNote securities following the Business Combination) will include such U.S. Holder’s holding period for the DSAC Class A ordinary share or DSAC public warrant surrendered in exchange therefor.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders and Non-U.S. Holders exercising such redemption rights will (if the Domestication occurs) be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of redemption rights to them.
Section 367
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of DSAC at the time of the

Domestication. Because the Domestication will occur prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
U.S. Holders of DSAC that Own More Than 10% of DSAC Shares
As mentioned above, this tax disclosure does not consider all aspects of U.S. federal income taxation that may be relevant to persons that own (actually or constructively) 5% or more of DSAC, New DSAC or New FiscalNote shares by vote or value. However, U.S. Holders that own more than 10% of DSAC shares should note the following discussion. Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication is a 10% shareholder must include in income as a dividend the “all earnings and profits amount” attributable to the DSAC shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% shareholder, and complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of DSAC’s shares.
A 10% shareholder’s all earnings and profits amount with respect to its DSAC shares is the net positive earnings and profits of DSAC (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code (although earnings and profits of subsidiaries are not included in this calculation). In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its DSAC shares. If DSAC’s earnings and profits are greater than zero through the date of the Domestication, depending upon the period in which a U.S. Holder held its DSAC shares, such U.S. Holder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. The determination of DSAC’s earnings and profits is complex and may be impacted by numerous factors.
U.S. Holders of Class A Ordinary Shares that Own Less Than 10% of DSAC Shares
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication actually and constructively owns DSAC shares with a fair market value of $50,000 or more but who is not a 10% shareholder will recognize gain (but not loss) with respect to the deemed receipt of shares of New DSAC Class A common stock in the Domestication unless such holder elects to recognize the “all earnings and profits” amount as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the deemed receipt of shares of New DSAC Class A common stock in the Domestication. Any such gain should be equal to the excess of the fair market value of the shares of New DSAC Class A common stock received over the U.S. Holder’s adjusted basis in the Class A ordinary shares deemed to be surrendered in exchange therefor. Subject to the discussion below under “PFIC Considerations,” such gain should be capital gain, and should be long-term capital gain if the U.S. Holder held the Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are generally subject to tax at preferential rates under current law.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication;

(iii) a description of any stock, securities, or other consideration transferred or received in the Domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from DSAC establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s DSAC shares and (B) a representation that the U.S. Holder has notified New DSAC or New FiscalNote that such U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication and the U.S. Holder must send notice to New DSAC or New FiscalNote of the election no later than the date such tax return is filed. There is no assurance that DSAC will timely provide the required information for making this election.
If DSAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.
U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value Less Than $50,000
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication owns (or is considered to own) DSAC shares with a fair market value less than $50,000 and is not a 10% shareholder will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally will not be required to include any part of the all earnings and profits amount in income.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION, TAKING INTO ACCOUNT THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences for U.S. Holders of DSAC Public Warrants
Subject to the considerations described above relating to Section 367(b) of the Code and below relating to PFIC considerations, a U.S. Holder of public warrants should not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of DSAC public warrants for New DSAC public warrants in the Domestication.
PFIC Considerations
As discussed under “Tax Consequences of the Ownership and Disposition of DSAC Class A Ordinary Shares and DSAC Public Warrants if the Domestication Does Not Occur —  U.S. Holders —  Passive Foreign Investment Company Rules” above, DSAC believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In addition to the discussion under the heading “Section 367” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Even if the Domestication qualifies as an F reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of DSAC securities for New DSAC securities in the Domestication if DSAC were a PFIC for any taxable year during such U.S. Holder’s holding period in the DSAC securities unless, in the case of DSAC Class A ordinary shares, such U.S. Holder made a timely and effective QEF election for DSAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) DSAC Class A ordinary shares, or made a QEF election along with a purging election (if the QEF election was not made with respect to such first taxable year or was made with respect to DSAC Class A ordinary shares received pursuant to an exercise of a DSAC public warrant), or made a mark-to-market election (a U.S. Holder that has not made such a QEF or mark-to-market election, a “Non-Electing Shareholder” and any U.S. Holder that has made such a QEF election (or QEF election along with a purging election, or mark-to-market election), an “Electing Shareholder”). Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “Passive Foreign Investment Company Rules.” In addition, such regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “Section 367.” The proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) should not apply to an Electing Shareholder with respect to its DSAC Class A ordinary shares for which a timely QEF election (or a QEF election along with a purging election, or mark-to-market election) is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “Section 367.” The application of the PFIC rules to warrants is unclear. A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC (other than stock with respect to which the PFIC “is a pedigreed QEF”) as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of DSAC public warrants for New DSAC warrants pursuant to the Domestication.
The rules dealing with PFICs and with the QEF election, purging election and mark-to-market election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Class A ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such Class A ordinary shares or public warrants under such U.S. Holder’s particular circumstances.
Tax Consequences of a Redemption of New FiscalNote Class A Common Stock to U.S. Holders and Non-U.S. Holders
In this section entitled “Tax Consequences of a Redemption of New FiscalNote Class A Common Stock to U.S. Holders and Non-U.S. Holders,” references to New FiscalNote shall be deemed to include New DSAC. If the Domestication and Business Combination are consummated, DSAC will become New FiscalNote prior to any redemption of equity held by holders that elect to redeem their equity interests in DSAC in connection with the vote regarding the Business Combination Proposal. Accordingly, at the time of any such redemption, such holders will hold shares of New FiscalNote Class A common stock. The treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the common stock under the Code Section 302 tests discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur — U.S. Holders — Redemption of Class A Ordinary Shares” above. Whether a redemption by New FiscalNote meets one of the Code Section 302 tests will, in turn, depend largely on the total number of New FiscalNote shares treated as held by the holder (including any shares constructively owned by the holder as a result of owning warrants) relative to all New FiscalNote shares outstanding both before and after such redemption or purchase.
If the redemption or purchase by New FiscalNote qualifies as a sale of New FiscalNote Class A common stock, the U.S. Holder will be treated as described under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur — U.S.

Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” above (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and Non-U.S. Holders will be treated as described under “Tax Consequences of the Ownership and Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants Post-Domestication — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants” below. If the redemption or purchase by New FiscalNote does not qualify as a sale of New FiscalNote Class A common stock, U.S. Holders will be treated as receiving a corporate distribution with the tax consequences to U.S. Holders described above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur — U.S. Holders — Taxation of Distributions” (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”), and Non-U.S. Holders will have the tax consequences described below under “Tax Consequences of the Ownership and Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants Post-Domestication — Non-U.S. Holders — Taxation of Distributions on Class A Common Stock.”
Because the satisfaction of the Code Section 302 tests described above is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New FiscalNote Class A common stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the Code Section 302 tests.
See “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur — U.S. Holders — Redemption of Class A Ordinary Shares” and “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur — Non-U.S. Holders” above for a discussion of the consequences of a redemption of Class A ordinary shares in the event that the Domestication does not occur.
Tax Consequences of the Receipt of Bonus Shares by Non-Redeeming Shareholders of DSAC Class A Ordinary Shares
As described in “The Domestication Proposal,” holders of DSAC Class A ordinary shares that do not exercise their redemption rights are entitled to receive Bonus Shares. The receipt of Bonus Shares by these shareholders should be treated as a nontaxable stock distribution. Accordingly, U.S. Holders and Non-U.S. Holders should not be subject to U.S. federal income tax on the receipt of the Bonus Shares, and the distribution of the Bonus Shares to non-U.S. Holders should not be subject to U.S. federal income tax withholding. Under this treatment a U.S. Holder’s tax basis in the New DSAC Class A ordinary shares received in the Domestication will be allocated between these shares and the Bonus Shares in proportion to their respective fair market values at the time the Bonus Shares are received. However, because there are no authorities that directly address the treatment of the receipt of Bonus Shares, no assurance can be given that the IRS, a court or any withholding agent will agree with our treatment. If our treatment is not respected, a U.S. Holder would be required to include the fair market value of the Bonus Shares received in income, and the tax basis of the Bonus Shares received would be their fair market value at the time of receipt. In addition, if our treatment is not respected a Non-U.S. Holder would be required to include the fair market value of the Bonus Shares received in income and the payment of the Bonus Shares could be subject to U.S. withholding at a rate of 30%, unless the Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility to the applicable withholding agent (generally on an applicable IRS Form W-8). No additional amounts will be payable to any U.S. Holder or Non-U.S. Holder if any tax is imposed with respect to the receipt of the Bonus Shares. U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the receipt of Bonus Shares (including their ability to obtain a refund of any withholding taxes, if applicable).

Tax Consequences of the Ownership and Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants after the Business Combination
U.S. Holders
Taxation of Distributions on New FiscalNote Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on New FiscalNote Class A common stock to the extent the distribution is paid out of New FiscalNote’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants.”
With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants” below), subject to applicable requirements and limitations.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants
A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of New FiscalNote Class A common stock or New FiscalNote warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for New FiscalNote Class A common stock or New FiscalNote warrants so disposed of exceeds one year at the time of disposition. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to tax at preferential rates under current law. The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New FiscalNote Class A common stock or New FiscalNote warrants so disposed of.
Exercise or Lapse of a New FiscalNote Warrant
Except with respect to the application of the PFIC rules, the tax consequences of the exercise or lapse of a New FiscalNote warrant will generally be the same as the tax consequences of the exercise or lapse of a DSAC public warrant, as discussed above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur — U.S. Holders — Exercise or Lapse of a Public Warrant.”
Possible Constructive Distributions
The terms of each New FiscalNote warrant provide for an adjustment to the number of shares of New FiscalNote Class A common stock for which a New FiscalNote warrant may be exercised or to the exercise price of a New FiscalNote warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of New FiscalNote Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New FiscalNote warrants would, however, be treated as receiving a constructive distribution from New FiscalNote if, for example, the adjustment increases the warrant holders’ proportionate interest in New FiscalNote’s assets or earnings and profits (e.g., through an increase in the number of shares of New FiscalNote Class A common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of New FiscalNote Class A common stock. Such constructive distribution would be subject to tax as described under “Taxation of Distributions on New FiscalNote Class A Common Stock” above in the same manner as if the U.S. Holders of the New FiscalNote warrants received a cash distribution from New FiscalNote equal to the fair market value of such increased interest. Proposed Treasury Regulations, which may be relied on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Non-U.S. Holders
Taxation of Distributions on New FiscalNote Class A Common Stock and Constructive Distributions on New FiscalNote Warrants
Any cash distribution (or a constructive distribution) that New FiscalNote makes to a Non-U.S. Holder of New FiscalNote securities, to the extent paid out of New FiscalNote’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. For a discussion regarding what constitutes a constructive distribution, see “U.S. Holders — Possible Constructive Distributions” above. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of New FiscalNote Class A common stock (or New FiscalNote warrants) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). It is possible that withholding agents will withhold 30% from the amount of an entire distribution. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants” below.
Dividends (including constructive dividends) that New FiscalNote pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of New FiscalNote Class A Common Stock and New FiscalNote Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New FiscalNote Class A common stock or New FiscalNote warrants unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States; or

•
New FiscalNote is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, except if the New FiscalNote Class A common shares are regularly traded on an established securities market and certain other conditions are met.

It is expected that New FiscalNote will not be a USRPHC following the Business Combination.
Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a Non-U.S. Holder described in the first bullet point that is a foreign corporation will generally be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments).
Information Reporting and Backup Withholding
Dividend payments with respect to shares of New FiscalNote Class A common stock and proceeds from the sale, exchange or redemption of shares of New FiscalNote Class A common stock or New FiscalNote warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations, the preamble to which states that taxpayers may rely on them until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of New FiscalNote securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their New FiscalNote securities.
Certain Material U.S. Federal Income Tax Considerations of the Business Combination to
U.S. Holders of FiscalNote Capital Stock
Characterization of the Business Combination
Each of FiscalNote and DSAC intends that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In the Business Combination Agreement, each of FiscalNote, Merger Sub, and DSAC agrees not to take any action that could reasonably be expected to prevent, impair or impede such qualification. Neither FiscalNote nor DSAC intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax treatment of the Business Combination discussed above.

U.S. Federal Income Tax Consequences for U.S. Holders
Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.2 hereto, it is the opinion of Paul Hastings LLP, counsel to FiscalNote, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In that case the U.S. federal income tax consequences of the Business Combination to U.S. Holders of FiscalNote capital stock will be as follows:
•
a U.S. Holder will not recognize gain or loss upon the exchange of FiscalNote capital stock for New FiscalNote common stock pursuant to the Business Combination;

•
a U.S. Holder’s aggregate tax basis for the shares of New FiscalNote common stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of FiscalNote capital stock surrendered in exchange therefor in the Business Combination; and

•
the holding period of the shares of New FiscalNote common stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of FiscalNote capital stock surrendered in exchange therefor.

In addition, for purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of New FiscalNote common stock received in the Business Combination, U.S. Holders who acquired different blocks of FiscalNote capital stock at different times for different prices must calculate their bases and holding periods in their shares of FiscalNote capital stock separately for each identifiable block of such FiscalNote capital stock exchanged in the Business Combination.
This opinion is based on customary assumptions and representations from DSAC, FiscalNote and Merger Sub, as well as certain covenants, undertakings and statements of intention (which we assume will be realized) by DSAC, FiscalNote, and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated or not fulfilled, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. We also note that “reorganization” treatment depends on all New FiscalNote stock delivered to holders of FiscalNote capital stock in the Business Combination being voting stock, and guidance regarding the qualification of stock as voting stock in dual class structures is limited. Further, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in such opinion or that a court would not sustain such a challenge.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of New FiscalNote common stock in the Business Combination is required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Additionally, U.S. Holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of FiscalNote “securities” (as specially defined for U.S. federal income tax purposes), the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b).
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code
If the Business Combination nevertheless fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of FiscalNote capital stock will recognize gain or loss equal to the difference, if any, between the fair market value of the New FiscalNote common stock received in exchange for the FiscalNote capital stock surrendered in the Business Combination and the U.S. Holder’s adjusted tax basis in such surrendered FiscalNote capital stock. Any such gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the FiscalNote capital stock surrendered in the Business Combination is more than one year as of the closing date of the Business Combination. Long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of New FiscalNote common stock received in the Business Combination, U.S. Holders who acquired different blocks of FiscalNote capital stock at different times for different prices must calculate their bases and holding periods in their shares of FiscalNote capital stock separately for each identifiable block of such FiscalNote capital stock exchanged in the Business Combination.
LEGAL MATTERS
Davis Polk & Wardwell LLP will pass upon the validity of the New FiscalNote common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Duddell Street Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from August 28, 2020 (date of inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of FiscalNote Holdings, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, included in this proxy statement/prospectus of Duddell Street Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, DSAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholder sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, DSAC will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request that DSAC deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify DSAC of their requests by calling or writing DSAC at its principal executive offices at 8/F Printing House, 6 Duddell Street, Hong Kong.
TRANSFER AGENT; WARRANT AGENT AND REGISTRAR
The registrar and transfer agent for DSAC ordinary shares, and the warrant agent for DSAC Warrants, is Continental Stock Transfer & Trust Company. DSAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SHAREHOLDER PROPOSALS AND NOMINATIONS
In addition to any other requirements under applicable law and the New FiscalNote bylaws, for business (other than director nominations) to be properly brought before an annual meeting by a stockholder (the “Proposing Person”), the New FiscalNote bylaws provide that the stockholder must give timely notice in written form to New FiscalNote’s secretary.
Nominations of persons for election to New FiscalNote’s Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to New FiscalNote’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of New FiscalNote who (x) timely complies with the notice procedures, (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.
Notice, to be timely, must be delivered to, or mailed and received, at New FiscalNote’s principal executive offices not less than 90 days, but no more than 120 days, prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided that, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Any nomination notice must include the following information: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of New FiscalNote that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934; and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of New FiscalNote, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of New FiscalNote entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s)

named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of New FiscalNote’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in New FiscalNote’s proxy statement and associated proxy card as a nominee of the stockholder.
Any notice for business must include the following information: (A) as to each Proposing Person, (1) the name and address of such Proposing Person (including, if applicable, the name and address that appears on the corporation’s books and records); (2) the class(es) and series and number of shares of New FiscalNote that are, directly or indirectly, owned of record or beneficially owned by such Proposing Person (including any shares of any class or series of New FiscalNote as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future); and (B) (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” that constitutes a “call equivalent position” (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of New FiscalNote; (2) any rights to dividends on the shares of any class or series of New FiscalNote owned beneficially by such Proposing Person that are separated or separable from the underlying shares of New FiscalNote; (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving New FiscalNote or any of its officers or directors, or any affiliate of New FiscalNote; (4) any other material relationship between such Proposing Person, on the one hand, and New FiscalNote or any affiliate of New FiscalNote, on the other hand; (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with New FiscalNote or any affiliate of New FiscalNote (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (6) a representation that such stockholder is a holder of record of stock of New FiscalNote entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (7) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of New FiscalNote’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal; and (8) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, provided, however, that these disclosures shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by New FiscalNote’s Bylaws on behalf of a beneficial owner. Any notice relating to the nomination of directors must also contain information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the New FiscalNote Bylaws.
A Proposing Person shall update and supplement its notice to New FiscalNote’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 days prior to the annual meeting or any adjournment or postponement thereof and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of New FiscalNote not later than five business days after the record date for stockholders entitled to vote at the meeting and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the DSAC Board, any committee chairperson or the non-management directors as a group by writing to the DSAC Board or committee chairperson in care of Duddell Street Acquisition Corp., 8/F Printing House, 6 Duddell Street, Hong Kong.
Following the Business Combination, such communications should be sent to New FiscalNote, at 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors of New FiscalNote.

WHERE YOU CAN FIND MORE INFORMATION
DSAC has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to DSAC and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of DSAC’s or FiscalNote’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to this proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New FiscalNote will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. DSAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DSAC’s or New FiscalNote’s SEC filings, including New FiscalNote’s registration statement and DSAC’s proxy statement/prospectus, on the internet at the SEC’s website at www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact DSAC by telephone or in writing:
Duddell Street Acquisition Corp.
8/F, Printing House
6 Duddell Street
Hong Kong
You may also obtain these documents by requesting them in writing or by telephone from DSAC’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: DSAC.info@investor.morrowsodali.com
If you are a shareholder of DSAC and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from DSAC, DSAC will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New FiscalNote and a proxy statement of DSAC for the Special Meeting of shareholders. Neither FiscalNote nor DSAC has authorized anyone to give any information or make any representation about the Business Combination, New FiscalNote or DSAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that DSAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
DUDDELL STREET ACQUISITION CORP.
Page
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 (unaudited) and December 31, 2021	F-24
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2022 and 2021	F-25
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2022 and 2021	F-26
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021	F-27
Notes to Unaudited Condensed Consolidated Financial Statements	F-28
FISCALNOTE HOLDINGS, INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Duddell Street Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Duddell Street Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions and date for mandatory liquidation and subsequent dissolution, should a business combination not occur prior to November 2, 2022, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Boston, MA
April 13, 2022

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2021	2020
Assets
Current assets:
Cash	$618,138	$—
Due from related party	—	411,692
Prepaid expenses	462,473	789,798
Total current assets	1,080,611	1,201,490
Investments held in Trust Account	175,101,805	175,030,689
Total Assets	$176,182,416	$176,232,179
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,736,244	$4,291
Accrued expenses	2,942,445	179,780
Note payable – related party	—	175,626
Total current liabilities	4,678,689	359,697
Deferred underwriting commissions	6,125,000	6,125,000
Derivative warrant liabilities	19,687,500	20,805,000
Total liabilities	30,491,189	27,289,697
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 17,500,000 shares at $10.00 per share at December 31, 2021 and 2020	175,000,000	175,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2021 and 2020	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 180,000,000 hares authorized; no non-redeemable shares issued or outstanding at December 31, 2021 and 2020 s	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at December 31, 2021 and 2020	437	437
Additional paid-in capital	—	—
Accumulated deficit	(29,309,210)	(26,057,955)
Total shareholders’ deficit	(29,308,773)	(26,057,518)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$176,182,416	$176,232,179
The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	The Period From August 28, 2020 (inception) through December 31, 2020
General and administrative expenses	$5,939,873	$672,065
Loss from operations	(5,939,873)	(672,065)
Other income (expense)
Financing cost – derivative warrant liabilities	—	(469,465)
Interest earned on investments held in Trust Account	71,118	30,688
Change in fair value of derivative warrant liabilities	2,212,500	(7,980,000)
Net loss	$(3,656,255)	$(9,090,842)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	17,500,000	8,536,585
Basic and diluted net loss per share, Class A ordinary shares subject to redemption	$(0.17)	$(0.70)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	4,375,000	4,375,000
Basic and diluted net loss per share, Class B ordinary shares	$(0.17)	$(0.70)
The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
Year Ended December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)
Excess of cash received over fair value of private placement warrants	—	—	—	—	405,000	—	405,000
Recovery of accretion recognizedagainst accumulated deficit	—	—	—	—	(405,000)	405,000	—
Net loss	—	—	—	—	—	(3,656,255)	(3,656,255)
Balance – December 31, 2021	—	$—	4,375,000	$437	$—	$(29,309,210)	$(29,308,773)
The Period From August 28, 2020 (inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	550,000	—	550,000
Forfeiture of Class B ordinary shares	—	—	(656,250)	(66)	66	—	—
Accretion of Class A Shares subject to possible redemption	—	—	—	—	(574,563)	(16,967,113)	(17,541,676)
Net loss	—	—	—	—	—	(9,090,842)	(9,090,842)
Balance – December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)
The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	For The Period From August 28, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(3,656,255)	$(9,090,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
General and administrative expenses paid by Sponsor under note payable	88,206	62,017
General and administrative expenses paid by Sponsor under due to related party	—	1,260,776
Financing cost – derivative warrant liabilities	—	469,465
Interest income on investments held in Trust Account	(71,118)	(30,689)
Change in fair value of derivative warrant liabilities	(2,212,500)	7,980,000
Changes in operating assets and liabilities:
Prepaid expenses	327,327	(764,798)
Accounts payable	1,731,953	4,291
Accrued expenses	2,762,665	109,780
Net cash used in operating activities	(1,029,722)	—
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(175,000,000)
Net cash used in investing activities	—	(175,000,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering	—	175,000,000
Proceeds from settlement of receivable from related party	323,486	—
Repayment of note payable to related party	(175,626)	—
Proceeds received from private placement	1,500,000	—
Net cash provided by financing activities	1,647,860	175,000,000
Net increase in cash	618,138	—
Cash – beginning of the period	—	—
Cash – end of the period	$618,138	$—
Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accrued expenses	$—	$70,000
Offering costs included in note payable – related party	$—	$113,610
Offering costs included in due to related party	$—	$327,532
Deferred underwriting commissions in connection with the initial public offering	$—	$6,125,000
Gross proceeds received from private placement held in Sponsor’s bank account	$—	$550,000
Offering costs paid by Sponsor out of proceeds received from private placement	$—	$3,500,000
The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation
Duddell Street Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and the search for and due diligence on a potential target for a Business Combination.
The Company’s sponsor is Duddell Street Holdings Limited, a Cayman Islands exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2020. On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 units (the”Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million (Note 4). On October 18, 2021, the Company and the Sponsor entered into a purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Upon the closing of the Initial Public Offering and the Private Placement, $175.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were placed in the Trust Account and are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post- transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares (except with respect to any Public Shares acquired in or after the Initial Public Offering) in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares (but not with respect to any Public Shares acquired before the Initial Public Offering) if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On November 7, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Grassroots Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Merger Sub and FiscalNote.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will domesticate as a Delaware corporation (“Newco”, such transaction, the “Domestication”) and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share of the Company will convert automatically into one share of Class A common stock of Newco (the “Newco Class A Common Stock”), (B) each then issued and outstanding Class B ordinary share of the Company will convert automatically into one share of Newco Class A Common Stock,

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
and (C) each then issued and outstanding common warrant of the Company will convert automatically into one warrant to purchase one share of Newco Class A Common Stock; and (ii) at least one day after the Domestication, Merger Sub will merge with and into FiscalNote, with FiscalNote as the surviving company in the merger and, after giving effect to such merger, continuing as a whollyowned subsidiary of Newco (the “Merger”).
The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Proposed Business Combination.” The time at which the Merger becomes effective are hereinafter referred to as the “Effective Time.”
In connection with the Proposed Business Combination, Newco will adopt a dual class stock structure pursuant to which (i) all stockholders of Newco, other than the existing holders of FiscalNote Class B common stock, will hold shares of Newco Class A Common Stock, which will have one vote per share, and (ii) the existing holders of FiscalNote Class B common stock will hold shares of Class B common stock of Newco (the “Newco Class B Common Stock”), which will have 25 votes per share. The Newco Class B Common Stock will be subject to conversion to Newco Class A Common Stock upon any transfers of Newco Class B Common Stock (except for certain permitted transfers) and subject to certain other customary terms and conditions.
The Proposed Business Combination is expected to close in the first quarter of 2022, following the receipt of the required approval by the Company’s and FiscalNote’s shareholders and the fulfillment of other customary closing conditions.
In accordance with the terms and subject to the conditions of the Business Combination Agreement (i) each share of FiscalNote Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class A Common Stock, in an amount determined by dividing the quotient of (A) the sum of $1 billion plus the aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants, divided by (B) the total number of issued and outstanding FiscalNote shares, taking into account the total number of shares issued or issuable as a result of any exercise or conversion of all FiscalNote equity securities outstanding immediately prior to the Effective Time (whether issued prior to, at or after the Effective Time), by $10.00 (the “Exchange Ratio”), in accordance with the Business Combination Agreement, (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class B Common Stock, as determined pursuant to the Exchange Ratio, (iii) all of the subordinated convertible promissory notes issued by FiscalNote that are outstanding and unconverted immediately prior to the Effective Time will be automatically assumed and converted into a convertible note issued by Newco with a right of conversion into shares of Newco Class A Common Stock, (iv) all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised or unconverted, as applicable, immediately prior to the Effective Time will be deemed automatically exercised or converted into the right to receive a number of shares of Newco Class A common stock determined in accordance with the Business Combination Agreement, (v) all options to purchase Class A common stock of FiscalNote, vested or unvested, will convert into stock options to purchase shares of Newco Class A Common Stock determined in accordance with the Exchange Ratio, (vi) vested restricted stock units to acquire shares of Class A common stock of FiscalNote will be automatically deemed settled and converted into the right to receive that number of shares of Newco Class A Common Stock determined in the Business Combination Agreement, and (vii) all of the unvested restricted stock units to acquire shares of Class A common stock of FiscalNote outstanding immediately prior to the Effective Time will be automatically assumed and converted into restricted stock units relating to shares of Newco Class A Common Stock, subject to substantially the same terms and conditions as were applicable immediately before the Effective Time.
In addition, the Business Combination Agreement contemplates that the holders of common stock, warrants, options and RSUs of FiscalNote outstanding immediately prior to the Effective Time will be entitled to receive earnout consideration in the form of shares of Newco Class A Common Stock and/or

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
restricted stock units of Newco upon occurrence of certain triggering events after the Effective Time as determined in the Business Combination Agreement.
Upon consummation of the Proposed Business Combination, the Company will pay financial advisors a fee of $5 million.
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed, among other things,to (i) not redeem any ordinary shares in the Company owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that (i) all equity interests of Newco held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
PIPE Financing (Private Placement)
In connection with the signing of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including affiliates of Sponsor (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the closing date of, and immediately prior to (but subject to), the Merger, an aggregate of 10,000,000 shares of Newco Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Company will pay placement agent fees aggregating 4% of the aggregate gross proceeds from the PIPE financing, upon consummation of the PIPE financing.
Voting and Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain stockholders of FiscalNote (collectively, the “Voting Stockholders”) entered into a voting and support agreement (collectively, the “Support Agreements”) with the Company and FiscalNote, pursuant to which each Voting Stockholder has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Newco held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Company’s co-founders), and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders hold sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of FiscalNote.
Registration Rights Agreement
At the closing of the Business Combination, Newco, the Sponsor, the Backstop Purchasers (as defined below) and certain other holders of Newco Class A Common Stock will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other matters, certain stockholders of the Company and FiscalNote will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of Newco Class A Common Stock.

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Backstop Agreement
In connection with the signing of the Business Combination Agreement, the Company and certain affiliates of the Sponsor (the “Backstop Purchasers”) entered into a backstop agreement (the “Backstop Agreement”) whereby the Backstop Purchasers have agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for Newco Class A Common Stock in order to fund any redemptions by shareholders of the Company in connection with the Business Combination, in an amount of up to $175,000,000 (the “Sponsor Backstop”).
Liquidity and Going Concern
As of December 31, 2021, the Company had cash of approximately $618,000 and a working capital deficit of approximately $3.6 million.
The Company’s liquidity needs through December 31, 2021 have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined below), the loan under the Note of approximately $176,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Initial Public Offering and the Private Placement of $2.0 million. On October 18, 2021, the Company and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until November 2, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 2, 2022.
Over this time period, the Company will be using funds not held in the Trust account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the Company did not have any cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in the Trust Account. At December 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the consolidated balance sheets.
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the value of the Public Warrants are measured based on the trading price since being separately listed and traded, and the Private Placement Warrants are measured at fair

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
value using a Monte Carlo simulation model, or based on the public warrant trading price taking into account certain provisions in the warrant agreement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 17,500,000 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.
Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares.

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Net loss per ordinary share is calculated by dividing the net loss by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net loss per ordinary shares does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 15,750,000 ordinary shares in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions. Of the 17,500,000 Units sold in the Initial Public Offering, 4,000,000 Units were purchased by certain funds affiliated with the Sponsor (the “Affiliated Units”).
Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).
Note 4 — Private Placements
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,500,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million. On October 18, 2021, the Company and the Sponsor entered into a warrants purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering held in the Trust Account. If the

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On August 31, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,031,250 Class B ordinary shares (the “founder shares”). The Sponsor agreed to surrender for no consideration 656,250 founder shares when the option to purchase additional units was not exercised by the underwriters.
The Sponsor transferred 25,000 of its founder shares to each of Marc Holtzman and Bradford Allen and 300,000 of its founder shares to Peter Lee Coker Jr., the three independent directors at that time. All of the transferred founder shares are subject to vesting upon closing of an initial Business Combination. The Company will recognize the compensation cost at fair value for the transferred shares upon the consummation of a business combination. These 350,000 shares were not subject to forfeiture when the underwriters’ over-allotment option was not exercised. On May 24, 2021, Mr. Coker resigned and as a result forfeited all of his 300,000 founder shares that the Sponsor had previously transferred to him and assigned and transferred such founder shares to the Sponsor for no consideration in connection with his resignation.
The Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the lockup.
Due To/ From Related Party
As of December 31, 2020, the Company had a net receivable of $0.4 million due from an affiliate of the Sponsor, which was comprised of $2.0 million net proceeds from the consummation of the Initial Public Offering and the Private Placement held in the bank account of an affiliate of the Sponsor, and an aggregate amount due to the same affiliate of the Sponsor of approximately $1.6 million for expenses paid on behalf of the Company. The net amount was settled with the affiliate of the Sponsor in March 2021.
Related Party Loans
On August 28, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $176,000 under the Note. The Company repaid the Note on March 31, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Combination, the Company will repay such Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, the Company had no borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and underlying shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $6.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 17,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and classified outside of permanent equity in the consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:
Gross Proceeds	$175,000,000
Less:
Proceeds allocated to Public Warrants	(7,875,000)
Class A ordinary shares issuance costs	(9,666,677)
Plus:
Remeasurement adjustment on redeemable common stock	17,541,677
Class A ordinary shares subject to possible redemption	$175,000,000

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 17,500,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying consolidated balance sheets (see Note 7).
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 4,375,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.
Note 9 — Derivative Warrant Liabilities
As of December 31, 2021, the Company had 8,750,000 Public Warrants and 7,000,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub- divisions, share dividends, reorganizations, recapitalizations and the like).

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$175,101,805	$—	$—	$175,101,805
Liabilities:
Derivative public warrant liabilities	10,937,500	—	—	10,937,500
Derivative private warrant liabilities	—	8,750,000	—	8,750,000

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$175,030,689	$—	$—	$175,030,689
Liabilities:
Derivative public warrant liabilities	12,775,000	—	—	12,775,000
Derivative private warrant liabilities	—	—	8,030,000	8,030,000
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a level 2 measurement in July 2021, as the key inputs to the valuation model became directly or indirectly observable from the Public Warrants listed price.
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. For the Public Warrants issued in connection with the Public Offering, the traded market price was used as fair value.
The Private Placement Warrants were measured at fair value using a Monte Carlo simulation model prior to July 2021.
The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero- coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs:
As of December 31, 2020
Option term (in years)	6.34
Volatility	21.50%
Risk-free interest rate	0.55%
Expected dividends	—
Exercise Price	11.50
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:
As of December 31, 2021
Derivative warrant liabilities at January 1, 2021 – Level 3	$8,030,000
Change in fair value of derivative warrant liabilities – Level 3	(4,345,000)
Transfer of Private warrants to Level 2	(3,685,000)
Derivative warrant liabilities at December 31, 2021 – Level 3	$—

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements which have not previously been disclosed within the consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$213,287	$618,138
Prepaid expenses	353,372	462,473
Total current assets	566,659	1,080,611
Investments held in Trust Account	175,124,335	175,101,805
Total Assets	$175,690,994	$176,182,416
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,810,983	$1,736,244
Accrued expenses	3,973,397	2,942,445
Due to related party	302,160	—
Total current liabilities	6,086,540	4,678,689
Deferred underwriting commissions	6,125,000	6,125,000
Derivative warrant liabilities	10,552,500	19,687,500
Total liabilities	22,764,040	30,491,189
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 17,500,000 shares at $10.00 per share at March 31, 2022 and December 31, 2021	175,000,000	175,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 180,000,000 shares authorized; no non-redeemable shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	437	437
Additional paid-in capital	—	—
Accumulated deficit	(22,073,483)	(29,309,210)
Total shareholders’ deficit	(22,073,046)	(29,308,773)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$175,690,994	$176,182,416
The accompanying notes are an integral part of these unaudited condensed financial statements.

DUDDELL STREET ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31,
	2022	2021
General and administrative expenses	$1,921,803	$250,369
Loss from operations	(1,921,803)	(250,369)
Other income
Interest earned on investments held in Trust Account	22,530	45,521
Change in fair value of derivative warrant liabilities	9,135,000	3,705,000
Net income	$7,235,727	$3,500,152
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	17,500,000	17,500,000
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.33	$0.16
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	4,375,000	4,375,000
Basic and diluted net income per share, Class B ordinary shares	$0.33	$0.16
The accompanying notes are an integral part of these unaudited condensed financial statements.

DUDDELL STREET ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2022
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	4,375,000	$437	$—	$(29,309,210)	$(29,308,773)
Net income	—	—	—	—	—	7,235,727	7,235,727
Balance – March 31, 2022 (unaudited)	—	$—	4,375,000	$437	$—	$(22,073,483)	$(22,073,046)
FOR THE THREE MONTHS ENDED MARCH 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)
Net income	—	—	—	—	—	3,500,152	3,500,152
Balance – March 31, 2021 (unaudited)	—	$—	4,375,000	$437	$—	$(22,557,803)	$(22,557,366)
The accompanying notes are an integral part of these unaudited condensed financial statements.

DUDDELL STREET ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$7,235,727	$3,500,152
Adjustments to reconcile net income to net cash provided by operating activities:
Interest income on investments held in Trust Account	(22,530)	(45,520)
Change in fair value of derivative warrant liabilities	(9,135,000)	(3,705,000)
Changes in operating assets and liabilities:
Prepaid expenses	109,101	98,068
Accounts payable	74,739	95,674
Accrued expenses	1,030,952	(31,580)
Due to related party	302,160	—
Net cash used in operating activities	(404,851)	(88,206)
Cash Flows from Financing Activities:
Proceeds from settlement of receivable from related party	—	411,692
Repayment of note payable to related party	—	(175,626)
Net cash provided by financing activities	—	236,066
Net (decrease) increase in cash	(404,851)	147,860
Cash – beginning of the period	618,138	—
Cash – end of the period	$213,287	$147,860
The accompanying notes are an integral part of these unaudited condensed financial statements.

DUDDELL STREET ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Duddell Street Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
As of March 31, 2022, the Company had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and the search for and due diligence on a potential target for a Business Combination.
The Company’s sponsor is Duddell Street Holdings Limited, a Cayman Islands exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2020. On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million (Note 4). On October 18, 2021, the Company and the Sponsor entered into a purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Upon the closing of the Initial Public Offering and the Private Placement, $175.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were placed in the Trust Account and are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares (except with respect to any Public Shares acquired in or after the Initial Public Offering) in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares (but not with respect to any Public Shares acquired before the Initial Public Offering) if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On November 7, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Grassroots Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Merger Sub and FiscalNote.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will domesticate as a Delaware corporation (“Newco”, such transaction, the “Domestication”) and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share of the Company will convert automatically into one share of Class A common stock of Newco (the “Newco Class A Common Stock”), (B) each then issued and outstanding Class B ordinary share of the Company will convert automatically into one share of Newco Class A Common Stock, and (C) each then issued and outstanding common warrant of the Company will convert automatically into one warrant to purchase one share of Newco Class A Common Stock; and (ii) at least one day after the Domestication, Merger Sub will merge with and into FiscalNote, with FiscalNote as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Newco (the “Merger”).

The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Proposed Business Combination.” The time at which the Merger becomes effective are hereinafter referred to as the “Effective Time.”
In connection with the Proposed Business Combination, Newco will adopt a dual class stock structure pursuant to which (i) all stockholders of Newco, other than the existing holders of FiscalNote Class B common stock, will hold shares of Newco Class A Common Stock, which will have one vote per share, and (ii) the existing holders of FiscalNote Class B common stock will hold shares of Class B common stock of Newco (the “Newco Class B Common Stock”), which will have 25 votes per share. The Newco Class B Common Stock will be subject to conversion to Newco Class A Common Stock upon any transfers of Newco Class B Common Stock (except for certain permitted transfers) and subject to certain other customary terms and conditions.
The Proposed Business Combination is expected to close in the second quarter of 2022, following the receipt of the required approval by the Company’s and FiscalNote’s shareholders and the fulfillment of other customary closing conditions.
In accordance with the terms and subject to the conditions of the Business Combination Agreement (i) each share of FiscalNote Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class A Common Stock, in an amount determined by dividing the quotient of (A) the sum of $1 billion plus the aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants, divided by (B) the total number of issued and outstanding FiscalNote shares, taking into account the total number of shares issued or issuable as a result of any exercise or conversion of all FiscalNote equity securities outstanding immediately prior to the Effective Time (whether issued prior to, at or after the Effective Time), by $10.00 (the “Exchange Ratio”), in accordance with the Business Combination Agreement, (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class B Common Stock, as determined pursuant to the Exchange Ratio, (iii) all of the subordinated convertible promissory notes issued by FiscalNote that are outstanding and unconverted immediately prior to the Effective Time will be automatically assumed and converted into a convertible note issued by Newco with a right of conversion into shares of Newco Class A Common Stock, (iv) all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised or unconverted, as applicable, immediately prior to the Effective Time will be deemed automatically exercised or converted into the right to receive a number of shares of Newco Class A common stock determined in accordance with the Business Combination Agreement, (v) all options to purchase Class A common stock of FiscalNote, vested or unvested, will convert into stock options to purchase shares of Newco Class A Common Stock determined in accordance with the Exchange Ratio, (vi) vested restricted stock units to acquire shares of Class A common stock of FiscalNote will be automatically deemed settled and converted into the right to receive that number of shares of Newco Class A Common Stock determined in the Business Combination Agreement, and (vii) all of the unvested restricted stock units to acquire shares of Class A common stock of FiscalNote outstanding immediately prior to the Effective Time will be automatically assumed and converted into restricted stock units relating to shares of Newco Class A Common Stock, subject to substantially the same terms and conditions as were applicable immediately before the Effective Time.
In addition, the Business Combination Agreement contemplates that the holders of common stock, warrants, options and RSUs of FiscalNote outstanding immediately prior to the Effective Time will be entitled to receive earnout consideration in the form of shares of Newco Class A Common Stock and/or restricted stock units of Newco upon occurrence of certain triggering events after the Effective Time as determined in the Business Combination Agreement.
Upon consummation of the Proposed Business Combination, the Company will pay its financial advisors a fee of $5 million.
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor

Agreement”), pursuant to which the Sponsor has agreed, among other things, to (i) not redeem any ordinary shares in the Company owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that (i) all equity interests of Newco held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
PIPE Financing (Private Placement)
In connection with the signing of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including affiliates of Sponsor (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the closing date of, and immediately prior to (but subject to), the Merger, an aggregate of 10,000,000 shares of Newco Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Company will pay placement agent fees aggregating 4% of the aggregate gross proceeds from the PIPE financing, upon consummation of the PIPE financing. In connection with the execution of the First Amendment to the Business Combination Agreement and the Debt Commitment Letter (as defined in Note 11), the parties to the Subscription Agreements agreed to terminate such Subscription Agreements and the transactions contemplated thereby.
Voting and Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain stockholders of FiscalNote (collectively, the “Voting Stockholders”) entered into a voting and support agreement (collectively, the “Support Agreements”) with the Company and FiscalNote, pursuant to which each Voting Stockholder has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Newco held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Company’s co-founders), and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders hold sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of FiscalNote.
Registration Rights Agreement
At the closing of the Business Combination, Newco, the Sponsor, the Backstop Purchasers (as defined below) and certain other holders of Newco Class A Common Stock will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other matters, certain stockholders of the Company and FiscalNote will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of Newco Class A Common Stock.
Backstop Agreement
In connection with the signing of the Business Combination Agreement, the Company and certain affiliates of the Sponsor (the “Backstop Purchasers”) entered into a backstop agreement (the “Backstop Agreement”) whereby the Backstop Purchasers have agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for Newco Class A Common Stock in order to fund any redemptions by shareholders of the Company in connection with the Business Combination, in an amount of up to $175,000,000 (the “Sponsor Backstop”). On May 9, 2022, in connection with the execution of the Amendment, the Company and the Backstop Purchasers entered into an Amendment to the Backstop Agreement (the “Backstop Amendment”). Pursuant to the Backstop Amendment, the Company has agreed to a bonus issuance to each Backstop Purchaser of 0.57 shares of Newco Class A Common Stock for each Backstop Purchase Share immediately prior to the effective time of the Merger.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 14, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 14, 2022.
Liquidity and Going Concern
As of March 31, 2022, the Company had cash of approximately $213,000 and a working capital deficit of approximately $5.5 million.
The Company’s liquidity needs through March 31, 2022 have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined below), the loan under the Note of approximately $176,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Initial Public Offering and the Private Placement of $2.0 million. On October 18, 2021, the Company and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of March 31, 2022, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until November 2, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 2, 2022.
Over this time period, the Company will be using funds not held in the Trust account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or the consummation of the Proposed Business Combination, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2022 and December 31, 2021, the Company did not have any cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in the Trust Account. At March 31, 2022 and December 31,

2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the value of the Public Warrants are measured based on the trading price since being separately listed and traded, and the Private Placement Warrants are measured at fair value using a Monte Carlo simulation model, or based on the public warrant trading price taking into account certain provisions in the warrant agreement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, 17,500,000 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net incomeby the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income per ordinary shares does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 15,750,000 ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the three months ended March 31, 2022 and 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the Three Months Ended March 31, 2022		For the Three Months Ended March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$5,788,582	$1,447,145	$2,800,122	$700,030
Denominator:
Basic and diluted weighted average ordinary shares outstanding	17,500,000	4,375,000	17,500,000	4,375,000
Basic and diluted net income per ordinary share	$0.33	$0.33	$0.16	$0.16
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3 — Initial Public Offering
On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions. Of the 17,500,000 Units sold in the Initial Public Offering, 4,000,000 Units were purchased by certain funds affiliated with the Sponsor (the “Affiliated Units”).
Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).
Note 4 — Private Placements
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,500,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million. On October 18, 2021, the Company and the Sponsor entered into a warrants purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On August 31, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,031,250 Class B ordinary shares (the “founder shares”). The Sponsor agreed to surrender for no consideration 656,250 founder shares when the option to purchase additional units was not exercised by the underwriters.
The Sponsor transferred 25,000 of its founder shares to each of Marc Holtzman and Bradford Allen and 300,000 of its founder shares to Peter Lee Coker Jr., the three independent directors at that time. All of the transferred founder shares are subject to vesting upon closing of an initial Business Combination. The Company will recognize the compensation cost at fair value for the transferred shares upon the consummation of a business combination. These 350,000 shares were not subject to forfeiture when the underwriters’ over-allotment option was not exercised. On May 24, 2021, Mr. Coker resigned and as a result forfeited all of his 300,000 founder shares that the Sponsor had previously transferred to him and assigned and transferred such founder shares to the Sponsor for no consideration in connection with his resignation.
The Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the lockup.
Due To Related Party
As of March 31, 2022, the Company had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of the Company.
Related Party Loans
On August 28, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2021, the Company borrowed approximately $176,000 under the Note. The Company repaid the Note on March 31, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay such Working Capital Loans out of the proceeds of the Trust

Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March  31, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and underlying shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $6.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 17,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and classified outside of permanent equity in the condensed consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:
Gross Proceeds	$175,000,000
Less:
Proceeds allocated to Public Warrants	(7,875,000)
Class A ordinary shares issuance costs	(9,666,677)
Plus:
Remeasurement adjustment on redeemable common stock	17,541,677
Class A ordinary shares subject to possible redemption	$175,000,000
Note 8 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 17,500,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying condensed consolidated balance sheets (see Note 7).
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were 4,375,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.
Note 9 — Derivative Warrant Liabilities
As of March 31, 2022 and December 31, 2021, the Company had an aggregate of 15,750,000 warrants outstanding, comprised of 8,750,000 Public Warrants and 7,000,000 Private Placement Warrants.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;
•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account	$175,124,335	$—	$—	$175,124,335
Liabilities
Derivative public warrant liabilities	5,862,500	—	—	5,862,500
Derivative private warrant liabilities	—	4,690,000	—	4,690,000
Total Liabilities	$5,862,500	$4,690,000	$—	$10,552,500
	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account	$175,101,805	$—	$—	$175,101,805
Liabilities
Derivative public warrant liabilities	10,937,500	—	—	10,937,500
Derivative private warrant liabilities	—	8,750,000	—	8,750,000
Total Liabilities	$10,937,500	$8,750,000	$—	$19,687,500
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. For the Public Warrants issued in connection with the Public Offering, the traded market price was used as fair value.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.
The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a level 2 measurement in July 2021, as the key inputs to the valuation model became directly or indirectly observable from the Public Warrants listed price.

The Private Placement Warrants were measured at fair value using a Monte Carlo simulation model prior to July 2021. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company identified the following events that require disclosure in the condensed consolidated financial statements.
Amendment to the Business Combination Agreement
On May 9, 2022, the Company, FiscalNote and Merger Sub entered into a First Amendment to the Business Combination Agreement (the “Amendment”).  Pursuant to the Amendment, the parties thereto agreed to (i) an additional triggering event (the volume-weighted average price of the Newco Class A Common Stock for certain trading periods post-Closing reaching $10.50) for issuing an additional tranche of earnout consideration pursuant to the Business Combination Agreement, (ii) an extension of the Termination Date (as defined in the Business Combination Agreement) to August 7, 2022 and (iii) a bonus issuance of 0.57 shares of Newco Class A Common Stock to the holders of the Company’s Class A ordinary shares that do not elect to redeem their shares for each share of Newco Class A Common Stock received by such holders in the Domestication and to the Backstop Purchasers for each Backstop Purchase Share pursuant to the Backstop Amendment. In addition, certain provisions of the Business Combination Agreement were amended to reflect the transactions contemplated by FiscalNote’s execution of a debt commitment letter, the termination of the Subscription Agreements and the removal of the PIPE Financing.
Termination of the PIPE Financing
The parties to the Subscription Agreements (as described in Note 1) agreed to terminate such agreements and the transactions contemplated thereby.
Amendment to Backstop Agreement
On May 9, 2022, in connection with the execution of the Amendment, the Company and the Backstop Purchasers (as defined in Note 1) entered into an Amendment to the Backstop Agreement (the “Backstop Amendment”). Pursuant to the Backstop Amendment, the Company has agreed to a bonus issuance to each Backstop Purchaser of 0.57 shares of Newco Class A Common Stock for each Backstop Purchase Share immediately prior to the effective time of the Merger.
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On April 29, 2022, the Company received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market (the “Staff”) stating that due to Mr. Collier’s resignation as a director from the Board and audit committee, the Company no longer complies with the Board Composition and Committee Requirement Rules, which require that a majority of the Board must be independent and the audit committee is required to have a minimum of three members, each of whom must be an independent director. In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or April 19, 2023; or (ii) if the Company’s next annual shareholders’ meeting is held before October 17, 2022, then the Company must evidence compliance no later than October 17, 2022 (the “Cure Period”). If the Company fails to regain compliance within the Cure Period, the Nasdaq Listing Rules require the Staff to provide written notification to the Company that its securities will be delisted.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of FiscalNote Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of FiscalNote Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in temporary equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the years then then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2015
McLean, VA
April 18, 2022

FISCALNOTE HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(in thousands, except shares, par value, and per share data)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$32,168	$44,227
Restricted cash	841	793
Accounts receivable, net	11,174	6,389
Costs capitalized to obtain revenue contracts, net	2,787	2,122
Prepaid expenses and other current assets	7,328	2,738
Total current assets	54,298	56,269
Property and equipment, net	7,509	8,145
Capitalized software costs, net	7,480	3,931
Noncurrent costs capitalized to obtain revenue contracts, net	2,709	1,799
Goodwill	188,768	120,671
Intangible assets, net	117,729	89,291
Total assets	$378,493	$280,106
Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Short-term debt and current maturities of long-term debt	$13,567	$3,251
Accounts payable	4,213	2,911
Accrued payroll	6,194	2,805
Accrued expenses	5,389	2,995
Deferred revenue, current portion	29,569	16,854
Customer deposits	3,568	2,035
Contingent liabilities from acquisitions, current portion	1,088	276
Other current liabilities	5,880	4,021
Total current liabilities	69,468	35,148
Long-term debt, net of current maturities	299,318	211,968
Convertible notes – related parties	18,295	—
Deferred tax liabilities	3,483	6,956
Deferred revenue, net of current portion	528	667
Deferred rent	8,236	7,970
Contingent liabilities from acquisitions, net of current portion	4,016	—
Sublease loss liability, net of current portion	2,090	2,753
Lease incentive liability, net of current portion	4,440	4,968
Other noncurrent liabilities	1,453	1,943
Total liabilities	411,327	272,373
Commitment and contingencies (Note 14)
Temporary equity
Redeemable, convertible preferred stock (Note 8)	449,211	238,963
Stockholders’ deficit:
Common stock ($0.00001 par value, 99,066,892 authorized shares at December 31, 2021 and 2020; 15,456,165 and 10,425,584 issued and outstanding at December 31, 2021 and 2020, respectively)	—	—
Additional paid-in capital	—	5,808
Accumulated other comprehensive loss	(631)	(63)
Accumulated deficit	(481,414)	(236,975)
Total stockholders’ deficit	(482,045)	(231,230)
Total liabilities, temporary equity and stockholders’ deficit	$378,493	$280,106
See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2021 and 2020
(in thousands, except shares and per share data)
	Year Ended December 31,
	2021	2020
Revenues:
Subscription	$74,002	$60,002
Advisory, advertising, and other	8,910	5,155
Total revenues	82,912	65,157
Operating expenses:
Cost of revenues	21,802	12,621
Research and development	24,017	15,122
Sales and marketing	29,676	21,559
Editorial	14,634	14,303
General and administrative	32,491	20,517
Amortization of intangible assets	9,359	7,345
Loss on sublease	1,817	—
Loss on debt extinguishment	—	2,433
Transaction costs	4,698	223
Total operating expenses	138,494	94,123
Operating loss	(55,582)	(28,966)
Interest expense, net	64,800	31,829
Change in fair value of warrant and derivative liabilities	(3,405)	(8,346)
Other expense, net	333	177
Net loss before income taxes and loss on equity method investment	(117,310)	(52,626)
Benefit from income taxes	(7,889)	(1,435)
Net loss before loss on equity method investment	(109,421)	(51,191)
Loss on equity method investment	—	(81)
Net loss	(109,421)	(51,272)
Other comprehensive (loss) gain	(568)	91
Total comprehensive loss	$(109,989)	$(51,181)
Net loss	$(109,421)	$(51,272)
Deemed dividend	(197,511)	(31,991)
Net loss used to compute earnings per share	$(306,932)	$(83,263)
Net loss per share, basic and diluted	$(23.50)	$(8.74)
Weighted average shares used to compute earnings per share	13,061,380	9,521,927
See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit
For the Years Ended December 31, 2021 and 2020
(in thousands, except shares data)
	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	38,258,865	$206,972	9,263,575	$—	$—	$(154)	$(189,178)	$(189,332)
Cumulative impact of ASC 606 adoption, net of taxes	—	—	—	—	—	—	3,475	3,475
Balance, net of cumulative-effect adjustment	38,258,865	206,972	9,263,575	—	—	(154)	(185,703)	(185,857)
Change in redemption value of preferred stock	—	31,991	—	—	(31,991)	—	—	(31,991)
Exercise of stock options	—	—	305,565	—	247	—	—	247
Stock-based compensation expense	—	—	—	—	1,004	—	—	1,004
Issuance of warrants	—	—	—	—	562	—	—	562
Shares issued as part of asset acquisition	—	—	856,444	2,758	2,758
Beneficial conversion feature, net of taxes	—	—	—	—	33,228	—	—	33,228
Net loss	—	—	—	—	—	—	(51,272)	(51,272)
Foreign currency translation gain	—	—	—	—	—	91	—	91
Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)
Change in redemption value of preferred stock	—	193,058	—	—	(58,493)	—	(134,565)	(193,058)
Exercise of stock options	—	—	312,468	—	516	—	—	516
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Issuance of preferred stock and warrants	3,487,397	17,190	—	—	252	—	(453)	(201)
Shares issued in business acquisitions	—	—	4,718,113	—	32,966	—	—	32,966
Seller convertible notes issued at premium	—	—	—	—	7,178	—	—	7,178
Capital distribution	—	—	—	—	(3,686)	—	—	(3,686)
Beneficial conversion feature, net of taxes	—	—	—	—	14,449	—	—	14,449
Net loss	—	—	—	—	—	—	(109,421)	(109,421)
Foreign currency translation loss	—	—	—	—	—	(568)	—	(568)
Balance at December 31, 2021	41,746,262	$449,211	15,456,165	$—	$—	$(631)	$(481,414)	$(482,045)
See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Cash Flows
for the Years Ended December 31, 2021 and 2020
(in thousands)
	Year Ended December 31,
	2021	2020
Operating Activities:
Net loss	$(109,421)	$(51,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,177	1,104
Amortization of intangible assets and capitalized software development costs	15,203	10,405
Amortization of deferred costs to obtain revenue contracts	2,610	1,949
Stock-based compensation expense	1,010	1,004
Non-cash earnout expense	1,718	—
Bad debt expense	254	25
Change in fair value of acquisition contingent consideration	434	75
Change in fair value of warrant and derivative liabilities	(3,407)	(8,344)
Deferred income tax benefit	(6,630)	(2,286)
Paid-in-kind interest	37,345	21,462
Non-cash interest expense	21,692	3,063
Loss on sublease	1,817	—
Loss on equity method investment	—	81
Loss on debt extinguishment	—	2,433
Gain on bargain purchase acquisition	—	(25)
Changes in operating assets and liabilities:
Accounts receivable, net	1,066	3,619
Prepaid expenses and other current assets	(3,598)	84
Costs capitalized to obtain revenue contracts, net	(4,199)	(2,121)
Accounts payable	229	(1,667)
Accrued payroll	2,106	627
Accrued expenses	1,618	423
Deferred revenue	2,770	(1,879)
Customer deposits	1,403	1,365
Other current liabilities	291	1,381
Deferred rent	266	1,336
Sublease loss liability, net of current portion	(2,480)	(145)
Lease incentive liability, net of current portion	(528)	(527)
Other noncurrent liabilities	208	663
Net cash used in operating activities	(37,046)	(17,167)
Investing Activities:
Capital expenditures	(5,570)	(4,163)
Purchases of intangible assets	—	(1,327)
Cash paid for acquisitions, net of cash acquired	(43,626)	—
Net cash used in investing activities	(49,196)	(5,490)
Financing Activities:
Proceeds from long-term debt, net of issuance costs	61,165	219,134
Net payments of long-term debt	—	(156,228)
Net payments on revolving debt	—	(10,471)
Proceeds from Small Business Administration PPP Loan	—	8,000
Proceeds from exercise of stock options	516	247
Net proceeds from issuance of preferred stock	12,626	—
Net cash provided by financing activities	74,307	60,682
Effects of exchange rates on cash	(76)	(77)
Net change in cash, cash equivalents, and restricted cash	(12,011)	37,948
Cash, cash equivalents, and restricted cash, beginning of period	45,020	7,072
Cash, cash equivalents, and restricted cash, end of period	$33,009	$45,020
Supplemental Noncash Investing and Financing Activities:
Change in redemption value of preferred stock	$193,058	$31,991
Issuance of common stock as part of business acquisitions	$32,966	$—
Issuance of common stock as part of asset acquisition	$—	$2,758
Fair value of seller notes issued in connection with business combinations	$21,438	$—
Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$14,449	$33,228
PIK interest settled through issuance of additional convertible notes to noteholders	$10,598	$2,478
Contingent liabilities incurred in connection with business acquisitions	$5,254	$325
Issuance of preferred stock in conjunction with debt modification	$4,363	$—
Warrants issued in conjunction with long-term debt issuance	$252	$562
Property and equipment purchases included in accounts payable	$—	$12
Supplemental Cash Flow Activities:
Cash paid for interest	$4,654	$9,039
Cash paid for taxes	$233	$54
See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
1. Summary of Business and Significant Accounting Policies
Description of Business
FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is an information services company focused on global policy and market intelligence. By combining AI technology, expert analysis, and legislative, regulatory, and geopolitical data, FiscalNote is reinventing the way that organizations minimize risk and capitalize on opportunity. For organizations facing government impact, FiscalNote is the platform for professionals to plan and execute their organization’s government risk strategy. Organizations rely on the Company because of its accurate and real-time information, cutting-edge analytics, and ease of use. The Company is headquartered in Washington, D.C.
Business Combination Transaction
On November 7, 2021 (as amended on May 9, 2022; see Note 16 for further details), FiscalNote entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) with Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”).
Pursuant to the Business Combination Agreement, the parties will effect a business combination transaction (the “Business Combination”) by which (i) DSAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware, (ii) Merger Sub will be merged with and into FiscalNote, and (iii) FiscalNote will be the surviving corporation and exists as the New FiscalNote (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).
Immediately prior to the closing of the Business Combination, DSAC will implement a dual-class stock structure wherein its common stock will consist of Class A Common Stock, which will entitle the holders thereof to one vote per share on all voting matters, and Class B Common Stock, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Class A Common Stock but will entitle the holders thereof to higher voting rights on all voting matters.
The value of the aggregate equity consideration to be paid to the Company’s stockholders and optionholders will be equal to approximately $1.0 billion (the “Company Value”). At the Closing, each share of common stock and preferred stock of the Company that is issued and outstanding immediately prior to the effective time of the Closing will be cancelled and converted into the right to receive a number of shares of New FiscalNote common stock equal to an exchange ratio determined by dividing the Company Value by the aggregate fully diluted Company common stock (as such term is defined in the Business Combination Agreement). The shares of New FiscalNote common stock received as consideration by FiscalNote co-founders Timothy Hwang and Gerald Yao, will be Class B Common Stock, and will entitle Mr. Hwang and Mr. Yao with higher voting rights giving them at least 60% of the outstanding voting power of New FiscalNote immediately after the Closing.
At the Closing, each option to purchase FiscalNote common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of New FiscalNote’s Class A Common Stock in the manner set forth in the Business Combination Agreement. The stockholders and optionholders of the Company will also be entitled to receive the Earnout Shares (as defined in the Business Combination Agreement) dependent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement) based upon the trading price of New FiscalNote common stock after the Closing.
On May 9, 2022, FiscalNote, Inc, a wholly owned indirect subsidiary of the Company entered into a debt commitment letter with certain lenders providing for a senior secured term loan facility with an initial

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
principal amount of $150.0 million, consisting of (a) $75.0 million of incremental senior secured term loans to be funded concurrently with the closing of the Business Combination and (b) the refinancing of the Company’s existing First Out Loans in principal amount of $75.0 million as of March 31, 2022. Accordingly, the subscription agreements entered into by DSAC concurrently with the signing of the Business Combination Agreement to sell 10.0 million shares of Class A Common Stock to investors for $100.0 million were terminated. See Note 16 for further details.
In connection with the execution of the Business Combination Agreement, the Company and the DSAC sponsors have agreed to and executed a backstop agreement (the “Backstop Agreement”) pursuant to which the DSAC sponsors shall backstop any amounts redeemed by DSAC public redeemable shareholders up to 17.5 million shares. New FiscalNote will be able to sell Class A Common Stock to the DSAC sponsors up to the amount redeemed by the DSAC public redeemable shareholders for $10 per share, effectively guaranteeing the full amount of cash within the DSAC trust account will be available to New FiscalNote to effectuate its strategic plan.
In accordance with ASC 340, “Other Assets and Deferred Costs”, the Company has elected to defer costs that are direct and incremental to the proposed Business Combination during the period in which those costs were incurred. As of December 31, 2021, the Company has capitalized $2,643 of direct and incremental costs representing accounting, advisory, and legal advisory cost and recorded these costs as prepaid expenses and other current assets on the consolidated balance sheet. For the year ended December 31, 2021, the Company has incurred $1,128 of non-capitalizable costs associated with the Business Combination.
Risks and Uncertainties
In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) as a pandemic. The rapid spread of COVID-19 and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy.
In view of the rapidly changing business environment, market volatility, and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine its future impact on the business. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company’s results of operations, financial condition, and cash flows.
On April 13, 2020, the Company received funding in the principal amount of $8,000 (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan is administered by the U.S. Small Business Administration (the “SBA”). The lender is J.P. Morgan Chase Bank, N.A. Pursuant to the terms of the PPP Loan, payments were deferred for ten months beginning in September 2020. The PPP Loan may be forgiven partially or fully if the proceeds were used for covered payroll costs, rent and utility costs (the “Covered Costs”) incurred during the 24-week period that commenced on the date of funding, and at least 60% of the proceeds were used for covered payroll costs. The PPP loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting since the COVID-19 outbreak. In August 2021, the Company applied for forgiveness of the PPP Loan pursuant to the requirements set forth by the SBA; accordingly, the Company continued to defer payments until the SBA informed J.P. Morgan Chase Bank, N.A. whether the PPP Loan would be forgiven in whole or in part. On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 which the Company expects to repay over five years. As of December 31, 2021, the Company recorded $67 of the PPP Loan as short-term debt and $7,933 as long-term debt on the consolidated balance sheet.
Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
guidelines, the Company made a payment of $663 relating to the deferred Social Security Tax in December 2021, the remaining $663 of deferred Social Security Tax will be paid by December 31, 2022 and has been recorded as other current liabilities on the consolidated balance sheet as of December 31, 2021.
Liquidity
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand, to meet its obligations as they become due.
The Company’s cash and cash equivalents was $32.2 million at December 31, 2021, compared with $44.2 million at December 31, 2020. Further, the Company had a negative working capital balance of $48.2 million at December 31, 2021 and had an accumulated deficit of $481.4 million and $237.0 million as of December 31, 2021 and 2020, respectively, and has incurred net losses of $109.4 million and $51.3 million for the years ended December 31, 2021 and 2020, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On November 7, 2021, the Company signed the Business Combination Agreement with DSAC whereby through a series of transactions the Company will become a public company and expects to receive more than $100.0 million of net cash proceeds. The Company expects to consummate the merger transaction as contemplated by the Business Combination Agreement with DSAC in the second quarter of 2022. In the event the merger transaction does not close, the Company’s cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern accordingly, management would need to take significant actions to restructure the business and there can be no guarantees those actions would be successful.
Historically, the Company has funded operations by raising equity capital and debt financing and during the year ended December 31, 2021, the Company raised gross proceeds of $23.8 million in convertible debt financing, $12.7 million from a preferred share offering, $10.0 million from increasing the principal balance of the Senior Term Loan, $18.0 million from related party convertible debt, and $10.0 million promissory note from a third-party lender. These funds were partially used to execute management’s acquisition strategy, fund research and development costs related to the next generation technology transformation the Company started in 2020, and fund operational needs.
With the cash on hand at December 31, 2021, $20.0 million of cash received on March 28, 2022 related to the increase to our Last Out Term Loan (see Note 15), $8,000 available to draw upon related to the 8090 Promissory Note (described further in Note 7), and the anticipated consummation of the Business Combination Agreement with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.
The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, through the transaction with DSAC, or at all, or execute on any other means of improving liquidity as described above.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Basis of Presentation
These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of December 31, 2021 and 2020, and its results of operations, including its comprehensive loss, temporary equity, stockholders’ deficit, and its cash flows for the years ended December 31, 2021 and 2020. All adjustments are of a normal recurring nature.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:
•
revenue recognition;

•
allowance for doubtful accounts;

•
the average period of benefit associated with costs capitalized to obtain revenue contracts;

•
the fair value of assets acquired and liabilities assumed for business combinations;

•
the useful lives of intangible assets;

•
capitalization of software development costs;

•
valuation of financial instruments;

•
the fair value of certain stock awards issued;

•
the fair value of certain consideration issued as part of business combinations; and

•
the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions.

Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings, presence, and reach in various market segments. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.
Concentrations of Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.
No single customer accounted for more than 10 percent of the Company’s accounts receivable balance as of December 31, 2021 or 2020. No single customer accounted for 10 percent or more of total revenues during the years ended December 31, 2021 or 2020. As of December 31, 2021 and 2020, assets located in the United States were 92% and 99% percent of total assets, respectively.
Two third-party vendors, professional services providers, individually accounted for more than 10 percent of the Company’s accounts payable as of December 31, 2021. No third-party vendor individually accounted for more than 10 percent of the Company’s accounts payable as of December 31, 2020. During the year ended December 31, 2021, there was one vendor, the landlord of the Company’s headquarters in Washington, D.C., that represented more than 10 percent of the total purchases made. During the year ended December 31, 2020, there were two vendors that individually represented more than ten percent of the total purchases made. Both were the landlords for the Company’s offices in Washington, D.C.
Revenue Recognition
The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.
The Company determines the amount of revenue to be recognized through the application of the following steps:
(i)
identification of contracts with customers,

(ii)
identification of distinct performance obligations in the contract,

(iii)
determination of contract transaction price,

(iv)
allocation of contract transaction price to the performance obligations, and

(v)
determination of revenue recognition based on timing of satisfaction of the performance obligation(s).

The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.
Subscription Revenue
Subscription revenue is comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable regardless of the actual use and is recognized ratably over the non-cancellable contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.
The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.
The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.
Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying consolidated balance sheets.
Advisory, Advertising, and Other Revenues
Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring in nature, although the Company may sell different advisory services to repeat customers. One-time advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.
Advertising revenue is primarily generated by delivering advertising in its own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Costs Capitalized to Obtain Revenue Contracts
The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately three years. The three-year amortization period was determined based on several factors, including the nature of the technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying consolidated balance sheets.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Capitalized Software Development Costs
The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Business Combinations
The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statement of operations and comprehensive loss.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Acquisition-Related Intangibles and Other Long-Lived Assets
The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Goodwill Impairment
Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed as of October 1st of each year.
As a result of the onset of the COVID-19 pandemic in 2020, the Company assessed the recoverability of its goodwill and long-lived assets, including property and equipment and definite-lived intangible assets, by performing impairment tests throughout 2020. The Company performed a qualitative analysis in 2021 and concluded that there were no interim triggering events requiring additional analysis outside of the annual testing date. There were no impairments of long-lived assets and goodwill during the years ended December 31, 2021 and 2020.
Stock-Based Compensation
The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and nonemployees.
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of the stock-based award is affected by subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees and nonemployees to hold their stock options and the expected dividend rate. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. The Company recognizes forfeitures in the period in which they occur. The assumptions used are as follows:
•
Fair value of common stock: Estimated by the Board of Directors based on third-party valuations of the Company’s common stock.

•
Risk-free interest rate: Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected remaining term of the options.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
•
Volatility: Based upon the historical volatility of a peer group of publicly traded companies over the expected term.

•
Expected term: Estimated by taking the average of the vesting term and the contractual term of the option.

•
Dividend yield: The Company has not paid and does not expect to pay any dividends.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss for the period and historically have not been material.
Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.
Investment — Equity Method
The Company uses the equity method of accounting for investments in equity securities of other companies when it does not control the investee under its voting or variable interests but can exert significant influence over the financial and operating policies of the investee. Under the equity method of accounting,

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
the Company’s share of the investee’s underlying net income or loss is recorded net of tax in the consolidated statements of operations and comprehensive loss. The Company’s share of the investee’s net income and cash advances to the investee increase its investment balance, and the Company’s share of net losses and distributions from the investment reduce the Company’s investment balance. In May 2020, the Company acquired the remaining 51% interest in Sandhill Strategies LLC, its lone equity method investment. The Company had no equity method investments as of December 31, 2021 or 2020, respectively.
Related Party Transactions
From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions include term loans, convertible debt, and convertible preferred stock for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.
Recent Accounting Pronouncements Not Yet Effective
In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842) guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU 2018-11 Leases (ASC 842): Targeted Improvements, which allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Both ASU 2016-2 and 2018-11 are effective for the Company year beginning January 1, 2022.
The Company intends to adopt ASU 2016-02 and ASU 2018-11 on January 1, 2022, and apply the package of practical expedients included therein, as well as utilize the effective date method included in ASU 2018-11. Under the package of practical expedients, the Company will not reassess prior conclusions about lease identification, lease classification and initial direct costs, and will not separate lease and non-lease components for all its leases. The Company will also elect the practical expedient to not recognize on the balance sheet any leases with a term of 12 months or less at the commencement date. By applying ASU 2016-02 at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 will continue to be in accordance with Leases (ASC 840). The new standard will have an impact on the Company’s consolidated balance sheets, and the Company expects to recognize right of use assets and related lease liabilities for operating leases, respectively, with no material impact on the Company’s consolidated statement of operations and comprehensive loss and consolidated statement of cash flows.
In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
In December 2019, the FASB issued ASU 2019-12 Simplifying the Accounting for Income Taxes guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions, (iv) step-up in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The guidance is effective for the Company’s year beginning January 1, 2022. The Company does not expect this update to have a material impact on the Company’s consolidated financial statements

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
In May 2020, the FASB issued ASC 2020-05 Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities which extended the effective date of ASC 606 for nonpublic companies to fiscal years beginning after December 15, 2019, and the effective date of ASC 842 for nonpublic companies to fiscal years beginning after December 15, 2021. The Company has fully adopted ASC 606 on January 1, 2020 and elected to adopt ASC 842 on January 1, 2022 using the effective date method. The effective date approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The Company does not expect this update to have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06 Debt — Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40) guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
In October 2021, the FASB issued ASU 2021-08 Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (ASC 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of goods or services to customers. The FASB also issued several amendments to the ASU since its original issuance to clarify specific matters, including among other things principal versus agent considerations, performance obligations, licenses, non-cash considerations, transition practices and adoption dates. The updated standard as amended replaces most existing revenue recognition guidance in U.S. GAAP. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard also results in enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. See Note 2 for the impact on adopting this guidance.
As part of the adoption of ASC 606, the Company adopted the added new guidelines on cost capitalization through ASC 340-40. See Note 2 for the impact on adopting this guidance.
In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments intended to reduce diversity in practice in how certain transactions

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
are classified in the statements of cash flows. The guidance was effective for the Company’s year beginning January 1, 2020 and there was no material impact as of the adoption date.
In June 2018, the FASB issued ASU 2018-07 Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting guidance that simplifies the accounting for nonemployee stock-based compensation awards and aligns the measurement and classification for employee stock-based compensation awards to nonemployee stock-based compensation awards. Under the guidance, nonemployee awards are measured at their grant date fair value. Upon transition, the existing nonemployee awards were measured at fair value as of the adoption date. The guidance was effective for the Company’s year beginning January 1, 2020 and there was no material impact as of the adoption date.
In August 2018, the FASB issued ASU 2018-13 Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement guidance modifying the disclosure requirements on fair value measurements. The guidance adds, modifies, and eliminates certain disclosure requirements on fair value measurements. The guidance was effective for the Company’s year beginning January 1, 2020 and the adoption of this guidance did not materially impact the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15 Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update were effective for the Company’s year beginning January 1, 2021. The Company adopted ASC 2018-15 on January 1, 2021. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2018, the FASB issued ASU 2018-16 Derivatives and Hedging (Topic 815): Guidance for Accounting for Derivatives and Hedging. The guidance provides for the inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index swap rate as a benchmark interest rate for hedge accounting purposes. In July 2017, the Financial Conduct Authority in the United Kingdom announced that it would phase out London Interbank Offered Rate (“LIBOR”) as a benchmark by the end of 2021. As a result, the U.S. Federal Reserve identified the SOFR as its preferred alternative reference rate, calculated with a broad set of short-term repurchase agreements backed by treasury securities. The guidance was effective for the Company’s year beginning January 1, 2020. The Company evaluated that this guidance was not applicable and therefore, had no impact to the Company’s consolidated financial statements.
2. Revenues
Disaggregation of Revenue
The following table depicts the Company’s disaggregated revenue for the periods presented:
	Year Ended December 31,
	2021	2020
Subscription	$74,002	$60,002
Advertising	3,028	2,455
Books	1,189	975
Advisory	2,726	—
Other revenue	1,967	1,725
Total	$82,912	$65,157

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Revenue by Geographic Locations
The following table depicts the Company’s revenue by geographic operations for the periods presented:
	Year Ended December 31,
	2021	2020
North America	$74,040	$63,356
Europe	7,601	1,574
Asia	487	227
Australia	784	—
Total	$82,912	$65,157
Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the year ended December 31, 2021, revenue attributed to the United Kingdom represented approximately six percent of total revenues. No other country represented more than five percent of total revenue during the years ended December 31, 2021 and 2020, respectively.
Contract Assets
The Company had contract assets of $1,475 and $618, as of December 31, 2021 and 2020, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the consolidated balance sheets.
Deferred Revenue
Details of the Company’s deferred revenue for the periods presented are as follows:
Balance at December 31, 2019	$19,347
Deferred revenue acquired in Factsquared acquisition	26
Revenue recognized in the current period from amounts in the prior balance	(18,548)
New deferrals, net of amounts recognized in the current period	16,635
Effects of foreign currency	61
Balance at December 31, 2020	$17,521
Balance at December 31, 2020	$17,521
Deferred revenue acquired in 2021 Acquisitions	9,961
Revenue recognized in the current period from amounts in the prior balance	(16,812)
New deferrals, net of amounts recognized in the current period	19,589
Effects of foreign currency	(162)
Balance at December 31, 2021	$30,097
Costs to Obtain
During the years ended December 31, 2021 and 2020, the Company capitalized $4,186 and $2,121 of costs to obtain revenue contracts and amortized $2,610 and $1,949 to sales and marketing expense, respectively. There were immaterial and no impairments of costs to obtain revenue contracts for the years ended December 31, 2021 and 2020, respectively.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Unsatisfied Performance Obligations
At December 31, 2021, the Company had $87,701 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.
Adoption of ASC 606
The Company adopted ASC 606 on January 1, 2020 using the modified retrospective approach applied only to contracts that were not completed at the date of adoption. In adopting the guidance, the Company also elected the practical expedient to reflect the aggregate effect of all contract modifications at the time of adoption. Results for reporting periods prior to January 1, 2020 are not adjusted and continue to be reported in accordance with the Company’s historical accounting policies. The adoption of the guidance did not result in any changes to the recognition of revenue from contracts with customers recognized in prior periods. The adoption did change how the Company accounts for certain commissions related to new contracts. Specifically, in accordance with the new guidance the Company evaluated all commissions, and those qualifying as costs to obtain were deferred and amortized. This change resulted in a $3,475 net cumulative adjustment to accumulated deficit. This cumulative adjustment was comprised of a $3,750 adjustment to deferred commission costs, net and a $275 adjustment to deferred income taxes. For the year ended December 31, 2020, the Company’s sales and marketing expense and net loss would have been $368 higher had it not adopted the guidance.
3. Business Combinations
During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). During the year ended December 31, 2020 the Company acquired (j) Sandhill Strategies LLC. (“Sandhill”), and (k) FactSquared, Inc. (“FactSquared”) (collectively the “2020 Acquisitions”). In connection with these acquisitions, the Company incurred $1,418 and $148 in transaction costs in 2021 and 2020, respectively. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions and 2020 Acquisitions has been finalized as of December 31, 2021.
The following table summarizes the Company’s acquisitions by region for the periods presented:
	2021	2020
North America	6	2
Europe	1	—
Australia	1	—
Asia	1	—
2021 Acquisitions
Oxford Analytica
On February 12, 2021, the Company acquired all of the outstanding capital stock of Oxford Analytica, an independent geopolitical analysis and advisory firm.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Fireside
On April 30, 2021, the Company acquired all of the outstanding membership interests of Fireside, a provider of SaaS constituent management workflow tools, digital communications, and IT support services to state and federal legislators and agencies.
Timebase
On May 7, 2021, the Company acquired all of the outstanding stock of Timebase, a provider of legislative research and tracking tools of Australian legislation.
Board.org
On June 3, 2021, the Company acquired all of the outstanding membership interests of Board.org, a membership company that creates and hosts confidential, vendor-free peer-to-peer communities.
Equilibrium
On June 25, 2021, the Company acquired all of the outstanding stock of Equilibrium, a technology company that has developed an industry-leading Environmental, Social, and Governance (“ESG”) management automation software that enables enterprises to improve their ESG performance, carbon accounting and reporting with actionable insights through data and AI.
Predata
On June 30, 2021, the Company acquired all of the outstanding stock of Predata, a technology company whose products enable customers to glean insights about their strategic messaging efforts and discover anomalous trends in online attention to inform their perspectives on real-world geopolitical impact.
Curate
On August 27, 2021, the Company acquired all of the outstanding stock of Curate, a technology company that monitors local government decisions in municipalities across the United States and provides local civic intelligence services.
Forge
On September 9, 2021, the Company acquired all of the outstanding stock of Forge, a technology company that transforms unstructured data into structured, enriched, and computationally ready intelligence that enables analytics and predictive modelling for the finance industry.
FrontierView
On November 19, 2021, the Company acquired all of the outstanding membership interests of FrontierView, a market intelligence and advisory firm that provides clients across every sector of the global economy with a range of subscription offerings as well as custom research solutions to help clients make informed decisions to lead successful businesses.
Purchase Consideration
The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock(a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration(b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests(c)	—	—	—	—	315	—	—	—	—	315
Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions, as follows: (i) 815,646 for Oxford Analytica, (ii) 1,061,770 for Equilibrium, (iii) 835,556 for Predata, (iv) 570,753 for Curate, and (v) 890,230 for Forge, respectively.

(b)
Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions are eligible for additional contingent consideration consisting of: (i) up to 30,377 shares for Predata, (ii) up to 281,096 shares for Curate, and (iii) 164,983 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

(c)
The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

(d)
Forge acquisition includes a decrease of $64 in cash as a result of final working capital settlement.

Purchase Price Allocation for the 2021 Acquisitions
The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:
	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	(441)	—	(475)	—	(835)	—	(609)	—	—	(2,360)
Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302
Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612
Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)

(a)
The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

(b)
Forge acquisition includes a decrease of $64 in goodwill as a result of its final working capital settlement.

Intangible assets
The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:
	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4 – 20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3 – 15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	926	153	—	267	—	664	—	—	239	2,249	3 – 20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10
Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239
Contingent liabilities from acquisitions
a)
Contingent Consideration

The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the purchase agreement. The contingent consideration is payable to all selling shareholders in connection with Predata acquisition, Curate acquisition, and Forge acquisition, and it contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the consolidated statement of operations and comprehensive loss. The following table summarizes the fair value of contingent consideration as of the date of the 2021 Acquisitions and as of December 31, 2021, respectively:
	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434
Fair value of contingent consideration as of December 31, 2021	$518	$2,554	$464	$3,536

b)
Contingent Compensation

Certain of the 2021 Acquisitions also included contingent compensation payments in the form of cash and/or the Company’s common stock. The contingent compensation payments are generally scheduled to

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation payments on the date of acquisition is considered post-combination compensation expense and will be amortized ratably over the contingency period. The amount attributable to post-combination compensation will be adjusted based on changes to the fair value at each subsequent reporting period with changes being recorded as adjustments to compensation expense, accordingly. The following table summarizes the fair value of contingent compensation recognized and settled during the year ended December 31, 2021, and the liability balances as of December 31, 2021:
	Equilibrium(a)	Predata(b)	Forge(c)	FrontierView(d)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)
Contingent compensation liability as of December 31, 2021	$711	$504	$260	$93	$1,568

(a)
Equilibrium contingent compensation consists of up to $4,000 in cash and 250,000 shares of the Company’s common stock.

(b)
Predata contingent compensation consists of up to $2,000 in cash and 141,080 shares of the Company’s common stock.

(c)
Forge contingent compensation consists of an employee retention bonus in the amount of $422 in cash and up to 385,017 shares of the Company’s common stock, all of which have been issued to two of the Forge employees at the closing. These shares are subject to clawback based on the earnout provisions.

(d)
FrontierView contingent compensation consists of up to $2,000 in cash.

Acquisition of Aicel Technologies
On December 29, 2021, the Company entered into a definitive agreement to acquire Seoul, South Korea-based Aicel Technologies (“Aicel”) in exchange for 726,684 shares of the Company’s common stock subject to certain closing adjustments. Aicel leverages advanced technology to collect, refine, process, and deliver tailored data to customers, while powering a data exchange marketplace through its Data-as-a-Service model to enable third-party data providers and vendors to rapidly partner with Aicel to market new datasets quickly and efficiently. Pending regulatory review and customary closing conditions, the Aicel acquisition is expected to close in the second quarter of 2022.
2020 Acquisitions
Sandhill
On June 19, 2019, the Company made a $154 cash investment in Sandhill, acquiring preferred member interests representing a 49% overall economic interest. On May 1, 2020, the Company acquired the remaining 51% of Sandhill’s outstanding common interests for a $10 cash payment and, as a result, owns 100% of Sandhill’s economic interests. As of May 1, 2020, Sandhill is a wholly owned and controlled subsidiary of the Company.
Subsequent to the Company’s 2019 equity investment and prior to its 2020 investment, the Company exercised significant influence over Sandhill’s operations and accounted for its investment using the equity method of accounting. Upon its 2020 investment, the Company gained control of Sandhill and began consolidating 100% of Sandhill’s operations.
Upon gaining control of Sandhill on May 1, 2020, the Company marked its equity investment to fair value, recognizing a loss of $81 in its 2020 consolidated statement of operations and comprehensive loss. The Company used the purchase method of accounting to record its 2020 purchase of Sandhill’s remaining

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
member interests. The purchase price for financial reporting purposes was $10 and, after recognizing acquired assets and liabilities at estimated fair value the Company recognized a bargain purchase gain of $25, reflected in other expense line item, in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.
As part of the acquisition, the Company agreed to make contingent payments to Sandhill employees based on certain financial achievements which was satisfied in April 2021 for $42.
FactSquared
On December 31, 2020, the Company acquired FactSquared in a non-taxable merger. The merger consideration of $4,303 consisted of 856,444 shares of the Company’s common stock and cash.
Substantially all the value of FactSquared was attributable to its developed technology and, accordingly, the Company accounted for the transaction as an asset acquisition. The developed technology asset is amortized on a straight-line basis over its four-year expected life.
Purchase Price Allocation
The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:
	Sandhill	FactSquared	Total
Cash	$29	$—	$29
Accounts receivable	77	—	77
Other assets	5	3	8
Intangible assets	—	5,845	5,845
Accounts payable and accrued expenses	(86)	(165)	(251)
Deferred revenue	—	(26)	(26)
Deferred tax liability	—	(1,354)	(1,354)
Net assets acquired	25	4,303	4,328
Bargain purchase gain	(25)	—	(25)
Purchase price	$—	$4,303	$4,303
Unaudited Pro Forma Financial Information
The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2020.
The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2020.
The unaudited pro forma financial information for the year ended December 31, 2021 and 2020 combine the historical results of the Company for those periods, the historical results of the 2021 Acquisitions for the periods prior to the acquisition dates, and the effects of the pro forma adjustments discussed above.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The unaudited pro forma information excludes the results of operations related to the 2020 Acquisitions due to the individual and collective immateriality of the 2020 Acquisitions on the combined results of operations. The unaudited pro forma financial information, in aggregate, is as follows:
	Year Ended December 31,
	2021	2020
Revenues:
Subscription	$88,323	$84,497
Advisory, advertising, and other	11,376	9,787
Total revenues	99,699	94,284
Net loss	$(113,303)	$(65,219)
Subscription revenue from the 2021 Acquisitions recognized by the Company from each acquisition date to December 31, 2021 totaled $11,522, net of $2,758 of deferred revenue fair value adjustment. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company from each acquisition date to December 31, 2021 totaled $3,623. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the year ended December 31, 2021.
4.   Property and Equipment
The following table details property and equipment as of the dates presented:
	As of December 31,
	2021	2020
Leasehold improvements	$9,510	$9,490
Furniture and fixtures	1,007	1,009
Equipment	217	215
Computer equipment	3,215	2,694
Total property and equipment	$13,949	$13,408
Less: accumulated depreciation	(6,440)	(5,263)
Total property and equipment, net	$7,509	$8,145
Long-term assets outside of the United States were less than $1 million at both December 31, 2021 and 2020.
Depreciation expense was $1,177 and $1,104 for the years ended December 31, 2021 and 2020, respectively, and is recorded as part of the general and administrative expenses on the consolidated statements of operations and comprehensive loss.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
5.   Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:
	December 31, 2021			December 31, 2020			Weighted Average Remaining Useful Life (Years) December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$34,123	$(12,638)	$21,485	$21,986	$(8,409)	$13,577	6.1
Customer relationships	79,474	(17,830)	61,644	56,653	(11,920)	44,733	9.7
Databases	29,142	(6,785)	22,357	27,880	(4,756)	23,124	10.9
Tradenames	11,159	(2,286)	8,873	8,933	(1,508)	7,425	11.1
Patents	513	(165)	348	444	(12)	432	17.7
Expert network	2,852	(417)	2,435	—	—	—	5.1
Content library	592	(5)	587	—	—	—	9.9
Total	$157,855	$(40,126)	$117,729	$115,896	$(26,605)	$89,291
Definite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $9,359 and $7,345 for the years ended December 31, 2021 and 2020, respectively.
Amortization of developed technology was recorded as part of cost of revenues in the amount of $4,256 and $2,858 for the years ended December 31, 2021 and 2020, respectively.
The expected future amortization expense for intangible assets as of December 31, 2021 is as follows:
2022	$15,382
2023	15,371
2024	14,561
2025	11,350
2026	11,084
Thereafter	49,981
Total	$117,729
Capitalized software development costs
Capitalized software development costs are as follows:
	December 31, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$9,270	$(1,790)	$7,480	$4,133	$(202)	$3,931
During the years ended December 31, 2021 and 2020, the Company capitalized interest on capitalized software development costs in the amount of $286 and $289, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues in the amount of $1,588 and $202 for the years ended December 31, 2021 and 2020, respectively. The estimated useful life is determined at the time each project is placed in service.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
6.   Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:
Balance at December 31, 2019	$120,569
Impact of foreign currency fluctuations	102
Balance at December 31, 2020	$120,671
Oxford Analytica	4,797
Fireside	13,402
Timebase	3,315
Board.org	12,059
Equilibrium	5,241
Predata	3,118
Curate	4,973
Forge	8,557
FrontierView	13,150
Impact of foreign currency fluctuations	(515)
Balance at December 31, 2021	$188,768
7.   Debt
The following tables provide details over the Company’s outstanding debt instruments:
	December 31, 2021
	Face Value	Unamortized Premium/ Discount(a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$55,000	$307	$55,307	$—	$55,307
Last out term loan	52,101(b)	175	52,276	—	52,276
Senior Secured Subordinated Promissory Note	89,095(c)	(38,999)	50,096	28,058	78,154
8090 FV Subordinated Promissory Note	10,000	(2,533)	7,467	2,400	9,867
Convertible notes	123,557(d)	(33,433)	90,124	4,228	94,352
Convertible notes – related parties	18,295(e)	—	18,295	—	18,295
2021 seller convertible notes	9,493(f)	(88)	9,405	—	9,405
2021 seller term notes	7,394(g)	(1,870)	5,524	—	5,524
PPP loan	8,000	—	8,000	—	8,000
Total carrying value	$372,935	$(76,441)	$296,494	$34,686	331,180
Less: current portion					(13,567)
Total noncurrent debt					$317,613

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	December 31, 2020
	Face Value	Unamortized Premium/ Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$45,000	$(1,197)	$43,803	$—	$43,803
Last out term loan	40,484(h)	(391)	40,093	—	40,093
Senior Secured Subordinated Promissory Note	78,427	(53,685)	24,742	19,607	44,349
Convertible notes	86,146(i)	(17,977)	68,169	10,805	78,974
PPP loan	8,000	—	8,000	—	8,000
Total carrying value	$258,057	$(73,250)	$184,807	$30,412	215,219
Less: current portion					(3,251)
Total noncurrent debt					$211,968

(a)
Includes unamortized discounts, premiums, final fee accrual and deferred financing fees.

(b)
Includes accrued paid-in-kind interest of $13,601.

(c)
Includes accrued paid-in-kind interest of $10,668.

(d)
Includes accrued paid-in-kind interest of $22,715.

(e)
Includes accrued paid-in-kind interest of $295.

(f)
Includes accrued paid-in-kind interest of $97.

(g)
Includes accrued paid-in-kind interest of $44.

(h)
Includes accrued paid-in-kind interest of $1,984.

(i)
Includes accrued paid-in-kind interest of $9,146.

a)
Senior Capital Term Loan Refinancing

In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Existing Lenders”, “Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “New Lenders”) entered into various agreements ultimately providing for the Company to refinance its existing long-term debt agreement (the “Existing Credit Agreement”). The transactions are collectively referred to as the “Refinancing” and the amended debt as the “Senior Term Loan.”
The Refinancing occurred within Amendment No. 8 to the Existing Credit Agreement. In this transaction the Existing Lenders sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of the Company’s Series F Preferred Stock owned by the Existing Lenders, to Arrowroot in a loan assignment agreement. Midcap Financial assigned its role as agent under the Existing Credit Agreement to Runway in an agency assignment agreement. As part of the Amendment No. 8, the Company issued Runway warrants to purchase common stock of the Company. Further, the New Lenders entered into an agreement to assign the relevant loan amounts to each of the New Lenders in an agreement among lenders. Runway is the First Out Lender and Arrowroot, CFIC and Corbel are collectively the Last Out Lenders.
Senior Term Loans
The purchased amount of the Existing Credit Agreement was a total of $75,263 comprised of: (a) Runway for $42,500, (b) Arrowroot for $26,763, and (c) CFIC and Corbel for $6,000. The Company

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
obtained additional loans of $8,237 concurrently with the Refinancing increasing the Senior Term Loan balance to $83,500. Substantially all of the Company’s assets are pledged as collateral pursuant to the terms of the Senior Term Loan.
The Senior Term Loan is senior to all outstanding debt of the Company. The maturity date of the Senior Term Loan is August 21, 2023. On April 15, 2022 the Company is required to begin making monthly principal payments to the First Out Lender for $1,500, plus accrued interest.
The Company has accounted for the Refinancing as an extinguishment of the Existing Credit Agreement and recognized a debt extinguishment loss of $1,866 during the fourth quarter of 2020. Additionally, the Senior Term Loan has been deemed a syndicated debt agreement and is accounted for as two separate debt instruments: (i) the First Out Term Loan and (ii) the Last Out Term Loan. Each of these loans have differing terms and conditions as outlined below.
On September 30, 2021 the Company entered into Amendment No. 9 to the Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021.
The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred. The First Out Term Loan had a carrying balance of $55,307 as of December 31, 2021.
First Out Term Loan
The Company is required to pay the First Out Lender monthly cash interest on the First Out Term Loan. In the event of a default, there is a 5% default interest rate on the First Out Term Loan. The Company is required to pay the First Out Lender fees of $450 and an exit fee of $2,250, including all financing expenses.
The First Out Term Loan contains a contingent default interest and a variable interest credit basis swap that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
A warrant to purchase 194,673 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with the Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offsetting deferred financing cost, in the amount of $562 (see Note 8).
Last Out Term Loans
The Company is required to pay the Last Out Lenders Payment-in-Kind (“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. In the event of a default, there is a 5% default interest rate on the Last Out Term Loans. The Company paid the Last Out Lender fees totaling $193, which was deducted from the initial principal amount. The Company is also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount, as well as financing expenses capped at $300.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Last Out Term Loans contain a $193 original issue discount. This discount was recorded at issuance against the loan principal and is subsequently being amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.
The Last Out Term Loan contains a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
The Last Out Lenders are entitled to 1.5 times their invested capital, or 25% per annum, comprised of 13% PIK interest and 12% PIK fees. In the event of the prepayment of the Last Out Term Loan, the Series F preferred stock will be repurchased by the Company.
Senior Term Loan Costs
The Company incurred direct and incremental costs (including the fair value of the First Out Lender Warrant) related to the Senior Term Loan. These costs have been allocated to the First Out Term Loan and to the Last Out Term Loans as shown in the table above. The costs have been recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the Senior Term Loan. The debt will initially be classified as current and/or long-term based on the contractual maturities. The Company will continually monitor the subjective acceleration clauses and determine if the long-term classification continues to be appropriate.
Series F Preferred Stock
The Company determined that there was no impact on the financial statements resulting from the transfer of the Series F Preferred Stock from the Existing Lenders to the new Last Out Lenders. The Last Out Lenders purchased the Series F Preferred Stock from the Existing Lenders concurrently with the purchase of the outstanding loans. The preferred stock will continue to be accounted for as temporary equity at its redemption value. If and when the preferred stock is repurchased by the Company, it will be accounted for as part of the extinguishment of the debt at that point in time.
Original Capital Loan — Apollo Capital Term Loan and Revolving Credit Facility
As part of the CQ Roll Call acquisition in 2018 (“2018 CQRC Acquisition”), the Company had entered into a five-year term loan, senior secured capital term loan, and revolving credit facility agreement with Apollo Investment Corporation, Midcap Financial Trust, and other related affiliates (collectively the “Apollo Credit Facility”). The Apollo Credit Facility included a $75,000 term loan (the “Apollo Term Loan”) and an original revolving credit facility of up to $7,000 (the “Apollo Revolver”). The Apollo Term Loan was funded in the amount of $75,000 and was repayable in monthly installments of $938 starting on August 31, 2020, and continuing through the August 21, 2023 maturity date. Amounts under the Apollo Credit Facility bore interest at the greater of Prime Rate, the Federal Funds Rate, plus 50 basis points, or the London Interbank Offered Rate (with 1% floor), plus 1%, plus either a 7.5% or 7% margin based on the Company’s leverage ratio. In connection with the Apollo Credit Facility, the Company incurred approximately $2,940 of fees and expenses, which were capitalized in deferred financing costs and amortized over the term of the Apollo Term Loan using the effective interest method. The Apollo Term Loan contained various standard fees, including unused commitment fees. The Apollo Credit Facility provided for mandatory prepayment upon various circumstances including upon certain events of default. The Company also had the optional right to prepay the Apollo Term Loan in whole or in part from time to time. The Apollo Term Loan was guaranteed by the wholly owned material subsidiaries of the Company, and all obligations of the Company and its subsidiary guarantors were secured by first priority liens on substantially all personal property of the Company and its subsidiary guarantors, including equity interests. The Apollo Term Loan contained customary representations and warranties and included both financial and non-financial covenants.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
During 2019 and 2020, there were several amendments to the agreement that impacted key terms such as modifications to debt, PIK interest, covenants, commitments, and restrictions and waived defaults on non-financial covenants.
The Apollo Credit Facility was extinguished in its entirety in October 2020 as a result of the Refinancing.
The Company recorded approximately $6,910 in interest expense and $2,129 in PIK interest, for the Apollo Term Loan and the Apollo Revolver, for the year ended December 31, 2020. Amortization of deferred financing costs totaled $1,515 for the year ended December 31, 2020.
b)
Senior Secured Subordinated Promissory Note

The Economist Group (“TEG”) Seller Note & Equity Sale
In August 2018 and as part of the consideration for the 2018 CQRC Acquisition, the Company entered into a Subordinated Promissory Note (the “Original TEG Seller Note”) for $58,557 with TEG. The Original TEG Seller Note bore PIK interest at 12.577%, which was added to the outstanding principal balance. All principal and accrued and unpaid interest was due on maturity at February 21, 2024 or upon acceleration upon a defined event of default. The Original TEG Seller Note was subordinated to the Apollo Credit Facility and subsequently to the Senior Term Loan. The Company incurred $8,945 of interest expense during the year ended December 31, 2020.
On December 29, 2020, TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of the Original TEG Seller Note due to TEG liquidity issues.
SPV purchased 9,385 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which includes the principal and accrued interest paid-in-kind of $48,960.
The Company did not receive any payment as a result of the TEG Transactions. The Company also amended and restated the New GPO Note to provide for, among other things, the addition of various conversion options. The New GPO Note continues to bear PIK interest at 12.577%. In the event of default, there is contingent interest of 5%. As part of the TEG Transactions, Urgent Capital LLC (“Urgent”) was named the administrative manager. Parties to the loan were required to pay all expenses of GPO and Urgent, capped at $250.
The New GPO Note is convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO has the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO has the optional right, during the 90-day period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO has the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Promissory Note
The Company accounted for the TEG Transactions as an extinguishment of the Original TEG Seller Note and thus recognized a debt extinguishment loss of $567 in the fourth quarter of 2020.
The embedded conversion option (“ECO”) in the New GPO Note contains both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as a conversion feature while those settleable in a variable number of shares are evaluated as a redemption feature.
The New GPO Note contains a beneficial conversion feature (“BCF”) initially valued at $34,078 ($33,228 net of taxes). This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.
The redemption feature is required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the consolidated statements of operations and comprehensive loss.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder, contingent upon future qualified financing, contingent upon a change in control, etc.) and generally are at a 25% discount to future qualified offering price or based on a fixed future pre-money enterprise value of approximately $818,000.
No other embedded features required bifurcation.
Series E Preferred Shares
The SPV purchase of outstanding Series E PS from TEG is a transaction between the Company Shareholders and as such there is no financial statement adjustment required. There was a contingent arrangement fee which does not require an adjustment to the financial statements until such time as the occurrence is deemed probable and estimable. The Company will re-evaluate the probability of occurrence of each event on a quarterly basis. If any of the contingent fees become probable or is received, a shareholder capital contribution will be recorded as an increase to additional paid-in capital in the consolidated statements of changes in temporary equity and stockholders’ deficit.
c)
8090 FV Subordinated Promissory Note

On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that also allows the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. 8090 FV LLC is required to provide the Company with the aforementioned funds within thirty days upon request. The 8090 Note bears PIK interest at 12.5% to be accrued beginning on March 1, 2022. The 8090 Note is subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest is collectively “the Payoff Amount”. The 8090 Note matures on the earlier of (i) a Deemed Liquidation Event and (ii) September 30, 2024. Upon maturity the 8090 FV LLC shall receive the greater of (i) the Payoff Amount and (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest that has accrued. The Company incurred transaction expenses of $133 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note.
The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events require bifurcation as embedded derivative liabilities (put rights) and will be accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were valued at $2,400 as of December 31, 2021. The liability will be marked-to-market each balance sheet period with

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
the change being recorded as a non-operating gain or loss in the consolidated statements of operations and comprehensive loss. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method.
The Company will accrue the ongoing interest and exit fee as interest expense each period after March 1, 2022. The Company will record interest expense to accrete for the final payment fee of $5,000. The Company will also record the second tranche commitment fee as an operating expense each period. At December 31, 2021, the Company had a balance of $10,000 of principal and did not accrue any interest or exit fee.
d)
Convertible Notes

During the years ended December 31, 2021 and 2020, the Company received gross proceeds of $23,841 and $59,680, respectively, from the issuance of convertible promissory notes (collectively the “Convertible Notes”, individually for each tranche by year as “2021 Convertible Notes” or “2021 Notes”, “2020 Convertible Notes” or “2020 Notes”, and “2019 Convertible Notes” or “2019 Notes” for the 2019 convertible promissory notes issuance) in various private placements to accredited investors.
The Convertible Notes can generally be classified into four distinct groupings with similar terms. The Convertible Notes generally have maturities between one and five years, bear PIK interest ranging from 6-15% per annum and are convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders generally have various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.
Certain embedded contingent redemption rights are reflected as derivative liabilities and are accounted for at fair value with changes in fair value reflected in the consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives is being amortized as additional interest expense over the terms of the Convertible Notes.
The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, are deferred and amortized as additional interest expense over the terms of the Convertible Notes.
The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of the dates presented:
	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556
Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352
	December 31, 2020
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(147)	$3,330	$(4,986)	$41	$990	$2,857	$19,405
2020 Notes	59,680	(1,027)	5,816	(14,112)	96	1,168	7,948	59,569
Total	$77,000	$(1,174)	$9,146	$(19,098)	$137	$2,158	$10,805	$78,974

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $19,913 and $11,441 for the years ended December 31, 2021 and 2020, respectively.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder), contingent upon future qualified financing, contingent upon a change in control, and generally are at a 15% to 20% discount to future qualified offering price or are based on a fixed future pre-money enterprise value ranging from $197,500 to $1,000,000.
Certain of the 2021 Notes contain a beneficial conversion feature initially valued at $15,252 (14,449 net of taxes). This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.
During the years ended December 31, 2021 and 2020, $10,598 and $2,478 of PIK interest was settled through issuance of additional Convertible Notes to the noteholders.
A summary of the Convertible Notes, by grouping, follows:
	Group A	Group B	Group C	Group D(a)	Total
Principal amount	$95,411	$430	$1,000	$4,000	$100,841
Maturity year	2025	2024	2024	2024
Annual interest rate	15%	6%	7%	1%
Conversion options:
At the holders’ option	X			X
Automatic upon contingent event	X	X	X	X
Variable conversion prices with discounts	X		X	X
Embedded features:
Borrower prepayment right				X
Lender automatic redemption right	X
Lender contingent redemption right	X
Registration rights	X

(a)
Interest rate was reset to 1% on March 1, 2021 effective prospectively from an original interest rate of 15% set at inception.

The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 549,484 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee will be amortized as additional interest expense over the term of the note using the effective interest method.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The holder of $1,700 of the Convertible Notes issued in 2019 entered into an agreement with the Trust. After a three-year period from the date of the issuance of the 2019 Convertible Notes, provided any amount under the 2019 Convertible Notes is outstanding and the holder converts the 2019 Convertible Notes, the holder has the option to sell the underlying preferred shares to the Trust at the price greater than the fair market value of the preferred shares or the outstanding principal amount plus accrued PIK interest. The Trust is obligated to buy the shares or identify an alternative buyer. The Company estimates that the value of this put option is immaterial, as the put option effectively provides an earlier maturity date and the market will have ready buyers for the underlying preferred shares.
e)
FrontierView Convertible Notes

Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC FiscalNote-B, LLC and a $3,000 convertible note with Skyone Capital Pty Limited, respectively (collectively the “FrontierView Convertible Notes”). Keith Nilsson, a director of FiscalNote, is managing director of XC FiscalNote-B, LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at $27,000 in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.
The FrontierView Convertible Notes contain embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The embedded conversion options in the FrontierView Convertible Notes contain both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.
The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company is a private company and its shares are not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options do not meet the net settlement criteria and thus, they do not meet the definition of a derivative. Any contingent beneficial conversion features will be measured (using the commitment date stock price) and recorded upon occurrence of the contingency event (conversion event and/or change of control).
The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore has not assigned any value to the embedded redemption features as of December 31, 2021. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the consolidated statements of operations and comprehensive loss.
During the year ended December 31, 2021, the Company recorded $295 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%.  At December 31, 2021, the Company had loan balance of $18,295 for the FrontierView Convertible Notes.
Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the face of the consolidated balance sheet.
f)
2021 Seller Notes

During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Fireside21
On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).
The Fireside Promissory Notes (i) provide for interest at the applicable federal rate (“AFR”) (0.89% at issuance), (ii) mature on the earlier of May 31, 2024 or upon an event of default, (iii) provide for no payments until maturity, (iv) allow the Company to prepay in whole or in part from time to time, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.
The Fireside Convertible Notes (i) provide for interest at the AFR (0.89% at issuance), (ii) provide for automatic conversion into 848,564 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in capital.
The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $570 during the year ended December 31, 2021.
Timebase
On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).
The Timebase Convertible Notes (i) provide for PIK interest of 4%, (ii) mature on the earlier of July 31, 2024 or an event of default, (iii) provide for automatic conversion upon a conversion event, (iv) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes shall convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.
The Company incurred total interest expense related to the Timebase Convertible Notes of $73 during the year ended December 31, 2021.
Board.org
On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).
The Board.org Convertible Notes (i) provide for interest at the AFR (1.02% at issuance), (ii) provide for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provide for no payments until maturity, and (iv) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes shall convert into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in capital.
The Company incurred total interest expense related to the Board.org Convertible Notes of $25 during the year ended December 31, 2021.
g)
PPP loan

On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. In August 2021, the Company applied for forgiveness of the PPP Loan pursuant to the requirements set forth by the SBA. On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 which the Company expects to repay over five years.
Total Debt
The following is a schedule of the future minimum principal payments on all outstanding debt as of December 31, 2021, including the Senior Term Loan, the New GPO Note, 8090 FV Subordinated Promissory Note, the Convertible Notes (including paid-in-kind interest), the FrontierView Convertible Notes, and the portion of the PPP Loan that was not forgiven.
	Principal	Paid-in-kind Interest	Total
2022	$13,567	$—	$13,567
2023	87,733	40,075	127,808
2024	128,670	54,871	183,541
2025	95,478	105,827	201,305
2026	67	—	67
Total	$325,515	$200,773	$526,288
The Company was in compliance with all debt covenants as of December 31, 2021.
The following table summarizes the total estimated fair value of the Company’s debt as of December 31, 2021 and 2020, respectively. These fair values are deemed Level 3 liabilities within the fair value measurement framework.
	As of December 31
	2021	2020
First out term loan	$56,960	$43,803
Last out term loan	47,358	40,093
Senior secured subordinated promissory note	73,274	72,611
8090 FV Subordinated Promissory Note	14,597	—
Convertible notes	198,179	76,092
Convertible notes – related parties	25,510	—
2021 seller convertible notes	23,648	—
Total	$439,526	$232,599

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
8. Stockholders’ Deficit and Temporary Equity
Common Stock
As of December 31, 2021 and December 31, 2020, the Company had 99,066,892 shares of its $0.00001 par value common stock authorized, of which 15,456,165 and 10,425,584 shares were issued and outstanding, respectively.
Preferred Stock (Temporary Equity)
The following details the Company’s outstanding preferred stock as of the dates presented:
	As of December 31,
	2021	2020	2021	2020
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series A redeemable, convertible preferred stock ($0.00001 par value, 12,851,709 authorized)	12,851,709	12,851,709	$143,168	$63,973
Series B redeemable, convertible preferred stock ($0.00001 par value, 4,349,416 authorized)	4,336,912	4,336,912	48,313	21,743
Series C redeemable, convertible preferred stock ($0.00001 par value, 3,630,822 authorized)	3,630,822	3,630,822	40,447	18,876
Series C-1 Redeemable, Convertible Preferred Stock ($0.00001 Par Value, 1,750,000 authorized)	1,452,330	1,452,330	16,179	7,957
Series D redeemable, convertible preferred stock ($0.00001 par value, 1,912,410 authorized)	1,912,410	1,912,410	25,000	25,000
Series D-1 redeemable, convertible preferred stock ($0.00001 par value, 709,495 authorized)	709,495	709,495	7,899	7,400
Series E redeemable, convertible preferred stock ($0.00001 par value, 9,385,200 authorized)	9,385,200	9,385,200	104,739	61,104
Series F redeemable, convertible preferred stock ($0.00001 par value, 48,979,987 authorized)	6,760,409	3,979,987	50,639	32,910
Series G redeemable, convertible preferred stock ($0.00001 par value, 1,929,130 authorized)	706,975	—	12,827	—
Total temporary equity	41,746,262	38,258,865	$449,211	$238,963
The Company recognized changes in the redemption value of its redeemable, convertible preferred stock of $193,058 and $31,991 for the years ended December 31, 2021 and 2020, respectively, as a deemed dividend.
During the year ended December 31, 2021, the Company sold 706,975 shares of its Series G redeemable, convertible preferred stock, par value $0.00001 (the “Series G Convertible Preferred Stock”) for gross proceeds of $12,827 and incurred offering costs of $201. In connection with the issuance of a portion of the Series G Convertible Preferred Stock, one investor received stock purchase warrants to acquire 75,327 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series G Warrants”). $252 of the gross proceeds were allocated to the Series G Warrants.
Board of Directors
The holders of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
For as long as at least 4,600,000 shares of Series E Convertible Preferred Stock are outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
The holders of common stock, voting as a separate class, shall be entitled to elect three members of the Company’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. There are two Independent Directors who shall be individuals mutually agreed upon by the Common Directors and the Series A Directors.
Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class and on an as-converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
Voting
Except as otherwise specified in the Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion
Each share of preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion rate for such share immediately prior to either (i) the closing of a deSPAC transaction, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 or equivalent non-US exchange, as amended, covering the offer and sale of the Company’s common stock, provided that the offering price per share is not less than two times the Original Issue Price ($5.779) of the Series F Convertible Preferred Stock, and the aggregate net proceeds (after deduction of underwriters’ discounts and commissions) to the Company are not less than $50,000,000.
Effective on November 5, 2021, the Company adopted its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other matters, increased the conversion price of the Company’s Series F Preferred Stock from $5.779 to $8.625 per share. As a result, upon an automatic conversion of the Series F Preferred Stock in accordance with applicable terms of the Certificate of Incorporation, each then-outstanding share of Series F Preferred Stock would convert into shares of Common Stock at a conversion rate of 0.67. In connection with the adoption of the Certificate of Incorporation, the Company issued an aggregate of 2,230,938 additional shares of Series F Preferred Stock to the existing holders thereof to offset the reduction in the conversion rate. The Certificate of Incorporation also decreased the liquidation preference of the Series F Preferred Stock to $3.871 to reflect the anticipated additional issuances of the Series F.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
holders of at least fifty percent (50%) of the outstanding shares of the Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series D Convertible Preferred Stock and Series D-l Convertible Preferred Stock may optionally convert, upon receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series D and Series D-l then outstanding (voting as a single class and on an as- converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series E Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series E Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series F Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series F Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series G Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series G Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Redemption
Each class of preferred stock has a redemption clause that states that any time on or after August 20, 2023, and at the election of the holders of a majority of the then outstanding shares of the applicable class of preferred stock, the Company shall redeem, out of funds legally available, all (not less than all) outstanding shares of the applicable class of preferred stock owned by the electing holders (other than holders of Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock that have expressly opted out of participation in such redemption), which have not been converted into common stock in three (3) equal installments. The Company shall redeem such shares of preferred stock by paying in cash an amount per share equal to the greater of (i) the fair market value per share as of the date of election of or (ii) the original issue price for such share of preferred stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned.
Dividends
The Company cannot make any distributions with respect to the common stock or the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series G Convertible Preferred Stock) (collectively the “Junior Preferred Stock”) unless dividends on the Series F Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock or other Junior Preferred Stock unless dividends on the Series E Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock unless dividends on the Junior Preferred Stock have been declared and have been paid or set aside for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on common stock payable solely in common stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
the common stock and preferred stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. Dividends are non-cumulative. Payments of dividends to the holders of the Junior Preferred Stock (other than holders of Series E Convertible Preferred Stock) shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series thereof. No dividends have been declared through December 31, 2021.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:
Prior and in preference, first the holders of the Series F Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series F Convertible Preferred Stock.
Prior and in preference, second the holders of the Series E Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series E Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series E Convertible Preferred Stock.
Prior and in preference, third the holders of the Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock.
Prior and in preference, fourth the holders of the Series C Convertible Preferred Stock and C-1 Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the Common Stock and Junior Preferred Stock (except for Series G Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock.
Prior and in preference, fifth the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
assets of the Company to the holders of the common stock and all other series of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
All shares of the Company’s preferred stock are classified as temporary equity due to contingent redemption features and are initially recorded at fair value. Because the Company has determined that it is probable that the preferred stock will become redeemable, the preferred stock is accreted to its redemption value (which is the greater of its fair value or liquidation value) at each reporting date with the change in redemption value recorded through additional paid-in capital and accumulated deficit.
Warrants
As of December 31, 2021, the following warrants were outstanding:
Warrant Holder	Underlying Shares	Exercise Price	Issuance Date	Expiration Date	Balance Sheet Classification
Comerica	12,504 Shares of Series B	$2.40	June 2015	June 2025	Liability
Eastward	100,000 Shares of common stock	$1.75	January 2017	January 2027	Liability
Runway	194,673 Shares of common stock	$0.01	October 2020	October 2030	Equity
Series G Investor	75,327 Shares of common stock	$0.01	February 2021	February 2024	Equity
At December 31, 2021 and December 31, 2020 the fair value of the Comerica Warrant was $112 and $53, respectively. At December 31, 2021 and December 31, 2020 the fair value of the Eastward Warrant was $909 and $277, respectively.
9. Stock-Based Compensation
In 2013, the Company adopted the 2013 Equity Incentive Plan (as amended from time to time) (the “2013 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants.
Under the 2013 Equity Plan, the Company has issued stock option awards, restricted stock units, performance stock units, and other restricted stock awards. Regardless of the type of award issued, any shares issued under the 2013 Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No awards may be issued more than 10 years after the 2013 Equity Plan’s effective date. In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.
In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 7,508,023 to 10,358,023 shares of common stock.
Stock Option awards
Stock options are exercisable at prices, as determined by the Board of Directors, generally equal to the fair value of the Company’s common stock at the date of grant and generally have a term of 10 years. Stock

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
options granted to employees generally vest over a four-year required service period, with an initial vesting period of 12 months for 10 percent of the grant, then an additional 20 percent vesting quarterly over the next 12 months, and the remaining 70 percent of the shares vesting quarterly on a ratable basis over the remaining 24 months. Stock options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company upon forfeiture or expiration.
Performance Stock Units
In 2021, the Company granted various executives a total of 2,446,260 performance stock units that vest upon the occurrence of a successful public company listing and/or the Company’s stock price achieving certain price targets. The aggregate grant-date fair value of these executive performance stock units was estimated to be $2,300. As of December 31, 2021, no compensation expense has been recognized because both vesting conditions have not been met.
The following table summarizes activities related to stock options and performance stock units during the periods presented:
Stock Options awards	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	3,232,233	$1.66	7.7	$6,947
Granted	1,483,926	2.89
Exercised	(305,565)	0.74
Cancelled and forfeited	(366,546)	2.43
Outstanding at December 31, 2020	4,044,048	$2.11	7.5	$6,380
Granted	4,335,148	4.82
Exercised	(312,468)	1.75
Cancelled and forfeited	(741,536)	2.94
Outstanding at December 31, 2021	7,325,192	$3.64	7.3	$52,941
Vested and exercisable as of December 31, 2021	2,834,341	$1.98	5.8	$24,613
Vested and expected to vest as of December 31, 2021	7,325,192
The following table summarizes the weighted-average assumptions used to estimate the fair value of stock options granted during the periods presented:
	Year Ended December 31,
	2021	2020
Expected volatility	29.6% – 30.8%	38.7% – 43.1%
Expected life (years)	5.0 – 6.3	5.0 – 6.3
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	0.5% – 1.4%	0.3% – 1.6%
Fair value of options	$0.91 – $3.48	$1.07 – $1.18
The weighted-average grant date fair value of stock options granted was $1.44 and $1.13 during the years ended December 31, 2021 and 2020, respectively. At December 31, 2021, there was $6,120 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Restricted Stock Units
Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense associated with such restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). The restricted stock unit awards granted to date vest in equal annual installments over up to a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the 2013 Equity Plan or applicable restricted stock unit agreement).
In 2020 and 2021, the Company granted restricted stock units to certain board directors, advisors, and various executives under the 2013 Equity Plan. The restricted stock units entitle recipients to receive a number of shares of the Company’s common stock over a vesting period, or upon the occurrence of a successful public company listing and fulfillment of required service period of two or four years as specified in the applicable restricted stock unit agreement.
As of December 31, 2021, there were 651,275 restricted stock units outstanding under the 2013 Equity Plan. The following table summarizes the Company’s restricted stock unit activity for the periods presented:
Restricted Stock Units	Number of shares	Weighted-average Grant Date Fair Value	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	175,000	$2.94	4.3	$506
Granted	32,500	3.22
Cancelled and forfeited	—
Outstanding at December 31, 2020	207,500	$2.98	4.3	$668
Granted	443,775	9.50
Cancelled and forfeited	—
Outstanding at December 31, 2021	651,275	$7.42	7.5	$6,943
Vested as of December 31, 2021	29,687	$3.22	3.8	$316
Vested and expected to vest as of December 31, 2021	651,275
The weighted-average grant date fair value of restricted stock units granted was $9.50 and $3.22 during the years ended December 31, 2021 and 2020, respectively. At December 31, 2021, there was $4,738 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately three years.
The following table includes the total stock compensation expense the Company recognized over all stock-based awards in the consolidated statements of operations and comprehensive loss for the periods presented:
	Year Ended December 31,
	2021	2020
Cost of revenues	$16	$5
Research and development	277	89
Sales and marketing	147	77
Editorial	89	56
General and administrative	481	777
Total	$1,010	$1,004

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
10. Transaction Costs
The Company incurred the following transaction costs related to acquired businesses and the planned initial public offering (IPO) via a business combination contemplated through the Business Combination Agreement for the periods presented:
	Year Ended December 31,
	2021	2020
Transaction costs related to acquired businesses	$1,418	$148
Non-capitalizable IPO costs	1,128	—
Change in contingent consideration liabilities	434	75
Contingent compensation expense	1,718	—
Total	$4,698	$223
11. Earnings (Loss) Per Share
Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of its preferred shares to redemption value and beneficial conversion features, as applicable. Diluted earnings per share considers the impact of potentially dilutive securities. The Company’s potentially dilutive securities included convertible preferred stock, convertible debt, stock options, and stock purchase warrants.
Following is the reconciliation of net loss to net loss available to common stockholders used in the basic and diluted loss per share calculation for the periods presented:
	Year Ended December 31,
	2021	2020
Net loss	$(109,421)	$(51,272)
Deemed dividend – change in redemption value of preferred stock	(193,058)	(31,991)
Deemed dividend – in conjunction with convertible debt modification	(4,000)	—
Deemed dividend – preferred stock issuance	(453)	—
Net loss used to compute earnings per share	$(306,932)	$(83,263)
For the years ended December 31, 2021 and 2020, diluted loss per share was calculated similarly to basic loss per share because the impact of all potential dilutive common shares was anti-dilutive. Potentially dilutive securities consisting of the Company’s stock options, the Convertible Notes, the New GPO Note, the related party convertible notes, 2021 seller convertible notes, the Comerica Warrants, the Eastward Warrants, and the convertible Preferred Stock totaling 86.3 million and 66.3 million were excluded from the calculation of dilutive earnings per share during the years ended December 31, 2021 and 2020, respectively, as their inclusion would have been anti-dilutive.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
12. Provision for Income Taxes
Effective Tax Rate
The (benefit) provision for income taxes consisted of the following as of the dates presented:
	As of December 31,
	2021	2020
Current taxes
Federal (benefit) provision	$(919)	$120
State (benefit) provision	(474)	723
Foreign provision	134	8
Total current (benefit) provision	(1,259)	851
Deferred taxes
Federal benefit	(19,425)	(9,359)
State benefit	(8,227)	(3,132)
Foreign benefit	(1,877)	(85)
Valuation allowance	22,899	10,290
Total deferred benefit	(6,630)	(2,286)
Total benefit from income taxes	$(7,889)	$(1,435)
The reconciliation between the U.S. federal statutory income tax rate to the Company’s estimated annual effective tax for the periods presented is as follows:
	Year Ended December 31,
	2021	2020
U.S. Federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	3.3%	(0.4)%
AHYDO interest disallowance	(1.1)%	(2.7)%
Others	(0.2)%	(0.7)%
Change in valuation allowance	(16.3)%	(14.5)%
Effective tax rate	6.7%	2.7%
The Company’s effective tax rate differs from the statutory rate due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, permanent differences between book and tax deductions and other miscellaneous adjustments. The permanent differences consist primarily of disallowed interest expense, nondeductible meals and entertainment, nondeductible employee benefits, certain elements of stock compensation, fair value adjustments, transaction costs, and other nondeductible expenses.
The total tax provision (benefit) for income taxes consisted of the following for the periods presented:
	Year Ended December 31,
	2021	2020
Continuing operations	$(7,889)	$(1,435)
Accumulated deficit (a)	803	1,125
Additional paid-in capital	—	—
Total income tax benefit	$(7,086)	$(310)

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)

(a)
The tax provision allocated to accumulated deficit represents the cumulative tax effect of the Company’s adoption of ASC 606 on January 1, 2020, net of the associated impact on the valuation allowance.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows as of the dates presented:
	As of December 31,
	2021	2020
Deferred tax assets
Deferred financing costs	$680	$780
Stock compensation	395	300
Section 163(j) interest limitation	21,391	5,233
Disallowed Original Issue Discount Interest	6,741	5,769
Deferred rent	3,942	3,457
Deferred state income tax	348	1,166
Deferred revenue	4,186	1,414
Reserves and accruals	611	667
Sublease loss liability	860	840
Federal net operating loss carryforward	26,398	15,574
State net operating loss carryforward	8,494	3,639
Foreign net operating loss carryforward	1,755	161
Other deferred tax assets	363	—
Total deferred tax assets	76,164	39,000
Deferred tax liabilities
Basis difference in fixed assets	(2,024)	(1,332)
Basis difference in intangibles assets and goodwill	(27,880)	(24,901)
Debt discount and derivative liabilities	(17,655)	(8,738)
Other deferred tax liabilities	(1,180)	(2,387)
Total deferred tax liabilities	(48,739)	(37,358)
Valuation allowance	(30,908)	(8,598)
Net deferred tax liabilities	$(3,483)	$(6,956)
At December 31, 2021, the Company had U.S. federal net operating loss (“NOL”) carryforwards of approximately $125,704, of which $41,712 is subject to expiration beginning in 2033 to 2037, and state net operating loss carryforwards of $112,108, which begin to expire in 2029. The utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by section 382 of the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization. Future changes in stock ownership may result in an ownership change. If the existing NOLs are subject to limitations arising from an ownership change, our ability to utilize NOLs could be limited, and a certain amount of prior year NOLs could expire without benefit. The Company is not aware of any tax law provisions aside from section 382 of the Internal Revenue Code that might limit the availability or utilization of loss or credit amounts. Changes in tax law may also impact our ability to use our net operating loss and tax credit carryforwards.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historic results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning strategies. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years.
The Company increased the valuation allowance established on its deferred tax assets by $22,310 and $1,592 for the tax years ended December 31, 2021 and 2020, respectively. After electing to file a consolidated tax return in 2020, the Company considered a portion of FiscalNote’s deferred tax assets realizable after utilizing CQ Roll Call’s deferred tax liabilities as a source of future taxable income. The Company continued to maintain a valuation allowance on its Federal deferred tax assets related to NOL carryforwards and interest expense limitations under 163(j) and on State deferred tax assets associated with states where FiscalNote files separately and CQ Roll Call’s deferred tax liabilities are not able to be utilized. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions going forward.
The Company has the following activities relating to unrecognized tax benefits for the periods presented:
	Year Ended December 31,
	2021	2020
Beginning balance	$110	$110
Gross increases – tax positions in prior periods	639	—
Gross decreases – tax positions in prior periods	(21)	—
Gross increases – tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	—	—
Ending balance	$728	$110
The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, with the provision for income taxes in the consolidated statements of operations. Included in the balance of unrecognized tax benefits as of December 31, 2021 and December 31, 2020 are $728 and $110, respectively, of tax benefits that, if recognized, would affect the effective tax rate. During the years ended December 31, 2021 and 2020, $47 and $0 of interest and $64 and $0 of penalties were recognized, respectively, relating to uncertain tax benefits. As part of the 2018 CQRC Acquisition, the company recognized an uncertain tax position relating to its research and development (“R&D”) credit carry forwards of $89 and $110 during the year ended December 31, 2021 and 2020, respectively. The Company recognized an uncertain tax position related to a DC state combined filing position that did not reach a more likely than not conclusion.
The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and various foreign jurisdictions. As of December 31, 2021, the Company is not under examination by income tax authorities in federal, state, or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits. We believe that an adequate provision has been made for any adjustments that may result from tax examinations. Although the timing of the resolution, settlement, and closure of audits is not certain, we do not believe it is reasonably possible that our unrecognized tax benefits will materially change in the next 12 months.
Future sales of foreign subsidiaries are not exempt from capital gains tax in the U.S. The Company considers itself permanently reinvested in its foreign subsidiaries, and accordingly, no deferred income tax liability has been recorded for any potential taxable gain that may be realized on a future disposition or

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
liquidation of any of its foreign subsidiaries. It is not practicable for the Company to quantify any deferred income tax liability that would be attributable to those events.
13. Fair Value Measurements and Disclosures
Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:
•
Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•
Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Contingent liabilities from acquisitions: The Company values contingent consideration and compensation related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues and cash collected (see Note 3).
Warrant liabilities: The Company values the Comerica Warrants and the Eastward Warrants using the Black-Scholes option pricing model (see Note 8).
Embedded redemption features: Since 2019, the Company has issued the following instruments that contain certain redemption features that are required to be bifurcated as embedded derivatives and measured at fair value on a recurring basis: (a) Convertible Notes (see Note 7); (b) New GPO Note (see Note 7); (c) 8090 Note (see Note 7); (d) FrontierView Convertible Notes (see Note 7).
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. At December 31, 2021 the contingent consideration and compensation relates to the acquisitions of Equilibrium, Predata, Curate, Forge, and FrontierView. At December 31, 2020 the contingent consideration relates to Shungham and given the timing of the final payment, the fair value was recorded based on its settlement value at December 31, 2020. The Company estimated the fair value of the Equilibrium, Predata, Curate, Forge, and FrontierView contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2021:
	Equilibrium	Predata	Curate	Forge	FrontierView
Risk premium	8.00%	6.00%	9.00%	11.00%	8.00%
Risk free rate	0.53%	0.06%	0.62%	0.73%	0.38%
Revenue volatility	30.00%	20.00%	30.00%	40.00%	30.00%
Expected life (years)	1.4	0.1	1.7	2.0	1.6

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Comerica Warrants and Eastward Warrants are recorded in other current liabilities and are classified as Level 3 in the fair value hierarchy.
The fair value of the Comerica Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:
	As of December 31,
	2021	2020
Series B preferred stock fair value	$11.14	$5.01
Time to maturity (years)	3.5	4.5
Risk-free interest rate	1.04%	0.31%
Volatility	56%	111%
Exercise price	$2.40	$2.40
The fair value of the Eastward Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:
	As of December 31,
	2021	2020
Common stock fair value	$10.66	$3.22
Times to maturity (years)	5.0	6.0
Risk-free interest rate	1.26%	0.51%
Volatility	49%	105%
Exercise price	$1.75	$1.75
The Company uses a probability-weighted expected return method (“PWERM”) for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, and probability and timing of possible exit scenarios. Based on the terms and provisions of the Convertible Notes, the New GPO Note, the 8090 FV Note, and the FrontierView Convertible Notes, the Company utilized a PWERM to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of December 31, 2021 and December 31, 2020. The respective amounts of the embedded redemption liabilities are reflected on a combined basis with the notes in the consolidated balance sheets.
The fair value of the respective notes with the derivative features is compared to the fair value of a note excluding the derivative features, which is calculated based on the present value of the future cash flows (a “with and without” methodology). The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.
The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the respective notes derivative liabilities included:
•
The probability-weighted conversion discount is based on the contractual terms of respective notes agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

•
The remaining term was determined based on the remaining time period to maturity of the related respective notes with embedded features subject to valuation (as of the respective valuation date).

•
The Company’s equity volatility estimate was based on the historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective notes.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
•
The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•
The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective notes.

The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Warrant liabilities	$—	$—	$1,021	$1,021
Embedded redemption features on Convertible Notes	$—	$—	$4,228	$4,228
Embedded redemption features on Promissory Note	$—	$—	$28,058	$28,058
Embedded redemption features on 8090 FV Note			$2,400	$2,400
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$276	$276
Warrant liabilities	$—	$—	$330	$330
Embedded redemption features on Convertible Notes	$—	$—	$10,805	$10,805
Embedded redemption features on Promissory Note	$—	$—	$19,607	$19,607
The following table summarizes changes in fair value of the Company’s Level 3 liabilities during the periods presented:
	Contingent Liabilities from Acquisitions	Warrant Liabilities	Embedded Redemption Features in Convertible Notes	Embedded Redemption Features in Promissory Note	Embedded Redemption Features in 8090 FV Note
Balance at December 31, 2019	$201	$329	$5,039	$—	$—
Derivative liabilities at issuance date	—	—	14,111	19,607	—
Settlement	(250)	—	—	—	—
Change in fair value included in the determination of net loss(a)	325	1	(8,345)	—	—
Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—
Derivative liabilities at issuance date	—	—	5,972	—	2,400
Contingent consideration at issuance date	3,102	—	—	—	—
Contingent compensation	1,718	—	—	—	—
Settlement	(426)	—	—	—	—
Change in fair value included in the determination of net loss(a)	434	691	(12,549)	8,451	—
Balance at December 31, 2021	$5,104	$1,021	$4,228	$28,058	$2,400

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)

(a)
The change in contingent liabilities from acquisitions is recorded as transaction costs on the consolidated statements of operations and comprehensive loss.

Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The Company has no financial assets and liabilities measured at fair value on a non-recurring basis.
Non-Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company has no non-financial assets and liabilities measured at fair value on a recurring basis.
Non-Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring basis when an impairment has occurred. No impairment events were identified during the years ended December 31, 2021 and 2020.
There were no transfers of assets or liabilities between levels during the periods presented.
Changes to fair value are recognized as income or expense in the consolidated statements of operations and comprehensive loss.
14. Commitments and Contingencies
Leases
The Company has operating leases, principally for corporate offices under non-cancelable operating leases with various expiration dates. The leases have remaining terms of less than one year to nine years. The Company did not have any capital leases as of December 31, 2021 or December 31, 2020.
In April 2021 the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability and recorded a non-cash charge of $1,362 to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). The Company recorded a non-cash charge of $54 to reflect the impact of the lease termination and adjusted the previously remeasured sublease loss liability accordingly.
In November 2021 the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 and a corresponding non-cash charge during the year ended December 31, 2021.
Operating lease expenses are recognized in the consolidated statement of operations and comprehensive loss on a straight-line basis over the term of the related lease. The Company incurred rent expense under operating leases of $8,766 and $9,865 for the years ended December 31, 2021 and 2020, respectively. The Company had sublease income of $4,473 for both years ended December 31, 2021 and 2020.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.
The following is a schedule of the future minimum lease payments required under non-cancellable operating leases as of December 31, 2021:
2022	$12,239
2023	8,396
2024	4,558
2025	4,634
Thereafter	27,174
Total	57,001
Sublease Income	6,135
Net minimum lease payments	$50,866
Asserted and Unasserted Claims
On April 9, 2019, an individual filed an amended complaint in the Southern District of West Virginia, which named approximately 100 media outlets, journalists, and political operatives as defendants in a defamation lawsuit. CQ Roll Call and a former employee reporter were among the named defendants. The lawsuit alleges that the defendants defamed the individual plaintiff by publicly referring to him as a felon, when he had been convicted of a misdemeanor. The individual plaintiff alleges that these references caused him to lose his election for a U.S. Senate seat and for his company to lose value. The individual plaintiff alleges that the Company published one article in May 2018 that referred to the individual plaintiff as a felon. The individual plaintiff alleges that the employee reporter authored the article but, in fact, a different and former reporter was the author. The statute of limitations has passed for the individual plaintiff to name that employee reporter as a defendant. Discovery closed in May 2021. The Company and the former employee reporter submitted a summary judgment motion on June 7, 2021. The court granted summary judgment motions from all defendants, including the Company and the former employee reporter, and dismissed the case on February 2, 2022. The individual plaintiff filed an appeal and the opening brief is due April 25, 2022. The individual plaintiff seeks an unspecified amount in compensatory damages and $10 billion in punitive damages from all defendants. The Company is unable to form a judgment as to whether an ultimate outcome unfavorable to the Company is probable, possible or remote. Additionally, the Company is unable to determine the potential loss, if any, which might result to the Company if the outcome were unfavorable.
In May 2020, a former employee filed a complaint in the District of Columbia Superior Court to recover a specified amount in bonus payments he claims he was owed upon his termination, along with treble damages and recovery of attorneys’ fees. In August 2020, that former employee filed an amended complaint adding allegations of intentional infliction of emotional distress. In October 2020, the Company filed a Motion to Dismiss in D.C. Superior Court.  The former employee’s complaint named the Company and the Company’s CEO as defendants. The Company assumed the defense for and indemnified its CEO. Proceedings in the case were subsequently stayed until May 24, 2021 while the parties pursued global settlement discussions. On May 21, 2021, the former employee dismissed his claims without prejudice without having filed any response to the Company’s Motion to Dismiss. In October 2021, the Company entered into a Settlement Agreement and Release with the former employee resolving the claims asserted and, as of the date hereof, the Company considers this matter concluded.  In December 2020, the Company filed a complaint against the former employee and the former employee’s limited liability company in the United States District Court for the Eastern District of Virginia, naming several counts including violation of the Computer Fraud and Abuse Act, Defend Trade Secrets Act, DC Uniform Trade Secrets Act, tortious

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
interference with contractual and/or economic relations, breach of fiduciary duty, and unfair competition. On May 19, 2021, the defendants filed an Answer denying liability to the Company. In October 2021, the Company entered into a Settlement Agreement and Release with the former employee and the former employee’s limited liability company resolving the claims asserted, and thereafter the Company dismissed its complaint with prejudice.  As of the date hereof, the Company considers this matter concluded. No material consideration was transferred in settling this case.
In December 2019, BGOV LLC and CQ Roll Call, Inc. resolved a disagreement between the parties related to a Data Acquisition Agreement entered into by the parties on February 1, 2017. Pursuant to that resolution, the Company made a payment to BGOV of $1,150 in January 2020.
In December 2020, the Company filed an action against Quorum Analytics Inc. (“Quorum”) in the United States District Court for the District of Delaware alleging that Quorum is infringing two patents issued to the Company. Quorum filed a motion to dismiss on March 15, 2021. Quorum’s motion was argued on June 25, 2021. Following the argument, Judge Stark granted Quorum’s motion. The Company appealed the result from the district court to the Federal Circuit. On June 15, 2021, Quorum filed a complaint in the District of Columbia Superior Court against the Company and its subsidiary FactSquared, Inc. alleging the breach of a Data License Agreement dated April 15, 2019 between Quorum and FactSquared. On June 15 and 21, 2021, Quorum filed separate motions seeking the entry of a temporary restraining order requiring the Company and FactSquared to continue performing certain obligations under the Data License Agreement. The Company and FactSquared vigorously opposed Quorum’s claims and on June 28, 2021, following a hearing, the Court denied Quorum’s request for a temporary restraining order. On June 29, 2021, the Court entered a written Order memorializing its decision. In October 2021, the Company and Quorum entered into the Quorum Settlement Agreement resolving the foregoing matters.  Thereafter, the Company dismissed its appeal in the above-described patent litigation, and Quorum dismissed with prejudice its complaint in the Data License Agreement litigation. As of the date hereof, the Company considers these matters concluded.
In February 2021 the Company received an informal inquiry from the Committee on Foreign Investment in the United States (“CFIUS” or the “Committee”) regarding a reported investment in the Company by Renren, Inc. (“Renren”) in late 2020. In fact, no such investment occurred. Renren and investors affiliated with Renren are minority shareholders of the Company, but the most recent investment activity occurred in 2016. The Company has been communicating with the Committee regarding its inquiry, including providing information about Renren’s investment, and the Company has advised the Committee that it does not believe Renren’s investment activity constitutes a “covered transaction” under CFIUS’s rules in effect at the time. If CFIUS agrees, its informal inquiry may conclude with no further action. Under its regulations, if the Committee determines that an investment, not previously cleared by it, is a covered transaction, it can request that the parties submit a notification and undergo a formal review under 31 C.F.R. Part 800. At the conclusion of its review, CFIUS may clear the investment, require the parties to enter into an agreement to mitigate any unresolved national security concerns, or recommend that the President order the investor to divest its interest. The Company does not anticipate that any outcome resulting from this engagement with CFIUS on the Renren investment will have a material impact on the Company or its operations.
In February 2021, Quorum filed an action in the U.S. District Court for the District of Columbia against a current Company employee, alleging that such employee’s employment with the Company violated a non-compete agreement between such employee and Quorum, as former employer. The Company was not named as a defendant in the action, but agreed to indemnify the employee for up to $100,000 of costs and damages. The litigation was settled in May 2021 and is now concluded.
15. Subsequent Events
The Company has evaluated subsequent events through April 18, 2022, the date these financial statements were available to be issued.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
PPP loan forgiveness
On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 repayable. The Company has several options regarding the remaining unforgiven PPP Loan balance of $333, including to pay it off immediately, or payoff the remaining loan over up to a five-year period, or alternatively the Company can appeal the decision directly with the SBA with the intent to have the total $8,000 of PPP Loan balance forgiven. The Company expects to repay the remaining unforgiven PPP Loan balance over the next five years. As of December 31, 2021, the Company recorded $67 of the PPP Loan as short-term debt and $7,933 as long-term debt on the consolidated balance sheet.
Amendment to Predata Earnout Agreement
On February 12, 2022, the earnout period for Predata expired and it was determined Predata did not achieve the earnout thresholds. Accordingly, there will be no cash paid, or shares issued, to the sellers of Predata in the first quarter of 2022. From the date of acquisition through December 31, 2021 the Company had recognized $826 of non-cash expense related to the Predata earnout and had a total liability of $1,022 at December 31, 2021.
Amendment to the Senior Term Loan
On March 25, 2022 the Company entered into Amendment No. 11 to the Credit and Guaranty Agreement with the First Out Lender and the Last Out Lenders (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget and joined FrontierView as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses. Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder.
16. Events (Unaudited) Subsequent to the Date of the Report of Independent Registered Public Accounting Firm
Debt Commitment Letter
On May 9, 2022, FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote, entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with the Closing, which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote, Inc. and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of $150.0 million (including the refinancing of the $75.0 million of the First Out Term Loans outstanding as of March 31, 2022 under FiscalNote Inc.'s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter. The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
Amendments to the Business Combination Agreement
Concurrently with the signing of the Debt Commitment Letter on May 9, 2022, the parties to the Business Combination Agreement (as further described in Note 1) entered into the First Amendment to Business Combination Agreement to terminate the PIPE Subscription Agreement, reflect the Debt Commitment Letter, revise the minimum cash requirement, provide for listing on the NYSE or Nasdaq, extend the termination date, provide for bonus shares for DSAC common shareholders who elect not to redeem their DSAC shares, add an incremental earnout tranche , and conform all related references to the aforementioned changes within the Business Combination Agreement and ancillary agreements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Balance Sheets
As of March 31, 2022 and December 31, 2021
(in thousands, except shares, par value, and per share data)
	March 31, 2022	December 31, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$39,684	$32,168
Restricted cash	840	841
Accounts receivable, net	14,818	11,174
Costs capitalized to obtain revenue contracts, net	2,262	2,787
Deferred costs	4,067	2,643
Prepaid expenses and other current assets	6,705	4,685
Total current assets	68,376	54,298
Property and equipment, net	7,462	7,509
Capitalized software costs, net	8,841	7,480
Noncurrent costs capitalized to obtain revenue contracts, net	3,814	2,709
Operating lease assets	24,155	—
Goodwill	188,707	188,768
Customer relationships, net	59,939	61,644
Database, net	21,838	22,357
Other intangible assets, net	32,211	33,728
Total assets	$415,343	$378,493
Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Short-term debt and current maturities of long-term debt	$18,067	$13,567
Accounts payable	1,970	4,213
Accrued payroll	4,860	6,194
Accrued expenses	6,886	5,389
Deferred revenue, current portion	40,700	29,569
Customer deposits	1,720	3,568
Contingent liabilities from acquisitions, current portion	1,118	1,088
Operating lease liabilities, current portion	10,455	—
Other current liabilities	4,297	5,880
Total current liabilities	90,073	69,468
Long-term debt, net of current maturities	328,709	299,318
Convertible notes – related parties	18,945	18,295
Deferred tax liabilities	3,118	3,483
Deferred revenue, net of current portion	902	528
Deferred rent	—	8,236
Contingent liabilities from acquisitions, net of current portion	2,666	4,016
Sublease loss liability, net of current portion	—	2,090
Lease incentive liability, net of current portion	—	4,440
Operating lease liabilities, net of current portion	30,101	—
Other noncurrent liabilities	1,449	1,453
Total liabilities	475,963	411,327
Commitment and contingencies (Note 14)
Temporary equity
Redeemable, convertible preferred stock (Note 8)	440,821	449,211
Stockholders’ deficit:
Common stock ($0.00001 par value, 99,066,892 authorized shares at March 31, 2022 and December 31, 2021; 15,502,303 and 15,456,165 issued and outstanding at March 31, 2022 and December 31, 2021, respectively)	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(546)	(631)
Accumulated deficit	(500,895)	(481,414)
Total stockholders’ deficit	(501,441)	(482,045)
Total liabilities, temporary equity and stockholders’ deficit	$415,343	$378,493
See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
For the Three Months Ended March 31, 2022 and 2021
(in thousands, except shares and per share data)
	Three Months Ended March 31,
	2022	2021
Revenues:
Subscription	$22,779	$15,532
Advisory, advertising, and other	3,292	1,817
Total revenues	26,071	17,349
Operating expenses:
Cost of revenues	7,170	4,198
Research and development	6,018	5,255
Sales and marketing	9,497	6,839
Editorial	3,676	3,446
General and administrative	10,557	5,276
Amortization of intangible assets	2,608	2,141
Transaction (gains) costs	(1,045)	252
Total operating expenses	38,481	27,407
Operating loss	(12,410)	(10,058)
Interest expense, net	22,523	14,280
Change in fair value of warrant and derivative liabilities	1,338	5,243
Gain on PPP loan upon extinguishment	(7,667)	—
Other expense, net	121	34
Net loss before income taxes	(28,725)	(29,615)
Benefit from income taxes	(374)	(3,189)
Net loss	(28,351)	(26,426)
Other comprehensive gain	85	52
Total comprehensive loss	$(28,266)	$(26,374)
Net loss	$(28,351)	$(26,426)
Deemed contribution (dividend)	8,395	(7,108)
Net loss used to compute earnings per share	$(19,956)	$(33,534)
Net loss per share, basic and diluted	$(1.26)	$(2.95)
Weighted average shares used to compute earnings per share	15,802,078	11,368,238
See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (Unaudited)
For the Three Months Ended March 31, 2022 and 2021
(in thousands, except share data)
	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)
Change in redemption value of preferred stock	—	2,655	—	—	(2,655)	—	—	(2,655)
Exercise of stock options	—	—	94,867	—	94	—	—	94
Stock-based compensation expense	—	—	—	—	(34)	—	—	(34)
Issuance of preferred stock	849,270	9,802	—	—	252	—	(335)	(83)
Shares issued in business combinations	—	—	795,992	—	2,626	—	—	2,626
Capital distribution	—	—	—	—	(4,000)	—	—	(4,000)
Beneficial conversion feature, net of taxes	—	—	—	—	5,615	—	—	5,615
Net loss	—	—	—	—	—	—	(26,426)	(26,426)
Foreign currency translation gain	—	—	—	—	—	52	—	52
Balance at March 31, 2021	39,108,135	$251,420	11,316,443	$—	$7,706	$(11)	$(263,736)	$(256,041)
Balance at December 31, 2021	41,746,262	$449,211	15,456,165	$—	$—	$(631)	$(481,414)	$(482,045)
Change in redemption value of preferred stock	—	(8,390)	—	—	—	—	8,395	8,395
Exercise of stock options	—	—	46,138	—	—	—	215	215
Stock-based compensation expense	—	—	—	—	—	—	260	260
Net loss	—	—	—	—	—	—	(28,351)	(28,351)
Foreign currency translation gain	—	—	—	—	—	85	—	85
Balance at March 31, 2022	41,746,262	$440,821	15,502,303	$—	$—	$(546)	$(500,895)	$(501,441)
See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2022 and 2021
(in thousands)
	Three Months Ended March 31,
	2022	2021
Operating Activities:
Net loss	$(28,351)	$(26,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	286	310
Amortization of intangible assets and capitalized software development costs	4,431	3,118
Amortization of deferred costs to obtain revenue contracts	554	564
Non-cash operating lease expense	1,596	—
Stock-based compensation	260	(34)
Operating lease asset impairment	378	—
Contingent compensation expense	46	—
Bad debt expense (recovery)	(35)	33
Change in fair value of acquisition contingent consideration	(1,366)	—
Change in fair value of warrant and derivative liabilities	1,338	5,243
Deferred income tax benefit	(386)	(2,905)
Paid-in-kind interest	13,430	8,204
Non-cash interest expense	7,394	4,365
Gain on PPP loan forgiveness/debt extinguishment	(7,667)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,627)	(3,351)
Prepaid expenses and other current assets	(3,449)	(80)
Costs capitalized to obtain revenue contracts, net	(1,142)	(647)
Accounts payable	(2,282)	(267)
Accrued payroll	(1,328)	609
Accrued expenses	1,948	(964)
Deferred revenue	11,472	8,202
Customer deposits	(1,846)	(1,709)
Other current liabilities	(336)	(302)
Deferred rent	—	634
Lease liabilities	(1,984)	—
Sublease loss liability, net of current portion	—	(239)
Lease incentive liability, net of current portion	—	395
Other noncurrent liabilities	463	(248)
Net cash used in operating activities	(10,203)	(5,495)
Investing Activities:
Capital expenditures	(2,128)	(1,188)
Purchase of intangible assets	—	(23)
Cash paid for business combinations, net of cash acquired	—	(3,643)
Net cash used in investing activities	(2,128)	(4,854)
Financing Activities:
Proceeds from long-term debt, net of issuance costs	19,478	12,077
Proceeds from exercise of stock options	215	94
Net proceeds from issuance of preferred stock	—	5,356
Net cash provided by financing activities	19,693	17,527
Effects of exchange rates on cash	153	126
Net change in cash, cash equivalents, and restricted cash	7,515	7,304
Cash, cash equivalents, and restricted cash, beginning of period	33,009	45,020
Cash, cash equivalents, and restricted cash, end of period	$40,524	$52,324
See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)
For the Three Months Ended March 31, 2022 and 2021
(in thousands)
	Three Months Ended March 31,
	2022	2021
Supplemental Noncash Investing and Financing Activities:
Change in redemption value of preferred stock	$(8,390)	$2,655
PIK interest settled through issuance of additional convertible notes to noteholders	$4,134	$3,080
Fees payable to debt holders settled through increase of debt principal	$100	$3,080
Warrants issued in conjunction with long-term debt issuance	$436	$(83)
Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$—	$5,615
Issuance of preferred stock in conjunction with debt modification	$—	$4,363
Issuance of common stock as part of business acquisitions	$—	$2,626
Warrants issued in conjunction with long-term debt issuance	$—	$252
Property and equipment purchases included in accounts payable	$41	$28
Supplemental Cash Flow Activities:
Cash paid for interest	$1,341	$1,097
Cash paid for taxes	$57	$54
See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
1. Summary of Business and Significant Accounting Policies
Description of Business
FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is an information services company focused on global policy and market intelligence. By combining AI technology, expert analysis, and legislative, regulatory, and geopolitical data, FiscalNote is reinventing the way that organizations minimize risk and capitalize on opportunity. For organizations facing government impact, FiscalNote is the platform for professionals to plan and execute their organization’s government risk strategy. Organizations rely on the Company because of its accurate and real-time information, cutting-edge analytics, and ease of use. The Company is headquartered in Washington, D.C.
Business Combination Transaction
On November 7, 2021, (as amended on May 9, 2022; see Note 15 for further details), FiscalNote entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) with Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”).
Pursuant to the Business Combination Agreement, the parties will effect a business combination transaction (the “Business Combination”) by which (i) DSAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware, (ii) Merger Sub will be merged with and into FiscalNote, and (iii) FiscalNote will be the surviving corporation and exists as the New FiscalNote (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).
Immediately prior to the closing of the Business Combination, DSAC will implement a dual-class stock structure wherein its common stock will consist of Class A Common Stock, which will entitle the holders thereof to one vote per share on all voting matters, and Class B Common Stock, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Class A Common Stock but will entitle the holders thereof to higher voting rights on all voting matters.
The value of the aggregate equity consideration to be paid to the Company’s stockholders and optionholders will be equal to approximately $1.0 billion (the “Company Value”). At the Closing, each share of common stock and preferred stock of the Company that is issued and outstanding immediately prior to the effective time of the Closing will be cancelled and converted into the right to receive a number of shares of New FiscalNote common stock equal to an exchange ratio determined by dividing the Company Value by the aggregate fully diluted Company common stock (as such term is defined in the Business Combination Agreement). The shares of New FiscalNote common stock received as consideration by FiscalNote co-founders Timothy Hwang and Gerald Yao, will be Class B Common Stock, and will entitle Mr. Hwang and Mr. Yao with higher voting rights giving them at least 60% of the outstanding voting power of New FiscalNote immediately after the Closing.
At the Closing, each option to purchase FiscalNote common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of New FiscalNote’s Class A Common Stock in the manner set forth in the Business Combination Agreement. The stockholders and optionholders of the Company will also be entitled to receive the Earnout Shares (as defined in the Business Combination Agreement) dependent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement) based upon the trading price of New FiscalNote common stock after the Closing.
On May 9, 2022, FiscalNote, Inc, a wholly owned indirect subsidiary of the Company entered into a debt commitment letter with certain lenders providing for a senior secured term loan facility with an initial

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
principal amount of $150.0 million, consisting of (a) $75.0 million of incremental senior secured term loans to be funded concurrently with the closing of the Business Combination and (b) the refinancing of the Company’s existing First Out Loans in principal amount of $75.0 million as of March 31, 2022. Accordingly, the subscription agreements entered into by DSAC concurrently with the signing of the Business Combination Agreement to sell 10.0 million shares of Class A Common Stock to investors for $100.0 million were terminated. See Note 15 for further details.
In connection with the execution of the Business Combination Agreement, the Company and the DSAC sponsors have agreed to and executed a backstop agreement (the “Backstop Agreement”) pursuant to which the DSAC sponsors shall backstop any amounts redeemed by DSAC public redeemable shareholders up to 17.5 million shares. New FiscalNote will be able to sell Class A Common Stock to the DSAC sponsors up to the amount redeemed by the DSAC public redeemable shareholders for $10 per share, effectively guaranteeing the full amount of cash within the DSAC trust account will be available to New FiscalNote to effectuate its strategic plan.
In accordance with ASC 340, “Other Assets and Deferred Costs”, the Company has elected to defer costs that are direct and incremental to the proposed Business Combination during the period in which those costs were incurred. As of March 31, 2022 and December 31, 2021, the Company capitalized $4,067 and $2,643, respectively, of direct and incremental costs representing accounting, advisory, and legal advisory cost and recorded these costs as prepaid expenses and other current assets on the condensed consolidated balance sheet. The Company incurred $203 and $188 of non-capitalizable costs associated with the Business Combination for the three months ended March 31, 2022 and 2021, respectively.
Risks and Uncertainties
In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) as a pandemic. The rapid spread of COVID-19 and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy.
In view of the rapidly changing business environment, market volatility, and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine its future impact on the business. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company’s results of operations, financial condition, and cash flows.
On April 13, 2020, the Company received funding in the principal amount of $8,000 (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting since the COVID-19 outbreak.
On February 24, 2022, the U.S. Small Business Administration forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over the next five years. The Company recognized the forgiveness of the PPP Loan as a gain on debt extinguishment on the condensed consolidated statements of operations and comprehensive loss. As of March 31, 2022, the Company recorded $67 of the remaining PPP Loan as short-term debt and $266 as long-term debt on the condensed consolidated balance sheet.
Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current guidelines, the Company made a payment of $663 relating to the deferred Social Security Tax in December 2021, the remaining $663 of deferred Social Security Tax will be paid by December 31, 2022 and has been recorded as other current liabilities on the condensed consolidated balance sheet as of March 31, 2022.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Liquidity
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand, to meet its obligations as they become due.
The Company’s cash and cash equivalents was $39.7 million at March 31, 2022, compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $62.2 million (excluding cash) at March 31, 2022 and had an accumulated deficit of $500.9 million and $481.4 million as of March 31, 2022 and December 31, 2021, respectively, and has incurred net losses of $28.4 million and $26.4 million for the three months ended March 31, 2022 and 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On November 7, 2021, the Company signed the Business Combination Agreement with DSAC (amended on May 9, 2022) whereby through a series of transactions the Company will become a public company and expects to receive more than $100.0 million of net cash proceeds. The Company expects to consummate the merger transaction as contemplated by the Business Combination Agreement with DSAC in the second quarter of 2022. In the event the merger transaction does not close, the Company’s cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern accordingly, management would need to take significant actions to restructure the business and there can be no guarantees those actions would be successful.
Historically, the Company has funded operations by raising equity capital and debt financing and during the year ended December 31, 2021, the Company raised gross proceeds of $23.8 million in convertible debt financing, $12.7 million from a preferred share offering, $10.0 million from increasing the principal balance of the Senior Term Loan, $18.0 million from related party convertible debt, and $10.0 million promissory note from a third-party lender. On March 28, 2022, the Company received $20.0 million of cash from increasing its First Out Term Loan (see Note 7). These funds were partially used to execute management’s acquisition strategy, fund research and development costs related to the next generation technology transformation the Company started in 2020, and fund operational needs.
With the cash on hand at March 31, 2022, $8.0 million available to draw upon related to the 8090 Promissory Note (described further in Note 7), and the anticipated consummation of the Business Combination Agreement with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.
The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, through the transaction with DSAC, or at all, or execute on any other means of improving liquidity as described above.
Basis of Presentation
The accompanying condensed consolidated balance sheet as of March 31, 2022 and the condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
temporary equity and stockholders’ deficit and condensed consolidated statements of cash flows for the three months ended March 31, 2022 and 2021 are unaudited.
These condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of March 31, 2022, and its results of operations, including its comprehensive loss, temporary equity, stockholders’ deficit, and its cash flows for the three months ended March 31, 2022 and 2021. All adjustments are of a normal recurring nature. The results for the three months ended March 31, 2022 and 2021 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2022. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2021.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s condensed consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:
•
revenue recognition;

•
the average period of benefit associated with costs capitalized to obtain revenue contracts;

•
the fair value of assets acquired and liabilities assumed for business combinations;

•
the useful lives of intangible assets;

•
capitalization of software development costs;

•
valuation of financial instruments;

•
the fair value of certain stock awards issued;

•
the fair value of certain consideration issued as part of business combinations; and

•
the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions; and

•
the incremental borrowing rate used to calculate lease balances.

Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings, presence, and reach in various market segments. While the Company has offerings in

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.
Concentrations of Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the condensed consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the condensed consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.
No single customer accounted for more than 10 percent of the Company’s accounts receivable balance as of March 31, 2022 and December 31, 2021. No single customer accounted for 10 percent or more of total revenues during the three months ended March 31, 2022 and 2021. As of March 31, 2022 and December 31, 2021, assets located in the United States were approximately 93% and 92% percent of total assets, respectively.
Two vendors individually accounted for more than 10 percent of the Company’s accounts payable as of March 31, 2022 and December 31, 2021. During the three months ended March 31, 2022 and 2021, there was one vendor that represented more than 10 percent of the total purchases made.
Revenue Recognition
The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.
The Company determines the amount of revenue to be recognized through the application of the following steps:
(i)
identification of contracts with customers,

(ii)
identification of distinct performance obligations in the contract,

(iii)
determination of contract transaction price,

(iv)
allocation of contract transaction price to the performance obligations, and

(v)
determination of revenue recognition based on timing of satisfaction of the performance obligation(s).

The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Subscription Revenue
Subscription revenue is comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable regardless of the actual use and is recognized ratably over the non-cancellable contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.
The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.
The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.
Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying condensed consolidated balance sheets.
Advisory, Advertising, and Other Revenues
Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring in nature, although the Company may sell different advisory services to repeat customers. One-time advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.
Advertising revenue is primarily generated by delivering advertising in its own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Costs Capitalized to Obtain Revenue Contracts
The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately four years. The four-year amortization period was determined based on several factors, including the nature of the

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company updates its estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying condensed consolidated balance sheets.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Depreciation expense was $286 and $310 for the three months ended March 31, 2022 and 2021, respectively, and is recorded as part of the general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.
Capitalized Software Development Costs
The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying condensed consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Business Combinations
The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the condensed consolidated statement of operations and comprehensive loss.
Acquisition-Related Intangibles and Other Long-Lived Assets
The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s condensed consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Goodwill Impairment
Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed on October 1st. There were no impairments of long-lived assets and goodwill during 2021 and the three months ended March 31, 2022.
Leases
The Company determines if an arrangement is a lease or contains a lease at the inception of the contract. The Company’s leases include certain variable lease payments associated with non-lease components, such as common area maintenance costs and real estate taxes, which are generally charged based on actual amounts incurred by the lessor. The non-lease components, such as common area maintenance, are combined with the lease component to account for both as a single lease component.
Lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, and corresponding right-of-use assets, which represent the Company’s right to use an underlying asset for the lease term, are recognized at the commencement date of the lease based on the present value of fixed future payments over the lease term. The Company calculates the present value of future payments using a discount rate equal to the Company’s incremental borrowing rate. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term and lease expense relating to variable payments is expensed as incurred. The Company did not have any finance leases at both

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
January 1, 2022 (date of adoption) and at March 31, 2022. The Company records costs associated with leases within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.
The Company subleases certain leased office spaces to third parties and recognizes sublease income on a straight-line basis over the sublease term as an offset to lease expense as part of the general and administrative expense in the condensed consolidated statements of operations and comprehensive loss.
Stock-Based Compensation
The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and nonemployees.
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of the stock-based award is affected by subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees and nonemployees to hold their stock options and the expected dividend rate. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. The Company recognizes forfeitures in the period in which they occur. The assumptions used are as follows:
•
Fair value of common stock: Estimated by the Board of Directors based on third-party valuations of the Company’s common stock.

•
Risk-free interest rate: Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected remaining term of the options.

•
Volatility: Based upon the historical volatility of a peer group of publicly traded companies over the expected term.

•
Expected term: Estimated by taking the average of the vesting term and the contractual term of the option.

•
Dividend yield: The Company has not paid and does not expect to pay any dividends.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the condensed consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the condensed consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the condensed consolidated statements of operations and comprehensive loss for the period and historically have not been material.
Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.
Related Party Transactions
From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions include term loans, convertible debt, and convertible preferred stock for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.
Recent Accounting Pronouncements Not Yet Effective
In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.
In August 2020, the FASB issued ASU 2020-06 Debt — Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40) guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.
In October 2021, the FASB issued ASU 2021-08 Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.
The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its condensed consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842) guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company adopted ASU 2016-02 on January 1, 2022 using the effective date method. By applying ASU 2016-02 at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 continues to be in accordance with Leases (ASC 840). The Company elected the package of practical expedients which permits carrying forward historical accounting positions around lease identification, lease classification and initial direct costs for all leases commencing prior to January 1, 2022. The Company also made a policy election to not separate lease and non-lease components for all of its leases and to exclude leases with a term of 12 months or less at the commencement date from the lease asset and lease liability recognition and measurement requirements under ASC 842. Adoption of the standard on January 1, 2022 resulted in the recording of $25,912 of operating lease assets and $42,324 of operating lease liabilities. The difference between the operating lease assets and operating lease liabilities at transition represented previously recognized deferred rent, lease incentives, and sublease loss liabilities. The Company did not adjust the prior period balance sheets. Adoption of the standard did not impact our condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows. See Note 4 for required disclosures related to leases.
In December 2019, the FASB issued ASU 2019-12 Simplifying the Accounting for Income Taxes guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions, (iv) step-up in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The guidance is effective for the Company’s year beginning January 1, 2022. The Company adopted ASC 2019-12 on January 1, 2022. The adoption of this new guidance did not have a material impact on the Company’s condensed consolidated financial statements.
2. Revenues
Disaggregation of Revenue
The following table depicts the Company’s disaggregated revenue for the periods presented:
	Three Months Ended March 31,
	2022	2021
Subscription	$22,779	$15,532
Advisory	1,762	39
Advertising	618	663
Books	331	561
Other revenue	581	554
Total	$26,071	$17,349

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Revenue by Geographic Locations
The following table depicts the Company’s revenue by geographic operations for the periods presented:
	Three Months Ended March 31,
	2022	2021
North America	$23,199	$15,746
Europe	2,499	1,347
Australia	258	—
Asia	115	256
Total	$26,071	$17,349
Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the three months ended March 31, 2022 and 2021, revenue attributed to the United Kingdom represented approximately seven percent and five percent of total revenues, respectively. No other foreign country represented more than five percent of total revenue during the three months ended March 31, 2022 and 2021, respectively.
Contract Assets
The Company had contract assets of $1,618 and $1,475, as of March 31, 2022 and December 31, 2021, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the condensed consolidated balance sheets.
Deferred Revenue
Details of the Company’s deferred revenue for the periods presented are as follows:
Balance at December 31, 2020	$17,521
Deferred revenue acquired in Factsquared acquisition	2,340
Revenue recognized in the current period from amounts in the prior balance	(6,154)
New deferrals, net of amounts recognized in the current period	14,329
Effects of foreign currency	(56)
Balance at March 31, 2021	$27,980
Balance at December 31, 2021	$30,097
Revenue recognized in the current period from amounts in the prior balance	(14,940)
New deferrals, net of amounts recognized in the current period	26,510
Effects of foreign currency	(65)
Balance at March 31, 2022	$41,602
Costs to Obtain
During the three months ended March 31, 2022 and 2021, the Company capitalized $1,141 and $663 of costs to obtain revenue contracts and amortized $554 and $564 to sales and marketing expense, respectively. There were no impairments of costs to obtain revenue contracts for the three months ended March 31, 2022 and 2021, respectively.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Unsatisfied Performance Obligations
At March 31, 2022, the Company had $88,846 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.
3. Business Combinations
During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). In connection with the 2021 Acquisitions, the Company incurred $1,418 in transaction costs in 2021. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s condensed consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions has been finalized as of December 31, 2021.
The following table summarizes the Company’s acquisitions by region for the periods presented:
2021
North America	6
Europe	1
Australia	1
Asia	1
2021 Acquisitions
Oxford Analytica
On February 12, 2021, the Company acquired all of the outstanding capital stock of Oxford Analytica, an independent geopolitical analysis and advisory firm.
Fireside
On April 30, 2021, the Company acquired all of the outstanding membership interests of Fireside, a provider of SaaS constituent management workflow tools, digital communications, and IT support services to state and federal legislators and agencies.
Timebase
On May 7, 2021, the Company acquired all of the outstanding stock of Timebase, a provider of legislative research and tracking tools of Australian legislation.
Board.org
On June 3, 2021, the Company acquired all of the outstanding membership interests of Board.org, a membership company that creates and hosts confidential, vendor-free peer-to-peer communities.
Equilibrium
On June 25, 2021, the Company acquired all of the outstanding stock of Equilibrium, a technology company that has developed an industry-leading Environmental, Social, and Governance (“ESG”)

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
management automation software that enables enterprises to improve their ESG performance, carbon accounting and reporting with actionable insights through data and AI.
Predata
On June 30, 2021, the Company acquired all of the outstanding stock of Predata, a technology company whose products enable customers to glean insights about their strategic messaging efforts and discover anomalous trends in online attention to inform their perspectives on real-world geopolitical impact.
Curate
On August 27, 2021, the Company acquired all of the outstanding stock of Curate, a technology company that monitors local government decisions in municipalities across the United States and provides local civic intelligence services.
Forge
On September 9, 2021, the Company acquired all of the outstanding stock of Forge, a technology company that transforms unstructured data into structured, enriched, and computationally ready intelligence that enables analytics and predictive modelling for the finance industry.
FrontierView
On November 19, 2021, the Company acquired all of the outstanding membership interests of FrontierView, a market intelligence and advisory firm that provides clients across every sector of the global economy with a range of subscription offerings as well as custom research solutions to help clients make informed decisions to lead successful businesses.
Purchase Consideration
The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:
	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge(d)	FrontierView	Total
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock(a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration(b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests(c)	—	—	—	—	315	—	—	—	—	315
Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions, as follows: (i) 815,646 for Oxford Analytica, (ii) 1,061,770 for Equilibrium, (iii) 835,556 for Predata, (iv) 570,753 for Curate, and (v) 890,230 for Forge, respectively.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
(b)
Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions are eligible for additional contingent consideration consisting of: (i) up to 30,377 shares for Predata, (ii) up to 281,096 shares for Curate, and (iii) 164,983 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

(c)
The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

(d)
Forge acquisition includes a decrease of $64 in cash as a result of final working capital settlement.

Purchase Price Allocation for the 2021 Acquisitions
The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:
	Oxford Analytica	Fireside(a)	Timebase	Board.org(a)	Equilibrium	Predata	Curate	Forge(b)	FrontierView(a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	(441)	—	(475)	—	(835)	—	(609)	—	—	(2,360)
Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302
Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612
Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

(b)
Forge acquisition includes a decrease of $64 in goodwill as a result of its final working capital settlement.

Intangible assets
The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:
	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4 – 20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3 – 15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	926	153	—	267	—	664	—	—	239	2,249	3 – 20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10
Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239
Contingent liabilities from acquisitions
(a)
Contingent Consideration

The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the prevailing purchase agreements. The contingent consideration is payable to all selling shareholders in connection with Predata acquisition, Curate acquisition, and Forge acquisition, and it contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the condensed consolidated statement of operations and comprehensive loss. The following table summarizes the fair value of contingent consideration as of the date of the 2021 Acquisitions, as of December 31, 2021, and as of March 31, 2022, respectively:
	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434
Fair value of contingent consideration as of December 31, 2021	518	2,554	464	3,536
Changes to the fair value of contingent consideration	(518)	(631)	(217)	(1,366)
Fair value of contingent consideration as of March 31, 2022	$—	$1,923	$247	$2,170

(a)
Contingent Compensation

Certain of the 2021 Acquisitions also included contingent compensation payments in the form of cash and/or the Company’s common stock. The contingent compensation payments are generally scheduled to be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation payments on the date of acquisition is considered post-combination compensation expense and will be amortized ratably over the contingency period. The amount attributable to post-combination compensation will be adjusted based on changes to the fair value at each subsequent reporting period with changes being recorded as adjustments to compensation expense, accordingly. The following table summarizes the fair value of contingent compensation recognized and settled during the periods presented, and the liability balances as of the periods presented:

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	Equilibrium(a)	Predata(b)	Forge(c)	FrontierView(d)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)
Contingent compensation liability as of December 31, 2021	711	504	260	93	1,568
Contingent compensation recognized	(569)	(504)	39	1,080	46
Contingent compensation liability as of March 31, 2022	$142	$—	$299	$1,173	$1,614

(a)
Equilibrium contingent compensation consists of up to $4,000 in cash and 250,000 shares of the Company’s common stock.

(b)
Predata contingent compensation consists of up to $2,000 in cash and 141,080 shares of the Company’s common stock.

(c)
Forge contingent compensation consists of an employee retention bonus in the amount of $422 in cash and up to 385,017 shares of the Company’s common stock, all of which have been issued to two of the Forge employees at the closing. These shares are subject to clawback based on the earnout provisions.

(d)
Reflects the first contingent compensation threshold earned by the FrontierView employees as of March 31, 2022 that will be settled through the payment of $1,000 in the second quarter of 2022. The second contingent compensation threshold is also for $1,000 and subject to FrontierView achieving previously agreed upon revenue targets.

Acquisition of Aicel Technologies
On December 29, 2021, the Company entered into a definitive agreement to acquire Seoul, South Korea-based Aicel Technologies (“Aicel”) in exchange for 726,684 shares of the Company’s common stock subject to certain closing adjustments. Aicel leverages advanced technology to collect, refine, process, and deliver tailored data to customers, while powering a data exchange marketplace through its Data-as-a-Service model to enable third-party data providers and vendors to rapidly partner with Aicel to market new datasets quickly and efficiently. Pending regulatory review and customary closing conditions, the Aicel acquisition is expected to close in the second quarter of 2022.
Unaudited Pro Forma Financial Information
The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2021.
The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2021.
The unaudited pro forma financial information for the three months ended March 31, 2021 combine the historical results of the Company with the historical results of the 2021 Acquisitions for the period prior to the acquisition dates, and the effects of the pro forma adjustments discussed above. The unaudited pro forma financial information, in aggregate, is as follows:

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Three Months Ended March 31, 2021
Revenues:
Subscription	$21,287
Advisory, advertising, and other	3,348
Total revenues	24,635
Net loss	$(27,928)
Subscription revenue from the 2021 Acquisitions recognized by the Company during the three months ended March 31, 2021 totaled $582. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company during the three months ended March 31, 2021 totaled $274. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the three months ended March 31, 2021.
4. Leases
The Company has operating leases, principally for corporate offices under non-cancelable operating leases. The non-cancellable base terms of these leases typically range from one to nine years. The Company’s lease terms may include options to extend or terminate the lease. The period which is subject to an option to extend or terminate the lease is included in the lease term if it is reasonably certain that the option will be exercised.
The following table details the composition of lease expense for the period presented:
Three Months Ended March 31, 2022
Operating lease cost(a)	$2,442
Variable lease cost	88
Short-term lease cost	321
Total lease costs	$2,851
Sublease income	$(1,338)

(a)
Excludes operating lease assets impairment charge of $378 related to an unoccupied existing office space lease.

The following tables present the future minimum lease payments and additional information about the Company’s lease obligations as of March 31, 2022:
2022 (remaining)	$8,875
2023	8,658
2024	4,735
2025	4,812
2026	4,927
Thereafter	23,209
Total minimum lease payments	55,216
Less: Amounts representing interest	14,660
Net minimum lease payments	$40,556

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
March 31, 2022
Weighted average remaining lease term (in years)	7.7
Weighted average discount rate	8.2%
The following table presents supplemental cash flow information for the period presented:
March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$2,873
Supplemental noncash information on lease liabilities arising from obtaining operating lease assets:
Operating lease assets obtained in exchange for lease obligations	$217
In March 2022, the Company ceased use of excess office space under one of its existing leases, with the intent to sublease this space. In accordance with ASC 360, the Company evaluated the asset group for impairment, which included the associated operating lease asset for the office space, as the change in circumstances indicated the carrying amount of the asset group may not be recoverable. The Company compared the expected future undiscounted cash flows for the office space to the carrying amount and determined that it was impaired. The Company recognized the excess of the carrying value over the fair value of the asset group, which totaled $378, as an impairment expense as part of general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. The impairment charge resulted in a reduction of $378 to the operating lease asset.
In April 2021 the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). As of December 31, 2021, the sublease liability loss liability associated with this lease was $2,621.
In November 2021 the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 during the year ended December 31, 2021.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
5. Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:
	March 31, 2022			December 31, 2021			Weighted Average Remaining Useful Life (Years) March 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$34,121	$(13,885)	$20,236	$34,123	$(12,638)	$21,485	6.0
Customer relationships	79,473	(19,534)	59,939	79,474	(17,830)	61,644	9.5
Databases	29,140	(7,302)	21,838	29,142	(6,785)	22,357	10.6
Tradenames	11,135	(2,513)	8,622	11,159	(2,286)	8,873	10.9
Patents	694	(167)	527	513	(165)	348	18.4
Expert network	2,775	(521)	2,254	2,852	(417)	2,435	4.9
Content library	592	(20)	572	592	(5)	587	9.7
Total	$157,930	$(43,942)	$113,988	$157,855	$(40,126)	$117,729
Definite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $2,608 and $2,141 for the three months ended March 31, 2022 and 2021, respectively.
Amortization of developed technology was recorded as part of cost of revenues in the amount of $1,252 and $919 for the three months ended March 31, 2022 and 2021, respectively.
The expected future amortization expense for intangible assets as of March 31, 2022 is as follows:
2022 (remainder)	$11,523
2023	15,363
2024	14,555
2025	11,347
2026	11,083
Thereafter	50,117
Total	$113,988
Capitalized software development costs
Capitalized software development costs are as follows:
	March 31, 2022			December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$11,203	$(2,362)	$8,841	$9,270	$(1,790)	$7,480
During the three months ended March 31, 2022 and 2021, the Company capitalized interest on capitalized software development costs in the amount of $40 and $60, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues in the amount of $571 and

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
$290 for the three months ended March 31, 2022 and 2021, respectively. The estimated useful life is determined at the time each project is placed in service.
6. Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:
Balance at December 31, 2021	$188,768
Impact of foreign currency fluctuations	(61)
Balance at March 31, 2022	$188,707
7. Debt
The following tables provide details over the Company’s outstanding debt instruments:
	March 31, 2022
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount(a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$75,000	$—	$75,000	$670	$75,670	$—	$75,670
Last out term loan	38,500	16,920	55,420	(96)	55,324	—	55,324
Senior Secured Subordinated Promissory Note	78,527	13,372	91,899	(35,026)	56,873	28,714	85,587
8090 FV Subordinated Promissory Note	10,000	2,606	12,606	(1,333)	11,273	2,900	14,173
Convertible notes	100,842	26,811	127,653	(31,598)	96,055	4,452	100,507
Convertible notes – related parties	18,000	945	18,945	—	18,945	—	18,945
2021 seller convertible notes	9,396	135	9,531	(81)	9,450	—	9,450
2021 seller term notes	7,350	60	7,410	(1,678)	5,732	—	5,732
PPP loan	333	—	333	—	333	—	333
Total carrying value	$337,948	$60,849	$398,797	$(69,142)	$329,655	$36,066	365,721
Less: current portion							(18,067)
Total noncurrent debt							$347,654

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	December 31, 2021
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount(a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$55,000	$—	$55,000	$307	$55,307	$—	$55,307
Last out term loan	38,500	13,601	52,101	175	52,276	—	52,276
Senior Secured Subordinated Promissory Note	78,427	10,668	89,095	(38,999)	50,096	28,058	78,154
8090 FV Subordinated Promissory Note	10,000	—	10,000	(2,533)	7,467	2,400	9,867
Convertible notes	100,842	22,715	123,557	(33,433)	90,124	4,228	94,352
Convertible notes – related parties	18,000	295	18,295	—	18,295	—	18,295
2021 seller convertible notes	9,396	97	9,493	(88)	9,405	—	9,405
2021 seller term notes	7,350	44	7,394	(1,870)	5,524	—	5,524
PPP loan	8,000	—	8,000	—	8,000	—	8,000
Total carrying value	$325,515	$47,420	$372,935	$(76,441)	$296,494	$34,686	331,180
Less: current portion							(13,567)
Total noncurrent debt							$317,613

(a)
Includes unamortized discounts, premiums, final fee accrual and deferred financing fees.

a)
Senior Capital Term Loan Refinancing

In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Existing Lenders”, “Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “New Lenders”) entered into various agreements ultimately providing for the Company to refinance its existing long-term debt agreement (the “Existing Credit Agreement”). The transactions are collectively referred to as the “Refinancing” and the amended debt as the “Senior Term Loan.”
The Refinancing occurred within Amendment No. 8 to the Existing Credit Agreement. In this transaction the Existing Lenders sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of the Company’s Series F Preferred Stock owned by the Existing Lenders, to Arrowroot in a loan assignment agreement. Midcap Financial assigned its role as agent under the Existing Credit Agreement to Runway in an agency assignment agreement. As part of the Amendment No. 8, the Company issued Runway warrants to purchase common stock of the Company. Further, the New Lenders entered into an agreement to assign the relevant loan amounts to each of the New Lenders in an agreement among lenders. Runway is the First Out Lender and Arrowroot, CFIC and Corbel are collectively the Last Out Lenders.
Senior Term Loans
The purchased amount of the Existing Credit Agreement was a total of $75,263 comprised of: (a) Runway for $42,500, (b) Arrowroot for $26,763, and (c) CFIC and Corbel for $6,000. The Company obtained additional loans of $8,237 concurrently with the Refinancing increasing the Senior Term Loan balance to $83,500. Substantially all of the Company’s assets are pledged as collateral pursuant to the terms of the Senior Term Loan.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Senior Term Loan is senior to all outstanding debt of the Company. The maturity date of the Senior Term Loan is August 21, 2023. On April 15, 2022 the Company is required to begin making monthly principal payments to the First Out Lender for $1,500, plus accrued interest.
The Company has accounted for the Refinancing as an extinguishment of the Existing Credit Agreement and recognized a debt extinguishment loss of $1,866 during the fourth quarter of 2020. Additionally, the Senior Term Loan has been deemed a syndicated debt agreement and is accounted for as two separate debt instruments: (i) the First Out Term Loan and (ii) the Last Out Term Loan. Each of these loans have differing terms and conditions as outlined below.
On September 30, 2021 the Company entered into Amendment No. 9 to the Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021. The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred.
On March 25, 2022 the Company entered into Amendment No. 11 to the Senior Term Loan (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget and joined FrontierView as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses totaling $522 ($403 of which were expensed during the three months ended March 31, 2022 with the remaining $119 capitalized as debt issuance costs). Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder. As part of Amendment No. 11, the Company issued the Last Out Lenders warrants to purchase common stock of the Company that have been accounted for as additional deferred financing costs and recorded as liability. The grant date fair value of the warrants issued to the Last Out Lenders was $436. The Company accounted for Amendment No. 11 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and third-party fees expensed as incurred. The First Out Term Loan had a carrying balance of $75,670 as of March 31, 2022.
First Out Term Loan
The Company is required to pay the First Out Lender monthly cash interest on the First Out Term Loan. In the event of a default, there is a 5% default interest rate on the First Out Term Loan. The Company is required to pay the First Out Lender fees of $450 and an exit fee of $3,000, including all financing expenses.
The First Out Term Loan contains a contingent default interest and a variable interest credit basis swap that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
A warrant to purchase 194,673 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
the Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offsetting deferred financing cost, in the amount of $562 (see Note 8).
Last Out Term Loans
The Company is required to pay the Last Out Lenders Payment-in-Kind (“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. In the event of a default, there is a 5% default interest rate on the Last Out Term Loans. The Company paid the Last Out Lender fees totaling $193, which was deducted from the initial principal amount. The Company is also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount, as well as financing expenses capped at $300.
The Last Out Term Loans contain a $193 original issue discount. This discount was recorded at issuance against the loan principal and is subsequently being amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.
The Last Out Term Loan contains a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
The Last Out Lenders are entitled to 1.5 times their invested capital, or 25% per annum, comprised of 13% PIK interest and 12% PIK fees. In the event of the prepayment of the Last Out Term Loan, the Series F preferred stock will be repurchased by the Company.
Warrants to purchase a total of 100,000 shares of common stock (the “Last Out Lender Warrants”) were issued to three Last Out Lenders, Arrowroot, CFIC, and Corbel. The Last Out Lender Warrants were issued as an additional fee in connection with the Refinancing under Amendment No. 11. The Company has classified the Last Out Lender Warrants as liability and recorded them at their initial fair values, with offsetting deferred financing costs, in the aggregated amount of $436 (see Note 8).
Senior Term Loan Costs
The Company incurred direct and incremental costs (including the fair value of the First Out Lender Warrant and the fair value of the Last Out Lender Warrants) related to the Senior Term Loan. These costs have been allocated to the First Out Term Loan and to the Last Out Term Loans as shown in the table above. The costs have been recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the Senior Term Loan. The debt will initially be classified as current and/or long-term based on the contractual maturities. The Company will continually monitor the subjective acceleration clauses and determine if the long-term classification continues to be appropriate.
Series F Preferred Stock
The Company determined that there was no impact on the condensed consolidated financial statements resulting from the transfer of the Series F Preferred Stock from the Existing Lenders to the new Last Out Lenders. The Last Out Lenders purchased the Series F Preferred Stock from the Existing Lenders concurrently with the purchase of the outstanding loans. The preferred stock will continue to be accounted for as temporary equity at its redemption value. If and when the preferred stock is repurchased by the Company, it will be accounted for as part of the extinguishment of the debt at that point in time.
b)
Senior Secured Subordinated Promissory Note

The Economist Group (“TEG”) Seller Note & Equity Sale
In August 2018 and as part of the consideration for the 2018 CQRC Acquisition, the Company entered into a Subordinated Promissory Note (the “Original TEG Seller Note”) for $58,557 with TEG. The Original

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
TEG Seller Note bore PIK interest at 12.577%, which was added to the outstanding principal balance. All principal and accrued and unpaid interest was due on maturity at February 21, 2024 or upon acceleration upon a defined event of default. The Original TEG Seller Note was subordinated to the Apollo Credit Facility and subsequently to the Senior Term Loan.
On December 29, 2020, TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of the Original TEG Seller Note due to TEG liquidity issues.
SPV purchased 9,385 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which includes the principal and accrued interest paid-in-kind of $48,960.
The Company did not receive any payment as a result of the TEG Transactions. The Company also amended and restated the New GPO Note to provide for, among other things, the addition of various conversion options. The New GPO Note continues to bear PIK interest at 12.577%. In the event of default, there is contingent interest of 5%. As part of the TEG Transactions, Urgent Capital LLC (“Urgent”) was named the administrative manager. Parties to the loan were required to pay all expenses of GPO and Urgent, capped at $250.
The New GPO Note is convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO has the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO has the optional right, during the 90-day period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO has the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent.
Promissory Note
The embedded conversion option (“ECO”) in the New GPO Note contains both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as a conversion feature while those settleable in a variable number of shares are evaluated as a redemption feature.
The New GPO Note contains a beneficial conversion feature (“BCF”) initially valued at $34,078 ($33,228 net of taxes). This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.
The redemption feature is required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder, contingent upon future qualified financing, contingent upon a change in control, etc.) and generally are at a

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
25% discount to future qualified offering price or based on a fixed future pre-money enterprise value of approximately $818,000.
No other embedded features required bifurcation.
Series E Preferred Shares
The SPV purchase of outstanding Series E PS from TEG is a transaction between the Company Shareholders and as such there is no financial statement adjustment required. There was a contingent arrangement fee which does not require an adjustment to the condensed consolidated financial statements until such time as the occurrence is deemed probable and estimable. The Company will re-evaluate the probability of occurrence of each event on a quarterly basis. If any of the contingent fees become probable or is received, a shareholder capital contribution will be recorded as an increase to additional paid-in capital in the condensed consolidated statements of changes in temporary equity and stockholders’ deficit.
c)
8090 FV Subordinated Promissory Note

On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that also allows the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. 8090 FV LLC is required to provide the Company with the aforementioned funds within thirty days upon request. The 8090 Note bears PIK interest at 12.5% to be accrued beginning on March 1, 2022. The 8090 Note is subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest is collectively “the Payoff Amount”. The 8090 Note matures on the earlier of (i) a Deemed Liquidation Event and (ii) September 30, 2024. Upon maturity the 8090 FV LLC shall receive the greater of (i) the Payoff Amount and (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest that has accrued. The Company incurred transaction expenses of $192 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note. The Company started accruing for the ongoing interest and exit fee as interest expense each period on March 1, 2022 and recorded monthly interest expense to accrete for the final payment fee of $5,000 beginning on January 1, 2022.
The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events require bifurcation as embedded derivative liabilities (put rights) and will be accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were initially valued at $2,400 as of December 31, 2021. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method. The liability will be marked-to-market each balance sheet period with the change being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.
The Company recorded total interest expense of $3,864 during the three months ended March 31, 2022. The Company also recorded the second tranche commitment fee of $80 as an operating expense during the three months ended March 31, 2022.
d)
Convertible Notes

During the year ended December 31, 2021, the Company received gross proceeds of $59,680 from the issuance of convertible promissory notes (collectively the “Convertible Notes”, individually for each tranche by year as “2021 Convertible Notes” or “2021 Notes”, “2020 Convertible Notes” or “2020 Notes”, and “2019 Convertible Notes” or “2019 Notes” for the 2019 convertible promissory notes issuance) in various private placements to accredited investors.
The Convertible Notes can generally be classified into four distinct groupings with similar terms. The Convertible Notes generally have maturities between one and five years, bear PIK interest ranging from

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
6-15% per annum and are convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders generally have various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.
Certain embedded contingent redemption rights are reflected as derivative liabilities and are accounted for at fair value with changes in fair value reflected in the condensed consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives is being amortized as additional interest expense over the terms of the Convertible Notes.
The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, are deferred and amortized as additional interest expense over the terms of the Convertible Notes.
The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of the dates presented:
	March 31, 2022
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$5,256	$(986)	$1,086	$775	$2,172	$22,169
2020 Notes	59,681	(1,027)	18,281	(14,111)	285	3,735	—	66,843
2021 Notes	23,841	(214)	3,274	(21,224)	45	3,493	2,280	11,495
Total	$100,842	$(4,695)	$26,811	$(36,321)	$1,415	$8,004	$4,452	$100,507
	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556
Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352
The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $5,931 and $2,964 for the three months ended March 31, 2022 and 2021, respectively.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder), contingent upon future qualified financing, contingent upon a change in control, and generally are at a 15% to 20% discount to future qualified offering price or are based on a fixed future pre-money enterprise value ranging from $197,500 to $1,000,000.
Certain of the 2021 Notes contain a beneficial conversion feature initially valued at $5,895 ($5,615 net of taxes) as of March 31, 2021 and at $15,252 ($14,449 net of taxes) as of December 31, 2021. This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.
During the three months ended March 31, 2022 and 2021, $4,134 and $3,080 of PIK interest was settled through issuance of additional Convertible Notes to the noteholders.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
A summary of the Convertible Notes, by grouping, follows:
	Group A	Group B	Group C	Group D(a)	Total
Principal amount	$95,412	$430	$1,000	$4,000	$100,842
Maturity year	2025	2024	2024	2024
Annual interest rate	15%	6%	7%	1%
Conversion options:
At the holders’ option	X			X
Automatic upon contingent event	X	X	X	X
Variable conversion prices with discounts	X		X	X
Embedded features:
Borrower prepayment right				X
Lender automatic redemption right	X
Lender contingent redemption right	X
Registration rights	X

(a)
Interest rate was reset to 1% on March 1, 2021 effective prospectively from an original interest rate of 15% set at inception.

The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 549,484 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee will be amortized as additional interest expense over the term of the note using the effective interest method.
The holder of $1,700 of the Convertible Notes issued in 2019 entered into an agreement with the Trust. After a three-year period from the date of the issuance of the 2019 Convertible Notes, provided any amount under the 2019 Convertible Notes is outstanding and the holder converts the 2019 Convertible Notes, the holder has the option to sell the underlying preferred shares to the Trust at the price greater than the fair market value of the preferred shares or the outstanding principal amount plus accrued PIK interest. The Trust is obligated to buy the shares or identify an alternative buyer. The Company estimates that the value of this put option is immaterial, as the put option effectively provides an earlier maturity date and the market will have ready buyers for the underlying preferred shares.
e)
FrontierView Convertible Notes

Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC FiscalNote-B, LLC and a $3,000 convertible note with Skyone Capital Pty Limited, respectively (collectively the “FrontierView Convertible Notes”). Keith

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Nilsson, a director of FiscalNote, is managing director of XC FiscalNote-B, LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the condensed consolidated balance sheet. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at $27,000 in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.
The FrontierView Convertible Notes contain embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The embedded conversion options in the FrontierView Convertible Notes contain both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.
The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company is a private company and its shares are not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options do not meet the net settlement criteria and thus, they do not meet the definition of a derivative. Any contingent beneficial conversion features will be measured (using the commitment date stock price) and recorded upon occurrence of the contingency event (conversion event and/or change of control).
The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore has not assigned any value to the embedded redemption features as of March 31, 2022 and December 31, 2021. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.
During the three months ended March 31, 2022, the Company recorded $650 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%. At March 31, 2022, the Company had loan balance of $18,945 for the FrontierView Convertible Notes.
f)
2021 Seller Notes

During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):
Fireside21
On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).
The Fireside Promissory Notes (i) provide for interest at the applicable federal rate (“AFR”) (0.89% at issuance), (ii) mature on the earlier of May 31, 2024 or upon an event of default, (iii) provide for no payments until maturity, (iv) allow the Company to prepay in whole or in part from time to time, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The Fireside Convertible Notes (i) provide for interest at the AFR (0.89% at issuance), (ii) provide for automatic conversion into 848,564 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in capital.
The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $214 during the three months ended March 31, 2022.
Timebase
On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).
The Timebase Convertible Notes (i) provide for PIK interest of 4%, (ii) mature on the earlier of July 31, 2024 or an event of default, (iii) provide for automatic conversion upon a conversion event, (iv) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes shall convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.
The Company incurred total interest expense related to the Timebase Convertible Notes of $28 during the three months ended March 31, 2022.
Board.org
On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).
The Board.org Convertible Notes (i) provide for interest at the AFR (1.02% at issuance), (ii) provide for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provide for no payments until maturity, and (iv) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes shall convert into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in capital.
The Company incurred total interest expense related to the Board.org Convertible Notes of $11 during the three months ended March 31, 2022.
g)
PPP loan

On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. On February 14, 2022, the SBA forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The company recognized the forgiveness of PPP Loan as a gain on debt extinguishment on the condensed consolidated statements of operations and comprehensive

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
loss. As of March 31, 2022, the Company recorded $67 of the remaining PPP Loan as short-term debt and $266 as long-term debt on the condensed consolidated balance sheet.
Total Debt
The Company was in compliance with all debt covenants as of March 31, 2022.
The following table summarizes the total estimated fair value of the Company’s debt as of March 31, 2022 and December 31, 2021, respectively. These fair values are deemed Level 3 liabilities within the fair value measurement framework.
	March 31, 2022	December 31, 2021
First out term loan	$76,664	$56,960
Last out term loan	48,100	47,358
Senior secured subordinated promissory note	75,496	73,274
8090 FV Subordinated Promissory Note	14,883	14,597
Convertible notes	205,126	198,179
Convertible notes – related parties	25,848	25,510
2021 seller convertible notes	23,335	23,648
Total	$469,452	$439,526
8. Stockholders’ Deficit and Temporary Equity
Common Stock
As of March 31, 2022 and December 31, 2021, the Company had 99,066,892 shares of its $0.00001 par value common stock authorized, of which 15,502,303 and 15,456,165 shares were issued and outstanding, respectively.
Preferred Stock (Temporary Equity)
The following details the Company’s outstanding preferred stock as of the dates presented:
	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series A redeemable, convertible preferred stock ($0.00001 par value, 12,851,709 authorized)	12,851,709	12,851,709	$140,341	$143,168
Series B redeemable, convertible preferred stock ($0.00001 par value, 4,349,416 authorized)	4,336,912	4,336,912	47,359	48,313
Series C redeemable, convertible preferred stock ($0.00001 par value, 3,630,822 authorized)	3,630,822	3,630,822	39,649	40,447
Series C-1 Redeemable, Convertible Preferred Stock ($0.00001 Par Value, 1,750,000 authorized)	1,452,330	1,452,330	15,859	16,179
Series D redeemable, convertible preferred stock ($0.00001 par value, 1,912,410 authorized)	1,912,410	1,912,410	25,000	25,000

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series D-1 redeemable, convertible preferred stock ($0.00001 par value, 709,495 authorized)	709,495	709,495	7,748	7,899
Series E redeemable, convertible preferred stock ($0.00001 par value, 9,385,200 authorized)	9,385,200	9,385,200	102,486	104,739
Series F redeemable, convertible preferred stock ($0.00001 par value, 48,979,987 authorized)	6,760,409	6,760,409	49,552	50,639
Series G redeemable, convertible preferred stock ($0.00001 par value, 1,929,130 authorized)	706,975	706,975	12,827	12,827
Total temporary equity	41,746,262	41,746,262	$440,821	$449,211

The Company recognized changes in the redemption value of its redeemable, convertible preferred stock of $(8,395) and $2,655 for the three months ended March 31, 2022 and 2021, respectively, as a deemed dividend.
During the three months ended March 31, 2021, the Company sold 299,786 shares of its Series G redeemable, convertible preferred stock, par value $0.00001 (the “Series G Convertible Preferred Stock”) for gross proceeds of $5,438 and incurred offering costs of $201. In connection with the issuance of a portion of the Series G Convertible Preferred Stock, one investor received warrants to acquire 75,327 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series G Warrants”). $252 of the gross proceeds were allocated to the Series G Warrants.
Board of Directors
The holders of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
For as long as at least 4,600,000 shares of Series E Convertible Preferred Stock are outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
The holders of common stock, voting as a separate class, shall be entitled to elect three members of the Company’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. There are two Independent Directors who shall be individuals mutually agreed upon by the Common Directors and the Series A Directors.
Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class and on an as-converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
Voting
Except as otherwise specified in the Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion
Each share of preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion rate for such share immediately prior to either (i) the closing of a deSPAC transaction, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 or equivalent non-US exchange, as amended, covering the offer and sale of the Company’s common stock, provided that the offering price per share is not less than two times the Original Issue Price ($5.779) of the Series F Convertible Preferred Stock, and the aggregate net proceeds (after deduction of underwriters’ discounts and commissions) to the Company are not less than $50,000,000.
Effective on November 5, 2021, the Company adopted its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other matters, increased the conversion price of the Company’s Series F Preferred Stock from $5.779 to $8.625 per share. As a result, upon an automatic conversion of the Series F Preferred Stock in accordance with applicable terms of the Certificate of Incorporation, each then-outstanding share of Series F Preferred Stock would convert into shares of Common Stock at a conversion rate of 0.67. In connection with the adoption of the Certificate of Incorporation, the Company issued an aggregate of 2,230,938 additional shares of Series F Preferred Stock to the existing holders thereof to offset the reduction in the conversion rate. The Certificate of Incorporation also decreased the liquidation preference of the Series F Preferred Stock to $3.871 to reflect the anticipated additional issuances of the Series F.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series D Convertible Preferred Stock and Series D-l Convertible Preferred Stock may optionally convert, upon receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series D and Series D-l then outstanding (voting as a single class and on an as- converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series E Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series E Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series F Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series F Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Each share of Series G Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series G Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.
Redemption
Each class of preferred stock has a redemption clause that states that any time on or after August 20, 2023, and at the election of the holders of a majority of the then outstanding shares of the applicable class of preferred stock, the Company shall redeem, out of funds legally available, all (not less than all) outstanding shares of the applicable class of preferred stock owned by the electing holders (other than holders of Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock that have expressly opted out of participation in such redemption), which have not been converted into common stock in three (3) equal installments. The Company shall redeem such shares of preferred stock by paying in cash an amount per share equal to the greater of (i) the fair market value per share as of the date of election of or (ii) the original issue price for such share of preferred stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned.
Dividends
The Company cannot make any distributions with respect to the common stock or the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series G Convertible Preferred Stock) (collectively the “Junior Preferred Stock”) unless dividends on the Series F Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock or other Junior Preferred Stock unless dividends on the Series E Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock unless dividends on the Junior Preferred Stock have been declared and have been paid or set aside for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on common stock payable solely in common stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the common stock and preferred stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. Dividends are non-cumulative. Payments of dividends to the holders of the Junior Preferred Stock (other than holders of Series E Convertible Preferred Stock) shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series thereof. No dividends have been declared through March 31, 2022.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:
Prior and in preference, first the holders of the Series F Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series F Convertible Preferred Stock.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Prior and in preference, second the holders of the Series E Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series E Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series E Convertible Preferred Stock.
Prior and in preference, third the holders of the Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock.
Prior and in preference, fourth the holders of the Series C Convertible Preferred Stock and C-1 Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the Common Stock and Junior Preferred Stock (except for Series G Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock.
Prior and in preference, fifth the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and all other series of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
All shares of the Company’s preferred stock are classified as temporary equity due to contingent redemption features and are initially recorded at fair value. Because the Company has determined that it is probable that the preferred stock will become redeemable, the preferred stock is accreted to its redemption value (which is the greater of its fair value or liquidation value) at each reporting date with the change in redemption value recorded through additional paid-in capital and accumulated deficit.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Warrants
As of March 31, 2022, the following warrants were outstanding:
Warrant Holder	Underlying Shares	Exercise Price	Issuance Date	Expiration Date	Balance Sheet Classification
Comerica	12,504 Shares of Series B	$2.40	June 2015	June 2025	Liability
Eastward	100,000 Shares of common stock	$1.75	January 2017	January 2027	Liability
Runway	194,673 Shares of common stock	$0.01	October 2020	October 2030	Equity
Series G Investor	75,327 Shares of common stock	$0.01	February 2021	February 2024	Equity
Last Out Lenders	100,000 Shares of common stock	$10.16	March 2022	March 2032	Liability
At March 31, 2022 and December 31, 2021 the fair value of the Comerica Warrant was $111 and $112, respectively. At March 31, 2022 and December 31, 2021 the fair value of the Eastward Warrant was $869 and $909, respectively. At March 31, 2022, the fair value of the Last Out Lenders Warrants was $436.
9. Stock-Based Compensation
In 2013, the Company adopted the 2013 Equity Incentive Plan (as amended from time to time) (the “2013 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants.
Under the 2013 Equity Plan, the Company has issued stock option awards, restricted stock units, performance stock units, and other restricted stock awards. Regardless of the type of award issued, any shares issued under the 2013 Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No awards may be issued more than 10 years after the 2013 Equity Plan’s effective date. In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.
In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 7,508,023 to 10,358,023 shares of common stock.
Stock Option awards
Stock options are exercisable at prices, as determined by the Board of Directors, generally equal to the fair value of the Company’s common stock at the date of grant and generally have a term of 10 years. Stock options granted to employees generally vest over a four-year required service period, with an initial vesting period of 12 months for 10 percent of the grant, then an additional 20 percent vesting quarterly over the next 12 months, and the remaining 70 percent of the shares vesting quarterly on a ratable basis over the remaining 24 months. Stock options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company upon forfeiture or expiration.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Performance Stock Units
In February 2021, the Company granted various executives a total of 2,446,260 performance stock units that vest upon the occurrence of a successful public company listing and the Company’s stock price achieving certain price targets. The aggregate grant-date fair value of these executive performance stock units was estimated to be $2,300. As of March 31, 2022, there were 2,233,472 performance stock units outstanding with estimated grant date fair value of $2,213. No compensation expense has been recognized because both vesting conditions have not been met as of March 31, 2022.
At March 31, 2022, there was $6,120 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.
Restricted Stock Units
Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense associated with such restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). The restricted stock unit awards granted to date vest in equal annual installments over up to a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the 2013 Equity Plan).
Since 2020, the Company granted restricted stock units to certain board members, certain advisors, and various executives under the 2013 Equity Plan. The restricted stock units entitle recipients to receive a number of shares of the Company’s common stock over a vesting period, or upon the occurrence of a successful public company listing and fulfillment of required service period of two or four years as specified in the applicable restricted stock unit agreement.
As of March 31, 2022, there were 612,912 restricted stock units outstanding under the 2013 Equity Plan. At March 31, 2022, there was $4,738 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately three years.
The following table includes the total stock compensation expense the Company recognized over all stock-based awards in the condensed consolidated statements of operations and comprehensive loss for the periods presented:
	Three Months Ended March 31,
	2022	2021
Cost of revenues	$10	$2
Research and development	54	69
Sales and marketing	47	29
Editorial	23	19
General and administrative	126	(153)
Total	$260	$(34)
10. Transaction (Gains) Costs
The Company incurred the following transaction gains and costs related to acquired businesses and the planned initial public offering (IPO) via a business combination contemplated through the Business Combination Agreement for the periods presented:

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
	Three Months Ended March 31,
	2022	2021
Transaction costs related to acquired businesses	$72	$64
Non-capitalizable IPO costs	203	188
Change in contingent consideration liabilities	(1,366)	—
Contingent compensation expense	46	—
Total	$(1,045)	$252
11. Earnings (Loss) Per Share
Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of its preferred shares to redemption value and beneficial conversion features, as applicable. Diluted earnings per share considers the impact of potentially dilutive securities. The Company’s potentially dilutive securities included convertible preferred stock, convertible debt, stock options, and stock purchase warrants.
Following is the reconciliation of net loss to net loss available to common stockholders used in the basic and diluted loss per share calculation for the periods presented:
	Three Months Ended March 31,
	2022	2021
Net loss	$(28,351)	$(26,426)
Deemed contribution (dividend) – change in redemption value of preferred stock	8,395	(2,655)
Deemed contribution (dividend) – in conjunction with convertible debt modification	—	(4,000)
Deemed contribution (dividend) – preferred stock issuance	—	(453)
Net loss used to compute earnings per share	$(19,956)	$(33,534)
For the three months ended March 31, 2022 and 2021, diluted loss per share was calculated similarly to basic loss per share because the impact of all potential dilutive common shares was anti-dilutive. Potentially dilutive securities consisting of the Company’s stock options, the Convertible Notes, the New GPO Note, the related party convertible notes, 2021 seller convertible notes, the Comerica Warrants, the Eastward Warrants, the Last Out Lender Warrants, and the convertible Preferred Stock totaling 85.5 million and 73.8 million were excluded from the calculation of dilutive earnings per share during the three months ended March 31, 2022 and 2021, respectively, as their inclusion would have been anti-dilutive.
12. Provision for Income Taxes
Effective Tax Rate
The Company computes its year-to-date provision for income taxes by applying the estimated annual effective tax rate to year-to-date pre-tax income or loss and adjusting the provision for discrete tax items recorded in the period. For the three months ended March 31, 2022, the Company reported a tax benefit of $374 on a pre-tax loss of $28,725, which resulted in an effective tax rate of 1.30%. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, an inclusion of global intangible low-taxed income (“GILTI”), disallowed interest expense, non-includible income relating to the forgiveness of the Company’s

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Paycheck Protection Program (“PPP”) loan, non-includible income relating to a fair value adjustment on contingent consideration, non-includible income for debt premium amortization relating to an equity transaction, and other nondeductible expenses. During the three months ended March 31, 2022, the Company had discrete items relating to the change in the deferred state rate on the beginning balance of deferred taxes and exercises of stock options.
For the three months ended March 31, 2021, the Company reported a tax benefit of $3,189 on a pretax loss of $29,615, which resulted in an effective tax rate of 10.77 percent. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense and other nondeductible expenses. During the three months ended March 31, 2021, the Company had a significant discrete item relating to the impact of changes in state tax rates on the Company’s deferred tax assets.
Unrecognized Tax Benefits and Other Considerations
The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company’s tax audits progress in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future. For the three months ended March 31, 2022, the Company reported an uncertain tax position totaling $639 relating to a state tax filing position. In addition, the Company derecognized $89.3 deferred tax liabilities relating to historically reported R&D credits as the statute of limitations had expired. The Company has the following activities relating to unrecognized tax benefits for the periods presented:
	Three Months Ended March 31,
	2022	2021
Beginning balance	$728	$110
Gross increases – tax positions in prior periods	—	—
Gross decreases – tax positions in prior periods	—	(21)
Gross increases – tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	(89)	—
Ending balance	$639	$89
13. Fair Value Measurements and Disclosures
Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:
•
Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•
Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Contingent liabilities from acquisitions:   The Company values contingent consideration and compensation related to business combinations using a weighted probability calculation of potential

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues and cash collected (see Note 3).
Warrant liabilities:   The Company values the Comerica Warrants, the Eastward Warrants, and Last Out Lender Warrants using the Black-Scholes option pricing model (see Note 8).
Embedded redemption features:   Since 2019, the Company has issued the following instruments (see details in Note 7) that contain certain redemption features that are required to be bifurcated as embedded derivatives and measured at fair value on a recurring basis: (a) Convertible Notes; (b) New GPO Note; (c) 8090 Note; (d) FrontierView Convertible Notes.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. At March 31, 2022 the contingent consideration and compensation relates to the acquisitions of Equilibrium, Curate, Forge, and FrontierView. The Company estimated the fair value of the Equilibrium, Curate, Forge, and FrontierView contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of March 31, 2022:
	Equilibrium	Curate	Forge	FrontierView
Risk premium	9.00%	9.00%	12.00%	9.00%
Risk free rate	1.12%	1.46%	1.37%	1.14%
Revenue volatility	30.00%	30.00%	40.00%	30.00%
Expected life (years)	1.3	2.1	1.8	1.3
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2021:
	Equilibrium	Predata	Curate	Forge	FrontierView
Risk premium	8.00%	6.00%	9.00%	11.00%	8.00%
Risk free rate	0.53%	0.06%	0.62%	0.73%	0.38%
Revenue volatility	30.00%	20.00%	30.00%	40.00%	30.00%
Expected life (years)	1.4	0.1	1.7	2.0	1.6
The Comerica Warrants and Eastward Warrants are recorded in other current liabilities and are classified as Level 3 in the fair value hierarchy.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The fair value of the Comerica Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:
	March 31, 2022	December 31, 2021
Series B preferred stock fair value	$10.92	$11.14
Time to maturity (years)	3.3	3.5
Risk-free interest rate	2.45%	1.04%
Volatility	59%	56%
Exercise price	$2.40	$2.40
The fair value of the Eastward Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:
	March 31, 2022	December 31, 2021
Common stock fair value	$10.16	$10.66
Times to maturity (years)	4.8	5.0
Risk-free interest rate	2.42%	1.26%
Volatility	53%	49%
Exercise price	$1.75	$1.75
The Last Out Lender Warrants are classified as Level 3 in the fair value hierarchy. The fair value of the Last Out Lender Warrants (see Note 7) as of the issuance date is calculated using the Black-Scholes calculation with the following inputs:
March 31, 2022
Common stock fair value	$10.16
Times to maturity (years)	3.3
Risk-free interest rate	2.51%
Volatility	59%
Exercise price	$10.16
The Company uses a probability-weighted expected return method (“PWERM”) for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, and probability and timing of possible exit scenarios. Based on the terms and provisions of the Convertible Notes, the New GPO Note, the 8090 FV Note, and the FrontierView Convertible Notes, the Company utilized a PWERM to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of March 31, 2022 and December 31, 2021. The respective amounts of the embedded redemption liabilities are reflected on a combined basis with the notes in the condensed consolidated balance sheets.
The fair value of the respective notes with the derivative features is compared to the fair value of a note excluding the derivative features, which is calculated based on the present value of the future cash flows (a “with and without” methodology). The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.
The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the respective notes derivative liabilities included:
•
The probability-weighted conversion discount is based on the contractual terms of respective notes agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
•
The remaining term was determined based on the remaining time period to maturity of the related respective notes with embedded features subject to valuation (as of the respective valuation date).

•
The Company’s equity volatility estimate was based on the historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective notes.

•
The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•
The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective notes.

The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of March 31, 2022 by level within the fair value hierarchy:
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$1,000	$—	$2,784	$3,784
Liability classified warrants	$—	$—	$1,416	$1,416
Embedded redemption features on Convertible Notes	$—	$—	$4,452	$4,452
Embedded redemption features on Promissory Note	$—	$—	$28,714	$28,714
Embedded redemption features on 8090 FV Note			$2,900	$2,900
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Liability classified warrants	$—	$—	$1,021	$1,021
Embedded redemption features on Convertible Notes	$—	$—	$4,228	$4,228
Embedded redemption features on Promissory Note	$—	$—	$28,058	$28,058
Embedded redemption features on 8090 FV Note			$2,400	$2,400

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
The following table summarizes changes in fair value of the Company’s Level 3 liabilities during the periods presented:
	Contingent Liabilities from Acquisitions	Liability Classified Warrants	Embedded Redemption Features in Convertible Notes	Embedded Redemption Features in Promissory Note	Embedded Redemption Features in 8090 FV Note
Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—
Derivative liabilities at issuance date	—	—	6,553	—	—
Settlement	(276)	—	—	—	—
Change in fair value included in the determination of net loss(a)	—	(11)	—	2,759	—
Balance at March 31, 2021	$—	$319	$17,358	$22,366	$—
Balance at December 31, 2021	$5,104	$1,021	$4,228	$28,058	$2,400
Liability classified warrants at issuance date	—	436	—	—	—
Contingent consideration at issuance date	—	—	—	—	—
Contingent compensation	46	—	—	—	—
Change in fair value included in the determination of net loss(a)	(1,366)	(41)	224	656	500
Earned cash contingent compensation transferred to Level 1	(1,000)	—	—	—	—
Balance at March 31, 2022	$2,784	$1,416	$4,452	$28,714	$2,900

(a)
The change in contingent liabilities from acquisitions is recorded as transaction costs on the condensed consolidated statements of operations and comprehensive loss.

Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The Company has no financial assets and liabilities measured at fair value on a non-recurring basis.
Non-Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company has no non-financial assets and liabilities measured at fair value on a recurring basis.
Non-Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring basis when an impairment has occurred. Excluding the impairment of operating lease asset related to certain unoccupied office space as disclosed in Note 4, no other impairment events were identified during the three months ended March 31, 2022 and 2021.
Excluding a total of $2,500 earned cash contingent compensation related to Predata and FrontierView being transferred from Level 3 to Level 1 during the three months ended March 31, 2022, there were no other transfers of assets or liabilities between levels during the three months ended March 31, 2022 and 2021.
Changes to fair value are recognized as income or expense in the condensed consolidated statements of operations and comprehensive loss.

FISCALNOTE HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (continued)
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
14. Commitments and Contingencies
Legal Proceedings
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our condensed consolidated financial position, results of operations or cash flows.
15. Subsequent Events
The Company has evaluated subsequent events through May 23, 2022, the date these condensed consolidated financial statements were available to be issued.
Debt Commitment Letter
On May 9, 2022, FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote, entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with the Closing, which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote, Inc. and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of $150.0 million (including the refinancing of the $75.0 million of the First Out Term Loans outstanding as of March 31, 2022 under FiscalNote Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter. The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
Amendments to the Business Combination Agreement
Concurrently with the signing of the Debt Commitment Letter on May 9, 2022, the parties to the Business Combination Agreement (as further described in Note 1) entered into the First Amendment to Business Combination Agreement to terminate the PIPE Subscription Agreement, reflect the Debt Commitment Letter, revise the minimum cash requirement, provide for listing on the NYSE or Nasdaq, extend the termination date, provide for bonus shares for DSAC common shareholders who elect not to redeem their DSAC shares, add an incremental earnout tranche , and conform all related references to the aforementioned changes within the Business Combination Agreement and ancillary agreements.

Annex A-1
AGREEMENT AND PLAN OF MERGER
by and among
DUDDELL STREET ACQUISITION CORP.,
GRASSROOTS MERGER SUB, INC.,
and
FISCALNOTE HOLDINGS, INC.
dated as of November 7, 2021

A-1-1

A-1-i

A-1-ii

A-1-iii

PAGE
Section 12.12. Publicity	A-1-68
Section 12.13. Severability	A-1-68
Section 12.14. Disclosure Schedules	A-1-68
Section 12.15. Enforcement	A-1-68
Section 12.16. Non-Recourse	A-1-69
Section 12.17. DSAC Legal Representation	A-1-69
Section 12.18. Company Legal Representation	A-1-69
ANNEXES
Annex A — Form of Newco Certificate of Incorporation	A-1
Annex B — Form of Newco Bylaws	B-1
Annex C — Voting and Support Agreement	C-1
Annex D — Sponsor Letter Agreement	D-1
Annex E — Backstop Agreement	E-1
Annex F — Form of Amended and Restated Registration Rights Agreement	F-1
Annex G — Certificate of Merger	G-1
Annex H — Form of Incentive Equity Plan	H-1
Annex I — Form of Employee Stock Purchase Plan
Annex J — Form of Letter of Transmittal
Annex K — Form of Lock up Agreement

A-1-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of November 7, 2021, is entered into by and among Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”), and FiscalNote Holdings, Inc., a Delaware corporation (the “Company”). DSAC, Merger Sub and the Company are referred to herein as the “Parties.” Section 1.01 sets forth definitions in respect of certain capitalized terms used in this Agreement, as well as cross-references to capitalized terms defined elsewhere in this Agreement.
RECITALS
WHEREAS, DSAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, at least one day prior to the Closing, upon the terms and subject to the conditions of this Agreement, DSAC will domesticate as a Delaware corporation (“Newco”) in accordance with the DGCL and the Cayman Islands Companies Act (the “Domestication”);
WHEREAS, concurrently with the Domestication, DSAC will file a certificate of incorporation (the “Newco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Annex A hereto, which will, among other things, implement a dual-class stock structure wherein Newco’s common stock will consist of Newco Class A Common Stock, which will entitle the holders thereof to one vote per share on all voting matters, and Newco Class B Shares Common Stock, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Newco Class A Common Stock but will entitle the holders thereof to twenty-five (25) votes per share on all voting matters (the “Dual-Class Stock Structure”), and adopt bylaws substantially in the form attached as Annex B hereto;
WHEREAS, at least one day following the Domestication Effective Time, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation and continue its existence under the DGCL;
WHEREAS, the respective boards of directors or equivalent governing bodies of each of the DSAC Parties and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Newco Common Stock in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act and the DGCL, as applicable;
WHEREAS, prior to the Merger, DSAC will provide an opportunity to its shareholders to have their issued and outstanding DSAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of DSAC, effective as of October 28, 2020 (as may be amended, restated or otherwise modified from time to time, the “DSAC Governing Document”), in connection with the transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to DSAC’s willingness to enter into this Agreement, certain Company Shareholders have entered into a Voting and Support Agreement with DSAC attached as Part I or Part II of Annex C hereto (the “Voting and Support Agreement”);
WHEREAS, promptly following the effectiveness of the Registration Statement, the Company will obtain the approval of this Agreement and the transactions contemplated hereby, including the Company Recapitalization and the Merger, by Company Shareholders comprising the Required Company Shareholders pursuant to a written consent in form and substance reasonably acceptable to DSAC (the “Company Shareholder Approval”), and deliver a copy of the Company Shareholder Approval to DSAC;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) DSAC, Sponsor, the Company, and the other persons named therein and party thereto, have entered into a Sponsor Letter Agreement attached as Annex D hereto (the “Sponsor Letter Agreement”), and (ii) DSAC and certain investment funds affiliated to Sponsor (the “Backstop Parties”) have entered into a Backstop Agreement attached as Annex E hereto (the “Backstop Agreement”);
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, DSAC will cause the Registration Rights Agreement, dated November 2, 2020, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Annex F hereto (the “Amended and Restated Registration Rights Agreement”);
WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the PIPE Investors and DSAC have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 10,000,000 shares of Newco Class A Common Stock at the Reference Price immediately prior to the Effective Time (the “PIPE Financing” and the aggregate amount of the PIPE Financing, the “PIPE Financing Amount”);
WHEREAS, prior to the Closing, in order to facilitate the consummation of the transactions contemplated hereby (including the Merger and the implementation of the Dual-Class Stock Structure), the Company will be recapitalized such that, immediately prior to the Merger Effective Time, the Company’s authorized capital stock shall consist solely of Company Class A Shares and Company Class B Shares (the “Company Recapitalization”); and
WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (i) the Domestication will qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the DSAC Parties and the Company agree as follows:
ARTICLE 1
Certain Definitions
Section 1.01.   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquisition Transaction” has the meaning given to such term in Section 9.11.
“Action” means any claim, action, suit, investigation, litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under applicable Tax Law).
“Affiliate Transactions” has the meaning given to such term in Section 5.21(c)(iii).
“Agreement” has the meaning given to such term in the preamble hereto.
“Aggregate Consideration” means a number of shares of Newco Common Stock equal to the quotient of (a) the Company Value, divided by (b) ten dollars ($10.00).

A-1-2

“Amended and Restated Registration Rights Agreement” has the meaning given to such term in the recitals hereto.
“Ancillary Agreements” means the Voting and Support Agreement, the Sponsor Letter Agreement, the Backstop Agreement, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreements, the Letters of Transmittal, the Newco Certificate of Incorporation, the Newco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.
“Announcement 8-K” has the meaning given to such term in Section 9.08.
“Annual Financial Statements” has the meaning given to such term in Section 5.07(a).
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act or any rules or regulations thereunder, the U.K. Bribery Act, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Pubic Officials in International Business Transactions, and all other Applicable Laws regarding anti-corruption and bribery or illegal payments or gratuities.
“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.23(e).
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Appraisal Shares” has the meaning given to such term in Section 4.06(a).
“Audited Financial Statements” has the meaning given to such term in Section 9.04(c).
“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all DSAC Share Redemptions), plus (ii) the net amount of proceeds actually received by DSAC pursuant to the PIPE Financing, plus (iii) if applicable, the net amount of proceeds actually received by DSAC pursuant to the Backstop Agreement, minus (iv) the lesser of (A) the Company Transaction Expenses and (B) $5,000,000, minus (v) the lesser of (A) the DSAC Transaction Expenses and (B) $30,000,000.
“Backstop Agreement” has the meaning given to such term in the recitals hereto.
“Backstop Amount” means up to $175,000,000 in proceeds from the sale by DSAC to the Backstop Parties of up to 17,500,000 shares of Newco Class A Common Stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, contingent upon the terms of and subject to the conditions set forth in the Backstop Agreement.
“Backstop Parties” has the meaning given to such term in the recitals hereto.
“Business Combination” has the meaning given to such term in the DSAC Governing Document.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

A-1-3

“Certificate of Merger” has the meaning given to such term in Section 3.01(a).
“Closing” has the meaning given to such term in Section 3.03.
“Closing Company Cash” means all cash and cash equivalents held by the Company and its Subsidiaries immediately prior to the Closing.
“Closing Company Indebtedness” means all Indebtedness of the Company and its Subsidiaries immediately prior to the Closing.
“Closing Date” has the meaning given to such term in Section 3.03.
“Closing Press Release” has the meaning given to such term in Section 9.08.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning given to such term in the preamble hereto.
“Company Benefit Plan” has the meaning given to such term in Section 5.15(a).
“Company Board” means the board of directors of the Company.
“Company Class A Common Stock” means Class A common stock, par value $0. 00001 per share, of the Company.
“Company Class B Common Stock” means Class B common stock, par value $0. 00001 per share, of the Company.
“Company Common Stock” means common stock, par value $0.00001 per share, of the Company.
“Company Convertible Note” means any Subordinated Convertible Promissory Note issued by the Company (the holder of any such Company Convertible Note, a “Company Noteholder”).
“Company Cure Period” has the meaning given to such term in Section 11.01(d).
“Company Designees” has the meaning given to such term in Section 9.06.
“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to DSAC concurrently with the execution and delivery of this Agreement.
“Company Equity Plan” means the FiscalNote, Inc. 2013 Equity Incentive Plan, as amended.
“Company Equity Securities” means Equity Securities in the Company.
“Company IT Systems” means any and all computers, Software, servers, workstations, routers, hubs, switches, racks, PCs, laptops, terminals, data communications lines and all other information technology assets, systems or equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, used or held for use by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Laws or GAAP, or regulatory policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships with customers, suppliers or employees; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or

A-1-4

contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil unrest or terrorism, changes in global, national, regional, state or local political or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, epidemic or pandemic (including the COVID-19 Pandemic), and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the prior written request of DSAC or omitted to be taken to the extent attributable to DSAC unreasonably withholding its consent pursuant to Section 7.01; or (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.
“Company Options” means each outstanding and unexercised option to purchase shares of common stock of the Company issued pursuant to the Company Equity Plan, whether or not then vested or fully exercisable, granted prior to the Effective Time to any current or former Service Provider of the Company (each such Service Provider, a “Company Optionholder”).
“Company Permits” has the meaning given to such term in Section 5.11(b).
“Company PII” means any and all Personal Data that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.
“Company Preferred Stock” means (A) Series A preferred stock, par value $0.00001 per share, of the Company, (B) Series B preferred stock, par value $0.00001 per share, of the Company, (C) Series C preferred stock, par value $0.00001 per share, of the Company, (D) Series C-1 preferred stock, par value $0.00001 per share, of the Company, (E) Series D preferred stock, par value $0.00001 per share, of the Company, (F) Series D-1 preferred stock, par value $0.00001 per share, of the Company, (G) Series E preferred stock, par value $0.00001 per share, of the Company, (H) Series F preferred stock, par value $0.00001 per share, of the Company and (I) Series G preferred stock, par value $0.00001 per share, of the Company.
“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personal Data.
“Company RSU” means each outstanding and unexercised right to acquire shares of common stock of the Company issued pursuant to any restricted stock unit agreement issued pursuant to the Company Equity Plan, whether or not then vested or fully exercisable, granted prior to the Effective Time (each Company RSU holder, a “Company RSU Holder”).
“Company Shareholder Approval” has the meaning given to such term in the recitals hereto.
“Company Shareholders” means the holders of Company Shares.
“Company Shares” means shares of Company Common Stock and shares of Company Preferred Stock.
“Company Shares Outstanding” means, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding Company Shares (taking into account the Company Shares issued or issuable immediately prior to Closing as a result of any exercise or conversion of Company Equity Securities contingent upon the Closing); and (ii) the number of shares of Company Common Stock issued or issuable upon the exercise of all Vested Company Options and Company Warrants

A-1-5

and settlement of Vested Company RSUs and conversion of Company Convertible Notes, if any, that have not, and will not immediately prior to Closing, be converted.
“Company Transaction Expenses” means (i) all of the fees, costs and expenses incurred by the Company solely in connection with, in anticipation of or incident to the negotiation, execution, and delivery of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to the Company, including all fees, costs and expenses payable to attorneys, financial advisors or accountants, and all obligations under any engagement letter or other agreement or understanding with J.P. Morgan Securities LLC or any other investment bank or broker, and (ii) all payments by the Company to obtain any third party consent required under any Contract of the Company in connection with the consummation of the transactions contemplated by this Agreement.
“Company Value” means an amount equal to (i) $1,000,000,000 plus (ii) the aggregate exercise price payable with respect to each Vested Company Option and Company Warrant.
“Company Waiving Parties” has the meaning given to such term in Section 12.17.
“Company Warrants” means each outstanding and unexercised warrant to purchase Company Shares (each holder of a Company Warrant, a “Company Warrantholder”).
“Completion 8-K” has the meaning given to such term in Section 9.08.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 20, 2021, by and between DSAC and the Company.
“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.
“COVID-19 Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19), and any evolutions, mutations or variations thereof or any other related or associated public health condition, emergency, epidemics, pandemics or disease outbreaks.
“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).
“DGCL” means the Delaware General Corporation Law.
“Domestication” has the meaning given to such term in the recitals hereto.
“Domestication Effective Time” has the meaning given to such term in Section 2.01.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations issued and effective thereunder.
“DSAC” has the meaning given to such term in the preamble hereto.
“DSAC Board Recommendation” has the meaning given to such term in Section 6.02(c).
“DSAC Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of DSAC.
“DSAC Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of DSAC.
“DSAC Common Warrant” means a right to acquire DSAC Ordinary Shares that was included in the units sold as part of DSAC’s initial public offering.
“DSAC Cure Period” has the meaning given to such term in Section 11.01(e).

A-1-6

“DSAC Disclosure Schedule” means the confidential disclosure schedule delivered by DSAC to the Company concurrently with the execution and delivery of this Agreement.
“DSAC Extraordinary General Meeting” has the meaning given to such term in Section 9.05(a).
“DSAC Financials” has the meaning given to such term in Section 6.08(b).
“DSAC Governing Document” has the meaning given to such term in the recitals hereto.
“DSAC Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of the DSAC Parties to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform their agreements or covenants hereunder.
“DSAC Material Contract” has the meaning given to such term in Section 6.14.
“DSAC Ordinary Shares” means DSAC Class A Ordinary Shares and DSAC Class B Ordinary Shares.
“DSAC Parties” has the meaning given to such term in the preamble hereto.
“DSAC Share Redemption” means the election of an eligible (as determined in accordance with the DSAC Governing Document) Pre-Closing DSAC Holder to exercise its DSAC Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.
“DSAC Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (ix) of the definition thereof), in each case, by at least two-thirds of votes cast by the holders of DSAC Ordinary Shares at the DSAC Extraordinary General Meeting, or such other standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the DSAC Governing Document.
“DSAC Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Article 163 of the DSAC Governing Document.
“DSAC Sponsor Warrant” means a right to acquire DSAC Ordinary Shares that was issued to Sponsor in a private placement as part of DSAC’s initial public offering.
“DSAC Transaction Expenses” means (i) all of the fees, costs and expenses incurred by the DSAC Parties in connection with, in anticipation of or incident to the negotiation, execution, and delivery of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to the DSAC Parties, including all fees, costs and expenses payable to attorneys, financial advisors or accountants, and all obligations under any engagement letter or other agreement or understanding with Citigroup Global Markets Inc., J.P. Morgan Securities LLC or any other investment bank or broker, and (ii) all payments by any DSAC Party to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, DSAC Transaction Expenses shall (i) include all deferred initial purchaser and underwriting compensation incurred by DSAC in connection with its initial public offering, and (ii) not include any Company Transaction Expenses.
“DSAC Warrants” means DSAC Common Warrants and DSAC Sponsor Warrants.
“Earnout Issuance Number” means that number of shares of Newco Class A Common Stock equal to 3% of the number of shares of Newco Common Stock outstanding immediately after Closing.
“Earnout Period” means the time period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.
“Earnout RSUs” means a restricted stock unit in respect of one share of Newco Class A Common Stock issued in accordance with Section 4.11(e).
“Earnout RSU Share” means a share of Newco Class A Common Stock issued in settlement of an Earnout RSU in accordance with Section 4.11(e).

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“Earnout Shares” means the shares of Newco Class A Common Stock issued to the applicable Eligible Company Equityholders in accordance with Section 4.11(a).
“Effective Time” has the meaning given to such term in Section 3.03.
“Eligible Company Equityholders” means, with respect to a Triggering Event, each holder, as of immediately prior to the Effective Time, of (i) a Company Share, (ii) a Company Option, (iii) a Company RSU, or (iv) a Company Warrant. The Eligible Company Equityholders with respect to a Triggering Event shall include the holder of a Company Option to the extent (a) the Converted Option related to such Company Option was vested upon the Effective Time, (b) the Converted Option related to such Company Option became vested after the Effective Time but prior to such Triggering Event, as applicable, or (c) the Converted Option related to such Company Option remained outstanding but unvested as of such Triggering Event, as applicable. The Eligible Company Equityholders with respect to a Triggering Event shall not include the holder of a Company Option or Company RSU to the extent the Converted Option or Converted RSU related to such Company Option or Company RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, as applicable, regardless of whether, at the time of such forfeiture, the Converted Option or Converted RSU was vested or unvested.
“Environmental Laws” means any Applicable Law relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.
“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.
“ERISA” has the meaning given to such term in Section 5.15(a).
“Exchange Act” has the meaning given to such term in Section 6.08(a).
“Exchange Agent” has the meaning given to such term in Section 4.07(a).
“Exchange Agent Agreement” means an exchange agent agreement in customary form to be entered into between Newco and the Exchange Agent.
“Exchange Pool” has the meaning given to such term in Section 4.07(a).
“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) the Reference Price.
“Financial Statements” has the meaning given to such term in Section 5.07(a).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, governmental department, governmental agency or instrumentality, court, arbitral body or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, or NASDAQ or any self-regulatory organization or arbitral body (public or private) , or any public international organization.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

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“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Identified Company Indebtedness” means the Indebtedness of the Company set forth in Section 1.01(a) of the Company Disclosure Schedule, in the payment amounts as of the Closing Date as determined in accordance with Section 4.01.
“Incentive Equity Plan” has the meaning given to such term in Section 9.09.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), and (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated by this Agreement in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.
“Insurance Policy” means all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement.
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including any and all of the following: (i) patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations of any of the foregoing),), (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos, social media accounts and any and all other indications of origin, including all goodwill associated therewith, (iii) designs copyrights, works of authorship (including Software), mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential and proprietary information, including processes, data, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) rights of publicity and privacy, (vii) all registrations and applications (whether provisional, pending or final) to register, and renewals of any of the foregoing,

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and all common law rights thereto, and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“International Plan” means any Company Benefit Plan that is not a US Plan.
“Intended Tax Treatment” has the meaning given to such term in Section 9.03(a).
“Interim Financial Statements” has the meaning given to such term in Section 5.07(a).
“Interim Period” has the meaning given to such term in Section 7.01.
“Labor Contract” has the meaning given to such term in Section 5.12(a)(v).
“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption of any Equity Securities by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of any Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; or (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above.
“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used (but not owned in fee simple) by the Company or any of its Subsidiaries.
“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Annex J hereto, with such additional changes as may be reasonably acceptable to each of DSAC and the Company.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, licenses, options, rights of first refusal, rights of first offer or other lien or similar adverse claim of any kind in respect of such property or asset.
“Lock-Up Agreement” means a Lock-Up Agreement substantially in the form attached as Annex K hereto entered into between DSAC and any Company Shareholder after the date hereof pursuant to Section 4.07(b).
“Merger” has the meaning given to such term in Section 3.01(a).
“Merger Sub” has the meaning given to such term in the preamble hereto.
“Minimum Cash” means $190,000,000.
“NASDAQ” means the NASDAQ Stock Exchange.
“Newco” has the meaning given to such term in the recitals hereto.
“Newco Board” has the meaning given to such term in Section 9.06.

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“Newco Bylaws” has the meaning given to such term in Section 2.02.
“Newco Certificate of Incorporation” has the meaning given to such term in the recitals hereto.
“Newco Class A Common Stock” means Class A common stock of Newco, as set forth in the Newco Certificate of Incorporation.
“Newco Class B Common Stock” means Class B common stock of Newco, as set forth in the Newco Certificate of Incorporation.
“Newco Common Stock” means Newco Class A Common Stock and Newco Class B Common Stock.
“Newco Common Warrant” has the meaning given to such term in Section 2.03(c).
“Offer Documents” has the meaning given to such term in Section 9.04(b).
“Open Source Software” means Software that (i) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (ii) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) the Apache Software Foundation License, (B) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (C) The Artistic License (e.g., PERL), (D) the Mozilla Public License, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), (G) the Sun Industry Standards License (SISL), (H) Affero General Public License (AGPL), (I) Common Development and Distribution License (CDDL) or (J) any license or distribution agreements or arrangements now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on directory.fsf.org/ or any successor website thereof.
“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law).
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.
“Parties” has the meaning given to such term in the preamble hereto.
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“Per Share Earnout Consideration” means, with respect to each Triggering Event, a number of shares of Newco Common Stock equal to (i) the Earnout Issuance Number, divided by (ii) the sum of (A) the Company Shares Outstanding, plus (B) the number of shares of Company Common Stock issued or exercisable upon the exercise of all Unvested Company Options and settlement of Unvested Company RSUs as of immediately prior to the Closing (excluding any such Unvested Company Options and Unvested Company RSUs to the extent the applicable Earnout RSUs issued with respect to such Unvested Company Option or Unvested Company RSU has been forfeited and not reallocated pursuant to Section 4.11(e) prior to such Triggering Event).
“Per Share Equity Value” means the quotient obtained by dividing (i) the Company Value, by (ii) the Company Shares Outstanding.
“Per Share Merger Consideration” means (i) other than as provided in clause (ii), with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time, a number of shares of Newco Class A Common Stock equal to the Exchange Ratio and (ii) with respect to any share of Company Class B Common Stock, a number of shares of Newco Class B Common Stock equal to the Exchange Ratio.

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“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, in the Ordinary Course of Business in connection with the termination of employment of any employee of the Company or its Subsidiaries, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other ordinary course compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business or (iii) any payments made by the Company or any of its Subsidiaries to a Related Party in the Ordinary Course of Business pursuant to any of the Affiliate Transactions, or (iv) any Tax payable by the Company or any of its Subsidiaries as a result of any of clauses (i) through (iii) above.
“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been made in accordance with GAAP, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, covenants, rights of way, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the ownership, operation, value, or present uses of such real property, (v) statutory, common law and contractual Liens of landlords with respect to leased real property and the rights of lessors under any leases, (vi) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company, (vii) Liens that do not materially interfere with the present ownership, value or use of the assets of the Company or the rights of the Company under its licenses or leases, individually or in the aggregate, and (vii) Liens described on Section 1.01(b) of the Company Disclosure Schedule.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Data” means all data that identifies a natural individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying or location an individual.
“PIPE Financing” has the meaning given to such term in the recitals hereto.
“PIPE Financing Amount” has the meaning given to such term in the recitals hereto.
“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant (and signatory) to a PIPE Subscription Agreement entered into with DSAC on or prior to the date hereof.
“PIPE Subscription Agreements” has the meaning given to such term in the recitals hereto.
“PPP Loans” means those certain loans listed on Section 1.01(c) of the Company Disclosure Schedule.
“Pre-Closing DSAC Holders” means, at any time, the Members (as defined in the DSAC Governing Document) of DSAC at such time and prior to the Effective Time.
“Privacy Requirements” means any and all (i) Company Privacy Policies, (ii) Contracts involving the Processing of Personal Data, (iii) Applicable Laws that apply to the security, privacy or Processing of Personal Data or other data, (iv) industry self-regulatory principles applicable to the protection or Processing of Personal Data to which the Company or any of its Subsidiaries purport to adhere and (v) binding guidance

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issued by any Governmental Authority that pertains to any of the Applicable Laws or principles outlined in the foregoing clauses (iii) or (iv).
“Process”, “Processed” or “Processing” means, with respect to any data or Personal Data, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data Personal Data.
“Prospectus” has the meaning given to such term in Section 7.04.
“Proxy Statement” has the meaning given to such term in Section 9.04(a).
“Reference Price” means $10.00 per share.
“Registered Intellectual Property” means all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by DSAC under the Securities Act with respect to shares of Newco Common Stock to be issued pursuant to this Agreement.
“Related Party” has the meaning given to such term in Section 5.21.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.
“Required Company Shareholders” means the Company Shareholders described on Section 1.01(d) of the Company Disclosure Schedule.
“Sanctions” has the meaning given to such term in Section 5.23(d).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” has the meaning given to such term in Section 6.08(a).
“Section 16” has the meaning given to such term in Section 8.04.
“Section 262” has the meaning given to such term in Section 4.06.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any incident involving (i) information security breaches, intrusions or failures of the Company IT Systems or (ii) unauthorized access, use, theft, extraction, Processing, transfer, modification, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including, without limitation, viruses, Trojan horses, worms, malware, ransomware, bombs, backdoors, clocks, timers or similar harmful or hidden programs or other disabling device or malicious code, design or routine), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.
“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Significant Contract” has the meaning given to such term in Section 5.12(a).
“Signing Press Release” has the meaning given to such term in Section 9.08.
“Software” means any and all (i) computer, mobile, or device software, programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source

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code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Sponsor” means Duddell Street Holdings Limited, a Cayman Islands limited liability company.
“Sponsor Letter Agreement” has the meaning given to such term in the recitals hereto.
“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which 50% or more of the voting power of the Equity Securities is owned, directly or indirectly, by such specified Person or (ii) with respect to which such specified Person controls the management.
“Surviving Corporation” has the meaning given to such term in Section 3.01(b).
“Surviving Provisions” has the meaning given to such term in Section 11.02.
“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.
“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Taxing Authority in connection with the determination, assessment, collection or payment of any Tax.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.
“Terminating Company Breach” has the meaning given to such term in Section 11.01(d).
“Terminating DSAC Breach” has the meaning given to such term in Section 11.01(e).
“Termination Date” has the meaning given to such term in Section 11.01(b).
“Top 10 Vendors” has the meaning given to such term in Section 5.22.
“Trading Day” means any day on which shares of Newco Class A Common Stock are actually traded on the NASDAQ.
“Transaction Proposals” has the meaning given to such term in Section 9.05(a).
“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Triggering Event I” means the date on which the VWAP is greater than or equal to $12.50 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.

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“Triggering Event II” means the date on which the VWAP is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.
“Triggering Event III” means the date on which the VWAP is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.
“Triggering Event IV” means the date on which the VWAP is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.
“Triggering Events” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.
“Trust Account” means the account established by DSAC for the benefit of its public shareholders pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 28, 2020, by and between DSAC and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Unvested Company Option” means a Company Option other than a Vested Company Option.
“Unvested Company RSU” means a Company RSU other than a Vested Company RSU.
“US Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.
“Vested Company Option” means any outstanding Company Option that has vested (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the transactions contemplated hereby).
“Vested Company RSU” means any outstanding Company RSU that has vested (including after giving effect to any acceleration of any unvested Company RSUs in connection with the consummation of the transactions contemplated hereby).
“Voting and Support Agreement” has the meaning given to such term in the recitals hereto.
“VWAP” means the dollar volume-weighted average price of one share of Newco Class A Common Stock on the NASDAQ during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Newco.

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“WARN” has the meaning given to such term in Section 5.16(c).
Section 1.02.    Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the DSAC Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the DSAC Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.
(b)   All Annexes or Schedules (including the Company Disclosure Schedule and the DSAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the DSAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the DSAC Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the DSAC Disclosure Schedule, respectively.
(d)   Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(f)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.
(g)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.
(h)   The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)   The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

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(j)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(k)   All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.
Section 1.03.    Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed on Section 1.03 of the Company Disclosure Schedule and (b) in the case of DSAC, the individuals listed on Section 1.03 of the DSAC Disclosure Schedule.
ARTICLE 2
Domestication and Recapitalization
Section 2.01.    Domestication.   Subject to receipt of the DSAC Shareholder Approval, prior to the Effective Time, DSAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of Newco in substantially the form attached as Annex A hereto, in each case, in accordance with the provisions thereof and Applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by DSAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).
Section 2.02.    Bylaws of DSAC.   DSAC shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Newco shall be substantially in the form attached as Annex B hereto (the “Newco Bylaws”).
Section 2.03.    Effects of the Domestication on the Share Capital of DSAC.   At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the DSAC Parties or any holder of DSAC Ordinary Shares or DSAC Warrants:
(a)   each then issued and outstanding DSAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;
(b)   each then issued and outstanding DSAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;
(c)   each then issued and outstanding DSAC Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Newco Class A Common Stock (a “Newco Common Warrant”), in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted DSAC Common Warrant; and
(d)   each then issued and outstanding DSAC Sponsor Warrant will convert automatically, on a one-for-one basis, into a Newco Common Warrant, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted DSAC Sponsor Warrant.
Section 2.04.    Recapitalization.   Prior to the Closing, the Company shall (notwithstanding anything to the contrary herein, but subject to the receipt of the Company Shareholder Approval) take such actions as it reasonably deems necessary or appropriate to effect the Company Recapitalization (in each case, after reasonable advance written notice to DSAC of the actions to be taken), including (a) authorizing new classes or series of Equity Securities or additional Equity Securities of any existing class or series, (b) issuing new Equity Securities, (c) effecting any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security (each action described in this clause (c), an “Equity Adjustment”) of the Company or class or series thereof, (d) entering into, terminating, amending, restating, supplementing or otherwise modifying any Contracts relating to Equity Securities of the Company and (e) amending, restating,

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supplementing or otherwise modifying the Governing Documents of the Company; provided that (i) the Company shall not take any action pursuant to this Section 2.04 that would have the effect of increasing the aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger pursuant to Article IV, (ii) without the prior written consent of DSAC, the Company shall not declare, pay or make (or agree to pay or make) any dividend, distribution or other payment in a form other than Equity Securities of the Company or any of its Subsidiaries that will be Company Shares Outstanding, (iii) each share of Company Preferred Stock outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with a number of shares of Company Class A Common Stock equal to the number of shares of Company Common Stock into which such shares of Company Preferred Stock would have been convertible immediately prior to the Company Recapitalization, (iv) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Company Recapitalization shall be equal to the aggregate number of shares of Company Class A Common Stock and Company Class B Common Stock, collectively, issued in respect of such shares of Company Common Stock (or that such shares of Company Common Stock were converted into, exchanged for or otherwise replaced with) in connection with the Company Recapitalization, (v) no other Equity Securities of the Company outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with shares of Company Class A Common Stock or Company Class B Common Stock, (vi) the holders of Company Shares immediately prior to the Company Recapitalization shall be the only holders of Company Shares immediately following the Company Recapitalization and (vii) the Company Recapitalization shall not alter, or have the effect of altering, the terms or conditions of the Per Share Merger Consideration.
ARTICLE 3
Merger; Closing
Section 3.01.    Merger.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, with the Company being the surviving corporation (the “Merger”). The Merger shall be evidenced by a Certificate of Merger filed by Merger Sub and the Company with the Secretary of State of the State of Delaware in substantially the form attached as Annex G hereto (the “Certificate of Merger”).
(b)   Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (the “Surviving Corporation”), shall continue its corporate existence under the DGCL.
Section 3.02.    Effects of the Merger.   From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.
Section 3.03.    Closing; Effective Time.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, commencing at 10:00 a.m. (New York time) on the date which is three Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as DSAC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, the DSAC Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by DSAC and the Company in writing and specified in the Certificate of Merger, but in any event at least one day after the Domestication Effective Time (the “Effective Time”).

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Section 3.04.    Certificate of Incorporation and Bylaws of the Surviving Corporation.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the Company reflected therein shall be “FiscalNote Holdings, Inc.” At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation and under the DGCL.
Section 3.05.    Directors and Officers of the Surviving Corporation.   At the Effective Time, the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation (and all directors of Merger Sub immediately prior to the Effective Time shall be removed as of the Effective Time), each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.
ARTICLE 4
Effects of the Merger on the Company Shares; Closing Deliveries
Section 4.01.   Closing Statement and Payment Spreadsheet.   Promptly following delivery by (i) the Company of the Company Certificate pursuant to Section 4.07(a)(ii) and (ii) Newco of the Newco Certificate pursuant to Section 4.07(b)(ii) and, in any event, not less than five (5) Business Days prior to the Closing Date and based upon the Company Certificate and the Newco Certificate, the Company shall deliver to Newco a schedule (the “Payment Spreadsheet”) setting forth: (u) the Company’s good faith estimate of the Closing Company Cash and the Closing Company Indebtedness (including the Identified Company Indebtedness (broken out by obligee and payment amount)), and the resulting calculation of the Company Value; (w) the portion of the Aggregate Consideration payable to each holder of Company Shares Outstanding with respect to such holder’s Company Shares Outstanding (including the allocation of shares of Newco Common Stock), (x) the allocation of Newco Warrants pursuant to Section 4.03(a) among holders of outstanding and unexercised Company Warrants, (y) the allocation of Converted Notes pursuant to Section 4.03(c) among holders of outstanding and unexercised Company Convertible Notes and (z) the allocation of Converted Options and Converted RSUs pursuant to Section 4.03(b) and 4.04(b), respectively, among holders of unvested Company Equity Securities, with the Payment Spreadsheet required to satisfy the following criteria: (i) for each Company Shareholder, the product of the number of shares of Newco Common Stock allocable to such Company Shareholder multiplied by the Reference Price shall equal the product of the Per Share Equity Value multiplied by the number of issued and outstanding Company Shares owned by such Company Shareholder immediately before the Effective Time; and (ii) the shares of Newco Common Stock allocable to each of the holders of Company Shares Outstanding with respect to such holder’s Company Shares Outstanding, including the shares of Newco Common Stock issuable pursuant to Section 4.03(a) and Section 4.04(a), shall equal the Aggregate Consideration. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the DSAC Parties and their Representatives shall have a reasonable opportunity to review and discuss with the Company and its Representatives the Payment Spreadsheet and documentation provided in connection with the delivery of the Payment Spreadsheet and the Parties shall work together in good faith to finalize the Payment Spreadsheet. The calculation of Company Value, allocation of the Aggregate Consideration and the information with respect to the allocation of Converted Options and Converted RSUs and payment of Identified Company Indebtedness at Closing set forth in the Payment Spreadsheet (as finalized in accordance with the immediately foregoing sentence) shall, to the fullest extent permitted by Applicable Law, be final and binding on all parties and shall be used by Newco and the Merger Sub for purposes of issuing the Aggregate Consideration to the Company Shareholders pursuant to this Article 4, absent manifest error. In issuing the Aggregate

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Consideration and converting the Unvested Company Options into the Converted Options and converting the Unvested Company RSUs into the Converted RSUs pursuant to this Article 4, Newco and the Merger Sub shall, to the fullest extent permitted by Applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.
Section 4.02.   Conversion of Company Shares.   The solicitation by the Company of the Company Shareholder Approval shall include the solicitation of the affirmative vote or written consent to the voluntary conversion of the Company Preferred Stock into shares of Company Class A Common Stock from such holders of Company Preferred Stock as is necessary for the Company Preferred Stock to be automatically converted into shares of Company Class A Common Stock effective as of immediately prior to the Effective Time. At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication), by virtue of the Merger and without any action on the part of the DSAC Parties, the Company, any Company Shareholder or any other Person, and subject to Section 4.06 with respect to Appraisal Shares, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive (A) the applicable Per Share Merger Consideration, in accordance with the Payment Spreadsheet and (B) upon a Triggering Event, the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Shares would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 4.11, in each case without interest. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.02.
Section 4.03.   Treatment of Company Options, Company Warrants and Company Convertible Notes.
(a)   At the Effective Time, all of the Company Warrants outstanding and unexercised immediately prior to the Effective Time will, automatically and without any action on the part of any Company Warrantholder, or beneficiary thereof, be deemed exercised and converted into the right to receive (such right, a “Newco Warrant”) (I) that number of shares of Newco Class A Common Stock (with fractional shares of a Company Warrantholder aggregated and rounded down to the nearest whole share) determined by finding the quotient of (i) (A) the number of shares of Company Class A Common Stock underlying the vested portion of the Company Warrant, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such Company Warrant, minus (C) the applicable withholding taxes relating to the deemed exercise of such Company Warrant (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) the Reference Price and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Shares would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 4.11, in each case without interest. As of the Effective Time, all Company Warrants shall no longer be outstanding and each Company Warrantholder shall cease to have any rights with respect to such Company Warrants, except as set forth in this Section 4.03(a).
(b)   At the Effective Time, all of the Company Options outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, will be assumed by DSAC, and each such Company Option, in accordance with the Payment Spreadsheet, shall be converted into a stock option (each, a “Converted Option”) to purchase shares of Newco Class A Common Stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for (I) that number of shares of Newco Class A Common Stock determined by multiplying the number of Company Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration (with any fractional share rounded down to the nearest whole share) in accordance with Section 4.11(e); provided, that the exercise price and the number of shares of Newco Class A Common Stock purchasable

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under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Newco Class A Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 4.03(b).
(c)   At the Effective Time, all of the Company Convertible Notes outstanding and unexercised immediately prior to the Effective Time will, automatically and without any action on the part of any Company Noteholder or beneficiary thereof, will be assumed by DSAC, and each such Company Convertible Note, in accordance with the Payment Spreadsheet, shall be converted into a convertible note (each, a “Converted Note”) issued by Newco, with a right of conversion into shares of Newco Class A Common Stock. As of the Effective Time, all Company Convertible Notes shall no longer be outstanding and each Company Noteholder shall cease to have any rights with respect to such Company Convertible Notes, except as set forth in this Section 4.03(c).
(d)   Prior to the Effective Time, the Company shall deliver to each Company Optionholder and Company Warrantholder a notice setting forth the effect of the Merger on such Company Optionholder’s Company Options or such Company Warrantholder’s Company Warrants, as applicable, and describing the treatment of such Company Options or Company Warrants in accordance with this Section 4.03.
Section 4.04.   Treatment of Company RSUs.
(a)   At the Effective Time, all of the Vested Company RSUs outstanding immediately prior to the Effective Time will, automatically and without any action on the part of any Company RSU Holder, or beneficiary thereof, be deemed settled and converted into the right to receive (I) that number of shares of Newco Class A Common Stock (with fractional shares of a Company RSU Holder aggregated and rounded down to the nearest whole share) determined by finding the quotient of (i) (A) the number of shares of Company Class A Common Stock underlying such Vested Company RSU, multiplied by (B) the Per Share Equity Value, minus (C) the applicable withholding taxes relating to the deemed settlement of such Vested Company RSU (to the extent the number calculated under this sub-clause (i) is a positive number), divided by (ii) the Reference Price and (II) upon a Triggering Event, the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Shares would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 4.11, in each case without interest. As of the Effective Time, all Company RSUs shall no longer be outstanding and each holder of Company RSUs shall cease to have any rights with respect to such Company RSUs, except as set forth in this Section 4.04(a).
(b)   At the Effective Time, all of the Unvested Company RSUs outstanding immediately prior to the Effective Time, automatically and without any action on the part of any Company RSU Holder or beneficiary thereof, will be assumed by DSAC, and each such Unvested Company RSU shall be converted into a restricted stock unit (each, a “Converted RSU”) of shares of Newco Class A Common Stock. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU immediately before the Effective Time (including vesting (if applicable) and payment provisions), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall be settled for (i) that number of shares of Newco Class A Common Stock determined by multiplying the number of Company Shares subject to such Company RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares and (ii) upon a Triggering Event, the applicable Per Share Earnout Consideration (with any fractional share rounded down to the nearest whole share). As of the Effective Time, all Unvested Company RSUs shall no longer be outstanding and each holder of Converted RSUs shall cease to have any rights with respect to such Unvested Company RSUs, except as set forth in this Section 4.04(b).
(c)   Prior to the Effective Time, the Company shall deliver to each Company RSU Holder a notice setting forth the effect of the Merger on such Company RSU Holder’s Company RSU and describing the treatment of such Company RSUs in accordance with this Section 4.04.

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(d)   Prior to the Effective Time, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the treatment of Company Options and Company RSUs pursuant to Section 4.03 and Section 4.04 as of the Effective Time in accordance with Applicable Law and the terms of the Company Equity Plan and any Contracts evidencing Company Options or Company RSUs.
Section 4.05.   Merger Sub Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the DSAC Parties, the Company or any other Person, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time, in accordance with the finalized Payment Spreadsheet, shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 4.06.   Appraisal Shares.
(a)   Notwithstanding anything in this Agreement to the contrary, any Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such shares in connection with the Merger pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262” and such shares, “Appraisal Shares”) shall not be converted into the right to receive the consideration contemplated to be payable in respect thereof by this Article 4, and instead, such Appraisal Shares shall automatically be cancelled and shall cease to exist and the holders of such Appraisal Shares shall cease to have any rights with respect thereto except such rights as may be granted to such holders pursuant to Section 262; provided that if any holder of Appraisal Shares shall, as of the Effective Time, fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration contemplated to be payable in respect thereof by this Article 4. From and after the Effective Time, Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Appraisal Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.
(b)   The Company shall provide prompt notice to DSAC of any demand, or any notices of intent to make demand, for appraisal of any Company Shares, withdrawals of such demands and any other instruments served pursuant to Section 262, in each case, received by the Company. DSAC shall have the right and opportunity to participate in all negotiations and Actions with respect to any demand or threatened demand for appraisal of any Company Shares in connection with the Merger, including those that take place prior to the Effective Time, and any other Action brought against the Company (or any of its directors, officers or employees (in their capacities as such)) by a current or former Company Shareholder related to the transactions contemplated hereby, and the Company shall not settle any such Action without DSAC’s prior written consent.
(c)   Notwithstanding anything to the contrary herein, the Per Share Merger Consideration deposited with the Exchange Agent pursuant hereto in respect of any Appraisal Shares shall be returned to Newco (or one of its designated Affiliates) upon its written demand, which demand may be made by Newco at any time after the date that is 180 days after the Effective Time, and no Company Shareholder shall be entitled to such Per Share Merger Consideration; provided that the holders of the applicable Appraisal Shares have not previously withdrawn or lost appraisal rights under the DGCL.
Section 4.07.   Exchange Pool; Letter of Transmittal.
(a)   Immediately prior to or at the Effective Time, DSAC shall deposit, or cause to be deposited, with an exchange agent selected by the Company and reasonably acceptable to DSAC (the “Exchange Agent”) evidence in book-entry form of shares of Newco Common Stock representing the number of shares of Newco Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Exchange Pool”).
(b)   Within two Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder (to the extent not previously so delivered) a Letter of Transmittal (in the Company’s discretion, the Company may, in connection with the delivery of such Letter of Transmittal or otherwise, solicit from some or all Holders such Holders’ signatures to the Amended and Restated Registration Rights Agreement and Lock-up Agreement), which shall

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specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive the Per Share Merger Consideration unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent (which, for the avoidance of doubt, shall include written notice of the lock-up provisions set forth in the Newco Bylaws applicable to the Newco Common Stock comprising the Per Share Merger Consideration). Each Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, DSAC shall instruct the Exchange Agent to pay such Holder the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 at or promptly after the Closing. From and after the Effective Time, all previous Holders of Company Shares shall cease to have any rights as Holders other than the right to receive the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent, without interest. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the transfer books of the Surviving Corporation.
(c)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Newco Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and unless otherwise specifically provided in this Agreement, each Person who would otherwise be entitled to a fraction of a share of Newco Common Stock (after aggregating all shares of Newco Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Newco Common Stock issued to such Person rounded up to the nearest whole share of Newco Common Stock.
Section 4.08.   Closing Deliverables.
(a)   At or prior to the Closing, the Company shall deliver or cause to be delivered:
(i)   the Amended and Restated Registration Rights Agreement, duly executed by the respective Holders party thereto;
(ii)   a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled (the “Company Certificate”);
(iii)   a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that the Company is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2) (collectively, the “FIRPTA Documentation”); provided that if the Company fails to deliver the FIRPTA Documentation, the DSAC Parties shall have the option, at their sole discretion, to waive the requirement to deliver the FIRPTA Documentation, in which case, the transactions shall nonetheless be able to close and Newco shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code as determined in the DSAC Parties’ reasonable discretion ; and
(iv)   payoff letters associated with the Identified Company Indebtedness in form and substance reasonably acceptable to DSAC.
(b)   At or prior to the Closing, Newco shall deliver or cause to be delivered:
(i)   the Amended and Restated Registration Rights Agreement, duly executed by Sponsor, the Backstop Parties and Newco;

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(ii)   a certificate signed by an officer of Newco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c) and Section 10.03(e) have been fulfilled (the “Newco Certificate”); and
(iii)   resignations, effective as of the Effective Time, from each officer and director of each DSAC Party.
(c)   At or prior to the Closing, DSAC shall pay or cause to be paid to the applicable obligees thereof as set forth on the Payment Spreadsheet, on behalf of the Company and for its account, the amount of all Identified Company Indebtedness, as set forth in the payoff letters delivered pursuant to Section 4.08(a)(iv).
Section 4.09.   Exchange Agent.   Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is 12 months after the Effective Time, Newco shall instruct the Exchange Agent to deliver to Newco any remaining portion of the Exchange Pool, Letters of Transmittal and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to Newco (subject to applicable abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for satisfaction of such Holder’s claim for the Per Share Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon.
Section 4.10.   No Liability; Withholding.
(a)   None of DSAC, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(b)   Each of DSAC, Newco, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such Taxes as are required to be deducted and withheld with respect to the making of such payment under any Applicable Law; provided, however, that (a) except in respect of any (i) compensatory payment, (ii) withholding required as a result of a failure to provide the FIRPTA Documentation or the Tax forms or documentation required in the Letter of Transmittal or (iii) any withholding on imputed interest relating to the Earnout Shares or the payment of the Per Share Earnout Consideration, the withholding party shall use commercially reasonable efforts to (a) give the Company at least 5 business days’ prior notice of its intention to make such deduction or withholding, and (b) cooperate with the Company to obtain reduction of or relief from such deduction or withholding to the extent permitted by Applicable Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with Applicable Law and, to the extent so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 4.11.   Earnout.
(a)   Following the Closing, as additional consideration for the Company Shares acquired in connection with the Merger, within five (5) Business Days after the occurrence of a Triggering Event, Newco shall issue or cause to be issued to each applicable Eligible Company Equityholder pursuant to Section 4.11(f), with respect to each outstanding Company Share and Vested Company Option, as applicable, owned by such Eligible Company Equityholder immediately prior to the Effective Time, the applicable Per Share Earnout Consideration in connection with such Triggering Event (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event), upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, the Eligible Company Equityholders (excluding Eligible Company Equityholders in their capacity as holders of Unvested Company Options or Unvested Company RSUs solely to the extent they are eligible to receive Earnout RSU Shares

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pursuant to Section 4.11(e)) with respect to each Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of such Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. Holders of Vested Company Options that are unexercised, issued and outstanding immediately before the Effective Time, holders of Unvested Company Options that hold related Converted Options that are vested as of such Triggering Event and holders of Unvested Company RSUs that hold related Converted RSUs that are vested as of such Triggering Event shall in each case receive the applicable Per Share Earnout Consideration in accordance with this paragraph and Section 4.11(f) and shall not receive Earnout RSUs pursuant to Section 4.11(e).
(b)   At all times during the Earnout Period, Newco shall keep available for issuance a sufficient number of shares of unissued shares of Newco Class A Common Stock to permit Newco to satisfy in full its issuance obligations set forth in this Section 4.11 and shall take all actions reasonably required (including by convening any shareholder meeting and soliciting any required consents or approvals from shareholders) to increase the authorized number of shares of Newco Class A Common Stock if at any time there shall be insufficient unissued shares of Newco Class A Common Stock to permit such reservation. In no event will any right to receive Earnout Shares or Earnout RSU Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares or Earnout RSU Shares take any steps that would render such rights readily marketable.
(c)   Newco shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 4.11, including through the provision of an updated register of members showing such issuances (as certified by a director or officer of Newco responsible for maintaining such register of members or the applicable registrar or transfer agent of Newco).
(d)   During the Earnout Period, Newco shall use reasonable best efforts for Newco to remain listed as a public company on, and for the shares of Newco Class A Common Stock (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Newco Class A Common Stock are then listed.
(e)   Notwithstanding anything to the contrary contained herein, in lieu of receiving Earnout Shares, holders of Unvested Company Options that are unexercised, issued and outstanding and holders of Unvested Company RSUs outstanding, in each case as of immediately prior to the Effective Time shall be issued Earnout RSUs upon the occurrence of a Trigging Event in accordance with this Section 4.11(e) to the extent the Converted Option related to such Unvested Company Option or the Converted RSU related to such Unvested Company RSU is outstanding and unvested as of the occurrence of a Triggering Event. If the Converted Option or Converted RSU related to such Unvested Company Option or Unvested Company RSU, as applicable, is forfeited after the Effective Time but prior to such Triggering Event, no Earnout RSUs will be issued for such Unvested Company Option or Unvested Company RSU, as applicable. The number of Earnout RSUs issued with respect to each Unvested Company Option shall be equal to (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of Company Shares underlying the applicable Unvested Company Option (assuming payment in cash of the exercise price of such Unvested Company Option) multiplied by (iii) the percentage of the shares of Newco Class A Common Stock subject to the related Converted Option that are unvested as of the Triggering Event. The number of Earnout RSUs issued with respect to each Unvested Company RSU shall be equal to the (i) Per Share Earnout Consideration multiplied by (ii) the aggregate number of Company Shares underlying the applicable Unvested Company RSU multiplied by (iii) the percentage of the shares of Newco Class A Common Stock subject to the related Converted RSU that are unvested as of the Triggering Event. Each Earnout RSU shall be subject to forfeiture if the underlying vesting conditions of the applicable Converted Option associated with the Unvested Company Option or Converted RSU associated with the Unvested Company RSU are not attained, and such forfeiture restrictions shall lapse with respect to a pro rata portion of the Earnout RSUs held by each holder of Earnout RSUs upon the satisfaction of such underlying vesting conditions of the applicable Converted Option associated with the Unvested Company Option or Converted RSU associated with the Unvested Company RSU and the relevant Earnout RSU Shares shall be issued to such holder. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro rata to the other holders of Converted Options and Converted RSUs then outstanding with holders of vested Converted Options and Converted RSUs receiving Earnout RSU Shares and holders of unvested Converted Options and Converted RSUs receiving Earnout RSUs that vest pro-rata in accordance with the remaining vesting schedule

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of the underlying unvested Converted Option or Converted RSU.. Each Earnout RSU shall be subject to adjustment in accordance with Section 4.11(a) as if such Earnout RSU were an Earnout Share, and shall not be entitled to dividends paid with respect to the shares of Newco Class A Common Stock during the forfeiture period.
(f)   In any issuance of shares of Newco Class A Common Stock to Eligible Company Equityholders pursuant to Section 4.11(a) or 4.11(e), each Eligible Company Equityholder shall receive a number of Earnout Shares or Earnout RSU Shares, as applicable, equal to the applicable Per Share Earnout Consideration multiplied by the sum of the number of Company Shares Outstanding and the number of shares of Company Common Stock issued or exercisable upon the exercise of all Company Options and settlement of Unvested Company RSUs, as applicable, in each case held by such Eligible Company Equityholder immediately before the Effective Time, subject to further adjustment and reallocation, to the extent applicable, as a result of forfeiture of any Earnout RSUs as provided in Section 4.11(e).
(g)   Any Earnout Shares received by an Eligible Company Equityholder pursuant to Section 4.11(a) shall be treated as additional shares of Newco Class A Common Stock received in the Merger for all applicable U.S. federal, state and local Tax purposes, except as otherwise required by Applicable Law pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Applicable Law).
(h)   The Parties intend that none of the rights to receive the Earnout Shares and any interest therein shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. The right to receive the Earnout Shares are deemed contractual rights in connection with the Merger and the parties do not view the right to receive the Earnout Shares as an investment by the holders thereof. The right to receive the Earnout Shares will not be represented by any physical certificate or similar instrument. The right to receive the Earnout Shares does not represent an equity or ownership interest in any entity. No interest in the right to receive the Earnout Shares may be sold, transferred assigned, pledged, hypothecated, encumbered or otherwise disposed of, except by operation of law, and any attempt to do so shall be null and void. For the avoidance of doubt, (i) once issued, the Earnout Shares shall be considered a “security” for purposes of any securities law of any jurisdiction and the restrictions set forth in the foregoing sentence shall not apply to such issued Earnout Shares, and (ii) no Earnout Shares shall be included in the calculation of the aggregate number of shares of Newco Common Stock outstanding at or immediately after the Closing for purposes of this Agreement.
ARTICLE 5
Representations and Warranties of the Company
Except as set forth in the Company Disclosure Schedule (subject to Section 12.14), the Company represents and warrants to the DSAC Parties as follows:
Section 5.01.   Corporate Existence and Power.
(a)   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b)   A true and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the bylaws of the Company have, in each case, been made available by the Company to DSAC and each is in full force and effect and the Company is not in violation of any of the provisions thereof.
(c)   The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.02.   Corporate Authorization.
(a)   The Company has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to

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perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.03) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the Company Shareholder Approval, no other corporate or similar organizational action on the part of the Company or any of its Subsidiaries or any holders of any Equity Securities of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or is specified to be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is (or is specified to be) a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The Company Board has unanimously (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Shareholders and (iv) resolved to recommend that the Company Shareholders approve this Agreement, the Merger and the transactions contemplated by this Agreement.
Section 5.03.   Governmental Authorizations; Consents.   No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the DGCL and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.04.   Noncontravention.   The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (a), (c) and (d) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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Section 5.05.   Subsidiaries.
(a)   The Subsidiaries of the Company are set forth on Section 5.05 of Company Disclosure Schedule. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Applicable Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Company Material Adverse Effect.
(b)   True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to DSAC, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.
(c)   The outstanding Equity Securities of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company owns of record and beneficially all the issued and outstanding Equity Securities of each Subsidiary free and clear of any Liens other than Permitted Liens.
Section 5.06.   Capitalization.
(a)   All of the issued and outstanding Company Shares have been duly authorized and validly issued in accordance with all Applicable Laws, including all applicable federal securities laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares), other than generally applicable transfer restrictions imposed by applicable securities laws. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of November 5, 2021, of the issued and outstanding Company Shares, and the holders thereof. Other than the Company Shares shown on Section 5.06(a) of the Company Disclosure Schedule, Company Shares issued upon the exercise of Company Options after November 5, 2021, there are no other issued or outstanding Equity Securities of the Company.
(b)   Section 5.06(b) of the Company Disclosure Schedule contains a true, correct and complete list, as of November 5, 2021, of all of the Company Options, Company Warrants, Company Convertible Notes and Company RSUs that are authorized, issued or outstanding and the holders of such Company Options, Company Warrants, Company Convertible Notes and Company RSUs, the applicable exercise price (to the extent applicable), vesting schedule, grant date and expiration date. Other than the Company Options and as described in Section 5.06(a), there are no Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted with a per share exercise price that was no less than the fair market value of a Company Share on the date of grant, in reliance on a report prepared by Company’s external valuation consultant pursuant to U.S. Code § 409A, in accordance with the terms of the applicable Company Equity Plan and in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company.

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Section 5.07.   Financial Statements.
(a)   The Company has made available to DSAC true and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the audited consolidated statements of operations and comprehensive loss of the Company and its Subsidiaries for the twelve months ended December 31, 2020 and December 31, 2019 (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021, and the unaudited consolidated statement of operations and comprehensive loss of the Company and its Subsidiaries for the six months ended June 30, 2021 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present and, when delivered pursuant to Section 9.04(c), the Audited Financial Statements will present fairly, in all material respects, the consolidated financial position, results of operations, and changes in members’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements or Audited Financial Statements, as applicable, in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material).
(b)   The Audited Financial Statements, when issued, will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.
(c)   To the knowledge of the Company, the systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.
(d)   Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.
(e)   Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.
(f)   Section 5.07(f) sets forth (i) a schedule of all of the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, whether or not contingent, and (ii) as of the date hereof, (A) the approximate percentage of the Company Convertible Notes and (B) the approximate percentage of aggregate amount owing pursuant to the Company Convertible Notes, in each case that are not required to convert at or before Closing pursuant to their respective terms or applicable amendment, supplement or acknowledgment (the “Potentially Continuing Convertible Notes”).
Section 5.08.   Undisclosed Liabilities.   There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with GAAP or (y) that is, to the knowledge of the Company, material, in each case except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company included in the Interim Financial Statements, (b) that have arisen since December 31, 2020 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of Applicable Law) or (c) incurred in connection with the transactions

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contemplated by this Agreement. Other than the PPP Loans, neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.
Section 5.09.   Absence of Changes.
(a)   Since December 31, 2020 through the date hereof, there has not been any Company Material Adverse Effect.
(b)   Since December 31, 2020, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business (ii) have not taken any action (or failed to take any action) that would violate Sections 7.01(e), (i), (k), (l), (n), (p) and (q) (to the extent related to clauses (e), (i), (k), (l), (n) and (p)) if such action had been taken (or failed to be taken) after the date of this Agreement.
Section 5.10.   Litigation and Proceedings.   Since January 1, 2019, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, (i) for routine claims for benefits in the Ordinary Course of Business with respect to Company Benefit Plans and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.
Section 5.11.   Compliance with Laws; Permits.
(a)   The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Applicable Law.
(b)   The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding written or, to the knowledge of the Company, oral notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all material Company Permits applicable to the Company or such Subsidiary, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.12.   Significant Contracts.
(a)   Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and existing as of the date hereof (each Contract required to be listed on Section 5.12(a)

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of the Company Disclosure Schedule and, as of the Closing, any other Contract in existence that would have been required to be disclosed pursuant to Section 5.12(a) if in existence on the date hereof, a “Significant Contract”):
(i)   any Contract, the performance of which involves payments (A) by the Company or its Subsidiaries in the aggregate in excess of $250,000 during calendar year 2020 or that would reasonably be expected to be in excess of $250,000 during either calendar year 2021 or calendar year 2022 or (B) to the Company or its Subsidiaries in the aggregate in excess of $250,000 during calendar year 2020 or that would reasonably be expected to be in excess of $250,000 during either calendar year 2021 or calendar year 2022 (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(ii)   any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;
(iii)   any Contract with a Top 10 Vendor (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(iv)   each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual target compensation in excess of  $200,000;
(v)   each collective bargaining Contract (a “Labor Contract”);
(vi)   any Contract in respect of Leased Real Property;
(vii)   (A) any material Contract under which the Company or any of its Subsidiaries has granted to a third party any right, license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business consistent with past practice, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license or covenant not to sue from a third party with respect to any material Intellectual Property, other than non-exclusive licenses of commercial off-the-shelf Software that are available to the public generally, with annual license, maintenance, support and other fees of less than $150,000;
(viii)   any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment, (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $500,000 in the aggregate during any calendar year, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners; in any case other than non-disclosure agreements and confidentiality agreements entered into in the Ordinary Course of Business;
(ix)   any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than pursuant to Contracts (i) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (ii) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $100,000;
(x)   any Contract with any Governmental Authority, the performance of which involves payments to the Company or its Subsidiaries in the aggregate in excess of $250,000 during calendar year 2020 or that would reasonably be expected to be in excess of $250,000 during either calendar year 2021 or calendar year 2022;
(xi)   each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

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(xii)   each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Surviving Corporation or any of its Subsidiaries after the Closing Date;
(xiii)   any Contract establishing any joint venture, strategic alliance, partnership or other material collaboration;
(xiv)   any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and
(xv)   any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.
(b)   True and correct copies of each Significant Contract as of the date hereof have been delivered to or made available to DSAC. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company, and to the knowledge of the Company the other parties thereto, and is enforceable against the Company, and to the knowledge of the Company against the other parties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of any material breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
Section 5.13.   Intellectual Property.
(a)   Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Registered Intellectual Property, including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the application, registration or issue date. Each item of Registered Intellectual Property in all material respects (A) has not been abandoned, cancelled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the extent registered or issued, valid and enforceable.
(b)   The Company and its Subsidiaries (i) solely and exclusively own all right, title, and interest in and to the Owned Intellectual Property, (including all Registered Intellectual Property) and (ii) have a valid and enforceable right to use all Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). There exists no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.
(c)   The Company and its Subsidiaries use commercially reasonable efforts in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Intellectual Property owned by the Company and its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such Intellectual Property. There has been no disclosure of any trade secrets or confidential information owned by the Company other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements.
(d)   The Company and its Subsidiaries own or have a valid right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company

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and its Subsidiaries as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any Licensed Intellectual Property.
(e)   Neither the Company nor any of its Subsidiaries has, since January 1, 2020, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any third party’s Intellectual Property rights. No Action is pending, or has been threatened in writing against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, in each instance that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property in any material respect.
(f)   No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any material Owned Intellectual Property, except for any such finding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining ownership or other exclusive rights to such Owned Intellectual Property.
(g)   All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Owned Intellectual Property to the Company or one of its Subsidiaries pursuant to binding written agreements containing self-executing present-tense assignment language and acknowledge the Company’s or its Subsidiaries’ ownership of all such Intellectual Property. No such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Owned Intellectual Property.
(h)   The use of Open Source Software by the Company and its Subsidiaries and in the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries, is in compliance with the terms and conditions of all applicable licenses for such Open Source Software, including notice and attribution obligations. None of the Software included in the Owned Intellectual Property contains any Software that is licensed under any terms or conditions that require, as a condition to the use, modification or distribution of such Open Source Software, that any such Software included in the Owned Intellectual Property be (i) made available, disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.
(i)   The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than pursuant to written and binding confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person other than employees, contractors, and consultants performing services for the benefit of the Company and its Subsidiaries under obligations of confidentiality.
(j)   None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company or any of its Subsidiaries (i) contains any material defect that would prevent such Software from performing in accordance with its user specifications and would cause the Company or any of its Subsidiaries to have material liability to an end customer of such Software; (ii) to the knowledge of the Company, contains any viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful or hidden programs or other disabling device or malicious code, design or routine; or (iii) is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software and no source code of any Software included in the Owned Intellectual Property has been released to any Person, or is entitled to be released to any Person (on a contingent basis or otherwise), by any escrow agent, escrow service or similar third party. The consummation

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of the transactions contemplated by this Agreement will not trigger the release of any source code of any Software included in the Owned Intellectual Property nor any source code of any other Software distributed by the Company or any of its Subsidiaries.
(k)   The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. To the extent the Company IT Systems are owned by or under the control of the Company or any of its Subsidiaries, the Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies, including the implementation of commercially reasonable (i) safeguards and security protocol technologies designed to protect against unauthorized access to, and unauthorized use, alteration, disclosure or distribution of Personal Data (“Information Security Program”), (ii) data backup, (iii) disaster avoidance and recovery procedures, (iv) business continuity procedures and (v) encryption and other security protocol technology. Except as set forth on Section 5.13(k) of the Company Disclosure Schedule, there has been no security breach or unauthorized access to the Company IT Systems owned by or under the control of the Company or any of its Subsidiaries, or any unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personal Data, stored by the Company or any of its Subsidiaries on any of the Company IT Systems.
Section 5.14.   Data Privacy and Security.
(a)   Since January 1, 2019, the Company and its Subsidiaries have at all times materially complied, and are currently in material compliance, in all respects with all Privacy Requirements and all requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, relating to (i) the privacy of the users of the products, services and websites of their business and/or (ii) the collection, use, storage, processing and disclosure of any Personal Data and other confidential data or information collected or stored by or on behalf of their business. No claims or Actions have been asserted or threatened against the Company or any of its Subsidiaries by any Person in relation to any actual or alleged Security Incident or otherwise for or arising as a result of any actual or alleged violation, breach of such Person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or Contracts, or other non-compliance with or of any Privacy Requirement in each instance.
(b)   The Company and its Subsidiaries are not, and since January 1, 2019 have not been, subject to a Governmental Order of, or since January 1, 2019 have received a notice from, and has not been required to notify, any Person or a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.
(c)   Each of the Company’s and its Subsidiaries’ current and former third-party data suppliers, vendors, and partners that Process or have access to any Company PII or other Personal Data on behalf of the Company or its Subsidiaries are in material compliance with the Privacy Requirements and there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements.
(d)   The consummation of the transactions contemplated by this Agreement will not breach any Privacy Requirements.
Section 5.15.   Company Benefit Plans.
(a)   Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and

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benefit contracts, plans, policies, programs, or arrangements, and each other change in control, transaction bonus, equity or equity- based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement benefits (including compensation, pension, health, medical or insurance benefits), health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance), in each case whether written or unwritten (i) that is maintained, sponsored, administered, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. Section 5.15(a) of the Company Disclosure Schedule separately which jurisdiction participants in the Company Benefit Plan primarily provide services in and whether it is an International Plan or a US Plan.
(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to DSAC copies of (and any amendments thereto), if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all material, non-routine correspondence or other communications received within the last three (3) years from any Governmental Authority regarding such Company Benefit Plan, and (v) the most recent determination or opinion letter issued by the Internal Revenue Service and (vi) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Laws and practices) to the documents required to be provided in clauses (i) through (v).
(c)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, and administered in compliance with its terms and all Applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended), (ii) all contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made, and (iii) all forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been timely and properly filed.
(d)   Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan.
(e)   None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any material liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any material liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” (as described in Section 210 of ERISA). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance or other employee welfare benefits to any Person, except as may be required by COBRA or similar Applicable Law.

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(f)   There are, and since January 1, 2019, there have been, (i) no pending or written threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or similar proceedings pending or threatened in writing by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan.
(g)   Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in compliance with Section 409A of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code.
(h)   Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including severance, golden parachute, bonus (including any pro rata bonus amounts that may become payable or accelerate pursuant to any employment agreement or similar arrangement), retention, incentive, severance or change in control payments, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 5.16.   Labor Matters.
(a)   The Company has made available to DSAC a true, complete and accurate list of all current employees of the Company and its Subsidiaries as of November 5, 2021, together with the following information with respect to each such employee: (i) the employee’s name or personal identifier, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary or wage rate, current annual bonus opportunity and most recent annual bonus received, (v) the employee’s date of hire, (vi) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (vii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). In addition, the Company separately made available a complete and accurate list of all current individual independent contractors, which include information relating to such contractor’s name, a description of the nature of his/her services and rate of compensation. Ten (10) days prior to the Closing Date, the Company shall provide DSAC with a true, complete and accurate list with all of the information set forth above updated as of such date.
(b)   Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(c)   Since January 1, 2019, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all Applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there are no pending or written threatened complaints against the Company or

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its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or threatened in writing (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or threatened in writing Actions against the Company or any of its Subsidiaries with respect to the Employment Laws that would reasonably be expected to result in material liability to the Company and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, B) any employee currently self- employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages.
(d)   Since January 1, 2019, (i) no current or former Service Provider has made written allegations of sexual harassment against any current or former employee who directly or indirectly supervised two or more Service Providers, officer or director of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.
Section 5.17.   Taxes.
(a)   All material federal, state, local and foreign Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(c)   Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.
(d)   Neither the Company nor any of its Subsidiaries has any liability for a material amount of Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.
(e)   All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing Authority.
(f)   None of the Company or any of its Subsidiaries has received from any Taxing Authority any written notice of, nor to the knowledge of the Company is there currently, (i) any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn, or (ii) any audit or other proceeding by any Taxing Authority that is pending or in progress with respect to any Taxes due from the Company or any of its Subsidiaries.
(g)   Neither the Company nor any of its Subsidiaries has received a written claim within the last three years from a Taxing Authority in a jurisdiction where the Company and/or a Subsidiary has not paid Taxes or filed Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(h)   Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), which extension is currently in effect.

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(i)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.
(j)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k)   Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as transferor or successor, or by Contract (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).
(l)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting made by the Company or any of its Subsidiaries prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed by the Company or any of its Subsidiaries prior to the Closing; (iii) any installment sale or open transaction disposition made by the Company or any of its Subsidiaries prior to the Closing; (iv) any prepaid amount received by the Company or any of its Subsidiaries prior to the Closing outside the Ordinary Course of Business; (v) any investment in “United States property” within the meaning of Section 956 of the Code made by the Company or its Subsidiaries prior to the Closing; (vi) an election under Section 108(i) made by the Company or its Subsidiaries prior to the Closing; or (vii) Section 965 of the Code.
(m)   Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code that is due after the Closing Date.
(n)   All transactions between the Company and its Subsidiaries and all transactions between Subsidiaries of the Company were made on arm’s length in compliance with Applicable Law relating to transfer pricing.
(o)   Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(p)   Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act, or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act.
(q)   To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Domestication and/or the Merger from qualifying for the Intended Tax Treatment.
Section 5.18.   Insurance.   With respect to each Insurance Policy: (a) the policy is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2019, and (e) there are no claims by the Company nor any of its Subsidiaries pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. The Insurance

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Policies provide coverage to the Company and its Subsidiaries that to the knowledge of the Company are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).
Section 5.19.   Real Property; Assets.
(a)   Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 5.19(a) of the Company Disclosure Schedule contains a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.
(b)   Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession of, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.
(c)   Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have mortgaged, deeded in trust, collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.
(d)   There are no pending, or to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding. There is no purchase option, right of first refusal, first option or other similar right held by the Company or any of its Subsidiaries with respect to, or any real estate, building or other improvement affected by, any portion of the Leased Real Property.
(e)   The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Interim Financial Statements or acquired by the Company and its Subsidiaries since June 30, 2021, except for properties, assets and rights sold since June 30, 2021 in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 7.01) or where the failure to have such good title or valid leasehold interests would not be material to the Company and its Subsidiaries, taken as a whole. None of such property, assets and rights is subject to any Lien (other than Permitted Liens). The assets of the Company and its Subsidiaries to be acquired by DSAC pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.
Section 5.20.   Environmental Matters.
(a)   The Company and its Subsidiaries are, and at all times since January 1, 2019 have been, in compliance with all Environmental Laws in all material respects, and all Permits held by the Company pursuant to applicable Environmental Laws are in all material respects in full force and effect and to the knowledge of the Company no appeal or any other Action is pending to revoke or modify any such Permit.
(b)   No written or, to the knowledge of the Company, oral notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c)   Neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under

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Environmental Laws (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Environmental Laws).
(d)   Copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to DSAC.
Section 5.21.   Affiliate Transactions.   Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries) or as set forth in Section 5.21 of the Company Disclosure Schedule, no (a) Company Shareholder holding 5% or more of the Company Common Stock (on an as-converted basis), (b) former or current director, officer, manager, employee, of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).
Section 5.22.   Vendors.   Section 5.22 of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the 12 month period ended December 31, 2020 (the “Top 10 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2020, no Top 10 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 10 Vendors stating the intention of such Person to do so.
Section 5.23.   Certain Business Practices; Anti-Corruption.
(a)   The Company and its Subsidiaries, and their respective officers, directors, employees, and, to the knowledge of the Company, all agents, representatives or other Persons acting on its behalf, have complied with, are and will be in compliance with Anti-Corruption Laws.
(b)   Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, or, to the knowledge of the Company, any agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances, or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances, or results.

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(c)   The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.
(d)   Neither the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ directors, officers, employees, nor, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ Affiliates, agents, representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). Neither the Company nor any of its Subsidiaries have, in the past five (5) years, conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria), in either case in violation of sanctions.
(e)   The operations of the Company and each of its Subsidiaries are and have been conducted at all times in the past five (5) years in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no Action involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
Section 5.24.   Registration Statement and Proxy Statement.   On the date the Proxy Statement is first mailed to DSAC Shareholders, and at the time of the DSAC Extraordinary General Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.25.   Brokers’ Fees.   Section 5.25 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.26.   No Additional Representations and Warranties; No Outside Reliance.   Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to any DSAC Party. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any DSAC Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to the DSAC Parties in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6 or the

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Ancillary Agreements, none of the DSAC Parties or any of their Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the DSAC Parties or the transactions contemplated hereunder or thereunder, including in respect of the DSAC Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit remedies in the event of fraud.
ARTICLE 6
Representations and Warranties of the DSAC Parties
Except as set forth in the DSAC Disclosure Schedule (subject to Section 12.14) or in any publicly available SEC Document filed by DSAC before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded), the DSAC Parties represent and warrant to the Company as follows:
Section 6.01.   Corporate Organization.
(a)  Each of the DSAC Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b)  A true and complete copy of the certificate of incorporation of each DSAC Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws, as applicable, of each DSAC Party, have been made available by DSAC to the Company and each is in full force and effect and each of the DSAC Parties is not in violation of any of the provisions thereof.
(c)  Each of the DSAC Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a DSAC Material Adverse Effect.
Section 6.02.   Corporate Authorization.
(a)  Each of the DSAC Parties has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such DSAC Party is (or is specified to be) a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a DSAC Party is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the board of directors of each DSAC Party, and no other corporate or similar organizational action on the part of any DSAC Party or any holders of any Equity Securities of any DSAC Party is necessary to authorize the execution and delivery by such DSAC Party of this Agreement or the Ancillary Agreements to which such DSAC Party is (or is specified to be) a party, the performance by such DSAC Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, other than (i) the DSAC Shareholder Approval and (ii) the adoption of this Agreement by DSAC in its capacity as the sole shareholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub. This Agreement has been duly and validly executed and delivered by each of the DSAC Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the DSAC Parties, enforceable against each of the DSAC Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as

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to enforceability, to general principles of equity. Each Ancillary Agreement to which a DSAC Party is (or is specified to be) a party, when executed and delivered by such DSAC Party, will be duly and validly executed and delivered by such DSAC Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such DSAC Party, enforceable against such DSAC Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)  The DSAC Shareholder Approval is the only vote of any of DSAC’s share capital necessary in connection with the entry into this Agreement by the DSAC Parties, and the consummation of the transactions contemplated hereby, including the Closing.
(c)  At a meeting duly called and held, the board of directors of each of the DSAC Parties has unanimously: (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iv) approved the transactions contemplated by this Agreement as a Business Combination; and (v) resolved to recommend to the Pre-Closing DSAC Holders approval of the transactions contemplated by this Agreement (the “DSAC Board Recommendation”).
Section 6.03.   Governmental Authorities; Consents.   Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any DSAC Party with respect to any DSAC Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a DSAC Party is (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the DSAC Parties, taken as a whole, or (c) approval for listing the Newco Common Stock issued pursuant to this Agreement on the NASDAQ.
Section 6.04.   Noncontravention.   The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any DSAC Party is (or is specified to be) a party by the DSAC Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any DSAC Party or any Subsidiary of any DSAC Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any DSAC Party or any Subsidiary of any DSAC Party is a party or by which any DSAC Party or any Subsidiary of any DSAC Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of any DSAC Party or any Subsidiary of any DSAC Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case of clauses (a), (b) and (c) above to the extent that the occurrence of each of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the DSAC Parties as a whole.
Section 6.05.   Litigation and Proceedings.   There are no Actions (other than investigations), or, to the knowledge of DSAC, investigations, pending before or by any Governmental Authority or, to the knowledge of DSAC, threatened, against any DSAC Party that would reasonably be expected to be, individually or in the aggregate, material to the DSAC Parties as a whole or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any DSAC Party.
Section 6.06.   DSAC Capitalization.
(a)  The authorized share capital of DSAC consists of  (i) 180,000,000 DSAC Class A Ordinary Shares, of which 17,5000,000 DSAC Class A Ordinary Shares are issued and outstanding as of the date

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hereof, (ii) 20,000,000 DSAC Class B Ordinary Shares, of which 4,375,000 DSAC Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no preference shares are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding DSAC Warrants in respect of 15,750,000 DSAC Class A Ordinary Shares, which will entitle the holders thereof to purchase shares of Newco Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding DSAC Class A Ordinary Shares and DSAC Class B Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).
(b)  Except for the DSAC Warrants, and the DSAC Class A Ordinary Shares and the DSAC Class B Ordinary Shares set forth in Section 6.06(a), there are no Equity Securities of DSAC. Other than the DSAC Shareholder Redemption Right, there are no outstanding contractual obligations of DSAC to repurchase, redeem or otherwise acquire any Equity Securities of DSAC.
(c)  Merger Sub is wholly-owned by DSAC and Merger Sub holds no Equity Securities of any Person.
(d)  The Newco Common Stock will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with Applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities laws and any restrictions set forth in the Newco Certificate of Incorporation or the Newco Bylaws.
Section 6.07.   Undisclosed Liabilities.
(a)  Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(b)  DSAC was formed solely for the purpose of effecting a Business Combination and has not engaged in any business activities or conducted any operations other than in connection with its formation and funding, including its initial public offering, and the sourcing and negotiation of a Business Combination and the execution, delivery and performance of this Agreement.
(c)  There is no material liability, debt or obligation of any DSAC Party, except for liabilities, debts and obligations (i) reflected or reserved for on DSAC’s balance sheet for the fiscal quarter ended June 30, 2021 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since June 30, 2021 in the ordinary course of the operation of business of DSAC consistent with past practice or (iii) incurred in connection with the transactions contemplated by this Agreement.
Section 6.08.   DSAC SEC Documents; Controls.
(a)  DSAC has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”), except for those filed or furnished in the SEC Documents. As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are

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the subject of ongoing SEC review or outstanding SEC comment and, to DSAC’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No written notice of any SEC review or investigation of DSAC or the SEC Documents has been received by DSAC.
(b)  The financial statements of DSAC included in the SEC Documents, including all notes and schedules thereto (the “DSAC Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of DSAC, as of their respective dates, and the results of operations and cash flows of DSAC, for the periods presented therein.
(c)  DSAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the NASDAQ). DSAC’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of DSAC’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to DSAC is accumulated and communicated to DSAC’s management as appropriate. Since DSAC’s formation, there have been no significant deficiencies or material weakness in DSAC’s internal control over financial reporting (whether or not remediated) and no change in DSAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, DSAC’s internal control over financial reporting.
Section 6.09.   Listing.   The issued and outstanding DSAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ. As of the date hereof, there is no Action pending, or to the knowledge of DSAC, threatened against DSAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister any DSAC Ordinary Shares or prohibit or terminate the listing of any DSAC Ordinary Shares on the NASDAQ.
Section 6.10.   Registration Statement and Proxy Statement.   At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to DSAC Shareholders, and at the time of the DSAC Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that DSAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to DSAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
Section 6.11.   Trust Account.   As of the date of this Agreement, DSAC has (and, assuming no holders of DSAC Ordinary Shares exercise the DSAC Shareholder Redemption Right, will have immediately prior to the Closing) at least $175,000,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of DSAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of DSAC Ordinary Shares who shall have exercised their DSAC Shareholder Redemption Right and (y) any underwriters in

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connection with DSAC’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem DSAC Ordinary Shares pursuant to the DSAC Shareholder Redemption Right. DSAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of DSAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of DSAC, threatened with respect to the Trust Account.
Section 6.12.   Absence of Certain Changes.   Since its respective formation through the date of this Agreement, neither of the DSAC Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a DSAC Material Adverse Effect. Except as set forth in DSAC’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2020 through the date of this Agreement, there has not been any action taken or agreed upon by DSAC or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.
Section 6.13.   Compliance with Laws; Permits.   Each of the DSAC Parties and each of the DSAC Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all Applicable Laws in all material respects. Since each DSAC Party’s respective date of formation, (i) none of the DSAC Parties has been subjected to, or received any written notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (ii) to the knowledge of each of the DSAC Parties, no claims have been filed against any of the DSAC Parties with any Governmental Authority alleging any material failure by any of the DSAC Parties to comply with any Applicable Law, and (iii) none of the DSAC Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.
Section 6.14.   Contracts.   Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the DSAC Parties are a party or by which any DSAC Party’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by DSAC on less than 60 days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the DSAC Parties as its business is currently conducted, any acquisition of material property by the DSAC Parties, or restricts in any material respect the ability of any of the DSAC Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “DSAC Material Contract”). All DSAC Material Contracts have been made available to the Company.
Section 6.15.   Employees and Employee Benefits Plans.   Neither of the DSAC Parties (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of DSAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by DSAC’s officers and directors in connection with activities on DSAC’s behalf in an aggregate amount not in excess of the amount of cash held by DSAC outside of the Trust Account (exclusive of the proceeds of the PIPE Financing), DSAC has no unsatisfied material liability with respect to any officer or director.
Section 6.16.   Properties.   DSAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). DSAC does not own, or otherwise have

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an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.
Section 6.17.   Affiliate Transactions.   Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of DSAC Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between DSAC, on the one hand, and any related party of DSAC, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the DSAC Ordinary Shares or, to the knowledge of DSAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to DSAC, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of DSAC, Sponsor, any beneficial owner of 5% or more of the DSAC Ordinary Shares or, to the knowledge of DSAC, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that DSAC uses, owns or leases (other than through any Equity Securities of DSAC) or (ii) any customer, vendor or other material business relation of DSAC or Sponsor.
Section 6.18.   Taxes.
(a)  All material federal, state, local and foreign Tax Returns required to be filed by the DSAC Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.
(b)  The DSAC Parties have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the DSAC Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(c)  Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the DSAC Parties.
(d)  None of the DSAC Parties has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the DSAC Financials, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the DSAC Parties in the ordinary course of business.
(e)  All material amounts of Taxes required to be withheld by the DSAC Parties have been withheld and, to the extent required, have been paid over to the appropriate Taxing Authority.
(f)  None of the DSAC Parties has received from any Taxing Authority written notice of, nor to the knowledge of the DSAC Parties is there currently (i) any threatened, proposed, or assessed deficiency for Taxes of the DSAC Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn, or (ii) any audit or other proceeding by any Taxing Authority that is pending or in progress with respect to any Taxes due from any of the DSAC Parties.
(g)  None of the DSAC Parties has received a written claim within the last three years from a Taxing Authority in a jurisdiction where such DSAC Party has not paid Taxes or filed Tax Returns that such DSAC Party is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.
(h)  None of the DSAC Parties has extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), which extension is currently in effect.
(i)  None of the DSAC Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

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(j)  None of the DSAC Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k)  None of the DSAC Parties has ever been a member of an Affiliated Group. None of the DSAC Parties has liability for the Taxes of any other Person (other than a DSAC Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, or by Contract (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).
(l)  None of the DSAC Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting made by a DSAC Party prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed by a DSAC Party prior to the Closing; (iii) any installment sale or open transaction disposition made by a DSAC Party prior to the Closing; (iv) any prepaid amount received by a DSAC Party prior to the Closing outside the ordinary course of business; (v) any investment in “United States property” within the meaning of Section 956 of the Code made by any DSAC Party on or prior to the Closing; (vi) an election under Section 108(i) made by any DSAC Party prior to the Closing; or (vii) Section 965 of the Code.
(m)  None of the DSAC Parties has any obligation to make any payment described in Section 965(h) of the Code that is due after the Closing Date.
(n)  All transactions between the DSAC Parties were made on arm’s length in compliance with Applicable Law relating to transfer pricing.
(o)  None of the DSAC Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(p)  None of the DSAC Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act.
(q)  To the knowledge of the DSAC Parties, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Domestication and/or the Merger from qualifying for the Intended Tax Treatment.
Section 6.19.   PIPE Investment; Backstop Agreement.
(a)  DSAC has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by DSAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of DSAC, with respect to each PIPE Investor, each PIPE Subscription Agreement with such PIPE Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by DSAC. Each PIPE Subscription Agreement is a legal, valid and binding obligation of DSAC and, to the knowledge of DSAC, each PIPE Investor that is party thereto, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by DSAC or, to the knowledge of DSAC, such PIPE Investor, violates any Applicable Laws. There are no other agreements, side letters, or arrangements between DSAC and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to DSAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, DSAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to DSAC, on the Closing Date. To the knowledge of DSAC, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of DSAC under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, DSAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis

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any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to DSAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.
(b)  DSAC has delivered to the Company a true, correct and complete copy of the Backstop Agreement entered into by DSAC with the Backstop Parties, pursuant to which the Backstop Parties have committed to provide the Backstop Amount on the terms and conditions set forth in the Backstop Agreement. To the knowledge of DSAC, the Backstop Agreement with the Backstop Parties is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by DSAC. The Backstop Agreement is a legal, valid and binding obligation of DSAC and, to the knowledge of DSAC, the Backstop Parties, and none of the execution, delivery or performance of obligations under such Backstop Agreement by DSAC or, to the knowledge of DSAC, the Backstop Parties, violates any Applicable Law. There are no other agreements, side letters, or arrangements between DSAC and the Backstop Parties relating to the Backstop Agreement that could affect the obligation of the Backstop Parties to contribute to DSAC the applicable portion of the Backstop Amount, if any is required to be contributed thereunder, set forth in the Backstop Agreement, and, as of the date hereof, DSAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Backstop Agreement not being satisfied, or the Backstop Amount not being available to DSAC, if any, on the Closing Date. To the knowledge of DSAC, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of DSAC under any material term or condition of the Backstop Agreement and, as of the date hereof, DSAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Backstop Agreement. The Backstop Agreement contains all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the Backstop Parties to contribute to DSAC the Backstop Amount (if required) set forth in the Backstop Agreement on the terms therein.
(c)  No fees, consideration or other discounts are payable or have been agreed by DSAC or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, or to the Backstop Parties with respect to the Backstop Amount, except as set forth in the PIPE Subscription Agreements or the Backstop Agreement, respectively.
Section 6.20.   Certain Business Practices; Anti-Corruption.
(a)  The DSAC Parties, each of the DSAC Parties’ respective Affiliates, officers, directors, managers, employees, and, to the knowledge of DSAC, all agents, representatives or other Persons acting on behalf of the DSAC Parties, have complied with and are in compliance in all respects with Anti-Corruption Laws.
(b)  Neither the DSAC Parties nor any of the DSAC Parties’ respective Affiliates, officers, directors, managers, employees, or, to the knowledge of DSAC, any agents, representatives or other Persons acting on behalf of the DSAC Parties, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

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(c)  The DSAC Parties have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.
(d)  Neither the DSAC Parties, nor to the knowledge of DSAC any of DSAC’s Affiliates or any of its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of territory-wide Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). None of the DSAC Parties have conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(e)  The operations of the DSAC Parties are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.
Section 6.21.   Independent Investigation.   DSAC and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and DSAC acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. DSAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.21 shall limit remedies in the event of fraud.
Section 6.22.   Brokers’ Fees.   Except fees described on Section 6.22 of the DSAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by DSAC or any of its Affiliates.
Section 6.23.   No Additional Representations and Warranties; No Outside Reliance.   Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the DSAC Parties, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company or any Company Shareholder. None of the DSAC Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding the DSAC Parties or otherwise, except for the representations and warranties made by the DSAC Parties to the Company in this Article 6 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the DSAC Parties hereby expressly disclaims any representations or warranties other than those expressly given by the DSAC Parties in this Article 6 and as may be provided in the Ancillary Agreements. Each of the DSAC Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or the Ancillary Agreements. The DSAC Parties are not relying on any representations or warranties other

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than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit remedies in the event of fraud.
ARTICLE 7
Covenants of the Company
Section 7.01.   Conduct of Business.   From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as consented to by DSAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, DSAC shall be deemed to have consented if DSAC does not object or request further information with respect to such Company Request in writing (which objection or request shall be made via email) within seventy-two (72) hours after a written request for such consent is delivered (which delivery shall be made via email) to Manoj Jain and Jason Ng by the Company (a “Company Request”)) or as required by Applicable Law, use commercially reasonable efforts to: (i) operate its business only in the Ordinary Course of Business, (ii) preserve the business of the Company, (iii) timely pay all material Taxes that become due and payable by it (except to the extent being contested in good faith by appropriate Actions), and (iv) not:
(a)  change, amend or propose to amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;
(b)  directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of the Company, including any Company Shares, or any Equity Securities of any of the Subsidiaries of the Company, other than the grant of Company Options in the Ordinary Course of Business;
(c)  other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;
(d)  (i) enter into or amend any termination, employment, consulting, bonus, change in control, retention or severance agreement with any employee at the level of Director or higher, (ii) increase the compensation or benefits provided to any current or former Service Provider, other than increases in the Ordinary Course of Business for employees below the level of Director, with such increases not to exceed 4% on an annualized basis, (iii) grant any equity or equity based awards to any current or former Service Provider, (iv) other than as required by the terms of the Company Benefit Plans in effect on the date hereof and made available to the DSAC Parties, accelerate the vesting or payment of any equity or equity-based awards held by any current or former Service Provider, (v) except as required by applicable Law or for changes in health and welfare benefits made in the Ordinary Course of Business in connection with open enrollment, establish, adopt, enter into, amend, or terminate any Company Benefit Plan (except as otherwise permitted by this Section 7.01) or Labor Contract, (vi) hire or terminate (other than for cause) any employees at the level of Director or above or (vii) take any action (or fail to take any action) that would provide an employee at the level of Director or higher with the right to resign and be eligible for severance benefits due to having “good reason” or another term of similar meaning pursuant to a preexisting agreement;
(e)  acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;
(f)  (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company and other than loans and advances to directors, officers and employees in the Ordinary Course of Business or under the terms of existing Company Benefit Plans,

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(iii) cancel or forgive any material debts or other material amounts owed to the Company or any of its Subsidiaries other than in the Ordinary Course of Business or (iv) commit to do any of the foregoing;
(g)  (i) make or change any material Tax election, (ii) adopt or change any material Tax accounting method except as required by Law, (iii) settle or compromise any material Tax liability, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) enter into any Tax sharing or similar agreement, (vi) enter into any material agreement with a Taxing Authority with respect to Taxes, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (viii) amend any Tax Return in any material respect unless required by Applicable Law, or (ix) surrender any right to claim a material refund of Tax;
(h)  except for non-exclusive licenses granted in the Ordinary Course of Business, consistent with past practice, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property;
(i)  (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $500,000 individually or $3,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;
(j)  sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 7.01(i));
(k)  merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;
(l)  make any material change in financial accounting methods or principles of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law or to obtain compliance with PCAOB auditing standards;
(m)  permit any insurance policies listed in Section 5.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;
(n)  except for capital expenditures in the Company’s capital expenditure budgets for fiscal year 2021 and fiscal year 2022 (true and complete copies of which has been provided to DSAC prior to the date of this Agreement), make any commitments for capital expenditures that would reasonably be expected to require payments during fiscal year 2021 or fiscal year 2022 in excess of $2,000,000 in the aggregate;
(o)  fail to maintain or timely obtain, or materially amend or modify, any Permit that is material to the ongoing operations of the Company and its Subsidiaries;
(p)  take any action that would constitute or result in Leakage (other than Permitted Leakage); or
(q)  enter into any agreement to do any action prohibited under this Section 7.01.
Nothing contained in this Section 7.01 shall give to DSAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of DSAC and the Company shall exercise, consistent with the terms and conditions hereof,

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complete control and supervision of its respective operations, as required by Applicable Law. For the avoidance of doubt, “current facts and circumstances” within the definition of Ordinary Course of Business shall, for the purposes of this Section 7.01, include any actions taken as may be commercially reasonable in response to the COVID-19 pandemic and reasonably consistent with (x) the actions taken by the Acquired Companies in response to the COVID-19 pandemic prior to the date hereof, (y) the applicable health and safety policies, procedures and protocols in effect at such date recommended by any Governmental Entity, the World Health Organization or any similar organization or (z) the then-current operations of similarly situated Persons operating in the same industries, markets or geographies in which the Acquired Companies operate.
Section 7.02.   Inspection.   The Company shall, and shall cause its Subsidiaries to, afford to DSAC and its officers, employees, accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the DSAC Parties; provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company during normal business hours under the supervision of appropriate personnel of the Company.
Section 7.03.   Termination of Certain Agreements.   Prior to the Closing, the Company shall take all actions necessary to cause the Affiliate Transactions set forth on Section 7.03 of the Company Disclosure Schedule to be terminated effective prior to or as of the Closing such that such Affiliate Transactions are of no further force and effect following the Closing, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing (other than those that by the terms of such Affiliate Transactions expressly survive the termination of such Affiliate Transactions). Prior to the Closing, the Company shall deliver to DSAC written evidence reasonably satisfactory to DSAC of such terminations.
Section 7.04.   Trust Account Waiver.   The Company acknowledges that DSAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated October 28, 2020 (the “Prospectus”), substantially all of DSAC’s assets consist of the cash proceeds of DSAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of DSAC, certain of its public shareholders and the underwriters of DSAC’s initial public offering. The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to DSAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of DSAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with DSAC or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against DSAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of DSAC Ordinary Shares in accordance with the DSAC Governing Document and the Trust Agreement).
Section 7.05.   Written Consent.   The Company shall expend commercially reasonable efforts to obtain a duly executed counterpart to the Company Shareholder Approval from each Company Shareholder as expeditiously as possible after the effectiveness of the Registration Statement, and the Company shall promptly deliver such executed counterparts to DSAC. The materials submitted to such Company

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Shareholders in connection with soliciting counterparts to the Company Shareholder Approval shall include the unanimous recommendation of the Company Board that such Company Shareholders vote their Company Shares in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby.
Section 7.06.    280G Approval.   To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that would constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) at least four (4) Business Days prior to the Closing Date, solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) at least one (1) Business Day prior to the Closing Date, with respect to each individual who signs the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. At least five (5) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials and the calculations and related back-up documentation to DSAC for its review and comment, and the Company shall incorporate changes reasonably requested by DSAC. To the extent applicable, prior to the Closing Date, the Company shall deliver to DSAC evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.
Section 7.07.    Potentially Continuing Convertible Notes.   The Company shall expend commercially reasonable efforts to procure the agreement of holders of the Potentially Continuing Convertible Notes to the conversion thereof at or before the Closing; provided, however, that DSAC acknowledges and agrees that receipt of such agreements is not a condition to the consummation of the transactions contemplated by this Agreement.
ARTICLE 8
Covenants of DSAC
Section 8.01.    Conduct of Business.   During the Interim Period, except as set forth on Section 8.01 of the DSAC Disclosure Schedule, as contemplated by this Agreement (including with respect to the Domestication), as required by Applicable Law or as consented to by the Company in writing, DSAC shall not, and DSAC shall cause the other DSAC Parties not to:
(a)  change, amend or propose to amend (i) the DSAC Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any DSAC Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;
(b)  directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of any DSAC Party, other than (i) in connection with the exercise of any DSAC Warrants outstanding on the date hereof, (ii) any redemption made in connection with the DSAC Shareholder Redemption Right, (iii) in connection with the PIPE Financing, or (iv) as otherwise required by the DSAC Governing Document in order to consummate the transactions contemplated hereby;
(c)  merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the DSAC Parties (other than the Merger and the Domestication);
(d)  make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

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(e)  enter into any material Contract or, other than in the ordinary course of business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (ii) materially amend, extend or renew any material Contract;
(f)  hire any employees or adopt any benefit plans;
(g)  acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;
(h)  incur any Indebtedness;
(i)  make any loans, advances or capital contributions to, or investments in, any other Person;
(j)  (i) fail to timely pay all Taxes that become due and payable, (ii) make or change or revoke any material Tax election, (iii) adopt or change any material Tax accounting method except as required by Law, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) enter into any Tax sharing or similar agreement, (vii) enter into any material agreement with a Taxing Authority with respect to Taxes, (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (ix) amend any Tax Return in any material respect unless required by Applicable Law, or (x) surrender any right to claim a material refund of Tax;
(k)  (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on Newco or the Surviving Corporation, (B) result in a payment of greater than $50,000 individually or in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) waive, release or assign any claims or rights of the DSAC Parties;
(l)  sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the DSAC Parties;
(m)  make any change in financial accounting methods, principles or practices of the DSAC Parties, except insofar as may have been required by a change in GAAP or Applicable Law;
(n)  pay, or make any commitments for, capital expenditures; or
(o)  enter into any agreement to do any action prohibited under this Section 8.01.
Nothing contained in this Section 8.01 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the DSAC Parties prior to the Closing Date. Prior to the Closing Date, each of DSAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.
Section 8.02.    NASDAQ Listing.   From the date hereof through the Closing, DSAC shall use reasonable best efforts to ensure that DSAC remains listed as a public company, and that DSAC Ordinary Shares remain listed on the NASDAQ. DSAC shall use reasonable best efforts to ensure that Newco is listed as a public company, and that shares of Newco Common Stock (including the Earnout Shares) are listed on the NASDAQ, in each case, as of the Effective Time.
Section 8.03.    PIPE Subscription Agreements.   Unless otherwise approved in writing by the Company, DSAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the PIPE Subscription Agreements. DSAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under

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the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) DSAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, DSAC shall give the Company prompt (under the circumstances) written notice: (A) of any amendment to any PIPE Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any PIPE Subscription Agreement known to DSAC; (C) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (D) of any underfunding of any amount under any PIPE Subscription Agreement.
Section 8.04.    Backstop Agreement.   Unless otherwise approved in writing by the Company, DSAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement or termination of, the Backstop Agreement in any manner adverse to the Company. DSAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Backstop Agreement on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Backstop Agreement to cause the Backstop Parties to pay to (or as directed by) DSAC the applicable purchase price under the Backstop Agreement in accordance with its terms. Without limiting the generality of the foregoing, DSAC shall give the Company prompt (under the circumstances) written notice: (A) of any amendment to the Backstop Agreement; (B) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Backstop Agreement known to DSAC; (C) of the receipt of any written notice or other written communication from any party to the Backstop Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Backstop Agreement or any provisions of the Backstop Agreement; and (D) of any underfunding of any amount under the Backstop Agreement.
Section 8.05.    Section 16 of the Exchange Act.   Prior to the Closing, the DSAC board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisitions of Newco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of DSAC for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.
Section 8.06.    Qualification as an Emerging Growth Company.   DSAC shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause DSAC to not qualify as an “emerging growth company” within the meaning of such Act.
ARTICLE 9
Joint Covenants
Section 9.01.    Efforts to Consummate.
(a)  Subject to the terms and conditions herein provided, each Party shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers and permits necessary or advisable to be obtained from any third party or any Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NASDAQ). Subject to Section 12.06, the costs incurred in connection with obtaining such consents of all Governmental

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Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NASDAQ, shall be paid by DSAC (if to be paid prior to the Closing) or by Newco (if to be paid at or after the Closing). Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. (The foregoing notwithstanding, nothing herein shall require the Company to incur any liability or expenses (other than Company Transaction Expenses of the type set forth in clause (i) of the definition thereof, and any other de minimis costs and expenses) or DSAC to subject itself or its business to any imposition of any limitation on the ability to conduct its business or to own or exercise control of its assets or properties.)
(b)  Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NASDAQ.
(c)  Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.
Section 9.02.    Indemnification and Insurance.
(a)  All rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of incorporation, certificate of formation, operating agreement, bylaws or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Company shall not, for a period of not less than six years from the Effective Time, amend, repeal or otherwise modify the provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.
(b)  The Company shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time or secure comparable coverage under the current directors’ and officers’ liability insurance of

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Newco. If any claim is asserted or made within such six year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.
(c)  DSAC shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.
(d)  Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 9.02.
Section 9.03.    Tax Matters.
(a)  The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes: (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto and (ii) the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto (the “Intended Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.
(b)  In the event that in connection with the preparation and filing of the Registration Statement and/or the Proxy Statement the SEC requests or requires tax opinions, each Party shall execute and deliver customary tax representation letters to counsel dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by counsel in connection with the preparation and filing of the Registration Statement and/or the Proxy Statement.
(c)  Newco will use commercially reasonable efforts to provide the pre-Closing equityholders of DSAC information that is reasonably required to (i) determine the amount that is required to be taken into income by such pre-Closing equityholders in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to DSAC for each taxable year that DSAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)). Newco is permitted to satisfy its obligations to provide any information pursuant to this Section 9.03(c) by posting it on its website.
(d)  All Transfer Taxes incurred by DSAC, Merger Sub and the Company in connection with this Agreement shall be borne by Newco and paid when due. Newco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by Applicable Law, DSAC, Merger Sub and the Company will join in the execution of any such Tax Return or documentation.
Section 9.04.    Proxy Statement; Registration Statement.
(a)  As promptly as reasonably practicable after the date of this Agreement, DSAC and the Company shall prepare, and DSAC shall file with the SEC, (i) a preliminary proxy statement in connection with the

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Merger to be filed as part of the Registration Statement and sent to the Pre-Closing DSAC Holders relating to the DSAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. DSAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives, advisers and counsel in the preparation of the Proxy Statement and the Registration Statement. DSAC shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.
(b)  DSAC shall, as promptly as practicable, notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. DSAC shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and include all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. DSAC shall use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Merger, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of DSAC and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of DSAC and the Company or their respective Subsidiaries, as applicable, to the SEC or the NASDAQ in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). DSAC will advise the Company, promptly (under the circumstances) after DSAC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the DSAC Ordinary Shares or the Newco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.
(c)  Without limiting the generality of (b), the Company shall promptly furnish to DSAC for inclusion in the Proxy Statement and the Registration Statement audited financial statements of the Company and its Subsidiaries as of, and for the twelve months ended, December 31, 2020 and December 31, 2019, in each case prepared in accordance with GAAP and Regulation S-X and audited in accordance with PCAOB auditing standards by a PCAOB- qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act (the “Audited Financial Statements”), together with auditor’s reports and consents to use such financial statements and reports.
(d)  Each of DSAC and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing DSAC Holders, or at the time of the DSAC Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(e)  If, at any time prior to the Effective Time, any information relating to DSAC, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by

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any of DSAC or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by DSAC with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing DSAC Holders.
Section 9.05.    DSAC Shareholder Approval.
(a)  DSAC shall take, in accordance with Applicable Law, the NASDAQ rules, and the DSAC Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of DSAC Ordinary Shares (including any permitted adjournment or postponement, the “DSAC Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the DSAC Shareholders with the opportunity to effect a DSAC Share Redemption in connection therewith as promptly as reasonably practicable (and in any event within thirty days) after the date that the Registration Statement is declared effective under the Securities Act. DSAC shall, through the DSAC board of directors, recommend to the DSAC Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the DSAC Governing Document and approval of the Newco Certificate of Incorporation and Newco Bylaws, (iv) the issuance of (A) the Newco Common Stock issuable in connection with the Merger and (B) the Newco Common Stock issuable in connection with the PIPE Financing, (v) the adoption of the Incentive Equity Plan, (vi) the election of the directors constituting the Newco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by DSAC and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the DSAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”). DSAC shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the DSAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking the approval of the Transaction Proposals.
(b)  Notwithstanding anything to the contrary contained in this Agreement, once the DSAC Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, DSAC will not adjourn the DSAC Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event DSAC shall adjourn the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that DSAC has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of DSAC Ordinary Shares prior to the DSAC Extraordinary General Meeting, or (iii) a one-time adjournment of up to ten Business Days to solicit additional proxies from holders of DSAC Ordinary Shares to the extent DSAC has determined that such adjournment is reasonably necessary to obtain the approval of the Transaction Proposals.
Section 9.06.    Newco Board of Directors.   Subject to Section 9.01(b), the Parties shall take all necessary action to cause the Board of Directors of Newco (the “Newco Board”) as of immediately following the Closing to consist of eleven directors, of whom (i) one shall be the Chief Executive Officer of the Company, (ii) two shall be designated by Sponsor as listed in Section 9.06 of the Company Disclosure Schedule (the “Sponsor Designees”) and (iii) eight individuals shall be designated by the Company no later than 14 days prior to the effectiveness of the Registration Statement (the “Company Designees”). Each Company Designee shall meet the director qualification and eligibility criteria mutually agreed upon by DSAC and the Company, and a number of Company Designees shall meet a standard of independence mutually agreed upon by DSAC and the Company such that a majority of the directors as of immediately following the Closing shall qualify as independent directors. The Company Designees, the Chief Executive Officer of the

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Company and the Sponsor Designees shall be assigned to classes of the Newco Board as set forth on Section 9.06 of the Company Disclosure Schedule.
Section 9.07.    Trust Account.   Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice DSAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the DSAC Governing Document, (a) at the Closing, (i) DSAC shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for DSAC Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, Newco in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 9.08.    Form 8-K Filings.   DSAC and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). DSAC and the Company shall cooperate in good faith with respect to the prompt preparation by DSAC of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four Business Days thereafter), DSAC shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to the Closing, DSAC and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, DSAC shall issue the Closing Press Release. DSAC and the Company shall cooperate in good faith with respect to the preparation by the Company of, and, at least five days prior to the Closing, the Company shall prepare, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, Newco shall file the Completion 8-K with the SEC.
Section 9.09.    Incentive Equity Plan.   Prior to the effectiveness of the Registration Statement, DSAC shall approve and, subject to approval of the DSAC Shareholders, adopt, an incentive equity plan that provides for the grant of awards to employees and other service providers of Newco and its Subsidiaries with a total pool of awards of Newco Common Stock not exceeding 9% of the aggregate number of shares of Newco Common Stock outstanding at the Closing, on a fully diluted, as converted and as-exercised basis (with such total pool of awards to be inclusive of shares reserved for issuance upon the exercise of options to purchase shares of Newco Common Stock issued in the Merger in respect of vested Converted Options, the “Incentive Equity Plan”). The Incentive Equity Plan shall provide for an annual “evergreen” increase not more than 3% of the outstanding shares of Newco Common Stock for a period of five years following the Closing. The Incentive Equity Plan shall be in substantially the form set forth as Annex H hereto.
Section 9.10.    Employee Stock Purchase Plan.   Prior to the effectiveness of the Registration Statement, DSAC and Newco shall approve and, subject to approval of the DSAC Shareholders, adopt, an employee stock purchase plan that provides for the reserve of Newco Common Stock for employees and other service providers of Newco and its Subsidiaries with a total pool of Newco Common Stock not exceeding 2% of the aggregate number of shares of Newco Common Stock outstanding at the Closing, on a fully diluted, as converted and as-exercised basis (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan shall provide for an annual “evergreen” increase not more than 1% of the outstanding shares of Newco Common Stock for a period of five years following the Closing. The Employee Stock Purchase Plan shall be in substantially the form set forth as Annex I hereto.
Section 9.11.    No Shop.   During the Interim Period, none of DSAC or Merger Sub, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they direct, authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of DSAC, fail to include the DSAC Board Recommendation in (or remove the DSAC Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce

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any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the transactions contemplated hereby, or, in the case of DSAC, the DSAC Board Recommendation. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the DSAC Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the transactions contemplated hereby and transactions with customers in the Ordinary Course of Business), in each case, involving the sale, lease, exchange or other disposition of properties or assets or Equity Securities of the Company or any of the Company’s Subsidiaries and (ii) with respect to DSAC, any transaction (other than the transactions contemplated hereby) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving DSAC (or any Affiliate or Subsidiary of DSAC), on the one hand, and any party other than the Company or the Company Shareholders, on the other hand.
Section 9.12.    Notification of Certain Matters.   Each of the Company and the DSAC Parties shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non- occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) without limiting Section 9.01, any regulatory notice or report from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.
ARTICLE 10
Conditions to Obligations
Section 10.01.    Conditions to Obligations of the DSAC Parties and the Company.   The obligations of the DSAC Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by all of such parties:
(a)   HSR Act.   All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)   NASDAQ Listing Requirements.   The shares of Newco Common Stock contemplated to be listed pursuant to this Agreement (including the Earnout Shares) shall have been listed on the NASDAQ and shall be eligible for continued listing on the NASDAQ immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to the Closing), subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.
(c)   Applicable Law.   There shall not be in force any Applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.
(d)   DSAC Shareholder Approval.   The DSAC Shareholder Approval shall have been obtained.
(e)   Company Shareholder Approval.   The Company Shareholder Approval shall have been obtained.

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(f)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.
(g)   Net Tangible Assets.   DSAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the PIPE Financing and the closing of the DSAC Share Redemption.
(h)   Domestication.   The Domestication shall have been consummated.
(i)   Financial Statements.   The Company shall have delivered to DSAC the financial statements required to be included in the Completion 8-K.
Section 10.02.    Conditions to Obligations of the DSAC Parties.   The obligations of the DSAC Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the DSAC Parties:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.06, Section 5.09(a) and Section 5.25, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)   The representations and warranties of the Company contained in Section 5.01(c) and Section 5.09(a) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.
(iii)   Each of the representations and warranties of the Company contained in Section 5.01(a), Section 5.01(b), Section 5.02, Section 5.06 and Section 5.25 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
(b)   Covenants.   Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   No Company Material Adverse Effect.   From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
(d)   Closing Deliverables.   DSAC shall have received the deliverables set forth in Section 4.08(a).
Section 10.03.    Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the DSAC Parties contained in this Agreement (without giving effect to any materiality or “DSAC Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.06, Section 6.12(b) and Section 6.22, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties

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which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a DSAC Material Adverse Effect.
(ii)   The representations and warranties of the DSAC Parties contained in Section 6.01(c), Section 6.02 and Section 6.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.
(iii)   Each of the representations and warranties of the DSAC Parties contained in Section 6.01(a), Section 6.01(b), Section 6.06 and Section 6.22 (without giving effect to any materiality or “DSAC Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).
(b)   Covenants.   Each of the covenants, obligations and agreements of the DSAC Parties hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   No DSAC Material Adverse Effect.   From the date of this Agreement, there shall not have occurred a DSAC Material Adverse Effect that is continuing.
(d)   Closing Deliverables.   The Company shall have received the deliverables set forth in Section 4.08(b).
(e)   Minimum Cash.   Available Cash shall be greater than or equal to Minimum Cash.
Section 10.04.    Satisfaction of Conditions.   All conditions to the obligations of the Company and the DSAC Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.
ARTICLE 11
Termination/Effectiveness
Section 11.01.    Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)   by written consent of the Company and DSAC;
(b)   by either the Company or DSAC if the Closing shall not have occurred on or before the eight-month anniversary of the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement results in the failure of the Closing to be consummated by such date;
(c)   by either the Company or DSAC if the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;
(d)   by DSAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date DSAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from DSAC of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that DSAC shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if any DSAC Party is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by such DSAC Party would cause any condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied;

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(e)   by the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the DSAC Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating DSAC Breach”), except that, if any such Terminating DSAC Breach is curable by any DSAC Party, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by DSAC of notice from the Company of such breach, but only as long as the DSAC Parties continue to use their reasonable best efforts to cure such Terminating DSAC Breach (the “DSAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating DSAC Breach is not cured within the DSAC Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if the Company is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied; or
(f)   by either the Company or DSAC if  the DSAC Shareholder Approval is not obtained upon a vote duly taken thereon at the DSAC Extraordinary General Meeting (subject to any permitted adjournment or postponement of the DSAC Extraordinary General Meeting).
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other Section 11.01(a)) shall give notice of such termination to each other Party.
Section 11.02.    Effect of Termination.   Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any of the Parties for any (i) willful and material breach of this Agreement by such Party occurring prior to such termination or (ii) fraud by such Party. The provisions of Section 7.04, this Section 11.02, and Sections 12.05, 12.06, 12.07, 12.08, 12.09, 12.10, 12.13, 12.15, 12.16, 12.17 and 12.18 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.
ARTICLE 12
Miscellaneous
Section 12.01.    Non-Survival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed, (ii) any covenants and agreements in the Surviving Provisions and (iii) any claim arising out of fraud.
Section 12.02.    Waiver.   Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.
Section 12.03.    Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:
(i)   If to any DSAC Party, to:
Duddell Street Acquisition Corp.
8/F Printing House, 6 Duddell Street, Hong Kong

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Attention: Manoj Jain, Chief Executive Officer
Email: manoj.jain@masocapital.com
with copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
The Hong Kong Club Building
3A Chater Road, Hong Kong
Attention: Miranda So
James Lin
Sam Kelso
Email: miranda.so@davispolk.com
james.lin@davispolk.com
sam.kelso@davispolk.com
(ii)   If to the Company, to:
FiscalNote Holdings, Inc.
1201 Pennsylvania Avenue NW
Washington D.C. 20004
Attention: Josh Resnik,
SVP, General Counsel and Chief Content Officer
Email: josh.resnik@fiscalnote.com
with copies (which shall not constitute notice) to:
Paul Hastings LLP
875 15th Street, NW Suite 10
Washington D.C. 20005
Attention: Brandon Bortner
James Shea
Steve Camahort
Email: brandonbortner@paulhastings.com
jamesshea@paulhastings.com
stevecamahort@paulhastings.com
or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.
Section 12.04.       Assignment.   No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.05.    Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 12.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.15.
Section 12.06.    Expenses.   Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or

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not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the transactions herein contemplated are consummated, Newco shall pay or cause to be paid all (i) costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors) incurred by the Company, its Subsidiaries and the DSAC Parties in connection with this Agreement and the transactions herein contemplated and (ii) deferred initial purchaser and underwriting compensation incurred by DSAC in connection with its initial public offering.
Section 12.07.    Governing Law.   This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Applicable Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Applicable Laws of another jurisdiction.
Section 12.08.    Jurisdiction;    WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court or such state appellate court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08.
Section 12.09.    Headings and Captions; Counterparts.   The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 12.10.    Entire Agreement.   This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the DSAC Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

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Section 12.11.    Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the DSAC Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing DSAC Holders under Applicable Law without such approval having first been obtained.
Section 12.12.    Publicity.   Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the DSAC Parties, on the one hand, and the Company, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Party.
Section 12.13.    Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.14.    Disclosure Schedules.   Each of the Company and DSAC have set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the DSAC Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “DSAC Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any Section of the Company Disclosure Schedules or DSAC Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or DSAC Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.
Section 12.15.    Enforcement.
(a)   The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.
(b)   Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the

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terms and provisions of this Agreement in accordance with this (b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.15 before exercising any termination right under Section 11.01 or pursuing Damages.
Section 12.16.    Non-Recourse.   This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, DSAC or Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 12.17.    DSAC Legal Representation.   The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Davis Polk & Wardwell LLP) that represented DSAC, the Sponsor prior to the Closing may represent the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of DSAC prior to the Closing, and each of DSAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of DSAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Davis Polk & Wardwell LLP) that represented the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Sponsor and may be controlled by the Sponsor, and shall not pass to or be claimed or controlled by Newco (after giving effect to the Closing), the Surviving Corporation or any other Company Waiving Party; provided that the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with DSAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
Section 12.18.    Company Legal Representation.   DSAC hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “DSAC Waiving Parties”), that any legal counsel (including Paul Hastings LLP) that represented the Company or any of its Affiliates prior to the Closing may represent the Company Designee, or any of the Company’s Affiliates or the Company’s Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of the Company prior to the Closing, and each of DSAC and the Company on behalf of itself and the DSAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of DSAC and the Company on behalf of itself and the DSAC Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Paul Hastings LLP) that represented the Company or any of its Affiliates or any of the Company’s Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Designee and may be controlled by the Company Designee, and shall not pass to or be claimed or controlled by Newco (after giving

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effect to the Closing), the Surviving Corporation or any other DSAC Waiving Party; provided that the Company Designee shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by DSAC or any DSAC Waiving Party prior to the Closing with the Company or the Company Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
[Signature pages follow.]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
DUDDELL STREET ACQUISITION CORP.
By:	/s/ Manoj Jain Name: Manoj Jain Title: Director
GRASSROOTS MERGER SUB, INC.
By:	/s/ Manoj Jain Name: Manoj Jain Title: Director
FISCALNOTE HOLDINGS, INC.
By:	/s/ Timothy Hwang Name: Timothy Hwang Title: Chief Executive Officer

Annex A-2
EXECUTION VERSION
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of May 9, 2022, is entered into by and among the undersigned and amends that certain Agreement and Plan of Merger, dated as of November 7, 2021 (the “Merger Agreement”), by and among Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”), and FiscalNote Holdings, Inc., a Delaware corporation (the “Company” and together with the DSAC Parties, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Merger Agreement.
WHEREAS, Section 12.11 of the Merger Agreement provides that the Merger Agreement may be amended in whole or in part by a duly authorized agreement in writing executed by each of the Parties;
WHEREAS, the Parties wish to enter into this Amendment to amend the Merger Agreement pursuant to Section 12.11 thereof, upon the terms and conditions set forth herein; and
WHEREAS, concurrently with the execution of this Amendment, (i) the applicable persons are entering into amendments to certain of the Ancillary Agreements as described in more detail below, (ii) the applicable persons are entering into the Debt Commitment Letter (as defined below); and (iii) the PIPE Subscription Agreements are being terminated.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.
1.   Amendment to the Merger Agreement.
(a)   Amendments Related to the Termination of the PIPE Subscription Agreements:
(i)   Annex B to the Merger Agreement (Form of Newco Bylaws) is hereby amended by deleting the proviso in the definition of Locked Up Shares therein related to shares purchased pursuant to the PIPE Subscription Agreements;
(ii)   Annex D (Sponsor Letter Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in Section 2, Section 5(b) and Section 6(a)(i) thereof, and the parties to the Sponsor Letter Agreement are concurrently delivering an amendment to such effect concurrently with this Amendment;
(iii)   Annex E (Backstop Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in Section 2(b) thereof and providing for the issuance of Newco Bonus Shares to the Purchasers (as defined in the Backstop Agreement) in new Section 2(d) thereof, and the parties to the Backstop Agreement are concurrently delivering an amendment to such effect concurrently with this Amendment;
(iv)   Annex F (Form of Amended and Restated Registration Rights Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in the Recitals and Section 2.02(b)(ii) and Section 5.06 thereof;
(v)   The Merger Agreement is hereby amended by deleting the eleventh recital of the Merger Agreement in its entirety;
(vi)   The Merger Agreement is hereby amended by adding a recital as follows:
“WHEREAS, in connection with and concurrently with the execution and delivery of the Debt Commitment Letter, the PIPE Subscription Agreements are being terminated;”;

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(vii)   The Merger Agreement is hereby amended by entitling Section 6.19 “Backstop Agreement”, deleting Section 6.19(a) in its entirety and deleting references to the PIPE Financing in Section 6.19(c);
(viii)   The Merger Agreement is hereby amended by deleting Section 8.03 (PIPE Subscription Agreements) in its entirety;
(ix)   The Merger Agreement is hereby amended by deleting Section 10.01(g) (Net Tangible Assets) in its entirety and inserting the following in lieu thereof:
“DSAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the DSAC Share Redemption and the transactions contemplated by the Backstop Agreement.”; and
(x)   The Merger Agreement is hereby amended by deleting all references to the “PIPE Financing”, “PIPE Financing Amount”, “PIPE Investors” and “PIPE Subscription Agreements” in the following Sections:
(A)   Section 1.01 (Definitions);
(B)   Section 6.15 (Employees and Employee Benefit Plans);
(C)   Section 8.01(b) (Conduct of the Business); and
(D)   Section 9.05(a) (DSAC Shareholder Approval).
(b)   Amendments Related to the Debt Commitment Letter:
(i)   The Merger Agreement is hereby amended by adding a recital as follows:
“WHEREAS, that certain First Amendment to Agreement and Plan of Merger is being entered into by and among the Parties concurrently with the execution and delivery of the Debt Commitment Letter;”;
(ii)   Section 1.01 (Definitions) of the Merger Agreement is hereby amended as follows:
(1)   The definition of “Available Cash” is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:
““Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all DSAC Share Redemptions), plus (ii) the amount (if any) by which the aggregate proceeds actually received by the Company or any of its Subsidiaries pursuant to the Debt Financing exceeds $75,000,000 (i.e., the amount in excess of the $75,000,000 funded by Runway Growth Finance Corp. prior to the date of the Debt Commitment Letter), plus (iii) if applicable, the net amount of proceeds actually received by DSAC pursuant to the Backstop Agreement, minus (iv) the lesser of (A) the Company Transaction Expenses and (B) $5,000,000, minus (v) the lesser of (A) the DSAC Transaction Expenses and (B) $30,000,000.”;
(iii)   The Merger Agreement is hereby amended by adding a new Section 5.27 as follows:
“Debt Commitment Letter.
(a)   As of May 9, 2022, the Company has delivered to DSAC a true, accurate and complete copy of (i) the fully executed debt commitment letter dated as of May 9, 2022, including all amendments, exhibits, attachments, appendices and schedules thereto as of May 9, 2022 (the “Debt Commitment Letter”) from Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (the “Debt Financing Sources”) relating to their commitment, subject to the conditions set forth therein, to lend to FiscalNote, Inc., a Delaware corporation, and the other

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Persons named therein as “Borrowers” the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated hereby, and (ii) the fully executed fee letter in connection with the Debt Commitment Letter (the “Fee Letter”).
(b)   As of May 9, 2022, the Debt Commitment Letter, in the form so delivered to DSAC, is in full force and effect and is a legal, valid and binding obligation of, as applicable, FiscalNote, Inc. and, to the knowledge of the Company, the other parties thereto, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally. As of the date of thereof, in each case, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of the Company, no such withdrawal, termination or restriction is contemplated. The Company or a Subsidiary thereof has fully paid any and all fees, if any, that are payable on or prior to the date thereof under the Debt Commitment Letter.
(c)   As of May 9, 2022, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of FiscalNote, Inc. or, to the knowledge of the Company, any other parties thereto, under the Debt Commitment Letter. As of May 9, 2022, assuming the conditions set forth in this Agreement are satisfied, the Company does not have any reason to believe that the Debt Financing will not be available to the Borrowers on the Closing Date. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to the Borrowers, as applicable, on the terms therein (other than to the extent resulting from any amendments, modifications and/or waivers implemented in compliance with Section 7.08).
(d)   There are no side letters or other oral or written Contracts related to the funding of the Debt Financing pursuant to the Debt Commitment Letter to which the Company or any of its Affiliates is a party, other than (i) as expressly set forth in the Debt Commitment Letter and the Fee Letter, (ii) customary engagement letter(s) and non-disclosure agreement(s) and (iii) those entered in compliance with Section 7.08.”; and
(iv)   The Merger Agreement is hereby amended by adding a new Section 7.08 as follows:
“Debt Financing.
(a)   During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Commitment Letter, including using commercially reasonable efforts to: (i) comply with and maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto (“Financing Agreements”), (iii) comply with and perform the obligations applicable to the Company or any Subsidiary thereof pursuant to the Debt Commitment Letter, (iv) satisfy (or cause to be satisfied) on a timely basis all conditions applicable to the Company or any Subsidiary thereof in the Debt Commitment Letter that are within their respective control, and (v) draw down on and consummate the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived.
(b)   During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, if the Company becomes aware that any portion of the Debt Financing has become, or is reasonably likely to be,

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unavailable at Closing, (i) the Company shall promptly so notify DSAC, and (ii) the Company shall use commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions (including “flex” provisions) not materially less favorable (as reasonably determined by the Company) to the Company and its Subsidiaries than those contained in the Debt Commitment Letter, in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Agreements” and together with the Debt Commitment Letter and the Financing Agreements, each a “Debt Financing Document”); provided that, for the avoidance of doubt, none of the Company nor any of its Subsidiaries shall be required to execute any Alternative Debt Financing Agreement or arrange for such Alternate Debt Financing on terms and conditions (including “flex” provisions) which are materially less favorable (as reasonably determined by the Company) to the Company and its Subsidiaries than those included in the Debt Commitment Letter. The Company shall deliver to DSAC promptly (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Agreement. Any reference in this Section 7.08 to (A) the “Debt Financing” shall be deemed to include the debt financing contemplated by the Debt Financing Documents to the extent so amended, restated, supplemented, replaced, substituted or modified pursuant to this Section 7.08, including any Alternative Debt Financing, (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Debt Financing Documents to the extent then in effect) and (C) any reference in this Agreement to “Fee Letter” shall be deemed to include any Fee Letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Debt Financing Documents to the extent then in effect).
(c)   During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, the Company shall give DSAC prompt written notice: (i) of any amendment to or modification of any Debt Financing Document;provided that none of the Company nor any of its Subsidiaries shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Debt Financing Document without the prior written consent of DSAC if such amendments, modifications or waivers would (A) reduce the aggregate amount of the Debt Financing or (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner which would reasonably be expected to (1) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or (2) adversely impact in any material respect the ability of the Company or any of its Subsidiaries to enforce its rights against the other parties to Debt Commitment Letter; (ii) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter known to the Company; (iii) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Debt Commitment Letter of any provisions of the Debt Commitment Letter; and (iv) of any underfunding of any amount under the Debt Commitment Letter. Prior to the Closing, at the request of DSAC, the Company shall keep DSAC informed on a reasonably current basis in reasonable detail of the status of the Company’s and its Subsidiaries’ efforts to obtain the Debt Financing or Alternative Debt Financing. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by the Company, any of its Subsidiaries or any of their Affiliates be a condition to any of DSAC’s obligations under this Agreement, subject to the applicable conditions set forth in Article 10.

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(d)   During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, DSAC and its Subsidiaries shall, and shall use their commercially reasonable efforts to cause their directors, officers, employees and representatives, including legal and accounting representatives, to use commercially reasonable efforts to, at DSAC’s sole expense, provide to the Company and its Subsidiaries such cooperation reasonably requested by the Company that is reasonably necessary and customary in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of DSAC or its Subsidiaries), including on, to the extent customary and reasonable for the Debt Financing, (i) cooperating in the preparation, negotiation, execution and delivery of any definitive financing documents (including any loan agreement, guarantees, pledge agreements, security documents, amendments to loan agreements, and currency or interest hedging agreement, (in each case, including any schedules and exhibits thereto and any related deliverables in connection therewith)) as may be reasonably requested by the Company and (ii) facilitating the pledging of collateral; provided that the effectiveness of any definitive financing documents to be executed and delivered pursuant to clause (i) above or collateral or security granted pursuant to clause (ii) above, and any obligations of DSAC or any of its Subsidiaries thereunder, shall be contingent upon the occurrence of the Effective Time; and (iii) furnishing the Company, no later than eight (8) Business Days prior to the Closing Date, with all documentation and other information as has been reasonably requested by the Company prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent it or any Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for DSAC and its Subsidiaries regarding beneficial ownership in relation to such company prior to the Closing.
(e)   For the avoidance of doubt, in no event may any provision of this Agreement be enforced against any Debt Financing Source.”
(c)   Amendments Related to Potential NYSE Listing: The following provisions of the Merger Agreement are hereby amended by replacing each instance of “NYSE” with the phrase “NYSE or NASDAQ”:
(i)   The definition of “Trading Day”;
(ii)   The definition of “VWAP” ;
(iii)   Section 8.02;
(iv)   Sections 9.01(a) and 9.01(b); and
(v)   Section 10.01(b).
(d)   Amendment Related to the Termination Date: Section 11.01(b) (Termination) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
“by either the Company or DSAC if the Closing shall not have occurred on or before August 7, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement results in the failure of the Closing to be consummated by such date;”.
(e)   Amendment Related to the Newco Bonus Shares: The Merger Agreement is hereby amended by adding a new Section 5.27 as follows:
“Issuance of Newco Common Stock to Non-Redeeming Shareholders and Backstop Purchasers.

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(a)   Immediately prior to the Effective Time, subject to Section 4.07(c), Newco shall issue (i) to each holder of each share of Newco Class A Common Stock converted from a DSAC Class A Ordinary Share pursuant to Section 2.03(a) for which the DSAC Shareholder Redemption Right has not been exercised as of immediately prior to the Effective Time (“Non-Redeeming Shares”) the Newco Bonus Shares in respect of such Non-Redeeming Shares and (ii) to each Purchaser (as such term is defined in the Backstop Agreement) the Newco Bonus Shares in respect of such Purchaser’s Backstop Purchase Shares (as such term is defined in the Backstop Agreement) (“Backstop Purchase Shares”) pursuant to the Backstop Agreement.
(b)   For purposes of this Agreement,
“Newco Bonus Share Ratio” means the quotient of (i) 10,000,000 divided by (ii) the aggregate number of issued and outstanding DSAC Class A Ordinary Shares immediately prior to giving effect to the DSAC Shareholder Redemption Right.
“Newco Bonus Shares” means (i) with respect to each Non-Redeeming Share, a number of shares of Newco Class A Common Stock equal to the Newco Bonus Share Ratio, and (ii) with respect to each Backstop Purchase Share, a number of shares of Newco Class A Common Stock equal to the Newco Bonus Share Ratio.”
(f)   Amendment Related to the Earn-Out: Section 1.01 (Definitions) of the Merger Agreement is hereby amended as follows:
(i)   adding the in applicable alphabetical order the following new definition:
““Triggering Event 0” means the date on which the VWAP is greater than or equal to $10.50 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.” and
(ii)   amending the definition of “Triggering Events” to read in its entirety as follows:
““Triggering Events” means Triggering Event 0, Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.
2.   Effect of Amendment.   Except as set forth herein, all other terms and provisions of the Merger Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Merger Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Merger Agreement, as amended by this Amendment, shall mean November 7, 2021.
3.   Construction.   This Amendment shall be governed by all provisions of the Merger Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.
4.   Entire Agreement.   This Amendment and the Merger Agreement constitute the entire agreement between the Parties on the subject matter contained herein and therein. In the event of a conflict between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.
5.   Counterparts.   This Amendment may be executed and delivered, including by portable document format (.PDF), in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
(The remainder of this page is intentionally left blank)

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IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to Merger Agreement to be duly executed as of the date hereof.
DUDDELL STREET ACQUISITION CORP.
By:
/s/ Manoj Jain

Name:
Manoj Jain

Title:
Director

GRASSROOTS MERGER SUB, INC.
By:
/s/ Manoj Jain

Name:
Manoj Jain

Title:
Director

[Signature Page to First Amendment to Agreement and Plan of Merger]

FISCALNOTE HOLDINGS, INC.
By:
/s/ Tim Hwang

Name:
Timothy Hwang

Title:
Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Annex B
FORM OF CERTIFICATE OF INCORPORATION OF
FISCALNOTE HOLDINGS, INC.
ARTICLE I
NAME
The name of the corporation is FiscalNote Holdings, Inc. (hereinafter called the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
The Corporation is being incorporated in connection with the domestication of Duddell Street Acquisition Corp., a Cayman Islands exempted company limited by shares, to a Delaware corporation, which domestication is being effected in connection with the transactions contemplated by that certain Agreement and Plan of Merger entered into by the Cayman Company, Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc., a Delaware corporation, on November 8, 2021, and this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) is being filed simultaneously with a certificate of corporate domestication effecting such domestication.
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,809,000,000 shares, consisting of 1,709,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 9,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.   CLASS A COMMON STOCK AND CLASS B COMMON STOCK.
Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1.   Equal Status; General.   Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2.   Voting.   Except as otherwise required by applicable law, at all meetings of stockholders and on all matters properly submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to 25 votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.
3.   Dividend and Distribution Rights.   Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets or funds of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
4.   Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
5.   Liquidation, Dissolution or Winding Up.   Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
6.   Certain Transactions.
6.1   Merger or Consolidation.   In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to 25 times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
6.2   Third-Party Tender or Exchange Offers.   The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to 25 times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
7.   Conversion.
7.1   Optional Conversion of Class B Common Stock.   Each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of shares of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the certificate or certificates representing, or the notice or notices of issuance (if held in book-entry form) of, the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2   Automatic Conversion of Class B Common Stock.   To the extent set forth below, each applicable share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):
(a)   Transfers.   Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).
(b)   Death or Permanent Disability of Holder of Class B Common Stock.   Each outstanding share of Class B Common Stock held by a holder of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earliest to occur of the death or Permanent Disability of such holder of Class B Common Stock.
(c)   Reduction in Voting Power.   Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the number of outstanding shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) represents less than fifty percent (50%) of the number of shares of Class B Common Stock that were outstanding as of the Effective Date.
(d)   Affirmative Vote.   Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of Class B Common Stock, voting as a separate class.
(e)   Seven (7) Years from the Effective Date.   Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date that is seven (7) years from the Effective Date.
7.3   Certificates.   Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4   Policies and Procedures.   The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be immediately and automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
8.   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
9.   Protective Provisions.   Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.
10.   Issuance of Additional Shares.   From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.
11.   Definitions.   For purposes of this Certificate of Incorporation:
“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.
“Effective Date” means the date on which this Certificate of Incorporation is first effective.
“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.
“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.
“Founders” means, collectively, Timothy Hwang and Gerald Yao.
“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Permanent Disability” means a permanent and total disability such that the holder of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.
“Permitted Entity” means:
(a)   a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);
(b)   any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;
(c)   any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;

(d)   an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
(e)   the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;
(f)   a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or
(g)   a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.
Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.
“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:
(a)   by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;
(b)   by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or
(c)   any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”
For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.
“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.
“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.
“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.
“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.
“Qualified Stockholder” means (i) the Founders, and (ii) any Person that is a Permitted Transferee.
“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:
(a)   the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;
(b)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;
(c)   the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;
(d)   any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;

(e)   (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);
(f)   any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;
(g)   entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(h)   in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;
(i)   due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and
(j)   entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.
“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
B.   PREFERRED STOCK
Subject to Article IV, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Subject to Article IV, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers (if any) and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND CHANGE OF CONTROL TRANSACTIONS
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, so long as any shares of Class A Common Stock and Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation or approve any Change of Control Transaction. For the avoidance of doubt, (i) nothing in the immediately preceding proviso shall limit the rights of the Board as specified in Article IV, Part B (as qualified by Section 9 of Part A of Article IV) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.
ARTICLE VI
AMENDMENT OF THE BYLAWS
In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.
ARTICLE VII
BOARD OF DIRECTORS
This Article VII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(A)   General Powers   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
(B)   Number of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall be no less than five (5) and shall not exceed twelve (12). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(C)   Classified Board.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effective Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders following the Effective Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
(D)   Tenure.   Each director shall be elected or appointed for a term of office continuing until the annual meeting of stockholders of the Corporation at which such director’s term expires. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.
(E)   Vacancies; Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock and subject to any contractual rights duly granted by the Corporation in connection therewith, and notwithstanding the requirement that the three classes shall be as nearly equal in number of directors as possible, newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, solely by the stockholders of the Corporation with the Requisite Stockholder Consent unless any such vacancy or newly created directorships remains unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director. If any newly created directorship may be assigned to more than one class consistent with the requirement that the number of directors in each class shall be divided as nearly equal as is practicable, the Board shall assign such directorship to the available class with the earliest expiring term of office.
(F)   Removal.   Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certification of Incorporation, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.
(G)   Committees.   Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
(H)   Stockholder Nominations and Introduction of Business.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
(I)   Preferred Stock Directors.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VIII
ELECTION OF DIRECTORS
Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders in which a quorum is present shall be the affirmative vote of a plurality of the votes cast by stockholders entitled to vote in such election.
ARTICLE IX
LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article IX shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article IX shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE X
INDEMNIFICATION
The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or trust (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (including by making payment directly to applicable third parties if requested by the indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article X or otherwise. The rights to indemnification and advancement of expenses conferred by this Article X shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article X, except for proceedings to enforce rights to indemnification and advancement of expenses (which are, for the avoidance of doubt, indemnified proceedings and expenses), the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was, or is, authorized by the Board. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article X shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise. Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article X, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. This Article X shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE XI
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING
Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.
ARTICLE XII
SPECIAL MEETING OF STOCKHOLDERS
Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that, prior to the Final Conversion Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE XIII
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
ARTICLE XIV
MISCELLANEOUS
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this [•] day of [•], 2021.
FISCALNOTE HOLDINGS, INC.
By:

Name:
Title:
Signature Page to Certificate of Incorporation

Annex C
FORM OF BYLAWS
OF
FISCALNOTE HOLDINGS, INC.

ARTICLE I
STOCKHOLDERS
1.1 Place of Meetings.   All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of FiscalNote Holdings, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.
1.2 Annual Meeting.   The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.
1.3 Special Meetings.   Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons; provided that, prior to the Final Conversion Date (as defined in the Certificate of Incorporation), special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent (as defined in the Certificate of Incorporation). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders; provided, however, that with respect to any special meeting of stockholders of the Corporation previously scheduled at the request of the Requisite Stockholder Consent, the Corporation shall not postpose, reschedule or cancel any such special meeting without the prior written consent of the stockholders who comprised the Requisite Stockholder Consent.
1.4 Notice of Meetings.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.
1.5 Voting List.   The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.
1.6 Quorum.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.7 Adjournments.   Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment, a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
1.8 Voting and Proxies.   Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
1.9 Action at Meeting.   When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors, directors shall be elected by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote in such election.
1.10 Nomination of Directors.
(A) Except as otherwise provided by the Certificate of Incorporation and for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election. Notwithstanding anything in this Section1.10 to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 2.4 will be considered for election at such meeting.
(B) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of Sections 1.10 and 1.11 hereof with respect to the Corporation’s first annual meeting of stockholders following the [listing of its shares on a national securities exchange], be deemed to have occurred on            , 20   ); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.
(C) The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10

(including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).
(D) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.
(E) Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.
(F) For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(G) Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.
1.11 Notice of Business to be Brought Before a Meeting.
(A) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.
(B) In addition to any other applicable requirements, for business (other than nominations, which shall be governed by Section 1.10 hereto) to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(C) To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:
(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(D) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(E) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.
(F) This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
1.12 Conduct of Meetings.
(A) Meetings of stockholders shall be presided over by the Chairperson of the Board, or in the Chairperson’s absence by the Lead Independent Director, if any, or in the Lead Independent Director’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
(B) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(C) The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
(D) In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.
ARTICLE II
DIRECTORS
2.1 General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.
2.2 Number, Election and Term.   The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.
2.3 Chairperson of the Board.   The Board may appoint from its members a Chairperson of the Board, who does not need to be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. Unless otherwise provided by the Board, the Chairperson of the Board shall preside at all meetings of the Board.
2.4 Terms of Office.   Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be divided as nearly equal as is practicable. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
2.5 Quorum.   The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.6 Action at Meeting.   Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.
2.7 Removal.   Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.
2.8 Newly Created Directorships; Vacancies.   Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.
2.9 Resignation.   Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.
2.10 Regular Meetings.   Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
2.11 Special Meetings.   Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.
2.12 Notice of Special Meetings.   Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.
2.13 Meetings by Conference Communications Equipment.   Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
2.14 Action by Consent.   Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.
2.15 Committees.   The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
2.16 Compensation of Directors.   Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.
2.17 Lead Independent Director.   The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
ARTICLE III
OFFICERS
3.1 Titles.   The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.
3.2 Election.   The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3 Qualification.   No officer need be a stockholder. Any two or more offices may be held by the same person.
3.4 Tenure.   Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
3.5 Resignation and Removal.   Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.
3.6 Vacancies.   The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.
3.7 President; Chief Executive Officer.   Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.
3.8 Vice Presidents.   Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
3.9 Secretary and Assistant Secretaries.   The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.
3.10 Treasurer and Assistant Treasurers.   The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.
3.11 Salaries.   Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.
3.12 Delegation of Authority.   Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
ARTICLE IV
CAPITAL STOCK
4.1 Stock Certificates; Uncertificated Shares.   The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
4.2 Transfers.   Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
4.3 Lost, Stolen or Destroyed Certificates.   The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
4.4 Record Date.   The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
4.5 Regulations.   The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.
4.6 Lock-Up.
(A)   Subject to Section 4.6(B), the Locked-up Holders may not Transfer any Lock-up Shares until the end of the Lock-up Period. The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.6, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
(B)   Notwithstanding the provisions set forth in Section 4.6(A), the Locked-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) in the case of an individual, (i) by gift to an immediate family member, a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (ii) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (iii) pursuant to a qualified domestic relations order, (b) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Locked-up Holder, (c) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of capital stock of the Corporation for cash, securities or other property, or (d) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of capital stock of the Corporation held by such Locked-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise; provided, however, that, in the case of clauses (a) and (b), such transferees shall enter into a written agreement with the Corporation agreeing to be bound by the transfer restrictions set forth herein; and provided further with respect to clauses (a) and (b), that any such transfer shall not involve a disposition for value.
(C)   For purposes of this Section 4.6:
(i)   the term “immediate family” means any relationship by blood, marriage, or domestic relationship;
(ii)   the term “Lock-up Period” means the period beginning on the closing date of the DSAC Transaction and ending on the date that is six (6) months (except to the extent a longer period is approved by the Board or provided for in a Voting and Support Agreement or any other agreement that is approved by the Board and is binding upon the Corporation) after the closing date of the DSAC Transaction;
(iii)   the term “Lock-up Shares” means the shares of capital stock (including, for avoidance of doubt, any shares underlying any options, warrants, convertible securities or any other equity-linked instrument) of the Corporation received by the stockholders of the Corporation after the date of the adoption of these Bylaws as consideration in the DSAC Transaction; provided, that, for clarity, shares of capital stock of the Corporation issued in connection with the Domestication (as defined in the Merger Agreement) or the PIPE Financing (as defined in the Merger Agreement) shall not constitute Lock-up Shares;
(iv)   the term “Locked-up Holders” means the holders of Lock-up Shares;
(v)   the term “Merger Agreement” means that certain Agreement and Plan of Merger dated November 7, 2021, by and among the Corporation, Grassroots Merger Sub, Inc., a Delaware corporation, and FiscalNote Holdings, Inc., a Delaware corporation, as amended from time to time.
(vi)   the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b);
(vii)   the term “Voting and Support Agreement” has the meaning set forth in the Merger Agreement; and
(viii)   the term “DSAC Transaction” means the merger of Grassroots Merger Sub, Inc., a Delaware corporation, with and into FiscalNote Holdings, Inc., a Delaware corporation, with FiscalNote Holdings, Inc. surviving, pursuant to and as contemplated by the Merger Agreement.
ARTICLE V
GENERAL PROVISIONS
5.1 Fiscal Year.   Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal.   The corporate seal, if any, shall be in such form as shall be approved by the Board.
5.3 Waiver of Notice.   Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
5.4 Voting of Securities.   Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.
5.5 Evidence of Authority.   A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
5.6 Certificate of Incorporation.   All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.
5.7 Severability.   Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
5.8 Pronouns.   All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
5.9 Electronic Transmission.   For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
ARTICLE VI
AMENDMENTS
These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.
ARTICLE VII
INDEMNIFICATION AND ADVANCEMENT
7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.   Subject to Section 7.3, the Corporation shall indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture or trust (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the
Corporation.   Subject to Section 7.3, the Corporation shall indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in a proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is an Indemnitee against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery in the State of Delaware or such other court shall deem proper.
7.3 Authorization of Indemnification.   Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
7.4 Good Faith Defined.   For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.
7.5 Right of Indemnitee to Bring Suit.   Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
7.6 Expenses Payable in Advance.   Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.
7.7 Nonexclusivity of Indemnification and Advancement of Expenses.   The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
7.8 Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.
7.9 Certain Definitions.   For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
7.10 Survival of Indemnification and Advancement of Expenses.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
7.11 Limitation on Indemnification.   Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.
7.12 Contract Rights.   The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Annex D-1
SUBSCRIPTION AGREEMENT
SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) dated as of November 7, 2021, among Duddell Street Acquisition Corp., a Cayman Islands exempted company (the “Issuer”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”), and the other parties named therein will, immediately following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which a wholly owned subsidiary of the Issuer will merge with and into FiscalNote, with FiscalNote surviving as a wholly owned subsidiary of the Issuer (together with the other transactions contemplated by the Merger Agreement, including the Subscription (defined below), the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer, following the domestication of the Issuer as a Delaware corporation and prior to the consummation of the Transactions, that number of shares of the Issuer’s class A common stock (the “Common Shares”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share, and for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and subject to the conditions set forth herein; and
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer that are substantially similar to this Subscription Agreement (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase Common Shares on the Closing Date (as defined below) at the same per share purchase price as Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 10,000,000 Common Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) this Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any Other Subscriber so listed. The decision of Subscriber to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, FiscalNote or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the

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Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, upon the substantially concurrent consummation of the Transactions, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the subsequent occurrence of the closing of the Transactions as further described herein. Each of the parties hereto acknowledge and agree that the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Representations, Warranties and Agreements.
2.1.   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Subscribed Shares, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer, as of the date hereof and as of the Closing Date, as follows:
2.1.1.   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2.   This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3.   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (ii) result in any violation of any law, statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”).
2.1.4.   Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (“QIB”) or an “accredited investor” (as defined in Rule 501 of the Securities Act) within the meaning of Rule 501(a) under the Securities Act, (b) an Institutional Account as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Subscribed Shares, in each case, satisfying the applicable requirements set forth on Schedule I, and confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being a QIB who is investing in the Subscribed Shares, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a QIB, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the- acknowledgements, representations, warranties and

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agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares and is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Accordingly, Subscriber understands that the offering of the Subscribed Shares meets (x) the exemptions from filing under FINRA Rules 5123(b)(1)(C) or (J) and 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
2.1.5.   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the sale to the Subscriber is being made in reliance on a private placement exemption from registration under the Securities Act, that the Subscribed Shares have not been registered under the Securities Act or any other applicable securities laws, and that the Subscribed Shares are being offered for resale in transaction not requiring registration under the Securities Act. Except in respect of any stock lending program, Subscriber understands that the Subscribed Shares may not be offered, sold, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in each case, in accordance with any other applicable securities laws, and that the Subscribed Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144). Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares.
2.1.6.   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, FiscalNote, or any of their respective affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.7.   If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).
2.1.8.   In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of the Issuer expressly set forth in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber acknowledges that it is not relying upon, and

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has not relied on any representations, warranties, statements or other information provided by anyone (including without limitation, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (collectively, in their capacity as placement agents, the “Placement Agents”) or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing). Subscriber acknowledges and agrees that Subscriber has received, had access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer, FiscalNote and the Transactions, and that such information is preliminary and subject to change and that none of the Issuer or the Placement Agents or any other person is under any obligation to inform Subscriber regarding any such changes. Subscriber understands that the financial statements and other financial information (whether historical or in the form of financial forecasts or projections) of the Issuer have been prepared and reviewed solely by the Issuer and its officers and employees and have not been reviewed by the Placement Agents or any outside party or, except as expressly set forth therein, certified or audited by an independent third-party auditor or audit firm. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions of the Issuer and FiscalNote, receive such answers, including on the financial information, and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber represents and warrants it is relying exclusively on its own sources of information, investment analysis, independent investigation, assessment and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and FiscalNote including but not limited to all business, legal, regulatory, accounting, credit and tax matters, and Subscriber has satisfied itself concerning such matters relevant to its investment in the Subscribed Shares. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and the Issuer.
2.1.9.   Subscriber acknowledges that in addition to their capacity as Placement Agents, J.P. Morgan Securities LLC is acting as sell side advisor to FiscalNote, and Citigroup Global Markets Inc. is acting as capital market advisor to the Issuer, in each case in connection with the Transactions. Issuer and FiscalNote are solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Transactions. Subscriber further acknowledges and agrees that (a) it has been informed that each of the Placement Agents is acting solely as placement agent in connection with the Transactions and is not acting as an underwriter or in any other capacity in connection with the Subscriptions and is not and shall not be construed as a fiduciary for Subscriber, the Issuer and FiscalNote or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial and otherwise), management, operations, properties or prospects of, the Issuer, FiscalNote or the Transactions, (d) none of the Placement Agents or any of their affiliates have acted as the Subscriber’s financial advisor or fiduciary in connection with the issue and purchase of Subscribed Shares, and (e) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Transactions.
2.1.10.   Subscriber acknowledges that none of the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to

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the Issuer, FiscalNote or its subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer.
2.1.11.   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Issuer or one of their respective representatives. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any general solicitation. Subscriber acknowledges that the Issuer represents and warrants that the Subscribed Shares were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act.
2.1.12.   Subscriber acknowledges that it is aware that there are substantial risks incident to the subscription and ownership of the Subscribed Shares and is able to fend for itself in the transactions contemplated herein. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares and have the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither FiscalNote, the Issuer, nor any of their respective agents or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
2.1.13.   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares.
2.1.14.   Subscriber represents and warrants that none of Subscriber or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”, or a person or entity prohibited by any OFAC sanctions program, (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the European Union, any European United member state, and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to

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ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and in compliance with OFAC sanctions programs and were not obtained, directly or indirectly, from a Prohibited Investor.
2.1.15.   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other Similar Laws or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), Subscriber represents and warrants that neither the Issuer nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
2.1.16.   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the United States Securities and Exchange Commission (the “Commission”) with respect to the beneficial ownership of the Issuer’s securities, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.17.   Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Issuer as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.
2.1.18.   On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 Subscriber will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.
2.1.19.   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.2.   Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Subscribed Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:
2.2.1.   The Issuer has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, the Issuer will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
2.2.2.   The Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Subscribed Shares, will be free and clear of any liens or other restrictions whatsoever in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Subscribed Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under the Issuer’s constitutive agreements or applicable law.

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2.2.3.   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4.   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer or FiscalNote or their respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or materially affects the validity or enforceability of the Subscribed Shares or the legal authority or other ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (collectively, an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.5.   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of the Issuer nor solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act.
2.2.6.   Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.7.   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 10,000,000 Common Shares for an aggregate purchase price of $100,000,000 (including the Subscribed Shares purchased and sold under this Subscription Agreement). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or any other investor or potential investor with respect to the purchase of equity securities of the Issuer (other than as described in the last sentence of this Section 2.2.7 and pursuant to the Merger Agreement) which include terms and conditions (economic or otherwise) that are materially more advantageous to any such Other Subscriber, investor or potential investor (as compared to Subscriber). The Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. This Section 2.2.7 shall not apply to any purchase of any equity securities of the Issuer by the sponsor of the Issuer, or any of its affiliates.

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2.2.8.   As of the date of this Subscription Agreement and as of immediately prior to the Transactions, the authorized share capital of the Issuer consists of 180,000,000 Class A Ordinary Shares, 20,000,000 DSAC Class B Ordinary Shares and 1,000,000 preference shares, $0.0001 par value each. All issued and outstanding ordinary shares of the Issuer have been duly authorized and validly issued, are fully paid, non-assessable and are not subject to preemptive or similar rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Merger Agreement, there are no outstanding, and between the date hereof and the Closing, the Issuer will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of the Issuer, (b) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any ordinary shares of the Issuer, or any other equity interests or voting securities in the Issuer or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (d) equity equivalents or other similar rights of or with respect to the Issuer, or (e) obligations of the Issuer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Merger Agreement and the Transaction Agreements (as defined in the Merger Agreement).
2.2.9.   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber and (ii) no consent, approval, order, authorization of, or registration, qualification, designation, declaration or filing with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), except for those applicable filings (a) with the Commission, (b) required by applicable state securities laws, (c) required in accordance with Section 4, (d) required by the New York Stock Exchange (the “NYSE”) or NASDAQ Stock Exchange (“NASDAQ”), and (e) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.10.   There are no pending or, to the knowledge of the Issuer, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Issuer, which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.2.11.   The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity, exchange or self regulatory organization that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.
2.2.12.   The Issuer made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by the Issuer with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the

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Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the registration statement on Form S-4 to be filed by the Issuer with respect to the Transactions or any other information relating to FiscalNote or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.13.   No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
2.2.14.   The Issuer is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
3.   Settlement Date and Delivery.
3.1.   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to (but subject to), the consummation of the Transactions (the date of the Closing, the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, Subscriber shall deliver to the Issuer, the Purchase Price for the Subscribed Shares, no later than three (3) Business Days prior to the Expected Closing Date by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. On the Closing Date, the Issuer shall issue to Subscriber (or the funds and accounts designated by Subscriber if so designated by Subscriber, or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), which Subscribed Shares, unless otherwise determined by the Issuer, shall be uncertificated, with record ownership reflected only in the register of shareholders of the Issuer (a copy of which showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date shall be provided to Subscriber on the Closing Date or promptly thereafter). If the Transactions are not consummated on or prior to the fifth (5th) Business Day after the Expected Closing Date, the Issuer shall promptly (but no later than two (2) Business Days thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and the Subscribed Shares shall be cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2.   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

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3.2.1.   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2.   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3.   Closing of the Transactions.   All conditions precedent to each of the Issuer’s and FiscalNote’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.2.4.   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement.
3.3.   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1.   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.3.2.   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
3.3.3.   Closing of the Transactions.   All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.

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3.3.4.   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement.
4.   Registration Statement.
4.1.   The Issuer shall use its commercially reasonable efforts to, on or prior to the consummation of the Transactions (the “Filing Date”), file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, Registrable Securities shall include, as of any date of determination, the Subscribed Shares and any other equity security of the Issuer issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.
4.2.   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1.   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable);
4.2.2.   advise Subscriber, as promptly as practicable but in any event within five (5) Business Days:
(a)   when a Registration Statement or any post-effective amendment thereto has become effective;
(b)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

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(c)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3.   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4.   upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5.   use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Issuer’s common stock is then listed.
4.2.6.   (a) use its commercially reasonable efforts to cause the removal of the restrictive legends from any Subscribed Shares (i) when being sold under the Registration Statement, or (ii) at the time of sale of such Registrable Securities pursuant to Rule 144, and (b) request its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Issuer, its counsel or the transfer agent, establishing that restrictive legends are no longer required. “Holder” shall mean Subscriber or any affiliate of Subscriber to which the rights under this Section 4 shall have been assigned.
4.3.   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K (or, prior to such time as the Registration Statement is initially declared effective, the initial filing of the Registration Statement or a pre-effective amendment thereto), or (ii) if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar

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days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
4.4.   The parties agree that:
4.4.1.   The Issuer shall indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its directors, officers, employees, and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all out-of-pocket losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware.
4.4.2.   Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, the Issuer, its directors, officers, employees and agents and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact

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contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
4.4.3.   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.4.4.   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
4.4.5.   If the indemnification provided under this Section 4.4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.4 from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.
5.   Termination.    This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability

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on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, and (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
6.   Miscellaneous.
6.1.   Further Assurances.    At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1.   Each party acknowledges that the parties hereto will rely on the acknowledgments, understandings, agreements, representations and warranties expressly set forth in this Subscription Agreement. Prior to the Closing, each party agrees to promptly notify the other party if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Each party hereto further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the acknowledgments, understandings, agreements, representations and warranties of the Issuer and Subscriber expressly set forth in this Subscription Agreement.
6.1.2.   Each of the Issuer, the Subscriber and the Placement Agents is entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3.   The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer agrees to keep confidential any such information provided by Subscriber.
6.1.4.   Each of Subscriber and the Issuer shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein.
6.1.5.   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2.   Notices.    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)
if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)
if to the Issuer, to:

Duddell Street Acquisition Corp.
8/F Printing House, 6 Duddell Street, Hong Kong
Attention: Manoj Jain, Chief Executive Officer
Email: manoj.jain@masocapital.com

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with a required copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell LLP
The Hong Kong Club Building
3A Chater Road, Hong Kong
Attention: Miranda So; James Lin; Sam Kelso
Email: miranda.so@davispolk.com; james.lin@davispolk.com;
sam.kelso@davispolk.com
6.3.   Entire Agreement.    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4.   Modifications and Amendments.    This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought.
6.5.   Tax Forms.    At or prior to Closing, Subscriber shall provide the Issuer with a duly executed and complete IRS Form W-9 or applicable IRS Form W-8, as appropriate.
6.6.   Assignment.    Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Subscribed Shares) may be transferred or assigned without the prior written consent of the Issuer; provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
6.7.   Benefit.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that the Placement Agents shall be express third-party beneficiaries to the representations, warranties and covenants made by the Issuer and Subscriber in this Subscription Agreement and that the Company shall be an express third-party beneficiary of the obligations of the Subscriber under this Subscription Agreement. Each of the parties hereto acknowledge and agree that (i) the Company shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Subscriber to pay the Purchase Price and cause the Closing to occur substantially concurrently with the transactions contemplated by the Transaction Agreements, and (ii) without in any way limiting the foregoing, the Company is an express-third party beneficiary of Sections 3, 5, 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5, 6.4, 6.6 and 6.12.1 and shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of its rights referenced therein. Each party hereto further agrees that the Company is an express third-party beneficiary of this Section 6.7 and the Company shall not be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.7, and the Subscriber irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument.
6.8.   Governing Law.    This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in

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contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.9.   Consent to Jurisdiction; Waiver of Jury Trial.    Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.9, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.9. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.10.   Severability.    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.11.   No Waiver of Rights, Powers and Remedies.    No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand

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in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.12.   Remedies.
6.12.1.   The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
6.12.2.   The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.13.   Survival of Representations and Warranties and Covenants.    All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.14.   Headings and Captions.    The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15.   Counterparts.    This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.16.   Construction.    The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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6.17.   Mutual Drafting.    This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.   Cleansing Statement; Disclosure.
7.1.   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions. Upon the issuance of the Disclosure Document, to the actual knowledge of the Issuer, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.
7.2.   The Issuer shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of the NASDAQ, in which case the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.
8.   Trust Account Waiver.    In addition to the waiver of the Issuer pursuant to Section 7.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of the Issuer and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of the Issuer and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   Non-Reliance.    Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber acknowledges and agrees that none of (i) Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s

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capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Merger Agreement or any Non-Party Affiliate (other than the Issuer with respect to the previous sentence), shall have any liability to the Subscriber, or to any Other Subscriber pursuant to, arising out of or relating to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to Subscriber concerning the Issuer, FiscalNote, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, FiscalNote, the Placement Agents or any of the Issuer’s, FiscalNote’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.
10.   Rule 144.    From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s shares of common stock and for so long as the Subscriber holds the Subscribed Shares, the Issuer agrees to:
10.1.   make and keep public information available, as those terms are understood and defined in Rule 144; and
10.2.   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.
If the Subscribed Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the applicable restrictive legend. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Subscribed Shares without any such legend; provided that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
11.   Massachusetts Business Trust. If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
[Signature Page Follows]

D-1-20

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
DUDDELL STREET ACQUISITION CORP.
By:
Name:
Title:
Accepted and agreed this 7th day of November, 2021.

SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By: Name:	By: Name:
Title:	Title:
Date: November 7, 2021
Name of Subscriber: (Please print. Please indicate name and Capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please print. Please indicate name and Capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $__________.
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.   QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
1.   ☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.   ☐
We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.   INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
☐
We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

*** AND ***
C.   AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:
☐   is:
☐   is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
*** AND ***
D.   13D-3 BENEFICIAL OWNERSHIP INFORMATION

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐
Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or

☐
Any entity in which all of the equity owners are “accredited investors” meeting one or more of the above tests.

Annex D-2
FORM OF TERMINATION AGREEMENT
This TERMINATION AGREEMENT (this “Agreement”), dated as of [      ], 2022, is being entered into by and among (i) Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), (ii) Blackwell Partners LLC — Series A (“Blackwell”), (iii) Star V Partners LLC (“Star V”) and (iv) Maso Capital Investments Limited (together with Blackwell and Star V, the “Subscribers”). DSAC and the Subscribers are sometimes referred to collectively herein as the “Parties” or each individually as a “Party.” Terms used herein and not otherwise defined shall have the meanings ascribed thereto in that certain Merger Agreement, dated as of November 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among DSAC, Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc. (the “Company”).
WHEREAS, an amendment to the Merger Agreement (the “BCA Amendment”) will be executed concurrently herewith, which will, among other changes, provide for debt financing for the purpose of funding the transactions contemplated by the Merger Agreement pursuant to the Debt Commitment Letter (as defined in the BCA Amendment);
WHEREAS, DSAC and the Subscribers previously entered into that certain Subscription Agreement, dated as of November 7, 2021 (the “Subscription Agreement”).
WHEREAS, the Company is an express third-party beneficiary of the Subscription Agreement.
WHEREAS, the Parties desire to terminate the Subscription Agreement in accordance with the terms and provisions hereof.
WHEREAS, the Company consents to such termination of the Subscription Agreement in accordance with the terms and provisions hereof.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Termination.   Effective simultaneously with the execution and delivery of the Debt Commitment Letter, the Subscription Agreement shall be, and hereby is, terminated by mutual agreement of the parties thereto and shall have no further force or effect, and each party to the Subscription Agreement hereby releases and forever discharges the other party thereto from liabilities and obligations arising from the Subscription Agreement. Notwithstanding anything to the contrary contained in the Subscription Agreement, none of the terms or provisions of the Subscription Agreement shall survive the termination thereof.
2.   Counterparts.   This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one in the same instrument.
3.   Electronic Delivery.   Furthermore, delivery of a copy of such signature by email or other electronic exchange method shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such electronic copy shall constitute an enforceable original document.
4.   Entire Agreement.   This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and representations, whether written or oral, related to the subject matter hereof.
5.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
[Signature Page Follows.]

D-2-1

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.
DUDDELL STREET ACQUISITION CORP.
By:

Name:
Title:
Signature Page to Termination Agreement
D-2-2

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.
MASO CAPITAL INVESTMENTS LIMITED
By:

Name:
Title:
BLACKWELL PARTNERS LLC — SERIES A
By:

Name:
Title:
STAR V PARTNERS LLC
By:

Name:
Title:
Signature Page to Termination Agreement
D-2-3

ACKNOWLEDGED AND CONSENTED TO:
FISCALNOTE HOLDINGS, INC.
By:

Name:
Title:
Signature Page to Termination Agreement
D-2-4

Annex E
FiscalNote Holdings, Inc.
2022 Long-Term Incentive Plan
Adopted by the Board of Directors:            , 2022
Approved by the Shareholders:            , 2022
SECTION 1.   PURPOSE
FiscalNote Holdings, Inc. hereby establishes this 2022 Long-Term Incentive Plan (the “Plan”). This Plan is intended to (i) attract and retain the best available personnel to ensure the success of the Company (as defined below) and its Affiliates (as defined below) and accomplish the goals of the Company and its Affiliates; (ii) to incentivize selected Eligible Persons (as defined below) with long-term incentive awards to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the business of the Company and its Affiliates.
SECTION 2.   DEFINITIONS
As used in the Plan, the following terms have the meanings set forth below:
(a)
“Adoption Date” means the date the Plan is first approved by the Board.

(b)
“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(c)
“Applicable Law” shall mean the legal requirements that apply to the Plan and Awards granted hereunder in any given circumstance as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards, as well as any applicable stock exchange or automated quotation system rules or regulations.

(d)
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award or cash award granted under the Plan.

(e)
“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(f)
“Beneficial Owner” shall have the meaning attributed thereto in the Exchange Act.

(a)
“Board” shall mean the Board of Directors of the Company.

(b)
“Business Combination Agreement” means the Business Combination Agreement, dated as of                 , 2021, by and among the Company and the other parties thereto.

(c)
“Cause” will exist (unless another definition is provided in an applicable Option Agreement, employment agreement or other applicable written agreement that provides that such other definition applies to an Award hereunder) if the Company reasonably determines that the Participant engaged in (i) any breach by Participant of any written agreement between Participant and the Company; (ii) any failure by Participant to comply with the Company’s written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (v) Participant’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) Participant’s commission of or participation in any act (A) that causes material harm to the business or reputation of the Company; or (B) of fraud against the Company; (vii) Participant’s damage to the Company’s business, property or reputation; or (viii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or Disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, Affiliate, or any successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service, regardless of whether the Participant initiated the termination of the Participant’s Continuous Service), the Company’s becomes aware of facts that would have been Cause if the Company had known of all relevant facts.
(d)
“Change in Control” shall mean the first of the following to occur after the Effective Date:

(i)
Acquisition of Controlling Interest.   Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)
Merger.   The Company consummates a merger or consolidation of the Company with any other entity unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes, as a result of such merger or consolidation, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iii)
Sale of Assets.   The sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(iv)
Liquidation or Dissolution.   The liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (I) the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company. In addition, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of the transactions contemplated by the Business Combination Agreement.
(e)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations issued thereunder.

(f)
“Committee” shall mean a committee of the Board, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than two (2) non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board.

(g)
“Company” shall mean FiscalNote Holdings, Inc. and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.

(h)
“Consultant” shall mean any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services. A Consultant includes non-natural persons, to the extent permitted by Applicable Law.

(i)
“Continuous Service” shall mean a Participant’s period of service in the absence of any interruption or termination of service as an Employee, Consultant, or Director. Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three (3) month period and the Incentive Stock Option shall thereafter automatically become a Non-Qualified Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or Director or from a Consultant or Director to an Employee.

(j)
“Director” shall mean a member of the Board, or a member of the board of directors of an Affiliate.

(k)
“Disability” shall mean “disability” within the meaning of Section 22(e)(3) of the Code.

(l)
“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(m)
“Effective Date” means the later of (i) the date on which the Plan is approved by the stockholders of the Company, and (ii) the day that is one day prior to the date of the closing of the transactions contemplated by the Business Combination Agreement.

(n)
“Eligible Person” shall mean (i) an Employee, Consultant, or Director, or (ii) a non-Employee, non-Consultant, or non-Director to whom an offer of a service relationship as an Employee, Consultant, or Director has been extended.

(o)
“Employee” shall mean any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of director’s fees to a Director shall not constitute “employment” of such Director by the Company.

(p)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)
“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share or other security on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.

(r)
“Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(s)
“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(t)
“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(u)
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(v)
“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(w)
“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(x)
“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(y)
“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(z)
“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.

(aa)
“Performance Period” shall mean any period as determined by the Committee in its sole discretion.

(bb)
“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(cc)
“Restricted Stock” shall mean any Award of Shares granted under Section 6(c) of the Plan.

(dd)
“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 6(c) of the Plan that is denominated in Shares.

(ee)
“Shares” shall mean the Class A common stock of the Company, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(ff)
“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(gg)
“10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

SECTION 3.   ADMINISTRATION
Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate; provided, however, that the Board may act in lieu of the Committee on any matter. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law.
(a)
Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or terminated, forfeited, cancelled or suspended, and the method or methods by which Awards may be settled, exercised, terminated, forfeited, cancelled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable.
(b)
Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee or the Company makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s or the Company’s inherent authority to change their determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly affected by fraud.

(c)
Any determination made by the Committee or the Company with respect to any provisions of this Plan may be made on an Award-by-Award basis. The Committee and the Company have no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly situated Eligible Persons, Participants, Awards or Award Agreements, except as required by Applicable Law.

(d)
The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value

(e)
CLAIMS LIMITATION PERIOD.   Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

(f)
NO LIABILITY; INDEMNIFICATION.   Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties on behalf of this Plan. The Company may, but shall not be required to, obtain liability insurance for this purpose.
(g)
EXPENSES.   The Company shall bear the expenses of administering this Plan.

SECTION 4.
SHARES AVAILABLE FOR AWARDS AND NON-EMPLOYEE DIRECTOR COMPENSATION LIMITS

(a)
SHARES AVAILABLE. Subject to adjustment as provided in this Section 4:

(i)
The aggregate number of Shares that may be issued pursuant to Awards is 20,285,600 Shares, plus a number of Shares that will automatically be increased on January 1 of each year for a period of five years commencing on January 1, 2023 and ending on (and including) January 1, 2027, in an amount equal to the lesser of (i) 3% of the total number of Shares outstanding on December 31 of the preceding year, or (ii) 13,523,734 Shares; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares. This is the “Share Reserve.” No more than 100% of the Shares in the Share Reserve shall be available for delivery pursuant to the exercise of Incentive Stock Options.

(ii)
If any Shares issued to a Participant under the Plan are subject to an Award that is terminated, forfeited or cancelled (e.g., unvested Awards of Restricted Stock), or settled in cash the Share Reserve shall be increased by the number of Shares underlying such Award. If Shares are withheld in satisfaction of withholding taxes or payment of exercise price then the Shares so withheld or used in payment shall be available for Awards under the Plan and the Share Reserve shall be increased by the same number of Shares as the Share Reserve was decreased on account of such Shares, if any.

(iii)
ACCOUNTING FOR AWARDS.   For purposes of this Section 4, unless the Committee determines otherwise:

(A)
if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

(B)
Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, whether through an asset or equity transaction, shall not be counted against the Shares available for granting Awards under this Plan; and

(C)
Shares subject to Awards that qualify as inducement grants under NYSE Rule 303A.08 or its successor shall not be counted against the Share Reserve.

(iv)
SOURCES OF SHARES DELIVERABLE UNDER AWARDS.   The Shares to be issued, transferred, and/or sold under the Plan shall be made available from authorized and unissued Shares or from the Company’s treasury shares.

(b)
ADJUSTMENTS.

(i)
In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring, or otherwise affects the Shares, then the Committee will adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:
(A)
the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in the Share Reserve;

(B)
the number and type of Shares or other securities subject to outstanding Awards;

(C)
the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(D)
other value determinations applicable to outstanding Awards.

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(ii)
ADJUSTMENTS OF AWARDS ON CERTAIN ACQUISITIONS.   In the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common stock of such acquired company) may be used for similar Awards under the Plan and shall not reduce the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed, immediately before such acquisition or combination, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

(iii)
ADJUSTMENTS OF AWARDS ON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS.   The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

(iv)
DISSOLUTION OR LIQUIDATION.   Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(v)
CHANGE IN CONTROL.   In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or substituted with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:

(A)
accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;
(B)
arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee); provided that the Committee shall have full discretion to unilaterally cancel (A) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (B) any Options or Stock Appreciation Rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and Stock Appreciation Rights are being cancelled;

(C)
terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to the notice requirements of Section 8(o); or

(D)
make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

SECTION 5.   ELIGIBILITY
Any Eligible Person is eligible to be designated a Participant. The Committee shall determine which Eligible Persons may receive Awards. If the Committee does not determine that an Eligible Person is to receive a specific Award, he or she shall not be entitled to any such Award. Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award; is signed on behalf of the Company (unless the Committee determines otherwise); and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.
SECTION 6.   AWARDS
(a)
OPTIONS.   The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)
EXERCISE PRICE.   The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than (A) 100% of the Fair Market Value of a Share on the date of grant of such Option or (B) if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(ii)
OPTION TERM.   The term of each Option shall not exceed ten (10) years from the date of grant; provided, however, that with respect to Incentive Stock Options issued to 10% Stockholders, the term of each such Option shall not exceed five (5) years from the date it is granted.

(iii)
TIME AND METHOD OF EXERCISE.   The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, “net exercise”, broker-assisted cashless exercise, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Company shall not be required to deliver Shares pursuant to the exercise of an Option and the Option will be deemed unexercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable withholding obligations. The Committee may in its sole discretion set forth in an Award Agreement that a Participant may exercise an unvested Option, in which case the Shares then issued shall be restricted Shares having the same vesting restrictions as the unvested Option.
(iv)
TERMINATION OF CONTINUOUS SERVICE.   The Committee may set forth in the applicable Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time and as specified in the Award Agreement or below (as applicable), the Option shall terminate. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability after termination of a Participant’s Continuous Service, such Options shall not terminate at the time they otherwise would terminate but instead shall remain outstanding, but unexercisable, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that no such extension shall cause an Option to be exercisable after the ten (10) year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.

Subject to the preceding paragraph and Section 6(a)(vi) and to the extent an Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, does not otherwise specify the terms and conditions on which an Option shall terminate when a Participant terminates Continuous Service, the following provisions apply:
Reason for Terminating Continuous Service	Option Termination Date
(I) By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts, or due to Participant’s material breach of his or her unexpired employment agreement or independent contractor agreement with the Company.	All Options, whether or not vested, shall immediately expire effective on the date of termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) Disability or death of the Participant during Continuous Service (in either case unless Reason I applies).	All unvested Options shall immediately expire effective as of the date of termination of the Participant’s Continuous Service, and all vested and unexercised Options shall expire twelve (12) months after such termination.
(III) Any other reason.	All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service. All vested and unexercised Options, to the extent unexercised, shall expire effective ninety (90) days after the date of termination of the Participant’s Continuous Service.

(v)
BLACKOUT PERIODS.   If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10) day period before an Option expires (as described above), the Option exercise period shall be extended until ten (10) days beyond the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the latest date its original term expires as set forth in the Award Agreement
(vi)
COMPANY CANCELLATION RIGHT.   Subject to Applicable Law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.

(vii)
NON-EXEMPT EMPLOYEES.   An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(viii)
INCENTIVE STOCK OPTIONS.   By law, only Employees are eligible to receive Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (A) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (B) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of Continuous Service (or such other period of time provided in Section 422 of the Code).

(b)
STOCK APPRECIATION RIGHTS.   The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, on exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.

(i)
GRANT PRICE.   The grant price shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

(ii)
TERM.   The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

(iii)
OTHER RULES.   The rules of Sections 6(a)(iii) — 6(a)(viii) shall apply to Stock Appreciation Rights as if the Award were an Option.

(c)
RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(i)
ISSUANCE.   The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants. Restricted Stock Units represent a Participant’s right to be issued Shares on a future date. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any Restricted Stock Unit unless and until Shares are actually issued in settlement of the Restricted Stock Unit.

(ii)
RESTRICTIONS.   Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units with or without the requirement for payment of cash or other consideration.

(iii)
REGISTRATION.   Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates in the case of Restricted Stock. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(iv)
FORFEITURE.   On termination of Continuous Service during the applicable vesting period, except as otherwise determined by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction or vesting, as applicable, shall be forfeited and, to the extent applicable, reacquired by the Company. However, if the Participant paid cash or other consideration for Restricted Stock that is so forfeited, the Company shall return to the Participant the lower of the Fair Market Value of the Shares on the date of forfeiture or their original purchase price, to the extent set forth in an Award Agreement or required by Applicable Law.

(d)
PERFORMANCE AWARDS.   The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)
may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

(ii)
shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(iii)
AMENDMENT OF PERFORMANCE CRITERIA.   After a Performance Award has been granted, the Committee may, if it determines appropriate, amend any Performance Criteria, at its sole and absolute discretion.

(iv)
SATISFACTION OF PERFORMANCE CRITERIA.   If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance

Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.
(e)
DIVIDEND EQUIVALENTS.   The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)
OTHER STOCK-BASED AWARDS.   The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)
GENERAL.

(i)
CASH CONSIDERATION FOR AWARDS.   Awards may be granted for no cash consideration or for such cash consideration as may be required by Applicable Law or determined by the Committee; however, Participants may be required to pay any amount the Committee determines in connection with Awards not inconsistent with the terms of this Plan.

(ii)
AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

(iii)
FORMS OF PAYMENT UNDER AWARDS.   Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate on the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)
LIMITS ON TRANSFER OF AWARDS.   Except as provided by the Committee, no Award and no right under any such Award shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award on the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)
CONDITIONS AND RESTRICTIONS ON SECURITIES SUBJECT TO AWARDS.   The Committee may provide that the Shares issued on exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to Applicable Law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee shall include in any Award Agreement any claw back or forfeiture provisions required by Applicable Law. The Committee also may include in any Award Agreement provisions providing for forfeiture of the Award or requiring the Participant to return the Shares underlying the Award to the Company in the event the Participant engages in specified behavior that is adverse to the Company’s interests, including after termination of his or her service relationship with the Company, such as for competing with the Company, soliciting its Employees, or breaching a written agreement with the Company.

(vi)
RECOUPMENT OF AWARDS.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(vii)
ELECTRONIC DELIVERY AND PARTICIPATION.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such Shares) shall be determined by the Company.

(viii)
SHARE CERTIFICATES.   All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7.   AMENDMENT AND TERMINATION
The Plan shall terminate on the ten (10) year anniversary of its approval by the Board, but no such termination shall affect any outstanding grants under the Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:
(a)
AMENDMENTS TO THE PLAN.   The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by Applicable Law; and provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:

(i)
increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

(ii)
materially expand the class of Eligible Persons under the Plan, materially increase the benefits accruing to Participants under the Plan, materially extend the term of the Plan with respect to Share-based Awards, or expand the types of Share-based Awards available for issuance under the Plan; or

(iii)
except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or Other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Option or the grant price of a previously granted Stock Appreciation Right, or the purchase price of a previously granted Other Stock-Based Award.

(b)
AMENDMENTS TO AWARDS.   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such action shall be taken that would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any such action if such action is taken under Section 6(a)(vi) hereof or if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an ISO or to bring the Award into compliance with Section 409A of the Code.

SECTION 8.   GENERAL PROVISIONS
(a)
NO RIGHTS TO AWARDS.   No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Persons, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)
WITHHOLDING.   The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor any Affiliate, nor any of their employees, directors, or agents, shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any or all of such tax consequences. The Company’s obligation to deliver Shares (or to pay cash or other consideration) to Participants pursuant to Awards is at all times subject to such Participant’s prior or coincident satisfaction of all withholding taxes.
(c)
NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS.   Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)
NO RIGHT TO EMPLOYMENT OR CONTINUED SERVICE.   The grant of an Award shall not constitute an employment or services contract nor be construed as giving a Participant the right to be retained in the employ or services of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or services, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)
GOVERNING LAW AND VENUE.   The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law. For purposes of litigating any dispute that arises directly or indirectly under the Plan, the parties to any Award Agreement agree to submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the state courts of Delaware or the federal courts for the United States for Delaware, and no other courts.

(f)
SEVERABILITY.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)
NO TRUST OR FUND CREATED.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)
NO FRACTIONAL SHARES.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i)
HEADINGS.   Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)
COMPLIANCE WITH THE CODE.   Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, or adverse tax consequences under another Code provision, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code or another Code provision to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, Participants shall be solely responsible for the satisfaction of any taxes or interest or other consequence that may arise pursuant to Awards (including taxes arising under Code Section 409A), and neither the Company nor the Committee nor anyone other than the Participant, his or her estate or beneficiaries shall have any obligation whatsoever to pay such taxes or interest or to otherwise indemnify or hold any Participant harmless from any or all of such taxes.
(k)
CODE SECTIONS 280G AND 4999.   Notwithstanding anything else contained in the Plan or any other document to the contrary, in no event shall the vesting of any Award or payment be accelerated to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of, a Participant under any other plan or agreement of the Company or its Affiliates, would not be fully deductible by the Company or one of its Affiliates for U.S. federal income tax purposes because of Section 280G of the Code, unless the Participant would be better off on an after tax basis after paying applicable income and excise taxes as determined by the Committee in its sole discretion (“Better Off”). If a holder of an Award would be entitled to benefits or payments hereunder or under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then, unless the Participant would be Better Off not having such benefits or payments reduced, the Company shall reduce or eliminate such parachute payments in the following order so that the Company or one of its Affiliates is not denied federal income tax deductions because of Section 280G of the Code: cash severance benefits shall be reduced or eliminated first, then any accelerated vesting of Awards shall be reduced or eliminated, and finally any other benefits to which the Participant is or may be entitled shall be reduced or eliminated. Notwithstanding the foregoing, if a Participant is a party to a written agreement with the Company or one of its Affiliates, or is a participant in a severance program sponsored by the Company or one of its Affiliates that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable Award Agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such other agreement or plan, as applicable, shall control as to the Awards held by that Participant.

(l)
NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION.    Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(m)
AWARDS TO NON-U.S. EMPLOYEES AND OTHER SERVICE PROVIDERS.   The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees or other service providers outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or on termination of Continuous Service; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(n)
DATA PRIVACY.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a

Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
(o)
NO DUTY TO NOTIFY.   The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

Notwithstanding the foregoing to the contrary, the Company shall take reasonable steps to notify Participants holding then outstanding Awards regarding the occurrence of a Change in Control; provided, further, that if pursuant to the Change in Control outstanding Awards shall be cancelled for no consideration, such notice shall be provided at least five (5) business days prior to the occurrence of the Change in Control (or such shorter period as the Committee may determine is reasonable in its sole discretion taking into account the potential need for confidentiality with respect to a Change in Control). For purposes of the foregoing, the Company providing notice via email to (i) a Participant’s Company email address for Participants who are then in Continuous Service, or (ii) the personal email address in the Company’s personnel records for a Participant no longer in Continuous Service shall be deemed to be reasonable steps to notify a Participant on the part of the Company.
(p)
NO STOCKHOLDER RIGHTS.   Neither a Participant nor any transferee or beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a stock certificate to such Participant, transferee, or beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law, and if Shares are not certificated, the date the Company’s records are updated to reflect the Participant’s (or transferee’s or beneficiary’s) status as a stockholder with respect to the Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Stock pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Stock), notwithstanding its exercise in the case of Options and Stock Appreciation Rights. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the share certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

(q)
COMPLIANCE WITH LAWS.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i)
obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(ii)
completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Notwithstanding anything to the contrary herein or in any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws.
SECTION 9.   ADOPTION DATE; EFFECTIVE DATE
The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

Annex F
FiscalNote Holdings, Inc.
2022 Employee Stock Purchase Plan
Adopted by the Board of Directors:            , 2022
Approved by the Shareholders:            , 2022
1.   General; Purpose.
(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be administered, interpreted and construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)   The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.   Administration.
(a)   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee where such administration has been delegated.
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   to determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical);
(ii)   to designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   to construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective;
(iv)   to settle all controversies regarding the Plan and Purchase Rights granted under the Plan;
(v)   to suspend or terminate the Plan at any time as provided in Section 12(b);
(vi)   to amend the Plan at any time as provided in Section 12(a);
(vii)   generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component; and
(viii)   to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located

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outside the United States. Without limiting the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.   Shares of Common Stock Subject to the Plan.
(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 3,267,750 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to five years, commencing on the first January 1st following the year in which the Plan is adopted and ending on (and including) January 1, 2027, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (ii) 3,267,750 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The shares purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.   Grant of Purchase Rights; Offering.
(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, in the case of the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges, except for differences that are mandated by local law and consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a sub-plan that is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as other Employees participating in the Plan. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated

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as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive. The Company may impose restrictions on eligibility and participation of Eligible Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan (and, if there is more than one such form, the latest filed form will apply unless otherwise indicated), and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.   Eligibility.
(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b) or as required by applicable law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be two years or longer. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering that coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)   No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns shares possessing five percent or more of the total

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combined voting power or value of all classes of Capital Stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and shares that such Employee may purchase under all outstanding Purchase Rights and options will be treated as shares owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase shares of the Company or any Related Corporation to accrue at a rate that, when aggregated, exceeds US $25,000 of Fair Market Value of such shares (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by applicable law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.   Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to 25,000 shares of Common Stock (or such lesser number of shares determined by the Board prior to the commencement of the Offering), but not exceeding 15% (or such lesser percentage determined by the Board prior to the commencement of an Offering) of such Employee’s Compensation during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering. Unless the Board determines otherwise, Offerings and Purchase Periods shall be concurrent six-month periods, commencing on January 1 and July 1 of each year, with the first such Offering and Purchase Period commencing on January 1, 2022.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. Unless the Board determines otherwise, the maximum number of shares that all Participants may purchase in the aggregate on any Purchase Date is ten percent (10%) of the available share reserve under this Plan as of the date of the commencement of the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

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7.   Participation; Withdrawal; Termination.
(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law or regulations requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. Except as otherwise determined by the Board, a Participant only will be permitted to increase or reduce his or her Contributions once per Offering. If required under applicable law or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate, and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions, without interest or earnings (unless otherwise required by applicable law) and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by applicable law or regulations, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions without interest or earnings (unless otherwise required by applicable law).
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)   Unless otherwise specified in the Offering or required by applicable law or regulations, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional

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shares will be issued unless specifically provided for in the Offering. Unless the Board determines otherwise, shares will be deposited directly with a Plan Broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. Unless the Board determines otherwise, a Participant must retain such shares with the Plan Broker until the later of the two-year anniversary of the date of grant of the associated Purchase Rights or the one-year anniversary of the exercise date of the associated Purchase Rights, but unless the Board elects to restrict dispositions during such period, a Participant may sell the shares at any time after the shares are deposited with a Plan Broker.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest or earnings (unless otherwise required by applicable law or regulations).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act, and the Plan is in material compliance with all applicable U.S. federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement, and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws and regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.
9.   Covenants of the Company.
The Company will seek to obtain from each U.S. federal, state, foreign or other regulatory commission or agency or governmental body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock on exercise of such Purchase Rights.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.   Adjustments on Changes in Common Stock; Corporate Transactions.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a),

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(ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.   Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable law, regulations or listing requirements.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)   Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other applicable laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.   Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

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(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to applicable law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied
14.   Effective Date of Plan.
The Plan will become effective immediately prior to and contingent on the occurrence of the Closing Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company, a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   To the extent that United States federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws, and construed accordingly.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision was omitted.
(f)   If any provision of the Plan does not comply with applicable law or regulations, such provision shall be construed in such a manner as to comply with applicable law or regulations.
16.   Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Board” means the Board of Directors of the Company.
(d)

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(e)   “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(f)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(g)   “Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of November 7, 2021, by and among the Company and the other parties thereto.
(h)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)   “Common Stock” means the Class A common stock of the Company.
(k)   “Company” means FiscalNote Holdings, Inc., a Delaware corporation, or any successor to all or substantially all of its businesses by merger, amalgamation, consolidation, purchase of assets or otherwise.
(l)   “Compensation” means an Eligible Employee’s cash compensation, including, without limitation, regular and recurring straight time gross earnings, payments for overtime and shift premium, as well as cash payments for incentive compensation, bonuses and other similar compensation. The Board or the Committee, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering prior to the commencement of such Offering.
(m)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(n)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of the outstanding voting securities of the Company representing 50% or more of the combined voting power of the outstanding voting securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

F-9

(o)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.
(p)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(q)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.
(r)   “Director” means a member of the Board.
(s)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(t)   “Employee” means any person who is the Company’s (or a Related Corporation’s) Code Section 3401(c) employee. Notwithstanding anything to the contrary in this Plan, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Related Corporation and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3) month period.”
(u)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(v)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(w)   “Fair Market Value” means, as of any date, the value of the Common Stock is determined as follows:
(i)   if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists; and
(ii)   in the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and regulations and in a manner that is intended to comply with Section 409A of the Code.
(x)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

F-10

(z)   “Offering Date” means a date selected by the Board for an Offering to commence.
(aa)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(cc)   “Plan” means this FiscalNote Holdings, Inc. 2022 Employee Stock Purchase Plan.
(dd)   “Plan Broker” means a broker designated by the Company.
(ee)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(ii)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(jj)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(kk)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

F-11

Annex G
THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
DUDDELL STREET ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED OCTOBER 28, 2020)

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
DUDDELL STREET ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED OCTOBER 28, 2020)
1.
The name of the company is Duddell Street Acquisition Corp. (the “Company”).

2.
The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.
The capital of the Company is US$20,100 divided into 180,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 20,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 1,000,000 Preference Shares of a nominal or par value of US$0.0001 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
DUDDELL STREET ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED OCTOBER 28, 2020)

CLAUSE	PAGE
REGISTRATION BY WAY OF CONTINUATION	31
MERGERS AND CONSOLIDATION	31
DISCLOSURE	31

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
DUDDELL STREET ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED OCTOBER 28, 2020)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Duddell Street Acquisition Corp. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.
“Audit Committee” means the audit committee of the Company formed pursuant to Article 142 hereof, or any successor audit committee.
“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.
“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Fund (excluding the deferred underwriting discount) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank check company or a similar company with nominal operations.
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Class A Shares” means the Class A ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles.
“Class B Shares” means the Class B ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles.
“Companies Law” means the Companies Law (as amended) of the Cayman Islands.
“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited the NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.
“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founders” means the Sponsor and all Members immediately prior to the consummation of the IPO.
“Investor Group” means the Sponsor and its affiliates, successors and assigns.
“IPO” means the Company’s initial public offering of securities.
“IPO Redemption” means the meaning given to it in Article 163.
“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.
“Office” means the registered office of the Company as required by the Companies Law.
“Officers” means the officers for the time being and from time to time of the Company.
“Ordinary Resolution” means a resolution:
(a)
passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Class A Shares and Class B Shares.
“Over-Allotment Option” means the option of the Underwriters to purchase up to an additional 15% of the units (as described at Article 9) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“Preference Shares” means the Preference Shares in the capital of the Company of US$0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.
“Public Shares” means the Class A Shares issued as part of the units (as described at Article 9) issued in the IPO.
“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.
“Redemption Price” has the meaning given to it in Article 163.
“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.
“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“SEC” means the United States Securities and Exchange Commission.
“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.
“Share” means a share in the capital of the Company, including a Class A Share, a Class B Share or a Preference Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.
“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.
“signed” means bearing a signature or representation of a signature affixed by mechanical means.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:
(a)
passed by a majority of not less than two-thirds (or, with respect to amending Article 165(b), prior to the consummation of a Business Combination, 100% of the votes cast at a meeting of the Shareholders and with respect to amending Article 98 prior to a Business Combination, 90% of the votes cast at a meeting of the Shareholders) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means Duddell Street Holdings Limited, a Cayman Islands exempted company.
“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter” means an underwriter of the IPO.
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)
reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.
Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES
8.
Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 13 to 17.
9.
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless BofA Securities, Inc. determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC (which shall include an audited balance sheet reflecting the Company’s receipt of the gross proceeds at the closing of the IPO) and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

10.
The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS
13.
On the first business day following the consummation of the Company’s initial Business Combination or at any earlier date at the option of the holders of the Class B Ordinary Shares, the issued and outstanding Class B Ordinary Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)
the total number of Class A Ordinary Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)
the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor or an affiliate of the Sponsor upon conversion of working capital loans.

The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for Class A Ordinary Shares issued in a financing transaction in connection with our initial Business Combination, including but not limited to a private placement of equity or debt.
14.
Notwithstanding anything to the contrary contained herein in no event shall the Class B Ordinary Shares convert into Class A Shares at a ratio that is less than one-for-one.

15.
References in Articles 13 to Article 17 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

16.
Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 16. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to this Article 16 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

17.
The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

MODIFICATION OF RIGHTS
18.
Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

19.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES
20.
If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

21.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

22.
Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

23.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.
In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES
25.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
26.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

27.
The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

28.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
30.
The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

31.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES
36.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

38.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

39.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
44.
Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares.

45.
The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.
46.
Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

47.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

48.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES
49.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

50.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

51.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL
52.
The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

53.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

54.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
55.
Subject to the Companies Law and the rules of the Designated Stock Exchange, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

56.
With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 163;

(b)
Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own, on an as-converted basis, 20% of the sum of: (i) the total number of Public Shares (including any Public Shares issued in connection with the Underwriters’ exercise of the Over-Allotment Option), and (ii) the number of Class B Shares held by the Founders and their permitted transferees following such forfeiture; and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 158(b).

57.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

58.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

59.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES
60.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

61.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

62.
The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
63.
Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS
64.
The Directors may, whenever they think fit, convene a general meeting of the Company.

65.
Subject to Article 98, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

66.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

67.
General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least thirty percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

68.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS
69.
At least five days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

70.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS
71.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

72.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

73.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

74.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

75.
The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

76.
If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

77.
The chairman may adjourn a meeting from time to time and from place to place either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)
without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

78.
A resolution put to the vote of the meeting shall be decided on a poll.

79.
A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

80.
In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

81.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS
82.
Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, shall have one vote for each Share of which he or the Person represented by proxy is the holder.

83.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

84.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

85.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

86.
On a poll votes may be given either personally or by proxy.

87.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

88.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.
The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

90.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

91.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
92.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES
93.
If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS
94.
Subject to Article 97, the Company may by Ordinary Resolution appoint any Person to be a Director.

95.
Subject to Article 97, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

96.
There shall be no shareholding qualification for Directors.

97.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

98.
Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 97 or the removal of Directors pursuant to Article 115.

99.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 97 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

ALTERNATE DIRECTOR
100.
Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS
101.
Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

102.
The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

103.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

104.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

106.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

107.
The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

108.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

109.
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

110.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS
111.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
112.
The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

113.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

114.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS
115.
The office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is removed from office by Ordinary Resolution; or

(e)
is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS
116.
The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

117.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

118.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

119.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

120.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

121.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

122.
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

123.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

124.
A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.
The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

126.
The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

127.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

128.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

129.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS
130.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

131.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

132.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

133.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

134.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

135.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

136.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

137.
No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
138.
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

139.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

140.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

141.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

142.
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

143.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES
144.
Subject to the Companies Law and these Articles, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT
145.
The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

146.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES
147.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

148.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
150.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.
151.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INDEMNITY
152.
To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud willful default or willful neglect which may attach to such Director.

153.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

154.
The Company will pay the expenses (including attorneys’ fees) incurred by a Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.
155.
The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS
156.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS COMBINATION REQUIREMENTS
157.
Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 165. In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

158.
Prior to the consummation of any Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval provided that the Members will be granted an opportunity to redeem their Shares pursuant to Article 163 below; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, representing (x) the proceeds held in the Trust Fund from the IPO and the sale of the private placement warrants and (y) any interest income earned on the funds held in the Trust Fund (which interest shall be net of taxes payable) divided by the number of Public Shares then in issue, provided, in each case, that the Company shall not redeem or repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.
159.
Article 165(b) may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all votes cast at a meeting of the Shareholders.

160.
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

161.
If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

162.
At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

163.
Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, representing (x) the proceeds held in the Trust Fund from the IPO and the sale of the private placement warrants and (y) any interest income earned on the funds held in the Trust Fund (which interest shall be net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

164.
The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

165.
In the event that:

(a)
either the Company does not consummate a Business Combination by 24 months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Law (as amended) to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to US$100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b)
any amendment is made to Article 165(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 24 months after the date of the closing of the IPO, or any amendment is made with respect to any other material provisions of these Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to US$100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

166.
Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 163, a repurchase of Shares by means of a tender offer pursuant to Article 158(b), a distribution of the Trust Fund pursuant to Article 165(a) or an amendment under Article 165(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

167.
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from Trust Fund; or (b) vote on any Business Combination.

168.
The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Fund (excluding the amount of deferred underwriting discounts held in the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank check company or a similar company with nominal operations.

169.
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

170.
A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

171.
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

172.
The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the Company has obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

BUSINESS OPPORTUNITIES
173.
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of Articles 174 to 178 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

174.
To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

175.
To the fullest extent permitted by applicable law, the Company shall have no interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other.

176.
Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

177.
Except as provided elsewhere in the Articles, the Company shall have no interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

178.
The Company shall, to the fullest extent permitted by applicable law, waive any and all claims and causes of action that the Company may have for such activities described in Articles 174 to 177 above. To the fullest extent permitted by Applicable Law, the provisions of Articles 172 to 175 apply equally to activities conducted in the future and that have been conducted in the past.

WINDING UP
179.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

180.
If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION
181.
Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE
182.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

183.
In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

184.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
185.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION
186.
The Company may merge or consolidate in accordance with the Companies Law.

187.
To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE
188.
The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex H
CONFORMED COPY
May 9, 2022
FISCALNOTE, INC.
1201 Pennsylvania Avenue NW
Washington D.C. 20004
Attention: Josh Resnik,
SVP, General Counsel and Chief Content Officer
Email: josh.resnik@fiscalnote.com
Project Grassroots
Incremental Commitment Letter
Ladies and Gentlemen:
You have advised Runway Growth Finance Corp. (“Runway”) ORIX Growth Capital, LLC (“ORIX”), Clover Orochi LLC, an Approved Fund (as defined in the Existing Credit Agreement) of ORIX (“Clover”), and ACM ASOF VIII SaaS FinCo LLC (“Atalaya”, and together with ORIX, Runway, Clover and any affiliates and managed funds of the foregoing as may be appropriate to consummate the transactions contemplated hereby, “we”, “our”, and “us” or the “Commitment Parties”) that FiscalNote, Inc., a corporation organized under the laws of Delaware (“Company” or “you”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or other attachments hereto or, if not otherwise defined herein or in the exhibits hereto, are used with the meanings assigned to such terms in the Existing Credit Agreement (as defined on the Transaction Description). This commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, are referred to collectively as the “Commitment Letter”.
1.
Commitments.

In connection with the Transactions, each Commitment Party (directly and/or through one or more of its direct or indirect subsidiaries, controlled affiliates or managed funds) commits to (i) provide the percentage of the Incremental Term Facility set forth opposite its name on Schedule I to this Commitment Letter (the “Commitment Schedule”) (each Commitment Party providing such a commitment, an “Initial Lender”) and (ii) to the extent such Commitment Party is also a Lender under (and as defined in) the Existing Credit Agreement (directly and/or through, one or more of its direct or indirect subsidiaries, controlled affiliates or managed funds), enter into an amendment restating the terms of the Existing Credit Agreement, to be effective as of the Closing Date, to refinance the outstanding First Out Term Loans, permit the discharge in full of the Last Out Term Loans and Last Out Prepayment Term Loans (if any) on the Closing Date and reflect the other modifications described in the Term Sheet (the “Modifications”) (it being understood that the effectiveness of the Modifications is ultimately subject to the consent of the requisite Lenders (or each Lender directly and adversely affected thereby), in accordance with the requirements of the Existing Credit Agreement; it being further understood that the Commitment Parties, together with their direct or indirect subsidiaries, controlled affiliates or managed funds, after giving effect to the discharge in full of the Last Out Term Loans and Last Out Prepayment Term Loans (if any), hereby constitute requisite Lenders (as defined in and under the Existing Credit Agreement)), in each case, upon the terms set forth or referred to in this Commitment Letter, and the initial funding of which is subject only to the conditions set forth in the Summary of Additional Conditions attached hereto as Exhibit C. The commitments of the Initial Lenders are several and not joint or joint and several.
2.
Titles and Roles.

In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Incremental Term Facility on the Commitment Schedule. Each Commitment Party identified on the Commitment Schedule as a Lead Arranger for the Incremental Term Facility, together with each person (if any) that becomes a Lead Arranger after the date of this Commitment Letter for the Incremental Term Facility, is referred to in the Commitment Letter as, the “Lead Arrangers”. You agree that no other agents, co-agents, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Term Facility unless you and we shall so agree. The Commitment Party appointed as the “Left Lead Arranger” for the Incremental Term Facility will have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Term Facility and the roles and responsibilities customarily associated with such placement.
3.
Information.

You hereby represent and warrant (to your knowledge, with respect to Holdings and its subsidiaries and their respective businesses prior to the Closing Date) that (a) all written factual information and written factual data (such written factual information and written factual data, excluding (i) financial estimates, forecasts and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or at your request by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in one or more confidential information memoranda (the “Information Memoranda”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to Holdings and its subsidiaries and their respective businesses prior to the Closing Date) if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or, to the extent relating to Holdings and its subsidiaries and their respective businesses prior to the Closing Date, subject to any limitation on your rights set forth in the Merger Agreement, use your commercially reasonable efforts to cause to be promptly supplemented), the Information and such Projections such that such representations and warranties are correct in all material respects (to your knowledge with respect to Holdings and its subsidiaries and their respective businesses prior to the Closing Date) under those circumstances. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof and assumes no responsibility for the accuracy or completeness of the Information or the Projections.
4.
Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) for the agreements of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Term Facility (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.
5.
Conditions.

The commitments of the applicable Initial Lenders hereunder to fund the respective Incremental Term Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Incremental Term Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Loan Documents.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability and funding of the Incremental Term Facility on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to, you and your subsidiaries and businesses in the Merger Agreement (as defined in Exhibit A) as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate has the right (taking into account any applicable cure periods) to terminate your or its obligations under the Merger Agreement or decline to consummate the Merger (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement without any liability to your or your applicable affiliate (each to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Incremental Term Facility on the Closing Date if the conditions expressly set forth in Exhibit C hereto are satisfied (or waived by the Initial Lenders) (it being understood that, with respect to the Loan Documents, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (x) the pledge and perfection of the security interest in the certificated equity interests of Parent and Parent’s material U.S. restricted subsidiaries (to the extent required by Exhibit B) and, with respect to any certificated equity interests of Parent’s material U.S. restricted subsidiaries, solely to the extent in the possession of Parent, with any such certificates not delivered on the Closing Date to be delivered promptly thereafter) and (y) other assets to the extent that a lien on such assets may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Incremental Term Facility on the Closing Date, but instead shall be required to be delivered on or prior to the date that is 90 days after the Closing Date (or such later date as may be agreed by the Agent) pursuant to arrangements to be mutually agreed between the Company and the Agent, acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties to be set forth in the Loan Documents relating to organizational existence of the Loan Parties; organizational power and authority (in each case, solely as to execution, delivery and performance of the Loan Documents); due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts with organizational documents of the Loan Parties (in each case, solely as it relates to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Loan Documents); solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 6 of Exhibit C hereto) as of the Closing Date (after giving effect on a pro forma basis to the Transactions) of Holdings and its subsidiaries on a consolidated basis; Federal Reserve margin regulations, the Patriot Act, the use of proceeds of the Incremental Term Loans not violating OFAC or the FCPA; the Investment Company Act, subject to the parenthetical above relating thereto, creation, validity and perfection of security interests in the Collateral; and absence of any event of default resulting from non-payment of fees then due and any event of default from an insolvency proceeding. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations is qualified or subject to “material adverse effect”, the definition of “Company Material Adverse Effect” in the Merger Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
6.
Indemnity.

You agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, members, employees, agents, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), within 30 days of a written demand therefor, from and against any and all losses, claims, damages and liabilities (collectively,

“Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter, the Fee Letter, the Transactions or any related transaction contemplated hereby, the Incremental Term Facility, or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person, within 30 days of a written demand therefor, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, if necessary, of one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Persons affected by such conflict notify you of the existence of such conflict, of one additional firm of counsel for all affected Indemnified Persons, taken as a whole, and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all affected Indemnified Persons, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Commitment Letter in its capacity as such or of any of its affiliates) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party on the Closing Date, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and reasonable and documented or invoiced fees, disbursements and other charges of counsel to each of the Commitment Parties (and those of any common diligence team at such identified counsel to the Commitment Parties) identified in the Term Sheet and, if necessary, of a single firm of local counsel to the Commitment Parties in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Incremental Term Facility and the preparation and negotiation of this Commitment Letter, the Fee Letter and the Loan Documents. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documents upon execution of the Amendment and thereafter shall have no further force and effect.
Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), any Investor (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Incremental Term Facility and the use of proceeds thereof), or with respect to any activities related to the Incremental Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Loan Documents; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.
You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 6. If you have reimbursed any Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 6, then the Indemnified Person agrees, by accepting the benefits of this Section 6, that it shall promptly refund such amount.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person, from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy binding on any Indemnified Person. You acknowledge that failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Indemnified Persons.
7.
Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, Holdings, and your and their respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use or disclose confidential information obtained from you, the Investors, Holdings or your and their respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Investors, Holdings or your and their respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, in each case, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
Certain of the Commitment Parties and their affiliates may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Holdings and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Holdings or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or Holdings and are under no obligation to disclose any conflicting interests to you. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, Holdings, your and its equity holders or your and its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, Holdings, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.
8.
Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors and to your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential basis, (b) to Holdings and to its officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (provided that, with respect to the Fee Letter, the portions of the Fee Letter with respect to the fee amounts have been redacted in a customary manner), (c) if the Initial Lenders consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such proposed disclosure or (d) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or (e) to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure) or to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirements relating to the Transactions, (ii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Term Facility or in connection with any public or regulatory filing requirements and (iv) you may disclose this Commitment Letter and the Fee Letter to the extent necessary in connection with the enforcement of your rights hereunder. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (x) the execution and delivery of the Amendment and (y) the second anniversary hereof.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or governmental or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (b) upon the request or demand of any governmental or self-regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or self-regulatory authority exercising examination or regulatory (or self-regulatory) authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you or any of your subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to any Commitment Party and to any Commitment Parties’ affiliates or any proposed assignee of any Commitment hereunder approved by the parties hereto, and, in each case, to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense, or (h) for purposes of enforcing its rights hereunder and in the Fee Letter in any legal proceeding. The obligations under this paragraph shall terminate on the earlier of (x) the execution and delivery of the Amendment and (y) the second anniversary hereof.
9.
Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except by you to a newly formed shell company that is an affiliate controlled, directly or indirectly, by you to effect the consummation of the Merger and is organized under the laws of the District of Columbia or any state of the United States or any other jurisdiction reasonably agreed by the Commitment Parties), provided that the Initial Lenders may grant participations in or assign, all or a portion of their respective Commitments to one or more assignees approved by the parties hereto; provided that notwithstanding such assignment or participation, with respect to amounts to be funded on the Closing Date, the commitment of the Initial Lenders to fund Incremental Term Loans on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other lenders fund their commitments on the Closing Date. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) (and whether or not a Company Material Adverse Effect (as defined in Exhibit C hereto) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right (taking into account any applicable cure periods) to terminate your or its obligations under the Merger Agreement or decline to consummate the Merger (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement without any liability to your or your applicable affiliate and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Any Initial Lender may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of and the amount, type and closing date of the Transactions, all at the expense of such Initial Lender.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether or not considered in a proceeding in equity or law)), it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided in Exhibit C, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether or not considered in a proceeding in equity or law)).
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors (as defined in Exhibit B), which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.
The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, service of process, syndication, information and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 7 of this Commitment Letter shall remain in full force and effect regardless of whether Loan Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter of this Commitment Letter (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof and your obligations with respect to assistance to be provided in connection with the syndication thereof) shall (in the case of indemnification obligations, to the extent covered by the Loan Documents) automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Loan Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Incremental Term Facility hereunder at any time subject to the provisions of the preceding sentence.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers (or their designee) executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 9, 2022. The offer of the Initial Lenders and Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties (or their designee) have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Incremental Term Facility and our other undertakings in connection therewith available for you until the earliest of (a) after the date hereof and prior to the consummation of the Transactions, the termination of the Merger Agreement by you, with your written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Transactions, (b) the consummation of the Merger without the use of the Incremental Term Facility and (c) 11:59 p.m., New York City time, on August 7, 2022. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments to provide the Incremental Term Facility and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,
RUNWAY GROWTH FINANCE CORP.
By:
/s/ David Spreng

Name:
David Spreng

Title:
CEO

ORIX GROWTH CAPITAL, LLC
By:
/s/ Jeffrey Bede

Name:
Jeffrey Bede

Title:
Managing Director

CLOVER OROCHI LLC
By:
CLOVER PRIVATE CREDIT OPPORTUNITIES ORIGINATION II LP and CLOVER PRIVATE CREDIT OPPORTUNITIES ORIGINATION (LEVERED) II LP, its sole members

By:
UBS O’CONNOR LLC, its investment manager

By:
/s/ Rodrigo Trelles

Name:
Rodrigo Trelles

Title:
Managing Director

By:
/s/ Baxter Wasson

Name:
Baxter Wasson

Title:
Managing Director

[Signature Page to Project Grassroots Commitment Letter]

ACM ASOF VIII SAAS FINCO LLC
By:
/s/ Joshua Ufberg

Name:
Joshua Ufberg

Title:
Authorized Signatory

[Signature Page to Project Grassroots Commitment Letter]

Accepted and agreed to as of
the date first written above:
FISCALNOTE, INC.
By: /s/ Jon Slabaugh
Name: Jon Slabaugh
Title Chief Financial Officer
[Signature Page to Project Grassroots Commitment Letter]

SCHEDULE I
“Commitment Schedule”1
Commitments
In connection with the Transactions, each Commitment Party commits to provide that percentage of the Incremental Term Facility set forth opposite its name in the table below:
Commitment Party	Incremental Term Facility Commitment Amount	Incremental Term Facility Commitment Percentage
Runway Growth Finance Corp.	$65,000,000	43.33%
ORIX Growth Capital LLC	$20,000,000	13.33%
Clover Orochi LLC	$40,000,000	26.67%
ACM ASOF VIII SaaS FinCo LLC	$25,000,000	16.67%
Total	$150,000,000	100.00%
Titles and Roles
In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Incremental Term Facility.
Title/Role	Incremental Term Facility
Administrative Agent	Runway Growth Finance Corp.
Collateral Agent	Runway Growth Finance Corp.
Joint Lead Arranger	Runway Growth Finance Corp., ORIX Growth Capital LLC

1
All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

EXHIBIT A
Project Grassroots
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits or attachments to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
FiscalNote Holdings, Inc., a corporation organized under the laws of Delaware (“Parent”) intends to merge (the “Merger”) with Grassroots Merger Sub, Inc., a Delaware corporation (“MergerSub”) and a wholly owned direct subsidiary of Duddell Street Acquisition Corp. (“Holdings”), a Cayman Islands exempted company, whereupon the separate corporate existence of MergerSub shall cease and Parent shall be the surviving corporation and continue its existence, pursuant to the Agreement and Plan of Merger, dated as of November 7, 2021 by and among Parent, MergerSub and Holdings (as amended or modified from time to time in a manner that would not result in a failure of the condition precedent set forth in paragraph 1 of the Exhibit C, the “Merger Agreement”).
On the Closing Date, the following transactions will be consummated in connection with the Merger:
(a)
The Company will obtain the Incremental Term Facility in an aggregate principal amount of $150 million pursuant to an amendment (the “Amendment”) restating the terms of that certain Amended and Restated Credit and Guaranty Agreement, dated as of October 19, 2020 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended and restated by the Amendment, the “Credit Agreement”), by and among the Company, the other Borrowers party thereto, Parent, Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders from time to time party thereto, on the terms and conditions described in Exhibit B to the Commitment Letter.

(b)
Substantially concurrently with the consummation of the Merger, the investors (which may include new or existing shareholders, limited partners, board members, management or other investors) (the “Investors”) will have contributed cash proceeds to Holdings (the “Equity Contribution”) in at least an amount such that, immediately after giving effect to the Transactions (including the borrowing of the Incremental Term Facility), unrestricted cash (on the balance sheet, for Holdings and its Subsidiaries on a consolidated basis) shall be no less than $100.0 million (the condition in this clause (b), the “Minimum Liquidity Condition”).

(c)
Substantially concurrently with the consummation of the Merger, Holdings shall have received proceeds from either (i) the Trust Account and/or (ii) the Backstop Agreement and the sum of the amounts received pursuant to the foregoing clauses (i) and (ii), net of amounts used to satisfy redemptions described in clause (e) below, shall be at least $175.0 million (the condition in this clause (c), the “Trust/Backstop Condition”).

(d)
Substantially concurrently with the consummation of the Merger, the Company shall refinance the First Out Term Loans (including all accrued interest and fees thereon, subject to any modification as set forth herein), discharge the Last Out Term Loans (including all accrued interest and fees thereon), and shall discharge (including by way of conversion of any convertible notes) any subordinated indebtedness for borrowed money or other convertible notes in an amount such that, after giving effect to such discharges, the aggregate principal amount of the outstanding principal amount of the subordinated indebtedness and convertible notes remaining does not exceed $15.0 million in the aggregate (the “Refinancing”).

(e)
Substantially concurrently with the consummation of the Merger, Holdings shall have redeemed any shares of Class A Common Stock of Holdings of shareholders who timely exercised rights of redemption with respect thereto.

A-1

(f)
All fees, premiums, expenses and other transaction costs incurred through closing of the Merger and otherwise in connection with the foregoing (the “Transaction Costs”) will be paid (or to the extent not paid, deducted for purposes of determining satisfaction of the Minimum Liquidity Condition.

(g)
The proceeds of the Equity Contribution and the Incremental Term Facility will be used to pay, among other things, amounts owing in connection with the Merger under the Merger Agreement, to effect the Refinancing, to pay all or a portion of the Transaction Costs and for general corporate purposes of Holdings and its subsidiaries.

The transactions described above are collectively referred to herein as the “Transactions”.
For purposes of the foregoing:
“Backstop Agreement” means an agreement between Holdings and the “Purchasers” (as defined therein) to backstop up to $175,000,000 to the extent payable to redeem shareholders exercising their right of redemption with respect to Class A Ordinary Shares of Holdings prior to the consummation of the Merger.
“Trust Account” means the account established by Holdings for the benefit of its public shareholders pursuant to the Investment Management Trust Agreement, dated as of October 28, 2020, by and between Holdings and Continental Stock Transfer & Trust Company.

A-2

EXHIBIT B
Project Grassroots
Summary of Principal Terms and Conditions2
Incremental Term Facility
Borrowers:
FiscalNote, Inc., a corporation organized under the laws of Delaware, and the other Borrowers under the Existing Credit Agreement (collectively, the “Borrowers”).
Parent:
FiscalNote Holdings, Inc., a corporation organized under the laws of Delaware (“Parent”).
Holdings:
Duddell Street Acquisition Corp., a Cayman Islands exempted company, which, prior to the Closing Date, shall re-domesticate to the State of Delaware (“Holdings”; Holdings, Parent, the Borrowers and the other Guarantors shall be referred to, collectively, as the “Loan Parties” and individually, as a “Loan Party”).
Administrative Agent and Collateral Agent:
Runway Growth Finance Corp. (“Runway”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Agent”).
Lead Arranger and
Bookrunner:
Runway and ORIX will act as joint lead arrangers and as joint bookrunners (in such capacities, the “Lead Arranger”) in each case for the Incremental Term Facility, and each will perform the duties customarily associated with such roles.
Incremental Term Facility:
A senior secured incremental term loan facility (the “Incremental Term Facility”) in an aggregate principal amount of $150 million. The loans under the Incremental Term Facility are referred to as the “Incremental Term Loans”. It is intended that the Incremental Term Loans have the same terms as the First Out Term Loans, except as modified in accordance with this Term Sheet.
Additional Incremental Term Facilities:
The Borrowers may, by written notice to the Administrative Agent at any time and from time to time prior to the fifth anniversary of the Closing Date, seek new (or an increase to the existing) commitments of up to $100.0 million in a to be determined minimum amount (an “Incremental Commitment”); provided, that, on a pro forma basis after giving effect to the loans to be borrowed under the Incremental Commitment (“Incremental Loans”) and the proposed use of proceeds thereof, the ARR Ratio (as defined below) will be less than or equal to 1.50x, calculated on a pro forma basis, and based on the last four quarters for which financial statements are available. “ARR Ratio” means the ratio of (x) Total Funded Debt (to be mutually defined in a customary manner, but to exclude, in any event, earnouts and other unsecured indebtedness which, in the case of such other unsecured indebtedness only, matures outside of the stated Maturity Date of the Term Loans, excluding, for the avoidance of doubt, certain customary exceptions to be agreed for change of

2
All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto. As used in this exhibit, “Administrative Agent”, “Lenders” and “Incremental Term Loans” refers to the Lenders and Incremental Term Loans under the Incremental Term Facility described in this Term Sheet.

B-1

control and asset sales and equity conversion) of the Loan Parties for the most recent four quarter period for which financial statements are available to (y) LQA ARR (to be defined to mean the ARR of the Loan Parties for the last fiscal quarter for which financial statements are available, annualized).
Each such notice shall (i) be delivered at a time when no default or event of default has occurred and is continuing or would result therefrom (and the effectiveness of the Incremental Commitment shall be subject to no default or event of default existing as of the time that such Incremental Commitment becomes effective, and (ii) certify that the representations and warranties of the Borrowers and the other Loan Parties set forth in the Loan Documentation are true and correct in all material respects with the same effect as if then made (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and further certifying that such Incremental Loans when borrowed will constitute “senior debt”.
Incremental Loans shall amortize on a schedule corresponding to the amortization schedule required of the existing Term Loans until the maturity date of such existing Term Loans.
To the extent that the initial “yield” (determined by taking into account applicable interest rate margins, floors, upfront fees and original issue discount paid, but excluding agency, arrangement, structuring and underwriting fees) on any Incremental Loans exceeds the initial “yield” (determined by taking into account applicable interest rate margins, floors, upfront fees and original issue discount paid, but excluding agency, arrangement, structuring and underwriting fees) applicable to the Term Loans immediately before giving effect to such Incremental Loans, by more than 50 basis points, the applicable margin otherwise in effect for the Term Loans immediately before giving effect to such increase, shall be increased by the amount of such differential in excess of 50 basis points.
Other than with respect to pricing, margins, interest rate floors, fees and original issue discount and maturity date (which may be later but not before), the terms and provisions of any Incremental Loans shall be substantially identical to the Term Loans existing immediately prior to giving effect to any such Incremental Loan. Any Incremental Loans (i) shall rank pari passu in right of payment and pari passu or junior in right of security with the Term Loans outstanding immediately prior to giving effect to such Incremental Loans, or shall be unsecured, (ii) shall not be secured by any asset of Holdings or any of its Subsidiaries that is not also collateral securing the existing Term Loans, (iii) shall not be guaranteed by any person other than a Loan Party with respect to the existing Term Loans, (iv) if required by Administrative Agent or Required Lenders, shall be subject to the Intercreditor Agreement or an intercreditor agreement the terms of which are reasonably satisfactory to Required Lenders, so long as the Required Lenders’ approval is not unreasonably withheld, and (v) shall not be entitled to voluntary or mandatory prepayments except on a pari passu basis with then existing Term Loans.

B-2

It is agreed and understood that each Lender shall have the right to participate in its pro rata share of any requested Incremental Commitment, provided, that no Lender shall be obligated to participate in any such Incremental Commitment. If any existing Lender elects not to provide the requested Incremental Commitment pursuant to an exercise of their respective ratable participation rights, then (i) the addition of any Incremental Commitment to the Credit Agreement shall require approval of Required Lenders, (ii) to the extent the Incremental Commitment is so approved, Atalaya shall have the right of first refusal to participate on a greater than pro rata basis in any portion of such Incremental Commitment as to which existing Lenders did not exercise ratable participation rights, and (iii) to the extent any lenders that are not existing Lenders under the Credit Agreement propose to participate in such Incremental Commitment, any such lenders shall be reasonably acceptable to Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).
Purpose:
Proceeds of the Incremental Term Loans will be used to finance the Transactions and for working capital and other general corporate purposes, to the extent not prohibited by the Loan Documents.
Proceeds of the Incremental Loans will be used for working capital and other general corporate purposes, to the extent not prohibited by the Loan Documents, provided that the Incremental Loans shall not be used to refinance any then-outstanding Term Loans.
Documentation Principles:
The definitive documentation for the Incremental Term Facility (the “Loan Documents”) will (a) be prepared by counsel to the Agent and documented as an amendment and restatement of the Existing Credit Agreement, (b) contain only the conditions set forth in Exhibit C, (c) include other changes mutually agreed among the parties to meet the operational and strategic requirements of Holdings and its subsidiaries after giving effect to the Transactions, and to be consistent with the proposed business plan, the model delivered by the Company to the Agent prior to the date hereof, and projections, (e) permit the Transactions to be consummated in accordance with Exhibit A, and (f) include necessary adjustments as mutually agreed among the Company and Initial Lenders, to
(i)   reflect the Modifications and public company provisions to be mutually agreed;
(ii)   reflect the combined corporate structure of Holdings, Parent and their subsidiaries,
(iii)   take into account any changes in law or accounting standards,
(iv)   reflect customary modifications to the operational, agency, Agent discretion and Required Lender approval, and replacement of non-consenting Lender provisions (limited to situations where Required Lenders have provided approval), in each case, to reflect the requirements of the Agent and Initial Lenders, and
(v)   to eliminate “last out” loan provisions.
This paragraph is referred to herein, collectively, as the “Documentation Principles.”

B-3

Availability:
The Incremental Term Loans shall be drawn in a single drawing immediately prior to the consummation of the Merger. Amounts repaid or prepaid with respect to the Incremental Term Facility may not be reborrowed.
Interest Rates and Fees:
As set forth on Annex I hereto.
Maturity and Amortization:
The Incremental Term Loans will mature on the Payment Date following the fifth anniversary of the Closing Date and the Incremental Term Loans will amortize in monthly installments as follows:
Applicable Period	Required monthly amortization payments
Through and including the Payment Date immediately preceding the 3 year anniversary of the Closing Date	N/A
Commencing on first Payment Date following the 3 year anniversary of the Closing Date through the maturity date	24 equal monthly installments of principal, in an aggregate amount equal to 50% of the original principal amount of the Incremental Term Loans made hereunder
The balance of the outstanding principal amount of the Incremental Term Loans shall be payable at maturity.
Guarantees:
Consistent with the Documentation Principles; provided, that, immediately after the Merger occurs, Holdings shall join as a Guarantor.
Security:
Consistent with the Documentation Principles; provided, that, immediately after the Merger occurs, Holdings shall grant security for the Incremental Term Loans consistent with security granted by existing Loan Parties.
Mandatory Prepayments:
Consistent with the Documentation Principles; provided, that the annual threshold for dispositions and casualty events shall be increased to $1.0 million.
Voluntary Prepayments:
Consistent with the Documentation Principles
Prepayment Premium/Final Payment:
Any (a) voluntary prepayment of the Incremental Term Loans (b) mandatory prepayment of the Incremental Term Loans, (c) prepayment utilizing yank-a-bank provisions, and (d) any repayment of the Incremental Term Loans following the acceleration of the maturity thereof upon an Event of Default, , will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Incremental Term Loans that are being prepaid): 102% of the principal amount of the Incremental Term Loans so prepaid in the case of such prepayment that occurs on or prior to the two -year anniversary of the Closing Date; 101% of the principal amount of the Incremental Term Loans so prepaid in the case of such prepayment that occurs following the two-year anniversary of the Closing Date and on and prior to the three-year anniversary of the Closing Date; and 0% thereafter (the “Prepayment Fee”), .

B-4

Borrowers shall pay to the Agent, for the ratable benefit of each Lender, on the earliest to occur of (i) the repayment at maturity of the Incremental Term Loans, (ii) the prepayment of the Incremental Term Loans prior to the scheduled maturity thereof, or (iii) the repayment of the Incremental Term Loans following the acceleration of the maturity thereof upon an Event of Default, a final payment (the “Final Payment”) in an amount equal to 3.50% of the original principal amount of the Incremental Term Loans made under the Credit Agreement which shall be fully earned as of the Closing Date, irrespective of the date such payment is due. In addition, the Borrowers shall pay to the Agent for the benefit of any Lender whose Incremental Term Loans are prepaid or repaid utilizing the yank-a-bank provision such Lender’s ratable share of the Final Payment.
The Final Payment due in respect of the First Out Term Loan shall be reduced to an amount prorated according to the date of prepayment of the First Out Term Loan relative to the original maturity thereof, determined consistent with Runway’s standard accounting methodology.
Conditions to Initial
Borrowing:
The availability of the Incremental Term Facility on the Closing Date will be subject solely to the conditions expressly set forth in Exhibit C to the Commitment Letter.
Conditions to Incremental Borrowings:
The availability of any Incremental Loans will be subject to the following conditions, and any other conditions required by the lenders providing such Incremental Term Facility:
Immediately before and after giving effect to the requested borrowing or issuance, all representations and warranties set forth in the Loan Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality or material adverse effect, in which instance such representation and warranty shall be true and correct in all respects).
Immediately before and after giving effect to the requested borrowing or issuance, no default or event of default shall have then occurred and be continuing.
Delivery of a customary notice of borrowing.
Representations and
Warranties:
Subject to the Certain Funds Provision with respect to representations and warranties required as a condition to closing, consistent with the Documentation Principles; provided, however, that the terms of the Existing Credit Agreement will be amended to:
(i)   increase the dollar threshold in Section 5.4 of the Existing Credit Agreement to $4.0 million,
(ii)   increase the dollar threshold in Section 5.9 of the Existing Credit Agreement to $200,000, and
(iii)   reflect the Transactions, including modifications to Section 5.12 of the Existing Credit Agreement to reflect that Holdings is a publicly traded holding company.

B-5

Affirmative Covenants:
Subject to the Certain Funds Provision with respect to compliance with covenants required as a condition to closing, consistent with the Documentation Principles; provided, however, that the Existing Credit Agreement will be amended to:
(i)   reflect consolidation of financial statements after giving effect to the Transactions and consolidating financial statement requirements, provided that together with quarterly financial reports, Holdings shall deliver a report of (x) cash and other assets held by each Subsidiary of Holdings that is not a Loan Party (an “Excluded Subsidiary”), as of the last day of the most recent fiscal quarter then ended, and (y) revenue recognized by each Excluded Subsidiary for the most recent fiscal quarter then ended, provided that each Lender may elect to suspend delivery of monthly financial reporting upon written notice by such Lender for a period or until notice is given to resume such reporting.
(ii)   require delivery of reporting with respect to ARR and related key performance metrics to be agreed,
(ii)   align quarterly and annual financial statement delivery dates to those required by the SEC,
(iii)   reflect that any obligation to deliver copies of SEC filings may be satisfied by providing a link to such filing to Agent (including by email),
(iv)   reflect that the annual budget shall consist solely of a budget for the applicable fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of Holdings and its subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto),
(v)   eliminate clauses (h), and (m) (with respect to reports delivered to shareholders) of Section 6.2 of the Existing Credit Agreement and Sections 6.14 and 6.15 of the Existing Credit Agreement,
(vi)   increase the basket for notice in Section 6.2(g) of the Existing Credit Agreement to $4.0 million,
(vii)   increase the basket in Section 6.4 of the Existing Credit Agreement to $200,000,
(viii)   modify the requirement to deliver compliance certificates so that, in lieu of the current form of monthly compliance certificate , require monthly certification of compliance with liquidity covenant, information regarding new bank accounts or newly formed or acquired subsidiaries (if any) and, on a quarterly basis, require bringdown of representations and warranties and certification of compliance with covenants, and
(ix)   modify Section 6.16 of the Existing Credit Agreement to reflect the Transactions.
Negative Covenants:
Consistent with the Documentation Principles; provided, however, that the Credit Agreement will be amended to:
(i)   permit the Transactions, including the Change of Control,

B-6

(ii)    amend the definition of Change of Control to be defined in accordance with Annex II hereto,
(iii)   increase the basket in clause (f) of the definition of “Permitted Transfers” (referred to in, among other things, Section 7.1 of the Existing Credit Agreement) to $2.0 million,
(iv)   in the baskets in clauses (u) and (z) of the definition of “Permitted Liens” (referred to in, among other things, Section 7.5 of the Existing Credit Agreement) to $1.0 million and $500,000 respectively,
(v)   amend Section 7.7 of the Existing Credit Agreement to reflect (w) Holdings becoming a parent company of Parent and the new ultimate equityholder of the Loan Parties, (x) an increase to clause (p) of the definition of “Permitted Investments” (referred to in, among other things, Section 7.7(b) of the Existing Credit Agreement) to $200,000 which shall be measured from the Amendment’s Closing Date and clause (r) of the definition of “Permitted Investments” (referred to in, among other things, Section 7.7(b) of the Existing Credit Agreement) to $1.0 million, (y) amend and restate clause (x) of the proviso to clause (d)(iii) of the definition of “Permitted Investments” in its entirety as follows: “the aggregate amount of such Investments in all Excluded Subsidiaries pursuant to this clause (d) shall not exceed $5,000,000 in the aggregate in any twelve (12) month period (it being understood that for purposes of this clause (d)(iii), the amount of such Investments outstanding at any time shall be calculated net of the amount of returns (including dividends, interest, distributions, returns of principal, repayments, income and similar amounts) received in cash or cash equivalents by any Loan Party from any such Excluded Subsidiary in respect of such Investments)” and (z) amend and restate clause (d)(iv) in its entirety as follows: “(iv) of a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party”,
(vi)   amend Section 7.8 of the Existing Credit Agreement to reflect Holdings becoming a parent company of Parent and the new ultimate equityholder of the Loan Parties,
(vii)   amend Section 7.9 of the Existing Credit Agreement to restrict payment of earnouts and other contingent acquisition consideration, except to the extent no Event of Default exists or would result from such payment and subject to pro forma covenant compliance,
(viii)   eliminate clause (c) of Section 7.2 and Section 7.10 of the Existing Credit Agreement,
(ix)   amend the definitions of Permitted Acquisition and Permitted Indebtedness as mutually agreed among the parties, provided that the basket for cash consideration for Permitted Acquisitions (whether paid at the closing or on a deferred or contingent basis) shall be increased to $25.0 million in any trailing twelve-month period, and adjustments to target EBITDA for purposes of maximum negative EBITDA contribution from Permitted Acquisitions shall be amended as mutually agreed among the parties,
(x)   amend the definitions of Investments, Permitted Investment, Qualified Equity Interests, Responsible Officer and Subsidiary to

B-7

reflect the Transactions as mutually agreed among the parties, and amend certain Sections of Article VII to permit “grandfathering” of outstanding Indebtedness, Liens, and Investments on the Closing Date (to the extent incurred in accordance with the terms of the Existing Credit Agreement or otherwise approved by Initial Lenders), and
(xi)   amend the definition of Subordinated Debt to require Subordinated Debt to be unsecured and amend the definition of Permitted Indebtedness to limit the amount of Subordinated Debt incurred after the Closing Date to be not more than $100.0 million.
Financial Covenants:
Consistent with the Documentation Principles; provided, however, that Section 6.10 of the Credit Agreement will be amended as follows:
(i)   clause (a) (liquidity) shall be amended to require Liquidity of at least $15.0 million at all times; compliance to be certified monthly on the last day of each month together with delivery of monthly financial statements,
(ii)   clause (b) shall be replaced with a covenant requiring trailing 12-month Adjusted EBITDA3 of at least $10.0 million, tested quarterly on the last day of each fiscal quarter, commencing Q4 2024 and each fiscal quarter thereafter, and
(iii)   clause (c) (minimum ARR) shall be tested as of the last day of such fiscal quarter. Minimum ARR levels shall as set forth in Annex III hereto.
Compliance certificates will be required to be delivered monthly., and will include certification with respect to liquidity and any other financial covenant being tested on the last day of the period for which financial reporting is being delivered together with such compliance certificate (i.e. compliance with ARR or, if applicable, Adjusted EBITDA, to be certified only on the compliance certificate delivered with the last month of each fiscal quarter).
Events of Default:
Consistent with the Documentation Principles; provided, however, that the terms of the Credit Agreement will be amended to increase the existing dollar basket to $3.0 million.
Voting:
Consistent with the Documentation Principles; provided, however, that the terms of the Credit Agreement will be amended as set forth below:
“Required Lenders” shall mean (i) the holders of at least 70% of the Incremental Loans and any Incremental Term Loans and (ii) at least two unaffiliated Lenders, provided that as long as each such Initial Lender holds at least 50% of its respective original commitment, all Initial Lenders consent shall be required to:
(i)   waive Major Defaults4,

3
“Adjusted EBITDA” definition to be mutually agreed between Initial Lenders and Borrower and will include reasonable and customary adjustments for one-time and extraordinary expenses, subject to agreed caps and other conditions.

4
To include payment default, breach of financial covenants, covenant against change of control, bankruptcy default, material adverse effect and other defaults as mutually agreed,

B-8

(ii)   approve material amendments to negative covenants5, and
(iii)   approve additional Incremental Loans (but only to the extent each Initial Lender is not participating to the extent of its Pro Rata Share).
A customary pro rata sharing provision will be included, and the consent of each affected lender shall be required in order to modify the pro rata sharing of payments, to add fees payable to any lender (other than normal and customary fees payable to administrative agent or collateral agent in its capacity as such or when such lender is non-consenting) other than ratably, or to subordinate the Obligations or the Liens securing the same.
Cost and Yield Protection; Withholding Taxes:
Consistent with the Documentation Principles.
Defaulting Lenders:
Consistent with the Documentation Principles.
Assignments and
Participations:
Consistent with the Documentation Principles.
Expenses and
Indemnification:
Consistent with the Documentation Principles.
Governing Law and Forum:
New York.
Counsel to the Administrative Agent
Sidley Austin LLP

5
Changes to baskets or thresholds of up to 20% compared to levels initially agreed, shall not constitute a “material amendment” for this purpose.

B-9

ANNEX I TO EXHIBIT B
Interest and Fees
Interest Rates:
The interest rates under the Incremental Term Facility will be as follows:
Cash Interest Rate: The greater of (i) Prime Rate plus 5.0% and (ii) 9.0%, payable monthly
PIK Interest: 1.0%, compounding monthly
Default Rate:
Consistent with Documentation Principles.
Annex I to Exhibit B

ANNEX II TO EXHIBIT B
Defined Terms6
“ARR” means, as of any date of determination, contractually committed recurring revenue derived from active customer contracts achieved by Holdings and its Subsidiaries, on a consolidated basis for the most recent trailing three-month period then ended, annualized.
“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person. Unless the context otherwise requires, each reference to a Board herein shall be a reference to the Board of Holdings.
“Change of Control” means (i) any Person (other than Permitted Holders) or Persons (other than Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent of the aggregate ordinary voting power represented by the then issued and outstanding Equity Interests of Holdings, or (ii) the acquisition by Permitted Holders of Equity Interests or a merger, consolidation recapitalization or similar transaction, in each case, as a result of which, the common stock of Holdings (or any successor parent entity that controls Borrowers) ceases to be traded on a recognized U.S. securities trading market or exchange.
“Investment” means the purchase or other acquisition of any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), the making or extension of any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person. For the avoidance of doubt, “Investment” shall exclude transactions under transfer pricing arrangements on a cost-plus basis between Loan Parties and Excluded Subsidiaries in the Ordinary Course of Business, provided that (A) the payments required to be made pursuant thereto are based on advice of Loan Parties’ independent tax or accounting advisors, (B) the agreements or arrangements are on arms-length terms or otherwise in accordance with applicable transfer pricing rules, and not designed to effect a net transfer of assets to an Excluded Subsidiary, and (C) Agent shall have a right to review applicable intercompany agreements upon reasonable request.
“Permitted Holders” means (a) each of the following individuals: (i) Timothy Hwang and (ii) Gerald Yao, and in each case, his estate, spouse, heirs, ancestors, lineal descendants, legatees, legal representatives (in their capacities as such) or the trustee (in its capacity as such) of a bona fide trust of which one or more of the foregoing are the principal beneficiaries or grantors thereof and (b) any entity controlled, directly or indirectly, by any Persons referred to in the preceding clause (a), whether through the ownership of voting securities, by contract or otherwise.

6
Capitalized terms used in this Annex II to Exhibit B but not herein defined shall have the definitions assigned to them in the Existing Credit Agreement.

Annex II to Exhibit B

ANNEX III TO EXHIBIT B
ARR COVENANT LEVELS7
($ in 000’s)
Quarter	Minimum ARR
Q2 22	$102,000
Q3 22	$105,000
Q4 22	$110,000
Q1 23	$115,000
Q2 23	$120,000
Q3 23	$125,000
Q4 23	$130,000
Q1 24	$135,000
Q2 24	$140,000
Q3 24	$145,000
Q4 24	$150,000
Q1 25	$155,000
Q2 25	$160,000
Q3 25	$165,000
Q4 25	$170,000
Q1 26	$175,000
Q2 26	$180,000
Q3 26	$185,000
Q4 26	$190,000
Q1 27	$195,000

7
In the event of any acquisition which increases ARR, the ARR of the target Person or assets (defined as, as of any date of determination, contractually committed recurring revenue derived from active customer contracts achieved by the acquired business for the most recent three-month period then ended, annualized) will be added to agreed ARR covenant levels beginning in the quarter that such acquisition was consummated and each quarter thereafter.

Annex III to Exhibit B

EXHIBIT C
Project Grassroots
Summary of Additional Conditions8
The borrowing under the Incremental Term Facility shall be subject solely to the following conditions:
1.
The Agent shall have received an officer’s certificate from the Company certifying that the conditions to the Merger set forth in the Merger Agreement (without giving effect to any modifications, consents, amendments or waivers thereto by Parent that in each case are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such, unless the Commitment Parties shall have provided written consent thereto, in each case, other than such conditions that by their nature are to be satisfied upon the closing of such transaction, have been satisfied or waived or are expected to be satisfied and waived on the Closing Date or one business day thereafter (and in case of any waiver of such conditions, which waiver thereof is not materially adverse to the interest of the Lenders or the Commitment Parties or has been approved by the Commitment Parties).

2.
The Refinancing shall have been consummated, or substantially simultaneously with the borrowing under the Incremental Term Loans, shall be consummated.

3.
Substantially simultaneously with the borrowing under the Incremental Term Facility, the Equity Contribution shall be made resulting in the Minimum Liquidity Condition being satisfied and the Agent shall have received a detailed accounting of sources and uses confirming the same.

4.
A combination of proceeds from the Trust Account and the Backstop Agreement in an amount that satisfies the Trust/Backstop Condition shall have been received by Holdings substantially simultaneously with the borrowing of the Incremental Term Loans.

5.
Subject in all respects to the Certain Funds Provisions, as a condition to the availability of the Incremental Term Facility all documents and instruments required to create and perfect the Agent’ security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions).

6.
The Initial Lenders shall have received (i) at least three (3) business days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Agent in writing at least ten (10) calendar days prior to the Closing Date and that the Initial Lenders reasonably determine is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) at least three (3) business days prior to the Closing Date, a Beneficial Ownership Certification with respect to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

7.
The execution and delivery by the Borrowers and the Guarantors of the Loan Documents (including a joinder to the guarantee, effective promptly after the consummation of the Merger, by Holdings) shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject in all respects to the Certain Funds Provisions and the Documentation Principles set forth in the Commitment Letter.

8.
The execution and delivery of customary borrowing request, customary legal opinions, organizational documents, customary evidence of authorization, customary officer’s certificates,

8
Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Exhibit C-1

good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of Parent’s chief financial officer (certifying that, after giving effect to the Transactions, Holdings and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I attached to this Exhibit C.
9.
All fees required to be paid on the Closing Date pursuant to the Fee Letter in connection with the Incremental Term Facility and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced (in the case of expenses) at least three (3) business days prior to the Closing Date (except as otherwise agreed to by the Borrowers), shall, substantially concurrently with the borrowing under the Incremental Term Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the Incremental Term Facility).

10.
Subject in all respects to the Certain Funds Provisions, the Specified Merger Agreement Representations will be true and correct to the extent required by the definition thereof. The Specified Representations will be true and correct in all material respects (or if qualified by materiality, in all respects) (to the extent expressly made as of an earlier date, as of such earlier date).

11.
From the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) that is continuing.

12.
The Agent shall have received, to the extent Parent has received the same under the Merger Agreement, (a) the Annual Financial Statements (as defined in the Merger Agreement) and (b) the Interim Financial Statements (as defined in the Merger Agreement) and (c) a pro forma consolidated balance sheet and a related consolidated statement of income for Holdings as of and for, as applicable, the 4 fiscal quarter period ended on or about December 31, 2021, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). The Agent acknowledges receipt of the financial statements required by clauses (a) and (b) hereof.

Exhibit C-2

EXHIBIT C-I
Form of Solvency Certificate
Date:            , 2022
To the Agent and each of the Lenders party to the Credit Agreement referred to below:
Pursuant to Section [           ] of Amendment No. [   ], dated as of [           ], 2022 (the “Amendment”), by and among [           ] (the “Borrowers”), [           ] (“Holdings”), the Lenders and other parties party thereto, [           ], as Agent and as Collateral Agent, and the other agents party thereto, which amends that certain Amended and Restated Credit Agreement, dated as of October 19, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among [           ] (the “Borrowers”), [           ] (“Parent”), the Lenders and other parties party thereto, [           ], as Agent and as Collateral Agent, and the other agents party thereto, the undersigned, solely in the undersigned’s capacity as chief financial officer of Parent, hereby certifies, on behalf of Parent and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Incremental Term Loans under the Credit Agreement on the Closing Date, the consummation of the Transactions (including the Refinancing) and the application of the proceeds thereof):
(a)
the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)
the present fair saleable value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)
Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)
Holdings and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Amendment or, if not defined therein, the Credit Agreement.
* * *

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as chief financial officer of Parent, on behalf of Parent and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.
FISCALNOTE HOLDINGS, INC.
By:

Name:
Title:
Chief Financial Officer

[Solvency Certificate]

Annex I
FORM OF PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK    EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail DUDDELL STREETACQUISITION CORP. Your Internet vote authorizes the named proxiesto vote your shares in the same manner as if youmarked, signed and returned your proxy card.Votes submitted electronically over the Internetmust be received by 11:59 p.m., Eastern Time,on , 2022. INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have yourproxy card available when you access theabove website. Follow the prompts to voteyour shares. Vote at the Meeting –If you plan to attend the virtual online specialmeeting, you will need your 12 digit controlnumber to vote electronically at the specialmeeting. To attend:https://www.cstproxy.com/dsac/2022MAIL – Mark, sign and date your proxy cardand return it in the postage-paid envelopeprovided PLEASE DO NOT RETURN THE PROXY CARDIF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  DUDDELL STREET ACQUISITION CORP.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Manoj Jain and Allan Finnerty (each, a “Proxy”) as proxies,each with full power to act without the other and the power to appoint a substitute to vote theshares that the undersigned is entitled to vote at the special meeting of shareholders of DuddellStreet Acquisition Corp. (“DSAC”) to be held on , 2022 at [a.m./p.m.], Eastern StandardTime at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017,or via live webcast at https://www.cstproxy.com/dsac/2022, and at any adjournments and/orpostponements thereof. Such shares shall be voted as indicated with respect to the proposalslisted on the reverse side hereof and in each Proxy’s discretion on such other matters as mayproperly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes allprior proxies for said meeting. THE SHARES REPRESENTED BY THE PROXY, WHEN PROPERLY EXECUTED,WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNEDSTOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR”EACH OF PROPOSAL NOS. 1, 2, 3, 4, 6, 7, 8 AND 9 AND FOR EACH DIRECTOR NOMINEELISTED IN PROPOSAL 5. IF ANY OTHER MATTERS PROPERLY COME BEFORE THEMEETING, UNLESS SUCH AUTHORITY IS WITHHELD ON THIS PROXY CARD, THEPROXIES WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.(Continued, and to be marked, dated and signed, on the other side)

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting ofDUDDELL STREET ACQUISITION CORP.To view the 2022 Proxy Statement and to attend the Special Meeting, please go to:https://www.cstproxy.com/dsac/2022 PROXY CARDTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 AND 9.Please markyour voteslike this 1. Proposal No. 1 — The Business Combination Proposal(conditioned on the approval and adoption of the otherCondition Precedent Proposals) — to consider and vote upon aproposal to approve and adopt, by way of ordinary resolution, the Agreement and Plan of Merger,dated as of November 7, 2021 (as may be amended, restated, supplemented or otherwise modifiedfrom time to time, including by the First Amendment to Agreement and Plan of Merger, dated May9, 2022, and the Second Amendment to Agreement and Plan of Merger, dated June [21], 2022 the “Business Combination Agreement”), by and among DSAC, Grassroots Merger Sub,Inc., a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub”), and Fiscal-Note Holdings, Inc., a Delaware corporation (“FiscalNote”), pursuant to which, among other things,DSAC will be domesticated as a Delaware corporation and, promptly thereafter, Merger Sub willmerge with and into FiscalNote, with FiscalNote surviving the merger as a wholly owned subsidiaryof DSAC (the transactions contemplated by the Business Combination Agreement, the “BusinessCombination” and such proposal, the “Business Combination Proposal”). “New FiscalNote” refers toDSAC after consummation of the Business Combination.2. Proposal No. 2 — The Domestication Proposal (conditionedon the approval and adoption of the other Condition PrecedentProposals) — to consider and vote upon a proposal to approve, byway of special resolution in accordance with Article 185 of DSAC’s amended and restated articlesof association, assuming the Business Combination Proposal is approved and adopted, the transferof DSAC by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) ofthe Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (the“DGCL”) and, immediately upon being de-registered in the Cayman Islands, continuing and domesticatingas a corporation incorporated under the laws of the State of Delaware.3. Proposal No. 3 — The Governing Documents Proposal(conditioned on the approval of the other Condition PrecedentProposals) — to consider and vote upon a proposal to approve andadopt, by way of special resolution, assuming the Business Combination Proposal and the DomesticationProposal are approved and adopted, the proposed certificate of incorporation of DSAC (the“Proposed Charter”) and the proposed bylaws of DSAC (the “Proposed Bylaws”), copies of whichare attached to the proxy statement/prospectus delivered to DSAC’s shareholders in connectionwith the special meeting as Annexes B and C, respectively, which together will replace DSAC’samended and restated memorandum and articles of association, dated October 22, 2020 (the “CurrentCharter”), and will become effective upon the completion of the Domestication in connectionwith the closing of the Business Combination (the “Closing”).4. Proposal No. 4 — The Advisory Governing Documents Proposals (not conditioned on theapproval and adoption of any of the Condition Precedent Proposals) —to consider and voteupon separate proposals to approve by way of a special resolution, on a non-binding advisory basis,the following material differences between the Proposed Charter and Proposed Bylaws and theCurrent Charter, which are being presented in accordance with the requirements of the Securitiesand Exchange Commission as six separate sub-proposals:i. Advisory Governing Documents Proposal A —Under the Proposed Charter, New FiscalNote will be authorizedto issue 1,809,000,000 shares of capital stock, consistingof (i) 1,709,000,000 shares of common stock, including 1,700,000,000 shares of New Fiscal-Note Class A common stock, par value $0.0001 per share (“New FiscalNote Class A commonstock”), 9,000,000 shares of New FiscalNote Class B common stock, par value $0.0001 per share(“New FiscalNote Class B common stock”), and (ii) 100,000,000 shares of preferred stock, parvalue $0.0001 per share, as opposed to the Current Charter, which authorizes DSAC to issue201,000,000 capital shares, consisting of (i) 200,000,000 ordinary shares, including 180,000,000DSAC Class A ordinary shares, par value $0.0001 per share, and 20,000,000 DSAC Class Bordinary shares, par value $0.0001 per share, and (ii) 1,000,000 preference shares, par value$0.0001 per share;ii. Advisory Governing Documents Proposal B —Holders of shares of New FiscalNote Class A common stock willbe entitled to cast one vote per share of New FiscalNote Class Acommon stock on each matter properly submitted to New FiscalNote’s stockholders entitled tovote, and holders of shares of New FiscalNote Class B common stock will be entitled to cast 25votes per share of New FiscalNote Class B common stock on each matter properly submitted toNew FiscalNote’s stockholders entitled to vote, except as otherwise expressly provided in theProposed Charter or required by applicable law, as opposed to each DSAC Class A ordinary shareand DSAC Class B ordinary share being entitled to one vote per share on each matter properlysubmitted to DSAC’s shareholders entitled to vote;iii. Advisory Governing Documents Proposal C —Subject to the rights of holders of any series of preferred stock toelect directors, the number of directors constituting the New FiscalNoteboard of directors (the “New FiscalNote Board”) shall be fixed from time to time by theNew FiscalNote Board; provided, that unless otherwise approved by the Requisite StockholderConsent, the number of the directors shall be no less than five (5) and shall not exceed twelve(12). “Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the consent ofthe holders of a majority in voting power of the shares of capital stock of New FiscalNote entitledto vote, and (ii) on and after the Voting Threshold Date, the consent of the holders of two-thirds(2/3) of the voting power of the shares of capital stock of New FiscalNote then entitled to vote.“Voting Threshold Date” means the first date on which the issued and outstanding shares of NewFiscalNote Class B common stock represents less than 50% of the total voting power of the thenoutstanding shares of capital stock of New FiscalNote entitled to vote;iv. Advisory Governing Documents Proposal D —(i) The number of authorized shares of New FiscalNote Class Acommon stock and New FiscalNote Class B common stock maybe increased by the affirmative vote of the holders of shares representing a majority of the votingpower of all of the outstanding shares of capital stock of New FiscalNote entitled to vote thereon,irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provisionthereto), (ii) the number of authorized shares of New FiscalNote Class A common stock or NewFiscalNote preferred stock may be decreased (but not below the number of shares thereof thenoutstanding or, in the case of the New FiscalNote Class A common stock, the number of sharesof New FiscalNote Class A common stock reserved for issuance upon the conversion of sharesof New FiscalNote Class B common stock) by the affirmative vote of the holders of shares representinga majority of the voting power of all of the outstanding shares of capital stock of NewFiscalNote entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL(or any successor provision thereto), and (iii) the number of authorized shares of New FiscalNoteClass B common stock may be decreased (but not below the number of shares thereof then outstanding)by the affirmative vote of a majority of the voting power of all of the outstanding sharesof New FiscalNote Class B common stock, as opposed to DSAC requiring an increase in sharecapital by ordinary resolution; and;v. Advisory Governing Documents Proposal E — Authorizationof all other changes in the Proposed Charter and the ProposedBylaws, including (1) adopting Delaware as the exclusive forum forcertain stockholder litigation and the federal district courts of the United States as the exclusiveforum for certain other stockholder litigation, in each case unless New FiscalNote expressly consentsin writing to the selection of an alternative forum and (2) removing certain provisions relatedto DSAC’s status as a blank check company that will no longer be applicable upon consummationof the Business Combination;vi. Advisory Governing Documents Proposal F — Authorizationof an amendment to the Proposed Charter in order to change thecorporate name of “Duddell Street Acquisition Corp.” to “FiscalNoteHoldings, Inc.” in connection with the consummation of the Business Combination.5. Proposal No. 5 — The Director Election Proposal (conditioned on the approval andadoption of the other Condition Precedent Proposals) — to consider and vote upon a proposalto approve, by way of ordinary resolution, assuming the Business Combination Proposal, theDomestication Proposal and the Governing Documents Proposal are approved and adopted, theelection of 10 directors who, upon consummation of the Business Combination, will constitute 10out of 11 members of the board of directors of New FiscalNote, each to serve for a term as set forthunder the Proposed Charter or until such director’s earlier death, resignation, retirement, or removal,provided, however, that the election of Mr. Manoj Jain, is subject to prior CFIUS approval.Tim HwangGerald YaoMichael CallahanKey ComptonStanley McChrystalKeith NilssonAnna SedgleyBrandon SweeneyConrad YiuManoj Jain*Instruction: To withhold authority to vote for any individual nominee, mark the “Forall Except” Box and strike a line through that nominee’s name in the list.6. Proposal No. 6 — The Stock Issuance Proposal (conditionedon the approval and adoption of the other Condition PrecedentProposals) — to consider and vote upon a proposal to approve, byway of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal,the Governing Documents Proposal and the election of each director nominee pursuant tothe Director Election Proposal are approved and adopted, for the purposes of complying with theapplicable listing rules of Nasdaq, the issuance of (x) shares of New FiscalNote Class A commonstock pursuant to the terms of the Business Combination Agreement, and (y) shares of DSAC ClassA common stock to be issued pursuant to the Backstop Agreement (as defined in the proxy statement/prospectus), plus any additional shares pursuant to subscription agreements we may enterinto prior to Closing.7. Proposal No. 7 — The Long-Term Incentive Award PlanProposal (conditioned on the approval and adoption of the otherCondition Precedent Proposals) — to consider and vote upon aproposal to approve by way of ordinary resolution, assuming the Business Combination Proposal,the Domestication Proposal, the Governing Documents Proposal, the election of each director nomineepursuant to the Director Election Proposal and the Stock Issuance Proposal are approved andadopted, the 2022 Long-Term Incentive Award Plan (the “2022 Plan”), a copy of which is attached tothe proxy statement/prospectus as Annex E, including the authorization of the initial share reserveunder the 2022 Plan.8. Proposal No. 8 — The ESPP Proposal (conditioned onthe approval and adoption of the other Condition PrecedentProposals) — to consider and vote upon a proposal to approve byway of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal,the Governing Documents Proposal, the election of each director nominee pursuant to theDirector Election Proposal, the Stock Issuance Proposal and the Long-Term Incentive Award PlanProposal are approved and adopted, the Employee Stock Purchase Plan (the “ESPP”), a copy ofwhich is attached to the proxy statement/prospectus as Annex F, including the authorization of theinitial share reserve under the ESPP.9. Proposal No. 9 — The Adjournment Proposal (not conditionedon the approval of any other proposal) — to consider and voteupon a proposal to approve by way of ordinary resolution the adjournmentof the Special Meeting to a later date or dates, if necessary, to permit further solicitationand vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of theBusiness Combination Proposal, the Domestication Proposal, the Governing Documents Proposal,the election of any director nominee pursuant to the Director Election Proposal, the Stock IssuanceProposal, the Long-Term Incentive Award Plan Proposal and the ESPP Proposal (together, the“Condition Precedent Proposals”) would not be duly approved and adopted by our shareholders orwe determine that one or more of the Closing conditions under the Business Combination Agreementis not satisfied or waived.20071 Duddell Street Acquisition Corp.REV3 Proxy Card BackSignature_________________________________Signature, if held jointly_______________________________ Date_____________, 2022Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee,guardian, or corporate officer, please give title as such. If signing as a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Vote FOR allnomineesVote WITHHOLDfor all nomineesVote FOR allnominees except* FOR AGAINST ABSTAIN

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. DSAC’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. DSAC has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures DSAC against its obligations to indemnify its officers and directors.
DSAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to DSAC and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by DSAC if (i) DSAC have sufficient funds outside of the Trust Account or (ii) DSAC consummates an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DSAC pursuant to the foregoing provisions, DSAC have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.    Exhibits and Financial Statement Schedules.
The following exhibits are filed as part of this registration statement:
Exhibit	Description
2.1†#	Agreement and Plan of Merger, dated as of November 7, 2021, by and among Duddell Street Acquisition Corp., Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex A-1).
2.2*	First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, by and among Duddell Street Acquisition Corp., Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex A-2).
3.1	Memorandum and Articles of Association of Duddell Street Acquisition Corp. (incorporated by reference to Exhibit 3.1 of DSAC’s Form S-1 (File No. 333-249207), filed with the SEC on October 1, 2020).
3.2	Amended and Restated Memorandum and Articles of Association of Duddell Street Acquisition Corp. (incorporated by reference to Exhibit 3.2 of DSAC’s Form S-1 (File No. 333-249207), filed with the SEC on October 1, 2020).
3.3	Second Amended and Restated Memorandum and Articles of Association of Duddell Street Acquisition Corp. (incorporated by reference to Exhibit 3.1 of DSAC’s Current Report on Form 8-K (File No. 001-39672), filed with the SEC on November 2, 2020).
3.4*	Form of New FiscalNote Charter (attached to the proxy statement/prospectus which forms part of this registration statement as Annex B).
3.5*	Form of New FiscalNote Bylaws (attached to the proxy statement/prospectus which forms part of this registration statement as Annex C).

Exhibit	Description
3.6*	Form of Certificate of Domestication of the Registrant, to be filed with the Secretary of State of Delaware.
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of DSAC’s Form S-1 (File No. 333-249207), filed with the SEC on October 1, 2020).
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of DSAC’s Form S-1 (File No. 333-249207), filed with the SEC on October 1, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of DSAC’s Form S-1 (File No. 333-249207), filed with the SEC on October 1, 2020).
4.4	Warrant Agreement, dated as of October 28, 2020, by and among Duddell Street Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of DSAC’s Current Report on Form 8-K (File No. 001-39672), filed with the SEC on November 2, 2020).
4.5*	Specimen Class A Common Stock Certificate.
4.6*	Form of Restricted Stock Agreement, dated as of March 25, 2022, pursuant to the Membership Interest Purchase Agreement, dated as of November 19, 2021, by and among FiscalNote, Inc., the unitholders listed on Appendix 1 thereto and FiscalNote Holdings, Inc.
5.1*	Opinion of Davis Polk & Wardwell LLP as to the validity of the securities being registered.
8.1*	Opinion of Davis Polk & Wardwell LLP as to tax matters.
8.2*	Opinion of Paul Hastings LLP as to tax matters.
8.3*	Opinion of Fangda Partners as to PRC law matters.
8.4*	Opinion of Fangda Partners as to Hong Kong law matters.
10.1*	Form of FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex E).
10.2*	Form of FiscalNote Holdings, Inc. Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex F).
10.3*	Form of Subscription Agreement (attached to the proxy statement/prospectus which forms part of this registration statement as Annex D-1).
10.4	Registration Rights Agreement, dated as of November 2, 2020, by and among Duddell Street Acquisition Corp., Duddell Street Holdings Limited and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 of DSAC’s Current Report on Form 8-K (File No. 001-39672), filed with the SEC on November 2, 2020).
10.5	Voting and Support Agreement, dated as of November 7, 2021, by and among Duddell Street Acquisition Corp., FiscalNote and certain Equityholders of FiscalNote Holdings, Inc. (incorporated by reference to Exhibit 10.3 of DSAC’s Current Report on Form 8-K (File No. 001-39672), filed with the SEC on November 8, 2021).
10.6	Sponsor Agreement, dated as of November 7, 2021, by and among Duddell Street Holdings Limited, FiscalNote Holdings, Inc., Duddell Street Acquisition Corp. and certain of its shareholders (incorporated by reference to Exhibit 10.1 of DSAC’s Current Report on Form 8-K (File No. 001-39672), filed with the SEC on November 8, 2021).
10.7*	Sponsor Warrants Purchase Agreement, dated as of October 18, 2021, by and among Duddell Street Acquisition Corp. and Duddell Street Holdings Limited.
10.8*	Form of Amended and Restated Registration Rights Agreement, by and among New FiscalNote, Duddell Street Holdings Limited and the Holders signatory thereto.
10.9*	Backstop Agreement, dated as of November 7, 2021 by and among Duddell Street Acquisition Corp. and certain funds affiliated with the Sponsor.
10.10+*	Form of FiscalNote Holdings, Inc. Performance-Based Restricted Stock Unit Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.

Exhibit	Description
10.11+*	Form of FiscalNote Holdings, Inc. Restricted Stock Unit Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.
10.12+*	Form of FiscalNote Holdings, Inc. Stock Option Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.
10.13+*	FiscalNote Holdings, Inc. Severance Plan, effective as of February 15, 2021, as amended.
10.14+*	FiscalNote Holdings, Inc. Change in Control Severance Plan, effective as of October 5, 2021.
10.15+*	Amendment No. 1 to FiscalNote Holdings, Inc. Change in Control Severance Plan, effective as of March 22, 2022.
10.16#‡*	Stock Purchase Agreement, dated as of December 28, 2021, by and among FiscalNote Holdings, Inc. and each of the stockholders of Aicel Technologies, Inc. who are signatories thereto.
10.17‡+*	Executive Compensation Plan, dated as of February 9, 2021, by and between FiscalNote Holdings, Inc. and Reed Fawell, IV.
10.18+*	Form of Employment Agreement between FiscalNote Holdings, Inc. and Timothy Hwang.
10.19+*	Form of Employment Agreement between FiscalNote Holdings, Inc. and Josh Resnik.
10.20*	Form of Termination Agreement (attached to the proxy statement/prospectus which forms part of this registration statement as Annex D-2)
10.21*	Debt Commitment Letter, dated May 9, 2022, by and among FiscalNote, Inc., Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACMASOF VIII SaaS FinCo LLC (attached to the proxy statement/prospectus which forms part of this registration statement as Annex H)
10.22*	First Amendment to the Backstop Agreement, dated as of May 9, 2022, by and among Duddell Street Acquisition Corp. and certain funds affiliated with the Sponsor.
23.1**	Consent of Marcum LLP.
23.2**	Consent of RSM US LLP.
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibits 5.1 and 8.1 hereto).
23.4*	Consent of Paul Hastings LLP (included in Exhibit 8.2 hereto).
23.5*	Consent of Fangda Partners (included in Exhibit 8.3 hereto).
23.6*	Consent of Fangda Partners (included in Exhibit 8.4 hereto).
24.1*	Power of Attorney (included on the signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1*	Form of Preliminary Proxy Card (attached to the proxy statement/prospectus which forms part of this registration statement as Annex I).
99.2*	Consent of Tim Hwang to be named as a director nominee.
99.3*	Consent of Gerald Yao to be named as a director nominee.
99.4*	Consent of Michael J. Callahan to be named as a director nominee.
99.5*	Consent of Key Compton to be named as a director nominee.
99.6*	Consent of Stanley McChrystal to be named as a director nominee.
99.7*	Consent of Keith Nilsson to be named as a director nominee.
99.8*	Consent of Anna Sedgley to be named as a director nominee.
99.9*	Consent of Brandon Sweeney to be named as a director nominee.
99.10*	Consent of Conrad Yiu to be named as a director nominee.
99.11*	Consent of Manoj Jain to be named as a director nominee.
107*	Calculation of Filing Fee Table

†
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡
Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.

+
Indicates a management contract of compensatory plan.

*
Previously filed.

**
Filed herewith.

***
To be filed by amendment.

Item 22.    Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 27th day of June, 2022.
DUDDELL STREET ACQUISITION CORP.
By: /s/ Allan Finnerty Name: Allan Finnerty Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Manoj Jain Manoj Jain	Chief Executive Officer (Principal Executive Officer)	June 27, 2022
/s/ Allan Finnerty Allan Finnerty	Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2022
* Marc Holtzman	Director	June 27, 2022
* Bradford Allen	Director	June 27, 2022
By: /s/ Manoj Jain* Manoj Jain	Attorney-in-fact	June 27, 2022